Form 10-K, Exhibit 13
period 1997-12-31
HOPFED BANCORP INC
filed 1998-04-15
CIK 1041550

                                                                      EXHIBIT 13

                             HOPFED BANCORP, INC.



                                    [LOGO]



                                 ANNUAL REPORT



                                     1997

HOPFED BANCORP, INC.
--------------------------------------------------------------------------------

HopFed Bancorp, Inc., a Delaware corporation (the "Company"), was organized by Hopkinsville Federal Savings Bank (the "Bank") for the purpose of serving as the holding company of the Bank. On February 6, 1998, the Bank converted from mutual to stock form as a wholly owned subsidiary of the Company. In conjunction with the conversion, the Company issued and sold 4,033,625 shares of its common stock (the "Common Stock") at a price of $10.00 per share (the "Purchase Price"). Accordingly, the financial statements and related data in this report as of December 31, 1997 relate to the Bank.

The Company is classified as a unitary savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS") of the Department of the Treasury. The primary activity of the Company is overseeing the business of the Bank and investing the portion of the net proceeds retained by it from the sale of Common Stock.

The Bank is a federal stock savings bank headquartered in Hopkinsville, Kentucky, with branch offices in Hopkinsville, Murray, Cadiz and Elkton, Kentucky. The Bank was incorporated in 1879 as a Kentucky chartered building and loan association. In 1940, the Bank converted to a federal charter and obtained federal insurance of accounts. In 1983, the Bank became a federal mutual savings bank and adopted its current corporate title. The business of the Bank primarily consists of attracting deposits from the general public and investing such deposits in loans secured by one-to-four residential properties.

The executive offices of the Company and the Bank are located at 2700 Fort Campbell Boulevard, Hopkinsville, Kentucky 42240. The telephone number is (502) 885-1171.

MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

MARKET FOR THE COMMON STOCK

Since February 9, 1998, the Common Stock has been quoted on the Nasdaq Stock Market under the symbol "HFBC." As of March 31, 1998, there were approximately 1,900 stockholders of record, excluding beneficial owners in nominee or street name.

DIVIDEND POLICY

The Company currently intends, subject to the factors noted below, to declare and pay quarterly dividends commencing after the first full calendar quarter following completion of the conversion (i.e., after June 30, 1998). It is currently anticipated that the annual amount of such dividend will be equal to approximately 3% of the Purchase Price (which is equal to a quarterly dividend of $0.075 per share). Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, the Bank's regulatory capital requirements, tax considerations, economic conditions, regulatory restrictions, other factors, and there can be no assurance that dividends will be paid, or if paid, will continue to be paid in the future. The payment of dividends by the Company will depend in large part upon the Company's earnings on the proceeds from the conversion and the receipt of dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends.


TABLE OF CONTENTS

--------------------------------------------------------------------------------

Hopfed Bancorp, Inc................................Inside Front Cover
Market and Dividend Information....................Inside Front Cover
Letter to Stockholders..............................................1
Selected Financial Information And Other Data.......................2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.....................4
Financial Statements...............................................18
Corporate Information..............................Inside Back Cover

                            LETTER TO STOCKHOLDERS

--------------------------------------------------------------------------------

To Our Stockholders,

     Following an overwhelming positive response to our stock offering, we are pleased to present this first Annual Report of HopFed Bancorp, Inc.

     1997 was an important year in the history of Hopkinsville Federal Savings Bank! After serving the local area for 118 years as a mutual institution, the Board of Directors chose to convert to a stock savings bank. In May 1997, HopFed Bancorp, Inc. was formed to be a publicly-held holding company for Hopkinsville Federal Savings Bank. A total of 4,033,625 shares of common stock of HopFed Bancorp, Inc. were sold in February 1998 at a purchase price of $10.00 per share.

     Financial results for 1997 were as a mutual institution, as the stock conversion was completed on February 6, 1998. The Bank experienced a profitable year, earning $2.0 million, which was a return on average assets of 0.93% and a return on average equity of 11.13%. In 1997, loans receivable, net increased to $103.5 million, compared to $95.5 million in 1996.

     Asset quality is important to your Board of Directors and Management. The Bank continues to maintain high underwriting and investment standards. No loans were charged off in 1997.

     In 1997, the Bank continued its revised business strategy of repricing its deposit liabilities so that its interest rates are more consistent with the rates offered by other financial institutions in its market area. The Bank also continued to emphasize the ongoing shift of funds from investments in mortgage-backed and other securities to adjustable-rate mortgage loans depending upon loan demand in the Bank's market area.

     As a result of the Bank's business strategy, the Bank's interest rate spread increased to 1.93% for the year ended December 31, 1997, from 1.35% and 0.84% for the years ended December 31, 1996 and 1995, respectively.

     The Directors, Management and Employees of HopFed Bancorp, Inc. are looking forward to our first year as a stock company and the opportunity to serve our community as a locally owned financial institution. We are committed to meeting the challenges of the financial services industry while maintaining our tradition of first class service to our customers. Thank you for your trust and support as we move forward to a new and exciting era in the history of your Company.

                                    Sincerely,



                                    Bruce Thomas
                                    President and Chief Executive Officer

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA
--------------------------------------------------------------------------------

     The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Financial Statements and accompanying Notes appearing elsewhere in this Report.


Financial Condition and
   Other Data                                                                            At December 31,
                                         ------------------------------------------------------------------------------------------
                                                  1997              1996             1995                1994            1993
                                                  ----              ----             ----                ----            ----
Total amount of:                                                            (Dollars in thousands)
   Assets.............................   $      343,995      $     204,398    $     212,598        $     202,128  $     188,826
   Loans receivable, net..............          103,470             95,496           84,755               78,527         67,804
   Cash and due from banks............            1,264              1,452            1,303                1,578          1,106
    Time deposits and
       interest-bearing deposits
       in FHLB  ...................               5,945              2,000           12,550               38,200         24,425
   Federal funds sold.................          151,095                500            7,948                1,330         10,465
   Securities available for sale......           26,699              5,125            4,053                2,955          2,859
    Securities held to maturity:
      FHLB securities ................           31,988             77,962           80,990               63,002         64,982
      Mortgage-backed securities......           19,578             17,984           17,563               13,343         15,124
   Deposits...........................          320,633            183,827          194,775              185,699        173,184
   FHLB advances......................               --              1,317               --                   --             --
   Total equity.......................           19,936             16,824           16,002               14,930         14,337

-----------------------------------------------------------------------------------------------------------------------------------
Number of:
   Real estate loans outstanding                  2,198              2,151            2,074                2,026          1,932
   Deposit accounts.................             21,277             23,778           25,473               24,648         24,492
   Offices open.....................                  5                  5                5                    5              5


Operating Data                                                           Year Ended December 31,
                                        ------------------------------------------------------------------------------------------
                                                1997             1996               1995             1994                1993
                                                ----             ----               ----             ----                ----
                                                                             (In thousands)
Interest income.....................    $     14,311      $     13,220        $    12,472       $    10,434      $      10,573
Interest expense....................           9,350             9,757             10,009             7,740              7,449
                                        ------------      ------------        -----------       -----------      -------------
Net interest income before
   provision  for loan losses.......           4,961             3,463              2,463             2,694              3,124
Provision for loan losses...........              20               100                 --                --                 --
                                        ------------      ------------        -----------       -----------      -------------
Net interest income.................           4,941             3,363              2,463             2,694              3,124
Non-interest income.................             528               590                398               512                596
Non-interest expense................           2,408             3,674(1)           2,246             2,339              2,226
                                        ------------      ------------        -----------       -----------      -------------
Income before income taxes..........           3,061               279                615               867              1,494
Provision for income taxes..........           1,038                84                203               287                502
                                        ------------      ------------        -----------       -----------      -------------
Net income..........................    $      2,023      $       195 (1)     $       412       $       580      $         992
                                        ============      ============        ===========       ===========      =============

--------------------
(1) Includes payment to the SAIF of a one-time deposit insurance special assessment of $1.2 million ($812,000 net of tax) pursuant to legislation enacted to recapitalize the Savings Association Insurance Fund ("SAIF"). See Note 13 of Notes to Financial Statements.

Selected Quarterly Information (Unaudited)

                                                         First                 Second               Third             Fourth
                                                        Quarter               Quarter              Quarter            Quarter
                                                    -----------------     ----------------      ---------------    --------------
                                                                                     (In thousands)
Year Ended December 31, 1996:
    Interest income                                 $       3,234         $       3,330         $      3,341       $      3,315
    Net interest income after provision for losses
        on loans                                              673                   839                  920                931
    Noninterest income                                        125                   193                  147                125
    Noninterest expense                                       578                   585                1,838                673
    Net income (loss)                                         148                   297                 (506)               256

Year Ended December 31, 1997:
    Interest income                                 $       3,271         $       3,372         $      3,368       $      4,300
    Net interest income after provision for losses
        on loans                                            1,030                 1,177                1,147              1,587
    Noninterest income                                        125                   145                  134                124
    Noninterest expense                                       616                   547                  562                683
    Net income                                                358                   512                  477                676

Key Operating Ratios

                                                                                           At or for the Year Ended
                                                                                                  December 31,
                                                                        -----------------------------------------------------------
                                                                               1997                1996                 1995
                                                                               ----                ----                 ----
Performance Ratios
   Return on average assets (net income divided by average
     total assets)..................................................           0.93%            0.09% (1)              0.20%
   Return on average equity (net income divided by
     average total equity)..........................................          11.13%            1.19% (1)              2.64%
   Interest rate spread (combined weighted average interest rate
     earned less combined weighted average interest rate cost)......           1.93%            1.35%                  0.84%
   Ratio of average interest-earning assets to average
     interest-bearing liabilities...................................         109.17%          107.29%                107.36%
   Ratio of non-interest expense to average total assets............           1.10%            1.76%                  1.07%
   Ratio of net interest income after provision
     for loan losses to non-interest expense........................         205.19%           91.54%                109.66%
   Efficiency ratio (noninterest expense divided by sum of net
     interest income plus noninterest income).......................          44.03%           92.94%                 78.50%

Asset Quality Ratios
   Nonperforming assets to total assets at end of period............           0.05%            0.13%                  0.06%
   Nonperforming loans to total loans at end of period..............           0.16%            0.28%                  0.16%
   Allowance for loan losses to total loans at end of period........           0.23%            0.23%                  0.14%
   Allowance for loan losses to nonperforming loans at
     end of period..................................................         145.40%           81.58%                 91.04%
   Provision for loan losses to total loans receivable, net.........           0.02%            0.10%                N/A (2)
   Net charge-offs to average loans outstanding.....................          N/A(2)           0.005%                N/A (2)

Capital Ratios
   Total equity to total assets at end of period....................           5.80%            8.23%                  7.53%
   Average total equity to average assets...........................           8.33%            7.82%                  7.41%

-------------------
 (1) Includes the effect of the payment of the Bank in 1996 of a one-time deposit insurance special assessment of $1.2 million to the SAIF. Excluding the effect of the SAIF assessment, the Bank's return on average assets would have been 0.48% and its return on average equity would have been 6.15%.

(2) Ratio is not applicable because the Bank did not have any provision for loan losses or net charge-offs for this period.

Regulatory Capital Ratios                                                   December 31, 1997
                                                                     --------------------------------
                                                                         (Dollars in thousands)
   Tangible capital...............................................   $    16,613            4.88%
    Less:  Tangible capital requirement...........................         5,110            1.50%
                                                                     -----------        --------
     Excess.......................................................   $    11,503            3.38%
                                                                     ===========        ========

   Core capital...................................................   $    16,613            4.88%
   Less:   Core capital requirement...............................        10,221            3.00
                                                                     -----------        --------
     Excess.......................................................   $     6,392            1.88%
                                                                     ===========        ========

   Total risk-based capital.......................................   $    16,850           16.50%
   Less:  Risk-based capital requirement..........................         8,172            8.00
                                                                     -----------        --------
     Excess.......................................................   $     8,678            8.50%
                                                                     ===========        ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL

      The Company has only recently been formed and, accordingly, had no results of operations at December 31, 1997. As a result, this discussion relates to the financial condition and results of operations of the Bank. The principal business of the Bank consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Bank's loan portfolio consists primarily of loans secured by residential real estate located in its market area.

     The Bank has historically been profitable. For the year ended December 31, 1997, the Bank recorded net income of $2.0 million, a return on average assets of 0.93% and a return on average equity of 11.13%. For the year ended December 31, 1996, the Bank recorded net income of $195,000, a return on average assets of 0.09% and a return on average equity of 1.19%. In 1996, the Bank paid the Federal Deposit Insurance Corporation ("FDIC") a special assessment of $1.2 million before taxes ($812,000 net of tax) to recapitalize the SAIF. Excluding the effect of this one-time assessment in 1996, the Bank would have recorded net income of $1,007,000, a return on average assets of 0.48% and a return on average equity of 6.15%.

     The Bank's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolios and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Bank's net income also is affected by the level of non-interest expenses such as compensation and employee benefits and FDIC insurance premiums.

     The operations of the Bank and the entire thrift industry are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Bank's market area.

CURRENT BUSINESS STRATEGY

     Until 1996, the Bank's primary focus was on asset growth by attracting deposits. The Bank determined that deposits were the most suitable source of funding for the Bank because of their relative stability and the opportunity for the Bank to offer other income-producing products to its depositors. To attract deposits, the Bank offered rates on accounts that were at or above then-prevailing rates in its market area. As a result of this practice, the Bank's total assets increased each year until it reached $212.6 million at December 31, 1995. This strategy substantially increased the Bank's interest expense and reduced profitability.

     The Bank, however, was unable to deploy the significant amount of funds generated by this strategy solely through loan originations in its market area, as reflected in the Bank's loan-to-deposit ratio of 43.5% at December 31, 1995. As a result, the Bank invested these funds in securities, primarily U.S. government and agency securities and mortgage-backed securities. See "-- Asset/Liability Management." The yields on these investments were significantly less than the yields obtained by the Bank on its loan portfolio. The combined lower weighted average yield on the Bank's interest-earning assets, when reduced by the relatively high cost of the Bank's deposits due to the Bank's former deposit pricing strategy, tended to depress the Bank's overall profitability.

     For the year ended December 31, 1995, the Bank's interest rate spread was 0.84%. Although the Bank has been profitable in each of the past five years, the reduced net yield was reflected in the Bank's return on average assets, which was 0.20% for the year ended December 31, 1995. See "Selected Financial Information and Other Data."

     In 1996, the Bank revised its business strategy to emphasize increased profitability over asset growth by attracting deposits on a less aggressive basis through a reduction in overall deposit rates. This reduction caused a deposit run-off during 1996 of approximately $10.9 million in higher-costing deposits. This run-off contributed to a reduction in the Bank's total assets to $204.4 million at December 31, 1996 from $212.6 million at December 31, 1995. Deposits as a percentage of average assets decreased from 92.4% at December 31, 1995, to 87.8% at December 31, 1996. Deposits as a percentage of average assets were 147.0% at December 31, 1997, primarily as a result of subscriptions for Common Stock in the conversion. In addition, the Bank continued its emphasis on the origination of adjustable rate loans in its market area. In 1996, average loans increased $9.9 million, or 12.0%, from the 1995 average. In 1997, average loans increased $7.1 million, or 7.7%, from the 1996 average. Despite the Bank's reduced emphasis on deposit-gathering, the Bank remains well positioned to meet its liquidity needs.

     As a result of the Bank's revised business strategy, the Bank's interest rate spread increased to 1.93% for the year ended December 31, 1997 and 1.35% for the year ended December 31, 1996, compared to 0.84% for the year ended December 31, 1995. During 1996, the Bank was required to pay a one-time deposit insurance assessment of $1.2 million ($812,000 net of taxes) to the FDIC`. See
Note 13 of Notes to Financial Statements. This special assessment was imposed on all SAIF-insured financial institutions in September 1996. Including this special SAIF assessment, the Bank's net income, return on average assets and return on average equity for 1996 were $195,000, 0.09%, and 1.19%, respectively. Excluding the after-tax effect of this one-time assessment, the Bank's 1996 net income, return on average assets and return on average equity would have been $1,007,000, 0.48% and 6.15%, respectively, as compared to the Bank's 1995 net income, return on average assets and return on average equity of $412,000, 0.20% and 2.64%, respectively.

     The Bank's profitability in the year ended December 31, 1997 also was primarily attributable to its current business strategy. The Bank's net income, return on average assets and return on average equity were $2.0 million, 0.93% and 11.13%, respectively, for the year ended December 31, 1997. See "Selected Financial Information and Other Data."

     The Bank intends to continue to implement its revised business strategy by further reducing its cost of deposits while continuing to emphasize mortgage loans and diversifying its lending practice. However, the results to date which are attributable to the Bank's current business strategy are not necessarily indicative of future results.

ASSET/LIABILITY MANAGEMENT

     Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Bank has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 1997, approximately $13.8 million of the one-to-four family residential loans originated by the Bank (comprising 94.5% of such loans) had adjustable rates.

     As discussed above, the Bank has used excess funds to invest in U.S. government and agency securities and mortgage-backed securities. Such investments have been made in order to manage interest rate risk, as well as to diversify the Bank's assets, manage cash flow, obtain yields and maintain the minimum levels of qualified and liquid assets required by regulatory authorities.

     The U.S. government and agency securities consist of notes issued by the FHLB System and other government agencies. The securities generally are purchased for a term of five years or less, and are fixed-term, fixed rate securities, callable securities or securities which provide for interest rates to increase at specified intervals to pre-established rates, and thus improve the spread between the Bank's cost of funds and yield on investments. At December 31, 1997, approximately $5.0 million of the securities were due in one year or less and approximately $40.0 million were due in one to five years. However, at December 31, 1997, approximately $41.0 million of the securities had call provisions which authorize the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 1997, the Bank held approximately $36.0 million of securities which are callable prior to December 31, 1998. The Bank currently anticipates that it would seek to reinvest any funds available from a prepayment into those U.S. government and agency securities or mortgage-backed securities which the Bank believes to be the most appropriate investments at that time, assuming lending opportunities are not then available. Notwithstanding their call feature, the Bank believes that it has benefited from its investments in callable securities, which have improved its portfolio yield over alternative fixed yield, fixed maturity investments.

     Mortgage-backed securities entitle the Bank to receive a pro rata portion of the cash flow from an identified pool of mortgages. Although mortgage-backed securities generally offer lesser yields than the loans for which they are exchanged, mortgage-backed securities present lower credit risk by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Bank. Further, since they are primarily adjustable rate, mortgage-backed securities are helpful in limiting the Bank's interest rate risk. For more information regarding the Bank's investment securities, see Note 2 of Notes to Financial Statements.

INTEREST RATE SENSITIVITY ANALYSIS

     The Bank's profitability is affected by fluctuations in interest rates.   A
sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities do not change at the same speed, to the same extent or on the same basis. As part of its effort to manage interest rate risk, the Bank monitors its net portfolio value ("NPV"), a methodology adopted by the OTS to assist the Bank in assessing interest rate risk.

     Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and other assets and outgoing cash flows on interest-bearing liabilities and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals .01%) change in market rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered.

     The following table presents the Bank's NPV at December 31, 1997, as calculated by the OTS, based on information provided to the OTS by the Bank.



                                      Net Portfolio Value                                       NPV as % of PV of Assets
 Change         ----------------------------------------------------------------      ----------------------------------------------
In Rates            $ Amount              $ Change                % Change                 NPV Ratio                  Change
--------            --------              --------                --------                 ---------                  ------
                                    (Dollars in thousands)
+400 bp         $      43,408         $      6,503                   +18%                    12.86%                   +221 bp
+300 bp                42,807                5,901                   +16%                    12.57%                   +192 bp
+200 bp                41,633                4,727                   +13%                    12.13%                   +148 bp
+100 bp                39,699                2,794                    +8%                    11.50%                    +85 bp
   0 bp                36,905                                                                10.65%
-100 bp                34,137               -2,768                    -8%                     9.81%                    -84 bp
-200 bp                32,026               -4,879                   -13%                     9.14%                   -151 bp
-300 bp                29,793               -7,112                   -19%                     8.44%                   -221 bp
-400 bp                27,520               -9,386                   -25%                     7.73%                   -292 bp


            Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

Pre-Shock NPV Ratio:  NPV as % of PV of Assets.....................    10.65%
Exposure Measure:  Post-Shock NPV Ratio............................     9.14%
Sensitivity Measure:  Change in NPV Ratio..........................   -151 bp


       The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. The computations do not contemplate any actions the Bank could undertake in response to changes in interest rates.

       The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1997, the Bank had a positive one-year interest rate sensitivity gap of 7.92% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

       The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997 which are expected to mature or reprice in each of the time periods shown.

                                                        Over One       Over Five        Over Ten
                                       One Year or    Through Five    Through Ten       Through           Over Fifteen
                                           Less           Years          Years         Fifteen Years         Years           Total
                                       -----------    ------------    -----------     --------------      ------------       -----
                                                                            (Dollars in thousands)
Interest-earning assets:
   Loans:
      One-to-four family.............  $     72,758  $        --     $     2,021       $     8,450      $        --     $   83,229
      Multi-family residential.......         2,359           --              --                --               --          2,359
      Construction...................         5,166           --              --                --               --          5,166
      Non-residential................        7, 593           --              --                --               --          7,593
      Secured by deposits............         3,081           --              --                --               --          3,081
      Other consumer.................           664        3,242             392                --               --          4,298
   Time deposits and interest
   bearing deposits in FHLB..........         5,945           --              --                --               --          5,945
   Federal funds sold................       151,095           --              --                --               --        151,095
   Securities........................        46,898        5,000              --                --               --         51,898
   Mortgage-backed securities........        18,532        2,500           4,278                66              991         26,367
                                       ------------  -----------     -----------       -----------      -----------      ---------
      Total..........................  $    314,091  $    10,742     $     6,691       $     8,516      $       991      $ 341,031
                                       ------------  -----------     -----------       -----------      -----------      ---------
Interest-bearing liabilities:
   Deposits..........................  $    287,077  $    33,556             --                 --               --      $ 320,633
                                       ------------  -----------     -----------       -----------      -----------      ---------

Interest sensitivity gap.............  $     27,014  $   (22,814)    $    6,691        $     8,516      $       991      $  20,398
                                       ============  ============    ===========       ===========      ===========      =========
Cumulative interest sensitivity
   gap...............................  $     27,014  $     4,200     $    10,891       $    19,407         $ 20,398      $  20,398
                                       ============  ===========     ===========       ===========      ===========      =========
Ratio of interest-earning assets to
   interest-bearing liabilities......       109.41%        32.01%           N/A              N/A              N/A           106.36%
                                       ============  ===========     ===========       ===========      ===========      =========
Ratio of cumulative gap to
   total interest-earning assets.....         7.92%         1.23%           3.19%             5.69%            5.98%          5.98%
                                       ============  ===========     ===========       ===========      ===========      =========

      The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturities, except for adjustable rate loans which are classified based upon their next repricing date. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and that other deposits are withdrawn or repriced within one year. Management of the Bank does not believe that these assumptions will be materially different from the Bank's actual experience. However, the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

      The retention of adjustable-rate mortgage loans in the Bank's portfolio helps reduce the Bank's exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to borrowers as a result of repricing adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest costs to the borrowers.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

      The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

        The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.


                                                                            At December 31, 1997
                                                            -----------------------------------------------
                                                                                               Weighted
                                                              Average Balance             Average Yield/Cost
                                                              ---------------             ------------------
                                                                          (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net.......................              $      103,470                         7.78%
   Securities available for sale...............                      26,699                         5.17%
   Securities held to maturity.................                      51,566                         6.03%
   Time deposits and other interest-
       bearing cash deposits...................                     157,040                         5.45%
                                                             --------------
      Total interest-earning assets............                     338,775                         6.23%
                                                                                               ----------
Non-interest-earning assets....................                       5,220
                                                             --------------
   Total assets................................              $      343,995
                                                             ==============
Interest-bearing liabilities:
   Deposits....................................              $      320,633                         4.80%
   Borrowings..................................                          --                           --%
                                                             --------------
   Total interest-bearing
      liabilities..............................                     320,633                         4.80%
Non-interest-bearing liabilities...............                       3,426                    ----------
                                                             --------------
      Total liabilities........................                     324,059
Retained earnings..............................                      16,613
Unrealized gain on securities available for sale
                                                             $        3,323
                                                             --------------
      Total liabilities and retained
        earnings...............................              $      343,995
                                                             ==============

Net interest income............................
Interest rate spread...........................                                                     1.43%
                                                                                               ---------
Net yield on interest-earning assets...........
Ratio of interest-earning assets
   interest-bearing liabilities................                                                   105.66%
                                                                                               =========

                                                   (Continued on following page)

                                       Year Ended December 31,
                                 -------------------------------------
                                                 1997
                                 -------------------------------------
                                     Average               Average
                                     Balance   Interest   Yield/Cost
                                     -------   --------   ----------

                                        (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net.......    $  99,126   $  7,607     7.67%
   Securities available for sale      11,405        412     3.61%
   Securities held to maturity        75,307      4,706     6.25%
   Time deposits and other
      interest-bearing cash
      deposits.................       27,233      1,586     5.82%
                                   ---------   --------
      Total interest-earning
        assets.................      213,071     14,311     6.72%
                                               --------   ------
Non-interest-earning assets....        5,119
                                   ---------
   Total assets................     $218,190
                                   =========
Interest-bearing liabilities:
   Deposits...................     $ 195,019   $  9,341     4.79%
   Borrowings.................           161          9     5.59%
                                   ---------   --------
      Total interest-bearing
        liabilities...........       195,180      9,350     4.79%
                                               --------   ------
Non-interest-bearing liabilities       4,829
                                   ---------
      Total liabilities.......       200,009
Retained earnings.............        15,510
Unrealized gain on securities
   available for sale.........         2,671
                                   ---------

      Total liabilities and
        retained earnings.....    $  218,190
                                   =========

Net interest income...........                 $  4,961
                                               ========
Interest rate spread..........                              1.93%
Net yield on interest-earning                             =======

   Assets.....................                              2.33%
                                                          =======
Ratio of average interest-earning
   assets to average interest-
   bearing liabilities........                            109.17%
                                                          =======

                                                                 Year Ended December 31,
                                  -----------------------------------------------------------------------------------
                                                     1996                                      1995
                                  ---------------------------------------     ---------------------------------------
                                       Average                  Average         Average                   Average
                                       Balance    Interest    Yield/Cost        Balance     Interest     Yield/Cost
                                       -------    --------    ----------        -------     --------     ----------
                                                               (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net.......    $   92,066   $    6,824        7.41%     $   82,212   $   5,840         7.10%
   Securities available for sale        4,372          151        3.45%          3,641         135         3.71%
   Securities held to maturity         98,139        5,624        5.73%         85,149       4,364         5.13%
   Time deposits and other
      interest-bearing cash
      deposits.................         9,459          621        6.57%         35,510       2,133         6.01%
                                   ----------    ---------                   ---------     -------
      Total interest-earning
        assets.................       204,036       13,220        6.48%        206,512      12,472         6.04%
                                                 ---------     -------                     -------       ------
Non-interest-earning assets....         5,310                                    4,206
                                   ----------                                ---------
   Total assets................     $ 209,346                               $  210,718
                                   ==========                                =========
Interest-bearing liabilities:
   Deposits...................      $ 189,837   $    9,732        5.13%      $  192,352  $  10,009         5.20%
   Borrowings.................            329           25        7.59%              --         --           --
                                   ----------    ---------                   ----------  ---------
      Total interest-bearing
        liabilities...........        190,166        9,757        5.13%         192,352     10,009         5.20%
                                                 ---------    --------                   ---------       ------
Non-interest-bearing liabilities        2,816                                     2,758
                                   ----------                                ----------
      Total liabilities.......        192,982                                   195,110
Retained earnings.............         14,578                                    14,249
Unrealized gain on securities
   available for sale.........          1,786                                     1,359
                                   ----------                                ----------
      Total liabilities and
        retained earnings.....      $ 209,346                                $  210,718
                                   ==========                                ==========
Net interest income...........                  $    3,463                               $   2,463
                                                ==========                               =========
Interest rate spread..........                                   1.35%                                    0.84%
                                                              =======                                  =======
Net yield on interest-earning
   Assets.....................                                   1.70%                                    1.19%
                                                              =======                                  =======
Ratio of average
interest-earning
   assets to average interest-
   bearing liabilities........                                 107.29%                                  107.36%
                                                              =======                                  =======

Rate Volume Analysis

           The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume from year to year multiplied by the average rate for the prior year) and (ii) change in rate (changes in the average rate from year to year multiplied by the prior year's volume).

                                                              Year Ended December 31,
                                   ------------------------------------------------------------------------------
                                             1997 vs. 1996                            1996 vs. 1995
                                   -----------------------------------    ---------------------------------------
                                        Increase                                 Increase
                                    (Decrease) due to                        (Decrease) due to
                                   --------------------                   ------------------------
                                                            Total                                      Total
                                                          Increase                                   Increase
                                     Rate     Volume     (Decrease)          Rate       Volume      (Decrease)
                                     ----     ------     ----------          ----       ------      ----------
                                                              (Dollars in thousands)
Interest-earning assets:
   Loans receivable........        $   260   $    523   $    783          $   284     $    700        $    984
   Securities available for
      sale.................             18        243        261             (11)           27              16
   Securities held to
      maturity.............            390     (1,308)      (918)             594          666           1,260
   Other interest-earning
      assets...............           (203)     1,168        965               53       (1,565)         (1,512)
                                   -------   --------   --------          -------     ---------       --------
      Total interest-
        earning assets.....        $   465   $    626   $  1,091          $   920     $   (172)       $    748
                                   -------   --------   --------          -------     ---------       --------
Interest-bearing liabilities:
   Deposits................        $ (657)   $    266   $   (391)         $  (146)    $   (131)       $   (277)
   Borrowings..............             --        (16)       (16)              --           25              25
                                   -------   --------   --------          -------     ---------       --------
      Total interest-
        bearing liabilities        $ (657)   $    250   $   (407)         $  (146)    $   (106)       $   (252)
                                   -------   --------   --------          -------     ---------       --------
Increase (decrease) in net
   Interest income.........        $ 1,122   $    376   $  1,498          $ 1,066     $   (66)        $  1,000
                                   =======   ========   ========          =======     =========       ========


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

  The Bank's total assets increased by $139.6 million, from $204.4 million at December 31, 1996 to $344.0 million at December 31,1997. Federal funds sold increased from $500,000 at December 31, 1996 to $151.1 million at December 31, 1997, primarily due to funds received in connection with the conversion. Securities held to maturity declined $44.4 million due to various issues maturing. A portion of such funds was reinvested in securities available for sale, which increased $21.6 million.

  In 1997 the Bank continued to price its deposits less aggressively in an effort to reduce its overall cost of funds. At December 31, 1997 deposits increased to $320.6 million from $183.8 million at December 31, 1996, a net increase of $136.8 million, primarily as a result of subscriptions for the Common Stock in the conversion. The Bank's average cost of deposits for the year ended December 31, 1997 was 4.79%, compared to 5.13% for the year ended December 31, 1996. Management intends to continually evaluate the investment alternatives available to the Bank's customers, and adjusts the pricing on its deposit products to more actively manage its funding costs while remaining competitive in its market area.

   The Bank's loan portfolio increased by $8.0 million during the year ended December 31, 1997. Net loans totaled $103.5 million and $95.5 million at December 31, 1997 and December 31, 1996, respectively. The increase in the loan activity during the year ended December 31, 1997 was due to the Bank's efforts to increase its loan originations using funds currently held in investment securities. For the year ended December 31, 1997, the Bank's average yield on loans was 7.67%, compared to 7.41% for the year ended December 31, 1996.

   At December 31, 1997, the Bank's investments classified as "held to maturity" were carried at amortized cost of $51.6 million and had an estimated fair market value of $52.0 million, and its securities classified as "available for sale" had an estimated fair market value of $26.7 million, including Federal Home Loan Mortgage Corporation ("FHLMC") stock with an estimated fair market value of $5.2 million. See Note 2 of Notes to Financial Statements.

  The allowance for loan losses totaled $237,000 at December 31, 1997, an increase of $20,000 from the allowance of $217,000 at December 31, 1996. The ratio of the allowance for loan losses to loans was 0.23% at each of December 31, 1997 and 1996. Also at December 31, 1997, the Bank's non-performing loans were $163,000, or 0.16% of total loans, compared to $266,000, or 0.28% of total loans, at December 31, 1996, and the Bank's ratio of allowance for loan losses to non-performing loans at December 31, 1997 and December 31, 1996 was 145.50% and 81.58%, respectively. The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis. Various factors are considered, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Bank has had minimal losses on loans in prior years. See Note 3 of Notes to Financial Statements.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

  The Bank's total assets decreased by $8.2 million, or 3.9%, from $212.6 million at December 31, 1995 to $204.4 million at December 31, 1996, primarily as a result of a reduction in cash and maturing investments to fund deposit withdrawals. At December 31, 1996, deposits decreased to $183.8 million from $194.8 million at December 31, 1995, a net decrease of $11.0 million, or 5.6%. To reduce its overall cost of funds, the Bank began to price deposits less aggressively in 1996. The Bank's average cost of deposits for the year ended December 31, 1996 was 5.13%, compared to 5.20% for the year ended December 31, 1995.

  The Bank's loan portfolio increased by $10.7 million, or 12.7%, during the year ended December 31, 1996. Net loans totaled $95.5 million and $84.8 million at December 31, 1996 and 1995, respectively. The increase in the loan activity during the year ended December 31, 1996 was primarily due to the Bank's efforts to expand its loan originations and reduce the proportion of its interest-earning assets not invested in loans. For the year ended December 31, 1996, the Bank's average yield on loans was 7.41%, compared to 7.10% for the year ended December 31, 1995.

  At December 31, 1996, the Bank's investment portfolio included mortgage-backed and U.S. government and agency securities classified as "held to maturity" carried at amortized cost of $95.9 million and an estimated fair market value of $95.8 million and equity securities classified as "available for sale" with an estimated fair market value of $5.1 million, including FHLMC stock with a fair market value of $3.5 million.

  As part of the Bank's strategy to focus on profitability and loan growth, the Bank funded the increase in its loan portfolio internally by reducing its time deposits with other financial institutions from $7.0 million at December 31, 1995, to $2.0 million at December 31, 1996, reduced Federal funds sold from $7.9 million at December 31, 1995, to $500,000 at December 31, 1996, and eliminating interest-bearing deposits in the FHLB, which were $5.6 million at December 31, 1995.

  The allowance for loan losses totaled $217,000 at December 31, 1996, compared to $122,000 at December 31, 1995. As of those dates, the Bank's non-performing loans were $266,000 and $134,000, respectively, or 0.28% and 0.16% of total loans, respectively. At December 31, 1996, the ratio of the allowance for loan losses to loans was 0.23%, compared to 0.14% at December 31, 1995. The increase in the ratio was primarily attributable to a $100,000 provision for loan losses for the year ended December 31, 1996, as a result of the increase in the loan portfolio.

  Premises and equipment, net, remained unchanged at $2.3 million at December 31, 1996 and 1995. Land increased from $496,000 at December 31, 1995 to $571,000 at December 31, 1996, due to the Bank's purchase of a real estate lot in Cadiz, Kentucky, for $75,000 in July 1996. The Bank intends to relocate its Cadiz branch office to a building that will be constructed on the lot. See Note 4 of Notes to Financial Statements.

  The Bank's other assets increased $227,000 to $255,000 at December 31, 1996 from $28,000 at December 31, 1995 principally due to a $248,000 increase in the Bank's prepaid federal income taxes in 1996. The prepayment arose from the Bank's payments of its estimated tax payments during the first three quarters of 1996, which had been computed based upon taxable income without including the tax effect of the tax deduction that arose in the fourth quarter of 1996 because the Bank's one-time SAIF assessment in that quarter.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

  NET INCOME. The Bank's net income for the year ended December 31, 1997 was $2.0 million compared to $195,000 for the year ended December 31, 1996. The increase in net earnings for the year resulted primarily from an improvement in the Bank's net yield on interest-earning assets and a decrease in the Bank's SAIF insurance premiums, offset in part by an increase in income taxes.

  NET INTEREST INCOME. Net interest income for the year ended December 31, 1997 was $5.0 million, compared to $3.5 million for the year ended December 31, 1996. The increase in net interest income for the year ended December 31, 1997 was primarily due to a lower cost of funds and a higher yield on interest-earning assets. For the year ended December 31, 1997, the Bank's average yield on total interest-earning assets was 6.72%, compared to 6.48% for the year ended December 31, 1996 and its average cost of interest-bearing liabilities was 4.79%, compared to 5.13% for the year ended December 31, 1996. As a result, the Bank's interest rate spread for the year ended December 31, 1997 was 1.93%, compared to 1.35% for the year ended December 31, 1996 and its net yield on interest-earning assets was 2.33% for the year ended December 31, 1997, compared to 1.70% for the year ended December 31, 1996.

  INTEREST INCOME. Interest income increased by $1.1 million from $13.2 million to $14.3 million, or by 8.3%, during the year ended December, 1997 compared to 1996. This increase primarily resulted from a continued strategic shift from investment securities to higher-yielding loans. The average balance of securities held to maturity declined $22.8 million, from $98.1 million at December 31, 1996, to $75.3 million at December 31, 1997. Average time deposits and other interest-bearing cash deposits increased $17.7 million, from $9.5 million at December 31, 1996 to $27.2 million at December 31, 1997. Overall, average total interest-earning assets increased $8.9 million from December 31, 1996 to December 31, 1997. The strategic repositioning of the balance sheet into higher-yielding assets resulted in an increase in the average yield on interest-earning assets from 6.48% at December 31, 1996, to 6.72% at December 31, 1997. In addition, the ratio of interest-earning assets to interest-bearing liabilities increased from 107.29% for the year ended December 31, 1996 to 109.17% for the year ended December 31, 1997.

  INTEREST EXPENSE. Interest expense decreased to $9.4 million for the year ended December 31, 1997, compared to $9.8 million for 1996. The decrease was primarily attributable to a lower cost of funds. The average cost of average interest bearing liabilities declined from 5.13% for the year ended December 31, 1996 to 4.79% for the year ended December 31, 1997. Over the same period, the average balance of deposits increased from $189.8 million for the year ended December 31, 1996 to $195.0 million at December 31, 1997.

  PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including, general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance. The Bank determined that an additional $20,000 provision for loan loss was required for the year ended December 31, 1997. For the year ended December 31, 1996, the Bank determined that a $100,000 provision was warranted.

  NON-INTEREST EXPENSE. Total non-interest expense in the year ended December 31, 1997 was $2.4 million, compared to $3.7 million in 1996. A decrease in FDIC deposit insurance premiums of $1.6 million offset increases in other non-interest expenses.

   INCOME TAXES. The Bank's effective tax rate for the year ended December 31, 1997 was 33.9%, compared to 30.3% for 1996. The increase in income tax expense of $954,000 in 1997 compared to 1996 was due to an increase in income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

  NET INCOME. The Bank's net income for the year ended December 31, 1996 was $195,000, compared to $412,000 for the year ended December 31, 1995. The decrease in net earnings for the year resulted primarily from the special SAIF assessment expense of $1.2 million, which negatively impacted net income by $812,000 net of tax, for the year ended December 31, 1996. Excluding the one-time special SAIF assessment, net income for the year ended December 31, 1996 would have been $1,007,000, an increase of $595,000, or 144.4% from net income of $412,000 for the year ended December 31, 1995. The improvement in net income from the year ended December 31, 1995 to December 31, 1996, was primarily the result of the Bank's repositioning funds into higher yielding assets as well as a decline in the cost of funds.

  NET INTEREST INCOME. Net interest income for the year ended December 31, 1996 was $3.5 million, compared to $2.5 million for the year ended December 31, 1995. The increase in net interest income for the year ended December 31, 1996 was primarily due to an increase in the Bank's interest income and a decline in the Bank's overall cost of funds. The average balance of the loan portfolio increased $9.9 million, from $82.2 million for the year ended December 31, 1995 to $92.1 million for the year ended December 31, 1996. The average yield on loans increased from 7.10% to 7.41% over the same periods. At the same time, the average balance of deposits decreased from $192.4 million for the year ended December 31, 1995 to $189.8 million for the year ended December 31, 1996. Further, the average cost of deposits declined from 5.20% to 5.13% for the same period resulting from the Bank's decision to reprice deposits to improve profitability. As a result, for the year ended December 31, 1996, the Bank's interest rate spread and net yield on interest-earning assets were 1.35% and 1.70%, respectively, an increase from 0.84% and 1.19%, respectively, for the year ended December 31, 1995.

  INTEREST INCOME. Interest income increased by $748,000 from $12.5 million to $13.2 million, or by 6.0%, during 1996 compared to 1995. This increase primarily resulted from an increase in the average yield on the loan portfolio, which was 7.41% for 1996 compared to 7.10% for 1995, as well as an increase in the average balance of loans to $92.1 million in 1996 compared to $82.2 million in 1995.

  INTEREST EXPENSE. Interest expense decreased $252,000, or 2.5%, to $9.8 million for the year ended December 31, 1996 from $10.0 million for the year ended December 31, 1995. The Bank's strategy of less aggressively pricing its deposit products resulted in a decrease in its cost of funds as well as a reduction in the level of interest-bearing liabilities due to an outflow of higher cost deposits. At December 31, 1996, total deposits were $183.8 million, compared to $194.8 million at December 31, 1995, a decrease of 5.6%.

  PROVISION FOR LOAN LOSSES. The Bank determined that a provision for loan loss of $100,000 was appropriate for the year ended December 31, 1996. The Bank determined to increase the level of the provision for loan losses in view of the $10.7 million, or 12.7%, increase in the Bank's loan portfolio; the character of the loan portfolio, particularly the Bank's efforts to originate a higher volume and greater variety of consumer loans which may entail greater credit risk than residential mortgage loans; the $132,000 increase in non-performing loans during the year; and management's assessment of loan losses. Due to minimal asset quality problems, the Bank determined that a provision for loans loss was not required for the year ended December 31, 1995.

  NON-INTEREST INCOME. The $192,000 increase in non-interest income in the year ended December 31, 1996 compared to the year ended December 31, 1995 was primarily due to a $106,000 increase in loan fees due to higher loan originations, as well as increases in NOW account fees and service charges.

  NON-INTEREST EXPENSE. The $1.4 million increase in non-interest expense in 1996 compared to 1995 was primarily attributable to the $1.2 million special SAIF assessment during 1996, as well as higher compensation and benefit expenses. The one-time SAIF assessment was imposed on all savings institutions in September 1996 and was payable in November 1996. See "Regulation -- Regulation of the Bank -- Federal Deposit Insurance."

  INCOME TAXES. The Bank's effective tax rate for the year ended December 31, 1996 was 30.3%. The decrease in income tax expense of $119,000 in 1996 compared to 1995 was due to the decrease in income in 1996 compared to 1995.


LIQUIDITY AND CAPITAL RESOURCES

  The Company has no business other than that of the Bank and investing the net Conversion proceeds retained by it. Management believes that the net proceeds retained by the Company, earnings on such proceeds principal and interest payments on the ESOP loan, together with dividends that may be paid from the Bank to the Company following the Conversion, will provide sufficient funds for its initial operations and liquidity needs; however, no assurance can be given that the Company will not have a need for additional funds in the future. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

  Capital Resources. At December 31, 1997, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS' regulatory capital requirements, and for a tabular presentation of the Bank's compliance with such requirements, see Note 13 of Notes to Financial Statements.

  Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 1997, the Bank had no outstanding advances from the FHLB. See Note 6 of Notes to Financial Statements.

  The Bank's primary sources of funds consist of deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meeting operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for the immediate future.

  In addition, the Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4%. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratios at December 31, 1997, 1996 and 1995 were 65.36%, 45.63% and 54.49%, respectively.

  A portion of the Bank's liquidity consists of cash and cash equivalents. At December 31, 1997, cash and cash equivalents totaled $1.3 million. The level of these assets depends upon the Bank's operating, investing and financing activities during any given period.


  Although the operating activities of the Bank have historically generated a declining amount of cash flows, cash flows from operating activities increased during the year ended December, 1997. For the years ended December 31, 1995, 1996 and 1997, such cash flows were $169,000, $112,000 and $2.4 million respectively. The declines in 1995 and 1996 were primarily attributable to lower net income as the Bank pursued a strategy of increasing its deposit base through the payment of above-market interest rates. This higher interest expense was not offset by the Bank's adjustable rate mortgage loans, which were offered at then-lower market rates. Further, interest rates on the loans were adjusted based upon a lagging interest rate index, while deposit rates were subject to adjustment on a weekly basis. The Bank discontinued its deposit pricing strategy in 1996, which contributed to the increase in the Bank's interest rate spread to 1.93% for 1997, from 1.35% for 1996 and 0.84% for 1995. However, the related increase in cash flows from operating activities for 1996 was more than offset by a decrease in net income as a result of the Bank's required payment of the one-time SAIF assessment of $1.2 million. See Note 13 of Notes to Financial Statements.

  The Bank's cash flows from investing activities increased and became a net source of funds as the Bank began to emphasize the investment of available funds in loans rather than in securities held-to-maturity. The principal source of the Bank's cash flows in this area has been proceeds from the maturities of held-to-maturity securities, the volume of which reflects the Bank's prior emphasis on investments in such securities over loans. These proceeds were a source of cash flows of $11.8 million for 1994, $51.5 million for 1995, $44.0 million for 1996, and $50.3 million for 1997. At the same time, the Bank's investment of cash in loans was $8.0 million in 1997, $10.8 million in 1996 and $ 6.2 million in 1995, while purchases of held-to-maturity securities were $5.9 million in 1997, $41.4 million in 1996 and $73.7 million in 1995. Further, the Bank has re-positioned the investment of its excess funds to enhance their availability. For instance, the Bank's investment of funds in time deposits at other banks has been reversed, from a net investment in 1994 to net withdrawals from time deposits as they matured of $20.0 million in 1995, $5.0 million in 1996 and $0 in 1997. Funds not immediately invested in loans are sold on the federal funds market, which permits the Bank to earn a favorable rate of interest while maintaining daily access to such funds. Although the Bank continues to acquire held-to-maturity securities using funds from loan repayments and proceeds from maturities of similar securities, the Bank's liquidity position avoids the need to consider the sale of such securities prior to maturity to satisfy lending or other operational commitments. At December 31, 1997, in addition to the liquidity of its federal funds sold and other assets, which were 65.36% of deposits and short-term borrowings, the Bank had available an unused $10.1 million line of credit with the FHLB of Cincinnati.

  The Bank's financing activities have changed from a provider of cash to a user of cash, as the Bank has removed the emphasis on the growth of its deposit base. As part of this strategy, which began during 1996, the Bank permitted the run-off of higher-costing time deposits by offering only market rates of interest on maturing deposits rather than above-market rates under its previous pricing strategy. Prior to implementation of this strategy, time deposits generated cash flows of $18.9 million in 1995. However, as a result of the current strategy, cash was required to fund net withdrawals of time deposits in amounts of $13.1 million in 1996 and $7.8 million in 1997. Because of the Bank's ability to generate cash flows from its financing activities and the availability of its other liquid assets, the Bank does not anticipate any difficulty in funding future withdrawals of such time deposits as they come due.

  At December 31, 1997, the Bank had $857,000 in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $85.5 million at December 31, 1997. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

  Another source of liquidity is net proceeds from the Conversion. Following the completion of the Conversion, the Bank received 50% of the net proceeds from the Conversion. These funds are expected to be used by the Bank for its business activities.

IMPACT OF INFLATION AND CHANGING PRICES

  The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations.

  Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, changes in interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

 YEAR 2000 RISK ASSESSMENT AND ACTION PLAN

  The Bank is aware of the current concerns throughout the business community of reliance upon computer software that does not properly recognize the year 2000 in date formats, often referred to as the "Year 2000 Problem." The Year 2000 Problem is the result of software being written using two digits rather than four digits to define the applicable year (i.e., "98" rather than "1998"). A failure by a business to properly identify and correct a Year 2000 Problem in its operations could result in system failures or miscalculations. In turn, this could result in disruptions of operations, including among other things, a temporary inability to process transactions, or otherwise engage in routine business transactions on a day-to-day basis.

  Operations of the Bank depend upon the successful operation on a daily basis of its computer software programs. The Bank relies upon software purchased from third-party vendors rather than internally generated software. In its analysis of the software, and based upon its ongoing discussions with these vendors, a plan of action has been put in place by the Bank to minimize its risk exposure to the Year 2000 Problem.

  As part of the plan, an oversight management committee has been set up to monitor vendor compliance, and identify systems and equipment crucial to the Bank's operation. These systems are being tested to assure they will be able to handle the Year 2000 event, thus minimizing risk to the Bank.

IMPACT OF NEW ACCOUNTING STANDARDS

  Accounting for Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities. In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Bank adopted the provisions of SFAS 125 in January 1997. Based on the Bank's current operating activities, management does not believe that the adoption of this statement will have a material impact on the Bank's financial condition or results of operations.

  Accounting For Earnings Per Share. In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings per share", and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

  SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement requires restatement of all prior-period EPS data presented. The Company will adopt the statement at fiscal year-end 1997. Basic and diluted earnings per share under SFAS 128 would be identical to earnings per share as presented in the financial statements and, therefore, will not have any material effect on the Company.

  Reporting of Comprehensive Income.  In June 1997, the FASB issued
Statements of Financial Accounting Standards No. 130, "Reporting of Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not anticipate that adoption of SFAS 130 will have a material effect on the Company.

  Disclosure about Segments and Related Information. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.

  This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company does not anticipate that the adoption of SFAS 131 will have a material effect on the Company.

  Pensions and Other Postretirement Benefits. The FASB recently issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"), which changes current financial-statement disclosure requirements from those that were required under SFAS 87 "Employers' Accounting for Pensions," SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

  Some of the more significant effects of SFAS 132 are that it: (i) standardizes the disclosure requirements for pensions and other postretirement benefits and presents them on one footnote; (ii) requires that additional information be disclosed regarding changes in the benefit obligation and fair values of plan assets; (iii) eliminates certain disclosures that are no longer considered useful, including general descriptions of the plans; (iv) permits the aggregation of information about certain plans; and (v) provides reduced disclosure requirements for nonpublic entities.

  SFAS 132 does not change the existing measurement or recognition provisions of the above standards and is effective for fiscal years beginning after December 15, 1997, though early application is permitted. The Company has not yet adopted SFAS 132 but does not expect that adoption will have a material impact on the Company's financial statements.

FORWARD-LOOKING STATEMENTS

  Management's discussion and analysis includes certain forward-looking statements addressing, among other things, the Bank's prospects for earnings, asset growth and net interest margin. Forward-looking statements are accompanied by, and identified with, such terms as "anticipates," "believes," "expects," "intends," and similar phrases. Management's expectations for the Bank's future involve a number of assumptions and estimates. Factors that could cause actual results to differ from the expectations expressed herein include: substantial changes in interest rates, and changes in the general economy; changes in the Bank's strategies for credit-risk management, interest-rate risk management and investment activities. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.

                          Independent Auditor's Report


To the Board of Directors
Hopkinsville Federal Savings Bank


We have audited the accompanying statements of financial condition of Hopkinsville Federal Savings Bank as of December 31, 1997 and 1996, and the related statements of income, equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hopkinsville Federal Savings Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ York, Neel & Co. -- Hopkinsville, LLP


Hopkinsville, Kentucky
March 20, 1998

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                       STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996

                                         1997            1996
                                     ------------    -----------

                                    ASSETS


Cash and due from banks              $  1,263,868  $  1,451,727
Time deposits                           2,000,000     2,000,000
Interest-earning deposits in
  Federal Home Loan Bank                3,944,621             -

Federal funds sold                    151,095,000       500,000
Securities available for sale          26,698,853     5,125,452
Securities held to maturity,
  market value of $51,963,937 and
  $95,761,674 for 1997 and 1996,
  respectively                         51,566,329    95,946,689
Loans receivable, net of
  allowance for loan losses
  of $237,444 and $217,444 for
  1997 and 1996, respectively         103,470,161    95,495,890
Accrued interest receivable             1,183,808     1,290,408
Premises and equipment, net             2,333,475     2,332,876
Other assets                              438,913       254,989
                                     ------------  ------------
   Total assets                      $343,995,028  $204,398,031
                                     ============  ============

                             LIABILITIES AND EQUITY

Deposits:
  Noninterest-bearing accounts       $  1,963,073  $  1,784,472
  Interest-bearing accounts:
    Demand / NOW accounts               9,483,478     7,603,322
    Money market accounts              42,064,189    36,939,552
    Passbook savings                  148,080,134    10,631,561
    Other time deposits               119,041,727   126,868,459
                                     ------------  ------------
    Total deposits                    320,632,601   183,827,366

Advances from borrowers
  for taxes and insurance                 171,519       184,120
Federal income taxes payable:
  Current                                 360,231             -
  Deferred                              1,963,852     1,659,063
Other borrowed funds                            -     1,317,000
Accrued expenses and
  other liabilities                       930,748       586,934
                                     ------------  ------------
    Total liabilities                 324,058,951   187,574,483
                                     ------------  ------------

Equity:
  Retained earnings -
    substantially restricted           16,613,308    14,590,739
  Net unrealized appreciation on
    available-for-sale securities,
    net of tax of $1,711,729 in 1997
    and $1,150,235 in 1996              3,322,769     2,232,809
                                     ------------  ------------
    Total equity                       19,936,077    16,823,548
                                     ------------  ------------
    Total liabilities and equity     $343,995,028  $204,398,031
                                     ============  ============

                     The accompanying notes are an integral
                      part of these financial statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                             STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                     1997         1996         1995
                                  -----------  -----------  -----------

Interest income:
 Loans receivable                 $ 7,606,685  $ 6,823,842  $ 5,839,659
 Securities available for sale        412,355      150,814      134,894
 Securities held to maturity        4,705,678    5,623,854    4,364,389
 Time deposits                      1,586,451      621,041    2,133,061
                                  -----------  -----------  -----------

   Total interest income           14,311,169   13,219,551   12,472,003
                                  -----------  -----------  -----------

Interest expense:
 Deposits                           9,340,884    9,731,511   10,009,266
 Other borrowed funds                   9,336       25,022            -
                                  -----------  -----------  -----------

   Total interest expense           9,350,220    9,756,533   10,009,266
                                  -----------  -----------  -----------

Net interest income                 4,960,949    3,463,018    2,462,737

Provision for loan losses              20,000      100,000            -
                                  -----------  -----------  -----------

   Net interest income after
    provision for loan losses       4,940,949    3,363,018    2,462,737
                                  -----------  -----------  -----------

Noninterest income:
 NOW account fees                     150,640      156,584      115,283
 Loan fees                            207,706      259,665      153,681
 Service charges                       82,807      112,251       77,163
 Other                                 86,566       61,363       52,064
                                  -----------  -----------  -----------

   Total noninterest income           527,719      589,863      398,191
                                  -----------  -----------  -----------

Noninterest expenses:
 Salaries and benefits              1,479,118    1,261,090    1,204,204
 Deposit insurance premium            120,084    1,701,758      426,172
 Occupancy expense                    211,986      215,101      176,757
 Data processing                      113,941       86,674      102,334
 Other                                482,716      409,043      336,402
                                  -----------  -----------  -----------

   Total noninterest expense        2,407,845    3,673,666    2,245,869
                                  -----------  -----------  -----------

Income before income taxes          3,060,823      279,215      615,059

Income tax expense                  1,038,254       84,681      203,059
                                  -----------  -----------  -----------

Net income                        $ 2,022,569  $   194,534  $   412,000
                                  ===========  ===========  ===========


                     The accompanying notes are an integral
                      part of these financial statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                              STATEMENTS OF EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                              Net Unrealized
                                               Appreciation
                                              On Available-
                               Retained         For-Sale          Total
                               Earnings        Securities         Equity
                              -----------    --------------    -----------

BALANCE,
   DECEMBER 31, 1994           $13,984,205    $  945,962        $14,930,167

 Net income, as restated           412,000             -            412,000

 Net changes in unrealized
   appreciation on
   available-for-sale
   securities, net of taxes
   of $339,986                           -       659,974            659,974
                               -----------    ----------        -----------

BALANCE,
   DECEMBER 31, 1995            14,396,205     1,605,936         16,002,141

 Net income, as restated           194,534             -            194,534

 Net changes in unrealized
   appreciation on
   available-for-sale
   securities, net of taxes
   of $322,935                           -       626,873            626,873
                               -----------    ----------        -----------

BALANCE,
   DECEMBER 31, 1996            14,590,739     2,232,809         16,823,548

 Net income                      2,022,569             -          2,022,569

 Net changes in unrealized
   appreciation on
   available-for-sale
   securities, net of taxes
   of $561,495                           -     1,089,960          1,089,960
                               -----------    ----------        -----------

BALANCE,
   DECEMBER 31, 1997           $16,613,308    $3,322,769        $19,936,077
                               ===========    ==========        ===========


                     The accompanying notes are an integral
                      part of these financial statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                        1997           1996           1995
                                                   --------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                       $   2,022,569   $    194,534   $    412,000
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
      Provision for loan losses                           20,000        100,000              -
      Depreciation                                       130,337        117,094         97,700
      Accretion of investment
       security discounts                                (48,539)        (5,499)        (4,233)
      Deferred income taxes                             (244,697)        49,864         51,774
      Stock dividend                                    (118,500)      (107,500)       (97,700)
      Gain on sale of equipment                           (4,741)        (8,265)          (400)
      (Increase) decrease in:
        Accrued interest receivable                      106,600       (229,434)      (267,530)
        Other assets                                    (142,190)      (227,470)        23,561
      Increase (decrease) in:
        Current income taxes payable                     360,231              -              -
        Accrued expenses and other liabilities           343,814        228,752        (46,386)
                                                   -------------   ------------   ------------

      Net cash provided by operating activities        2,424,884        112,076        168,786
                                                   -------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease in time deposits                                -      5,000,000     20,000,000
  Net (increase) decrease in interest-
   bearing deposits in FHLB                           (3,944,621)     5,550,000      5,650,000
  Net (increase) decrease in
   federal funds sold                               (150,595,000)     7,448,000     (6,618,000)
  Proceeds from maturities of
   held-to-maturity securities                        50,336,539     44,010,074     51,503,438
  Purchases of held-to-maturity securities            (5,909,005)   (41,398,090)   (73,707,447)
  Proceeds from maturities of
   available-for-sale securities                          81,009              -              -
  Purchases of available-for-
   sale securities                                   (19,895,099)       (15,000)             -
  Net increase in loans                               (8,036,005)   (10,840,515)    (6,228,670)
  Purchases of premises/equipment                       (258,961)      (108,724)       (95,736)
  Proceeds from sale of equipment                        132,766         14,132            400
                                                   -------------   ------------   ------------

      Net cash provided by (used in)
       investing activities                         (138,088,377)     9,659,877     (9,496,015)
                                                   -------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand
   deposits, savings and NOW deposits                144,631,967      2,115,765     (9,868,232)
  Net increase (decrease) in time deposits            (7,826,732)   (13,063,588)    18,943,928
  Increase (decrease) in advance
   payments by borrowers
   for taxes and insurance                               (12,601)         7,567        (22,947)
  Net increase (decrease) in
   other borrowed funds                               (1,317,000)     1,317,000              -
                                                   -------------   ------------   ------------

      Net cash provided by (used in)
       financing activities                          135,475,634     (9,623,256)     9,052,749
                                                   -------------   ------------   ------------

Increase (decrease) in cash
 and cash equivalents                                   (187,859)       148,697       (274,480)

Cash and cash equivalents, beginning of period         1,451,727      1,303,030      1,577,510
                                                   -------------   ------------   ------------

Cash and cash equivalents, end of period           $   1,263,868   $  1,451,727   $  1,303,030
                                                   =============   ============   ============

Interest paid                                      $   9,128,049   $  9,557,312   $  9,994,399
                                                   =============   ============   ============

Income taxes paid                                  $     670,074   $    285,991   $    146,000
                                                   =============   ============   ============

                     The accompanying notes are an integral
                      part of these financial statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Significant accounting policies of the Bank are as follows:

    A. NATURE OF BUSINESS

       Hopkinsville Federal Savings Bank (the "Bank") is a mutual savings bank which was organized in 1879. Its principal business consists of accepting deposits and residential mortgage loan originations in its primary market area of Christian, Calloway, Todd and Trigg Counties, Kentucky. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

    B. CASH AND CASH EQUIVALENTS

       For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks".

    C. SECURITIES HELD TO MATURITY

       Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income over the period to maturity using the level yield method.

       Declines in the fair value of individual held-to-maturity securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The write-downs are included in earnings as realized losses.

    D. SECURITIES AVAILABLE FOR SALE

       Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

       Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized.

       Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

       Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The write-downs are included in earnings as realized losses.

       Premiums and discounts are recognized in interest income over the period to maturity using the level yield method.

    E. LOANS RECEIVABLE

       Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and discounts.

       Discounts on home improvement and consumer loans are recognized over the lives of the loans using the interest method. Loan origination fee income is recognized as received and direct loan origination costs are expensed as incurred. Statement of Financial Accounting Standard ("SFAS") No. 91 requires the recognition of loan origination fee income over the life of the loan and the recognition of certain direct loan origination costs over the life of the loan. However, deferral of such fees and costs would not have a material effect on the financial statements.

       Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received while the loan is classified as nonaccrual. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower in accordance with the contractual terms of interest and principal.

       The Bank provides an allowance for loan losses and includes in operating expenses a provision for loan losses determined by management. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management believes it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment.

    F.   FORECLOSED REAL ESTATE

         Real estate properties acquired through, or in lieu of, loan foreclosure are carried at the lower of cost or fair value less cost to sell. Costs of developing such real estate are capitalized, whereas costs relating to holding the property are expensed. Valuations are periodically performed by management, and any adjustments to value are made through an allowance for losses.

    G.   INCOME TAXES

         The Bank accounts for income taxes through the use of the asset and liability method. Under the asset and liability method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date.

    H.   PREMISES AND EQUIPMENT

         Land is carried at cost. Land improvements, buildings, and furniture and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture and equipment are depreciated generally by the straight-line method over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation are as follows:

             Land improvements            5-15 years
             Buildings                      40 years
             Furniture and equipment      5-15 years

    I.   FINANCIAL INSTRUMENTS

         In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, etc. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

    J.   FAIR VALUES OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

         CASH AND SHORT TERM INSTRUMENTS. The carrying amounts of cash and short term instruments approximate their fair value.

         AVAILABLE-FOR SALE AND HELD-TO-MATURITY SECURITIES. Fair values for securities are based on quoted market prices.

         LOANS RECEIVABLE. For variable rate loans that reprice annually and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate mortgage loans and fixed rate commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

    J.   FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

         DEPOSIT LIABILITIES. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposits (CD's) are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected annual maturities on time deposits.

         ADVANCES FROM BORROWERS FOR TAXES AND LICENSES. The carrying amounts of advances from borrowers approximate their fair value.

         OTHER BORROWED FUNDS. The carrying amounts of other borrowed funds approximate their fair values since such borrowings mature within 90 days.

         ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

         OFF-BALANCE-SHEET INSTRUMENTS. Off-balance-sheet lending commitments approximate their fair values due to the short period of time before the commitment expires.

    K.   ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


2.  SECURITIES

Securities, which consist of debt and equity investments, have been classified
in the statements of financial condition according to management's intent.   The
carrying amount of securities and their approximate fair values follow:


                                                     Gross        Gross      Estimated
                                      Amortized   Unrealized   Unrealized     Market
                                        Cost         Gains       Losses        Value
                                     -----------  -----------  -----------  -----------

    AVAILABLE-FOR-SALE SECURITIES

    December 31, 1997:

     Restricted:
      FHLB stock                     $ 1,725,400  $      -     $    -       $ 1,725,400
      Intrieve                            15,000            -           -        15,000
                                     -----------  -----------  ----------   -----------

                                       1,740,400            -           -     1,740,400
                                     -----------  -----------  ----------   -----------
     Unrestricted:
      FHLMC stock                        120,508    5,048,516           -     5,169,024
      U.S. government
       and agency
       securities:
      FHLB investment
       securities                     13,000,000       13,590     (13,140)   13,000,450
      Mortgage-backed
       securities:
        GNMA                           2,941,488       18,518           -     2,960,006
        FNMA                           1,888,484            -     (18,489)    1,869,995
        FHLMC                          1,973,954            -     (14,976)    1,958,978
                                     -----------  -----------  ----------   -----------
                                      19,924,434    5,080,624     (46,605)   24,958,453
                                     -----------  -----------  ----------   -----------

                                     $21,664,834   $5,080,624    $(46,605)  $26,698,853
                                     ===========  ===========  ==========   ===========

    December 31, 1996:

     Restricted:
      FHLB stock                     $ 1,606,900  $      -     $    -       $ 1,606,900
      Intrieve                            15,000            -           -        15,000
                                     -----------  -----------  ----------   -----------

                                       1,621,900            -           -     1,621,900
     Unrestricted:
      FHLMC stock                        120,508    3,383,044           -     3,503,552
                                     -----------  -----------  ----------   -----------

                                     $ 1,742,408   $3,383,044  $    -       $ 5,125,452
                                     ===========  ===========  ==========   ===========

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996 AND 1995

2.    SECURITIES (CONTINUED)

The scheduled maturities of securities available for sale at December 31, 1997, were as follows:

                                                            Amortized       Fair
                                                              Cost         Value
                                                           -----------  ------------

    Due in one year or less                                $      -     $      -
    Due in one to five years                                13,000,000   13,000,450
                                                           -----------  -----------
                                                            13,000,000   13,000,450
    Mortgage-backed securities                               6,803,926    6,788,979
                                                           -----------  -----------
                                                           $19,803,926  $19,789,429
                                                           ===========  ===========

                                                           Gross        Gross         Estimated
                                              Amortized    Unrealized   Unrealized    Market
                                              Cost         Gains        Losses        Value
                                              -----------  -----------  -----------   -----------

    HELD-TO-MATURITY SECURITIES

    December 31, 1997:
    U.S. government and agency securities:
     FHLB investment
      securities                              $31,988,246  $       620  $  (149,486)  $31,839,380
                                              -----------  -----------  -----------   -----------

     Mortgage-backed
     securities:
      GNMA                                     17,814,021      520,959       (1,014)   18,333,966
      FNMA                                      1,764,062       34,932       (8,403)    1,790,591
                                              -----------  -----------  -----------   -----------
                                               19,578,083      555,891       (9,417)   20,124,557
                                              -----------  -----------  -----------   -----------

                                              $51,566,329  $   556,511  $  (158,903)  $51,963,937
                                              ===========  ===========  ===========   ===========

    December 31, 1996:

    U.S. government and agency securities:
     FHLB investment
      securities                              $77,962,421  $    38,984  $  (512,772)  $77,488,633
                                              -----------  -----------  -----------   -----------

     Mortgage-backed
     securities:
      GNMA                                     17,531,921      297,278       (3,430)   17,825,769
      FNMA                                        452,347            -       (5,075)      447,272
                                              -----------  -----------  -----------   -----------
                                               17,984,268      297,278       (8,505)   18,273,041
                                              -----------  -----------  -----------   -----------

                                              $95,946,689  $   336,262  $  (521,277)  $95,761,674
                                              ===========  ===========  ===========   ===========

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996 AND 1995


2.    SECURITIES (CONTINUED)

The scheduled maturities of securities held-to-maturity at December 31, 1997, were as follows:


                                           Amortized        Fair
                                             Cost          Value
                                         -------------  ------------

    Due in one year or less              $  5,000,000   $ 4,992,970

    Due in one to five years               26,988,246    26,846,410
                                         ------------   -----------

                                           31,988,246    31,839,380

    Mortgage-backed securities             19,578,083    20,124,557
                                         ------------   -----------

                                         $ 51,566,329   $51,963,937
                                         ============   ===========

3.LOANS RECEIVABLE

The components of loans in the statements of financial condition as of December 31 1997 and 1996 were as follows:


                                                  1997          1996
                                              ------------   -----------
    Real estate loans:
      One-to-four family                      $ 83,228,850   $77,317,997
      Multi-family                               2,359,742     1,466,486
      Construction                               5,165,962     5,388,959
      Non-residential                            7,593,053     5,466,414
                                              ------------   -----------
        Total mortgage loans                    98,347,607    89,639,856
                                              ------------   -----------
    Consumer loans:
      Loans secured by
       deposits                                  3,080,749     3,484,074
      Other consumer loans                       4,298,236     4,004,177
                                              ------------   -----------
        Total consumer loans                     7,378,985     7,488,251
                                              ------------   -----------
                                               105,726,592    97,128,107
    Less:
     Undisbursed portion
       of mortgage loans                        (2,018,987)   (1,414,773)
                                              ------------   -----------
    Total loans                                103,707,605    95,713,334
    Less allowance for
     loan losses                                  (237,444)     (217,444)
                                              ------------   -----------

                                              $103,470,161   $95,495,890
                                              ============   ===========

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


3.LOANS RECEIVABLE (CONTINUED)

An analysis of the change in the allowance for loan losses for the years ended December 31, 1997 and 1996 follows:



                                      1997      1996
                                    --------  ---------

    Balance at beginning of year    $217,444  $122,252

    Loans charged off                      -    (4,808)
    Recoveries                             -         -
                                    --------  --------

      Net loans charged off                -    (4,808)

    Provision for loan
     losses                           20,000   100,000
                                    --------  --------

    Balance at end of year          $237,444  $217,444
                                    ========  ========

4.  PREMISES AND EQUIPMENT

Components of properties and equipment included in the statements of financial condition as of December 31, 1997 and 1996 consisted of the following:


                                   1997         1996
                                -----------  -----------

    Land                        $  537,870   $  570,566
    Land improvements               73,661       82,511
    Buildings                    1,760,092    2,033,532
    Furniture and equipment        500,152      644,309
    Construction in progress        83,325            -
                                ----------   ----------
                                 2,955,100    3,330,918
    Less accumulated
     depreciation                 (621,625)    (998,042)
                                ----------   ----------

                                $2,333,475   $2,332,876
                                ==========   ==========

Depreciation expense was $130,337, $117,094, and $97,700 for the years ended December 31, 1997, 1996, and 1995, respectively.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


5.    DEPOSITS

At December 31, 1997, the scheduled maturities of other time deposits were as follows:

         1998                        $85,485,782
         1999                         21,539,354
         2000                          9,563,557
         2001                          1,812,113
         2002                            640,921
                                     -----------

                                    $119,041,727
                                    ============

The amount of other time deposits with a minimum denomination of $100,000 was $8,118,952 and $7,374,548 at December 31, 1997 and 1996, respectively. Deposits in excess of $100,000 are not federally insured.

Interest expense on deposits for the years ended December 31, 1997, 1996, and 1995 is summarized as follows:


                                  1997        1996        1995
                               ----------  ----------  -----------

      Demand / NOW accounts    $  212,759  $  207,088  $   168,663
      Money market accounts     1,619,467   1,625,405    1,755,073
      Passbook savings            794,300     302,052      329,996
      Other time deposits       6,714,358   7,596,966    7,755,534
                               ----------  ----------  -----------

                               $9,340,884  $9,731,511  $10,009,266
                               ==========  ==========  ===========

The Bank maintains clearing arrangements for its demand, NOW and money market accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 1997, average daily clearings were approximately $557,200.

6.OTHER BORROWED FUNDS

During 1996, the Bank entered into a Cash Management Advance (CMA) program with the Federal Home Loan Bank. This program is a source of overnight liquidity to address day-to-day cash needs. The program has a term of up to 90 days and bears interest at a variable rate equal to the FHLB cost of funds (7.15% at December 31, 1996). At December 31, 1996, the Bank could have borrowed up to $25,000,000 under this program and the amount was collateralized by a FHLB investment security. As of December 31, 1996, the amount owed on the advance was $1,317,000. The amount was repaid in full during 1997. At December 31, 1997, the Bank could borrow up to $10,100,000 under the CMA program and the amount would be collateralized by

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996 AND 1995


6.  OTHER BORROWED FUNDS (CONTINUED)

FHLB investment securities.  The balance owed at December 31, 1997 was zero.

7.FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and commercial letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

COMMITMENTS TO EXTEND CREDIT. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. The Bank has offered standby letters of credit on a limited basis.
As of December 31, 1997, the Bank has not been requested to advance funds on any of the standby letters of credit.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


7.FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Bank's financial instruments were as follows at December 31, 1997:

                                                                    Carrying          Fair
                                                                     Amount          Value
                                                                 --------------  --------------
    Financial assets:
      Cash and due from banks                                    $   1,263,868   $   1,263,868
      Time deposits                                                  2,000,000       2,000,000
      Interest-earning deposits
        in FHLB                                                      3,944,621       3,944,621
      Federal funds sold                                           151,095,000     151,095,000
      Securities available for sale                                 26,698,853      26,698,853
      Securities held to maturity                                   51,566,329      51,963,937
      Loans receivable                                             103,470,161     103,386,125
      Accrued interest receivable                                    1,183,808       1,183,808

    Financial liabilities:
      Deposit liabilities                                         (320,632,601)   (320,581,341)
      Advances from borrowers for
        taxes and insurance                                           (171,519)       (171,519)

    Off-balance-sheet assets (liabilities):
      Commitments to extend credit                                                    (856,810)
      Commercial letters of credit                                                    (350,194)


The estimated fair values of the Bank's financial instruments were as follows at December 31, 1996:

                                                                    Carrying         Fair
                                                                     Amount          Value
                                                                 -------------   -------------
    Financial assets:
      Cash and due from banks                                    $   1,451,727   $   1,451,727
      Time deposits                                                  2,000,000       2,000,000
      Federal funds sold                                               500,000         500,000
      Securities available for sale                                  5,125,452       5,125,452
      Securities held to maturity                                   95,946,689      95,761,674
      Loans receivable                                              95,495,890      95,216,624
      Accrued interest receivable                                    1,290,408       1,290,408

    Financial liabilities:
      Deposit liabilities                                         (183,827,366)   (183,910,399)
      Advances from borrowers for
        taxes and insurance                                           (184,120)       (184,120)
      Other borrowed funds                                          (1,317,000)     (1,317,000)
    Off-balance-sheet assets (liabilities):
      Commitments to extend credit                                                    (919,375)
      Commercial letters of credit                                                    (499,030)

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


8.SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within the western part of the Commonwealth of Kentucky. The majority of the loans are collateralized by a one-to-four family residence. The Bank requires collateral for all loans.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. The contractual amounts of credit-related financial instruments such as commitments to extend credit and commercial letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

The Bank had cash on deposit with financial institutions and federal funds sold that exceeded the insurance coverage as of December 31, 1997 and 1996. The carrying amount and bank balance of such items as of December 31, 1997 and 1996 was as follows:


                                         1997          1996
                                     -------------  -----------

      Carrying amount                $157,805,353   $3,531,449
                                     ============   ==========

      Bank balance                   $157,270,109   $2,720,454

      Amount covered by insurance        (366,906)    (416,693)
                                     ------------   ----------

      Amount not collateralized      $156,903,203   $2,303,761
                                     ============   ==========

9.  PENSION PLAN

Hopkinsville Federal Savings Bank has a noncontributory, defined benefit pension plan covering substantially all of its employees who satisfy certain age and service requirements. The benefits are based on years of service and the employee's average earnings which are computed using the five consecutive years prior to retirement that yield the highest average. Hopkinsville Federal's funding policy is to contribute annually, actuarially determined amounts to finance the plan benefits.

The following table, as restated (see footnote 15), sets forth the plan's funded status and amounts recognized in the Bank's statements of financial condition at December 31:

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


9. PENSION PLAN (CONTINUED)

                                                            1997           1996          1995
                                                       ------------     ----------    ----------
    Actuarial present value
     of benefit obligations
     at December 31:

    Accumulated benefit obligation:
      Vested                                           $  1,707,225     $1,497,089    $1,326,840
      Nonvested                                               3,962          2,367         2,945
                                                       ------------     ----------    ----------
                                                       $  1,711,187     $1,499,456    $1,329,785
                                                       ============     ==========    ==========

    Projected benefit obligation
     for service rendered to date                       ($2,176,249)   ($1,908,695) ($1,749,959)
    Plan assets at fair value                             1,421,158      1,414,661     1,260,431
                                                       ------------     ----------    ----------
    Projected benefit obligation
     in excess of plan assets                              (755,091)      (494,034)     (489,528)
    Unrecognized net obligation
     existing at December 31                                (56,262)       (69,958)      (77,953)
    Unrecognized prior
     service cost                                           120,514        138,747       156,980
    Unrecognized net loss                                   572,126        298,457       267,194
                                                       ------------     ----------    ----------

    Accrued pension cost                               $   (118,713)    $ (126,788)   $ (143,307)
                                                       ============     ==========    ==========

The components of net periodic pension cost for the years ended
 December 31, were as follows:

                                                        1997           1996          1995
                                                   ------------     ----------    ----------
      Service cost                                 $     67,026     $   79,562    $   67,543
      Interest cost on projected
       benefit obligation                               142,868        131,247       113,469
      Actual return on assets                           (58,357)       (84,117)      (89,989)
      Net amortization/deferral                         (42,181)        (3,541)       12,497
                                                   ------------     ----------    ----------

      Net periodic pension cost                    $    109,356     $  123,151    $  103,520
                                                   ============     ==========    ==========

Assumptions used to develop the net periodic pension cost were:

                                    1997   1996   1995
                                    -----  -----  -----

      Discount rate                 7.00%  7.50%  8.30%
      Expected long-term rate of
       return on assets             8.00%  8.00%  8.00%
      Rate of increase in
       compensation levels          4.50%  4.50%  4.50%

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996 AND 1995


10.    FEDERAL INCOME TAXES

The provision for income taxes for the years ended December 31, 1997, 1996, and 1995 consisted of the following:


                     1997       1996      1995
                  -----------  -------  --------

      Current     $1,282,951   $34,817  $151,285
      Deferred      (244,697)   49,864    51,774
                  ----------   -------  --------

                  $1,038,254   $84,681  $203,059
                  ==========   =======  ========

Total income tax expense for the years ended December 31, 1997, 1996 and 1995 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as follows:


                                1997        1996       1995
                             -----------  ---------  ---------

      Expected income tax
       expense at federal
       tax rate              $1,040,680   $ 94,933   $209,120
      Dividends received
       deduction                (11,716)   (10,284)    (8,122)
      Other                       9,290         32      2,061
                             ----------   --------   --------

      Total income
       tax expense           $1,038,254   $ 84,681   $203,059
                             ==========   ========   ========

      Effective rate               33.9%      30.3%      33.0%
                             ==========   ========   ========

Deferred tax expense results from timing differences in the recognition of income and expense for tax and financial reporting purposes. The source and tax effect of these timing differences as of December 31, 1997, 1996, and 1995 are as follows:


                                      1997       1996     1995
                                     -------   -------  -------

      FHLB stock dividends         $  40,116   $36,631  $33,262
      Provision for bad-debts        (45,762)    7,617   13,077
      Pension cost                   (24,309)    5,616    5,251
      Accrued interest
       expense                      (192,947)        -        -
      Accrued professional
       fees                          (21,795)        -        -
      Other                                -         -      184
                                   ---------   -------  -------

                                   $(244,697)  $49,864  $51,774
                                   =========   =======  =======

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996 AND 1995


10. FEDERAL INCOME TAXES (CONTINUED)

    The components of deferred taxes as of December 31, 1997 and 1996 are summarized as follows:


                                       1997          1996
                                   ------------  ------------
    Deferred tax liabilities:
      FHLB stock dividends         $  (327,352)  $  (287,236)
      Bad debt reserves               (218,939)     (264,701)
      Unrealized appreciation
        on securities
        available for sale          (1,699,721)   (1,150,235)
                                   -----------   -----------
                                    (2,246,012)   (1,702,172)
                                   -----------   -----------
    Deferred tax assets:
      Pension cost                      67,418        43,109
      Accrued interest expense         192,947             -
      Accrued professional fees         21,795             -
                                   -----------   -----------
                                       282,160        43,109
                                   -----------   -----------

    Net deferred tax liability     $(1,963,852)  $(1,659,063)
                                   ===========   ===========


    Thrift institutions, in determining taxable income, have historically been allowed special bad debt deductions based on specified experience formulae or on a percentage of taxable income before such deductions. The bad debt deduction based on the latter has been gradually reduced to 8%. During August 1996, the President signed the Small Business Protection Act of 1996 that will, among other things, repeal the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. As a result, thrifts must recapture into taxable income the amount of their post-1987 tax bad debt reserves over a six-year period beginning after 1995. This recapture can be deferred for up to two years if the thrift satisfies a residential loan portfolio test. The Bank is expected to recapture approximately $878,800 of its tax bad debt reserves into taxable income over six years as a result of this new law. The recapture will not have any effect on the Bank's financial statements because the related tax expense has already been accrued.

    Because of such repeal, thrifts such as the Bank may only use the same tax bad debt reserve that is allowed for banks. Accordingly, a thrift with assets of $500 million or less may only add to its tax bad debt reserves based upon its moving six-year average experience of actual loan losses (i.e., the experience method). A thrift with assets greater than $500 million can no longer use the reserve method and may only deduct loan losses as they actually arise (i.e., the specific

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

10. FEDERAL INCOME TAXES (CONTINUED)

    charge-off method). The Bank expects to continue to use the reserve method. The portion of a thrift's tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under this new law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 1997 and 1996 includes approximately $4,027,400 which represents such bad debt deductions for which no deferred income taxes have been provided.

11. RELATED PARTIES

    The Bank has entered into transactions with its directors and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1997 and December 31, 1996, was $263,792 and $230,490, respectively. During 1997, new loans to such related parties amounted to $55,760 and repayments amounted to $22,458. During 1996, new loans to such related parties amounted to $55,976 and repayments amounted to $44,323.

12. COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements.

    The Bank had open loan commitments at December 31, 1997 and 1996 of $856,810 and $919,375, respectively. Of these amounts $147,000 and $268,600 as of December 31, 1997 and 1996, respectively, were for fixed rate loans. The interest rates for the fixed rate loan commitments ranged from 7.88% to 9.00% and 7.50% to 9.50% for December 31, 1997 and 1996, respectively.

13. REGULATORY MATTERS

    The Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA"), which instituted major reforms in the operation and supervision of the savings and loan industry, contains provisions for capital standards. These standards

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


13. REGULATORY MATTERS (CONTINUED)

    require savings institutions to have a minimum regulatory tangible capital (as defined in the regulation) equal to 1.50% of adjusted total assets and a minimum 3.00% core capital (as defined) of adjusted total assets. Additionally, savings institutions are required to meet a total risk-based capital requirement of 8.00%. The Bank is also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions,including reductions in insurance coverage for certain kinds of deposits,increased supervision by the Federal regulatory agencies,increased reporting requirements for insured institutions,and new regulations concerning reporting on internal controls, accounting and operations.

    FDICIA's prompt corrective action regulations define specific capital categories based on an institutions' capital ratios. The capital categories, in declining order, are "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with OTS, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by the OTS or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution.

    The following chart delineates the categories as defined in the FDICIA legislation:

                                           Tier I Risk-    Total Risk-
                           Core Capital   Based Capital   Based Capital
                          --------------  --------------  --------------

    "Well capitalized"              5.0%            6.0%           10.0%
    "Adequately
     capitalized"                   4.0%            4.0%            8.0%
    "Undercapitalized"    Less than 4.0%  Less than 4.0%  Less than 8.0%
    "Significantly
     undercapitalized"    Less than 3.0%  Less than 3.0%  Less than 6.0%

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


13. REGULATORY MATTERS (CONTINUED)

    At December 31, 1997, the Bank's core, tier I risk-based, and total risk-based capital ratios were 4.9%, 19.5%, and 16.5%, respectively. The following is a calculation of the Bank's regulatory capital (in thousands) at December 31, 1997:

                                   Tier I                         Total
                                    Risk-                         Risk-
                           GAAP     Based   Tangible     Core     Based
                          Capital  Capital   Capital   Capital   Capital
                          -------  -------  ---------  --------  --------
    GAAP capital,
     as reported          $19,936  $19,936   $19,936   $19,936   $19,936
                          =======

    Unrealized gains
     on certain
     available-for-
     sale securities                     -    (3,323)   (3,323)   (3,323)

    General valuation
     allowance                           -         -         -       237
                                   -------   -------   -------   -------

    Regulatory capital             $19,936    16,613    16,613    16,850
                                   =======

    Minimum capital
     requirement %                              1.50%     3.00%     8.00%

    Minimum capital
     requirement $                             5,110    10,221     8,172
                                             -------   -------   -------

    Regulatory capital
     excess                                  $11,503   $ 6,392   $ 8,678
                                             =======   =======   =======

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


13. REGULATORY MATTERS (CONTINUED)

    At December 31, 1996, the Bank's core, tier I risk-based, and total risk-based capital ratios were 7.2%, 23.0%, and 20.3%, respectively. The following is a calculation of the Bank's regulatory capital (in thousands) at December 31, 1996:


                                   Tier I                         Total
                                    Risk-                         Risk-
                           GAAP     Based   Tangible     Core     Based
                          Capital  Capital   Capital   Capital   Capital
                          -------  -------  ---------  --------  --------
    GAAP capital,
     as reported          $16,824  $16,824   $16,824   $16,824   $16,824
                          =======

    Unrealized gains
     on certain
     available-for-
     sale securities                     -    (2,233)   (2,233)   (2,233)

    General valuation
     allowance                           -         -         -       217
                                   -------   -------   -------   -------

    Regulatory capital             $16,824    14,591    14,591    14,808
                                   =======

    Minimum capital
     requirement %                              1.50%     3.00%     8.00%

    Minimum capital
     requirement $                             3,032     6,065     5,846
                                             -------   -------   -------

    Regulatory capital
     excess                                  $11,559   $ 8,526   $ 8,962
                                             =======   =======   =======

    The OTS risk-based capital regulation also includes an interest rate risk ("IRR") component that requires savings institutions with greater than normal IRR, when determining compliance with the risk-based capital requirements, to maintain additional total capital. The OTS has, however, indefinitely deferred enforcement of its IRR requirements. Under the regulation, a savings institution's IRR is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. A savings institution is considered to have a "normal" level of IRR exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates is less than 2% of the current estimated economic value of its assets. If the OTS determines in the future to enforce the regulation's IRR requirements, a savings institution with a greater than normal IRR would be required to

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


13. REGULATORY MATTERS (CONTINUED)

    deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount equal to one half the difference between the institution's measured IRR and 2%, multiplied by the economic value of the institution's total assets. Management does not believe that this regulation, when enforced, will have a material impact on the Bank.

    The United States Congress has passed legislation that resulted in an assessment on all Savings Association Insurance Fund ("SAIF") insured deposits in order to recapitalize the SAIF Fund. This one-time assessment amounted to approximately 66 basis points on SAIF assessable deposits held as of March 31, 1995. The assessment was payable no later than November 30, 1996 and amounted to approximately $1.23 million for the Bank. Such amount was charged to earnings at September 30, 1996.

14. SUBSEQUENT EVENT

    Effective February 6, 1998, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, as a wholly-owned subsidiary of a holding company chartered under Delaware law for the purpose of acquiring control of the Bank following consummation of the Bank's conversion.

    Costs associated with the conversion will be deducted from the proceeds of the sale of stock. Conversion costs incurred through December 31, 1997 totaled $385,234 and zero at December 31, 1996. The net proceeds received from the conversion were approximately $39,500,000.

    At the time of conversion, the Bank will establish a liquidation account in the amount equal to the Bank's net worth as of the latest practicable date prior to conversion. The liquidation account will be maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion.

    In the event of a complete liquidation (and only in such an event) and prior to any payment to stockholders, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the depositor's current adjusted balance for deposit accounts held before any liquidation. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of such net worth.

    The Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the Bank's net worth to be reduced below the capital requirements imposed by the OTS.

                             CORPORATE INFORMATION

--------------------------------------------------------------------------------
                        DIRECTORS AND EXECUTIVE OFFICERS


WD KELLEY                                       BOYD M. CLARK                   WALTON G. EZELL
Chairman of the Board                           Vice  President and Secretary   Farmer
Retired                                         of the Company and Senior
                                                Vice President - Loan
                                                Administration of the Bank


BRUCE THOMAS                                    CLIFTON H. COCHRAN              JOHN NOBLE HALL, JR.
President and Chief Executive                   Retired                         Retired
Officer of the Company and the Bank


PEGGY R. NOEL                                                                   CHESTER K. WOOD
Vice President, Chief Financial Officer and                                     Retired
Treasurer of the Company and Executive
Vice President, Chief Financial Officer and
Chief Operations Officer of the Bank

--------------------------------------------------------------------------------

                                  MAIN OFFICE

                          2700 Fort Campbell Boulevard
                     Hopkinsville, KY  42240 (502/885-1171)
                                 BRANCH OFFICES

        Downtown Branch Office                   Murray Branch Office
      605 South Virginia Street                 7/th/ and Main Streets
Hopkinsville, KY 42240  (502/885-1171)    Murray, KY  42071  (502/753-7921)

         Cadiz Branch Office                     Elkton Branch Office
           67 Main Street                          West Main Street
    Cadiz, KY 42211 (502/522-6638)        Elkton, KY 42220  (502/265-5628)


--------------------------------------------------------------------------------

                              GENERAL INFORMATION

INDEPENDENT ACCOUNTANTS             ANNUAL MEETING                         ANNUAL REPORT ON FORM 10-K
York, Neel & Co.--                  The 1998 Annual Meeting of             A COPY OF THE COMPANY'S
 Hopkinsville, LLP                  Stockholders will be held on May 27,   1997 ANNUAL REPORT ON FORM
1113 Bethel Street                  1998 at 10:00 a.m. at Hopkinsville     10-K WILL BE FURNISHED
Hopkinsville, KY  42240             Federal Savings Bank, 2700 Fort        WITHOUT CHARGE TO STOCK-
                                    Campbell Boulevard, Hopkinsville, KY   HOLDERS AS OF THE RECORD
                                                                           DATE FOR THE 1998 ANNUAL
GENERAL COUNSEL                     TRANSFER AGENT                         MEETING UPON WRITTEN
Deatherage, Myers, Self & Lackey    Registrar and Transfer Company         REQUEST TO PEGGY R. NOEL,
701 South Main Street               10 Commerce Drive                      HOPFED BANCORP, INC., 2700
Hopkinsville, KY 42241              Cranford, NJ  07016                    FORT CAMPBELL BOULEVARD,
                                                                           HOPKINSVILLE, KY 42240

SPECIAL COUNSEL
Kutak Rock
1101 Connecticut Avenue, N.W.
Washington, D.C.  20036