Form 10-K, Exhibit 13
period 1998-12-31
HOPFED BANCORP INC
filed 1999-04-15
CIK 1041550

          HOPFED BANCORP, INC.



                                     [LOGO OF HOPFED BANCORP, INC. APPEARS HERE]




          ANNUAL REPORT
          -------------
              1998

HOPFED BANCORP, INC.

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

MARKET AND DIVIDEND INFORMATION

Since February 9, 1998, the Common Stock has been quoted on the Nasdaq Stock Market under the symbol "HFBC." As of March 31, 1999, there were approximately 1,620 stockholders of record, excluding beneficial owners in nominee or street name.

Following are the high and low stock prices of the Common Stock for the periods indicated.

                                                    Price Range Common Stock
                                                      High              Low
                                                      ----              ---
          Year Ended December 31, 1998
           First Quarter                            $ 17.75          $  16.00
           Second Quarter                             22.00             17.75
           Third Quarter                              19.625            15.25
           Fourth Quarter                             18.875            16.0625

Dividends of $0.075 per share were declared in each of the third and fourth quarters.

Dividends, when and if paid, are subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, the Bank's regulatory capital requirements, tax considerations, economic conditions, regulatory restrictions, other factors, and there can be no assurance that dividends will be paid, or if paid, will continue to be paid in the future. The payment of future dividends by the Company will depend in large part upon the Company's earnings on the proceeds from the conversion and the receipt of dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends.

TABLE OF CONTENTS

HopFed Bancorp, Inc........................................Inside Front Cover
Market and Dividend Information............................Inside Front Cover
Letter to Stockholders.......................................................1
Selected Financial Information and Other Data................................2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..............................5
Financial Statements.........................................................18
Corporate Information......................................Inside Back Cover

                            LETTER TO STOCKHOLDERS


To Our Stockholders,

     1998 was an important year in the history of Hopkinsville Federal Savings Bank! After serving the local area for 119 years as a mutual institution, in February 1998 the Bank converted to the stock form of organization as a wholly owned subsidiary of HopFed Bancorp, Inc. A total of 4,033,625 shares of common stock were sold at a purchase price of $10.00 per share.

     The Company experienced a profitable year in 1998, earning $3.0 million, which was a return on average assets of 1.29% and a return on average equity of 5.76%. In 1998, loans receivable, net increased to $108.8 million, compared to $103.5 million in 1997 and $95.5 million in 1996.

     Asset quality is important to your Board of Directors and Management. The Company continues to maintain high underwriting and investment standards. No loans were charged off in 1998.

     The Company's interest rate spread increased to 2.07% for the year ended December 31, 1998, from 1.93% and 1.35% for the years ended December 31, 1997 and 1996, respectively.

     The Directors, Management and Employees of HopFed Bancorp, Inc. appreciate greatly your trust and support during our first year as a stock company. As a locally owned financial institution, we are committed to serving our community and meeting the challenges of the financial services industry, while continuing our tradition of first class service to our customers.

                                          Sincerely,

                                          /s/ Bruce Thomas

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


FINANCIAL CONDITION AND
   OTHER DATA                                                                       At December 31,
                                          -------------------------------------------------------------------------------------
                                                1998               1997               1996              1995             1994
                                                ----               ----               ----              ----             ----
Total amount of:                                                     (Dollars in thousands)
 Assets..........................             $220,032           $343,995           $204,398          $212,598         $202,128
 Loans receivable, net...........              108,807            103,470             95,496            84,755           78,527
 Cash and due from banks.........                1,905              1,264              1,452             1,303            1,578
    Time deposits and
       interest-bearing deposits
       in FHLB...................                  214              5,945              2,000            12,550           38,200
 Federal funds sold..............                9,685            151,095                500             7,948            1,330
 Securities available for sale...               68,139             26,699              5,125             4,053            2,955
    Securities held to maturity:.
    FHLB securities..............               13,998             31,988             77,962            80,990           63,002
    Mortgage-backed securities...               13,356             19,578             17,984            17,563           13,343
 Deposits........................              154,816            320,633            183,827           194,775          185,699
 FHLB advances...................                   --                 --              1,317                --               --
 Total equity....................               61,134             19,936             16,824            16,002           14,930
-------------------------------------------------------------------------------------------------------------------------------
Number of:
 Real estate loans outstanding                   2,150              2,198              2,151             2,074            2,026
 Deposit accounts................               19,251             21,277             23,778            25,473           24,648
 Offices open....................                    5                  5                  5                 5                5


OPERATING DATA                                                       Year Ended December 31,
                                          -------------------------------------------------------------------------------------
                                                1998               1997               1996              1995             1994
                                                ----               ----               ----              ----             ----
                                                                         (In thousands)
Interest income..................             $ 15,051           $ 14,311           $ 13,220          $ 12,472         $ 10,434
Interest expense.................                8,004              9,350              9,757            10,009            7,740
                                              --------           --------           --------          --------         --------
Net interest income before
 provision  for loan losses......                7,047              4,961              3,463             2,463            2,694
Provision for loan losses........                   20                 20                100                --               --
                                              --------           --------           --------          --------         --------
Net interest income..............                7,027              4,941              3,363             2,463            2,694
Non-interest income..............                  547                528                590               398              512
Non-interest expense.............                2,982              2,408              3,674(1)          2,246            2,339
                                              --------           --------           --------          --------         --------
Income before income taxes.......                4,592              3,061                279               615              867
Provision for income taxes.......                1,641              1,038                 84               203              287
                                              --------           --------           --------          --------         --------
Net income.......................             $  2,951           $  2,023           $    195(1)       $    412         $    580
                                              ========           ========           ========          ========         ========

________________________
(1) Includes payment to the SAIF of a one-time deposit insurance special assessment of $1.2 million ($812,000 net of tax) pursuant to legislation enacted to recapitalize the Savings Association Insurance Fund ("SAIF"). See Note 13 of Notes to Financial Statements.

SELECTED QUARTERLY INFORMATION (UNAUDITED)

                                                       First               Second             Third             Fourth
                                                      Quarter             Quarter            Quarter           Quarter
                                                   -----------          ----------         ----------        -----------
                                                                               (In thousands)
YEAR ENDED DECEMBER 31, 1997:
 Interest income                                       $3,271             $3,372              $3,368            $4,300
 Net interest income after provision for
  losses on loans                                       1,030              1,177               1,147             1,587
 Noninterest income                                       125                145                 134               124
 Noninterest expense                                      616                547                 562               683
 Net income (loss)                                        358                512                 477               676

YEAR ENDED DECEMBER 31, 1998:
 Interest income                                       $4,317             $3,592              $3,578            $3,564
 Net interest income after provision for
  losses on loans                                       1,903              1,705               1,710             1,709
 Noninterest income                                       135                145                 138               129
 Noninterest expense                                      578                622                 594             1,188
 Net income (loss)                                        968                794                 829               360

KEY OPERATING RATIOS


                                                                        At or for the Year Ended December 31,
                                                                     ------------------------------------------
                                                                         1998           1997           1996
                                                                         ----           ----           ----
PERFORMANCE RATIOS
 Return on average assets (net income divided by average
  total assets)....................................................       1.29%          0.93%         0.09% (1)
 Return on average equity (net income divided by
  average total equity)............................................       5.76%         11.13%         1.19% (1)
 Interest rate spread (combined weighted average interest rate
  earned less combined weighted average interest rate cost)........       2.07%          1.93%         1.35%
 Ratio of average interest-earning assets to average
  interest-bearing liabilities.....................................     130.08%        109.17%       107.29%
 Ratio of non-interest expense to average total assets.............       1.30%          1.10%         1.76%
 Ratio of net interest income after provision
  for loan losses to non-interest expense..........................     235.65%        205.19%        91.54%
 Efficiency ratio (noninterest expense divided by sum of net
  interest income plus noninterest income).........................      39.26%         44.03%        92.94%

ASSET QUALITY RATIOS
 Nonperforming assets to total assets at end of period.............       0.13%          0.05%         0.13%
 Nonperforming loans to total loans at end of period...............       0.26%          0.16%         0.28%
 Allowance for loan losses to total loans at end of period.........       0.24%          0.23%         0.23%
 Allowance for loan losses to nonperforming loans at
  end of period....................................................      89.90%        145.40%        81.58%
 Provision for loan losses to total loans receivable, net..........       0.02%          0.02%         0.10%
 Net charge-offs to average loans outstanding......................        N/A(2)         N/A(2)      0.005%

CAPITAL RATIOS
 Total equity to total assets at end of period.....................      27.78%          5.80%         8.23%
 Average total equity to average assets............................      22.40%          8.33%         7.82%

___________________
(1) Includes the effect of the payment in 1996 of a one-time deposit insurance special assessment of $1.2 million to the SAIF. Excluding the effect of the SAIF assessment, the return on average assets would have been 0.48% and its return on average equity would have been 6.15%.
(2) Ratio is not applicable because there was no provision for loan losses or net charge-offs for this period.


REGULATORY CAPITAL RATIOS                                              December 31, 1998
                                                                 ------------------------------
                                                                    (Dollars in thousands)
 Tangible capital..............................................        $35,886            18.15%
  Less:  Tangible capital requirement..........................          2,965             1.50
                                                                       -------          -------
  Excess.......................................................        $32,921            16.65%
                                                                       =======          =======

 Core capital..................................................        $35,886            18.15%
 Less:  Core capital requirement...............................          7,907             4.00
                                                                       -------          -------
  Excess.......................................................        $27,979            14.15%
                                                                       =======          =======

 Total risk-based capital......................................        $36,143            17.80%
 Less:  Risk-based capital requirement.........................          5,769             8.00
                                                                       -------          -------
  Excess.......................................................        $30,374             9.80%
                                                                       =======          =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     This discussion relates to the financial condition and results of operations of the Company, which became the holding company for the Bank in February 1998. The principal business of the Bank consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Bank's loan portfolio consists primarily of loans secured by residential real estate located in its market area.

     For the year ended December 31, 1998, the Company recorded net income of $3.0 million, a return on average assets of 1.29% and a return on average equity of 5.76%. For the year ended December 31, 1997, the Company recorded net income of $2.0 million, a return on average assets of 0.93% and a return on average equity of 11.13%. For the year ended December 31, 1996, the Company recorded net income of $195,000, a return on average assets of 0.09% and a return on average equity of 1.19%. In 1996, the Federal Deposit Insurance Corporation ("FDIC") was paid a special assessment of $1.2 million before taxes ($812,000 net of tax) to recapitalize the SAIF. Excluding the effect of this one-time assessment in 1996, the Company would have recorded net income of $1,007,000, a return on average assets of 0.48% and a return on average equity of 6.15%.

     The Company's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolios and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Company's net income also is affected by the level of non-interest expenses such as compensation and employee benefits and FDIC insurance premiums.

     The operations of the Company and the entire thrift industry are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Company's market area.

CURRENT BUSINESS STRATEGY

     Until 1996, the Company's primary focus was on asset growth by attracting deposits. The Company determined that deposits were the most suitable source of funding for the Bank because of their relative stability and the opportunity for the Bank to offer other income-producing products to its depositors. To attract deposits, the Company offered rates on accounts that were at or above then-prevailing rates in its market area. As a result of this practice, the Company's total assets increased each year until it reached $212.6 million at December 31, 1995. This strategy substantially increased the Company's interest expense and reduced profitability.

     The Company, however, was unable to deploy the significant amount of funds generated by this strategy solely through loan originations in its market area, as reflected in the loan-to-deposit ratio of 43.5% at December 31, 1995. As a result, the Company invested these funds in securities, primarily U.S. government and agency securities and mortgage-backed securities. See "-- Asset/Liability Management." The yields on these investments were significantly less than the yields obtained by the Company on its loan portfolio. The combined lower weighted average yield on the Company's interest-earning assets, when reduced by the relatively high cost of the Company's deposits due to the Company's former deposit pricing strategy, tended to depress the Company's overall profitability.

     In 1996, the Company revised its business strategy to emphasize increased profitability over asset growth by attracting deposits on a less aggressive basis through a reduction in overall deposit rates. This reduction caused a deposit run-off during 1996 of approximately $10.9 million in higher-costing deposits. This run-off contributed to a reduction in the Company's total assets to $204.4 million at December 31, 1996 from $212.6 million at December 31, 1995. Deposits as a percentage of average assets decreased from 92.4% at December 31, 1995, to 87.8% at December 31, 1996. Deposits as a percentage of average assets were 147.0% at December 31, 1997, primarily as a result of subscriptions for Common Stock in the conversion. At December 31, 1998, deposits as a percentage of average assets were 67.7%. In addition, the Company has continued its emphasis on the origination of adjustable rate loans in its market area. In 1996, average loans increased $9.9 million, or 12.0%, from the 1995 average. In 1997, average loans increased $7.1 million, or 7.7%, from the 1996 average. And in 1998, average loans increased $6.7 million, or 6.8%, from the 1997 average. Despite the Company's reduced emphasis on deposit-gathering, the Company remains well positioned to meet its liquidity needs.

     As a result of the Company's revised business strategy, the Company's interest rate spread increased to 2.07% for the year ended December 31, 1998 and 1.93% for the year ended December 31, 1997, compared to 1.35% for the year ended December 31, 1996. During 1996, the Bank was required to pay a one-time deposit insurance assessment of $1.2 million ($812,000 net of taxes) to the FDIC`. See
Note 13 of Notes to Financial Statements. This special assessment was imposed on all SAIF-insured financial institutions in September 1996. Including this special SAIF assessment, the Company's net income, return on average assets and return on average equity for 1996 were $195,000, 0.09%, and 1.19%, respectively. Excluding the after-tax effect of this one-time assessment, the Company's 1996 net income, return on average assets and return on average equity would have been $1,007,000, 0.48% and 6.15%, respectively.

     The Company's profitability in the year ended December 31, 1998 also was primarily attributable to its current business strategy. The Company's net income, return on average assets and return on average equity were $3.0 million, 1.29% and 5.76%, respectively, for the year ended December 31, 1998. See "Selected Financial Information and Other Data."

     The results to date which are attributable to the Company's current business strategy are not necessarily indicative of future results. The Company and the Bank are in the process of preparing an updated Business Plan which will, among other things, evaluate their current business strategy and financial condition, as well as post-conversion operating results. Strategies to be considered include, but are not limited to, diversification of business, dividend policy and repurchases of shares of Common Stock. It is expected that the revised Business Plan will be completed in the second quarter of 1999.

ASSET/LIABILITY MANAGEMENT

     Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 1998, approximately $15.8 million of the one-to-four family residential loans originated by the Company (comprising 64.73% of such loans) had adjustable rates.

     The Company used excess funds to invest in U.S. government and agency securities and mortgage-backed securities. Such investments have been made in order to manage interest rate risk, as well as to diversify the Company's assets, manage cash flow, obtain yields and maintain the minimum levels of qualified and liquid assets required by regulatory authorities.

     The U.S. government and agency securities consist of notes issued by the FHLB System and other government agencies. These securities generally are purchased for a term of five years or less, and are fixed-term, fixed rate securities, callable securities or securities which provide for interest rates to increase at specified intervals to pre-established rates, and thus improve the spread between the cost of funds and yield on investments. At December 31, 1998, approximately $20.0 million of the securities were due in one year or less and approximately $17.0 million were due in one to five years. However, at December 31, 1998, approximately $17.0 million of these securities had call provisions which authorize the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 1998, all of these securities are callable and/or due prior to December 31, 1999. It is currently anticipated that any funds available from a prepayment would be reinvested into those U.S. government and agency securities or mortgage-backed securities which the Company believes to be the most appropriate investments at that time, assuming lending opportunities are not then available. Notwithstanding their call feature, it is believed that investments in callable securities, which have improved the portfolio yield over alternative fixed yield, fixed maturity investments, have been beneficial.

     Mortgage-backed securities entitle the Company to receive a pro rata portion of the cash flow from an identified pool of mortgages. Although mortgage-backed securities generally offer lesser yields than the loans for which they are exchanged, mortgage-backed securities present lower credit risk by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Company. Further, since they are primarily adjustable rate, mortgage-backed securities are helpful in limiting the Company's interest rate risk. For more information regarding investment securities, see Note 2 of Notes to Financial Statements.

INTEREST RATE SENSITIVITY ANALYSIS

     The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities do not change at the same speed, to the same extent or on the same basis. As part of its effort to manage interest rate risk, the Bank monitors its net portfolio value ("NPV"), a methodology adopted by the OTS to assist the Bank in assessing interest rate risk.

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

     The following table presents the Bank's NPV at December 31, 1998, as calculated by the OTS, based on information provided to the OTS by the Bank.

   Change             Net Portfolio Value            NPV as % of PV of Assets
              ----------------------------------    --------------------------
  In Rates    $ Amount    $ Change      % Change    NPV Ratio           Change
  --------    --------    --------      --------    ---------           ------
                     (Dollars in thousands)
  +400 bp     $39,643     $-5,630         -12%        20.21%           -182bp
  +300 bp      41,926      -3,347          -7%        20.03%           -100bp
  +200 bp      43,598      -1,675          -4%        21.59%            -44bp
  +100 bp      44,602        -671          -1%        21.87%            -15bp
     0 bp      45,273                                 22.03%
  -100 bp      46,192         919          +2%        22.27%            +24bp
  -200 bp      47,519       2,245          +5%        22.66%            +63bp
  -300 bp      49,049       3,776          +8%        23.11%           +108bp
  -400 bp      50,368       5,094         +11%        23.47%           +144bp

         Interest Rate Risk Measures:  200 Basis Point (bp) Rate Shock

      Pre-Shock NPV Ratio:  NPV as % of PV of Assets.............  22.03%
      Exposure Measure:  Post-Shock NPV Ratio....................  21.59%
      Sensitivity Measure:  Change in NPV Ratio..................    44bp

     The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. The computations do not contemplate any actions the Bank could undertake in response to changes in interest rates.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1998, the Company had a positive one-year interest rate sensitivity gap of 22.59% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 which are expected to mature or reprice in each of the time periods shown.

                                                      Over One        Over Five       Over Ten
                                         One Year     Through          Through         Through        Over Fifteen
                                         or Less     Five Years       Ten Years      Fifteen Years        Years          Total
                                         -------     ----------       ---------      -------------        -----          -----
                                                                     (Dollars in thousands)
Interest-earning assets:
 Loans:
    One-to-four family................   $ 72,974     $  1,673        $ 2,855           $ 8,803         $ 2,305       $ 88,610
    Multi-family residential..........      1,539           --             --                --              --          1,539
    Construction......................      3,599           --             --                --              --          3,599
    Non-residential...................      8,193           --             --                --              --          8,193
    Secured by deposits...............      2,280           --             --                --              --          2,280
    Other consumer....................      1,340        3,213             33                --              --          4,586
   Time deposits and interest
   bearing deposits in FHLB...........        214           --             --                --              --            214
   Federal funds sold.................      9,686           --             --                --              --          9,686
   Securities.........................     29,875       17,048             --                --              --         46,923
   Mortgage-backed securities.........     31,192       13,665            895                54           2,764         48,570
                                         --------     --------        -------           -------         -------       --------
     Total............................   $160,892     $ 35,599        $ 3,783           $ 8,857         $ 5,069       $214,200
                                         --------     --------        -------           -------         -------       --------

 Interest-bearing liabilities:
   Deposits...........................   $112,498     $ 39,588             --                --              --       $152,086
                                         --------     --------        -------           -------         -------       --------

 Interest sensitivity gap.............   $ 48,394     $ (3,989)       $ 3,783           $ 8,857         $ 5,069       $ 62,114
                                         ========     ========        =======           =======         =======       ========
 Cumulative interest sensitivity
   gap................................   $ 48,394     $ 44,405        $48,188           $57,045         $62,114       $ 62,114
                                         ========     ========        =======           =======         =======       ========
 Ratio of interest-earning assets
   to interest-bearing liabilities....     143.02%       89.92%           N/A               N/A             N/A         140.84%
                                         ========     ========        =======           =======         =======       ========
 Ratio of cumulative gap to
   total interest-earning assets......      22.59%       20.73%         22.50%            26.63%          29.00%         29.00%
                                         ========     ========        =======           =======         =======       ========

     The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturities, except for adjustable rate loans which are classified based upon their next repricing date. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and that other deposits are withdrawn or repriced within one year. Management of the Company does not believe that these assumptions will be materially different from the Company's actual experience. However, the actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

     The retention of adjustable-rate mortgage loans in the Company's portfolio helps reduce the Company's exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to borrowers as a result of repricing adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest costs to the borrowers.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

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

                                                    At December 31, 1998
                                             ---------------------------------
                                                                 Weighted
                                             Balance        Average Yield/Cost
                                             -------        ------------------
                                                    (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net...................    $108,807                 7.62%
 Securities available for sale...........      68,139                 3.73%
 Securities held to maturity.............      27,354                 6.31%
 Time deposits and other interest-
   bearing cash deposits.................       9,900                 4.68%
                                             --------               ------
   Total interest-earning assets.........     214,200                 6.08%
Non-interest-earning assets..............       5,832
                                             --------
 Total assets............................    $220,032
                                             ========

Interest-bearing liabilities:
 Deposits................................    $152,085                 4.70%
Non-interest-bearing liabilities.........       6,814
                                             --------
   Total liabilities.....................     158,899
Common stock.............................          40
Additional paid-in capital...............      39,546
Retained earnings........................      18,984
Unallocated ESOP shares..................      (2,933)
Accumulated other comprehensive
 income..................................    $  5,496
                                             --------
   Total liabilities and equity..........    $220,032
                                             ========

Interest rate spread.....................                             1.38%
                                                                    ------
Ratio of interest-earning assets
 interest-bearing liabilities............                           144.59%
                                                                    ======

                                                   (Continued on following page)

                                                                      Year Ended December 31,
                                          ------------------------------------------------------------------------------
                                                           1998                                     1997
                                          -------------------------------------     ------------------------------------
                                           Average                     Average       Average                   Average
                                           Balance      Interest     Yield/Cost      Balance     Interest     Yield/Cost
                                           -------      --------     ----------      -------     --------     ----------
                                                                                            (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net.................    $105,837     $ 8,279          7.82%       $ 99,126     $ 7,607          7.67%
 Securities available for sale.........      48,539       2,418          4.98%         11,405         412          3.61%
 Securities held to maturity...........      36,777       2,360          6.42%         75,307       4,706          6.25%
 Time deposits and other
  interest-bearing cash
  deposits.............................      32,480       1,994          6.13%         27,233       1,586          5.82%
                                           --------     -------                      --------     -------
  Total interest-earning

   assets..............................     223,633      15,051          6.73%        213,071      14,311          6.72%
                                                        -------        ------                     -------        ------
Non-interest-earning assets............       5,143                                     5,119
                                           --------                                  --------
 Total assets..........................    $228,776                                  $218,190
                                           ========                                  ========

Interest-bearing liabilities:
 Deposits..............................    $171,922       8,004          4.65%       $195,019     $ 9,341          4.79%
 Borrowings............................          --          --            --%            161           9          5.59%
                                           --------     -------        ------        --------     -------
  Total interest-bearing
   liabilities.........................     171,922       8,004          4.65%        195,180       9,350          4.79%
                                                        -------        ------                     -------        ------
Non-interest-bearing liabilities.......       5,629                                     4,829
                                           --------                                  --------
  Total liabilities....................     177,551                                   200,009
Common stock...........................          32                                        --
Additional paid-in capital.............      31,492                                        --
Retained earnings......................      18,174                                    15,510
Unallocated ESOP shares................      (2,582)                                       --
Accumulated other
 comprehensive income..................       4,109                                     2,671
                                           --------                                  --------
  Total liabilities and
   equity..............................    $228,776                                  $218,190
                                           ========                                  ========
Net interest income....................                 $ 7,047                                   $ 4,961
                                                        =======                                   =======
Interest rate spread...................                                  2.07%                                     1.93%
                                                                       ======                                    ======
Net yield on interest-earning
 Assets................................                                  3.15%                                     2.33%
                                                                       ======                                    ======
Ratio of average interest-earning
 assets to average interest-
 bearing liabilities...................                                130.08%                                   109.17%
                                                                       ======                                    ======

                                           --------------------------------------
                                                           1996
                                           --------------------------------------
                                           Average                      Average
                                           Balance      Interest       Yield/Cost
                                           -------      --------       ----------
Interest-earning assets:
 Loans receivable, net.................   $ 92,066      $ 6,824            7.41%
 Securities available for sale.........      4,372          151            3.45%
 Securities held to maturity...........     98,139        5,624            5.73%
 Time deposits and other
  interest-bearing cash
  deposits.............................      9,459          621            6.75%
                                          --------      -------
  Total interest-earning
   assets..............................    204,036       13,220            6.48%
                                                        -------          ------
Non-interest-earning assets............      5,310
                                          --------
 Total assets..........................   $209,346
                                          ========

Interest-bearing liabilities:
 Deposits..............................   $189,837      $ 9,732            5.13%
 Borrowings............................        329           25            7.59%
                                          --------      -------
  Total interest-bearing
   liabilities.........................    190,166        9,757            5.13%
                                                        -------          ------
Non-interest-bearing liabilities.......      2,816
                                          --------
  Total liabilities....................    192,982
Common stock...........................         --
Additional paid-in capital.............         --
Retained earnings......................     14,578
Unallocated ESOP shares................         --
Accumulated other
 comprehensive income..................      1,786
                                          --------
  Total liabilities and
   equity..............................   $209,346
                                          ========
Net interest income....................                 $ 3,463
                                                        =======
Interest rate spread...................                                    1.35%
                                                                         ======
Net yield on interest-earning
 Assets................................                                    1.70%
                                                                         ======
Ratio of average interest-earning
 assets to average interest-
 bearing liabilities...................                                  107.29%
                                                                         ======

RATE VOLUME ANALYSIS

   The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume from year to year multiplied by the average rate for the prior year) and (ii) change in rate (changes in the average rate from year to year multiplied by the prior year's volume).

                                                                            Year Ended December 31,
                                    -----------------------------------------------------------------------------------------------
                                                     1998 vs. 1997                                         1997 vs. 1996
                                    ---------------------------------------------    ----------------------------------------------
                                               Increase                                          Increase
                                          (Decrease) due to                                  (Decrease) due to
                                    ---------------------------                      ------------------------------
                                                                   Total Increase                                    Total Increased
                                         Rate         Volume         (Decrease)            Rate          Volume        (Decrease)
                                      -----------  -------------   -------------       -------------  ------------     ---------


                                                                            (Dollars in thousands)
Interest-earning assets:
 Loans receivable.............            $  157        $   515           $   672               $  260         $   523   $    783
 Securities available for
  sale........................               665          1,341             2,006                   18             243        261
 Securities held to
  maturity....................                62         (2,408)           (2,346)                 390          (1,308)      (918)
 Other interest-earning
  assets......................               102            306               408                 (203)          1,168        965
                                          ------        -------           -------               ------         -------     ------
  Total interest-
   earning assets.............            $  986        $  (246)          $   740               $  465         $   626     $1,091
                                          ------        -------           -------               ------         -------     ------

Interest-bearing liabilities:
 Deposits.....................            $ (231)       $(1,106)          $(1,337)              $ (657)        $   266     $ (391)
 Borrowings...................                --             (9)               (9)                  --             (16)       (16)
                                          ------        -------           -------               ------         -------     ------
  Total interest-
   bearing liabilities........            $ (231)       $(1,115)          $(1,346)              $ (657)        $   250     $ (407)
                                          ------        -------           -------               ------         -------     ------

Increase in net
 interest income..............            $1,217        $   869           $ 2,086               $1,122         $   376     $1,498
                                          ======        =======           =======               ======         =======     ======

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND DECEMBER 31, 1997

   The Company's total assets decreased by $124.0 million, or 36.1%, from $344.0 million at December 31, 1997 to $220.0 million at December 31, 1998, primarily as a result of a reduction in federal funds sold from $151.1 million at December 31, 1997 to $9.7 million at December 31, 1998, primarily due to the expenditure of funds received in the conversion. At December 31, 1998, deposits decreased to $154.8 million from $320.6 million at December 31, 1997, a net decrease of $165.8 million, or 51.7%. This reduction reflected two factors: primarily the use of deposits to purchase stock in the conversion and continuation of the Company's strategy to price deposits less aggressively. The Company's average cost of deposits for the year ended December 31, 1998 was 4.65%, compared to 4.79% for the year ended December 31, 1997.

   The loan portfolio increased by $5.3 million, or 5.2%, during the year ended December 31, 1998. Net loans totaled $108.8 million and $103.5 million at December 31, 1998 and 1997, respectively. The increase in the loan activity during the year ended December 31, 1998 was primarily due to the Company's efforts to expand its loan originations and reduce the proportion of its interest-earning assets not invested in loans. For the year ended December 31, 1998, the Company's average yield on loans was 7.82%, compared to 7.67% for the year ended December 31, 1997.

   At December 31, 1998, the investment portfolio included securities classified as "held to maturity" carried at amortized cost of $27.4 million and an estimated fair market value of $27.6 million and securities classified as "available for sale" with an estimated fair market value of $68.1 million, including Federal Home Loan Mortgage Corporation ("FHLMC") stock with a fair market value of $8.0 million.

   The allowance for loan losses totaled $258,000 at December 31, 1998, compared to $237,000 at December 31, 1997. As of those dates, the Company's non-performing loans were $287,000 and $163,000, respectively, or 0.26% and 0.16% of total loans, respectively. At December 31, 1998, the ratio of the allowance for loan losses to loans was 89.90%, compared to 145.50% at December 31, 1997. The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis. Various factors are considered, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Company has had minimal losses on loans in prior years. See Note 3 of Notes to Financial Statements.

   Premises and equipment, net, increased by $208,000 from December 31, 1997 to December 31, 1998. Land increased from $538,000 at December 31, 1997 to $543,000 at December 31, 1998. These increases were due to the relocation of the Cadiz branch to a new facility constructed during the year. See Note 4 of Notes to Financial Statements.

   The Company's other assets decreased $214,000, to $225,000 at December 31, 1998, from $439,000 at December 31, 1997, principally due to prepaid conversion expenses in the prior year.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

   The Company's total assets increased by $139.6 million, from $204.4 million at December 31, 1996 to $344.0 million at December 31,1997. Federal funds sold increased from $500,000 at December 31, 1996 to $151.1 million at December 31, 1997, primarily due to funds received in connection with the conversion. Securities held to maturity declined $44.4 million due to various issues maturing. A portion of such funds was reinvested in securities available for sale, which increased $21.6 million.

   In 1997, the Company continued to price its deposits less aggressively in an effort to reduce its overall cost of funds. At December 31, 1997 deposits increased to $320.6 million from $183.8 million at December 31, 1996, a net increase of $136.8 million, primarily as a result of subscriptions for the Common Stock in the conversion. The Company's average cost of deposits for the year ended December 31, 1997 was 4.79%, compared to 5.13% for the year ended December 31, 1996.

   The Company's loan portfolio increased by $8.0 million during the year ended December 31, 1997. Net loans totaled $103.5 million and $95.5 million at December 31, 1997 and December 31, 1996, respectively. The increase in the loan activity during the year ended December 31, 1997 was due to the Company's efforts to increase its loan originations using funds currently held in investment securities. For the year ended December 31, 1997, the Company's average yield on loans was 7.67%, compared to 7.41% for the year ended December 31, 1996.

   At December 31, 1997, the Company's investments classified as "held to maturity" were carried at amortized cost of $51.6 million and had an estimated fair market value of $52.0 million, and its securities classified as "available for sale" had an estimated fair market value of $26.7 million, including FHLMC stock with an estimated fair market value of $5.2 million. See Note 2 of Notes to Financial Statements.

   The allowance for loan losses totaled $237,000 at December 31, 1997, an increase of $20,000 from the allowance of $217,000 at December 31, 1996. The ratio of the allowance for loan losses to loans was 0.23% at each of December 31, 1997 and 1996. Also at December 31, 1997, the Company's non-performing loans were $163,000, or 0.16% of total loans, compared to $266,000, or 0.28% of total loans, at December 31, 1996, and the Company's ratio of allowance for loan losses to non-performing loans at December 31, 1997 and December 31, 1996 was 145.50% and 81.58%, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

   NET INCOME. The Company's net income for the year ended December 31, 1998 was $3.0 million, compared to $2.0 million for the year ended December 31, 1997. The increase in net income for the year resulted primarily from the Company's repositioning funds into higher yielding assets as well as a decline in the cost of funds.

   NET INTEREST INCOME. Net interest income for the year ended December 31, 1998 was $7.0 million, compared to $5.0 million for the year ended December 31, 1997. The increase in net interest income for the year ended December 31, 1998 was primarily due to a lower cost of funds and a higher yield on interest-earning assets. For the year ended December 31, 1998, the average yield on total interest-earning assets was 6.73%, compared to 6.72% for the year ended December 31, 1997, and its average cost of interest-bearing liabilities was 4.65%, compared to 4.79% for the year ended December 31, 1997. As a result, the interest rate spread for the year ended December 31, 1998 was 2.07%, compared to 1.93% for the year ended December 31, 1997, and its net yield on interest-earning assets was 3.15% for the year ended December 31, 1998, compared to 2.33% for the year ended December 31, 1997.

   INTEREST INCOME. Interest income increased by $740,000 from $14.3 million to $15.1 million, or by 5.2%, during 1998 compared to 1997. This increase primarily resulted from an increase in the average yield on the loan portfolio, which was 7.82% for 1998 compared to 7.67% for 1997, as well as an increase in the average balance of loans to $105.8 million in

1998 compared to $99.1 million in 1997.

   INTEREST EXPENSE. Interest expense decreased $1.3 million, or 14.4%, to $8.0 million for the year ended December 31, 1998 from $9.4 million for the year ended December 31, 1997. The Company's strategy of less aggressively pricing its deposit products resulted in a decrease in its cost of funds as well as a reduction in the level of interest-bearing liabilities due to an outflow of higher cost deposits. At December 31, 1998, total deposits were $154.8 million, compared to $320.6 million at December 31, 1997, a decrease of 51.7%.

   PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors, including general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition. The Company determined that a provision for loan loss of $20,000 was appropriate for the year ended December 31, 1998. The Company determined not to increase the level of the provision for loan losses, which was $20,000 in 1997.

   INCOME TAXES. The Company's effective tax rate for the year ended December 31, 1998 was 34.9%, compared to 33.9% for 1997. The increase in income tax expense of $602,000 in 1998 compared to 1997 was due to an increase in income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

   NET INCOME. The Company's net income for the year ended December 31, 1997 was $2.0 million compared to $195,000 for the year ended December 31, 1996.
The increase in net earnings for the year resulted primarily from an improvement in the Company's net yield on interest-earning assets and a decrease in SAIF insurance premiums, offset in part by an increase in income taxes.

   NET INTEREST INCOME. Net interest income for the year ended December 31, 1997 was $5.0 million, compared to $3.5 million for the year ended December 31, 1996. The increase in net interest income for the year ended December 31, 1997 was primarily due to a lower cost of funds and a higher yield on interest-earning assets. For the year ended December 31, 1997, the Company's average yield on total interest-earning assets was 6.72%, compared to 6.48% for the year ended December 31, 1996, and its average cost of interest-bearing liabilities was 4.79%, compared to 5.13% for the year ended December 31, 1996. As a result, the Company's interest rate spread for the year ended December 31, 1997 was 1.93%, compared to 1.35% for the year ended December 31, 1996, and its net yield on interest-earning assets was 2.33% for the year ended December 31, 1997, compared to 1.70% for the year ended December 31, 1996.

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

   PROVISION FOR LOAN LOSSES. The Company determined that an additional $20,000 provision for loan loss was required for the year ended December 31, 1997. For the year ended December 31, 1996, the Company determined that a $100,000 provision was warranted.

   NON-INTEREST EXPENSE. Total non-interest expense in the year ended December 31, 1997 was $2.4 million, compared to $3.7 million in 1996. A decrease in FDIC deposit insurance premiums of $1.6 million offset increases in other non-interest expenses.

   INCOME TAXES. The effective tax rate for the year ended December 31, 1997 was 33.9%, compared to 30.3% for 1996. The increase in income tax expense of $954,000 in 1997 compared to 1996 was due to an increase in income.

LIQUIDITY AND CAPITAL RESOURCES

   The Company has no business other than that of the Bank and investing the net conversion proceeds retained by it. Management believes that the net proceeds retained by the Company, earnings on such proceeds, principal and interest payments on the ESOP loan, together with dividends that may be paid from the Bank to the Company, will provide sufficient funds for its initial operations and liquidity needs; however, no assurance can be given that the Company will not have a need for additional funds in the future. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

   Capital Resources. At December 31, 1998, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS' regulatory capital requirements, and for a tabular presentation of the Bank's compliance with such requirements, see Note 13 of Notes to Financial Statements.

   Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 1998, the Bank had no outstanding advances from the FHLB. See Note 6 of Notes to Financial Statements.

   The Company's primary sources of funds consist of deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Company's liquidity needs for the immediate future.

   In addition, the Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4%. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratios at December 31, 1998, 1997 and 1996 were 53.87%, 65.36% and 45.63%, respectively.

   A portion of the Company's liquidity consists of cash and cash equivalents. At December 31, 1998, cash and cash equivalents totaled $1.9 million. The level of these assets depends upon the Bank's operating, investing and financing activities during any given period.

   Although operating activities have historically generated a declining amount of cash flows, cash flows from operating activities increased during the years ended December, 1997 and 1998. For the years ended December 31, 1996, 1997 and 1998, such cash flows were $112,000, $2.4 million and $2.9 million, respectively. The results for 1996 were primarily attributable to lower net income as the Company pursued a strategy of increasing its deposit base through the payment of above-market interest rates. This higher interest expense was not offset by the Company's adjustable rate mortgage loans, which were offered at then-lower market rates. Further, interest rates on the loans were adjusted based upon a lagging interest rate index, while deposit rates were subject to adjustment on a weekly basis. The Company discontinued its deposit pricing strategy in 1996, which contributed to the increase in the Company's interest rate spread to 2.07% for 1998, from 1.93% for 1997 and 1.35% for 1996. Cash flows from operating activities for 1996 were more than offset by a decrease in net income as a result of the required payment of the one-time SAIF assessment of $1.2 million. See Note 13 of Notes to Financial Statements.

   Cash flows from investing activities increased and became a net source of funds due to the emphasis on the investment of available funds in loans rather than in securities held-to-maturity. The principal source of cash flows in this area has been proceeds from the maturities of held-to-maturity securities, the volume of which reflects the prior emphasis on investments in such securities over loans. These proceeds were a source of cash flows of $44.0 million for 1996,

$50.3 million for 1997 and $24.2 million for 1998. At the same time, the investment of cash in loans was $5.4 million in 1998, $8.0 million in 1997 and $10.8 million in 1996, while purchases of held-to-maturity securities were $5.9 million in 1997 and $41.4 million in 1996. There were no purchases of held-to-maturity securities in 1998. Further, the Company has re-positioned the investment of its excess funds to enhance their availability. Funds not immediately invested in loans are sold on the federal funds market, which permits the Company to earn a favorable rate of interest while maintaining daily access to such funds. Although the Company continues to acquire held-to-maturity securities using funds from loan repayments and proceeds from maturities of similar securities, the liquidity position avoids the need to consider the sale of such securities prior to maturity to satisfy lending or other operational commitments. At December 31, 1998, in addition to the liquidity of its federal funds sold and other assets, which were 53.87% of deposits and short-term borrowings, the Bank had available an unused $10.1 million line of credit with the FHLB of Cincinnati.

   The Company's financing activities have changed from a provider of cash to a user of cash due to the removal of the emphasis on the growth of its deposit base. As part of this strategy, which began during 1996, the Company permitted the run-off of higher-costing time deposits by offering only market rates of interest on maturing deposits rather than above-market rates under its previous pricing strategy. As a result of the current strategy, cash was required to fund net withdrawals of time deposits in amounts of $13.1 million in 1996, $7.8 million in 1997 and $16.5 million in 1998. Because of the Company's ability to generate cash flows from its financing activities and the availability of its other liquid assets, the Company does not anticipate any difficulty in funding future withdrawals of such time deposits as they come due.

   At December 31, 1998, the Bank had $464,789 in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $62.9 million at December 31, 1998. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

   Another source of liquidity is net proceeds from the conversion. Following the completion of the conversion, the Bank received 50% of the net proceeds from the conversion or approximately $19.7 million, which are being used for the Bank's business activities.

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

   Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, changes in interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

THE YEAR 2000 PROBLEM

   The Company is aware of the current concerns throughout the business community of reliance upon computer software that does not properly recognize the Year 2000 in date formats, often referred to as the "Year 2000 Problem." The Year 2000 Problem is the result of software being written using two digits rather than four digits to define the applicable year (i.e., "98" rather than "1998"). A failure by a business to properly identify and correct a Year 2000 Problem in its operations could result in system failures or miscalculations. In turn, this could result in disruptions of operations, including among other things a temporary inability to process transactions, or otherwise engage in routine business transactions on a day-to-day basis.

   Operations of the Company depend on the successful operation on a daily basis of its computer systems and a third party service bureau's equipment and software. In its analysis of these systems, equipment and software, a plan of action has been put in place by the Bank to minimize its risk exposure to the Year 2000 Problem. As part of the plan, an oversight committee has been set up to monitor Year 2000 compliance.

   The Company's service provider has successfully completed the renovation of its equipment as well as Phase One and Phase Two of its proxy tests involving the participation of member institutions transmitting within a test institution created for this purpose. Phase Three of these tests is due to be completed April 30, 1999. Institution transmission tests were held in November 1998 with satisfactory results. The service provider has contracted with a recovery site in Philadelphia to cover Year 2000 contingencies and will conduct Business Recovery Tests on April 25, 1999 to ensure proper transmission with member institutions. The service provider believes its systems and equipment will be well prepared for the Year 2000 Problem.

   The Company has completed its renovation of computer equipment, assessment of mission-critical systems, review of tests, and contingency planning. Due to its preparations and the preparations of its service provider, a high level of confidence exists within the management of the Company that disruptions to normal business operations due to the Year 2000 Problem will be minimal. However, the risk of system failures cannot be eliminated. Also, the Company cannot guarantee the performance of third parties as to which it has material relationships.

   As of March 31, 1999, the Company had incurred approximately $42,000 in direct compliance costs associated with the Year 2000 Problem. The Company estimates that $45,000 will approximate total direct compliance costs through the Year 2000. The Company does not separately track internal costs incurred for Year 2000 compliance, such costs are principally related to payroll expenditures. Funding for such costs has been and will be derived from normal operating cash flow.

IMPACT OF NEW ACCOUNTING STANDARDS

   Pensions and Other Postretirement Benefits. In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"), which changes current financial-statement disclosure requirements from those that were required under SFAS 87 "Employers' Accounting for Pensions," SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

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

   SFAS 132 does not change the existing measurement or recognition provisions of the above standards and is effective for fiscal years beginning after December 15, 1997, though early application is permitted. The Company adopted SFAS 132 with no material impact on the Company's financial statements.

   Accounting for Derivatives and Hedging Activities. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It also establishes the conditions under which a derivative should be designated as hedging a specific type of exposure and requires the Company to establish at the inception of the hedge the method and measurement approach used to assess its effectiveness. The Company does not believe the adoption of SFAS 133 will have a significant impact on its financial statements and disclosures.

   Mortgage-Backed Securities. In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS 134"), an amendment of FASB Statement No.
65. SFAS 134 requires that after an entity securitizes mortgage loans held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. SFAS 134 conforms (1) the accounting for securities that have been retained after the securitization of mortgage loans by a mortgage banking enterprise with (2) the accounting for securities that have been retained after the securitization of other types of assets by a non-mortgage banking enterprise. This statement is effective for the first fiscal quarter after December 15, 1998. However, since the Company and the Bank do not securitize mortgage loans, the Company does not anticipate any financial statement impact from adopting this statement.

PROPOSED BENEFIT PLANS

   The Board of Directors of the Company has adopted the HopFed Bancorp, Inc. 1999 Stock Option Plan (the "Option Plan") and the HopFed Bancorp, Inc. Management Recognition Plan (the "MRP"), both of which are subject to stockholder approval. Under the Option Plan, the option committee has discretionary authority to grant stock options and stock appreciation rights to such employees, directors and advisory directors as the committee shall designate. The Option Plan reserves 403,362 shares of Common Stock for issuance upon the exercise of options or stock appreciation rights. Under the

MRP, up to 161,345 shares of Common Stock may be awarded to selected directors, advisory directors and employees. Neither the Company nor the Bank will receive any monetary consideration for the granting of awards under the Option Plan and the MRP. The Company will receive the exercise price for shares of Common Stock issued to Option Plan participants upon the exercise of their options, and will receive no monetary consideration upon the exercise of stock appreciation rights. Under applicable accounting standards, if the MRP is approved by the Company's stockholders, the Company must recognize compensation expense based on the fair market value of the Common Stock on the date the MRP awards are granted, with such amount being amortized over the expected vesting period for the award. In February 1999, subject to stockholder approval of the plans, the Board of Directors granted options to purchase 403,360 shares of Common Stock under the Option Plan at an exercise price of $20.75 per share and awarded 161,342 shares of Common Stock under the MRP based on a fair market value of $20.75 per share.

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

                           [LETTERHEAD APPEARS HERE]


                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Hopfed Bancorp, Inc.


We have audited the accompanying consolidated statements of financial condition of Hopfed Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hopfed Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ YORK, NEAL & CO. HOPKINSVILLE, LLP

Hopkinsville, Kentucky
March 30, 1999

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          DECEMBER 31, 1998 AND 1997


                                          1998                1997
                                         ------              ------
                                       ASSETS
Cash and due from banks               $  1,904,620       $  1,263,868
Time deposits                                 -             2,000,000
Interest-earning deposits in
  Federal Home Loan Bank                   214,166          3,944,621
Federal funds sold                       9,685,000        151,095,000
Securities available for sale           68,139,383         26,698,853
Securities held to maturity, market
  value of $27,633,452 and $51,963,937
  for 1998 and 1997, respectively       27,354,099         51,566,329
Loans receivable, net of allowance
  for loan losses of $257,744 and
   $237,444 for 1998
    and 1997, respectively             108,806,634        103,470,161
Accrued interest receivable              1,157,252          1,183,808
Premises and equipment, net              2,546,349          2,333,475
Other assets                               224,711            438,913
                                      ------------       ------------

     Total assets                     $220,032,214       $343,995,028
                                      ============       ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing accounts        $  2,730,676       $  1,963,073
  Interest-bearing accounts:
    Demand / NOW accounts                8,624,089          9,483,478
    Money market accounts               30,771,443         42,064,189
    Passbook savings                    10,194,223        148,080,134
    Other time deposits                102,495,354        119,041,727
                                      ------------       ------------
    Total deposits                     154,815,785        320,632,601
Advances from borrowers
  for taxes and insurance                  165,799            171,519
Federal income taxes payable:
  Current                                     -               360,231
  Deferred                               3,268,965          1,963,852
Dividends payable                          302,524               -
Accrued expenses and other liabilities     345,195            930,748
                                      ------------       ------------
    Total liabilities                  158,898,268        324,058,951
                                      ------------       ------------
Stockholders' Equity:
  Common stock par value $.01 per
   share;
    7,500,000 shares authorized;
    4,033,625 issued and outstanding        40,336           -
  Additional paid in capital            39,546,434           -
  Retained earnings-substantially
   restricted                           18,983,884         16,613,308
  Unallocated ESOP shares               (2,932,666)          -
  Accumulated other comprehensive
  income                                 5,495,958          3,322,769
                                      ------------       ------------
    Total stockholders' equity          61,133,946         19,936,077
                                      ------------       ------------

    Total liabilities and
     stockholders' equity             $220,032,214       $343,995,028
                                      ============       ============

                    THE ACCOMPANYING NOTES ARE AN INTEGRAL
               PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                           1998         1997         1996
                                        -----------  -----------  -----------

Interest income:
 Loans receivable                       $ 8,279,744  $ 7,606,685  $ 6,823,842
 Securities available for sale            2,418,597      412,355      150,814
 Securities held to maturity              2,359,611    4,705,678    5,623,854
 Time deposits                            1,993,546    1,586,451      621,041
                                        -----------  -----------  -----------

   Total interest income                 15,051,498   14,311,169   13,219,551
                                        -----------  -----------  -----------

Interest expense:
 Deposits                                 8,003,911    9,340,884    9,731,511
 Other borrowed funds                             -        9,336       25,022
                                        -----------  -----------  -----------

   Total interest expense                 8,003,911    9,350,220    9,756,533
                                        -----------  -----------  -----------

Net interest income                       7,047,587    4,960,949    3,463,018

Provision for loan losses                    20,300       20,000      100,000
                                        -----------  -----------  -----------

   Net interest income after
    provision for loan losses             7,027,287    4,940,949    3,363,018
                                        -----------  -----------  -----------

Noninterest income:
 NOW account fees                           168,153      150,640      156,584
 Loan fees                                  228,949      207,706      259,665
 Service charges                             84,852       82,807      112,251
 Other                                       65,300       86,566       61,363
                                        -----------  -----------  -----------

   Total noninterest income                 547,254      527,719      589,863
                                        -----------  -----------  -----------

Noninterest expenses:
 Salaries and benefits                    1,959,406    1,479,118    1,261,090
 Deposit insurance premium                  151,701      120,084    1,701,758
 Occupancy expense                          188,093      211,986      215,101
 Data processing                            117,368      113,941       86,674
 Other                                      565,844      482,716      409,043
                                        -----------  -----------  -----------

   Total noninterest expense              2,982,412    2,407,845    3,673,666
                                        -----------  -----------  -----------

Income before income taxes                4,592,129    3,060,823      279,215
 Income tax expense                       1,640,707    1,038,254       84,681
                                        -----------  -----------  -----------

Net income                              $ 2,951,422  $ 2,022,569  $   194,534
                                        ===========  ===========  ===========

Earnings per share since conversion:
     Basic                                      .80
     Fully diluted                              .80

                    THE ACCOMPANYING NOTES ARE AN INTEGRAL
               PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                For the years ended December 31, 1998 and 1997

                                                         Additional                Unallocated    Accumulated Other
                                              Common       Paid-in    Retained     Common Stock     Comprehensive      Total
                                              Stock        Capital    Earnings     Held by ESOP       Income           Equity
                                           -----------  -----------   -----------  ------------   ----------------  ------------
BALANCE, JANUARY 1, 1996                   $     -      $     -       $14,396,205  $     -         $1,605,936       $16,002,141
Comprehensive income:
   Net income                                                             194,534
   Net change in unrealized gains
      on securities available-for-sale,
      net of taxes of $339,986                                                                        626,873
   Total comprehensive income                                                                                           821,407
                                           -----------  -----------   -----------  ------------   ----------------  ------------

BALANCE, DECEMBER 31, 1996                       -            -        14,590,739        -          2,232,809        16,823,548
Comprehensive income:
   Net income                                                           2,022,569
   Net change in unrealized gains
      on securities available-for-sale,
      net of taxes of $561,495                                                                      1,089,960
   Total comprehensive income                                                                                         3,112,529
                                           -----------  -----------   -----------  ------------   ----------------  ------------

BALANCE, DECEMBER 31, 1997                       -            -        16,613,308        -          3,322,769        19,936,077
Comprehensive income:
   Net income                                                           2,951,422
   Net change in unrealized gains
      on securities available-for-sale,
      net of taxes of $1,119,410                                                                    2,173,189
   Total comprehensive income                                                                                         5,124,611
Issuance of common stock                       40,336    39,334,954                                                  39,375,290
Purchase of common stock by ESOP                                                     (3,226,900)                     (3,226,900)
Release and allocation of common stock
   held by ESOP                                             211,480                     294,234                         505,714
Cash dividends paid $.075 per share
   net of dividends on ESOP shares
   applied to ESOP debt                                                  (580,846)                                     (580,846)
                                           -----------  -----------   -----------  ------------   ----------------  ------------

BALANCE, DECEMBER 31, 1998                 $   40,336   $39,546,434   $18,983,884  $ (2,932,666)   $5,495,958       $61,133,946
                                           ===========  ===========   ===========  =============  ================  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                   1998                     1997                    1996
                                                                -----------             ------------             ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                  $   2,951,422           $   2,022,569            $  194,534
    Adjustments to reconcile net income to net
    cash provided by operating activities:
        Provision for loan losses                                      20,300                  20,000               100,000
        Depreciation                                                  110,518                 130,337               117,094
        Accretion of investment
         security discounts                                           (40,113)                (48,539)               (5,499)
    Provision (benefit) for deferred income taxes                     182,541                (244,697)               49,864
    Stock dividend                                                   (127,200)               (118,500)             (107,500)
    Gain on sale of equipment                                          (6,527)                 (4,741)               (8,265)
    Earned ESOP shares                                                211,480
    (Increase) decrease in:
      Accrued interest receivable                                      26,556                 106,600              (229,434)
      Other assets                                                    214,202                (142,190)             (227,470)
    Increase (decrease) in:
      Current income taxes payable                                   (360,231)                360,231                  --
      Dividends payable                                               302,524                    --                    --
      Accrued expenses and other liabilities                         (555,551)                343,814               228,752
                                                                -------------           -------------            ----------
     Net cash provided by operating activities                      2,929,921               2,424,884               112,076
                                                                -------------           -------------            ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Net decrease in time deposits                                   2,000,000                    --               5,000,000
    Net (increase) decrease in interest-
     bearing deposits in FHLB                                       3,730,455              (3,944,621)            5,550,000
    Net (increase) decrease in federal funds sold                 141,410,000            (150,595,000)            7,448,000
    Proceeds from maturities of held-to-maturity securities        24,229,625              50,336,539            44,010,074
    Purchases of held-to-maturity securities                             --                (5,909,005)          (41,398,090)
    Proceeds from maturities of available-for-sale securities      12,565,393                  81,009                  --
    Purchases of available-for- sale securities                   (50,590,246)            (19,895,099)              (15,000)
    Net increase in loans                                          (5,356,773)             (8,036,005)          (10,840,515)
    Purchases of premises/equipment                                  (327,565)               (258,961)             (108,724)
    Proceeds from sale of premises/equipment                           10,700                 132,766                14,132
                                                                -------------           -------------            ----------
     Net cash provided by (used in) investing activities          127,671,589            (138,088,377)            9,659,877
                                                                -------------           -------------            ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in demand
     deposits, savings and NOW deposits                          (149,270,443)            144,631,967             2,115,765
    Net increase (decrease) in time deposits                      (16,546,373)             (7,826,732)          (13,063,588)
    Increase (decrease) in advance payments
     by borrowers  for taxes and insurance                             (5,720)                (12,601)                7,567
    Net increase (decrease) in other borrowed funds                      --                (1,317,000)            1,317,000
    Issuance of common stock                                       36,148,390                    --                    --
    Net dividends paid                                               (580,846)                   --                    --
    Payments on loan to ESOP                                          294,234                    --                    --
                                                                -------------           -------------            ----------
     Net cash provided by (used in) financing activities         (129,960,758)            135,475,634            (9,623,256)
                                                                -------------           -------------            ----------

Increase (decrease) in cash and cash equivalents                      640,752                (187,859)              148,697

Cash and cash equivalents, beginning of period                      1,263,868               1,451,727             1,303,030
                                                                -------------           -------------            ----------

Cash and cash equivalents, end of period                        $   1,904,620           $   1,263,868         $   1,451,727
                                                                =============           =============         =============

Interest paid                                                   $   8,503,476           $   9,128,049         $   9,557,312
                                                                =============           =============         =============

Income taxes paid                                               $   1,600,231           $     670,074         $     285,991
                                                                =============           =============         =============

                  THE ACCOMPANYING NOTES ARE AN INTEGRAL
               PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Hopfed Bancorp, Inc. (the "Company") and subsidiary conform with generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

     A.   BASIS OF PRESENTATION

          The accompanying consolidated financial statements include the amounts of the Company and its wholly-owned subsidiary, Hopkinsville Federal Savings Bank (the "Bank"). All significant intercompany transactions and balances are eliminated in consolidation.

          As more fully discussed in Note 1.b., the Company, a Delaware corporation, was organized by the Bank for the purpose of acquiring all the capital stock of the Bank pursuant to the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Company is subject to the financial reporting requirements of the Securities and Exchange Act of 1934, as amended.

     B.   ORGANIZATION/FORM OF OWNERSHIP

          The Bank was originally founded as a mutual savings bank in 1879. Effective February 6, 1998, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, as a wholly-owned subsidiary of a holding company chartered under Delaware law for the purpose of acquiring control of the Bank following consummation of the Bank's conversion. The Company completed its initial public offering on February 6, 1998 and issued 4,033,625 shares of common stock resulting in proceeds of $39,375,290, net of expenses totaling $960,960. The Company loaned $3,226,900 to the ESOP which purchased 322,690 shares of the Company's stock in the initial public offering.

          The Bank established, in accordance with the requirements of the Office of Thrift Supervision (OTS), a liquidation account for $18,732,503, the amount of the Bank's net worth as of the date of the latest statement of financial condition, September 30, 1997, appearing in the IPO prospectus supplement. The liquidation account will be maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion.

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

                      HOPFED BANCORP, INC. AND SUBSIDAIRY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     C.   CASH AND CASH EQUIVALENTS

          For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the consolidated statements of financial condition "cash and due from banks".

     D.   SECURITIES HELD TO MATURITY

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

     E.   SECURITIES AVAILABLE FOR SALE

          Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

          Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in other comprehensive income.

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

     F.   LOANS RECEIVABLE

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

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     F.   LOANS RECEIVABLE (CONTINUED)

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

     G.   FORECLOSED REAL ESTATE

          Real estate properties acquired through, or in lieu of, loan foreclosure are carried at the lower of cost or fair value less cost to sell. Costs of developing such real estate are capitalized, whereas costs relating to holding the property are expensed. Valuations are periodically performed by management, and any adjustments to value are made through an allowance for losses.

     H.   INCOME TAXES

          Income taxes are accounted for through the use of the asset and liability method. Under the asset and liability method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date.

     I.   PREMISES AND EQUIPMENT

          Land is carried at cost. Land improvements, buildings, and furniture and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and land improvements are depreciated generally by the straight-line method, and furniture and equipment are depreciated under accelerated methods over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation are as follows:

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     I.   PREMISES AND EQUIPMENT (CONTINUED)

               Land improvements            5-15 years
               Buildings                      40 years
               Furniture and equipment      5-15 years

     J.   FINANCIAL INSTRUMENTS

          In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, etc. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     K.   FAIR VALUES OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

          CASH AND SHORT TERM INSTRUMENTS. The carrying amounts of cash and short term instruments approximate their fair value.

          AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. Fair values for securities are based on quoted market prices.

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

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998, 1997 and 1996


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     L.   ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     M.   EARNINGS PER SHARE

          Earnings per share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding, adjusted for the unallocated portion of shares held by the Employee Stock Ownership Plan (ESOP). Since the conversion, basic and fully diluted weighted average common stock outstanding was 3,711,025 shares, (adjusted for unallocated ESOP shares).

2.   SECURITIES

     Securities, which consist of debt and equity investments, have been classified in the consolidated statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values follow:

                                                                      Gross        Gross     Estimated
                                                       Amortized   Unrealized   Unrealized     Market
                                                         Cost         Gains       Losses        Value
                                                      -----------  -----------  -----------  -----------
     AVAILABLE-FOR-SALE SECURITIES
     December 31, 1998:
     Restricted:
        FHLB stock                                    $ 1,852,600  $         -  $        -   $ 1,852,600
        Intrieve stock                                     15,000            -           -        15,000
                                                      -----------   ----------    --------   -----------
                                                        1,867,600            -           -     1,867,600
                                                      -----------   ----------    --------   -----------
     Unrestricted:
     FHLMC stock                                          120,508    7,871,480           -     7,991,988
     U.S. government and agency securities:
        FHLB investment securities                      7,000,000       50,310           -     7,050,310
        FFCB                                           15,995,265       20,000           -    16,015,265
     Mortgage-backed securities:
        GNMA                                           16,800,955      205,697           -    17,006,652
        FNMA                                            8,575,909       57,131           -     8,633,040
        FHLMC                                           9,451,937      132,567      (9,976)    9,574,528
                                                      -----------   ----------    --------   -----------
                                                       57,944,574    8,337,185      (9,976)   66,271,783
                                                      -----------   ----------    --------   -----------
                                                      $59,812,174   $8,337,185    $ (9,976)  $68,139,383
                                                      ===========   ==========    ========   ===========

     December 31, 1997:
      Restricted:
        FHLB stock                                    $ 1,725,400  $         - $         -   $ 1,725,400
        Intrieve stock                                     15,000            -           -        15,000
                                                      -----------   ----------    --------   -----------
                                                        1,740,400            -           -     1,740,400
                                                      -----------   ----------    --------   -----------
     Unrestricted:
     FHLMC stock                                          120,508    5,048,516           -     5,169,024
     U.S. government and agency securities:
        FHLB investment securities                     13,000,000       13,590     (13,140)   13,000,450
     Mortgage-backed securities:
        GNMA                                            2,941,488       18,518           -     2,960,006
        FNMA                                            1,888,484            -     (18,489)    1,869,995
        FHLMC                                           1,973,954            -     (14,976)    1,958,978
                                                      -----------   ----------    --------   -----------
                                                       19,924,434    5,080,624     (46,605)   24,958,453
                                                      -----------   ----------    --------   -----------
                                                      $21,664,834   $5,080,624    $(46,605)  $26,698,853
                                                      ===========   ==========    ========   ===========

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


2.   SECURITIES (CONTINUED)

     The scheduled maturities of securities available-for-sale at December 31, 1998 were as follows:


                                    Amortized      Fair
                                      Cost         Value
                                   -----------  -----------
     Due in one year or less       $15,995,265  $16,015,265
     Due in one to five years        7,000,000    7,050,310
                                   -----------  -----------

                                    22,995,265   23,065,575

     Mortgage-backed securities     34,828,801   35,214,220
                                   -----------  -----------

                                   $57,824,066  $58,279,795
                                   ===========  ===========

     FHLB stock is an equity interest in the Federal Home Loan Bank. Intrieve stock is an equity interest in Intrieve, Incorporated, the Bank's data processing service center. These stocks do not have readily determinable fair values because ownership is restricted and a market is lacking. FHLB stock and Intrieve stock are classified as restricted investment securities, carried at cost and evaluated for impairment.

                                                                   Gross        Gross      Estimated
                                                     Amortized   Unrealized  Unrealized     Market
                                                       Cost        Gains       Losses        Value
                                                    -----------  ----------  -----------  -----------
     HELD-TO-MATURITY SECURITIES

     December 31, 1998:

     U.S. government and agency securities:
       FHLB investment
         Securities                                 $13,997,542    $  5,098   $  (1,410)  $14,001,230
                                                    -----------    --------   ---------   -----------

     Mortgage-backed
     securities:
        GNMA                                         11,900,966     242,338         (30)   12,143,274
        FNMA                                          1,455,591      33,357           -     1,488,948
                                                    -----------    --------   ---------   -----------
                                                     13,356,557     275,695         (30)   13,632,222
                                                    -----------    --------   ---------   -----------

                                                    $27,354,099    $280,793   $  (1,440)  $27,633,452
                                                    ===========    ========   =========   ===========


     December 31, 1997:

     U.S. government and agency securities:
      FHLB investment
       securities                                   $31,988,246    $    620   $(149,486)  $31,839,380
                                                    -----------    --------   ---------   -----------

      Mortgage-backed
      securities:
       GNMA                                          17,814,021     520,959      (1,014)   18,333,966
       FNMA                                           1,764,062      34,932      (8,403)    1,790,591
                                                    -----------    --------   ---------   -----------
                                                     19,578,083     555,891      (9,417)   20,124,557
                                                    -----------    --------   ---------   -----------

                                                    $51,566,329    $556,511   $(158,903)  $51,963,937
                                                    ===========    ========   =========   ===========

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


2.   SECURITIES (CONTINUED)

     The scheduled maturities of securities held-to-maturity at December 31, 1998, were as follows:

                                   Amortized      Fair
                                     Cost         Value
                                  -----------  -----------
     Due in one year or less      $ 3,999,938  $ 4,001,880

     Due in one to five years       9,997,604    9,999,350
                                  -----------  -----------

                                   13,997,542   14,001,230

     Mortgage-backed securities    13,356,557   13,632,222
                                  -----------  -----------

                                  $27,354,099  $27,633,452
                                  ===========  ===========

3.   LOANS RECEIVABLE

     The components of loans in the consolidated statements of financial condition as of December 31, 1998 and 1997 were as follows:

                                                     1998           1997
                                                 -------------  -------------
     Real estate loans:
       One-to-four family                        $ 88,954,630   $ 83,228,850
       Multi-family                                 1,538,864      2,359,742
       Construction                                 4,625,527      5,165,962
       Non-residential                              8,260,156      7,593,053
                                                 ------------   ------------
          Total mortgage loans                    103,379,177     98,347,607
                                                 ------------   ------------
     Consumer loans:
       Loans secured by deposits                    2,279,709      3,080,749
       Other consumer loans                         4,586,487      4,298,236
                                                 ------------   ------------
          Total consumer loans                      6,866,196      7,378,985
                                                 ------------   ------------
                                                  110,245,373    105,726,592
     Less:
      Undisbursed portion of mortgage loans        (1,180,995)    (2,018,987)
                                                 ------------   ------------
     Total loans                                  109,064,378    103,707,605
     Less allowance for loan losses                  (257,744)      (237,444)
                                                 ------------   ------------

                                                 $108,806,634   $103,470,161
                                                 ============   ============

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOILDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


3.   LOANS RECEIVABLE (CONTINUED)

     An analysis of the change in the allowance for loan losses for the years ended December 31, 1998 and 1997 follows:

                                      1998      1997
                                    --------  --------
     Balance at beginning of year   $237,444  $217,444

     Loans charged off                     -         -
     Recoveries                            -         -
                                    --------  --------

      Net loans charged off                -         -

     Provision for loan
     losses                           20,300    20,000
                                    --------  --------

     Balance at end of year         $257,744  $237,444
                                    ========  ========

4.   PREMISES AND EQUIPMENT

     Components of properties and equipment included in the consolidated statements of financial condition as of December 31, 1998 and 1997 consisted of the following:

                                   1998         1997
                                -----------  -----------

     Land                       $  543,013   $  537,870
     Land improvements              74,861       73,661
     Buildings                   2,061,675    1,760,092
     Furniture and equipment       583,189      500,152
     Construction in progress            -       83,325
                                ----------   ----------
                                 3,262,738    2,955,100
     Less accumulated
     depreciation                 (716,389)    (621,625)
                                ----------   ----------

                                $2,546,349   $2,333,475
                                ==========   ==========

     Depreciation expense was $110,518, $130,337 and $117,094 for the years ended December 31, 1998, 1997 and 1996, respectively.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996

5.   DEPOSITS

     At December 31, 1998, the scheduled maturities of other time deposits were as follows:

          1999                          $ 62,907,960
          2000                            31,154,359
          2001                             4,854,787
          2002                             2,933,853
          2003                               644,395
                                        ------------

                                        $102,495,354
                                        ============

     The amount of other time deposits with a minimum denomination of $100,000 was $7,161,825 and $8,118,952 at December 31, 1998 and 1997, respectively.
     Deposits in excess of $100,000 are not federally insured.

     Interest expense on deposits for the years ended December 31, 1998, 1997, and 1996 is summarized as follows:

                                           1998        1997        1996
                                        ----------  ----------  ----------
       Demand / NOW accounts            $  222,674  $  212,759  $  207,088
       Money market accounts             1,346,675   1,619,467   1,625,405
       Passbook savings                    673,383     794,300     302,052
       Other time deposits               5,761,179   6,714,358   7,596,966
                                        ----------  ----------  ----------

                                        $8,003,911  $9,340,884  $9,731,511
                                        ==========  ==========  ==========

     The Bank maintains clearing arrangements for its demand, NOW and money market accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 1998, average daily clearings were approximately $523,741.

6.   OTHER BORROWED FUNDS

     During 1996, the Bank entered into a Cash Management Advance (CMA) program with the Federal Home Loan Bank. This program is a source of overnight liquidity to address day-to-day cash needs. The program has a term of up to 90 days and bears interest at a variable rate equal to the FHLB cost of funds (7.15% at December 31, 1996). At December 31, 1996, the Bank could have borrowed up to $25,000,000 under this program and the amount was collateralized by a FHLB investment security. As of December 31, 1996, the amount owed on the advance was $1,317,000. The amount was repaid in full during 1997. At December 31, 1998 and 1997, the Bank could borrow up to $10,100,000 under the CMA program and the amount would be collateralized by FHLB investment securities. The balance owed at December 31, 1998 and 1997 was zero.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND  1996

7.  FINANCIAL INSTRUMENTS

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

    COMMITMENTS TO EXTEND CREDIT. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. The Bank has offered standby letters of credit on a limited basis. As of December 31, 1998, the Bank has not been requested to advance funds on any of the standby letters of credit.

    The estimated fair values of financial instruments were as follows at December 31, 1998:

                                                 Carrying        Fair
                                                  Amount        Value
                                               ------------  ------------
    Financial assets:
      Cash and due from banks                  $  1,904,620  $  1,904,620
      Interest-earning deposits in FHLB             214,166       214,166
      Federal funds sold                          9,685,000     9,685,000
      Securities available for sale              68,139,383    68,139,383
      Securities held to maturity                27,354,099    27,633,452
      Loans receivable                          108,806,634   108,646,609
      Accrued interest receivable                 1,157,252     1,157,252
    Financial liabilities:
      Deposit liabilities                       154,815,785   154,987,013
      Advances from borrowers for
       taxes and insurance                          165,799       165,799
    Off-balance-sheet assets (liabilities):
      Commitments to extend credit                               (464,789)
      Commercial letters of credit                               (679,744)

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOILDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996

7.  FINANCIAL INSTRUMENTS (CONTINUED)

    The estimated fair values of financial instruments were as follows at December 31, 1997:

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

8.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

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

    Cash on deposit with financial institutions and federal funds sold exceeded the insurance coverage as of December 31, 1998 and 1997. The carrying amount and bank balance of such items as of December 31, 1998 and 1997 was as follows:


                                         1998          1997
                                     ------------  -------------
      Carrying amount                $10,655,165   $157,805,353
                                     ===========   ============

      Bank balance                     9,783,412    157,270,109

      Amount covered by insurance       (422,374)      (366,906)
                                     -----------   ------------

      Amount not collateralized      $ 9,361,038   $156,903,203
                                     ===========   ============

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996

9.  ACCOUNTING FOR PENSION COSTS AND OTHER POSTRETIREMENT BENEFITS9.

    PENSION PLAN

    The Bank maintains a contributory, defined benefit pension plan covering substantially all of its employees who satisfy certain age and service requirements. The benefits are based on years of service and the employee's average earnings which are computed using the five consecutive years prior to retirement that yield the highest average. Hopkinsville Federal's funding policy is to contribute annually, actuarially determined amounts to finance the plan benefits.

    The following table sets forth the plan's funded status and amounts recognized in the consolidated statements of financial condition at December 31:

                                                                               1998          1997
                                                                           -----------   -----------
         Change in benefit obligation
           Benefit obligation at beginning of year                          $2,176,248    $1,908,695
           Service cost                                                         74,924        67,026
           Interest cost                                                       151,986       142,868
           Actuarial loss                                                       86,252       297,851
           Benefits paid                                                             -      (240,192)
                                                                            ----------    ----------

           Benefit obligation at end of year                                 2,489,410     2,176,248
                                                                            ----------    ----------

         Change in plan assets
           Fair value of plan assets at beginning of year                    1,421,158     1,414,661
           Actual return on plan assets                                         93,803        58,357
           Employer contributions                                              151,115       188,332
           Benefits paid                                                             -      (240,192)
                                                                            ----------    ----------

           Fair value of plan assets at end of year                          1,666,076     1,421,158
                                                                            ----------    ----------

         Funded status                                                        (823,334)     (755,090)
         Unrecognized net asset                                                (49,002)      (56,262)
         Unrecognized prior service cost                                       102,281       120,514
         Unrecognized net loss                                                 643,762       572,126
                                                                            ----------    ----------

           Accrued pension cost                                             $ (126,293)   $ (118,712)
                                                                            ==========    ==========

    Weighted average assumptions used to develop the net periodic pension cost were:

                                                                               1998          1997         1996
                                                                            ----------    ----------    ---------

      Discount rate                                                               7.00%         7.00%        7.50%
      Expected long-term rate of
         return on assets                                                         7.25%         8.00%        8.00%
      Rate of increase in
         compensation levels                                                      4.50%         4.50%        4.50%


    The components of net periodic pension cost for the years ended December 31, were as follows:

                                                                               1998          1997         1996
                                                                            ----------    ----------    ---------
          Service cost                                                      $   74,924    $   67,026    $  79,562
          Interest cost on projected benefit obligation                        151,986       142,868      131,247
          Expected return on plan assets                                      (112,256)     (120,164)    (105,231)
          Amortization of transitional asset                                    (7,260)       (7,995)      (7,995)
          Amortization of prior service cost                                    18,233        18,233       18,233
          Amortization of net loss                                              33,069         9,388        7,335
                                                                            ----------    ----------    ---------

          Net periodic pension cost                                         $  158,696    $  109,356    $ 123,151
                                                                            ==========    ==========    =========


                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


9.  ACCOUNTING FOR PENSION COSTS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)

    EMPLOYEE STOCK OWNERSHIP PLAN

    The Company has a noncontributory employee stock ownership plan (ESOP) for those employees who meet the eligibility requirements of the plan. Eligible employees are those who have attained the age of 21 and completed one year of service.

    The ESOP trust borrowed $3,226,900 in 1998 through a ten-year loan from the Company and used the proceeds to purchase 322,690 shares of the common stock at a price of $10.00 per share. Note principal payments are a sum equal to at least one eighth of the original loan principal amount annually plus interest paid semiannually at prime rate. The note balance outstanding at December 31, 1998 was $2,932,666. Shares purchased are held in a suspense account for allocation among the participants as the loan is paid. Contributions to the ESOP and shares released from the loan collateral will be in an amount proportional to repayment of the ESOP loan.

    The ESOP is to be funded by contributions made by the Company or the Bank in cash or shares of Common Stock with no cost to participants. Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or the Bank. Participants must be employed at least 500 hours in a calendar year in order to receive an allocation. A participant becomes vested in his or her right to ESOP benefits upon his or her completion of three years of service. Dividends paid on allocated shares are expected to be paid to participants or used to repay the ESOP loan, and dividends on unallocated shares are expected to be used to repay the ESOP loan.

    At December 31, 1998, shares allocated and remaining in suspense were as follows:

          Number of Shares
            Released and allocated              29,423
            Suspense                           293,267

          Fair Value
            Released and allocated          $  505,714
            Suspense                         5,040,520

    The expense recorded by the Company is based on cash contributed to the ESOP during the year in amounts determined by the Board of Directors, ($270,032) plus divideds applied to the ESOP debt ($41,597), plus the excess of fair value of shares released and allocated over the ESOP's cost of those shares ($194,085). The Company's ESOP compensation costs exclude interest which is eliminated in consolidation.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


9.  ACCOUNTING FOR PENSION COSTS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)

    MANAGEMENT RECOGNITION PLAN AND 1999 STOCK OPTION PLAN

    On February 24, 1999, the board of directors of Hopfed Bancorp, Inc. approved the Management Recognition Plan (MRP) and the 1999 Stock Option Plan, both of which are subject to approval by the stockholders. The purpose of the MRP is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility. The MRP committee shall make plan share awards only to employees and directors. The MRP committee will determine which employees will be granted discretionary plan share awards and the number of shares covered by each plan share award. On the effective date, 161,345 shares will be subject to automatic plan share awards to directors and employees as provided in the MRP document. One-third of plan share awards become vested on the plan's effective date, one-third on January 1, 2000 and one-third on January 1, 2001. The purpose of the 1999 Stock Option Plan is to advance the interests of the Company through providing key employees and directors of the Company and the Bank with the opportunity to acquire shares of stock. The 1999 Stock Option Plan reserves 403,362 shares of common stock for issuance upon exercise of options or stock appreciation rights. The stock option committee shall have the discretion to make grants of options and stock appreciation rights to employees and directors.

10. INCOME TAXES

    The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 consisted of the following:

                       1998        1997        1996
                    ----------  -----------  --------
       Current:
         Federal    $1,421,164  $1,282,951    $34,817
         State          37,002           -          -
                    ----------  ----------    -------
                     1,458,166   1,282,951     34,817
       Deferred        182,541    (244,697)    49,864
                    ----------  ----------    -------

                    $1,640,707  $1,038,254    $84,681
                    ==========  ==========    =======

    Total income tax expense for the years ended December 31, 1998, 1997 and 1996 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as follows:

                                                1998         1997        1996
                                             ----------   ----------   --------
       Expected federal income tax
        expense at statutory tax rate        $1,561,324   $1,040,680   $ 94,933
       State income taxes                       (12,581)
       Dividends received                       (14,077)     (11,716)   (10,284)
       Fair market value difference
        of allocated ESOP shares                 71,903            -          -
       Other                                     (2,864)       9,290         32
                                             ----------   ----------   --------

       Total federal income tax expense      $1,603,705   $1,038,254   $ 84,681
                                             ==========   ==========   ========

       Effective rate                              34.9%        33.9%      30.3%
                                             ==========   ==========   ========

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


10. INCOME TAXES (CONTINUED)

    The components of deferred taxes as of December 31, 1998 and 1997 are summarized as follows:

                                               1998          1997
                                           -----------   -----------
    Deferred tax liabilities:
      FHLB stock dividends                 $  (357,283)  $  (327,352)
      Bad debt reserves                       (162,238)     (218,939)
      Unrealized appreciation
       on securities available for sale     (2,831,251)   (1,699,721)
                                           -----------   -----------
                                            (3,350,772)   (2,246,012)
                                           -----------   -----------
    Deferred tax assets:
      Pension cost                              42,940        67,418
      Accrued interest expense                  23,006       192,947
      Accrued professional fees                 15,861        21,795
                                           -----------   -----------
                                                81,807       282,160
                                           -----------   -----------

    Net deferred tax liability             $(3,268,965)  $(1,963,852)
                                           ===========   ===========

    Thrift institutions, in determining taxable income, were previously allowed special bad debt deductions based on specified experience formulae or on a percentage of taxable income before such deductions. In August 1996, the President signed the Small Business Protection Act of 1996 that, among other things, repealed the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. As a result, thrifts must recapture into taxable income the amount of their post-1987 tax bad debt reserves over a six-year period beginning after 1995. This recapture could be deferred for up to two years if the thrift satisfied a residential loan portfolio test, and the Bank qualified for that deferral. For the year ended December 31, 1998, the Bank recaptured $146,467 of the $878,800 total recapture of tax bad debt reserves into taxable income. A similar amount will be recaptured in each of the years 1999 through 2003. The recapture does not have any effect on the Bank's financial statements because the related tax expense has already been accrued.

    Thrifts such as the Bank may now only use the same tax bad debt reserve method that is allowed for banks. Accordingly, a thrift with assets of $500 million or less may only add to its tax bad debt reserves based upon its moving six-year average experience of actual loan losses (i.e., the experience method). A thrift with assets greater than $500 million can no longer use the reserve method and may only deduct loan losses as they actually arise (i.e., the specific charge-off method). The Bank expects to continue to use the reserve method.

    The portion of a thrift's tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 1998 and 1997 includes approximately $4,027,400 which represents such bad debt deductions for which no deferred income taxes have been provided.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      December 31, 1998 and 1997 and 1996


11. RELATED PARTIES

    The Bank has entered into transactions with its directors and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1998 and December 31, 1997, was $302,259 and $263,792, respectively. During 1998, new loans to such related parties amounted to $69,914 and repayments amounted to $31,447. During 1997, new loans to such related parties amounted to $55,760 and repayments amounted to $22,458.

12. COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements.

    The Bank had open loan commitments at December 31, 1998 and 1997 of $464,789 and $856,810 respectively. Of these amounts $267,252 and $147,000 as of December 31, 1998 and 1997, respectively, were for fixed rate loans. The interest rates for the fixed rate loan commitments ranged from 7.375% to 8.50% and 7.88% to 9.00% for December 31, 1998 and 1997, respectively.

13. REGULATORY MATTERS

    The Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA"), which instituted major reforms in the operation and supervision of the savings and loan industry, contains provisions for capital standards. These standards require savings institutions to have a minimum regulatory tangible capital (as defined in the regulation) equal to 1.50% of adjusted total assets and a minimum 3.00% core capital (as defined) of adjusted total assets. Additionally, savings institutions are required to meet a total risk-based capital requirement of 8.00%.

    The Bank is also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning reporting on internal controls, accounting and operations.

    FDICIA's prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with OTS, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by the OTS or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND  1996


13. REGULATORY MATTERS (CONTINUED)

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
    "Undercapitalized"    Less than 4.0%  Less than 4.0%  Less than 8.0%
    "Significantly
    undercapitalized"     Less than 3.0%
    Less than 3.0%        Less than 6.0%

    At December 31, 1998, the Bank's core, tier I risk-based, and total risk-based capital ratios were 20.36%, 49.76%, and 50.11%, respectively. The following is a calculation of the Bank's regulatory capital (in thousands) at December 31, 1998:

                                               Tier I                         Total
                                                Risk-                         Risk-
                                       GAAP     Based   Tangible     Core     Based
                                      Capital  Capital   Capital   Capital   Capital
                                      -------  -------  ---------  --------  --------

    GAAP capital, as reported         $41,369  $41,369   $41,369   $41,369   $41,369
                                      =======

    Unrealized gains on certain
    available-for- sale securities                   -    (5,483)   (5,483)   (5,483)

    General valuation allowance                      -         -         -       257
                                               -------   -------   -------   -------

    Regulatory capital                         $41,369   $35,886   $35,886   $36,143
                                               =======

    Minimum capital requirement %                           1.50%     4.00%     8.00%

    Minimum capital requirement $                          2,965     7,907     5,769
                                                         -------   -------   -------

    Regulatory capital excess                            $32,921   $27,979   $30,374
                                                         =======   =======   =======

   At December 31, 1997, the Bank's core, tier I risk-based, and total risk-based risk-based capital ratios were 4.9%, 19.5%, and 16.5%, respectively. The following is a calculation of the Bank's regulatory capital (in thousands) at December 31, 1997:

                                               Tier I                          Total
                                                Risk-                           Risk-
                                       GAAP     Based   Tangible     Core       Based
                                      Capital  Capital   Capital    Capital    Capital
                                      -------  -------  ---------  ---------  ---------
    GAAP capital, as reported         $19,936  $19,936   $19,936    $19,936    $19,936
                                      =======

    Unrealized gains on certain
    available-for- sale securities                   -    (3,323)    (3,323)    (3,323)

    General valuation allowance                      -         -          -        237
                                               -------   -------    -------   --------

    Regulatory capital                         $19,936    16,613     16,613     16,850
                                               =======

    Minimum capital requirement %                           1.50%      3.00%      8.00%

    Minimum capital requirement $                          5,110     10,221      8,172
                                                         -------    -------   --------

    Regulatory capital excess                            $11,503    $ 6,392    $ 8,678
                                                         =======    =======   ========

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


13. REGULATORY MATTERS (CONTINUED)

    The OTS risk-based capital regulation also includes an interest rate risk ("IRR") component that requires savings institutions with greater than normal IRR, when determining compliance with the risk-based capital requirements, to maintain additional total capital. The OTS has, however, indefinitely deferred enforcement of its IRR requirements. Under the regulation, a savings institution's IRR is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. A savings institution is considered to have a "normal" level of IRR exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates is less than 2% of the current estimated economic value of its assets. If the OTS determines in the future to enforce the regulation's IRR requirements, a savings institution with a
    greater than normal IRR would be required to   DEDUCT FROM TOTAL CAPITAL,
    FOR PURPOSES OF CALCULATING ITS RISK-BASED CAPITAL REQUIREMENT, AN AMOUNT EQUAL TO ONE HALF THE DIFFERENCE BETWEEN THE INSTITUTION'S MEASURED IRR AND 2%, MULTIPLIED BY THE ECONOMIC VALUE OF THE INSTITUTION'S TOTAL ASSETS. MANAGEMENT DOES NOT BELIEVE THAT THIS REGULATION, WHEN ENFORCED, WILL HAVE A MATERIAL IMPACT ON THE BANK.

    The United States Congress passed legislation that resulted in an assessment on all Savings Association Insurance Fund ("SAIF") insured deposits in order to recapitalize the SAIF Fund. This one-time assessment amounted to approximately 66 basis points on SAIF assessable deposits held as of March 31, 1995. The assessment was payable no later than November 30, 1996 and amounted to approximately $1.23 million for the Bank. Such amount was charged to earnings at September 30, 1996.

14. YEAR 2000 ISSUES

    The approach of the year 2000 presents potential problems to entities such as the Bank, which utilize computers. Many computer systems in use today, particularly older computers and computer programs, may not be able to properly interpret dates after December 31, 1999 because they use only two digits to indicate the year in a date. For example, the year 2000 could be interpreted as the year 1900 by such systems. As a result, the systems could produce inaccurate data, or not function at all.

    The Bank has begun assessment of the ability of each system to properly perform, and is implementing corrective measures when deficiencies are found.

    The Bank is also exposed to potential risk if customers, third party payors and vendors suffer year 2000-related difficulties and are unable to fulfill obligations to the Bank.

15. HOPFED BANCORP, INC.

    The following condensed statements of financial condition as of December 31, 1998 and condensed statements of income and cash flows for the period February 6, 1998 through December 31, 1998 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996


15.     HOPFED BANCORP, INC. (CONTINUED)

                  CONDENSED STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 1998

        ASSETS
          Cash and due from banks                   $   112,094
          Federal funds sold                            485,000
          Securities available for sale              16,015,265
          Accrued interest receivable                   220,503
          Other assets                                   14,770
          Investment in subsidiary                   19,707,645
          Note receivable-ESOP                        3,226,900
                                                    -----------
             Total assets                           $39,782,177
                                                    ===========

        LIABILITIES AND EQUITY

          Liabilities:
          Federal income taxes payable:
             Deferred                               $     6,800
          Dividends payable                             302,524
                                                    -----------
             Total liabilities                          309,324
                                                    -----------

        Equity:
          Common stock                                   40,336
          Additional paid in capital                 39,382,349
          Retained earnings                              36,968
          Accumulated other comprehensive income         13,200
                                                    -----------
             Total equity                            39,472,853
                                                    -----------
             Total liabilities and equity           $39,782,177
                                                    ===========

                         CONDENSED STATEMENT OF INCOME
           FOR THE PERIOD FEBRUARY 6, 1998 THROUGH DECEMBER 31, 1998

        Interest income
            Loans receivable                      $  246,482
            Securities available for sale            502,884
            Time deposits                            320,040
                                                  ----------

            Total interest income                  1,069,406
                                                  ----------

          Noninterest expenses
            Salaries and benefits                     41,597
            Other                                     45,765
                                                  ----------

            Total noninterest expenses                87,362
                                                  ----------

          Income before income taxes                 982,044

          Income tax expense                         364,230
                                                  ----------

          Net income                              $  617,814
                                                  ==========

                      HOPFED BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996

15.  HOPFED BANCORP, INC. (CONTINUED)

                       CONDENSED STATEMENT OF CASH FLOWS
           FOR THE PERIOD FEBRUARY 6, 1998 THROUGH DECEMBER 31, 1998

          Cash flows from operating activities
            Net income                                                              $    617,814
            Adjustments to reconcile net income to
             net cash provided by operating activities
            Accretion of investment security discounts                                   (11,048)
            Earned ESOP shares                                                            17,395
            (Increase) decrease in:
             Accrued interest receivable                                                (220,503)
             Other assets                                                                (14,770)
            Increase (decrease) in:
             Deferred income taxes payable                                                 6,800
             Dividends payable                                                           302,524
                                                                                    ------------
               Net cash provided by operating activities                                 698,212
                                                                                    ------------

          Cash flows for investing activities
            Investment in subsidiary                                                 (19,707,645)
            Purchase of available for sale securities                                (15,991,017)
            Federal funds sold                                                          (485,000)
                                                                                    ------------

               Net cash used in investing activities                                 (36,183,662)
                                                                                    ------------

          Cash flows from financing activities
            Issuance of common stock                                                  36,178,390
            Dividends paid                                                              (580,846)
                                                                                    ------------

               Net cash provided by financing activities                              35,597,544
                                                                                    ------------

               Net increase in cash                                                      112,094

          Cash at beginning of year                                                            -
                                                                                    ------------

          Cash at end of year                                                       $    112,094
                                                                                    ============

                             CORPORATE INFORMATION

================================================================================

                       DIRECTORS AND EXECUTIVE OFFICERS


            WD KELLEY                                    BOYD M. CLARK
      Chairman of the Board                     Vice President and Secretary of
            Retired                                the Company and Senior Vice
                                                President - Loan Administration
                                                            the Bank

            BRUCE THOMAS                               CLIFTON H. COCHRAN
      President and Chief Executive                         Retired
   Officer of the Company and the Bank

            PEGGY R. NOEL                                WALTON G. EZELL
   Vice President, Chief Financial Officer                   Farmer
      and Treasurer of the Company and
  Executive Vice President, Chief Financial           JOHN NOBLE HALL, JR.
   Officer and Chief Operations Officer of                  Retired
                the Bank


--------------------------------------------------------------------------------

                                  MAIN OFFICE

                         2700 Fort Campbell Boulevard
                     Hopkinsville, KY 42240 (502/885-1171)

                                BRANCH OFFICES

          Downtown Branch Office                     Murray Branch Office
        605 South Virginia Street                    7th and Main Streets
  Hopkinsville, KY 42240 (502/885-1171)         Murray, KY 42071 (502/753-7921)

          Cadiz Branch Office                        Elkton Branch Office
            352 Main Street                            West Main Street
    Cadiz, KY 42211 (502/522-6638)               Elkton, KY 42220 (502/265-5628)

--------------------------------------------------------------------------------

                                              GENERAL INFORMATION
INDEPENDENT ACCOUNTANTS               ANNUAL MEETING                                ANNUAL REPORT ON FORM 10-K A COPY
York, Neel & Co.--                    The 1999 Annual Meeting of Stockholders       OF THE COMPANY'S 1998 ANNUAL REPORT
 Hopkinsville, LLP                    will be held on May 12, 1999 at 3:00          ON FORM 10-K WILL BE FURNISHED WITHOUT
1113 Bethel Street                    p.m. at Hopkinsville Federal Savings          CHARGE TO STOCKHOLDERS AS OF THE RECORD
Hopkinsville, KY 42240                Bank, 2700 Fort Campbell Boulevard,           DATE FOR THE 1999 ANNUAL MEETING UPON
                                      Hopkinsville, KY                              WRITTEN REQUEST TO THE SECRETARY, HOPFED
                                                                                    BANCORP, INC., 2700 FORT CAMPBELL
GENERAL COUNSEL                       TRANSFER AGENT                                BOULEVARD, HOPKINSVILLE, KY 42240
Deatherage, Myers, Self & Lackey      Registrar and Transfer Company
701 South Main Street                 10 Commerce Drive
Hopkinsville, KY 42241                Cranford, NJ 07016


SPECIAL COUNSEL
Kutak Rock
1101 Connecticut Avenue, N.W.
Washington, D.C. 20036

                                                                          HOPFED
                              [LOGO APPEARS HERE]


                             HOPFED BANCORP, INC.
                             -------------------
                2700 Fort Campbell Blvd - Hopkinsville, KY 42240
                                 502-885-1171