Form 10-K, Exhibit 13
period 1999-12-31
HOPFED BANCORP INC
filed 2000-04-14
CIK 1041550

HOPFED BANCORP, INC.

                                     [LOGO]

                                 ANNUAL REPORT

                                      1999

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

     The executive offices of the Company and the Bank are located at 2700 Fort Campbell Boulevard, Hopkinsville, Kentucky 42240. The telephone number is (270) 885-1171.

MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

     Since February 9, 1998, the Common Stock has been quoted on the Nasdaq Stock Market under the symbol "HFBC." As of February 29, 2000, there were approximately 1,500 stockholders of record, excluding beneficial owners in nominee or street name.

     Following are the high and low stock prices of the Common Stock for the periods indicated.

                                     Price Range of Common Stock
                    ------------------------------------------------------------
                     Year Ended December 31, 1998   Year Ended December 31, 1999
                    -----------------------------   ----------------------------

                       High            Low               High           Low
                       ----            ---               ----           ---
    First Quarter      $17.75         $16.00           $23.50         $17.00
    Second Quarter      22.00          17.75            22.00          19.00
    Third Quarter       19.625         15.25            22.875         19.00
    Fourth Quarter      18.875         16.0625          21.9375        15.50

     Dividends of $0.075 per share were declared in each of the third and fourth quarters of 1998 and in each of the four quarters of 1999. In December 1999, the Company declared a $4.00 per share special cash dividend in the form of a nontaxable return of capital.

     Dividends, when and if paid, are subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, the Bank's regulatory capital requirements, tax considerations, economic conditions, regulatory restrictions, other factors, and there can be no assurance that dividends will be paid, or if paid, will continue to be paid in the future. The payment of future dividends by the Company will depend in large part upon the receipt of dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

   HopFed Bancorp, Inc. ..................................... Inside Front Cover
   Market and Dividend Information........................... Inside Front Cover
   Selected Financial Information and Other Data.............................  1
   Management's Discussion and Analysis of Financial Condition
      and Results of Operations..............................................  4
   Financial Statements...................................................... 16
   Corporate Information...................................... Inside Back Cover

SELECTED FINANCIAL INFORMATION AND OTHER DATA
--------------------------------------------------------------------------------

     The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Financial Statements and accompanying Notes appearing elsewhere in this Report.

FINANCIAL CONDITION AND
   OTHER DATA                                           At December 31,
                                   ------------------------------------------------------
                                     1999       1998       1997       1996       1995
                                     ----       ----       ----       ----       ----
Total amount of:                                   (Dollars in thousands)
   Assets ......................   $207,906   $220,032   $343,995   $204,398   $212,598
   Loans receivable, net .......    113,532    108,807    103,470     95,496     84,755
   Cash and due from banks .....      4,537      1,905      1,264      1,452      1,303
    Time deposits and
    interest-bearing deposits
    in FHLB ....................        251        214      5,945      2,000     12,550
   Federal funds sold ..........      4,100      9,685    151,095        500      7,948
   Securities available for sale     71,423     68,139     26,699      5,125      4,053
    Securities held to maturity:
      FHLB securities ..........         --     13,998     31,988     77,962     80,990
   Mortgage-backed securities ..      9,958     13,356     19,578     17,984     17,563
   Deposits ....................    160,905    154,816    320,633    183,827    194,775
   FHLB advances ...............         --         --         --      1,317         --
   Total equity ................     44,346     61,134     19,936     16,824     16,002
                                   --------   --------   --------   --------   --------
Number of:
   Real estate loans outstanding      2,143      2,150      2,198      2,151      2,074
   Deposit accounts ............     18,667     19,251     21,277     23,778     25,473
   Offices open ................          5          5          5          5          5

OPERATING DATA                                         Year Ended December 31,
                                     ----------------------------------------------------
                                     1999       1998       1997       1996       1995
                                     ----       ----       ----       ----       ----
                                                      (In thousands)

Interest income ................   $14,205    $ 15,051    $14,311    $13,220    $12,472
Interest expense ...............     7,078       8,004      9,350      9,757     10,009
                                   -------    --------    -------    -------    -------
Net interest income before
   provision  for loan losses ..     7,127       7,047      4,961      3,463      2,463
Provision for loan losses ......        20          20         20        100         --
                                   -------    --------    -------    -------    -------
Net interest income ............     7,107       7,027      4,941      3,363      2,463
Non-interest income ............     7,028         547        528        590        398
Non-interest expense ...........     8,894       2,982      2,408      3,674(1)   2,246
                                   -------    --------    -------    -------    -------
Income before income taxes .....     5,241       4,592      3,061        279        615
Provision for income taxes .....     2,766       1,641      1,038         84        203
                                   -------    --------    -------    -------    -------
Net income .....................   $ 2,475    $  2,951    $ 2,023    $   195(1) $   412
                                   =======    ========    =======    =======    =======

------------------
(1) Includes payment to the SAIF of a one-time deposit insurance special assessment of $1.2 million ($812,000 net of tax) pursuant to legislation enacted to recapitalize the Savings Association Insurance Fund ("SAIF").

SELECTED QUARTERLY INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

                                               First     Second     Third    Fourth
                                              Quarter    Quarter   Quarter   Quarter
                                              -------    -------   -------   -------
                                                           (In thousands)
YEAR ENDED DECEMBER 31, 1998:
    Interest income .......................   $ 4,317   $ 3,592    $ 3,578   $ 3,564
    Net interest income after provision for
       losses on loans ....................     1,903     1,705      1,710     1,709
    Noninterest income ....................       135       145        138       129
    Noninterest expense ...................       578       622        594     1,188
    Net income ............................       968       794        829       360

YEAR ENDED DECEMBER 31, 1999:
    Interest income .......................   $ 3,500   $ 3,505    $ 3,495   $ 3,705
    Net interest income after provision for
       losses on loans ....................     1,727     1,737      1,727     1,916
    Noninterest income ....................       112       136      6,660       120
    Noninterest expense ...................       880     2,662      1,437     3,915
    Net income (loss) .....................       592      (577)     4,547    (2,087)

KEY OPERATING RATIOS
                                                               At or for the Year Ended December 31,
                                                               -------------------------------------
                                                                    1999       1998      1997
                                                                    ----       ----      ----
PERFORMANCE RATIOS
  Return on average assets (net income divided by average
    total assets) ...........................................        1.14%     1.29%     0.93%
  Return on average equity (net income divided by
    average total equity) ...................................        4.30%     5.76%    11.13%
  Interest rate spread (combined weighted average interest
    rate earned less combined weighted average interest
    rate cost) ..............................................        2.11%     2.07%     1.93%
  Ratio of average interest-earning assets to average
    interest-bearing liabilities ............................      137.75%   130.08%   109.17%
  Ratio of non-interest expense to average total assets .....        4.09%     1.30%     1.10%
  Ratio of net interest income after provision
    for loan losses to non-interest expense .................       79.91%   235.65%   205.19%
   Efficiency  ratio  (noninterest  expense divided by sum of
    net interest income plus noninterest income) ............       62.92%    39.26%    44.03%

ASSET QUALITY RATIOS
  Nonperforming assets to total assets at end of period .....         .03%     0.13%     0.05%
  Nonperforming loans to total loans at end of period .......         .05%     0.26%     0.16%
  Allowance for loan losses to total loans at end of period .         .25%     0.24%     0.23%
  Allowance for loan losses to nonperforming loans at
    end of period ...........................................      479.31%    89.90%   145.40%
  Provision for loan losses to total loans receivable, net ..         .02%     0.02%     0.02%
  Net charge-offs to average loans outstanding ..............         N/A(1)    N/A(1)    N/A(1)

CAPITAL RATIOS
  Total equity to total assets at end of period .............       21.33%    27.78%     5.80%
  Average total equity to average assets ....................       26.46%    22.40%     8.33%

-------------------
(1) Ratio is not applicable because there were no net charge-offs for this period.

REGULATORY CAPITAL RATIOS                December 31, 1999
                                      ----------------------
                                      (Dollars in thousands)

Tangible capital ....................   $44,971      21.60%
 Less:  Tangible capital requirement      3,123       1.50
                                        -------      -----
  Excess ............................   $41,848      20.10%
                                        =======      =====

Core capital ........................   $44,971      21.60%
Less:  Core capital requirement .....     8,327       4.00
                                        -------      -----
  Excess ............................   $36,644      17.60%
                                        =======      =====

Total risk-based capital ............   $45,249      58.60%
Less:  Risk-based capital requirement     6,177       8.00
                                        -------      -----
  Excess ............................   $39,072      50.60%
                                        =======      =====

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

     For the year ended December 31, 1999, the Company recorded net income of $2.5 million, a return on average assets of 1.14% and a return on average equity of 4.30%. For the year ended December 31, 1998, the Company recorded net income of $3.0 million, a return on average assets of 1.29% and a return on average equity of 5.76%. For the year ended December 31, 1997, the Company recorded net income of $2.0 million, a return on average assets of 0.93% and a return on average equity of 11.13%.

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

BENEFIT PLAN RESTRUCTURING

     In December 1999, the Board of Directors approved a benefit plan restructuring on the basis of its belief that a reduction of the expenses associated with the Company's Employee Stock Ownership Plan ("ESOP") would improve the Company's profitability and, therefore, the Company's long-term prospects for independence. For the year ended December 31, 1999, the maintenance expenses for the ESOP were approximately $408,000, and the Company's one-time termination expense was approximately $2.5 million. Termination of the ESOP, effective December 31, 1999, and distribution to participants of its assets are contingent on receipt of an Internal Revenue Service determination that the ESOP will be tax-qualified upon its termination, as well as compliance with other applicable regulatory requirements. See Note 9 of Notes to Financial Statements.

TAX FREE SPECIAL DIVIDEND

     In November 1999, the Company announced a special cash dividend of $4.00 per share, which totaled approximately $16.4 million. The special dividend represented a return to stockholders of a portion of the proceeds raised when the Company went public in February 1998. As a nontaxable return of capital, the special dividend reduced the tax cost basis of each outstanding share. The Board of Directors took this action because it believed that the Company's equity-to-assets ratio was excessive and would prove to be a deterrent to generating acceptable returns on equity over the long term.

SALE OF FHLMC STOCK

     In August 1999, the Bank sold 100% of its Federal Home Loan Mortgage Corporation ("FHLMC") stock portfolio (123,072 shares) in open market transactions and realized an after-tax gain on such sales of approximately $4.3 million. The FHLMC stock had been recorded at its fair market value with the associated unrealized gains recorded in the Company's consolidated net worth. The sales were undertaken in recognition that the FHLMC stock had appreciated significantly over the last several years. Although the FHLMC had benefited from higher levels of mortgage loans fostered by lower interest rates in recent years, as a result of an uncertainty over the direction of interest rates and an apparent slowing of mortgage loan originations in general, the Company believed that the FHLMC stock would be subject to future adverse market pressures.

Additionally, the FHLMC was under increasing pressure to expand its role in promoting low income housing, which the Company believed may also depress the market value of the FHLMC stock. From December 31, 1998 to the date of sale, the Bank's FHLMC stock portfolio declined in value approximately 17%. Proceeds of these sales were invested in higher yielding investments.

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

     The Company, however, was unable to deploy the significant amount of funds generated by this strategy solely through loan originations in its market area, as reflected in the loan-to-deposit ratio of 43.5% at December 31, 1995. As a result, the Company invested these funds in securities, primarily U.S. government and agency securities and mortgage-backed securities. See "--Asset/Liability Management." The yields on these investments were significantly less than the yields obtained by the Company on its loan portfolio. The combined lower weighted average yield on the Company's interest-earning assets, when reduced by the relatively high cost of the Company's deposits due to the Company's former deposit pricing strategy, tended to depress the Company's overall profitability.

     In 1996, the Company revised its business strategy to emphasize increased profitability over asset growth by attracting deposits on a less aggressive basis through a reduction in overall deposit rates. This reduction caused a deposit run-off during 1996 of approximately $10.9 million in higher-costing deposits. This run-off contributed to a reduction in the Company's total assets to $204.4 million at December 31, 1996 from $212.6 million at December 31, 1995. Deposits as a percentage of average assets decreased from 92.4% at December 31, 1995, to 87.8% at December 31, 1996. Deposits as a percentage of average assets were 147.0% at December 31, 1997, primarily as a result of subscriptions for Common Stock in the conversion. At December 31, 1998, deposits as a percentage of average assets were 67.7%. In 1999, the Company modified its policy to retain its deposit base through an increase in overall deposit rates. At December 31, 1999, deposits as a percentage of average assets were 74.0%.

     In addition, the Company has continued its emphasis on the origination of adjustable rate loans in its market area. In 1996, average loans increased $9.9 million, or 12.0%, from the 1995 average. In 1997, average loans increased $7.1 million, or 7.7%, from the 1996 average. And in 1998 and 1999, average loans increased $6.7 million and $5.6 million, respectively, or 6.8% and 5.3%, respectively, from the prior year's average. The Company's interest rate spread was 2.11%, 2.07% and 1.93% for each of the three years ended December 31, 1999.

     The Company's profitability in the years ended December 31, 1998 and 1999 also was primarily attributable to its current business strategy. The Company's net income, return on average assets and return on average equity were $3.0 million, 1.29% and 5.76%, respectively, for the year ended December 31, 1998. The Company's net income, return on average assets and return on average equity were $2.5 million, 1.14% and 4.30%, for the year ended December 31, 1999. See "Selected Financial Information and Other Data."

     The results to date which are attributable to the Company's current business strategy are not necessarily indicative of future results.

ASSET/LIABILITY MANAGEMENT

     Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 1999, approximately $11.8 million of the one-to-four family residential loans originated by the Company (comprising 73.85% of such loans) had adjustable rates.

     The Company used excess funds to invest in U.S. government and agency securities and mortgage-backed securities. Such investments have been made in order to manage interest rate risk, as well as to diversify the Company's assets, manage cash flow, obtain yields and maintain the minimum levels of qualified and liquid assets required by regulatory authorities.

     The U.S. government and agency securities consist of notes issued by the FHLB System and other government agencies. These securities generally are purchased for a term of five years or less, and are fixed-term, fixed rate securities, callable securities or securities which provide for interest rates to increase at specified intervals to pre-established rates, and thus improve the spread between the cost of funds and yield on investments. At December 31, 1999, approximately $16.0 million of the securities were due in one year or less, approximately $7.2 million were due in one to five years and approximately $14.2 million were due after ten years. However, at December 31, 1999, all of these securities had call provisions which authorize the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 1999, all of these securities are callable and/or due prior to December 31, 2000. It is currently anticipated that any funds available from a prepayment would be reinvested into those U.S. government and agency securities or mortgage-backed securities which the Company believes to be the most appropriate investments at that time, assuming lending opportunities are not then available. Notwithstanding their call feature, it is believed that investments in callable securities, which have improved the portfolio yield over alternative fixed yield, fixed maturity investments, have been beneficial.

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

     The following table presents the Bank's NPV at December 31, 1999, as calculated by the OTS, based on information provided to the OTS by the Bank.

                                            Net Portfolio Value                              NPV as % of PV of Assets
                            -------------------------------------------------------     ---------------------------------------
    CHANGE                    $ Amount            $ Change            % Change
    IN RATES                  --------            --------            --------                NPV RATIO              CHANGE
                                            (Dollars in thousands)
            +400 bp                   $--                  $0                   0%                  0.00%                  0bp
            +300 bp                38,320             -10,466                 -21%                 19.34%               -373bp
            +200 bp                42,209              -6,577                 -13%                 20.79%               -227bp
            +100 bp                45,763              -3,023                  -6%                 22.06%               -101bp
               0 bp                48,786                                                          23.07%
            -100 bp                51,272               2,486                  +5%                 23.85%                +78bp
            -200 bp                53,938               5,152                 +11%                 24.66%               +160bp
            -300 bp                57,241               8,454                 +17%                 25.66%               +260bp
            -400 bp                    --                   0                   0%                  0.00%                  0bp

          Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

   Pre-Shock NPV Ratio:  NPV as % of PV of Assets.................    23.07%
   Exposure Measure:  Post-Shock NPV Ratio........................    20.79%
   Sensitivity Measure:  Change in NPV Ratio......................    22bp

     The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. The computations do not contemplate any actions the Bank could undertake in response to changes in interest rates.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1999, the Company had a positive one-year interest rate sensitivity gap of 22.59% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 which are expected to mature or reprice in each of the time periods shown.

                                                      Over One     Over Five      Over Ten
                                        One Year      Through       Through        Through       Over Fifteen
                                         or Less     Five Years    Ten Years     Fifteen Years       Years          Total
                                         -------     ----------      -----       -------------       -----          -----
                                                                       (Dollars in thousands)
Interest-earning assets:
   Loans:
      One-to-four family.........          $68,411        $3,014     $2,536          $13,844          $ --         $87,805
      Multi-family residential...            2,165            --         --               --            --           2,165
      Construction...............            4,077            --         --               --            --           4,077
      Non-residential............           12,291            --         --               --            --          12,291
      Secured by deposits........            2,525            --         --               --            --           2,525
      Other consumer.............              270         4,400         --               --            --           4,670
   Time deposits and interest
   bearing deposits in FHLB......              251            --         --               --            --             251
   Federal funds sold............            4,100            --         --               --            --           4,100
   Securities....................           17,540         6,985     13,597               --            --          38,122
   Mortgage-backed securities....           26,485        13,707        747               53         2,267          43,259
                                          --------       -------    -------          -------       -------        --------
     Total.......................         $138,115       $28,106    $16,880          $13,897        $2,267        $199,265
                                          --------       -------    -------          -------       -------        --------
Interest-bearing liabilities:
   Deposits......................         $113,876       $44,085         --               --            --        $157,961
                                          --------       -------    -------          -------        ------        --------

Interest sensitivity gap.........          $25,445     $(17,185)    $16,880          $13,897        $2,267         $41,304
                                           =======     =========    =======          =======       =======         =======
Cumulative interest sensitivity
   gap...........................          $25,445        $8,260    $25,140          $39,037       $41,304         $41,304
                                           =======     =========    =======          =======       =======         =======
Ratio of interest-earning assets to
   interest-bearing liabilities..          122.58%        62.06%        N/A              N/A           N/A         137.75%
                                           =======     =========    =======          =======       =======         =======
Ratio of cumulative gap to
   total interest-earning assets.           12.77%         4.15%     12.62%           19.59%        20.73%          20.73%
                                           =======     =========    =======          =======       =======         =======

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

                                                       At December 31, 1999
                                                 -------------------------------
                                                                    Weighted
                                                                     Average
                                                      Balance       Yield/Cost
                                                      -------       ----------
                                                     (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net................               $113,532         7.55%
   Securities available for sale........                 71,423         6.70%
   Securities held to maturity..........                  9,958         6.12%
   Time deposits and other interest-
      bearing cash deposits.............                  4,351         5.27%
                                                       --------       -------
     Total interest-earning assets......                199,264         7.12%
Non-interest-earning assets.............                  8,642
                                                       --------
   Total assets.........................               $207,906
                                                       ========
Interest-bearing liabilities:
   Deposits.............................               $157,961         4.65%
Non-interest-bearing liabilities........                  5,599
                                                       --------
     Total liabilities..................                163,560
Common stock............................                     39
Additional paid-in capital..............                 24,215
Retained earnings.......................                 20,991
Unallocated ESOP shares.................                     --
Accumulated other comprehensive
   income...............................                  (899)
                                                       --------
     Total liabilities and equity.......               $207,906
                                                       ========

Interest rate spread....................                                2.47%
                                                                      ------
Ratio of interest-earning assets
   interest-bearing liabilities.........                              126.15%
                                                                      ======

                                                   (Continued on following page)

                                                                       Year Ended December 31,
                               -----------------------------------------------------------------------------------------------------
                                             1999                             1998                              1997
                               ---------------------------------  ------------------------------      ------------------------------
                               Average               Average     Average               Average        Average              Average
                                Balance   Interest  Yield/Cost    Balance   Interest  Yield/Cost      Balance  Interest   Yield/Cost
                                -------   --------  ----------    -------   --------  ----------      -------  --------   ----------
                                                                     (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net...     $111,469     $8,435    7.57%      $105,837     $8,279     7.82%       $99,126     $7,607       7.67%
   Securities available for
     sale..................       73,863      4,204    5.69%        48,539      2,418     4.98%        11,405        412       3.61%
   Securities held to .....
       maturity ...........       14,220        814    5.72%        36,777      2,360     6.42%        75,307      4,706       6.25%
   Time deposits and other
     interest-bearing cash
     deposits..............       11,536        751    6.51%        32,480      1,994     6.13%        27,233      1,586       5.82%
                                --------     ------               --------     ------                --------     ------
     Total interest-earning
       assets..............      211,088     14,204    6.73%       223,633     15,051     6.73%       213,071     14,311       6.72%
                                             ------  ------                    ------   ------                    ------       ----
Non-interest-earning assets        6,324                             5,143                              5,119
                                --------                          --------                           --------
   Total assets............     $217,412                          $228,776                           $218,190
                                ========                          ========                           ========

Interest-bearing liabilities:
   Deposits...............      $153,245      7,078    4.62%      $171,922      8,004     4.65%      $195,019     $9,341       4.79%
   Borrowings.............            --         --      --%            --         --       --%           161          9       5.59%
                                --------     ------  ------       --------     ------   ------       --------     ------     ------
     Total interest-bearing
       liabilities........       153,245      7,078    4.62%       171,922      8,004     4.65%       195,180      9,350       4.79%
                                             ------  ------                    ------   ------                    ------       ----
Non-interest-bearing
   liabilities............         6,641                             5,629                              4,829
                                --------                          --------                           --------
     Total liabilities....       159,886                           177,551                            200,009
Common stock..............            40                                32                                 --
Additional paid-in capital        40,442                            31,492                                 --
Retained earnings.........        16,670                            18,174                             15,510
Unallocated ESOP shares...       (2,318)                           (2,582)                                 --
Accumulated other
   comprehensive income...         2,692                             4,109                              2,671
                                --------                          --------                           --------
     Total liabilities and
       equity.............      $217,412                          $228,776                           $218,190
                                ========                          ========                           ========

Net interest income.......                   $7,126                            $7,047                             $4,961
                                            =======                           =======                            =======
Interest rate spread......                             2.11%                              2.07%                                1.93%
                                                     ======                             ======                               ======
Net yield on interest-earning
   Assets.................                             3.38%                              3.15%                                2.33%
                                                     ======                             ======                               ======
Ratio of average interest-earning
   assets to average interest-bearing
   liabilities............                           137.75%                            130.08%                              109.17%
                                                     ======                             ======                               ======

                                       10

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

                                                  Year Ended December 31,
                              --------------------------------------------------------------
                                      1999 vs. 1998                  1998 vs. 1997
                              -----------------------------  -------------------------------
                                  Increase                        Increase
                              (Decrease) due to               (Decrease) due to
                              -----------------               -----------------
                                                   Total                           Total
                                                  Increase                        Increase
                              Rate      Volume   (Decrease)   Rate     Volume    (Decrease)
                              ----      ------   ----------   ----     ------    ----------
                                                  (Dollars in thousands)
Interest-earning assets:
   Loans receivable ....   $  (279)   $   440    $   161    $   157    $   515    $   672
   Securities available
     for sale ..........       525      1,261      1,786        665      1,341      2,006
   Securities held to
   maturity ............      (100)    (1,448)    (1,548)        62     (2,408)    (2,346)
   Other interest-
    earning assets .....        43     (1,286)    (1,243)       102        306        408
                           -------    -------    -------    -------    -------    -------
     Total interest-
     earning assets ....   $   189    $(1,033)   $  (844)   $   986    $  (246)   $   740
                           -------    -------    -------    -------    -------    -------
Interest-bearing
liabilities:
   Deposits ............   $   (61)   $  (871)   $  (932)   $  (231)   $(1,106)   $(1,337)
   Borrowings ..........        --         --         --         --         (9)        (9)
                           -------    -------    -------    -------    -------    -------
     Total interest-
     bearing liabilities   $   (61)   $  (871)   $  (932)   $  (231)   $(1,115)   $(1,346)
                           -------    -------    -------    -------    -------    -------
Increase (decrease) in
  net interest income ..   $   250    $  (162)   $    88    $ 1,217    $   869    $ 2,086
                           =======    =======    =======    =======    =======    =======

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1999 AND DECEMBER 31, 1998

     The Company's total assets decreased by $12.1 million, from $220.0 million at December 31, 1998 to $207.9 million at December 31, 1999. Federal funds sold decreased from $9.7 million at December 31, 1998 to $4.1 million at December 31, 1999. Securities held to maturity declined $17.4 million due to various issues maturing. A portion of such funds was reinvested in securities available for sale, which increased $3.3 million. The special dividend of $4.00 per share paid in December 1999 utilized $16.4 million.

     The Company's loan portfolio increased by $4.6 million during the year ended December 31, 1999. Net loans totaled $113.5 million and $108.8 million at December 31, 1999 and December 31, 1998, respectively. The increase in the loan activity during the year ended December 31, 1999 was due to the Company's efforts to increase its loan originations using funds currently held in investment securities. For the year ended December 31, 1999, the Company's average yield on loans was 7.57%, compared to 7.82% for the year ended December 31, 1998.

     At December 31, 1999, the Company's investments classified as "held to maturity" were carried at amortized cost of $9.9 million and had an estimated fair market value of $10.1 million, and its securities classified as "available for sale" had an estimated fair market value of $71.4 million. See Note 2 of Notes to Financial Statements.

     The allowance for loan losses totaled $278,000 at December 31, 1999, an increase of $20,000 from the allowance of $258,000 at December 31, 1998. The ratio of the allowance for loan losses to loans was .24% at each of December 31, 1999 and 1998. Also at December 31, 1999, the Company's non-performing loans were $58,000, or .05% of total loans, compared to $287,000, or .26% of total loans, at December 31, 1998, and the Company's ratio of allowance for loan losses to non-performing loans at December 31, 1999 and December 31, 1998 was 479.3% and 89.9%, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

     NET INCOME. The Company's net income for the year ended December 31, 1999 was $2.5 million compared to $3.0 million for the year ended December 31, 1998.

     NET INTEREST INCOME. Net interest income for the year ended December 31, 1999 was $7.1 million, compared to $7.0 million for the year ended December 31, 1998. The increase in net interest income for the year ended December 31, 1999 was primarily due to a slightly lower cost of funds. For the year ended December 31, 1998, the Company's average yield on total interest-earning assets was 6.73%, compared to 6.73% for the year ended December 31, 1998, and its average cost of interest-bearing liabilities was 4.62%, compared to 4.65% for the year ended December 31, 1998. As a result, the Company's interest rate spread for the year ended December 31, 1999 was 2.11%, compared to 2.07% for the year ended December 31, 1998, and its net yield on interest-earning assets was 3.38% for the year ended December 31, 1999, compared to 3.15% for the year ended December 31, 1998.

     INTEREST INCOME. Interest income decreased by $926,000 from $15.1 million to $14.2 million, or by 6.15%, during the year ended December, 1999 compared to 1998. This decrease was due to a decline in interest earning assets. The average balance of securities held to maturity declined $22.6 million, from $36.8 million at December 31, 1998, to $14.2 million at December 31, 1999. Average time deposits and other interest-bearing cash deposits decreased $21.0 million, from $32.5 million at December 31, 1998 to $11.5 million at December 31, 1999. Overall, average total interest-earning assets decreased $12.5 million from December 31, 1998 to December 31, 1999. The ratio of interest-earning assets to interest-bearing liabilities increased from 130.1% for the year ended December 31, 1998 to 137.8% for the year ended December 31, 1999.

     INTEREST EXPENSE. Interest expense decreased to $7.1 million for the year ended December 31, 1999, compared to $8.0 million for 1998. The decrease was primarily attributable to a decrease in deposits. The average cost of average interest bearing liabilities declined from 4.65% for the year ended December 31, 1998 to 4.62% for the year ended December 31, 1999. Over the same period, the average balance of deposits decreased from $171.9 million for the year ended December 31, 1998 to $153.2 million at December 31, 1999.

     PROVISION FOR LOAN LOSSES. The Company determined that an additional $20,000 provision for loan loss was required for the year ended December 31, 1999. For the year ended December 31, 1998, the Company determined that a $20,000 provision was warranted.

     NON-INTEREST EXPENSE. Total non-interest expense in the year ended December 31, 1999 was $8.9 million, compared to $3.0 million in 1998. This increase was primarily attributable to approximately $5.5 million of employee benefits. See
Note 9 of Notes to Financial Statements.

     INCOME TAXES. The effective tax rate for the year ended December 31, 1999 was 52.6%, compared to 34.9% for 1998. This increase in the effective tax rate resulted from $2.9 million of employee benefits which were not deductible for income tax purposes.

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

LIQUIDITY AND CAPITAL RESOURCES

     The Company has no business other than that of the Bank. Management believes dividends that may be paid from the Bank to the Company will provide sufficient funds for the Company's current and anticipated needs; however, no assurance can be given that the Company will not have a need for additional funds in the future. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     Capital Resources. At December 31, 1999, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS' regulatory capital requirements, and for a tabular presentation of the Bank's compliance with such requirements, see Note 13 of Notes to Financial Statements.

     Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 1999, the Bank had no outstanding advances from the FHLB. See Note 6 of Notes to Financial Statements.

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

     In addition, the Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4%. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratios at December 31, 1999, 1998 and 1997 were 58.02%, 53.87% and 65.36%, respectively.

     A portion of the Bank's liquidity consists of cash and cash equivalents. At December 31, 1999, cash and cash equivalents totaled $4.5 million. The level of these assets depends upon the Bank's operating, investing and financing activities during any given period.

     Although operating activities have historically generated a declining amount of cash flows, cash flows from operating activities increased during the year ended December, 1998 and decreased during the year ended December 1999. For the years ended December 31, 1997, 1998 and 1999, such cash flows were $2.4 million, $2.6 million and $1.4 million, respectively.

     Cash flows from investing activities were a net source of funds of $12.2 million and $127.7 million in 1999 and 1998 respectively. A principal source of cash flows in this area has been proceeds from the maturities of held-to-maturity securities, the volume of which reflects the prior emphasis on investments in such securities over loans. These proceeds were a source of cash flows of $50.3 million for 1997, $24.2 million for 1998 and $17.4 million for 1999. At the same time, the investment of cash in loans was $4.7 million in
1999, $5.4 million in 1998 and $8.0 million in 1997, while purchases of held-to-maturity securities were $5.9 million in 1997. There were no purchases of held-to-maturity securities in 1998 and 1999. Further, the Bank has re-positioned the investment of its excess funds to enhance their availability. Funds not immediately invested in loans are sold on the federal funds market, which permits the Bank to earn a favorable rate of interest while maintaining daily access to such funds. Although the Bank continues to acquire securities using funds from loan repayments and proceeds from maturities of other securities, the liquidity position avoids the need to consider the sale of securities prior to maturity to satisfy lending or other operational commitments. At December 31, 1999, in addition to its federal funds sold and other liquid assets, which were 58.02% of deposits and short-term borrowings, the Bank had available an unused $10.1 million line of credit with the FHLB of Cincinnati.

     Beginning in 1996, the Bank permitted the run-off of higher-costing time deposits by offering only market rates of interest on maturing deposits rather than above-market rates under its previous pricing strategy. Cash was required to fund net withdrawals of time deposits in amounts of $7.8 million in 1997 and $16.5 million in 1998. The Bank modified this strategy in 1999, and had a net increase in deposits of $6.6 million. Because of the Bank's ability to generate cash flows from its financing activities and the availability of its other liquid assets, the Bank does not anticipate any difficulty in funding future withdrawals of such time deposits as they come due.

     At December 31, 1999, the Bank had $1.2 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $63.8 million at December 31, 1999. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

YEAR 2000

     Prior to January 1, 2000, the Company was aware of concerns throughout the business community of reliance upon computer software that did not properly recognize the Year 2000 in date formats, often referred to as the "Year 2000 Problem." The Year 2000 Problem was the result of software being written using two digits rather than four digits to define the applicable year (i.e., "98" rather than "1998"). A failure by a business to properly identify and correct a Year 2000 Problem in its operations could have resulted in system failures or miscalculations. In turn, this could have resulted in disruptions of operations, including among other things a temporary inability to process transactions, or otherwise engage in routine business transactions on a day-to-day basis.

     Operations of the Company depend on the successful operation on a daily basis of its computer systems and a third party service bureau's equipment and software. In its analysis of these systems, equipment and software, a plan of action was put in place by the Bank to minimize its risk exposure to the Year 2000 Problem. As part of the plan, an oversight committee was set up to monitor Year 2000 compliance.

     The Company's service provider successfully completed the renovation of its equipment as well as proxy tests involving the participation of member institutions transmitting within a test institution created for this purpose. The service provider contracted with a recovery site in Philadelphia to cover Year 2000 contingencies and conducted Business Recovery Tests to ensure proper transmission with member institutions. The service provider's systems and equipment were well prepared for the Year 2000 Problem.

     The Company also renovated computer equipment, assessed mission-critical systems, reviewed tests and made contingency plans. The Company experienced no disruptions to normal business operations due to the Year 2000 Problem.

     As of December 31, 1999, the Company had incurred approximately $47,000 in direct compliance costs associated with the Year 2000 Problem. The Company estimates that $47,000 will approximate total direct compliance costs through the Year 2000. The Company does not separately track internal costs incurred for Year 2000 compliance, such costs are principally related to payroll expenditures. Funding for such costs has been and will be derived from normal operating cash flow.

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

                                  LETTERHEAD OF
                       YORK, NEEL & CO.-HOPKINSVILLE, LLP
                               1113 BETHEL STREET
                             HOPKINSVILLE, KY 42240
                         (270)886-0206/FAX (270)886-0875




                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Hopfed Bancorp, Inc.


We have audited the accompanying consolidated statements of financial condition of HopFed Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hopfed Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/:  York, Neel & Co.-Hopkinsville, LLP

Hopkinsville, Kentucky
February 4, 2000

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1999 and 1998

                                     ASSETS

                                                                        1999             1998
                                                                    -------------    -------------
Cash and due from banks                                               $ 4,537,222      $ 1,904,620
Interest-earning deposits in Federal Home Loan Bank                       250,750          214,166
Federal funds sold                                                      4,100,000        9,685,000
Securities available for sale                                          71,423,331       68,139,383
Securities held to maturity, market value of
   $10,078,157 for 1999 and $27,633,452 for 1998, respectively          9,958,147       27,354,099
Loans receivable, net of allowance for loan losses of
   $278,144 for 1999 and $257,744 for 1998, respectively              113,532,380      108,806,634
Accrued interest receivable                                             1,094,810        1,157,252
Premises and equipment, net                                             2,471,523        2,546,349
Deferred tax assets                                                       514,744               --
Other assets                                                               23,252          224,711
                                                                    -------------    -------------
           Total assets                                             $ 207,906,159    $ 220,032,214
                                                                    =============    =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing accounts                                    $   2,943,337    $   2,730,676
    Interest-bearing accounts:
        Demand/NOW accounts                                             9,017,284        8,624,089
        Money market accounts                                          30,062,939       30,771,443
        Passbook savings                                                9,802,140       10,194,223
        Other time deposits                                           109,079,053      102,495,354
                                                                    -------------    -------------

           Total deposits                                             160,904,753      154,815,785
Advances from borrowers for taxes and insurance                           155,861          165,799
Federal income taxes payable:
    Current                                                               369,242               --
    Deferred                                                                   --        3,268,965
Dividends payable                                                         307,364          302,524
Accrued expenses and other liabilities                                  1,822,514          345,195
                                                                    -------------    -------------
           Total liabilities                                          163,559,734      158,898,268
                                                                    -------------    -------------
Stockholders' Equity:
    Common stock par value $.01 per share; 7,500,000
       shares authorized; 3,942,500 shares issued and outstanding          39,425           40,336
     Additional paid in capital                                        24,214,409       39,546,434
     Retained earnings-substantially restricted                        20,991,195       18,983,884
    Unallocated ESOP shares                                                    --       (2,932,666)
    Accumulated other comprehensive income (loss)                        (898,604)       5,495,958
                                                                    -------------    -------------

           Total stockholders' equity                                  44,346,425       61,133,946
                                                                    -------------    -------------

           Total liabilities and stockholders' equity               $ 207,906,159    $ 220,032,214
                                                                    =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
              For the Years Ended December 31, 1999, 1998, and 1997

                                                  1999          1998         1997
                                                  ----          ----         ----
 Interest income:
      Loans receivable                        $ 8,435,464   $ 8,279,744   $ 7,606,685
      Securities available for sale             4,204,268     2,418,597       412,355
      Securities held to maturity                 814,048     2,359,611     4,705,678
      Time deposits                               751,108     1,993,546     1,586,451
                                              -----------   -----------   -----------
           Total interest income               14,204,888    15,051,498    14,311,169
                                              -----------   -----------   -----------
Interest expense:
      Deposits                                  7,078,126     8,003,911     9,340,884
      Other borrowed funds                             --            --         9,336
                                              -----------   -----------   -----------
           Total interest expense               7,078,126     8,003,911     9,350,220
                                              -----------   -----------   -----------

Net interest income                             7,126,762     7,047,587     4,960,949

Provision for loan losses                          20,400        20,300        20,000
                                              -----------   -----------   -----------
           Net interest income after
               provision for loan losses        7,106,362     7,027,287     4,940,949
                                              -----------   -----------   -----------
Noninterest income:
      NOW account fees                            196,309       168,153       150,640
      Loan fees                                   177,111       228,949       207,706
      Service charges                              67,095        84,852        82,807
      Realized gain from sale of securities
          available for sale                    6,523,526            --            --
      Other                                        64,289        65,300        86,566
                                              -----------   -----------   -----------

           Total noninterest income             7,028,330       547,254       527,719
                                              -----------   -----------   -----------
Noninterest expenses:
      Salaries and benefits                     7,625,889     1,959,406     1,479,118
      Deposit insurance premium                    90,767       151,701       120,084
      Occupancy expense                           197,249       188,093       211,986
      Data processing                             143,266       117,368       113,941
      Other                                       836,548       565,844       482,716
                                              -----------   -----------   -----------
           Total noninterest expense            8,893,719     2,982,412     2,407,845
                                              -----------   -----------   -----------

Income before income taxes                      5,240,973     4,592,129     3,060,823
      Income tax expense                        2,765,704     1,640,707     1,038,254
                                              -----------   -----------   -----------
Net income                                    $ 2,475,269   $ 2,951,422   $ 2,022,569
                                              ===========   ===========   ===========
Earnings per share:
      Basic                                   $      0.65   $      0.80           N/A
      Fully diluted                                  0.65          0.80           N/A

The accompanying notes are an integral part of these consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                 For the Years Ended December 31, 1999 and 1998

                                                     Additional                  Unallocated     Accumulated Other
                                         Common       Paid-in       Retained     Common Stock     Comprehensive          Total
                                          Stock       Capital       Earnings     Held by ESOP     Income (Loss)          Equity
                                        ---------   -----------   ------------  -------------   -----------------     ------------
 Balance, January 1, 1998               $      -   $         -    $ 16,613,308  $         -        $ 3,322,769        $ 19,936,077
 Comprehensive income:
      Net income                                                     2,951,422
      Unrealized holding gains
         arising during the period
         on securities available-
         for-sale, net of taxes
         of $1,119,410                                                                               2,173,189
      Total comprehensive income                                                                                        5,124,611
 Issuance of common stock                 40,336    39,334,954                                                         39,375,290
 Purchase of common stock by ESOP                                                (3,226,900)                           (3,226,900)
 Release and allocation of common
     stock held by ESOP                                211,480                      294,234                               505,714
 Cash dividends paid net of dividends
     on ESOP shares                                                   (580,846)                                          (580,846)
                                        ---------   ----------    ------------  -----------        -----------        -----------

 Balance, December 31, 1998               40,336    39,546,434      18,983,884   (2,932,666)         5,495,958         61,133,946
 Comprehensive income (loss):
      Net income                                                     2,475,269
           Other comprehensive
             income (loss)
          Unrealized holding losses
             arising during the period
             net of tax effect of
             ($1,076,170)                                                                           (2,089,035)
          Less: reclassification
             adjustment for gains
             included in net income net
             of tax effect of
            ($2,217,999)                                                                            (4,305,527)
                                                                                                   -----------
             Net change in unrealized
               gains (losses) on
               securities available-for-
               sale                                                                                 (6,394,562)
                                                                                                   -----------
      Total comprehensive loss                                                                                         (3,919,293)
 Issuance of common stock - MRP              646     1,290,094                                                          1,290,740
 Retirement of common stock (from ESOP)   (1,557)   (1,555,063)                   1,556,620                                     -
 Release and allocation of common stock
     held by ESOP                                      993,643                    1,376,046                             2,369,689
 Cash dividends paid net of dividends
   on ESOP shares                                  (16,060,699)       (467,958)                                       (16,528,657)
                                        --------   -----------    ------------  -----------        -----------        -----------
  Balance, December 31, 1999             $ 39,425   $24,214,409    $ 20,991,195  $         -        $  (898,604)       $44,346,425
                                        ========   ===========    ============  ===========        ===========        ===========

 The accompanying notes are an integral part of these consolidated financial statements.

                                        4

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                      1999             1998              1997
                                                                   ------------     ------------     -------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                     $   2,475,269    $   2,951,422    $   2,022,569
     Adjustments to reconcile net income to net
         cash provided by operating activities:
        Provision for loan losses                                          20,400           20,300           20,000
        Depreciation                                                      121,291          110,518          130,337
        Accretion of investment security discounts                       (424,431)         (40,113)         (48,539)
        Amortization of investment security premiums                       37,287               --               --
        Provision (benefit) for deferred income taxes                    (489,541)         182,541         (244,697)
        Stock dividend                                                   (134,100)        (127,200)        (118,500)
        (Gain) loss on sale of equipment                                    1,100           (6,527)          (4,741)
        Earned ESOP shares                                              2,899,941          211,480
        MRP shares                                                      1,290,740               --               --
        Gain on sale of FHLMC stock                                    (6,523,526)              --               --
        (Increase) decrease in:
            Accrued interest receivable                                    62,442           26,556          106,600
            Other assets                                                  201,459          214,202         (142,190)
        Increase (decrease) in:
            Current income taxes payable                                  369,242         (360,231)         360,231
            ESOP contribution payable                                    (294,234)         294,234               --
            Accrued expenses and other liabilities                      1,477,337         (555,551)         343,814
                                                                    -------------    -------------    -------------
        Net cash provided by operating activities                       1,090,676        2,921,631        2,424,884
                                                                    -------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net decrease in time deposits                                             --        2,000,000               --
     Net (increase) decrease in interest-bearing deposits in FHLB         (36,584)       3,730,455       (3,944,621)
     Net (increase) decrease in federal funds sold                      5,585,000      141,410,000     (150,595,000)
     Proceeds from maturities of held-to-maturity securities           17,407,471       24,229,625       50,336,539
     Purchases of held-to-maturity securities                                  --               --       (5,909,005)
     Proceeds from maturities of available-for-sale securities         56,226,497       12,565,393           81,009
     Purchases of available-for-sale securities                       (68,809,959)     (50,590,246)     (19,895,099)
     Proceeds from sale of FHLMC stock                                  6,644,034               --               --
     Net increase in loans                                             (4,746,146)      (5,356,773)      (8,036,005)
     Purchase of premises/equipment                                       (47,565)        (327,565)        (258,961)
     Proceeds from sale of premises/equipment                                  --           10,700          132,766
                                                                    -------------    -------------    -------------
        Net cash provided by (used in) investing activities            12,222,748      127,671,589     (138,088,377)
                                                                    -------------    -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase (decrease) in demand deposits, savings
        and NOW deposits                                                 (494,731)    (149,270,443)     144,631,967
     Net increase (decrease) in time deposits                           6,583,699      (16,546,373)      (7,826,732)
     Increase (decrease) in advance payments
        by borrowers for taxes and insurance                               (9,938)          (5,720)         (12,601)
     Net increase (decrease) in other borrowed funds                           --               --       (1,317,000)
     Issuance of common stock                                                  --       36,148,390               --
     Dividends paid                                                   (17,515,618)        (278,322)              --
     Payments on loan to ESOP                                             755,766               --               --
                                                                    -------------    -------------    -------------
        Net cash provided by (used in) financing activities           (10,680,822)    (129,952,468)     135,475,634
                                                                    -------------    -------------    -------------

Increase (decrease) in cash and cash equivalents                        2,632,602          640,752         (187,859)

Cash and cash equivalents, beginning of period                          1,904,620        1,263,868        1,451,727
                                                                    -------------    -------------    -------------
Cash and cash equivalents, end of period                            $   4,537,222    $   1,904,620    $   1,263,868
                                                                    =============    =============    =============
SUPPLEMENTAL DISCLOSURES
         Interest paid                                              $   7,068,469    $   8,503,476    $   9,128,049
                                                                    =============    =============    =============
         Income taxes paid                                          $   2,735,164    $   1,969,233    $     670,074
                                                                    =============    =============    =============
         Non-cash transaction - ESOP loan redeemed with stock       $   2,471,134    $          --    $          --
                                                                    =============    =============    =============
The accompanying notes are an integral part of these consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

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

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     B.   ORGANIZATION/FORM OF OWNERSHIP, (CONTINUED)

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

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     E.   SECURITIES AVAILABLE FOR SALE, CONTINUED

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

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     F.   LOANS RECEIVABLE (CONTINUED)

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

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     I.   PREMISES AND EQUIPMENT (CONTINUED)

                 Land improvements                                5-15 years
                 Buildings                                          40 years
                 Furniture and equipment                          5-15 years

     J.   FINANCIAL INSTRUMENTS

          In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, etc. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

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

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     K.   FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

     M.   EARNINGS PER SHARE

          Earnings per share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding, adjusted for the unallocated portion of shares held by the Employee Stock Ownership Plan (ESOP). For the year ended December 31, 1999, basic and fully diluted weighted average common stock outstanding was 3,800,971 shares, (adjusted for unallocated ESOP shares).

2.   SECURITIES

     Securities, which consist of debt and equity investments, have been classified in the consolidated statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values follow:

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

2.   SECURITIES (CONTINUED)

                                                             Gross         Gross       Estimated
                                           Amortized      Unrealized    Unrealized       Market
                                             Cost            Gains         Losses         Value
                                             ----            -----         ------         -----
Available-For-Sale Securities
December 31, 1999:
 Restricted:
    FHLB stock                           $  1,986,700   $         --    $         --    $  1,986,700
    Intrieve stock                             15,000             --              --          15,000
                                         ------------   ------------    ------------    ------------
                                            2,001,700             --              --       2,001,700
                                         ------------   ------------    ------------    ------------
 Unrestricted:
    U.S. government and agency securities:
      FHLB investment securities           33,411,633            180      (1,103,991)     32,307,822
      FFCB                                  4,000,000             --        (187,500)      3,812,500
 Mortgage-backed securities:
      GNMA                                 13,634,537        141,473              --      13,776,010
      FNMA                                  9,943,909         29,931        (115,733)      9,858,107
      FHLMC                                 9,793,075         40,071        (165,954)      9,667,192
                                         ------------   ------------    ------------    ------------
                                           70,783,154        211,655      (1,573,178)     69,421,631
                                         ------------   ------------    ------------    ------------
                                         $ 72,784,854   $    211,655    $ (1,573,178)   $ 71,423,331
                                         ============   ============    ============    ============
December 31, 1998:
 Restricted:
   FHLB stock                            $  1,852,600   $         --    $         --    $  1,852,600
   Intrieve stock                              15,000             --              --          15,000
                                         ------------   ------------    ------------    ------------
                                            1,867,600             --              --       1,867,600
                                         ------------   ------------    ------------    ------------
 Unrestricted:
 FHLMC stock                                  120,508      7,871,480              --       7,991,988
 U.S. government and agency securities:
    FHLB investment securities              7,000,000         50,310              --       7,050,310
    FFCB                                   15,995,265         20,000              --      16,015,265
 Mortgage-backed securities:
    GNMA                                   16,800,955        205,697              --      17,006,652
    FNMA                                    8,575,909         57,131              --       8,633,040
    FHLMC                                   9,451,937        132,567          (9,976)      9,574,528
                                         ------------   ------------    ------------    ------------
                                           57,944,574      8,337,185          (9,976)     66,271,783
                                         ------------   ------------    ------------    ------------
                                         $ 59,812,174   $  8,337,185    $     (9,976)   $ 68,139,383
                                         ============   ============    ============    ============

     The scheduled maturities of securities available-for-sale at December 31, 1999 were as follows:

                                           Amortized               Fair
                                             Cost                 Value
                                             ----                 -----

        Due in one to five years        $15,996,875            $15,538,300
        Due in five to ten years          7,205,856              6,984,576
        Due after ten years              14,208,902             13,597,446
                                        -----------            -----------

                                         37,411,633             36,120,322

        Mortgage-backed securities       33,371,521             33,301,309
                                        -----------            -----------
                                        $70,783,154            $69,421,631
                                        ===========            ===========


                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

2.      SECURITIES (CONTINUED)

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

                                   Gross          Gross         Estimated
                                 Amortized      Unrealized      Unrealized       Market
                                   Cost           Gains           Losses          Value
                                   ----           -----           ------          -----
HELD-TO-MATURITY SECURITIES

December 31, 1999:

Mortgage-backed securities:
  GNMA                         $  8,898,170   $    137,006    $     (1,764)   $  9,033,412
  FNMA                            1,059,977             --         (15,232)      1,044,745
                               ------------   ------------    ------------    ------------
                               $  9,958,147   $    137,006    $    (16,996)   $ 10,078,157
                               ============   ============    ============    ============

December 31, 1998:

U.S. government and agency
 securities:
  FHLB investment securities   $ 13,997,542   $      5,098    $     (1,410)   $ 14,001,230
                               ------------   ------------    ------------    ------------

Mortgage-backed securities:
   GNMA                          11,900,966        242,338             (30)     12,143,274
   FNMA                           1,455,591         33,357              --       1,488,948
                               ------------   ------------    ------------    ------------
                                 13,356,557        275,695             (30)     13,632,222
                               ------------   ------------    ------------    ------------

                               $ 27,354,099   $    280,793    $     (1,440)   $ 27,633,452
                               ============   ============    ============    ============

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

3.   LOANS RECEIVABLE

     The components of loans in the consolidated statements of financial condition as of December 31, 1999 and 1998 were as follows:

                                              1999              1998
                                              ----              ----

Real estate loans:
  One-to-four family                     $  88,248,441    $  88,954,630
  Multi-family                               2,165,271        1,538,864
  Construction                               5,706,152        4,625,527
  Non-residential                           12,398,156        8,260,156
                                         -------------    -------------
    Total mortgage loans                   108,518,020      103,379,177
                                         -------------    -------------
Consumer loans:
  Loans secured by deposits                  2,525,120        2,279,709
  Other consumer loans                       4,670,123        4,586,487
                                         -------------    -------------
    Total consumer loans                     7,195,243        6,866,196
                                         -------------    -------------
                                           115,713,263      110,245,373
Less:
 Undisbursed portion of mortgage loans      (1,902,739)      (1,180,995)
                                         -------------    -------------
Total loans                                113,810,524      109,064,378
Less allowance for loan losses                (278,144)        (257,744)
                                         -------------    -------------
                                         $ 113,532,380    $ 108,806,634
                                         =============    =============

     An analysis of the change in the allowance for loan losses for the years ended December 31, 1999 and 1998 follows:

                                                1999               1998
                                                ----               ----

        Balance at beginning of year          $257,744           $237,444

        Loans charged off                            -                  -
        Recoveries                                   -                  -
                                              --------           --------
          Net loans charged off                      -                  -

        Provision for loan
         losses                                 20,400             20,300
                                              --------           --------

        Balance at end of year                $278,144           $257,744
                                              ========           ========

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

4.   PREMISES AND EQUIPMENT

     Components  of  properties  and  equipment  included  in  the  consolidated statements of financial condition as of December 31, 1999 and 1998 consisted of the following:

                                               1999                  1998
                                               ----                  ----

        Land                              $   543,013          $   543,013
        Land improvements                      74,861               74,861
        Buildings                           2,069,632            2,061,675
        Furniture and equipment               507,435              583,189
                                          -----------          -----------
                                            3,194,941            3,262,738
        Less accumulated

         depreciation                        (723,418)            (716,389)
                                          -----------          -----------

                                          $ 2,471,523          $ 2,546,349
                                          ===========          ===========

     Depreciation expense was $121,291, $110,518 and $130,337 for the years ended December 31, 1999, 1998 and 1997, respectively.

5.   DEPOSITS

     At December 31, 1999, the scheduled maturities of other time deposits were as follows:

                2000                           $  63,788,091
                2001                              35,293,973
                2002                               4,388,233
                2003                               2,994,782
                2004                               2,613,974
                                               -------------
                                               $ 109,079,053
                                               =============

     The amount of other time deposits with a minimum  denomination  of $100,000
     was   $10,379,000,   and   $7,161,825   at  December  31,  1999  and  1998,
     respectively. Deposits in excess of $100,000 are not federally insured.

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

5.   DEPOSITS (CONTINUED)

     Interest expense on deposits for the years ended December 31, 1999, 1998, and 1997 is summarized as follows:

                                    1999             1998             1997
                                ------------     -------------    ------------

     Demand / NOW accounts      $   215,736      $   222,674      $    212,759
     Money market accounts        1,320,265        1,346,675         1,619,467
     Passbook savings               274,064          673,383           794,300
     Other time deposits          5,268,061        5,761,179         6,714,358
                                -----------      -----------      ------------
                                $ 7,078,126      $ 8,003,911      $  9,340,884
                                ===========      ===========      ============

     The Bank maintains clearing arrangements for its demand, NOW and money market accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 1999, average daily clearings were approximately $565,081.

6.   OTHER BORROWED FUNDS

     During 1996, the Bank entered into a Cash Management Advance (CMA) program with the Federal Home Loan Bank. This program is a source of overnight liquidity to address day-to-day cash needs. The program has a term of up to 90 days and bears interest at a variable rate equal to the FHLB cost of funds (approximately 5.6% at December 31, 1999). At December 31, 1999, the Bank could borrow up to $10,170,300 under the CMA program and the amount would be collateralized by $9,204,088 of FHLB investment securities. The balance owed at December 31, 1999 and 1998 was zero. Subsequent to year end, the bank increased its limit to $20,000,000 and increased the collateral pledged. On February 4, 2000, the bank had borrowed $15,550,000 at a rate of 5.82%.

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

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

7.   FINANCIAL INSTRUMENTS (CONTINUED)

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. The Bank has offered standby letters of credit on a limited basis. As of December 31, 1999, the Bank has not been requested to advance funds on any of the standby letters of credit.

     The estimated fair values of financial instruments were as follows at December 31, 1999:

                                                 Carrying             Fair
                                                  Amount              Value
                                                  ------              -----
     Financial assets:
        Cash and due from banks               $   4,537,222      $   4,537,222
        Interest-earning deposits in FHLB           250,750            250,750
        Federal funds sold                        4,100,000          4,100,000
        Securities available for sale            71,423,331         71,423,331
        Securities held to maturity               9,958,147         10,078,157
        Loans receivable                        113,532,380        113,825,355
        Accrued interest receivable               1,094,810          1,094,810
     Financial liabilities:
        Deposit liabilities                     160,904,753        160,802,661
        Advances from borrowers for
          taxes and insurance                       155,861            155,861
     Off-balance-sheet liabilities:
        Commitments to extend credit                                 1,208,900
        Commercial letters of credit                                   382,119

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

7.   FINANCIAL INSTRUMENTS (CONTINUED)

     The estimated fair values of financial instruments were as follows at December 31, 1998:

                                                Carrying                Fair
                                                Amount                 Value
                                                ------                 -----
     Financial assets:
        Cash and due from banks              $   1,904,620      $    1,904,620
        Interest-earning deposits in FHLB          214,166             214,166
        Federal funds sold                       9,685,000           9,685,000
        Securities available for sale           68,139,383          68,139,383
        Securities held to maturity             27,354,099          27,633,452
        Loans receivable                       108,806,634         108,966,659
        Accrued interest receivable              1,157,252           1,157,252
     Financial liabilities:
        Deposit liabilities                    154,815,785         154,987,013
        Advances from borrowers for
          taxes and insurance                      165,799             165,799
     Off-balance-sheet liabilities:
        Commitments to extend credit                                   464,789
        Commercial letters of credit                                   679,744

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

     Cash on deposit with financial institutions and federal funds sold exceeded the insurance coverage as of December 31, 1999 and 1998. The carrying amount and bank balance of such items as of December 31, 1999 and 1998 was as follows:

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

8.   SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK (CONTINUED)

                                                1999              1998
                                                ----              ----


           Carrying amount                   $5,794,889        $10,655,165
                                             ==========        ===========

           Bank balance                       4,811,533          9,783,412
           Amount covered by insurance         (446,260)          (422,374)
                                             ----------        -----------

           Amount not collateralized         $4,365,273        $ 9,361,038
                                             ==========        ===========

9.   EMPLOYEE BENEFITS

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

     The following table sets forth the plan's funded status and amounts recognized in the consolidated statements of financial condition at December 31:

                                                        1999            1998
                                                        ----            ----
Change in benefit obligation
   Benefit obligation at beginning of year          $ 2,489,410    $ 2,176,248
   Service cost                                          80,542         74,924
   Interest cost                                        171,417        151,986
   Actuarial loss                                      (252,951)        86,252
   Benefits paid                                       (105,259)            --
                                                    -----------    -----------

   Benefit obligation at end of year                  2,383,159      2,489,410
                                                    -----------    -----------

Change in plan assets
   Fair value of plan assets at beginning of year     1,666,076      1,421,158
   Actual return on plan assets                         211,876         93,803
   Employer contributions                               168,357        151,115
   Benefits paid                                       (105,259)            --
                                                    -----------    -----------

   Fair value of plan assets at end of year           1,941,050      1,666,076
                                                    -----------    -----------

Funded status                                          (442,109)      (823,334)
Unrecognized net asset                                  (41,742)       (49,002)
Unrecognized prior service cost                          84,048        102,281
Unrecognized net loss                                   267,857        643,762
                                                    -----------    -----------

   Accrued pension cost                             $  (131,946)   $  (126,293)
                                                    ===========    ===========

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

9.   EMPLOYEE BENEFITS (CONTINUED)

     PENSION PLAN (CONTINUED)

     Weighted average assumptions used to develop the net periodic pension cost were:

                                                  1999       1998      1997
                                                  ----       ----      ----

                 Discount rate                    7.75%      7.00%     7.00%
                 Expected long-term rate of
                  return on assets                7.00%      7.25%     8.00%
                 Rate of increase in
                  compensation levels             4.50%      4.50%     4.50%

     The components of net periodic pension cost for the years ended December 31, were as follows:

                                                                 1999           1998             1997
                                                                 ----           ----             ----

                  Service cost                                $  80,542      $  74,924       $  67,026
                  Interest cost on projected benefit
                     obligation                                 171,417        151,986         142,868
                  Expected return on plan assets               (125,078)      (112,256)       (120,164)
                  Amortization of transitional asset             (7,260)        (7,260)         (7,995)
                  Amortization of prior service cost             18,233         18,233          18,233
                  Amortization of net loss                       36,156         33,069           9,388
                                                              ---------      ---------       ---------

                  Net periodic pension cost                   $ 174,010      $ 158,696       $ 109,356
                                                              =========      =========       =========

     EMPLOYEE STOCK OWNERSHIP PLAN

     The Company had a noncontributory employee stock ownership plan (ESOP) for those employees who met the eligibility requirements of the plan. Eligible employees were those who had attained the age of 21 and completed one year of service. This plan was terminated effective December 31, 1999, subject to approval by the Internal Revenue Service.

     The ESOP trust borrowed $3,226,900 in 1998 through a loan from the Company and used the proceeds to purchase 322,690 shares of the common stock at a price of $10.00 per share. Shares purchased were held in a suspense account for allocation among the participants as the loan was paid. Contributions to the ESOP and shares released from the loan collateral were in amounts proportional to repayment of the ESOP loan.

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

9.   EMPLOYEE BENEFITS (CONTINUED)

     EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

     The ESOP was funded by contributions made by the Company or the Bank in cash or shares of Common Stock with no cost to participants. Contributions to the ESOP and shares released from the suspense account were allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or the Bank. Participants had to be employed at least 500 hours in a calendar year in order to receive an allocation. A participant became vested in his or her right to ESOP benefits upon his or her completion of three years of service. Dividends paid on allocated shares were expected to be paid to participants or used to repay the ESOP loan, and dividends on unallocated shares were expected to be used to repay the ESOP loan. With the exception of a special dividend of $4.00 per share paid on December 17, 1999, all dividends paid on ESOP shares in 1999 and 1998 were applied to the ESOP loan.

     In order to terminate the plan and to repay the ESOP loan, the ESOP surrendered 155,662 shares valued at $2,471,134 on December 31, 1999. This released all remaining shares from encumbrance for allocation to participants.

     At December 31, 1999 and 1998, shares allocated, and shares remaining in suspense were as follows:

                                                     1999                1998
                                                     ----                ----

           Number of Shares
              Released and allocated               167,028               29,423
              Suspense                                   -              293,267
           Fair Value
              Released and allocated            $2,651,570         $    505,714
              Suspense                                   -            5,040,520

     The expenses recorded by the Company during 1999 and 1998 were as follows:

                                                       1999            1998
                                                       ----            ----

        Contributions                              $   364,726   $    270,032
        Dividends applied to ESOP debt                  96,807         41,597
        Excess of fair value of shares released
          and allocated over ESOP's cost             1,899,330        194,085
        Special dividend paid 12/17/99 on
          unallocated and uncommitted shares         1,000,611              -
                                                   -----------   ------------
               Total ESOP compensation costs       $ 3,361,474   $    505,714
                                                   ===========   ============

     The Company's ESOP compensation costs exclude interest which is eliminated in consolidation.

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

9.   EMPLOYEE BENEFITS (CONTINUED)

     MANAGEMENT RECOGNITION PLAN

     On February 24, 1999, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. Management Recognition Plan (the "MRP") which was subsequently approved at the 1999 Annual Meeting of Stockholders. Under the MRP, up to 161,345 shares of Common Stock may be awarded to selected directors and employees. On the effective date the Board of Directors awarded 161,342 shares of Common Stock which were subject to automatic plan share awards as provided in the MRP document. Under applicable accounting standards, the Company recognizes compensation expense of $20.00 per share which was the fair market value of the Common Stock on the effective date, with such amount being amortized over the expected vesting period for the awards. The MRP provides for the following vesting schedule: 33 1/3% at date of awards; 33 1/3% on January 1, 2000 and 33 1/3% on January 1, 2001 (subject to immediate vesting upon certain events, including death or normal retirement of recipient). The total compensation expense of the MRP will be $3,226,840 of which $2,678,284 is recognized in 1999.

     STOCK OPTION PLAN

     On February 24, 1999, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 1999 Stock Option Plan (the "Option Plan") which was subsequently approved at the 1999 Annual Meeting of Stockholders. Under the Option Plan, the option committee has discretionary authority to grant stock options and stock appreciation rights to such employees, directors and advisory directors as the committee shall designate. The Option Plan reserves 403,362 shares of Common Stock for issuance upon the exercise of options or stock appreciation rights. The Company will receive the exercise price for shares of Common Stock issued to Option Plan participants upon the exercise of their option, and will receive no monetary consideration upon the exercise of stock appreciation rights. The Board of Directors has granted options to purchase 403,360 shares of Common Stock under the Option Plan at an exercise price of $20.75 per share, which was the fair market value on the date of the grant. As a result of the special dividend of $4.00 per share paid in December, 1999, and in accordance with plan provisions, the number of options and the exercise price have been adjusted to 480,475 and $17.42 respectively. The options granted to participants became vested and exercisable as follows: 50% on date of grant and 50% on January 1, 2000 (subject to immediate vesting upon certain events, including death or normal retirement of participant).

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

9.   EMPLOYEE BENEFITS (CONTINUED)

     STOCK OPTION PLAN (CONTINUED)

     The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Since each option was granted at a price equal to the fair market value of one share of the Company's stock on the date of the grant, no compensation cost has been recognized. The following table compares reported net income and earnings per share to net income and earnings per share on a pro forma basis assuming that the Company accounted for stock-based compensation under SFAS No. 123. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

                                            1999             1998         1997
                                            ----             ----         ----
        Net Income

          As reported                    $2,475,269           N/A          N/A
          Pro forma                         211,088
        Earnings per share
          As reported

            Basic                             $0.65
            Diluted                            0.65
          Pro forma

            Basic                              0.06
            Diluted                            0.06

     STOCK OPTION ACTIVITY

     The following table sets forth stock option activity and the weighted average fair value of options granted.

                                                                Year Ended
                                                           December 31, 1999
                                            Shares             Exercise Price
                                            ------             --------------

       Outstanding, beginning of year             -
          Granted                           403,360                $20.75
          Adjustment due to special
             dividend                        77,115                 (3.33)
          Exercised                               -                     -
          Forfeited                               -                     -

       Outstanding, end of year             480,475                $17.42
                                            =======                ======

       Options exercisable as of
          December 31, 1999                 240,238
       Weighted average fair value
          of options granted                                        $8.51


                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

9.   EMPLOYEE BENEFITS (CONTINUED)

     STOCK OPTION PLAN (CONTINUED)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk free interest rate of 6.70%, volatility of 37.06%, expected dividend yield of 1.5% and expected life of six years.

10.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 consisted of the following:

                                    1999              1998            1997
                                    ----              ----            ----
           Current:
              Federal           $3,246,851        $1,421,164       $1,282,951
              State                  9,970            37,002                -
                                ----------        ----------       ----------
                                 3,256,821         1,458,166        1,282,951
           Deferred               (491,117)          182,541         (244,697)
                                ----------        ----------       ----------
                                $2,765,704        $1,640,707       $1,038,254
                                ==========        ==========       ==========

     Total income tax expense for the years ended December 31, 1999, 1998 and 1997 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as follows:

                                            1999          1998          1997
                                            ----          ----          ----
      Expected federal income tax
       expense at statutory tax rate     $1,781,931    $1,561,324    $1,040,680
      State income taxes                     (3,390)      (12,581)            -
      Dividends received                     (8,838)      (14,077)      (11,716)
      Fair market value difference
       of allocated ESOP shares             985,980        71,903             -
      Other                                      51        (2,864)        9,290
                                         ----------    ----------    ----------

      Total federal income tax expense   $2,755,734    $1,603,705    $1,038,254
                                         ==========    ==========    ==========

      Effective rate                          52.6%         34.9%         33.9%
                                         ==========    ==========    ==========

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

10.  INCOME TAXES (CONTINUED)

     The components of deferred taxes as of December 31, 1999 and 1998 are summarized as follows:

                                                       1999             1998
                                                 ---------------  ----------
        Deferred tax liabilities:
           FHLB stock dividends                  $   (402,961)    $   (357,283)
           Post 1987 bad debt reserves               (199,194)        (248,993)
           Unrealized appreciation

             on securities available for sale               -       (2,831,251)
                                                 ------------     ------------
                                                     (602,155)      (3,437,527)
                                                 ------------     ------------
        Deferred tax assets:
           Bad debt reserves                           93,691           86,755
           Pension cost                                44,862           42,940
           Accrued interest expense                    26,213           23,006
           Accrued professional fees                   17,451           15,861
           Unrealized depreciation on
             securities available for sale            462,917                -
           Provision for MRP                          471,765                -
                                                 ------------     ------------

                                                    1,116,899          168,562
                                                 ------------     ------------
        Net deferred tax asset (liability)       $    514,744     $ (3,268,965)
                                                 ============     ============

     Thrift institutions, in determining taxable income, were previously allowed special bad debt deductions based on specified experience formulae or on a percentage of taxable income before such deductions. In August 1996, the President signed the Small Business Protection Act of 1996 that, among other things, repealed the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. As a result, thrifts must recapture into taxable income the amount of their post-1987 tax bad debt reserves over a six-year period beginning after 1995. This recapture could be deferred for up to two years if the thrift satisfied a residential loan portfolio test, and the Bank qualified for that deferral. For each of the years ended December 31, 1999 and 1998, the Bank recaptured $146,467 of the $878,800 total recapture of tax bad debt reserves into taxable income. A similar amount will be recaptured in each of the years 2000 through 2003. The recapture does not have any effect on the Bank's financial statements because the related tax expense has already been accrued.

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

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

10.  INCOME TAXES (CONTINUED)

     The portion of a thrift's tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves.
     Therefore, retained earnings at December 31, 1999 and 1998 includes approximately $4,027,400 which represents such bad debt deductions for which no deferred income taxes have been provided.

11.  RELATED PARTIES

     The Bank has entered into transactions with its directors and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1999 and 1998, was $283,602 and $302,259,
     respectively. During 1999, new loans to such related parties amounted to $12,155 and repayments amounted to $30,812. During 1998, new loans to such related parties amounted to $69,914 and repayments amounted to $31,447.

12.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements.

     The Bank had open loan commitments at December 31, 1999 and 1998 of $1,208,900 and $464,789 respectively. Of these amounts, $72,150 and $267,252 as of December 31, 1999 and 1998, respectively, were for fixed rate loans. The interest rates for the fixed rate loan commitments ranged from 7.875% to 9.00% and 7.375% to 8.50% for December 31, 1999 and 1998,
     respectively.

     In addition, the Bank is a defendant in legal proceedings arising in connection with its business. It is the best judgment of management that neither the financial position nor results of operations of the bank will be materially affected by the final outcome of these legal proceedings.

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

13.  REGULATORY MATTERS

     The Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA"), which instituted major reforms in the operation and supervision of the savings and loan industry, contains provisions for capital standards. These standards require savings institutions to have a minimum regulatory tangible capital (as defined in the regulation) equal to 1.50% of adjusted total assets and a minimum 4.00% core capital (as defined) of adjusted total assets. Additionally, savings institutions are required to meet a total risk-based capital requirement of 8.00%.

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

     The following chart delineates the categories as defined in the FDICIA legislation:

                                                Tier I Risk-      Total Risk-
                                Core Capital    Based Capital     Based Capital
                                ------------    -------------     -------------

        "Well capitalized"               5.0%            6.0%             10.0%
        "Adequately
         capitalized"                    4.0%            4.0%              8.0%
        "Undercapitalized" Less than 4.0% Less than 4.0% Less than 8.0% "Significantly
         undercapitalized"     Less than 3.0%
        Less than 3.0%         Less than 6.0%

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

13.  REGULATORY MATTERS (CONTINUED)

     At December 31, 1999, the Bank's core, tier I risk-based, and total risk-based capital ratios were 21.60%, 58.24%, and 58.60%, respectively. The following is a calculation of the Bank's regulatory capital (in thousands) at December 31, 1999:

                                                          Tier I                                  Total
                                                           Risk-                                  Risk-
                                             GAAP          Based       Tangible      Core         Based
                                            Capital       Capital      Capital      Capital      Capital
                                            -------       -------      -------      -------      -------
        GAAP capital, as reported           $44,072       $44,072      $44,072      $44,072      $44,072
                                            =======

        Unrealized losses on certain
         available-for- sale securities                         -          899          899          899

        General valuation allowance                             -            -            -          278
                                                          -------------------------------------------------
        Regulatory capital                                $44,072       44,971       44,971       45,249
                                                          =======

        Minimum capital requirement %                                    1.50%        4.00%        8.00%

        Minimum capital requirement $                                    3,123        8,327        6,177
                                                                       -------      -------      -------
        Regulatory capital excess                                      $41,848      $36,644      $39,072
                                                                       =======      =======      =======

     At December 31, 1998, the Bank's core, tier I risk-based, and total risk-based capital ratios were 20.36%, 49.76%, and 50.11%, respectively. The following is a calculation of the Bank's regulatory capital (in thousands) at December 31, 1998:

                                                            Tier I                                 Total
                                                            Risk-                                  Risk-
                                               GAAP         Based      Tangible        Core        Based
                                              Capital 1     Capital     Capital      Capital      Capital
                                              ---------     -------     -------      -------      -------
        GAAP capital, as reported           $41,369       $41,369      $41,369      $41,369      $41,369
                                            =======

        Unrealized gains on certain
         available-for- sale securities                         -       (5,483)      (5,483)      (5,483)

        General valuation allowance                             -            -            -          257
                                                          -------      -------      -------      -------

        Regulatory capital                                $41,369      $35,886      $35,886      $36,143
                                                          =======

        Minimum capital requirement %                                    1.50%        4.00%        8.00%

        Minimum capital requirement $                                    2,965        7,907        5,769
                                                                       -------      -------      -------
        Regulatory capital excess                                      $32,921      $27,979      $30,374
                                                                       =======      =======      =======

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998, AND 1997

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

14.  HOPFED BANCORP, INC.

     The following condensed statements of financial condition as of December 31, 1999 and 1998 and condensed statements of income and cash flows for the year ended December 31, 1999 and the period February 6, 1998 through December 31, 1998 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

14.  HOPFED BANCORP, INC. (CONTINUED)

                   CONDENSED STATEMENT OF FINANCIAL CONDITION
                           DECEMBER 31, 1999 AND 1998

                                                                           1999               1998
                                                                           ----               ----
               ASSETS
                  Cash and due from banks                             $    429,509      $     112,094
                  Federal funds sold                                       200,000            485,000
                  Securities available for sale                                  -         16,015,265
                  Accrued interest receivable                                    -            220,503
                  Other assets                                                   -             14,770
                  Investment in subsidiary                              19,708,291         19,707,645
                  Note receivable-ESOP                                        -             3,226,900
                                                                      ------------      -------------
                        Total assets                                  $ 20,337,800      $  39,782,177
                                                                      ============      =============
               LIABILITIES AND EQUITY
                  Liabilities:
                    Federal income taxes payable:
                        Current                                       $     48,408      $           -
                        Deferred                                                 -              6,800
                    Dividends payable                                      307,364            302,524
                                                                      ------------      -------------
                        Total liabilities                                  355,772            309,324
                                                                      ------------      -------------
                  Equity:
                    Common stock                                            39,425             40,336
                    Additional paid in capital                          19,942,603         39,382,349
                    Retained earnings                                            -             36,968
                    Accumulated other comprehensive income                       -             13,200
                                                                      ------------      -------------
                        Total equity                                    19,982,028         39,472,853
                                                                      ------------      -------------
                        Total liabilities and equity                  $ 20,337,800      $  39,782,177
                                                                      ============      =============

                          CONDENSED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31,1999 AND
            FOR THE PERIOD FEBRUARY 6, 1998 THROUGH DECEMBER 31, 1998

                  Interest income
                      Loans receivable                                $    230,203      $     246,482
                      Securities available for sale                        620,306            502,884
                      Time deposits                                        192,819            320,040
                                                                      ------------      -------------
                      Total interest income                              1,043,328          1,069,406
                                                                      ------------      -------------
                  Noninterest expenses
                      Salaries and benefits                                179,122             41,597
                      Other                                                158,792             45,765
                                                                      ------------      -------------
                      Total noninterest expenses                           337,914             87,362
                                                                      ------------      -------------

                  Income before income taxes                               705,414            982,044

                  Income tax expense                                       274,408            364,230
                                                                      ------------      -------------
                  Net income                                          $    431,006      $     617,814
                                                                      ============      ==============

                                    Continued

                       HOPFED BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

14.  HOPFED BANCORP, INC. (CONTINUED)

                        CONDENSED STATEMENT OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
            FOR THE PERIOD FEBRUARY 6, 1998 THROUGH DECEMBER 31, 1998

                                                                            1999            1998
                                                                            ----            ----

              CASH FLOWS FROM OPERATING ACTIVITIES:
                    Net income                                        $    431,006      $    617,814
                    Adjustments to reconcile net income to
                       net cash provided by operating activities
                    Accretion of investment security discounts            (403,320)          (11,048)
                    Earned ESOP shares                                      82,315            17,395
                    (Increase) decrease in:
                       Accrued interest receivable                         220,503          (220,503)
                       Other assets                                         14,770           (14,770)
                    Increase (decrease) in:
                       Current income taxes payable                         48,408                 -
                                                                      ------------      ------------

                         Net cash provided by operating activities         393,682           388,888
                                                                      ------------      ------------

              CASH FLOWS FOR INVESTING ACTIVITIES:
                    Investment in subsidiary                                     -       (19,707,645)
                    Proceeds from sale of available-for-sale
                       securities                                       32,898,585                 -
                    Purchase of available-for-sale securities          (16,500,000)      (15,984,217)
                    Net (increase) decrease in federal funds sold          285,000          (485,000)
                    Repayment of note receivable-ESOP                      755,766                 -
                                                                      ------------      ------------
                         Net cash provided (used) by investing
                            activities                                  17,439,351       (36,176,862)
                                                                      ------------      ------------

              CASH FLOWS FROM FINANCING ACTIVITIES:
                    Issuance of common stock                                     -        36,178,390
                    Dividends paid                                     (17,515,618)         (278,322)
                                                                      ------------      ------------
                         Net cash provided (used) by financing
                            activities                                 (17,515,618)       35,900,068
                                                                      ------------      ------------

                         Net increase in cash                              317,415           112,094

              Cash at beginning of year                                    112,094                 -
                                                                      ------------      ------------
              Cash at end of year                                     $    429,509      $    112,094
                                                                      ============      ============
              SUPPLEMENTAL DISCLOSURE:
                    Income taxes paid                                 $    221,228      $    369,002
                                                                      ============      ============
                    Non-cash transaction-ESOP
                       loan redeemed with stock                       $  2,471,134                 -
                                                                      ============      ============

CORPORATE INFORMATION
--------------------------------------------------------------------------------

DIRECTORS AND EXECUTIVE OFFICERS


                  WD Kelley                                Clifton H. Cochran
             Chairman of the Board                              Retired
                  Retired

                Bruce Thomas                                Walton G. Ezell
         President and Chief Executive
      Officer of the Company and the Bank                        FARMER


                                                         HARRY J. DEMPSEY, MD
            Peggy R. Noel                                   Anesthesiologist
  Vice President, Chief Financial Officer and
  Treasurer of the Company and Executive Vice

 President, Chief Financial Officer and Chief
        Operations Officer of the Bank

            Boyd M. Clark                                    Gilbert E. Lee
  Vice President and Secretary of the Company
       and Senior Vice President - Loan                    CO-OWNER, RELIABLE
          Administration of the Bank                          FINANCE INC.

--------------------------------------------------------------------------------

                                   MAIN OFFICE

                          2700 Fort Campbell Boulevard
                      Hopkinsville, KY 42240 (270/885-1171)

                                 BRANCH OFFICES

          Downtown Branch Office                       Murray Branch Office
         605 South Virginia Street                     7th and Main Streets
   Hopkinsville, KY 42240 (270/885-1171)         Murray, KY 42071 (270/753-7921)

          Cadiz Branch Office                         Elkton Branch Office
             352 Main Street                            West Main Street
    Cadiz, KY 42211 (270/522-6638)               Elkton, KY 42220 (270/265-5628)

--------------------------------------------------------------------------------

                               GENERAL INFORMATION

INDEPENDENT ACCOUNTANTS                    ANNUAL MEETING                            ANNUAL REPORT ON FORM 10-K
York, Neel & Co.--                         The 2000 Annual Meeting of Stockholders   A COPY OF THE COMPANY'S 1999 ANNUAL
   Hopkinsville, LLP                       will be held on May 10, 2000 at 3:00      REPORT ON FORM 10-K WILL BE FURNISHED
1113 Bethel Street                         p.m. at Hopkinsville Federal Savings      WITHOUT CHARGE TO STOCKHOLDERS AS OF THE
Hopkinsville, KY  42240                    Bank, 2700 Fort Campbell Boulevard,       RECORD DATE FOR THE 2000 ANNUAL MEETING
                                           Hopkinsville, KY                          UPON WRITTEN REQUEST TO THE SECRETARY,
                                                                                     HOPFED BANCORP, INC., 2700  FORT
GENERAL COUNSEL                            TRANSFER AGENT                            CAMPBELL BOULEVARD, HOPKINSVILLE, KY
Deatherage, Myers, Self & Lackey           Registrar and Transfer Company            42240
701 South Main Street                      10 Commerce Drive
Hopkinsville, KY 42241                     Cranford, NJ  07016

Special Counsel
Kutak Rock
1101 Connecticut Avenue, N.W.
Washington, D.C.  20036

                                       2