Form 10-K, Exhibit 13
period 2000-12-31
HOPFED BANCORP INC
filed 2001-04-11
CIK 1041550

HOPFED BANCORP, INC.







                                     [LOGO]





                                  ANNUAL REPORT











                                      2000

                               [HopFed Letterhead]


Dear Stockholder:


     I am pleased to report that HopFed Bancorp, Inc. achieved steady growth in 2000. At December 31, 2000, total assets increased to $230.0 million from $207.9 million at December 31, 1999; deposits grew to $165.6 million compared with $160.9 million at December 31, 1999; and net loans increased to $129.2 million compared with $113.5 million at December 31,1999. HopFed remains in sound financial condition with a ratio of stockholders' equity to total assets of 19.7%.

     Net interest income for the year ended December 31, 2000, increased to $7,231,000 compared with $7,127,000 in 1999. Net income for the year ended December 31, 2000, was $2,666,000, or $0.67 per share, compared with $2,475,000, or $0.65 per share, earned in 1999. During last year, the Board of Directors decided it was prudent to increase the provision for possible loan losses by $431,000 to a total of $708,000. This increase is consistent with our strategy to shift the composition of HopFed's balance sheet toward more commercial loans rather than investment securities.

     In February 2001, HopFed completed its repurchase of 200,000 shares of common stock. The Board of Directors believes the repurchase of shares is a good deployment of available capital and is a sound investment in the future. An additional 300,000 shares to be repurchased was recently approved by the Board. HopFed also declared a total of $0.41 per share in cash dividends during the year ended December 31, 2000,

     In March 2001, we opened our new office in Benton, Kentucky. We are very excited about the opening as we have strong ties to Marshall County and are glad to serve the people of this county. We are a full-service banking office, offering all types of personal and business checking accounts, loans and savings plans.

     Our subsidiary's name change to Hopkinsville Federal Bank reflects the Bank's authority to engage in a broader range of activities. Our new theme --YESTERDAY. TODAY. TOMORROW.--emphasizes the Bank's long-standing and successful history in providing financial services to the communities in western Kentucky. It also supports our commitment to improving and expanding our ability to develop new and innovative ways to meet the future needs of the people we serve.

     As we look toward the future, our focus is on achieving controlled growth while maintaining a strong credit culture in our lending activities and increasing the long-term value of HopFed for our stockholders.

     We appreciate your interest and continued support of HopFed.

                                          Sincerely,


                                          John E. Peck,
                                          President and Chief Executive Officer

                          QUESTIONS TO AND ANSWERS FROM
                                  JOHN E. PECK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              HOPFED BANCORP, INC.
                            HOPKINSVILLE FEDERAL BANK

WOULD YOU COMMENT ON THE NEW ADDITIONS TO HOPFED'S MANAGEMENT TEAM DURING THE LAST YEAR?

Sure. My background spans over 19 years of thrift and commercial banking experience. For the last nine years before becoming President and CEO of HopFed, I was President and CEO of another bank in western Kentucky. One of the first things I did after joining HopFed was to meet with a large number of our customers to better understand how we can best achieve continued success. I am pleased to report that the responses I received were very insightful, and I have incorporated the feedback into our plans for the future.

After my initial review of HopFed, one of the areas I felt needed some additional support was in our operations. HopFed was fortunate to attract Michael L. Woolfolk as Chief Operating Officer during the past year. Prior to joining HopFed, Mike was Market Area President for a bank in Benton, Kentucky, where he was responsible for the growth and development of a $150 million asset community bank. Mike's 28 years of experience within the banking industry is helping HopFed capitalize on its many opportunities.

We also added Richard Vanover as the Market Manager for our new office location in Calloway County. Richard has worked in banking for over 20 years as a branch manager and retail/mortgage lender in Calloway County, Kentucky, and brings an in-depth understanding of the needs of the customers in this county and his contributions are helping us to achieve future growth.


WHAT WERE THE SOME OF THE MAJOR FACTORS THAT CONTRIBUTED TO ANOTHER YEAR OF GROWTH IN ASSETS, DEPOSITS AND LOANS?

Probably the foremost reason for our continued success in 2000 lies with our experienced employees. They bring a local knowledge and dedication to the job of providing customers with the best choices in financial products and services. I also think the fact that HopFed is able to provide local decision-making that emphasizes ease and quick response time leads to our ability to offer better service than that of our competitors. Lastly, we are located in good markets. We know our markets well and have stayed clearly focused on serving customers in these markets.

WHAT ARE SOME OF THE THINGS HOPFED IS DOING TO ACHIEVE GROWTH IN THE FUTURE?

A couple of things that we are doing are particularly noteworthy. We continue to work to make obtaining a loan an easy administrative process. We are reviewing our loan underwriting techniques to reduce the paperwork and increase approval response time. Also, we are expanding our products and services in order to provide customers with the right lending product to meet their specific needs and shifting our focus to more commercial bank type services.

ARE THERE ANY IMMEDIATE PLANS TO EXPAND INTO NEW MARKETS OR OPEN ADDITIONAL BANK OFFICES?

During the past year, we completed the renovation and expansion of our office in Elkton. This added space for more consumer and mortgage lenders. We will consider other office locations based on the growth and demands of our customers.


AS YOU LOOK TO THE FUTURE, WHAT IS YOUR VISION FOR HOPFED IN THE YEARS AHEAD?

In the future I see much opportunity for our community-oriented approach to banking. Our plan is to continue to grow in a controlled and financially responsible manner. We will do so by maintaining high credit quality through prudent underwriting standards, following a conservative approach to business, and expanding our financial products and services to meet the changing needs of our customers. Our local markets are diverse, offer stable growth, and have some very desirable economic characteristics. We also plan to continue to upgrade our services, utilize technology where feasible to improve service, and increase our overall efficiency to even better serve our customers.


HOPFED HAS COMPLETED ONE STOCK REPURCHASE PLAN FOR 200,000 SHARES AND HAS AUTHORIZATION TO PURCHASE UP TO ANOTHER 300,000 SHARES. HOW DO THESE REPURCHASES FIT WITH THE LONG-TERM STRATEGY FOR GROWTH?

The effective deployment of capital is a high priority for HopFed. The Board of Directors and management believe that the repurchase of HopFed's common stock is a good use of a portion of available funds as is paying a steady cash dividend. We will continue to work hard to provide our stockholders, many of whom are also our customers, with a competitive, long-term return on their investment in our company and remain optimistic about the future of HopFed.

HOPFED BANCORP, INC.
--------------------------------------------------------------------------------

HopFed Bancorp, Inc., a Delaware corporation (the "Company"), was organized by Hopkinsville Federal Savings Bank (the "Bank") for the purpose of serving as the holding company of the Bank. On February 6, 1998, the Bank converted from mutual to stock form as a wholly owned subsidiary of the Company. In conjunction with the conversion, the Company issued and sold 4,033,625 shares of its common stock (the "Common Stock") at a price of $10.00 per share (the "Purchase Price"). The Bank recently changed its name to Hopkinsville Federal Bank.

The Company is classified as a unitary savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS") of the Department of the Treasury. The primary activity of the Company is overseeing the business of the Bank and investing the portion of the net proceeds retained by it from the sale of Common Stock.

The Bank is a federal stock savings bank headquartered in Hopkinsville, Kentucky, with branch offices in Hopkinsville, Murray, Cadiz, Elkton and Benton, Kentucky. The Bank was incorporated in 1879 as a Kentucky chartered building and loan association. In 1940, the Bank converted to a federal charter and obtained federal insurance of accounts. In 1983, the Bank became a federal mutual savings bank and adopted its current corporate title. The business of the Bank primarily consists of attracting deposits from the general public and investing such deposits in loans secured by one-to-four residential properties.

The executive offices of the Company and the Bank are located at 2700 Fort Campbell Boulevard, Hopkinsville, Kentucky 42240. The telephone number is (270) 885-1171.

MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

Since February 1998, the Common Stock has been quoted on the Nasdaq Stock Market under the symbol "HFBC." As of February 22, 2001, there were approximately 1,500 stockholders of record, excluding beneficial owners in nominee or street name.

Following are the high and low stock prices of the Common Stock for the periods indicated.

                                   Price Range of Common Stock
                  --------------------------------------------------------------
                  Year Ended December 31, 1999      Year Ended December 31, 2000
                  ----------------------------      ----------------------------
                        High           Low               High           Low
                        ----           ---               ----           ---
  First Quarter      $  23.50      $   17.00       $    15.875      $  10.750
  Second Quarter        22.00          19.00            12.375          9.375
  Third Quarter         22.875         19.00            10.250          8.375
  Fourth Quarter        21.9375        15.50            12.125          8.813

Dividends of $0.075 per share were declared in each of the four quarters of 1999, and dividends of $0.08 per share in the first quarter and $0.11 per share in each of the remaining three quarters were declared in 2000. In December 1999, the Company declared a $4.00 per share special cash dividend in the form of a nontaxable return of capital.

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

TABLE OF CONTENTS
--------------------------------------------------------------------------------

HopFed Bancorp, Inc. ..........................................................3
Market and Dividend Information................................................3
Selected Financial Information and Other Data..................................4
Management's Discussion and Analysis of Financial Condition
  and Results of Operations....................................................7
Financial Statements..........................................................19
Corporate Information..........................................Inside Back Cover

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

FINANCIAL CONDITION AND
  OTHER DATA
                                                                        At December 31,
                                                           -----------------------------------------------------------------------
                                                             2000            1999             1998            1997            1996
                                                             ----            ----             ----            ----            ----
Total amount of:                                                                     (Dollars in thousands)
 Assets ............................................        $229,958        $207,906        $220,032        $343,995        $204,398
 Loans receivable, net .............................         129,154         113,532         108,807         103,470          95,496
 Cash and due from banks ...........................           2,227           4,537           1,905           1,264           1,452
Time deposits and
   interest-bearing deposits
   in FHLB .........................................              50             251             214           5,945           2,000
 Federal funds sold ................................           1,530           4,100           9,685         151,095             500
 Securities available for sale .....................          84,269          71,423          68,139          26,699           5,125
Securities held to maturity:
    FHLB securities ................................              --              --          13,998          31,988          77,962
    Mortgage-backed
        Securities .................................           7,796           9,958          13,356          19,578          17,984
 Deposits ..........................................         165,604         160,905         154,816         320,633         183,827
 FHLB advances .....................................          17,040              --              --              --           1,317
 Total equity ......................................          45,362          44,344          61,134          19,936          16,824

------------------------------------------------------------------------------------------------------------------------------------
Number of:
     Real estate loans
        outstanding.................................          2,075            2,143           2,150           2,198           2,151
     Deposit accounts...............................         18,778           18,667          19,251          21,277          23,778
     Offices open...................................              5                5               5               5               5

                                                                        Year Ended December 31,
                                             ----------------------------------------------------------------------------
OPERATING DATA
                                                 2000            1999           1998            1997            1996
                                                 ----            ----           ----            ----            ----
Interest income ........................       $16,343         $14,205         $15,052         $14,311         $13,220
Interest expense .......................         9,112           7,078           8,004           9,350           9,757
                                               -------         -------         -------         -------         -------
Net interest income before
     provision for loan losses .........         7,231           7,127           7,048           4,961           3,463
Provision for loan losses ..............           431              21              21              20             100
                                               -------         -------         -------         -------         -------
Net interest income ....................         6,800           7,106           7,027           4,941           3,363
Non-interest income ....................           509           7,028             547             528             590
Non-interest expense ...................         3,270           8,893           2,982           2,408           3,674(1)
                                               -------         -------         -------         -------         -------
Income before income taxes .............         4,039           5,241           4,592           3,061             279
Provision for income taxes .............         1,373           2,766           1,641           1,038              84
                                               -------         -------         -------         -------         -------
Net income .............................       $ 2,666         $ 2,475         $ 2,951         $ 2,023         $   195(1)
                                               =======         =======         =======         =======         =======

-------------------------
(1) Includes payment to the SAIF of a one-time deposit insurance special assessment of $1.2 million ($812,000 net of tax) pursuant to legislation enacted to recapitalize the Savings Association Insurance Fund ("SAIF").

SELECTED QUARTERLY INFORMATION (UNAUDITED)
                                                                         First        Second          Third         Fourth
                                                                        Quarter       Quarter        Quarter       Quarter
                                                                        -------       -------        -------       -------
                                                                                           (In thousands)
YEAR ENDED DECEMBER 31, 2000:
       Interest income .............................................     $ 3,901       $ 3,981        $ 4,264       $ 4,197
       Net interest income after provision for losses on loans
                                                                           1,813         1,749          1,594         1,644
       Noninterest income ..........................................         127           139            127           116
       Noninterest expense .........................................         838           894            767           771
       Net income ..................................................         727           639            652           648


YEAR ENDED DECEMBER 31, 1999:
       Interest income .............................................     $ 3,500       $ 3,505        $ 3,495       $ 3,705
       Net interest income after provision for losses on loans
                                                                           1,722         1,737          1,728         1,919
       Noninterest income ..........................................         112           136          6,660           120
       Noninterest expense .........................................         880         2,662          1,437         3,914
       Net income (loss) ...........................................         592          (577)         4,547        (2,087)

KEY OPERATING RATIOS
                                                                      At or for the Year Ended December 31,
                                                                    ------------------------------------------
                                                                         2000            1999           1998
                                                                         ----            ----           ----
PERFORMANCE RATIOS
    Return on average assets (net income divided by average
        total assets) .............................................      1.18%           1.14%           1.29%
    Return on average equity (net income divided by
        average total equity) .....................................      5.92%           4.30%           5.76%
    Interest rate spread (combined weighted average interest
        rate earned less combined weighted average interest
        rate cost) ................................................      2.28%           2.11%           2.07%
    Ratio of average interest-earning assets to average
        interest-bearing liabilities ..............................    124.25%         137.75%         130.08%
    Ratio of non-interest expense to average total assets .........      1.44%           4.09%           1.30%
    Ratio of net interest income after provision
        for loan losses to non-interest expense ...................    207.95%          79.91%         235.65%
    Efficiency ratio (noninterest expense divided by sum of net
        interest income plus noninterest income) ..................     44.74%          62.92%          39.37%

ASSET QUALITY RATIOS
    Nonperforming assets to total assets at end of period .........       .19%            .03%           0.13%
    Nonperforming loans to total loans at end of period ...........       .34%            .05%           0.26%
    Allowance for loan losses to total loans at end of period .....       .55%            .25%           0.24%
    Allowance for loan losses to nonperforming loans at
        end of period .............................................    163.13%         479.31%          89.90%
    Provision for loan losses to total loans receivable, net ......       .33%            .02%           0.02%
    Net charge-offs to average loans outstanding ..................       .001%           N/A(1)          N/A(1)

CAPITAL RATIOS
    Total equity to total assets at end of period .................     19.73%          21.33%          27.78%
    Average total equity to average assets ........................     19.86%          26.46%          22.40%

-----------------------
(1) Ratio is not applicable because there were no net charge-offs for this period.


REGULATORY CAPITAL RATIOS                             December 31, 2000
                                                 ---------------------------
                                                    (Dollars in thousands)

    Tangible capital............................ $    44,594          19.49%
     Less:  Tangible capital requirement........       3,433           1.50
                                                 -----------     ----------
        Excess.................................. $    41,161          17.99%
                                                 ===========     ==========

    Core capital................................ $    44,594          19.49%
    Less:   Core capital requirement............       9,152           4.00
                                                 -----------     ----------
        Excess.................................. $    35,442          15.49%
                                                 ===========     ==========

    Total risk-based capital.................... $    45,302          48.05%
    Less:  Risk-based capital requirement.......       7,542           8.00
                                                 -----------     ----------
        Excess.................................. $    37,760          40.05%
                                                 ===========     ==========

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

     For the year ended December 31, 2000, the Company recorded net income of $2.7 million, a return on average assets of 1.18% and a return on average equity of 5.92%. For the year ended December 31, 1999, the Company recorded net income of $2.5 million, a return on average assets of 1.14% and a return on average equity of 4.30%. For the year ended December 31, 1998 the Company recorded net income of $3.0 million, a return on average assets of 1.29% and a return on average equity of 5.76%.

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

CURRENT BUSINESS STRATEGY

     In 2000, following a change in senior management and a reexamination of its
business  plan,  the  Company  revised  its  strategy  to  emphasize   long-term
profitability.

     o The Company is expanding its products and services and shifting its focus to commercial bank services. At December 31, 2000, net loans totaled $129.2 million, an increase of 13.8% over total net loans at December 31, 1999. At December 31, 2000, commercial loans receivable were $946,000, compared to $314,000 at December 31, 1999 and none at December 31, 1998. In 2001, the Company expects to retain additional qualified commercial loan personnel to assist in increasing its commercial loan portfolio.
     o The Company is expanding its market area. During 2000, the Company completed the renovation and expansion of its office in Elkton, Kentucky, and in March 2001, the Company added an additional branch office in Benton, Kentucky. The Company will consider other office locations based on the growth and demands of its customers.
     o In 2000, the Company announced that it was offering to repurchase up to 200,000 shares of outstanding common stock, which was completed in February 2001. The Company recently announced that the Board of Directors had authorized the purchase of an additional 300,000 shares. The Company believes that the repurchase of common stock is an effective deployment of excess capital.
     o The Company is seeking to reduce non-interest expenses. For example, in 2000, the net periodic pension cost of the Company's defined benefit pension plan was $152,000. See Note 9 of Notes to Consolidated Financial Statements. The Company will consider whether adoption of a
          Section 401(k) benefit plan in lieu of the defined benefit pension plan would provide both a significant reduction of expenses and an appropriate benefit to employees.

ASSET/LIABILITY MANAGEMENT

     Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2000, approximately $15.6 million of the $16.8 million of one-to-four family residential loans originated by the Company (comprising 93.0% of such loans) had adjustable rates.

     The Company used excess funds to invest in U.S. government and agency securities and mortgage-backed securities. Such investments have been made in order to manage interest rate risk, as well as to diversify the Company's assets, manage cash flow, obtain yields and maintain the minimum levels of qualified and liquid assets required by regulatory authorities.

     The U.S. government and agency securities consist of notes issued by the FHLB System and other government agencies. These securities generally are purchased for a term of five years or less, and are fixed-term, fixed rate securities, callable securities or securities which provide for interest rates to increase at specified intervals to pre-established rates, and thus improve the spread between the cost of funds and yield on investments. At December 31, 2000, approximately $2.0 million were due within one year, approximately $17.0 million were due in one to five years and approximately $33.0 million were due after ten years. However, at December 31, 2000, all of these securities had call provisions which authorize the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2000, all of these securities are callable and/or due prior to December 31, 2004. It is currently anticipated that any funds available from a prepayment would be reinvested into those U.S. government and agency securities or mortgage-backed securities which the Company believes to be the most appropriate investments at that time, assuming lending opportunities are not then available. Notwithstanding their call feature, it is believed that investments in callable securities, which have improved the portfolio yield over alternative fixed yield, fixed maturity investments, have been beneficial.

     Mortgage-backed securities entitle the Company to receive a pro rata portion of the cash flow from an identified pool of mortgages. Although mortgage-backed securities generally offer lesser yields than the loans for which they are exchanged, mortgage-backed securities present lower credit risk by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Company. Further, since they are primarily adjustable rate, mortgage-backed securities are helpful in limiting the Company's interest rate risk. For more information regarding investment securities, see Note 2 of Notes to Consolidated Financial Statements.

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

     The following table presents the Bank's NPV at December 31, 2000, as calculated by the OTS, based on information provided to the OTS by the Bank.


  Change               Net Portfolio Value             NPV as % of PV of Assets
             -------------------------------------     ------------------------
 In Rates     $ Amount     $ Change      % Change      NPV Ratio    Change
 --------     --------     --------      --------      ---------    ------
                     (Dollars in thousands)
  +400 bp    $      0      $      0          0%          0.00%         0 bp
  +300 bp       39,588      -14,430        -27%         17.89%      -470 bp
  +200 bp       44,580       -9,438        -17%         19.61%      -298 bp
  +100 bp       49,348       -4,670         -9%         21.16%      -144 bp
     0 bp       54,018                                  22.59%
  -100 bp       58,849        4,831         +9%         24.01%      +141 bp
  -200 bp       64,780       10,761        +20%         25.68%      +308 bp
  -300 bp       71,685       17,667        +33%         27.52%      +493 bp
  -400 bp            0            0          0%          0.00%         0 bp

          Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

      Pre-Shock NPV Ratio:  NPV as % of PV of Assets............     22.59%
      Exposure Measure:  Post-Shock NPV Ratio...................     19.61%
      Sensitivity Measure:  Change in NPV Ratio.................     298 bp

     The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. The computations do not contemplate any actions the Bank could undertake in response to changes in interest rates.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 2000, the Company had a negative one-year or less interest rate sensitivity gap of 3.41% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000 which are expected to mature or reprice in each of the time periods shown.

                                                                 Over One      Over Five       Over Ten
                                                 One Year        Through        Through        Through      Over Fifteen
                                                 or Less        Five Years     Ten Years    Fifteen Years       Years        Total
                                                 -------        ----------     ---------    -------------       -----        -----
                                                                               (Dollars in thousands)
Interest-earning assets:
   Loans:
        One-to-four family ..................    $  73,503      $   5,971      $   1,659      $  11,619     $     301     $  93,053
        Multi-family residential ............        2,735             --             --             --            --         2,735
        Construction ........................        4,965             --             --             --            --         4,965
        Non-residential .....................       11,753            443          2,050          4,015         2,749        21,010
        Secured by deposits .................        2,720             --             --             --            --         2,720
        Other consumer ......................          229          4,442             --             --            --         4,671
   Time deposits and interest-
       bearing deposits in FHLB .............           50             --             --             --            --            50
   Federal funds sold .......................        1,530             --             --             --            --         1,530
     Securities .............................        4,144         16,947          4,168         33,059            --        58,318
     Mortgage-backed securities .............       27,745          5,634            368             --            --        33,747
                                                 ---------      ---------      ---------      ---------     ---------     ---------
         Total ..............................    $ 129,374      $  33,437      $   8,245      $  48,693     $   3,050     $ 222,799
                                                 ---------      ---------      ---------      ---------     ---------     ---------

Interest-bearing liabilities:
     Deposits ...............................    $ 119,928      $  38,502          3,346             --            --     $ 161,776
     Borrowed Funds .........................       17,040             --             --             --            --        17,040
                                                 ---------      ---------      ---------      ---------     ---------     ---------
         Total ..............................    $ 136,968         38,502          3,346             --            --       178,816
                                                                               ---------      ---------     ---------     ---------
Interest sensitivity gap ....................    $  (7,594)     $  (5,065)     $   4,899      $  48,693     $   3,050     $  43,983
                                                 =========      =========      =========      =========     =========     =========
Cumulative interest sensitivity
     gap ....................................    $  (7,594)     $ (12,659)     $  (7,760)     $  40,933     $  43,983     $  43,983
                                                 =========      =========      =========      =========     =========     =========
Ratio of interest-earning assets to
     interest-bearing liabilities ...........        94.46%         86.84%        246.41            N/A           N/A        124.60%
                                                 =========      =========      =========      =========     =========     =========
Ratio of cumulative gap to
     total interest-earning assets ..........        (3.41)%        (5.68)%        (3.48)%        18.37%        19.74%        19.74%
                                                 =========      =========      =========      =========     =========     =========

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

                                                         At December 31, 2000
                                                      -------------------------
                                                                       Weighted
                                                                       Average
                                                          Balance     Yield/Cost
                                                          -------     ----------
                                                         (Dollars in thousands)
Interest-earning assets:
     Loans receivable, net ......................       $ 129,154         7.98%
     Securities available for sale ..............          84,269         7.21%
     Securities held to maturity ................           7,796         7.21%
     Time deposits and other interest-
          bearing cash deposits .................           1,580         6.13%
                                                        ---------        ------
         Total interest-earning assets ..........         222,799         7.65%
Non-interest-earning assets .....................           7,159
                                                        ---------
     Total assets ...............................       $ 229,958
                                                        =========

Interest-bearing liabilities:
     Deposits ...................................       $ 161,776         5.13%
     FHLB borrowings ............................          17,040         6.90%
                                                        ---------
     Total interest-bearing liabilities .........         178,816         5.30%
Non-interest-bearing liabilities ................           5,780
                                                        ---------
         Total liabilities ......................         184,596
Common stock ....................................              40
Additional paid-in capital ......................          25.228
Retained earnings ...............................          21,896
Treasury stock ..................................          (1,643)
Accumulated other comprehensive
     loss .......................................            (159)
                                                        ---------
         Total liabilities and equity ...........       $ 229,958
                                                        =========

Interest rate spread.............................                         2.35%
                                                                        -------
Ratio of interest-earning assets to
     interest-bearing liabilities................                       124.60%
                                                                        =======

                                                   (Continued on following page)

                                                                          Year Ended December 31,
                                      ----------------------------------------------------------------------------------------------
                                                 2000                              1999                           1998
                                      -------------------------------  --------------------------------- ---------------------------
                                       Average             Average      Average                Average   Average            Average
                                       Balance  Interest   Yield/Cost   Balance   Interest   Yield/Cost  Balance Interest Yield/Cost
                                       -------  --------   ----------   -------   --------   ----------  ------- -------- ----------
Interest-earning assets:
Loans receivable, net ..............  $120,308  $  9,299     7.73%     $111,469   $  8,436      7.57%    $105,837   $  8,280   7.82%
Securities available for sale ......    89,935     6,349     7.06%       73,863      4,204      5.69%      48,539      2,418   4.98%
Securities held to maturity ........     8,894       637     7.16%       14,220        814      5.72%      36,777      2,360   6.42%
Time deposits and other
    interest-bearing cash
    deposits .......................     1,007        58     5.76%       11,536        751      6.51%      32,480      1,994   6.14%
                                      --------  --------               --------   --------               --------   --------
    Total interest-earning
         assets ....................   220,144    16,343     7.42%      211,088     14,205      6.73%     223,633     15,052   6.73%
                                                --------     ----                 --------      ----                --------   ----
Non-interest-earning assets              6,622                            6,324                             5,143
                                      --------                         --------                          --------
     Total assets...................   226,766                         $217,412                          $228,776
                                      ========                         ========                          ========

Interest-bearing liabilities:
     Deposits....................... $159,268      7,931     4.98%     $153,245      7,078      4.62%    $171,922      8,004   4.66%
     Borrowings.....................   17,905      1,181     6.60%           --         --        --%          --         --     --%
                                      --------  --------               --------   --------               --------   --------
         Total interest-bearing
              liabilities...........  177,173      9,112     5.14%      153,245      7,078      4.62%     171,922      8,004   4.66%
                                                --------    -----                 --------      ----                --------   ----
Non-interest-bearing liabilities        4,549                             6,641                             5,629
                                      --------                         --------                          --------
         Total liabilities..........  181,722                           159,886                           177,551
Common stock........................       40                                40                                32
Additional paid-in capital..........   24,586                            40,442                            31,492
Retained earnings...................   21,738                            16,670                            18,174
Unallocated ESOP shares.............       --                            (2,318)                           (2,582)
Treasury stock......................     (210)                               --                                --
Accumulated other
     comprehensive income (loss)....   (1,110)                            2,692                             4,109
                                      --------                         --------                          --------
         Total liabilities and
              equity................ $226,766                          $217,412                          $228,776
                                      ========                         ========                          ========

Net interest income.................             $ 7,231                           $ 7,127                          $  7,048
                                                ========                          ========                          ========
Interest rate spread................                         2.28%                              2.11%                          2.07%
                                                           ======                             ======                         ======
Net yield on interest-
    earning assets..................                         3.28%                              3.38%                          3.15%
                                                           ======                             ======                         ======
Ratio of average interest-earning
    assets to average interest-
    bearing liabilities.............                       124.25%                            137.75%                        130.08%
                                                           ======                             ======                         ======

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

                                                                       Year Ended December 31,
                                          -------------------------------------------------------------------------------------
                                                      2000 vs. 1999                                 1999 vs. 1998
                                          ------------------------------------          ---------------------------------------
                                               Increase                                       Increase
                                            (Decrease) due to                              (Decrease) due to
                                          ----------------------                        ----------------------
                                                                        Total                                           Total
                                                                       Increase                                        Increase
                                            Rate          Volume      (Decrease)          Rate          Volume        (Decrease)
                                            ----          ------      ----------          ----          ------        ----------
                                                                         (Dollars in thousands)
Interest-earning assets:
     Loans receivable..................    $   194        $   669        $   863        $  (284)      $    440        $   156
     Securities available
    for sale ..........................      1,230            915          2,145            525          1,261          1,786
     Securities held to
     maturity .........................        128           (305)          (177)           (98)        (1,448)        (1,546)
     Other interest-
    earning assets ....................         (8)          (685)          (693)            41         (1,284)        (1,243)
                                           -------        -------        -------        -------        -------        -------
         Total interest-
         earning assets ...............    $ 1,544        $   594        $ 2,138        $   184        $(1,031)       $  (847)
                                           -------        -------        -------        -------        -------        -------

Interest-bearing liabilities:
     Deposits .........................    $   575        $   278        $   853        $   (58)       $  (868)       $  (926)
     Borrowings .......................      1,181             --          1,181             --             --             --
                                           -------        -------        -------        -------        -------        -------
         Total interest-
         bearing liabilities ..........    $ 1,756        $   278        $ 2,034        $   (58)       $  (868)       $  (926)
                                           -------        -------        -------        -------        -------        -------

Increase (decrease) in
   net interest income ................    $  (212)       $   316        $   104        $   242        $  (163)       $    79
                                           =======        =======        =======        =======        =======        =======

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND DECEMBER 31, 1999

     The Company's total assets increased by $22.1 million, from $207.9 million at December 31, 1999 to $230.0 million at December 31, 2000. Federal funds sold decreased from $4.1 million at December 31, 1999 to $1.5 million at December 31, 2000. Securities held to maturity declined $2.2 million due to various issues maturing. A portion of such funds was reinvested in securities available for sale, which increased $12.9 million.

     The Company's net loan portfolio increased by $15.7 million during the year ended December 31, 2000. Net loans totaled $129.2 million and $113.5 million at December 31, 2000 and December 31, 1999, respectively. The increase in the loan activity during the year ended December 31, 2000 was due to the Company's efforts to increase its loan originations using funds currently held in investment securities. For the year ended December 31, 2000, the Company's average yield on loans was 7.73%, compared to 7.57% for the year ended December 31, 1999.

     At December 31, 2000, the Company's investments classified as "held to maturity" were carried at amortized cost of $7.8 million and had an estimated fair market value of $7.9 million, and its securities classified as "available for sale" had an estimated fair market value of $84.3 million. See Note 2 of Notes to Consolidated Financial Statements.

     The allowance for loan losses totaled $708,000 at December 31, 2000, an increase of $430,000 from the allowance of $278,000 at December 31, 1999. The ratio of the allowance for loan losses to loans was .55% and .25% at December 31, 2000 and 1999, respectively. Also at December 31, 2000, the Company's non-performing loans were $434,000 or .34% of total loans, compared to $58,000, or .05% of total loans, at December 31, 1999, and the Company's ratio of allowance for loan losses to non-performing loans at December 31, 2000 and December 31, 1999 was 163.1% and 479.3%, respectively.

     In 1999, the Company declared a special cash dividend of $4.00 per share, which totaled approximately $16.4 million. The special dividend represented a return to stockholders of a portion of the proceeds raised when the Company went public in February 1998. As a nontaxable return of capital, the special dividend reduced the tax cost basis of each outstanding share. The Board of Directors took this action because it believed that the Company's equity-to-assets ratio was excessive and would prove to be a deterrent to generating acceptable returns on equity over the long term.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

     NET INCOME. The Company's net income for the year ended December 31, 2000 was $2.7 million, compared to $2.5 million for the year ended December 31, 1999. The increase in net income for the year resulted primarily from a reduction in non-interest expense and reduced income tax expense.

     NET INTEREST INCOME. Net interest income for the year ended December 31, 2000 was $7.2 million, compared to $7.1 million for the year ended December 31, 1999. The increase in net interest income for the year ended December 31, 2000 was primarily due to a higher yield on interest-earning assets. For the year ended December 31, 2000, the average yield on total interest-earning assets was 7.42%, compared to 6.73% for the year ended December 31, 1999, and the average cost of interest-bearing liabilities was 5.14%, compared to 4.62% for the year ended December 31, 1999. As a result, the interest rate spread for the year ended December 31, 2000 was 2.28%, compared to 2.11% for the year ended December 31, 1999, and the net yield on interest-earning assets was 3.28% for the year ended December 31, 2000, compared to 3.38% for the year ended December 31, 1999.

     INTEREST INCOME. Interest income increased by $2.1 million from $14.2 million to $16.3 million, or by 14.8%, during 2000 compared to 1999. This increase primarily resulted from an increase in the average yield on securities available for sale, which was 7.06% for 2000 compared to 5.69% for 1999, as well as an increase in the average investments in securities available for sale to $89.9 million in 2000, compared to $73.9 million in 1999. Also contributing to the increase in interest income was an increase in the average yield on the loan portfolio which was 7.73% for 2000 compared to 7.57% for 1999, as well as an increase in the average balance of loans to $120.3 million in 2000, compared to $111.5 million in 1999.

     INTEREST EXPENSE. Interest expense increased $2.0 million, or 28.2%, to $9.1 million for the year ended December 31, 2000 from $7.1 million for the year ended December 31, 1999. The Company priced its deposit products more aggressively which resulted in an increase in its cost of funds as well as an increase in the level of interest-bearing liabilities due to an inflow of higher cost deposits. At December 31, 2000, total interest expense on deposits was $7.9 million, compared to $7.1 million at December 31, 1999, an increase of 11.3%. Also during 2000, the Company utilized funds borrowed from the Federal Home Loan Bank to increase its investments in securities. The average balance of borrowed funds was $17.9 million at an average interest rate of 6.60% resulting in interest expense of $1.2 million. There were no borrowings in 1999.

     PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors, including general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition. The Company determined that a provision for loan loss of $431,000 was appropriate for the year ended December 31, 2000. The Company determined to increase the level of the provision for loan losses, which was $21,000 in 1999, primarily due to changes in the composition of the loan portfolio.

     NON-INTEREST INCOME. Total non-interest income in the year ended December 31, 2000 was $509,000, compared to $7.0 million in 1999. This decrease was attributable to a $6.5 million realized gain from the sale of securities available for sale during 1999.

     In August 1999, the Bank sold 100% of its Federal Home Loan Mortgage Corporation ("FHLMC") stock portfolio (123,072 shares) in open market transactions and realized an after-tax gain on such sales of approximately $4.3 million. The FHLMC stock had been recorded at its fair market value with the associated unrealized gains recorded in the Company's consolidated net worth. The sales were undertaken in recognition that the FHLMC stock had appreciated significantly over the prior several years. Although the FHLMC had benefited from higher levels of mortgage loans fostered by lower interest rates in recent years, as a result of an uncertainty over the direction of interest rates and an apparent slowing of mortgage loan originations in general, the Company believed that the FHLMC stock would be subject to future adverse market pressures. Additionally, the FHLMC was under increasing pressure to expand its role in promoting low income housing, which the Company believed may also depress the market value of the FHLMC stock. From December 31, 1998 to the date of sale, the Bank's FHLMC stock portfolio declined in value approximately 17%. Proceeds of these sales were invested in higher yielding investments. See Note 2 of Notes to Consolidated Financial Statements.

     NON-INTEREST EXPENSE. Total non-interest expense in the year ended December 31, 2000 was $3.3 million, compared to $8.9 million in 1999. This decrease was primarily attributable to a decrease of approximately $5.5 million in salaries and benefits.

     In December 1999, the Board of Directors approved a benefit plan restructuring on the basis of its belief that a reduction of the expenses associated with the Company's Employee Stock Ownership Plan ("ESOP") would improve the Company's profitability. For the year ended December 31, 1999, the maintenance expenses for the ESOP were approximately $408,000, and the Company's one-time termination expense was approximately $2.5 million. The Company subsequently received an Internal Revenue Service determination that the ESOP would be tax-qualified upon its termination.

     In 2000 and 1999, the net periodic pension costs of the Company's defined benefit pension plan were $152,000 and $174,000, respectively. See Note 9 of Notes to Consolidated Financial Statements.

     INCOME TAXES. The Company's effective tax rate for the year ended December 31, 2000 was 34.0%, compared to 52.8% for 1999. The income tax expense was $1.4 million in 2000 compared to $2.8 million in 1999.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

     NET INCOME. The Company's net income for the year ended December 31, 1999 was $2.5 million compared to $3.0 million for the year ended December 31, 1998.

     NET INTEREST INCOME. Net interest income for the year ended December 31, 1999 was $7.1 million, compared to $7.0 million for the year ended December 31, 1998. The increase in net interest income for the year ended December 31, 1999 was primarily due to a slightly lower cost of funds. For the year ended December 31, 1999, the Company's average yield on total interest-earning assets was 6.73%, compared to 6.73% for the year ended December 31, 1998, and its average cost of interest-bearing liabilities was 4.62%, compared to 4.66% for the year ended December 31, 1998. As a result, the Company's interest rate spread for the year ended December 31, 1999 was 2.11%, compared to 2.07% for the year ended December 31, 1998, and its net yield on interest-earning assets was 3.38% for the year ended December 31, 1999, compared to 3.15% for the year ended December 31, 1998.

     INTEREST INCOME. Interest income decreased by $847,000 from $15.1 million to $14.2 million, or by 5.96%, during the year ended December, 1999 compared to 1998. This decrease was due to a decline in interest earning assets. The average balance of securities held to maturity declined $22.6 million, from $36.8 million at December 31, 1998, to $14.2 million at December 31, 1999. Average time deposits and other interest-bearing cash deposits decreased $21.0 million, from $32.5 million at December 31, 1998 to $11.5 million at December 31, 1999. Overall, average total interest-earning assets decreased $12.5 million from December 31, 1998 to December 31, 1999. The ratio of interest-earning assets to interest-bearing liabilities increased from 130.1% for the year ended December 31, 1998 to 137.8% for the year ended December 31, 1999.

     INTEREST EXPENSE. Interest expense decreased to $7.1 million for the year ended December 31, 1999, compared to $8.0 million for 1998. The decrease was primarily attributable to a decrease in deposits. The average cost of average interest bearing liabilities declined from 4.66% for the year ended December 31, 1998 to 4.62% for the year ended December 31, 1999. Over the same period, the average balance of deposits decreased from $171.9 million for the year ended December 31, 1998 to $153.2 million at December 31, 1999.

     PROVISION FOR LOAN LOSSES. The Company determined that an additional $21,000 provision for loan loss was required for the year ended December 31, 1999. For the year ended December 31, 1998, the Company determined that a $21,000 provision was warranted.

     NON-INTEREST EXPENSE. Total non-interest expense in the year ended December 31, 1999 was $8.9 million, compared to $3.0 million in 1998. This increase was primarily attributable to approximately $5.5 million of employee benefits. See
Note 9 of Notes to Consolidated Financial Statements.

     INCOME TAXES. The effective tax rate for the year ended December 31, 1999 was 52.8%, compared to 35.7% for 1998. This increase in the effective tax rate resulted from $2.9 million of employee benefits which were not deductible for income tax purposes.

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

     CAPITAL RESOURCES. At December 31, 2000, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS' regulatory capital requirements, and for a tabular presentation of the Bank's compliance with such requirements, see Note 13 of Notes to Consolidated Financial Statements.

     LIQUIDITY. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2000, the Bank had outstanding advances of $17.0 million from the FHLB. See Note 6 of Notes to Consolidated Financial Statements.

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

     In addition, the Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4%. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratios at December 31, 2000, 1999 and 1998 were 58.8%, 58.02% and 53.87%, respectively.

     A portion of the Bank's liquidity consists of cash and cash equivalents. At December 31, 2000, cash and cash equivalents totaled $3.8 million. The level of these assets depends upon the Bank's operating, investing and financing activities during any given period.

     Although operating activities have historically generated a declining amount of cash flows, cash flows from operating activities increased during the year ended December 31, 2000 and decreased during the year ended December 31, 1999. For the years ended December 31, 1998, 1999 and 2000 such cash flows were $2.9 million, $1.1 million and $1.9 million, respectively.

     Cash flows from investing activities were a net use of funds of $25.5 million and $19.5 million in 2000 and 1998, respectively, and were a net source of funds of $6.7 million in 1999. A principal source of cash flows in this area has been proceeds from the maturities of held-to-maturity securities, the volume of which reflects the prior emphasis on investments in such securities over loans. These proceeds were a source of cash flows of $24.2 million for 1998, $17.4 million for 1999 and $2.2 million for 2000. At the same time, the investment of cash in loans was $16.2 million in 2000, $4.7 million in 1999 and $5.4 million in 1998. There were no purchases of held-to-maturity securities in 1998, 1999 and 2000. Purchases of securities available for sale exceeded maturities of such securities by $11.4 million, $12.6 million and $38.0 million in 2000, 1999 and 1998, respectively. The Bank continues to acquire securities using funds from loan repayments, proceeds from maturities of other securities, and borrowed funds. At December 31, 2000, additional advances available from the FHLB of Cincinnati amounted to $3.0 million.

     Beginning in 1996, the Bank permitted the run-off of higher-costing time deposits by offering only market rates of interest on maturing deposits rather than above-market rates under its previous pricing strategy. Cash was required to fund net withdrawals of time deposits in the amount of $16.5 million in 1998. The Bank modified this strategy in 1999, and had net increases in deposits of $6.1 million and $4.7 million in 1999 and 2000, respectively. Because of the Bank's ability to generate cash flows from its financing activities and the availability of its other liquid assets, the Bank does not anticipate any difficulty in funding future withdrawals of such time deposits as they come due.

     At December 31, 2000, the Bank had $1.7 million in outstanding commitments to originate loans and unused lines of credit of $1.8 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $76.0 million at December 31, 2000. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

CHANGE IN CERTIFYING ACCOUNTANT

     York, Neel & Co. - Hopkinsville, LLP ("York, Neel"), the Company's former independent certified public accountants, resigned effective September 20, 2000. During the Company's two most recent fiscal years ended December 31, 1999 and the interim quarters preceding such resignation, there were no disagreements with York, Neel on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The report of York, Neel for the two fiscal years ended December 31, 1999 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to accept York, Neel's resignation and change accountants was recommended and approved by the Audit Committee of the Board of Directors and approved by the Board of Directors. On September 20, 2000, Rayburn, Betts & Bates, P.C. was engaged as the principal accountant to audit the Company's financial statements for the fiscal year ended December 31, 2000.

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

                          Independent Auditors' Report
                          ----------------------------




The Board of Directors
HOPFED BANCORP, INC.
Hopkinsville, Kentucky


We have audited the accompanying consolidated balance sheet of HOPFED BANCORP, INC. AND SUBSIDIARY (the "Company") as of December 31, 2000, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company as of and for the years ending December 31, 1999 and 1998, were audited by other auditors whose report dated February 4, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles of the United States of America.


                                                /s/ Rayburn, Betts & Bates, P.C.

Nashville, Tennessee
February 7, 2001

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

     Assets                                                          2000      1999
     ------                                                          ----      ----

Cash and due from banks (note 8) ...............................   $  2,227      4,537
Interest-earning deposits in Federal Home Loan Bank ............         50        251
Federal funds sold .............................................      1,530      4,100
                                                                   --------   --------
Cash and cash equivalents ......................................      3,807      8,888
Securities available for sale (note 2) .........................     84,269     71,423
Securities held to maturity, market value of
     $7,930 for 2000 and $10,078 for 1999, respectively (note 2)      7,796      9,958
Loans receivable, net of allowance for loan losses of
     $708 for 2000 and $278 for 1999, respectively (note 3) ....    129,154    113,532
Accrued interest receivable ....................................      2,285      1,095
Premises and equipment, net (note 4) ...........................      2,442      2,472
Deferred tax assets  (note 10) .................................         44        515
Other assets ...................................................        161         23
                                                                   --------   --------

                        Total assets ...........................   $229,958    207,906
                                                                   ========   ========

     Liabilities and Stockholders' Equity
     ------------------------------------

Liabilities:
Deposits:  (note 5)
    Non-interest-bearing accounts ..............................   $  3,828      2,944
    Interest-bearing accounts:
          Demand/NOW accounts ..................................      9,527      9,017
          Money market accounts ................................     24,715     30,063
          Passbook savings .....................................      9,656      9,802
          Other time deposits ..................................    117,878    109,079
                                                                   --------   --------
                      Total deposits ...........................    165,604    160,905

Advances from borrowers for taxes and insurance ................        158        156
Advances from Federal Home Loan Bank (note 6) ..................     17,040         --
Federal income taxes payable (note 10) .........................         --        369
Dividends payable ..............................................        441        307
Accrued expenses and other liabilities .........................      1,353      1,825
                                                                   --------   --------

                      Total liabilities ........................    184,596    163,562
                                                                   --------   --------

See notes to consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                           DECEMBER 31, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                                                   2000        1999
                                                                                   ----        ----
Stockholders' equity (notes 9, 13 and 14):
     Common stock, par value $.01 per share;
       authorized - 7,500,000 shares; 4,004,349 issued and
       3,854,995 outstanding at December 31, 2000 and
       3,942,500 issued and outstanding at December 31, 1999             $            40             39
     Additional paid-in capital                                                   25,228         24,214
     Retained earnings-substantially restricted                                   21,896         20,990
     Treasury stock (at cost, 149,354 shares at December 31, 2000
       and none at December 31, 1999)                                             (1,643)            -
     Accumulated other comprehensive loss, net of taxes                             (159)          (899)
                                                                         ---------------   ------------

               Total stockholders' equity                                         45,362         44,344
                                                                         ---------------   ------------


               Total liabilities and stockholders' equity                $       229,958        207,906
                                                                         ===============   ============

     Commitments and contingencies (notes 8, 9 and 12)

See notes to consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                2000        1999        1998
                                                ----        ----        ----
Interest income:
Loans receivable ...........................  $ 9,299       8,436       8,280
Securities available for sale ..............    6,349       4,204       2,418
Securities held to maturity ................      637         814       2,360
Interest-earning deposits in Federal
  Home Loan Bank ...........................       58         751       1,994
                                            ---------   ---------   ---------

          Total interest income ............   16,343      14,205      15,052
                                            ---------   ---------   ---------

Interest expense:
     Deposits (note 5) .....................    7,931       7,078       8,004
     Advances from Federal Home Loan Bank ..    1,181          --          --
                                            ---------   ---------   ---------

               Total interest expense ......    9,112       7,078       8,004
                                            ---------   ---------   ---------
Net interest income ........................    7,231       7,127       7,048

Provision for loan losses (note 3) .........      431          21          21
                                            ---------   ---------   ---------

               Net interest income after
                   provision for loan losses    6,800       7,106       7,027
                                            ---------   ---------   ---------

Non-interest income:
     NOW account fees ......................      213         196         168
     Loan fees .............................      171         177         229
     Service charges .......................       55          67          85
     Realized gain from sale of securities
       available for sale (note 2) .........       --       6,523          --
     Other operating income ................       70          65          65
                                            ---------   ---------   ---------

               Total non-interest income ...      509       7,028         547
                                            ---------   ---------   ---------
Non-interest expenses:
     Salaries and benefits (note 9) ........    2,089       7,626       1,959
     Deposit insurance premium .............       35          91         152
     Occupancy expense .....................      205         197         188
     Data processing .......................      163         143         117
     Other operating expenses ..............      778         836         566
                                            ---------   ---------   ---------

               Total non-interest expense ..    3,270       8,893       2,982
                                            ---------   ---------   ---------

Income before income tax expense ...........    4,039       5,241       4,592
Income tax expense (note 10) ...............    1,373       2,766       1,641
                                            ---------   ---------   ---------

Net income .................................   $2,666       2,475       2,951
                                            =========   =========   =========
Earnings per share:
     Basic                                     $ 0.67        0.65        0.80
                                            =========   =========   =========
     Fully diluted                             $ 0.67        0.65        0.80
                                            =========   =========   =========

Weighted average shares outstanding         3,979,664   3,800,971   3,711,025
                                            =========   =========   =========

See notes to consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)


                                                       2000        1999       1998
                                                       ----        ----       ----
Net income                                            $ 2,666      2,475      2,951

Other comprehensive income, net of tax (note 17) -

Unrealized gain (loss) on investment securities
     available for sale                                   962     (2,089)     2,173

Minimum pension liability adjustment (note 9)            (222)        --         --

Less reclassification adjustment for gains included
     in net income                                         --     (4,306)        --
                                                      -------    -------    -------

Comprehensive income (loss)                           $ 3,406     (3,920)     5,124
                                                      =======    =======    =======

See notes to consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       Additional                 Unallocated
                                                           Common         Common        Paid-in       Retained        ESOP
                                                           Shares         Stock         Capital       Earnings       Shares
                                                           ------         -----         -------       --------       ------

Balance, January 1, 1998                                         --     $      --            --        16,613            --
Net income                                                       --            --            --         2,951            --
Net change in unrealized gains (losses)
  on securities available for sale, net of
  income taxes of $1,119                                         --            --            --            --            --
Issuance of common stock                                  4,033,625            40        39,335            --            --
Purchase of common stock by ESOP                                 --            --            --            --        (3,227)
Release and allocation of common stock
  held by ESOP                                                   --            --           211            --           294
Dividends ($0.15 per share)                                      --            --            --          (581)           --
                                                         ----------    ----------    ----------    ----------    ----------
Balance, December 31, 1998                                4,033,625            40        39,546        18,983        (2,933)
Net income                                                       --            --            --         2,475            --

Net change in unrealized gains (losses) on
  securities available for sale, net of
  income taxes of $3,294                                         --            --            --            --            --
Issuance of common stock- MRP                                64,537             1         1,290            --            --
Retirement of common stock (from ESOP)                     (155,662)           (2)       (1,555)           --         1,557
Release and allocation of common stock
  held by ESOP                                                   --            --           994            --         1,376
Dividends (includes special dividend of $4.00 per
  share in fourth quarter and four quarterly dividends
  totaling $0.30 per share)                                      --            --       (16,061)         (468)           --
                                                         ----------    ----------    ----------    ----------    ----------
Balance, December 31, 1999                                3,942,500            39        24,214        20,990            --
Net income                                                       --            --            --         2,666            --

Minimum pension liability adjustment, net of
  income taxes of $114                                           --            --            --            --            --
Net change in unrealized gains (losses)
  on securities available for sale, net of
  income taxes of $496                                           --            --            --            --            --
Issuance of common stock - MRP                               61,849             1           974            --            --
Recovery of proceeds on issuance of common stock                 --            --            40            --            --

Repurchase of common stock                                 (149,354)           --            --            --            --
Dividends ($0.41 per share)                                      --            --            --        (1,760)           --
                                                         ----------    ----------    ----------    ----------    ----------
Balance, December 31, 2000                                3,854,995    $       40        25,228        21,896            --
                                                         ==========    ==========    ==========    ==========    ==========

(continued)
                                                                         Accumulated
                                                                           Other
                                                           Treasury    Comprehensive      Total
                                                            Stock      Income (Loss)     Equity
                                                            -----      -------------     ------

Balance, January 1, 1998                                         --         3,323        19,936
Net income                                                       --            --         2,951
Net change in unrealized gains (losses)
  on securities available for sale, net of
  income taxes of $1,119                                         --         2,173         2,173
Issuance of common stock                                         --            --        39,375
Purchase of common stock by ESOP                                 --            --        (3,227)
Release and allocation of common stock
  held by ESOP                                                   --            --           505
Dividends ($0.15 per share)                                      --            --          (581)
                                                         ----------    ----------    ----------
Balance, December 31, 1998                                       --         5,496        61,132
Net income
                                                                 --            --         2,475
Net change in unrealized gains (losses) on
  securities available for sale, net of
  income taxes of $3,294                                         --        (6,395)       (6,395)
Issuance of common stock- MRP                                    --            --         1,291
Retirement of common stock (from ESOP)                           --            --            --
Release and allocation of common stock
  held by ESOP                                                   --            --         2,370
Dividends (includes special dividend of $4.00 per
  share in fourth quarter and four quarterly dividends
  totaling $0.30 per share)                                      --            --       (16,529)
                                                         ----------    ----------    ----------
Balance, December 31, 1999                                       --          (899)       44,344
Net income
                                                                 --            --         2,666
Minimum pension liability adjustment, net of
  income taxes of $114                                           --          (222)         (222)
Net change in unrealized gains (losses)
  on securities available for sale, net of
  income taxes of $496                                           --           962           962
Issuance of common stock - MRP                                   --            --           975
Recovery of proceeds on issuance of common stock
                                                                 --            --            40
Repurchase of common stock                                   (1,643)           --        (1,643)
Dividends ($0.41 per share)                                      --            --        (1,760)
                                                         ----------    ----------    ----------
Balance, December 31, 2000                                   (1,643)         (159)       45,362
                                                         ==========    ==========    ==========


See notes to consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                      2000         1999        1998
                                                                      ----         ----        ----

Cash flows from operating activities:
     Net income                                                     $  2,666       2,475       2,951
     Adjustments to reconcile net income to net
         cash provided by operating activities:
              Provision for loan losses                                  431          21          21
              Depreciation                                               119         121         111
              Amortization (accretion) of investment premiums            144        (387)        (40)
                 and discounts, net
              Provision (benefit) for deferred income taxes               91        (491)        183
              Stock dividends on Federal Home Loan Bank stock           (150)       (134)       (127)
              (Gain) loss on sale of premises and equipment               (9)          1          (7)
              Earned ESOP shares                                          --       2,900         211
              Compensation expense recognized on MRP shares              549       1,291          --
              Gain on sale of FHLMC stock                                 --      (6,523)         --
              (Increase) decrease in:
                  Accrued interest receivable                         (1,190)         62          27
                  Other assets                                          (233)        202         214
              Increase (decrease) in:
                  Federal income taxes payable                          (369)        369        (360)
                  ESOP contribution payable                               --        (294)        294
                  Accrued expenses and other liabilities                (146)      1,479        (556)
                                                                    --------    --------    --------

              Net cash provided by operating activities                1,903       1,092       2,922
                                                                    --------    --------    --------

Cash flows from investing activities:
     Proceeds from maturities of securities held to maturity           2,170      17,407      24,230
     Proceeds from maturities of securities available for sale        12,507      56,226      12,565
     Purchase of securities available for sale                       (23,898)    (68,810)    (50,590)
     Proceeds from sale of FHLMC stock                                    --       6,644          --
     Net increase in loans                                           (16,195)     (4,746)     (5,357)
     Purchases of premises and equipment                                 (96)        (48)       (328)
     Proceeds from sale of premises and equipment                         16          --          11
                                                                    --------    --------    --------

              Net cash provided by (used in) investing activities    (25,496)      6,673     (19,469)
                                                                    --------    --------    --------

See notes to consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                       2000        1999        1998
                                                                       ----        ----        ----
Cash flows from financing activities:
     Net decrease in demand deposits,
       savings, money market and NOW deposits                       $ (4,100)       (495)   (149,270)
     Net increase (decrease) in time deposits                          8,799       6,584     (16,546)
     Increase (decrease) in advance payments
       by borrowers for taxes and insurance                                2         (10)         (6)
     Net increase in other borrowed funds                             17,040          --          --
     Issuance of common stock                                             --          --      36,148
     Purchase of treasury stock                                       (1,643)         --          --
     Dividends paid                                                   (1,626)    (17,516)       (278)
     Recovery of proceeds from issuance of common stock                   40          --          --
     Payments on loan to ESOP                                             --         756          --
                                                                    --------    --------    --------

              Net cash provided by (used in) financing activities     18,512     (10,681)   (129,952)
                                                                    --------    --------    --------

Decrease in cash and cash equivalents                                 (5,081)     (2,916)   (146,499)

Cash and cash equivalents, beginning of period                         8,888      11,804     158,303
                                                                    --------    --------    --------
Cash and cash equivalents, end of period                            $  3,807       8,888      11,804
                                                                    ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Interest paid                                                  $  9,112       7,068       8,503
                                                                    ========    ========    ========
     Income taxes paid                                              $  1,600       2,735       1,969
                                                                    ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING
   AND FINANCING ACTIVITIES:
     Non-cash transaction - ESOP loan redeemed with stock           $     --       2,471          --
                                                                    ========    ========    ========
     Foreclosures and in substance foreclosures
         of loans during year                                       $    142          --          --
                                                                    ========    ========    ========
     Net unrealized gains (losses) on investment securities
         classified as available for sale                           $  1,458      (9,689)      3,292
                                                                    ========    ========    ========
     Increase (decrease) in deferred tax asset (liability)
         related to unrealized gain (loss) on investments           $   (496)      3,294      (1,119)
                                                                    ========    ========    ========
     Dividends declared and payable                                 $    441         307          --
                                                                    ========    ========    ========
     Issue of common stock to ESOP                                  $     --          --       3,227
                                                                    ========    ========    ========
     Issue of common stock to MRP                                   $    975       1,291          --
                                                                    ========    ========    ========

See notes to consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998


(1)  Summary of Significant Accounting Policies:
     ------------------------------------------
     The  accounting  and  reporting  policies  of  HOPFED  BANCORP,  INC.  (the
          "Company") and subsidiary conform with generally accepted accounting principles of the United States of America and to general practice within the banking industry. The following is a description of the more significant accounting policies which the Company follows in preparing and presenting its consolidated financial statements.

     Basis of Presentation
     ---------------------
     The accompanying consolidated financial statements include the amounts of the Company and its wholly-owned subsidiary, Hopkinsville Federal Bank (the "Bank"). All significant intercompany transactions and balances are eliminated in consolidation.

     As more fully discussed below, the Company, a Delaware corporation, was organized by the Bank for the purpose of acquiring all of the capital stock of the Bank pursuant to the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Company is subject to the financial reporting requirements of the Securities and Exchange Act of 1934, as amended.

     Organization and Form of Ownership
     ----------------------------------
     The  Bank  was  originally  founded  as a  mutual  savings  bank  in  1879.
          Effective February 6, 1998, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, as a wholly-owned subsidiary of a holding company chartered under Delaware law for the purpose of acquiring control of the Bank following consummation of the Bank's conversion. The Company completed its initial public offering (IPO) on February 6, 1998 and issued 4,033,625 shares of common stock resulting in proceeds of approximately $39,375,000 net of expenses totaling approximately $961,000. The Company loaned approximately $3,227,000 to the ESOP which purchased 322,690 shares of the Company's common stock in the initial public offering.

     The Bank established, in accordance with the requirements of the Office of Thrift Supervision (OTS), a liquidation account for approximately $18,733,000, the amount of the Bank's net worth as of the date of the latest statement of financial condition, September 30, 1997, appearing in the IPO prospectus supplement. The liquidation account will be maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion.

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

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


(1)  Summary of Significant Accounting Policies: (Continued)
     -------------------------------------------
     Estimates
     ---------
     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains appraisals for significant properties.

     Cash and Cash Equivalents
     -------------------------
     For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as cash on demand, interest-earning deposits in the Federal Home Loan Bank and federal funds sold with maturities of three months or less.

     Securities
     ----------
     In accordance with Statement of Financial Accounting Standards No (SFAS) 115, Accounting for Certain Investments in Debt and Equity Securities, the Company is required to report debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i) "held to maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at cost, adjusted for premiums and discounts that are recognized in interest income; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available for sale" (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as a separate component of stockholders' equity. At the time of new security purchases, a determination is made as to the appropriate classification. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders' equity, net of any tax effect. Cost of securities sold is recognized using the specific identification method.

     Loans Receivable
     ----------------
     Loans receivable are  stated  at  unpaid  principal   balances,   less  the
          allowance for loan losses and discounts.

     Discounts on home improvement and consumer loans are recognized over the lives of the loans using the interest method. Loan origination fee income is recognized as received and direct loan origination costs are expensed as incurred. SFAS 91 requires the recognition of loan origination fee income over the life of the loan and the recognition of certain direct loan origination costs over the life of the loan. However, deferral of such fees and costs would not have a material effect on the consolidated financial statements.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


(1)  Summary of Significant Accounting Policies: (Continued)
     ------------------------------------------
     Loans Receivable (Continued)
     ----------------
     Uncollectible interest on loans that are contractually  past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received while the loan is classified as nonaccrual. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower in accordance with the contractual terms of interest and principal.

     The Bank provides an allowance for loan losses and includes in operating expenses a provision for loan losses determined by management. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management believes it has established the allowance in accordance with generally accepted accounting principles of the United States of America and has taken into account the views of its regulators and the current economic environment.

     Loans are considered  to  be  impaired  when,  in  management's  judgement, principal or interest is not collectible according to the contractual terms of the loan agreement. When conducting loan evaluations, management considers various factors such as historical loan performance, the financial condition of the borrower and adequacy of collateral to determine if a loan is impaired.

     The measurement of impaired loans generally is based on the present value of future cash flows discounted at the historical effective interest rate, except that collateral-dependent loans generally are measured for impairment based on the fair value of the collateral. When the measured amount of an impaired loan is less than the recorded investment in the loan, the impairment is recorded as a charge to income and a valuation allowance which is included as a component of the allowance for loan losses.

     Foreclosed Real Estate
     ----------------------
     Real estate properties  acquired  through,  or in lieu of, loan foreclosure are carried at the lower of cost or fair value less selling expenses. Costs of developing such real estate are capitalized, whereas costs relating to holding the property are expensed. Valuations are periodically performed by management, and any adjustments to value are made through an allowance for losses.

     Income Taxes
     ------------
     Income taxes are accounted for through the use of the asset and liability method. Under the asset and liability method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


(1)  Summary of Significant Accounting Policies: (Continued)
     ------------------------------------------
     Premises and Equipment
     ----------------------
     Land is carried at cost. Land  improvements,  buildings,  and furniture and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and land improvements are depreciated generally by the straight-line method, and furniture and equipment are depreciated under accelerated methods over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation are as follows:

                     Land improvements                    5-15 years
                     Buildings                              40 years
                     Furniture and equipment              5-15 years

     Financial Instruments
     ---------------------
     In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

     Fair Values of Financial Instruments
     ------------------------------------
     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     Cash and cash equivalents
     -------------------------
     The carrying amounts of cash and cash equivalents approximates their fair value.

     Available for sale and held to maturity securities
     --------------------------------------------------
     Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans receivable
     ----------------
     For variable rate loans that reprice annually and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate mortgage loans and fixed rate commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Deposits
     --------
     The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected annual maturities on time deposits.

     Advances from borrowers for taxes and insurance
     -----------------------------------------------
     The carrying amounts of advances from borrowers for taxes and insurance approximate their fair value.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


(1)  Summary of Significant Accounting Policies: (Continued)
     ------------------------------------------
          Advances from the Federal Home Loan Bank
          ----------------------------------------
               The carrying amounts of other borrowed funds approximate their fair values since such borrowings mature within 90 days.

          Accrued interest
          ----------------
               The carrying amounts of accrued interest approximate their fair values.

          Off-balance-sheet instruments
          -----------------------------
               Off-balance-sheet lending commitments approximate their fair values due to the short period of time before the commitment expires.

     Earnings Per Share
     ------------------
     Earnings per share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding.

     Effect of New Accounting Pronouncements
     ---------------------------------------
     SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of FASB Statement No. 133, requires that derivative instruments be carried at fair value on the balance sheet. The statements continue to allow derivative instruments to be used to hedge various risks and set forth specific criteria to be used to determine when hedge accounting can be used. The statements also provide for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of these statements, as amended, are effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of these statements as no such instruments are used by the Company.

     In September 2000, the FASB issued SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS 125 without reconsideration. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 5, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. This statement is to be applied prospectively with certain exceptions.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(1)  Summary of Significant Accounting Policies: (Continued)
     ------------------------------------------
     Effect of New Accounting Pronouncements, (Continued)
     ---------------------------------------
          Other than those exceptions, earlier or retroactive application of its accounting provisions are not permitted. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement.

     Reclassification
     ----------------
     Certain 1999 and 1998 amounts have been reclassified to conform to the December 31, 2000 presentation.

(2)  Securities:
     ----------
     Securities,  which  consist  of debt  and  equity  investments,  have  been
          classified   in  the   consolidated   balance   sheets   according  to
          management's intent. The carrying amount of securities and their approximate fair values follow:

                                          December 31, 2000
                             --------------------------------------------
                                          Gross       Gross     Estimated
                              Amortized Unrealized  Unrealized    Fair
                                Cost      Gains       Losses      Value
                                ----      -----       ------      -----

Available for sale securities
 Restricted:
  FHLB stock                  $ 2,137        --           --        2,137
  Intrieve stock                   15        --           --           15
                              -------   -------      -------      -------

                                2,152        --           --        2,152
                              -------   -------      -------      -------
Unrestricted:
U.S. government and
  agency securities:
  FHLB debt securities         54,244        35          (80)      54,199
  FFCB                          2,000        --          (33)       1,967
Mortgage-backed securities:
  GNMA                         10,482        85           --       10,567
  FNMA                          8,109        68          (19)       8,158
  FHLMC                         7,186        59          (19)       7,226
                              -------   -------      -------      -------

                               82,021       247         (151)      82,117
                              -------   -------      -------      -------

                              $84,173       247         (151)      84,269
                              =======   =======      =======      =======

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)

(2)  Securities: (Continued)
     ----------
                                             December 31, 1999
                              -------------------------------------------------
                                              Gross       Gross      Estimated
                               Amortized   Unrealized  Unrealized      Fair
                                  Cost       Gains        Losses       Value
                                  ----       -----        ------       -----

Available for sale securities
 Restricted:
  FHLB stock                    $ 1,987          --           --        1,987
  Intrieve stock                     15          --           --           15
                                -------     -------      -------      -------

                                  2,002          --           --        2,002
                                -------     -------      -------      -------
Unrestricted:
U.S. government and
  agency securities:
  FHLB debt securities           33,412          --       (1,104)      32,308
  FFCB                            4,000          --         (187)       3,813
Mortgage-backed securities:
  GNMA                           13,634         141           --       13,775
  FNMA                            9,944          30         (116)       9,858
  FHLMC                           9,793          40         (166)       9,667
                                -------     -------      -------      -------

                                 70,783         211       (1,573)      69,421
                                -------     -------      -------      -------

                                $72,785         211       (1,573)      71,423
                                =======     =======      =======      =======

     The scheduled maturities of debt securities available for sale at December 31, 2000 and 1999 were as follows:

                                         Amortized    Fair
                                           Cost       Value
                                           ----       -----
  2000
  ----
Due within one year                       $ 2,000     1,992
Due in one to five years                   16,998    16,947
Due in five to ten years                    4,418     4,168
Due after ten years                        32,828    33,059
                                          -------   -------
                                           56,244    56,166
Mortgage-backed securities                 25,777    25,951
                                          -------   -------

    Total securities available for sale   $82,021    82,117
                                          =======   =======

  1999
  ----
Due in one to five years                  $15,997    15,539
Due in five to ten years                    7,206     6,985
Due after ten years                        14,209    13,597
                                          -------   -------
                                           37,412    36,121
Mortgage-backed securities                 33,371    33,300
                                          -------   -------

    Total securities available for sale   $70,783    69,421
                                          =======   =======

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(2)  Securities: (Continued)
     ----------
     During 2000, there were no sales of securities classified as available for sale by the Company. During 1999, the Company sold securities classified as available for sale for total proceeds of approximately $6,644,000, resulting in a gross realized gain of approximately $6,523,000. During 1998, there were no sales of securities classified as available for sale by the Company.

     At December 31, 2000 and 1999, investment securities with amortized cost values of approximately $32,608,000 and $9,204,000 respectively, were pledged as collateral as permitted or required by law.

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

                                           December 31, 2000
                            -------------------------------------------------
                                           Gross        Gross     Estimated
                              Amortized  Unrealized   Unrealized    Fair
                                Cost        Gains       Losses      Value
                                ----        -----       ------      -----

Held to maturity securities

Mortgage-backed securities:
  GNMA                        $7,036          134          --       7,170
  FNMA                           760            5          (5)        760
                              ------       ------      ------      ------

                              $7,796          139          (5)      7,930
                              ======       ======      ======      ======


                                            December 31, 1999
                            --------------------------------------------------
                                           Gross        Gross     Estimated
                              Amortized  Unrealized   Unrealized    Fair
                                Cost        Gains       Losses      Value
                                ----        -----       ------      -----

Mortgage-backed securities:
  GNMA                        $ 8,898         137           (2)       9,033
  FNMA                          1,060          --          (15)       1,045
                              -------     -------      -------      -------

                              $ 9,958         137          (17)      10,078
                              =======     =======      =======      =======

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(3)  Loans Receivable:
     ----------------
     The components of loans receivable in the consolidated balance sheets as of December 31, 2000 and 1999 were as follows:

                                           2000       1999
                                           ----       ----
Real estate loans:
  One-to-four family                    $ 93,147     88,248
  Multi-family                             2,841      2,165
  Construction                             5,729      5,706
  Non-residential                         21,695     12,399
                                        --------   --------
             Total mortgage loans        123,412    108,518

Loans secured by deposits                  2,720      2,525
Other consumer loans                       3,971      4,356
Commercial loans                             946        314
                                        --------   --------
                                         131,049    115,713
Less:
Undisbursed portion of mortgage loans      1,187      1,903
                                        --------   --------
Total loans                              129,862    113,810
Less allowance for loan losses               708        278
                                        --------   --------

                                        $129,154    113,532
                                        ========   ========

     Impaired loans and related valuation allowance amounts at December 31, 2000 and 1999 were as follows:

                                                   2000             1999
                                                   ----             ----

                       Recorded investment        $  434         $   58
                       Valuation allowance        $   65         $    8

     The average recorded investment in impaired loans for the years ended December 31, 2000, 1999 and 1998 was $253,000, $451,000 and $262,000,
          respectively. Interest income recognized on impaired loans was not significant during the years ended December 31, 2000, 1999 and 1998.

     An analysis of the change in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998 follows:

                                           2000     1999     1998
                                           ----     ----     ----

          Balance at beginning of year     $278      257      236
          Loans charged off                   1       --       --
          Recoveries                         --       --       --
          Provision for loan losses         431       21       21
                                           ----     ----     ----
          Balance at end of year           $708      278      257
                                           ====     ====     ====

     There were no nonaccrual loans as of December 31, 2000 and 1999.

     Loans three months or more past due still accruing interest totaled approximately $434,000 and $58,000 as of December 31, 2000 and 1999, respectively.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(4)  Premises and Equipment:
     ----------------------
     Components of premises and equipment included in the consolidated balance sheets as of December 31, 2000 and 1999 consisted of the following:

                                         2000     1999
                                         ----     ----

        Land                            $  548      543
        Land improvements                   75       75
        Buildings                        2,099    2,070
        Furniture and equipment            542      507
                                        ------   ------
                                         3,264    3,195

        Less accumulated depreciation      822      723
                                        ------   ------

                                        $2,442    2,472
                                        ======   ======

     Depreciation expense was approximately $119,000, $121,000 and $111,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

(5)  Deposits:
     ---------
     At December 31, 2000, the scheduled maturities of other time deposits were as follows:

                         2001              $        76,030
                         2002                       26,536
                         2003                        4,403
                         2004                        7,563
                         2005                        3,346
                                            --------------
                                           $       117,878
                                            ==============

     The amount of other time deposits with a minimum denomination of $100,000 was approximately $14,432,000 and $10,379,000 at December 31, 2000 and 1999, respectively.

     Interest expense on deposits for the years ended  December  31, 2000,  1999 and 1998 is summarized as follows:

                                     2000          1999          1998
                                     ----          ----          ----
Demand and NOW accounts             $  222           216           223
Money market accounts                1,051         1,320         1,347
Passbook savings                       194           274           673
Other time deposits                  6,464         5,268         5,761
                                    ------        ------        ------

                                    $7,931         7,078         8,004
                                    ======        ======        ======

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


(5)  Deposits: (Continued)
     --------
     The Bank maintains clearing arrangements for its demand, NOW and money market accounts with the Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2000, average daily clearings were approximately $542,000.

(6)  Advances from Federal Home Loan Bank:
     ------------------------------------
     During 1996, the Bank entered into a Cash Management Advance (CMA) program with the Federal Home Loan Bank. This program is a source of overnight liquidity to address day-to-day cash needs. The program has a term of up to 90 days and bears interest at a variable rate equal to the FHLB cost of funds (approximately 6.90% at December 31, 2000). At December 31, 2000, the Bank could borrow up to $20,000,000 under the CMA program and the amount would be collateralized by $32,625,000 of FHLB investment securities. The balance owed at December 31, 2000 was $17,040,000. No amount was due to the Federal Home Loan Bank as of December 31, 1999.

(7)  Financial Instruments:
     ---------------------
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and commercial letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet-instruments.

     Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

     Commitments to extend  credit are  agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. The Bank has offered standby letters of credit on a limited basis. As of December 31, 2000, the Bank has not been requested to advance funds on any of the standby letters of credit.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(7)  Financial Instruments: (Continued)
     ---------------------
     The estimated fair values of financial instruments were as follows at December 31, 2000:


                                                                 Estimated
                                                    Carrying        Fair
                                                     Amount        Value
                                                     ------        -----
Financial assets:
         Cash and due from banks                    $  2,227         2,227
         Interest-earning deposits in FHLB                50            50
         Federal funds sold                            1,530         1,530
         Securities available for sale                84,269        84,269
         Securities held to maturity                   7,796         7,930
         Loans receivable                            129,154       129,493
         Accrued interest receivable                   2,285         2,285
Financial liabilities:
         Deposits                                    165,604       167,737
         Advances from borrowers for
           taxes and insurance                           158           158
Advances from Federal Home Loan Bank                  17,040        17,040
Off-balance-sheet liabilities:
         Commitments to extend credit                                1,683
         Commercial letters of credit                                   --

     The estimated fair values of financial instruments were as follows at December 31, 1999:

                                                                   Estimated
                                                      Carrying        Fair
                                                       Amount        Value
                                                       ------        -----
Financial assets:
         Cash and due from banks                      $  4,537         4,537
         Interest-earning deposits in FHLB                 251           251
         Federal funds sold                              4,100         4,100
         Securities available for sale                  71,423        71,423
         Securities held to maturity                     9,958        10,078
         Loans receivable                              113,532       113,825
         Accrued interest receivable                     1,095         1,095
Financial liabilities:
         Deposits                                      160,905       160,803
         Advances from borrowers for
           taxes and insurance                             156           156
Off-balance-sheet liabilities:
         Commitments to extend credit                                  1,209
         Commercial letters of credit                                    382

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(8)  Concentrations of Credit Risk:
     -----------------------------
     Most of the Bank's business activity is with customers located within the western part of the Commonwealth of Kentucky. The majority of the loans are collateralized by a one-to-four family residence. The Bank requires collateral for all loans.

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

     Cash on deposit with financial institutions exceeded the insurance coverage as of December 31, 1999. There was no such excess as of December 31, 2000. The carrying amount and bank balance of such items as of December 31, 1999 was as follows:

                                                                1999

                       Carrying amount                   $          5,795
                                                          ===============

                       Bank balance                      $          4,811
                       Insurance coverage                            (446)
                                                           --------------

                       Amount not insured                $          4,365
                                                          ===============

(9)  Employee Benefit Plans:
     ----------------------
     Pension Plan
     ------------
     The Bank maintains a contributory, defined benefit pension plan covering substantially all of its employees who satisfy certain age and service requirements. The benefits are based on years of service and the employee's average earnings which are computed using the five consecutive years prior to retirement that yield the highest average. The Bank's funding policy is to contribute annually, actuarially determined amounts to finance the plan benefits.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(9)  Employee Benefit Plans: (Continued)
     ----------------------
     Pension Plan (Continued)
     ------------
     The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                               2000       1999
                                                               ----       ----

Change in benefit obligation
         Benefit obligation at beginning of year             $ 2,383      2,489
         Service cost                                            101         81
         Interest costs                                          184        171
         Actuarial loss                                        1,106       (253)
         Benefits paid                                          (144)      (105)
                                                             -------    -------

         Benefit obligation at end of year                     3,630      2,383
                                                             -------    -------

Change in plan assets
         Fair value of plan assets at beginning of year        1,941      1,666
         Actual return on plan assets                             32        212
         Employers contributions                                 182        168
         Benefits paid                                          (144)      (105)
                                                             -------    -------

         Fair value of plan assets at end of year              2,011      1,941
                                                             -------    -------

Funded status                                                 (1,619)      (442)
Unrecognized net asset                                           (34)       (42)
Unrecognized prior service cost                                   65         84
Unrecognized net loss                                          1,487        268
                                                             -------    -------

         Accrued pension cost                                $  (101)      (132)
                                                             =======    =======

     Weighted average assumptions used to develop the net periodic pension cost were:

                                                   2000       1999       1998
                                                  ------     ------     -----

 Discount rate                                     7.75%      7.75%     7.00%
 Expected long-term rate of return on assets       7.00%      7.00%     7.25%
 Rate of increase in compensation levels           4.50%      4.50%     4.50%

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(9)  Employee Benefit Plans: (Continued)
     ----------------------
     Pension Plan (Continued)
     ------------
     The components of net periodic pension cost for the years ended December 31, were as follows

                                                       2000      1999      1998
                                                       ----      ----      ----

Service cost                                          $ 101        81        75
Interest cost on projected benefit obligation           184       171       152
Expected return on plan assets                         (147)     (125)     (112)
Amortization of transitional asset                       (7)       (7)       (7)
Amortization of prior service cost                       18        18        18
Amortization of net loss                                  3        36        33
                                                      -----     -----     -----
Net periodic pension cost                             $ 152       174       159
                                                      =====     =====     =====

     Employee Stock Ownership Plan
     -----------------------------
     The Company had a noncontributory employee stock ownership plan (ESOP) for those employees who met the eligibility requirements of the plan. Eligible employees were those who had attained the age of 21 and completed one year of service. This plan was terminated effective December 31, 1999.

     The ESOP trust borrowed approximately $3,227,000 in 1998 through a loan from the Company and used the proceeds to purchase 322,690 shares of the common stock at a price of $10.00 per share. Shares purchased were held in a suspense account for allocation among the participants as the loan was paid. Contributions to the ESOP and shares released from the loan collateral were in amounts proportional to repayment of the ESOP loan.

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

     In order to terminate the plan and to repay the ESOP loan, the ESOP surrendered 155,662 shares valued at approximately $2,471,000 on December 31, 1999. This released all remaining shares from encumbrance for allocation to participants.

     At December 31, 1999 and 1998, shares allocated, and shares remaining in suspense were as follows:

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(9)  Employee Benefit Plans: (Continued)
     ----------------------
     Employee Stock Ownership Plan (Continued)
     -----------------------------

                                                  1999                1998
                                                  ----                ----

         Number of Shares
                  Released and allocated                  167               29
                                                =============      ===========
                  Suspense                                 -               293
                                                =============      ===========
         Fair Value
                  Released and allocated      $         2,652              506
                                               ==============      ===========
                  Suspense                    $            -             5,041
                                               ==============      ===========

     The  expenses recorded by the Company during 1999 and 1998 were as follows:

                                                      1999              1998
                                                      ----              ----

Contributions                                  $            363              270
Dividends applied to ESOP debt                               97               42
Excess of fair value of shares released
  and allocated over ESOP's cost                          1,900              194
Special dividend paid December 17, 1999 on
  unallocated and uncommitted shares                      1,001               -
                                                 --------------      -----------

         Total ESOP compensation costs         $          3,361              506
                                                ===============      ===========

     The Company's ESOP compensation costs exclude interest which is eliminated in consolidation.

     Management Recognition Plan
     ---------------------------
     On February 24, 1999, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. Management Recognition Plan (MRP) which was subsequently approved at the 1999 Annual Meeting of Stockholders. Under the MRP, up to 161,345 shares of common stock may be awarded to selected directors and employees. On the effective date the Board of Directors awarded 161,342 shares of common stock which were subject to automatic plan share awards as provided in the MRP document. Under applicable standards, the Company recognizes compensation expense over the expected vesting period for the awards. The MRP provides for the following vesting schedule: 33 1/3% at date of awards; 33 1/3% on January 1, 2000 and 33 1/3% on January 1, 2001 (subject to immediate vesting upon certain events, including death or normal retirement of recipient). The compensation expense of the MRP was $549,000 and $2,678,000 in 2000 and 1999, respectively.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


(9)  Employee Benefit Plans: (Continued)
     ----------------------
     Stock Option Plan
     -----------------
     On February 24, 1999, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 1999 Stock Option Plan (Option Plan) which was subsequently approved at the 1999 Annual Meeting of Stockholders. Under the Option Plan, the Option Committee has discretionary authority to grant stock options and stock appreciation rights to such employees, directors and advisory directors as the committee shall designate. The Option Plan reserves 403,362 shares of common stock for issuance upon the exercise of options or stock appreciation rights. The Company will receive the exercise price for shares of common stock issued to Option Plan participants upon the exercise of their option, and will receive no monetary consideration upon the exercise of stock appreciation rights. The Board of Directors has granted options to purchase 403,360 shares of common stock under the Option Plan at an exercise price of $20.75 per share, which was the fair market value on the date of the grant. As a result of the special dividend of $4.00 per share paid in December, 1999, and in accordance with plan provisions, the number of options and the exercise price have been adjusted to 480,475 and $17.42 respectively. The options granted to participants became vested and exercisable as follows: 50% on date of grant and 50% on January 1, 2000 (subject to immediate vesting upon certain events, including death or normal retirement of participant).

     On May 31, 2000, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 2000 Stock Option Plan (the "2000 Option Plan"). Under the 2000 Option Plan, the option committee has discretionary authority to grant stock options to such employees as the committee shall designate. The 2000 Option Plan reserves 40,000 shares of common stock for issuance upon the exercise of options. The Company will receive the exercise price for shares of common stock issued to 2000 Option Plan participants upon the exercise of their option. The Board of Directors has granted options to purchase 40,000 shares of common stock under the 2000 Option Plan at an exercise price of $10.00 per share, which was the fair market value on the date of the grant. The options granted to participants become vested and exercisable as follows: 25% on May 31, 2001, 25% on May 31, 2002, 25% on May 31, 2003
          and 25% on May 31, 2004 (subject to immediate vesting upon certain events, including death or normal retirement of participant).

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
             (TABLE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(9)  Employee Benefit Plans: (Continued)
     ----------------------
     Stock Option Plan
     -----------------
     The following summary represents the activity under the stock option plans:

                                                                     Exercise
                                            Number of                Price Per
                                             Shares                    Share
                                             ------                    -----

Options outstanding, January 1, 1999              --                      --

Granted                                      403,360                  $   20.75
Adjustment due to special dividend            77,115                      (3.33)
Exercised                                         --
Forfeited                                         --
                                            --------                  ---------

Options outstanding, December 31, 1999       480,475                  $   17.42
                                                                      =========

Granted                                       40,000                  $   10.00
                                                                      =========
Exercised                                         --
Forfeited                                         --
                                             -------

Options outstanding, December 31, 2001       520,475               $10.00-17.42
                                             =======

Weighted average exercise price of options
  outstanding                                                         $   16.85
                                                                      =========

     The weighted average fair value of options granted during December 31, 2000 and 1999 was $8.13 per share and $8.51 per share respectively. The weighted average remaining contractual life, in years, was 7.35 and 9.15 at December 31, 2000 and 1999, respectively.

     The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25. Since each option was granted at a price equal to the fair market value of one share of the Company's common stock on the date of the grant, no compensation cost has been recognized. The following table compares reported net income and earnings per share to net income and earnings per share on a pro forma basis assuming that the Company accounted for stock-based compensation under SFAS 123, Accounting for Stock-Based Compensation. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

                                                    2000             1999
                                                    ----             ----
           Net income
                    As reported              $      2,666            2,475
                    Pro forma                       2,652              211
           Earnings per share
                    As reported
                      Basic                  $       0.67             0.65
                      Diluted                        0.67             0.65
                    Pro forma
                      Basic                  $       0.67             0.06
                      Diluted                        0.67             0.06

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                (TABLE AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)


(9)  Employee Benefit Plans: (Continued)
     ----------------------
     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk free interest rate of 6.28% and 6.70%, volatility of 35.00% and 37.06%, expected dividend yield of 3.96% and 1.50% and expected life of six years for the years ended December 31, 2000 and 1999, respectively.

(10) Income Taxes:
     ------------
     The provision for income taxes for the years ended December 31, 2000, 1999 and 1998 consisted of the following:

                                2000          1999            1998
                                ----          ----            ----
           Current
                  Federal   $     1,282          3,247          1,421
                  State              -              10             37
                             ----------    -----------    -----------
                                  1,282          3,257          1,458
           Deferred                  91           (491)           183
                             ----------    -----------    -----------
                            $     1,373          2,766          1,641
                             ==========    ===========    ===========

     Total income tax expense for the years ended December 31, 2000, 1999 and 1998 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as follows:

                                               2000        1999          1998
                                               ----        ----          ----
Expected federal income tax
  expense at statutory tax rate              $1,373        1,782         1,561
State income taxes                               --            7            25
Dividends received                               --           (9)          (14)
Fair market value difference
  of allocated ESOP shares                       --          986            72
Other                                            --           --            (3)
                                             ------       ------        ------

Total federal income tax expense             $1,373        2,766         1,641
                                             ======       ======        ======

Effective rate                                 34.0%        52.8%         35.7%
                                             ======       ======        ======

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(10) Income Taxes: (Continued)
     ------------
     The components of deferred taxes as of December 31, 2000 and 1999 are summarized as follows:

                                                        2000           1999
                                                        ----           ----
       Deferred tax liabilities:
                FHLB stock dividends                 $  (454)          (403)
                Post 1987 bad debt reserves             (149)          (199)
                Unrealized appreciation
                  on securities available for sale       (33)            -
                                                      ------         ------

                                                        (636)          (602)
                                                      ------         ------
       Deferred tax assets:
                Bad debt reserves                        241             94
                Pension cost                             159             45
                Accrued interest expense                  26             26
                Accrued professional fees                 18             17
                Unrealized depreciation on
                  securities available for sale           -             463
                Provision for MRP                        236            472
                                                      ------         ------

                                                         680          1,117
                                                      ------         ------

       Net deferred tax asset                        $    44            515
                                                      ======         ======

     Thrift institutions, in determining taxable income, were previously allowed special bad debt deductions based on specified experience formulae or on a percentage of taxable income before such deductions. The Small Business Protection Act of 1996, among other things, repealed the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. As a result, thrifts must recapture into taxable income the amount of their post-1987 tax bad debt reserves over a six-year period beginning after 1995. This recapture could be deferred for up to two years if the thrift satisfied a residential loan portfolio test, and the Bank qualified for that deferral. For each of the years ended December 31, 2000 and 1999, the Bank recaptured approximately $146,000 of the $878,000 total recapture of tax bad debt reserves into taxable income. A similar amount will be recaptured in each of the years 2001 through 2003. The recapture does not have any effect on the Bank's financial statements because the related tax expense has already been accrued.

     Thrifts such as the Bank may now only use the same tax bad debt reserve method that is allowed for commercial banks. Accordingly, a thrift with assets of $500 million or less may only add to its tax bad debt reserves based upon its moving six-year average experience of actual loan losses (i.e., the experience method). A thrift with assets greater than $500 million can no longer use the reserve method and may only deduct loan losses as they actually arise (i.e., the specific charge-off method). The Bank expects to continue to use the reserve method.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


(10) Income Taxes: (Continued)
     ------------
     The portion of a thrift's tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2000 and 1999 includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

(11) Related Parties
     ---------------
     The Bank has entered into transactions with its directors and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 2000 and 1999, was $2,851,000 and $1,718,000, respectively. During 2000, new loans to such related parties amounted to $2,502,000 and repayments amounted to $1,369,000. During 1999, new loans to such related parties amounted to $12,000 and repayments amounted to $31,000.

(12) Commitments and Contingencies
     -----------------------------
     In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

     The Bank had open loan commitments at December 31, 2000 and 1999 of approximately $1,683,000 and $1,209,000, respectively. Of these amounts, approximately $108,000 and $72,000 as of December 31, 2000 and 1999, respectively, were for fixed rate loans. The interest rates for the fixed rate loan commitments ranged from 8.50% to 9.75% and 7.875% to 9.00% for December 31, 2000 and 1999, respectively. Unused lines of credit were approximately $1,757,000 as of December 31, 2000. There were no unused lines of credit as of December 31, 1999.

     The Company and the Bank have agreed to enter into Employment Agreements with certain officers, which provide certain benefits in the event of their termination following a change in control of the Company or the Bank. The employment agreements provide for an initial term of three years. On each anniversary of the commencement date of the Employment Agreements, the term of each agreement may be extended for an additional year at the discretion of the Board. In the event of a change in control of the Company or the Bank, as defined in the agreement, the officers shall be paid an amount equal to two times the officers base salary as defined in the employment agreement.

     In addition, the Bank is a defendant in legal proceedings arising in connection with its business. It is the best judgment of management that neither the financial position nor results of operations of the Bank will be materially affected by the final outcome of these legal proceedings.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


(13) Regulatory Matters
     ------------------
     The Financial Institutions Reform Recovery and Enforcement Act of 1989 (FIRREA), which instituted major reforms in the operation and supervision of the savings and loan industry, contains provisions for capital standards. These standards require savings institutions to have a minimum regulatory tangible capital (as defined in the regulation ) equal to 1.50% of adjusted total assets and a minimum 4.00% core capital (as defined) of adjusted total assets. Additionally, savings institutions are required to meet a total risk-based capital requirement of 8.00%.

     The Bank is also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA). FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning reporting on internal controls, accounting and operations.

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

                                                                Tied I Risk-        Total Risk-
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
       "Undercapitalized"                  Less than 4.0%      Less than 4.0%     Less than 8.0%
       "Significantly undercapitalized"    Less than 3.0%      Less than 3.0%     Less than 6.0%

                                       48

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                (TABLE AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)


(13) Regulatory Matters: (Continued)
     ------------------
     At December 31, 2000, the Bank's core, tier I risk-based, and total risk-based capital ratios were 19.49%, 47.30%, and 48.05%, respectively. The following is a calculation of the Bank's regulatory capital at December 31, 2000:

                                                             Tier I                                           Total
                                                             Risk-                                            Risk-
                                                GAAP         Based            Tangible        Core            Based
                                                Capital      Capital          Capital         Capital         Capital
                                                -------      -------          -------         -------         -------
GAAP capital, as reported                      $44,657         44,657          44,657          44,657         44,657
                                               =======
Unrealized gains on certain
            available for sale securities                          --             (63)            (63)           (63)

General valuation allowance                                        --              --              --            708
                                                              -------         -------         -------        -------

Regulatory capital                                            $44,657          44,594          44,594         45,302
                                                              =======

Minimum capital requirement %                                                    1.50%           4.00%          8.00%

Minimum capital requirement $                                                   3,433           9,152          7,542
                                                                              -------         -------        -------

Regulatory capital excess                                                     $41,161          35,442         37,760
                                                                              =======         =======        =======

     At December 31, 1999, the Bank's core, tier I risk-based, and total risk-based capital ratios were 21.60%, 58.24%, and 58.60%, respectively. The following is a calculation of the Bank's regulatory capital at December 31, 1999:

                                                                Tier I                                       Total
                                                                Risk-                                        Risk-
                                                GAAP            Based          Tangible          Core        Based
                                               Capital          Capital        Capital          Capital      Capital
                                               -------          -------        -------          -------      -------
GAAP capital, as reported                       $44,072          44,072          44,072          44,072         44,072
                                                =======

Unrealized losses on certain
            available for sale securities                            --             899             899            899

General valuation allowance                                          --              --              --            278
                                                                -------         -------         -------        -------

Regulatory capital                                              $44,072          44,971          44,971         45,249
                                                                =======

Minimum capital requirement %                                                      1.50%           4.00%          8.00%

Minimum capital requirement $                                                     3,123           8,327          6,177
                                                                                -------         -------        -------

Regulatory capital excess                                                       $41,848          36,644         39,072
                                                                                =======         =======        =======

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


(13) Regulatory Matters: (Continued)
     ------------------
     The  OTS risk-based  capital regulation also includes an interest rate risk
          (IRR) component that requires savings institutions with greater than normal IRR, when determining compliance with the risk-based capital requirements, to maintain additional total capital. The OTS has, however, indefinitely deferred enforcement of its IRR requirements. Under the regulation, a savings institution's IRR is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. A savings institution is considered to have a "normal" level of IRR exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates is less than 2% of the current estimated economic value of its assets. If the OTS determines in the future to enforce the regulation's IRR requirements, a savings institution with a greater than normal IRR would be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount equal to one half the difference between the institution's measured IRR and 2%, multiplied by the economic value of the institution's total assets. Management does not believe that this regulation, when enforced, will have a material impact on the Bank.

(14) Stockholders' Equity
     --------------------
     The Company's sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. The Bank's primary regulator, the Office of Thrift Supervision
          (OTS), has regulations that impose certain restrictions on payment of dividends to the Company. Current regulations of the OTS allow the Bank (based upon its current capital level and supervisory status assigned by the OTS) to pay a dividend of up to 100% of net income to date during the calendar year plus the retained income for the preceding two years.

     Supervisory  approval is not required,  but 30 days prior notice to the OTS is required. Any capital distribution in excess of this amount would require supervisory approval. Capital distributions are further restricted should the Bank's capital level fall below the fully phased-in capital requirements of the OTS. In no case will the Bank be allowed to make a capital distribution reducing equity below the required balance of the liquidation account. The Bank paid dividends to the Company totaling $3,880,000 during the year ended December 31, 2000. The Bank did not declare or pay dividends to the Company during the year ended December 31, 1999. On December 1, 1999, the Company paid a cash distribution of $4.00 per share to its stockholders in the form of a return of capital.

     OTS regulations also place restrictions after the conversion on the Company with respect to repurchases of its common stock. With prior notice to the OTS, the Company is allowed to repurchase its outstanding shares. During 2000, the Company requested and received regulatory approval to acquire 200,000 shares of its outstanding common stock. As of December 31, 2000, 149,354 shares had been repurchased at an average price of $11.00 per share.

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                           (TABLE AMOUNT IN THOUSANDS)


(15) Condensed Parent Company Only Financial Statements
     --------------------------------------------------
     The following condensed balance sheets as of December 31, 2000 and 1999 and condensed statements of income and cash flows for the years ended December 31, 2000, 1999 and 1998 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto. The Company was inactive from its inception through the conversion on February 6, 1998.

     Consolidated Balance Sheets:

                                                           2000           1999
                                                           ----           ----
Assets:
         Cash and due from banks                         $     30           430
         Federal funds sold                                 1,130           200
         Investment in subsidiary                          23,771        23,187
                                                         --------      --------

                   Total assets                          $ 24,931        23,817
                                                         ========      ========

Liabilities and equity
  Liabilities:
         Income taxes payable                            $     --            49
         Accrued expenses                                      13            --
         Dividends payable                                    441           307
                                                         --------      --------

                   Total liabilities                          454           356
                                                         --------      --------

Equity:
         Common stock                                          40            39
         Additional paid in capital                        20,956        19,943
         Retained earnings                                  5,283         4,378
         Treasury stock                                    (1,643)           --
         Accumulated other comprehensive loss                (159)         (899)
                                                         --------      --------

                   Total equity                            24,477        23,461
                                                         --------      --------

                   Total liabilities and equity          $ 24,931        23,817
                                                         ========      ========

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(15) Condensed Parent Company Only Financial Statements (Continued)
     --------------------------------------------------

     Condensed Income Statements:

                                              2000       1999      1998
                                              ----       ----      ----
Interest income
         Dividend income                    $ 3,880         --        --
         Loans receivable                        --        230       246
         Securities available for sale           --        620       503
         Time deposits                           34        193       320
                                            -------    -------   -------

         Total interest income                3,914      1,043     1,069
                                            -------    -------   -------

Non-interest expenses
         Salaries and benefits                   --        179        42
         Other                                  160        159        46
                                            -------    -------   -------

         Total non-interest expenses            160        338        88
                                            -------    -------   -------

Income before income taxes and equity
  in undistributed earnings of Bank           3,754        705       981

Income tax expense (benefit)                    (42)       274       364
                                            -------    -------   -------

Net income before equity in undistributed
  earnings of Bank                            3,796        431       617
Equity in undistributed earnings of Bank     (1,130)     2,044     2,334
                                            -------    -------   -------

Net income                                  $ 2,666      2,475     2,951
                                            =======    =======   =======

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
                          (TABLE AMOUNTS IN THOUSANDS)


(15) Condensed Parent Company Only Financial Statements (Continued)
     --------------------------------------------------

     Condensed Statement of Cash Flows:

                                                                       2000        1999       1998
                                                                       ----        ----       ----
Cash flows from operating activities:
         Net income                                                   $ 2,666      2,475      2,951
         Adjustments to reconcile net income to
           net cash provided by operating activities:
         Equity in undistributed earnings of Bank                       1,130     (2,044)    (2,334)
         Accretion of investment security discounts                        --       (403)       (11)
         Earned ESOP shares                                                --         82         17
         (Increase) decrease in:
           Accrued interest receivable                                     --        221       (191)
           Other assets                                                    --         15        (15)
         Increase (decrease) in:
           Current income taxes payable                                   (50)        48         --
           Accrued expenses                                                13         --         --
                                                                      -------    -------    -------

                   Net cash provided by operating activities            3,759        394        417
                                                                      -------    -------    -------

Cash flows for investing activities:
         Investment in subsidiary                                          --         --    (19,708)
         Proceeds from sale of available for sale securities               --     32,899         --
         Purchase of available for sale securities                         --    (16,500)   (15,981)
         Net (increase) decrease in federal funds sold                   (930)       285       (485)
         Repayment of note receivable-ESOP                                 --        755         --
                                                                      -------    -------    -------

                   Net cash provided (used) by investing activities      (930)    17,439    (36,174)
                                                                      -------    -------    -------

 Cash flows from financing activities:
         Issuance of common stock                                          --         --     36,148
         Recovery of proceeds from issuance
           of common stock                                                 40         --         --
         Repurchase of common stock                                    (1,643)        --         --
         Dividends paid                                                (1,626)   (17,516)      (278)
                                                                      -------    -------    -------

                   Net cash provided (used) by financing
                     activities                                        (3,229)   (17,516)    35,870
                                                                      -------    -------    -------
                   Net increase (decrease) in cash                       (400)       317        113

 Cash at beginning of year                                                430        113         --
                                                                      -------    -------    -------

 Cash at end of year                                                  $    30        430        113
                                                                      =======    =======    =======

                                       53

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
             (TABLE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(16) Quarterly Results of Operations: (Unaudited)
     -------------------------------
     Summarized  unaudited  quarterly  operating  results  for the  years  ended
          December 31, 2000 and 1999 are as follows:

                                                     First            Second            Third            Fourth
                                                     Quarter          Quarter           Quarter          Quarter
                                                     -------          -------           -------          -------
       December 31, 2000:
       Interest income                              $    3,901             3,981             4,264             4,197
       Interest expense                                  2,078             2,222             2,359             2,453
                                                    ----------        ----------        ----------        ----------

       Net interest income                               1,823             1,759             1,905             1,744
       Provision for loan losses                            10                10               311               100
                                                    ----------        ----------        ----------        ----------

       Net interest income after
                provision for loan losses                1,813             1,749             1,594             1,644

       Noninterest income                                  127               139               127               116
       Noninterest expense                                 838               894               767               771
                                                    ----------        ----------        ----------        ----------

       Income before income taxes                        1,102               994               954               989
       Income taxes                                        375               355               302               341
                                                    ----------        ----------        ----------        ----------

       Net income                                   $      727               639               652               648
                                                    ==========        ==========        ==========        ==========

       Basic earnings per share                     $     0.18              0.16              0.16              0.17
                                                    ==========        ==========        ==========        ==========

       Weighted average shares
                outstanding                          3,993,592         3,999,807         4,004,138         3,921,439
                                                    ==========        ==========        ==========        ==========

December 31, 1999:

       Interest income                              $    3,500             3,505             3,495             3,705
       Interest expense                                  1,773             1,763             1,762             1,780
                                                    ----------        ----------        ----------        ----------

       Net interest income                               1,727             1,742             1,733             1,925
       Provision for loan losses                             5                 5                 5                 6
                                                    ----------        ----------        ----------        ----------

       Net interest income after
         provision for loan losses                       1,722             1,737             1,728             1,919

                       HOPFED BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998
             (TABLE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(16) Quarterly Results of Operations: (Unaudited) (Continued)
     -------------------------------

                                  First       Second         Third        Fourth
                                  Quarter     Quarter       Quarter       Quarter
                                  -------     -------       -------       -------
Noninterest income             $        112         136          6,660          120
Noninterest expense                     880       2,662          1,437        3,914
                                 ----------  ----------     ----------   ----------

Income before income taxes              954        (789)         6,951       (1,875)
Income taxes                            362        (212)         2,404          212
                                 ----------  ----------     ----------   ----------

Net income                     $        592        (577)         4,547       (2,087)
                                 ==========  ==========     ==========   ==========

Basic earnings per share       $       0.16       (0.15)          1.19        (0.55)
                                 ==========  ==========     ==========   ==========

Weighted average shares
         outstanding              3,740,358   3,779,950      3,811,715    3,794,545
                                 ==========  ==========     ==========   ==========

(17) Comprehensive Income:
     --------------------
     SFAS 130,  Reporting  Comprehensive  Income,  was adopted by the Company on
          January 1, 1998. SFAS 130 established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the years ended December 31, 2000, 1999 and 1998:

                                                        Pre-Tax       (Expense)    Net of Tax
                                                        Amount         Benefit       Amount
                                                        ------         -------       ------
  December 31, 2000:
         Minimum pension liability adjustment         $      (336)           114        (222)
         Unrealized holding gains for the period            1,458           (496)        962
                                                       ----------      ---------    --------
                                                      $     1,122           (382)        740
                                                       ==========      =========    ========


  December 31, 1999:

         Unrealized holding losses for the period     $    (3,165)         1,076      (2,089)
         Reclassification adjustment for gains
           included in net income                          (6,524)         2,218      (4,306)
                                                       ----------      ---------      ------
                                                      $    (9,689)         3,294      (6,395)
                                                       ==========      =========    ========

  December 31, 1998:

         Unrealized holding gains for the period      $     3,292         (1,119)      2,173
                                                       ----------      ---------    --------
                                                      $     3,292         (1,119)      2,173
                                                       ==========      =========    ========

                              CORPORATE INFORMATION
--------------------------------------------------------------------------------

                        DIRECTORS AND EXECUTIVE OFFICERS

                    WD KELLEY                           CLIFTON H. COCHRAN
             Chairman of the Board                         Retired
                    Retired

                 JOHN E. PECK                         HARRY J. DEMPSEY, MD
         President and Chief Executive                  Anesthesiologist
      Officer of the Company and the Bank

                 PEGGY R. NOEL                           WALTON G. EZELL
    Vice President, Chief Financial Officer and              Farmer
    Treasurer of the Company and Executive
     Vice President, Chief Financial Officer and         KERRY B. HARVEY
           Chief Operations Officer of the Bank             Attorney
                                                     Owen, Harvey and Carter

               BOYD M. CLARK                              GILBERT E. LEE
      Vice President and Secretary of the        Co-owner, Reliable Finance Inc.
    Company and Senior Vice President - Loan
        Administration of the Bank

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

       Cadiz Branch Office                             Elkton Branch Office
         352 Main Street                                 West Main Street
 Cadiz, KY 42211 (270/522-6638)                 Elkton, KY 42220 (270/265-5628)

                              Benton Branch Office
                                 59 Main Street
                         Benton, KY 42025 (270/527-4353)

--------------------------------------------------------------------------------

                               GENERAL INFORMATION

INDEPENDENT ACCOUNTANTS             ANNUAL MEETING                            ANNUAL REPORT ON FORM 10-K
Rayburn, Betts & Bates, P.C.        The 2001 Annual Meeting of Stockholders   A COPY OF THE COMPANY'S 2000 ANNUAL
3310 West End Avenue                will be held on May 15, 2001 at 3:00      REPORT ON FORM 10-K WILL BE FURNISHED
Nashville, Tennessee 37203          p.m. at Hopkinsville Federal Savings      WITHOUT CHARGE TO STOCKHOLDERS AS OF THE
                                    Bank, 2700 Fort Campbell Boulevard,       RECORD DATE FOR THE 2001 ANNUAL MEETING
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


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Hopfed Bancorp, Inc.


We have audited the accompanying consolidated balance sheet of HopFed Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1999, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles of the United States of America.


/s/ York, Neel & Co., Hopkinsville, LLP


Hopkinsville, Kentucky
February 4, 2000