Form 10-K405, Exhibit 13
period 2001-12-31
HOPFED BANCORP INC
filed 2002-04-01
CIK 1041550

                              HOPFED Bancorp, Inc.


                                     [LOGO]


                                  ANNUAL REPORT



                                      2001

HOPFED BANCORP, INC.
--------------------------------------------------------------------------------

HopFed Bancorp, Inc., a Delaware corporation (the "Company"), was organized by Hopkinsville Federal Bank (the "Bank") for the purpose of serving as the holding company of the Bank. On February 6, 1998, the Bank converted from mutual to stock form as a wholly owned subsidiary of the Company. In conjunction with the conversion, the Company issued and sold 4,033,625 shares of its common stock (the "Common Stock") at a price of $10.00 per share (the "Purchase Price"). The Bank adopted its current corporate title in February of 2001.

The Company is classified as a unitary savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS") of the Department of the Treasury. The primary activity of the Company is overseeing the business of the Bank and investing the portion of the net proceeds retained by it from the sale of Common Stock.

The Bank is a federal stock savings bank headquartered in Hopkinsville, Kentucky, with branch offices in Hopkinsville, Murray, Cadiz, Elkton and Benton, Kentucky. The Bank was incorporated in 1879 as a Kentucky chartered building and loan association. In 1940, the Bank converted to a federal charter and obtained federal insurance of accounts. In 1983, the Bank became a federal mutual savings bank. The business of the Bank primarily consists of attracting deposits from the general public and investing such deposits in loans secured by one-to-four residential properties.

The executive offices of the Company and the Bank are located at 2700 Fort Campbell Boulevard, Hopkinsville, Kentucky 42240. The telephone number is (270) 885-1171.

MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

Since February 1998, the Common Stock has been quoted on the Nasdaq Stock Market under the symbol "HFBC." As of February 28, 2002, there were approximately 1,500 stockholders of record, excluding beneficial owners in nominee or street name.

Following are the high and low stock prices of the Common Stock for the periods indicated.

                                                                 Price Range of Common Stock
                                     ------------------------------------------------------------------------------------
                                           Year Ended December 31, 2000                  Year Ended December 31, 2001
                                     ----------------------------------------       --------------------------------------
                                           High                     Low                    High                      Low
                                           ----                     ---                    ----                      ---
    First Quarter                    $     15.875           $     10.750             $     12.38              $     10.60
    Second Quarter                         12.375                  9.375                   12.48                    11.39
    Third Quarter                          10.250                  8.375                   12.86                    10.65
    Fourth Quarter                         12.125                  8.813                   12.75                    11.25

Dividends of $0.11 per share were declared in each of the four quarters of 2001. In 2000, dividends of $0.08 per share were declared in the first quarter and dividends of $0.11 per share were declared in each of the remaining three quarters.

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

TABLE OF CONTENTS
--------------------------------------------------------------------------------

HopFed Bancorp, Inc. ..........................................................................................   1
Market and Dividend Information ...............................................................................   1
Selected Financial Information and Other Data .................................................................   2
Management's Discussion and Analysis of Financial Condition and Results of Operations .........................   5
Financial Statements ..........................................................................................  16
Corporate Information ..........................................................................  Inside Back Cover

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

Financial Condition and
  Other Data

                                                                     At December 31,
                                       -------------------------------------------------------------------------------
                                          2001          2000             1999              1998             1997
                                          ----          ----             ----              ----             ----
Total amount of:                                                   (Dollars in thousands)

   Assets .........................    $285,639     $229,958       $     207,906     $     220,032     $     343,995
   Loans receivable, net ..........     170,016      129,154             113,532           108,807           103,470
    Loans held for sale ...........         928          ---                 ---               ---               ---
   Cash and due from banks ........       3,941        2,227               4,537             1,905             1,264
    Time deposits and
       interest-bearing deposits
       in FHLB ....................          39           50                 251               214             5,945
   Federal funds sold .............         690        1,530               4,100             9,685           151,095
   Securities available for sale ..     100,519       84,269              71,423            68,139            26,699
    Securities held to maturity:
      FHLB securities..............          --           --                  --            13,998            31,988
      Mortgage-backed
            Securities ............       4,462        7,796               9,958            13,356            19,578
   Deposits .......................     200,316      165,604             160,905           154,816           320,633
   FHLB advances ..................      38,747       17,040                  --                --                --
   Total equity ...................      43,589       45,362              44,344            61,134            19,936

--------------------------------------------------------------------------------------------------------------------
Number of:
   Real estate loans
        outstanding ...............       2,248        2,075               2,143             2,150             2,198
   Deposit accounts ...............      18,178       18,778              18,667            19,251            21,277
   Offices open ...................           6            5                   5                 5                 5

                                                                  Year Ended December 31,
                                       -----------------------------------------------------------------------------
Operating Data

                                          2001          2000             1999              1998             1997
                                          ----          ----             ----              ----             ----
                                                                     (In thousands)

Interest income ...................    $ 17,562      $16,343       $      14,205      $     15,052     $      14,311
Interest expense ..................       9,752        9,112               7,078             8,004             9,350
                                       --------     --------       --------------    -------------     -------------
Net interest income before
   provision for loan losses ......       7,810        7,231               7,127             7,048             4,961
Provision for loan losses .........         222          431                  21                21                20
                                       --------     --------       -------------     -------------     -------------
Net interest income ...............       7,588        6,800               7,106             7,027             4,941
Non-interest income ...............         717          509               7,028               547               528
Non-interest expense ..............       5,493        3,270               8,893             2,982             2,408
                                       --------     --------       -------------     -------------     -------------
Income before income taxes ........       2,812        4,039               5,241             4,592             3,061
Provision for income taxes ........         973        1,373               2,766             1,641             1,038
                                       --------     --------       -------------     -------------     -------------
Net income ........................    $  1,839     $  2,666       $       2,475     $       2,951     $       2,023
                                       ========     ========       =============     =============     =============

Selected Quarterly Information (Unaudited)

                                               First   Second    Third    Fourth
                                              Quarter  Quarter  Quarter  Quarter
                                             --------- -------- -------- -------
                                                          (In thousands)
Year Ended December 31, 2001:
  Interest income .......................   $ 4,302   $ 4,380   $ 4,445  $ 4,435
  Net interest income after provision for
     losses on loans ....................     1,882     1,865     1,948    1,893
  Noninterest income ....................        98       180       279      160
  Noninterest expense ...................       934     1,017     2,792      750
  Net income (loss) .....................       669       661      (394)     903


Year Ended December 31, 2000:
  Interest income .......................   $ 3,901   $ 3,981   $ 4,264  $ 4,197
  Net interest income after provision for
     losses on loans ....................     1,813     1,749     1,594    1,644
  Noninterest income ....................       127       139       127      116
  Noninterest expense ...................       838       894       767      771
  Net income ............................       727       639       652      648

Key Operating Ratios

                                                                        At or for the Year Ended December 31,
                                                                       -------------------------------------
                                                                            2001          2000        1999
                                                                            ----          ----        ----
Performance Ratios
  Return on average assets (net income divided by average
    total assets)...................................................       0.72%          1.18%        1.14%
  Return on average equity (net income divided by
    average total equity)...........................................       4.26%          5.92%        4.30%
  Interest rate spread (combined weighted average interest
    rate earned less combined weighted average interest
    rate cost)......................................................       2.29%          2.28%        2.11%
  Ratio of average interest-earning assets to average
    interest-bearing liabilities....................................     121.63%        124.25%      137.75%
  Ratio of non-interest expense to average total assets.............       2.15%          1.44%        4.09%
  Ratio of net interest income after provision
    for loan losses to non-interest expense.........................     138.14%        207.95%       79.91%
  Efficiency ratio  (noninterest  expense divided by sum of net
    interest income plus noninterest income)........................      66.14%         44.74%       62.92%

Asset Quality Ratios
  Nonperforming assets to total assets at end of period.............       0.19%           .19%         .03%
  Nonperforming loans to total loans at end of period...............       0.32%           .34%         .05%
  Allowance for loan losses to total loans at end of period.........       0.54%           .55%         .25%
  Allowance for loan losses to nonperforming loans at
    end of period...................................................     167.21%        163.13%      479.31%
  Provision for loan losses to total loans receivable, net..........        .13%           .33%         .02%
  Net charge-offs to average loans outstanding......................       .005%          .001%       N/A(1)

Capital Ratios
  Total equity to total assets at end of period.....................      15.26%         19.73%       21.33%
  Average total equity to average assets............................      16.85%         19.86%       26.46%

____________________
 (1) Ratio is not applicable because there were no net charge-offs for this period.


Regulatory Capital Ratios                                December 31, 2001
                                                       ----------------------
                                                       (Dollars in thousands)

  Tangible capital...............................      $ 39,191       13.75%
   Less:  Tangible capital requirement...........         4,275        1.50
                                                       --------      ------
    Excess.......................................      $ 34,916       12.25%
                                                       ========      ======

  Core capital...................................      $ 39,191       13.75%
  Less:  Core capital requirement................        11,401        4.00
                                                       --------      ------
    Excess.......................................      $ 27,790        9.75%
                                                       ========      ======

  Total risk-based capital.......................      $ 40,114       27.37%
  Less:  Risk-based capital requirement..........        11,890        8.00
                                                       --------      ------
    Excess.......................................      $ 28,224       19.37%
                                                       ========      ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

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

         For the year ended December 31, 2001, the Company recorded net income of $1.8 million, a return on average assets of 0.72% and a return on average equity of 4.26%. For the year ended December 31, 2000, the Company recorded net income of $2.7 million, a return on average assets of 1.18% and a return on average equity of 5.92%. For the year ended December 31, 1999 the Company recorded net income of $2.5 million, a return on average assets of 1.14% and a return on average equity of 4.30%.

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

     . The Company continues to expand its products and services and shifting its focus to commercial bank services. At December 31, 2001, net loans totaled $ 170.9 million, an increase of 32.2% and 50.6% over total net loans at December 31, 2000 and 1999, respectively. At December 31, 2001, commercial loans receivable were $ 14.9 million, compared to $946,000 and $314,000 at December 31, 2000 and 1999, respectively. In 2001, the Company retained additional qualified commercial loan personnel to assist in increasing its commercial loan portfolio.

     . In 2001, the Company purchased commercial property in Murray, Kentucky with the intent to construct a retail office location. Construction began in February 2002 with an anticipated completion date of January 2003. In the third quarter of 2002, the Company will relocate its office in Benton, Kentucky due to the strong growth in that market.

     . In March of 2002, the Company signed a definitive agreement to purchase the business assets of Old National Bancorp located in Fulton, Kentucky. The purchase includes two branch offices with approximately $90 million in deposits and $50 million in loans and a local insurance company. The transaction is subject to the approval of the OTS. The Company anticipates that the purchase will to close at or near the end of the second quarter of 2002.

    . In 2000, the Company announced that it was offering to repurchase up to 200,000 shares of outstanding Common Stock, which was completed in February 2001. In March 2001, the Company announced that the Board of Directors had authorized the purchase of an additional 300,000 shares. As of March 15, 2002, the Company had repurchased a total of 407,767 shares of Common Stock. The Company believes that the repurchase of Common Stock is an effective deployment of excess capital.

    . The Company is seeking to reduce non-interest expenses. In September 2001, the Company announced that the Board of Directors had directed management to take all actions necessary to terminate the Company's defined benefit pension plan ("Pension Plan"), effective December 31, 2001, and replace it with a Section 401(k) benefit plan. Termination of the Pension Plan is expected to reduce annual pension related expenses by approximately $360,000 for the year ending December 31, 2002, and thereafter. By terminating the Pension Plan, the Company incurred a curtailment expense of approximately $1.4 million. Termination of the Pension Plan and distribution to participants of its assets are contingent on receipt of an Internal Revenue Service determination that the Pension Plan will be tax-qualified upon its termination, as well as compliance with other applicable regulatory requirements.

Asset/Liability Management

         Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2001, approximately $105.0 million of the $117.0 million of one-to-four family residential loans originated by the Company (comprising 89.7% of such loans) had adjustable rates.

         At December 31, 2000, the Company had approximately $51.6 million in agency bonds that had a call option in 2001. As a result of lower market interest rates, all of these bonds were called. The Company reinvested excess funds in U.S. agency securities, municipal bonds and mortgage-backed securities. Such investments have been made in order to manage interest rate risk, as well as to diversify the Company's assets, manage cash flow, obtain yields and maintain the minimum levels of qualified and liquid assets required by regulatory authorities.

         The U.S. agency securities consist of notes issued by government agencies. These securities generally are purchased for a term of ten years or less, and are fixed-term, fixed rate securities, non-callable securities or securities which provide for interest rates to increase at specified intervals to pre-established rates, and thus improve the spread between the cost of funds and yield on investments. At December 31, 2001, no securities were due within one year, approximately $14.8 million were due in one to five years, approximately $5.1 were due in five to ten years and approximately $1.2 million were due after ten years. However, at December 31, 2001, $13.6 million of these securities had call provisions which authorize the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2001, all of these securities are callable and/or due prior to December 31, 2003.

         The Company purchased approximately $4.2 million in municipal bonds during 2001. These bonds were purchased to provide long term income stability and higher tax equivalent yields to a small portion of the investment portfolio. At December 31, 2001, approximately $3.7 million of the Company's municipal bond portfolio is callable with call dates ranging from January 2006 to December 2011. The call dates are staggered to eliminate the excessive cash flows within any one-year period. At December 31, 2001, $105,000 were due within one to five years, $134,000 were due in five to ten years and approximately $3.9 million were due after ten years.

         Mortgage-backed securities entitle the Company to receive a pro rata portion of the cash flow from an identified pool of mortgages. Although mortgage-backed securities generally offer lesser yields than the loans for which they are exchanged, mortgage-backed securities present lower credit risk by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Company. Further, mortgage back securities provide a monthly stream of both interest and principal, thereby provide the Company will a cash flow to reinvest at current market rates and limit the Company's interest rate risk. For more information regarding investment securities, see Note 2 of Notes to Consolidated Financial Statements.

Interest Rate Sensitivity Analysis

         The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase or decrease in interest rates may adversely impact the Company's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities do not change at the same speed, to the same extent or on the same basis. As part of its effort to manage interest rate risk, the Bank monitors its net portfolio value ("NPV"), a methodology adopted by the OTS to assist the Bank in assessing interest rate risk.

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

         The following table presents the Bank's NPV at December 31, 2001, as calculated by the OTS, based on information provided to the OTS by the Bank.


      Change                          Net Portfolio Value                               NPV as % of PV of Assets
                       ---------------------------------------------------      ------------------------------------
     In Rates          $ Amount         $   Change              % Change            NPV Ratio               Change
     --------          ---------           --------            -----------          ---------              ---------
                                     (Dollars in thousands)
    +400 bp            $                $                            %                      %                     bp
    +300 bp                33,948         (10,606)              (24) %                 12.36%                 288 bp
    +200 bp                37,816          (6,737)              (15) %                 13.47%                 176 bp
    +100 bp                41,416          (3,137)               (7) %                 14.45%                  78 bp
       0 bp                44,553                                                      15.23%
    -100 bp                46,312           1,759                 4  %                 15.58%                  34 bp


         Due to the low level of interest rates at December 31, 2001, the OTS did not measure outputs associated with an interest rate decline of less than 100 basis points.


                             Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock
                            Pre-Shock NPV Ratio:  NPV as % of PV of Assets ..................     15.2 %
                            Exposure Measure:  Post-Shock NPV Ratio .........................     13.4 %
                            Sensitivity Measure:  Change in NPV Ratio .......................     176 bp

         The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. The computations do not contemplate any actions the Bank could undertake in response to changes in interest rates.

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 2001, the Company had a negative one-year or less interest rate sensitivity gap of 12.9% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001 which are expected to mature or reprice in each of the time periods shown.

                                                     Over One   Over Five        Over Ten
                                        One Year     Through     Through          Through      Over Fifteen
                                        or Less     Five Years  Ten Years       Fifteen Years      Years        Total
                                       ---------    ---------   ---------      -------------      -----        -----
                                                                 (Dollars in thousands)
Interest-earning assets:
   Loans:
    One-to-four family ..............  $  52,136    $  43,499    $    7,624     $     7,887   $    2,754    $  113,900
    Multi-family residential ........      2,448                                                                 2,448
    Construction ....................      2,071          491                                                    2,562
    Non-residential .................     11,003        3,461         1,729           1,080        1,172        18,445
    Secured by deposits .............      2,191                                                                 2,191
    Other loans .....................      5,241       15,211         6,061           2,586        2,299        31,398
   Time deposits and interest-
       bearing deposits in FHLB ....          39                                                                    39
   Federal funds sold ..............         690                                                                   690
   Securities ......................       2,299       14,953         5,240           3,662        1,418        27,572
   Mortgage-backed securities ......      25,690       28,192        13,471          10,056                     77,409
                                       ---------    ---------    ----------     -----------    ---------    ----------
     Total .........................   $ 103,808    $ 105,807    $   34,125     $    25,271    $   7,643    $  276,654
                                       ---------    ---------    ----------     -----------    ---------    ----------
Interest-bearing liabilities:
   Deposits ........................   $ 134,430    $  58,670                                               $  193,100
   Borrowed Funds ..................       5,000        7,906         7,841          18,000                     38,747
                                       ---------    ---------    ----------     -----------    ---------    ----------
     Total .........................   $ 139,430       66,576         7,841          18,000        ---         231,847
                                       ---------    ---------    ----------     -----------    ---------    ----------
Interest sensitivity gap ...........   $ (35,622)   $  39,231    $   26,284     $     7,271    $   7,643    $   44,847
                                       ==========   =========    ==========     ===========    =========    ==========
Cumulative interest sensitivity
   gap .............................   $ (35,622)   $   3,609    $   29,893     $    37,164    $  44,807    $   44,847
                                       =========    =========    ==========     ===========    =========    ==========
Ratio of interest-earning assets to
   interest-bearing liabilities ....       74.45%      158.92%       129.83%         347.55%         N/A        119.32%
                                       =========    =========    ==========     ===========    =========    ==========
Ratio of cumulative gap to
   total interest-earning assets ...      (12.88)%       1.30%        10.81%          13.43%       16.20%        16.20%
                                       =========    =========    ==========     ===========    =========    ==========

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

     The preceding table does not include the receipt of approximately $35.0 million in short term marketable securities (less than three month final maturity) that will occur in the second or third quarters of 2002 as a result of the Company's purchase of the business assets of Old National Bancorp in Fulton, Kentucky. The Company's analysis of the assets and liabilities purchased in this transaction indicates that the interest rate risk associated with the loans and deposits of the purchased business unit are similar to those of Company's and do not materially alter its interest rate risk.

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


                                                     At December 31, 2001
                                           ------------------------------------
                                                                 Weighted
                                             Balance         Average Yield/Cost
                                           ---------         ------------------
                                                    (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net ................. $   170,016               7.37%
    Loans held for sale                            928               6.65%
   Securities available for sale .........     100,519               5.69%
   Securities held to maturity ...........       4,462               7.46%
   Time deposits and other interest-
      bearing cash deposits ..............         729               1.75%
                                           -----------          ---------
     Total interest-earning assets .......     276,654               6.75%
Non-interest-earning assets ..............       8,985
                                           -----------
   Total assets .......................... $   285,639
                                           ===========

Interest-bearing liabilities:
   Deposits .............................. $   193,100               3.53%
   FHLB borrowings .......................      38,747               4.24%
                                           -----------               ----
   Total interest-bearing liabilities ....     231,847               3.65%
Non-interest-bearing liabilities .........      10,203
                                           -----------
     Total liabilities ...................     242,050
Common stock .............................          40
Additional paid-in capital ...............      25,714
Retained earnings ........................      22,110
Treasury stock ...........................      (4,845)
Accumulated other comprehensive
   income ................................         570
                                           -----------
     Total liabilities and equity ........ $   285,639
                                           ===========

Interest rate spread .....................                           3.10%
                                                                ---------
Ratio of interest-earning assets to
   interest-bearing liabilities ..........                         119.32%
                                                                =========

                                                   (Continued on following page)

                                                                  Year Ended December 31,
                                      -----------------------------------------------------------------------
                                                   2001                                2000
                                      ---------------------------------   ----------------------------------
                                       Average                Average       Average                  Average
                                       Balance    Interest   Yield/Cost     Balance    Interest     Yield/Cost
                                       -------    --------   ----------     -------    --------     ----------
Interest-earning assets:
   Loans receivable, net ............ $ 149,804   $ 11,531        7.69%     $ 120,308  $ 9,299          7.73%
   Securities available for sale ....    83,220      5,108        6.13%        89,935    6,349          7.06%
   Securities held to maturity ......     5,986        456        7.61%         8,894      637          7.16%
   Time deposits and other
     interest-bearing cash
     deposits .......................     9,998        467        4.67%         1,007       58          5.76%
                                      ---------   --------                  ---------  --------
     Total interest-earning
       assets .......................   249,008     17,562        7.05%       220,144   16,343          7.42%
                                                  --------      -------                --------      --------

Non-interest-earning assets               7,099                                 6,622
                                      ---------                             ---------
   Total assets ..................... $ 256,107                             $ 226,766
                                      =========                             =========
Interest-bearing liabilities:
   Deposits .........................   180,180      8,706        4.83%     $ 159,268    7,931          4.98%
   Borrowings .......................    24,541      1,046        4.26%        17,905    1,181          6.60%
                                      ---------   --------                  ---------  --------
     Total interest-bearing
       liabilities ..................   204,721      9,752        4.76%       177,173    9,112          5.14%
                                                  --------      -------                --------      --------
Non-interest-bearing liabilities          8,223                                 4,549
                                      ---------                             ---------
     Total liabilities ..............   212,944                               181,722
Common stock ........................        40                                    40
Additional paid-in capital ..........    24,586                                24,586
Retained earnings ...................    21,273                                21,738
Unallocated ESOP shares .............                                             --
Treasury stock ......................    (3,266)                                 (210)
Accumulated other
   comprehensive income (loss) ......       530                                (1,110)
                                       ---------                             ---------
     Total liabilities and
       equity ....................... $ 256,107                             $ 226,766
                                      =========                             =========

Net interest income .................             $  7,810                             $ 7,231
                                                  ========                             =======
Interest rate spread ................                             2.29%                                 2.28%
                                                                =======                              ========
Net yield on interest
    earning assets ..................                             3.13%                                 3.28%
                                                                =======                              ========
Ratio of average interest-earning
assets to average interest-
    bearing liabilities .............                           121.63%                               124.25%
                                                                =======                              ========

                                          Year Ended December 31,
                                     ---------------------------------
                                                     1999
                                      -------------------------------
                                         Average             Average
                                         Balance   Interest Yield/Cost
                                         -------   -------------------

Interest-earning assets:
   Loans receivable, net ............ $ 111,469    $ 8,436      7.57%
   Securities available for sale ....    73,863      4,204      5.69%
   Securities held to maturity ......    14,220        814      5.72%
   Time deposits and other
     interest-bearing cash
     deposits .......................    11,536        751      6.51%
                                      ---------     -------
     Total interest-earning
       assets .......................   211,088     14,205      6.73%
                                                    -------   -------

Non-interest-earning assets               6,324
                                      ---------
   Total assets ..................... $ 217,412
                                      =========

Interest-bearing liabilities:
   Deposits ......................... $ 153,245      7,078      4.62%
   Borrowings .......................        --         --        --%
                                      ---------    -------
     Total interest-bearing
       liabilities ..................   153,245      7,078      4.62%
                                                   -------    -------
Non-interest-bearing liabilities          6,641
                                      ---------
     Total liabilities ..............   159,886
Common stock ........................        40
Additional paid-in capital ..........    40,442
Retained earnings ...................    16,670
Unallocated ESOP shares .............    (2,318)
Treasury stock ......................        --
Accumulated other ...................
   comprehensive income (loss)            2,692
                                      ---------
     Total liabilities and
       equity .......................  $217,412
                                      =========
Net interest income .................              $ 7,127
                                                   =======
Interest rate spread ................                           2.11%
                                                              =======
Net yield on interest
    earning assets ..................                           3.38%
                                                              =======
Ratio of average interest-earning
assets to average interest-
    bearing liabilities .............                         137.75%
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

                                                      Year Ended December 31,
                               --------------------------------------------------------------------
                                       2001 vs. 2000                        2000 vs. 1999
                               ------------------------------    ----------------------------------
                                   Increase                           Increase
                               (Decrease) due to                  (Decrease) due to
                               ------------------                --------------------
                                                     Total                                  Total
                                                    Increase                              Increase
                                Rate      Volume   (Decrease)     Rate      Volume       (Decrease)
                                ----      ------   ----------     ----      ------       ----------
                                                   (Dollars in thousands)

Interest-earning assets:
   Loans receivable ......... $ (47)    $2,279    $2,232         $   194   $  669     $     863
   Securities available
    for sale ................  (767)      (474)   (1,241)          1,230      915         2,145
   Securities held to
   maturity .................   (65)      (116)     (181)            128     (305)         (177)
   Other interest-
    earning assets ..........   (11)       420       409             (8)     (685)         (693)
                               -----    ------    ------         -------   ------     ---------
     Total interest-
     earning assets .........  (890)    $2,109    $1,219         $ 1,544   $  594     $   2,138
                               -----    ------    ------         -------   ------     ---------

Interest-bearing
liabilities:
   Deposits .................  (235)     1,010    $  775         $   575   $  278     $     853
   Borrowings ...............  (503)       368      (135)          1,181       --         1,181
                               -----    ------    ------         -------   ------     ---------
     Total interest-
     bearing liabilities ....  (738)    $1,378    $  640         $ 1,756   $  278     $   2,034
                               -----    ------    ------         -------   ------     ---------
Increase (decrease) in
   net interest income ......  (152)    $  731    $  579         $  (212)  $  316     $     104
                               =====    ======    ======         =======   ======     =========

Comparison of Financial Condition at December 31, 2001 and December 31, 2000

         The Company's total assets increased by $55.6 million, from $230.0 million at December 31, 2000 to $285.6 million at December 31, 2001. Federal funds sold decreased from $1.5 million at December 31, 2000 to $690,000 at December 31, 2001. Securities held to maturity declined $3.3 million due to various issues maturing. A portion of such funds was reinvested in securities available for sale, which increased $ 16.3 million.

         The Company's net loan portfolio increased by $41.5 million during the year ended December 31, 2001. Net loans totaled $170.9 million and $129.2 million at December 31, 2001 and December 31, 2000, respectively. The increase in the loan activity during the year ended December 31, 2001 was due to the Company's efforts to increase its loan originations using funds currently held in investment securities. For the year ended December 31, 2001, the Company's average yield on loans was 7.69%, compared to 7.73% for the year ended December 31, 2000.

         At December 31, 2001, the Company's investments classified as "held to maturity" were carried at amortized cost of $4.5 million and had an estimated fair market value of $4.7 million, and its securities classified as "available for sale" had an estimated fair market value of $100.5 million. See Note 2 of Notes to Consolidated Financial Statements.

         The allowance for loan losses totaled $923,000 at December 31, 2001, an increase of $215,000 from the allowance of $708,000 at December 31, 2000. The ratio of the allowance for loan losses to loans was .54% and .55% at December 31, 2001 and 2000, respectively. Also at December 31, 2001, the Company's non-performing loans were $551,000, or .32% of total loans, compared to $434,000, or .34% of total loans, at December 31, 2000, and the Company's ratio of allowance for loan losses to non-performing loans at December 31, 2001 and December 31, 2000 was 167.2% and 163.1%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2001 and 2000

         Net Income. The Company's net income for the year ended December 31, 2001 was $1.8 million compared to $2.7 million for the year ended December 31, 2000.

         Net Interest Income. Net interest income for the year ended December 31, 2001 was $7.8 million, compared to $7.2 million for the year ended December 31, 2000. The increase in net interest income for the year ended December 31, 2001 was primarily due to loan growth. For the year ended December 31, 2001, the Company's average yield on total interest-earning assets was 7.1%, compared to 7.42% for the year ended December 31, 2000, and its average cost of interest-bearing liabilities was 4.76%, compared to 5.14% for the year ended December 31, 2000. As a result, the Company's interest rate spread for the year ended December 31, 2001 was 2.29%, compared to 2.28% for the year ended December 31, 2000, and its net yield on interest-earning assets was 3.13% for the year ended December 31, 2001, compared to 3.28% for the year ended December 31, 2000.

         Interest Income. Interest income increased by $1.2 million from $16.3 million to $17.5 million, or by 7.4%, during the year ended December, 2001 compared to 2000. This increase was due to an increase in loans outstanding which offset declining investment yields that resulted from agency securities being called. The average balance of securities held to maturity declined $2.9 million, from $8.9 million at December 31, 2000, to $6.0 million at December 31, 2001. Average time deposits and other interest-bearing cash deposits increased $9.0 million, from $1.0 million at December 31, 2000 to $10.0 million at December 31, 2001. Overall, average total interest-earning assets increased $28.9 million from December 31, 2000 to December 31, 2001.

         Interest Expense. Interest expense increased to $9.8 million for the year ended December 31, 2001, compared to $9.1 million for 2000. The increase was attributable to an increase in deposits which offset lower interest rates paid on deposits. The average cost of average interest bearing liabilities declined from 5.14% for the year ended December 31, 2000 to 4.76% for the year ended December 31, 2001. Over the same period, the average balance of deposits increased from $159.3 million for the year ended December 31, 2000 to $180.1 million at December 31, 2001.

         Provision for Loan Losses. The Company determined that an additional $222,000 provision for loan loss was required for the year ended December 31, 2001. For the year ended December 31, 2000, the Company determined that a $431,000 provision was warranted.

         Non-Interest Expense. Total non-interest expense in the year ended December 31, 2001 was $ 5.5 million, compared to $3.3 million in 2000. This increase was primarily attributable to a curtailment expense of approximately $1.4 million incurred in connection with termination of the Pension Plan. See " Current Business Strategy." See Note 9 of Notes to Consolidated Financial Statements.

         Income Taxes. The effective tax rate for the year ended December 31, 2001 was 34.6%, compared to 34.0% for 2000.

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

         Capital Resources. At December 31, 2001, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS' regulatory capital requirements, and for a tabular presentation of the Bank's compliance with such requirements, see Note 13 of Notes to Consolidated Financial Statements.

         Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2001, the Bank had outstanding advances of $38.7 million from the FHLB. See Note 6 of Notes to Consolidated Financial Statements.

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

         In addition, the Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4%. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratios at December 31, 2001, 2000, and 1999 were 54.65%, 58.8%, and 58.02%, respectively.

         A portion of the Bank's liquidity consists of cash and cash equivalents. At December 31, 2001, cash and cash equivalents totaled $4.7 million. The level of these assets depends upon the Bank's operating, investing and financing activities during any given period.

         Cash flows from operating activities for the years ended December 31, 1999, 2000 and 2001 were $1.1 million, $1.9 million, and $4.3 million, respectively.

         Cash flows from investing activities were a net use of funds of $55.0 million and $25.5 million in 2001 and 2000, respectively, and were a net source of funds of $6.7 million in 1999. A principal source of cash flows in this area has been proceeds from the maturities of held-to-maturity securities, the volume of which reflects the prior emphasis on investments in such securities over loans. These proceeds were a source of cash flows of $17.4 million for 1999, $2.2 million for 2000 and $3.4 million for 2001. At the same time, the investment of cash in loans was $42.1 million in 2001, $16.2 million in 2000 and $4.7 million in 1999. There were no purchases of held-to-maturity securities in 1999, 2000 and 2001. Purchases of securities available for sale exceeded maturities of such securities by $7.3 million, $11.4 million and $12.6 million in 2001, 2000, and 1999, respectively. The Bank continues to acquire securities using funds from loan repayments, proceeds from maturities of other securities, and borrowed funds. At December 31, 2001, additional advances available from the FHLB of Cincinnati amounted to $6.8 million.

         Beginning in 1996, the Bank permitted the run-off of higher-costing time deposits by offering only market rates of interest on maturing deposits rather than above-market rates under its previous pricing strategy. Cash was required to fund net withdrawals of time deposits in the amount of $16.5 million in 1998. The Bank modified this strategy in 1999, and had net increases in deposits of $6.1 million, $4.7 million, and $34.7 million in 1999, 2000, and 2001, respectively. The Bank's current strategy is to remain competitively priced in each of its markets. Because of the Bank's ability to generate cash flows from its financing activities and the availability of its other liquid assets, the Bank does not anticipate any difficulty in funding future withdrawals of such time deposits as they come due.

         At December 31, 2001, the Bank had $10.6 million in outstanding commitments to originate loans and unused lines of credit of $7.0 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $80.6 million at December 31, 2001. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

                          Independent Auditors' Report
                          ----------------------------

The Board of Directors
HopFed Bancorp, Inc.
Hopkinsville, Kentucky

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company for the year ending December 31, 1999, were audited by other auditors whose report dated February 4, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Rayburn, Betts & Bates, P.C.

Nashville, Tennessee
March 12, 2002

                       HopFed Bancorp, Inc. and Subsidiary

                           Consolidated Balance Sheets

                           December 31, 2001 and 2000
                             (Dollars in Thousands)

         Assets                                                         2001          2000
         ------                                                         ----          ----
Cash and due from banks (note 8)                                     $   3,941         2,227
Interest-earning deposits in Federal Home Loan Bank                         39            50
Federal funds sold                                                         690         1,530
                                                                     ---------      --------
Cash and cash equivalents                                                4,670         3,807
Securities available for sale (note 2)                                 100,519        84,269
Securities held to maturity, market value of
   $4,664 for 2001 and $7,930 for 2000, respectively (note 2)            4,462         7,796
Loans held for sale at estimated fair value (note 3)                       928            -
Loans receivable, net of allowance for loan losses of
   $923 for 2001 and $708 for 2000, respectively (note 3)              170,016       129,154
Accrued interest receivable                                              1,405         2,285
Premises and equipment, net (note 4)                                     3,315         2,442
Deferred tax assets  (note 10)                                              82            44
Other assets                                                               242           161
                                                                     ---------      --------

            Total assets                                             $ 285,639       229,958
                                                                     =========      ========

         Liabilities and Stockholders' Equity
         ------------------------------------

Liabilities:
   Deposits:  (note 5)
     Non-interest-bearing accounts                                   $   7,216         3,828
     Interest-bearing accounts:
        NOW accounts                                                    12,419         9,527
        Money market accounts                                           32,173        24,715
        Savings                                                          9,222         9,656
        Other time deposits                                            139,286       117,878
                                                                     ---------      --------
              Total deposits                                           200,316       165,604

   Advances from borrowers for taxes and insurance                         201           158
   Advances from Federal Home Loan Bank (note 6)                        38,747        17,040
   Dividends payable                                                       399           441
   Accrued expenses and other liabilities (note 9)                       2,387         1,353
                                                                     ---------      --------

              Total liabilities                                        242,050       184,596
                                                                     ---------      --------

See notes to consolidated financial statements.

                       HopFed Bancorp, Inc. and Subsidiary

                           December 31, 2001 and 2000
                             (Dollars in Thousands)

                                                                        2001          2000
                                                                        ----          ----
Stockholders' equity (notes 9, 13 and 14):
   Common stock, par value $.01 per share;
     authorized - 7,500,000 shares; 4,039,305 issued
     and 3,631,538 outstanding at December 31, 2001 and
     4,004,349 issued and 3,854,995 outstanding at
     December 31, 2000                                               $      40            40
   Additional paid-in capital                                           25,714        25,228
   Retained earnings-substantially restricted                           22,110        21,896
   Treasury stock (at cost, 407,767 shares at December 31, 2001
     and 149,354 at December 31, 2000)                                  (4,845)       (1,643)
   Accumulated other comprehensive income (loss), net of taxes             570          (159)
                                                                     ---------      --------

        Total stockholders' equity                                      43,589        45,362
                                                                     ---------      --------

        Total liabilities and stockholders' equity                   $ 285,639       229,958
                                                                     =========      ========

Commitments and contingencies (notes 8, 9 and 12)

See notes to consolidated financial statements.

                       HopFed Bancorp, Inc. and Subsidiary

                        Consolidated Statements of Income

                  Years ended December 31, 2001, 2000 and 1999
                (Dollars in Thousands, Except Per Share Amounts)

                                                                         2001          2000          1999
                                                                         ----          ----          ----
Interest income:
   Loans receivable                                                  $    11,531         9,299         8,436
   Securities available for sale                                           5,108         6,349         4,204
   Securities held to maturity                                               456           637           814
   Interest-earning deposits in Federal
     Home Loan Bank                                                          467            58           751
                                                                     -----------   -----------   -----------

        Total interest income                                             17,562        16,343        14,205
                                                                     -----------   -----------   -----------

Interest expense:
   Deposits (note 5)                                                       8,706         7,931         7,078
   Advances from Federal Home Loan Bank                                    1,046         1,181             -
                                                                     -----------   -----------   -----------

        Total interest expense                                             9,752         9,112         7,078
                                                                     -----------   -----------   -----------
Net interest income                                                        7,810         7,231         7,127

Provision for loan losses (note 3)                                           222           431            21
                                                                     -----------   -----------   -----------

        Net interest income after provision for loan losses                7,588         6,800         7,106
                                                                     -----------   -----------   -----------

Non-interest income:
   NOW account fees                                                          252           213           196
   Loan fees                                                                 238           171           177
   Service charges                                                            28            55            67
   Realized gain from sale of securities available for sale                   88             -         6,523
   Other operating income                                                    111            70            65
                                                                     -----------   -----------   -----------

        Total non-interest income                                            717           509         7,028
                                                                     -----------   -----------   -----------
Non-interest expenses:
   Salaries and benefits (note 9)                                          3,344         2,089         7,626
   Deposit insurance premium                                                  32            35            91
   Occupancy expense                                                         421           205           197
   Data processing                                                           197           163           143
   Other operating expenses                                                1,499           778           836
                                                                     -----------   -----------   -----------

        Total non-interest expense                                         5,493         3,270         8,893
                                                                     -----------   -----------   -----------

Income before income tax expense                                           2,812         4,039         5,241
Income tax expense (note 10)                                                 973         1,373         2,766
                                                                     -----------   -----------   -----------

Net income                                                           $     1,839         2,666         2,475
                                                                     ===========   ===========   ===========
Earnings per share:
   Basic                                                             $      0.49          0.67          0.65
                                                                     ===========   ===========   ===========
   Fully diluted                                                     $      0.49          0.67          0.65
                                                                     ===========   ===========   ===========

Weighted average shares outstanding - Basic                            3,758,053     3,979,664     3,800,971
                                                                     ===========   ===========   ===========

Weighted average shares outstanding - Diluted                          3,764,692     3,979,664     3,800,971
                                                                     ===========   ===========   ===========

See notes to consolidated financial statements.

                       HopFed Bancorp, Inc. and Subsidiary

             Consolidated Statements of Comprehensive Income (Loss)

                  Years ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)

                                                                       2001          2000          1999
                                                                       ----          ----          ----
Net income                                                           $  1,839         2,666         2,475

Other comprehensive income, net of tax (note 17) -

Unrealized gain (loss) on investment securities available for sale        565           962        (2,089)

Minimum pension liability adjustment                                      222          (222)            -

Less reclassification adjustment for gains included in net income         (58)            -        (4,306)
                                                                     --------      --------      --------

Comprehensive income (loss)                                          $  2,568         3,406        (3,920)
                                                                     ========      ========      ========

See notes to consolidated financial statements.

                       HopFed Bancorp, Inc. and Subsidiary
           Consolidated Statements of Changes in Stockholders' Equity
                  Years ended December 31, 2001, 2000 and 1999
                (Dollars in Thousands, Except Per Share Amounts)

                                                                                                              Accumulated
                                                                Additional            Unallocated                Other
                                             Common     Common    Paid-in   Retained     ESOP     Treasury   Comprehensive    Total
                                             Shares      Stock    Capital   Earnings    Shares      Stock    Income (Loss)   Equity
                                             ------      -----    -------   --------    ------      -----    -------------   ------
Balance, January 1, 1999                    4,033,625   $  40     39,546      18,983     (2,933)         -        5,496      61,132
Net income                                          -       -          -       2,475          -          -            -       2,475
Net change in unrealized gains (losses) on
  securities available for sale, net of
  income taxes of $3,294                            -       -          -           -          -          -       (6,395)     (6,395)
Issuance of common stock- MRP                  64,537       1      1,290           -          -          -            -       1,291
Retirement of common stock (from ESOP)       (155,662)     (2)    (1,555)          -      1,557          -            -           -
Release and allocation of common stock
  held by ESOP                                      -       -        994           -      1,376          -            -       2,370
Dividends (includes special dividend of
  $4.00 per share in fourth quarter and
  four quarterly dividends totaling $0.30
  per share)                                        -       -    (16,061)       (468)         -          -            -     (16,529)
                                            ---------   -----     -------   --------   --------   --------     --------    --------
Balance, December 31, 1999                  3,942,500      39     24,214      20,990          -          -         (899)     44,344
Net income                                          -       -          -       2,666          -          -            -       2,666
Minimum pension liability adjustment, net
  of income taxes of $114                           -       -          -           -          -          -         (222)       (222)
Net change in unrealized gains (losses)
  on securities available for sale, net of
  income taxes of $496                              -       -          -           -          -          -          962         962
Issuance of common stock - MRP                 61,849       1        974           -          -          -            -         975
Recovery of proceeds on issuance of common
  stock                                             -       -         40           -          -          -            -          40
Repurchase of common stock                   (149,354)      -          -           -          -     (1,643)           -      (1,643)
Dividends ($0.41 per share)                         -       -          -      (1,760)         -          -            -      (1,760)
                                            ---------   -----     ------    --------   --------   --------     --------    --------
Balance, December 31, 2000                  3,854,995      40     25,228      21,896          -     (1,643)        (159)     45,362
Net income                                          -       -          -       1,839          -          -            -       1,839
Minimum pension liability adjustment, net
  of income tax of $114                             -       -          -           -          -          -          222         222
Net change in unrealized gains (losses)
  on securities available for sale, net of
  income taxes of $261                              -       -          -           -          -          -          507         507
Issuance of common stock - MRP                 34,956       -        486           -          -          -            -         486
Repurchase of common stock                   (258,413)      -          -           -          -     (3,202)           -      (3,202)
Dividends ($0.44 per share)                         -       -          -      (1,625)         -          -            -      (1,625)
                                            ---------   -----   --------    --------   --------   --------     --------    --------
Balance, December 31, 2001                  3,631,538   $  40     25,714      22,110          -     (4,845)         570      43,589
                                            =========   =====   ========    ========   ========   ========     ========    ========

See notes to consolidated financial statements.

                       HopFed Bancorp, Inc. and Subsidiary

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)


                                                                                        2001          2000          1999
                                                                                        ----          ----          ----
Cash flows from operating activities:
   Net income                                                                      $   1,839         2,666         2,475
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Provision for loan losses                                                         222           431            21
       Depreciation                                                                      157           119           121
       Amortization (accretion) of investment premiums and discounts, net                 (7)          144          (387)
       Provision (benefit) for deferred income taxes                                    (463)           91          (491)
       Stock dividends on Federal Home Loan Bank stock                                  (148)         (150)         (134)
       (Gain) loss on sale of premises and equipment                                                    (9)            1
       Earned ESOP shares                                                                  -             -         2,900
       Compensation expense recognized on MRP shares                                       -           549         1,291
       Gain on sale of securities available for sale                                     (88)            -             -
       Gain on sale of FHLMC stock                                                         -             -        (6,523)
       Curtailment loss                                                                1,400             -             -
       (Increase) decrease in:
         Accrued interest receivable                                                     880        (1,190)           62
         Other assets                                                                    (81)         (233)          202
       Increase (decrease) in:
         Federal income taxes payable                                                      -          (369)          369
         ESOP contribution payable                                                         -             -          (294)
         Accrued expenses and other liabilities                                          593          (146)        1,479
                                                                                   ---------     ---------     ---------

       Net cash provided by operating activities                                       4,304         1,903         1,092
                                                                                   ---------     ---------     ---------

Cash flows from investing activities:
   Proceeds from maturities of securities held to maturity                             3,341         2,170        17,407
   Proceeds from sales, calls and maturities of securities available for sale         82,751        12,507        56,226
   Purchase of securities available for sale                                         (98,085)      (23,898)      (68,810)
   Proceeds from sale of FHLMC stock                                                       -             -         6,644
   Net increase in loans                                                             (42,012)      (16,195)       (4,746)
   Purchases of premises and equipment                                                (1,030)          (96)          (48)
   Proceeds from sale of premises and equipment                                            -            16             -
                                                                                   ---------     ---------     ---------

       Net cash provided by (used in) investing activities                           (55,035)      (25,496)        6,673
                                                                                   ---------     ---------     ---------

See notes to consolidated financial statements.

                       HopFed Bancorp, Inc. and Subsidiary

                  Years ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)

                                                                                       2001          2000          1999
                                                                                       ----          ----          ----
Cash flows from financing activities:
   Net increase (decrease) in demand deposits, savings, money market
     and NOW accounts                                                              $ 13,304        (4,100)         (495)
   Net increase in time deposits                                                     21,408         8,799         6,584
   Increase (decrease) in advance payments by borrowers for taxes and insurance          43             2           (10)
   Advances from Federal Home Loan Bank                                              21,707        17,040            -
   Purchase of treasury stock                                                        (3,202)       (1,643)           -
   Dividends paid                                                                    (1,666)       (1,626)      (17,516)
   Recovery of proceeds from issuance of common stock                                     -            40             -
   Payments on loan to ESOP                                                               -             -           756
                                                                                   --------      --------      --------

       Net cash provided by (used in) financing activities                           51,594        18,512       (10,681)
                                                                                   --------      --------      --------

Increase (decrease) in cash and cash equivalents                                        863        (5,081)       (2,916)

Cash and cash equivalents, beginning of period                                        3,807         8,888        11,804
                                                                                   --------      --------      --------

Cash and cash equivalents, end of period                                           $  4,670         3,807         8,888
                                                                                   ========      ========      ========

Supplemental disclosures of Cash Flow Information:
   Interest paid                                                                   $  8,690         9,112         7,068
                                                                                   ========      ========      ========

   Income taxes paid                                                               $  1,499         1,600         2,735
                                                                                   ========      ========      ========

Supplemental Disclosures of Non-cash Investing and Financing Activities:
   Non-cash transaction - ESOP loan redeemed with stock                            $     -             -          2,471
                                                                                   ========      ========      ========

   Foreclosures and in substance foreclosures of loans during year                 $     -            142            -
                                                                                   ========      ========      ========

   Net unrealized gains (losses) on investment securities classified as
     available for sale                                                            $    768         1,458        (9,689)
                                                                                   ========      ========      ========

   Increase (decrease) in deferred tax asset (liability) related to unrealized
     gain (loss) on investments                                                    $   (261)         (496)        3,294
                                                                                   ========      ========      ========

   Dividends declared and payable                                                  $    399           441           307
                                                                                   ========      ========      ========

   Issue of common stock to MRP                                                    $    486           975         1,291
                                                                                   ========      ========      ========

See notes to consolidated financial statements.

                       HopFed Bancorp, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000 and 1999


 (1)   Summary of Significant Accounting Policies:
       ------------------------------------------
       The accounting and reporting policies of HopFed Bancorp, Inc. (the
           "Company") and subsidiary conform with accounting principles generally accepted in the United States of America and to general practice within the banking industry. The following is a description of the more significant accounting policies which the Company follows in preparing and presenting its consolidated financial statements.

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

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999


(1)    Summary of Significant Accounting Policies: (Continued)
       ------------------------------------------
       Estimates
       ---------
       In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains appraisals for significant properties.

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

                        December 31, 2001, 2000 and 1999


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

       The Bank provides an allowance for loan losses and includes in operating expenses a provision for loan losses determined by management. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and has taken into account the views of its regulators and the current economic environment.

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

       Foreclosed Real Estate
       ----------------------
       Realestate properties acquired through, or in lieu of, loan foreclosure are carried at the lower of cost or fair value less selling expenses. Costs of developing such real estate are capitalized, whereas costs relating to holding the property are expensed. Valuations are periodically performed by management, and any adjustments to value are made through an allowance for losses.

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

                        December 31, 2001, 2000 and 1999


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

                        December 31, 2001, 2000 and 1999


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

       Effect of New Accounting Pronouncements
       ---------------------------------------
       Business Combinations
       ---------------------
       In June 2001, the FASB issued Statement No. 141, "Business Combinations"
           ("SFAS No. 141"). The Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of SFAS No. 141 are to be accounted for using the purchase method.

       The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. There is no expected impact on earnings, financial condition, or equity upon adoption of SFAS No. 141.

       Goodwill and Other Intangible Assets
       ------------------------------------
       In June 2001, the FASB issued Statement No. 142, "Goodwill and Other
           Intangible Assets" ("SFAS No. 142"). SFAS No. 142 addressed financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 117, "Intangible Assets". It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

       The provisions of the SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the nonamortization and amortization provisions of the SFAS No. 142. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. SFAS No. 142 is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. There is no expected impact on earnings, financial condition, or equity upon adoption of SFAS No. 142.

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


(2)  Securities:
     ----------
     Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values follow:

                                                                 December 31, 2001
                                          -----------------------------------------------------------
                                                              Gross          Gross         Estimated
                                             Amortized      Unrealized     Unrealized         Fair
                                               Cost           Gains          Losses          Value
                                            ----------     ---------       ---------     -----------
       Available for sale securities
       -----------------------------
       Restricted:
         FHLB stock                       $     2,284              -               -           2,284
         Intrieve stock                            15              -               -              15
                                            ---------       --------        --------       ---------

                                                2,299              -               -           2,299
                                            ---------       --------        --------       ---------
       Unrestricted:
       U.S. government and
         agency securities:
         FHLB debt securities                  20,218            393             (24)         20,587
         FFCB                                     515              9               -             524
       Municipal bonds                          4,372              -            (210)          4,162
       Mortgage-backed securities:
         GNMA                                  17,422            132            (131)         17,423
         FNMA                                  19,394            151            (102)         19,443
         FHLMC                                 21,568            131            (132)         21,567
         CMO                                   14,713              9            (208)         14,514
                                            ---------       --------        --------       ---------

                                               98,202            825            (807)         98,220
                                            ---------       --------        --------       ---------

                                          $   100,501            825            (807)        100,519
                                           ==========       ========        ========       =========

                                                              December 31, 2000
                                          ----------------------------------------------------------
                                                               Gross           Gross       Estimated
                                             Amortized      Unrealized      Unrealized       Fair
                                                 Cost           Gains          Losses        Value
                                            ----------       ---------       ---------   ------------
       Available for sale securities
       -----------------------------
       Restricted:
         FHLB stock                          $  2,137              -               -           2,137
         Intrieve stock                            15              -               -              15
                                               ------       --------        --------       ---------

                                                2,152              -               -           2,152
                                               ------       --------        --------       ---------

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


(2)  Securities: (Continued)
     ----------

                                                                        December 31, 2000
                                              ----------------------------------------------------------------
                                                                    Gross            Gross           Estimated
                                                Amortized        Unrealized       Unrealized           Fair
                                                  Cost              Gains           Losses            Value
                                              ----------         ----------       ----------        ----------
         Unrestricted:
         U.S. government and
           agency securities:
           FHLB debt securities                $ 54,244                35              (80)             54,199
           FFCB                                   2,000                -               (33)              1,967
         Mortgage-backed securities:
           GNMA                                  10,482                85               -               10,567
           FNMA                                   8,109                68              (19)              8,158
           FHLMC                                  7,186                59              (19)              7,226
                                               --------          --------         --------           ---------

                                                 82,021               247             (151)             82,117
                                               --------          --------         --------           ---------

                                               $ 84,173               247             (151)             84,269
                                               ========          ========         ========           =========

       The scheduled maturities of debt securities available for sale at December 31, 2001 and 2000 were as follows:

                                                     Amortized          Fair
                                                       Cost             Value
                                                      ------           -------
              2001
              ----
           Due within one year                      $        -               -
           Due in one to five years                     14,685          14,952
           Due in five to ten years                      5,235           5,240
           Due after ten years                           5,185           5,081
                                                    ----------       ---------
                                                        25,105          25,273

           Mortgage-backed securities                   73,097          72,947
                                                    ----------       ---------

              Total unrestricted securities
                available for sale                  $   98,202          98,220
                                                    ==========       =========

              2000
              ----
           Due within one year                      $    2,000           1,992
           Due in one to five years                     16,998          16,947
           Due in five to ten years                      4,418           4,168
           Due after ten years                          32,828          33,059
                                                    ----------       ---------
                                                        56,244          56,166

           Mortgage-backed securities                   25,777          25,951
                                                    ----------       ---------

              Total unrestricted securities
                available for sale                  $   82,021          82,117
                                                    ==========       =========

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


(2)  Securities: (Continued)
     ----------
     At December 31, 2001 and 2000, investment securities with amortized cost values of approximately $0 and $32,608,000 respectively, were pledged as collateral as permitted or required by law.

     FHLBstock is an equity interest in the Federal Home Loan Bank. Intrieve stock is an equity interest in Intrieve, Incorporated, the Bank's data processing service center. These stocks do not have readily determinable fair values because ownership is restricted and a market is lacking. FHLB stock and Intrieve stock are classified as restricted investment securities, carried at cost and evaluated for impairment.

                                                                    December 31, 2001
                                            ----------------------------------------------------------------
                                                                  Gross            Gross           Estimated
                                             Amortized         Unrealized       Unrealized           Fair
                                                 Cost              Gains           Losses            Value
                                            ----------          ---------        ---------       ------------
       Held to maturity securities
       ---------------------------

       Mortgage-backed securities:
         GNMA                                $  4,197              195                -                4,392
         FNMA                                     265                7                -                  272
                                               ------           ------            ------             -------

                                             $  4,462              202                -                4,664
                                              =======           ======            ======             =======


                                                                   December 31, 2000
                                            ----------------------------------------------------------------
                                                                  Gross            Gross           Estimated
                                             Amortized         Unrealized       Unrealized           Fair
                                                 Cost             Gains            Losses            Value
                                            ----------          ---------        ---------         ----------
       Held to maturity securities
       ---------------------------

       Mortgage-backed securities:
         GNMA                                $  7,036              134                 -               7,170
         FNMA                                     760                5                (5)                760
                                             --------           ------            ------             -------

                                             $  7,796              139                (5)              7,930
                                             ========           ======            ======             =======

(3)  Loans Held for Sale, Net and Loans Receivable, Net:
     --------------------------------------------------
     Loans held for sale, net are summarized as follows:

                                                                2001       2000
                                                                ----       ----

                One-to-four family loans                       $ 928          -
                         Total loans held for sale, net        $ 928          -

     The Company originates most fixed rate loans for immediate sale to the Federal Home Loan Mortgage Corporation (FHLMC) or other investors. Generally, the sale of such loans is arranged at the time the loan application is received through commitments.

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


(3) Loans Held for Sale, Net and Loans Receivable, Net: (Continued)
    --------------------------------------------------
    The components of loans receivable in the consolidated balance sheets as of December 31, 2001 and 2000 were as follows:

                                                        2001             2000
                                                        ----             ----
     Real estate loans:
       One-to-four family                             $116,998           93,147
       Multi-family                                      2,448            2,841
       Construction                                      5,617            5,729
       Non-residential                                  18,445           21,695
                                                      --------        ---------
            Total mortgage loans                       143,508          123,412

     Loans secured by deposits                           2,191            2,720
     Other consumer loans                               16,455            3,971
     Commercial loans                                   14,943              946
                                                      --------        ---------
                                                       177,097          131,049
     Less:
     Undisbursed portion of mortgage loans               5,230            1,187
     Loans held for sale                                   928               -
     Less allowance for loan losses                        923              708
                                                      --------        ---------

                                                      $170,016          129,154
                                                      ========        =========

     Impaired loans and related valuation allowance amounts at December 31, 2001 and 2000 were as follows:

                                                       2001              2000
                                                       ----              ----

         Recorded investment                         $  766            $  434
                                                     ======            ======
         Valuation allowance                         $  163            $   65
                                                     ======            ======

     The average recorded investment in impaired loans for the years ended
         December 31, 2001, 2000 and 1999 was $810,000, $253,000 and $451,000,
         respectively. Interest income recognized on impaired loans was not significant during the years ended December 31, 2001, 2000 and 1999.

     An analysis of the change in the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999 follows:

                                                 2001     2000        1999
                                                 ----     ----        ----

       Balance at beginning of year             $ 708       278        257
       Loans charged off                            7         1         -
       Recoveries                                  -         -          -
       Provision for loan losses                  222       431         21
                                                -----      ----       ----
       Balance at end of year                   $ 923       708        278
                                                =====      ====       ====

       There were no nonaccrual loans as of December 31, 2000 and $149,000 at December 31, 2001.

       Loans three months or more past due still accruing interest totaled approximately $402,000 and $434,000 as of December 31, 2001 and 2000, respectively.

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


(4)  Premises and Equipment:
     ----------------------
     Components of premises and equipment included in the consolidated balance sheets as of December 31, 2001 and 2000 consisted of the following:

                                                        2001          2000
                                                        ----          ----

      Land                                            $   838           548
      Land improvements                                    87            75
      Buildings                                         2,478         2,099
      Furniture and equipment                             882           542
                                                      -------       -------
                                                        4,285         3,264

      Less accumulated depreciation                       970           822
                                                      -------       -------

                                                      $ 3,315         2,442
                                                      =======       =======

     Depreciation expense was approximately $157,000, $119,000 and $121,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

(5)  Deposits:
     --------
     At December 31, 2001, the scheduled maturities of other time deposits were as follows:

                    2002                  $ 80,616
                    2003                    40,082
                    2004                     8,911
                    2005                     3,973
                    2006                     5,704
                                          --------

                                          $139,286
                                          ========

     The amount of other time deposits with a minimum denomination of $100,000 was approximately $25,350,000 and $14,432,000 at December 31, 2001 and 2000, respectively.

     Interest expense on deposits for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:


                                           2001           2000          1999
                                           ----           ----          ----
     Demand and NOW accounts             $   213            222           216
     Money market accounts                   829          1,051         1,320
     Savings                                 141            194           274
     Other time deposits                   7,523          6,464         5,268
                                         -------        -------       -------

                                         $ 8,706          7,931         7,078
                                         =======        =======       =======

     The Bank maintains clearing arrangements for its demand, NOW and money market accounts with the Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2001, average daily clearings were approximately $1,433,000.

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999


 (6)   Advances from Federal Home Loan Bank:
       ------------------------------------
       FHLB advances are summarized as follows:

                                                                          December 31,
                                                 --------------------------------------------------------------
                                                          2001                                 2000
                                                 ---------------------------        ---------------------------
                                                                   Weighted                           Weighted
           Type of Advances                       Amount         Average Rate        Amount         Average Rate
           ----------------                       ------         ------------        ------         ------------
            Fixed-rate                            $38,747            4.24%           $17,040            6.90%

       Scheduled maturities of FHLB advances as of December 31, 2001 are as follows:

                                                                 Amount at
                               Year Ended                         Stated
                              December 31,                       Maturity
                              ------------                       --------

                              2002                             $    5,000
                              2003-2007                             7,906
                              2008-2012                             7,841
                              Thereafter                           18,000
                                                               ----------
                                                               $   38,747
                                                               ==========

       The Bank has an approved line of credit of $20,000,000 at December 31, 2001 which is secured by a blanket agreement to maintain residential first mortgage loans with a principal value of 125% of the outstanding advances and has a variable interest rate. The Company can increase its borrowings from the FHLB to $45,682,000 at December 31, 2001.

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

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


 (7)   Financial Instruments: (Continued)
       ---------------------
           most loan commitments are drawn upon by customers. The Bank has offered standby letters of credit on a limited basis. As of December 31, 2001, the Bank has not been requested to advance funds on any of the standby letters of credit.

       The estimated fair values of financial instruments were as follows at December 31, 2001:

                                                                                             Estimated
                                                                       Carrying                Fair
                                                                        Amount                 Value
                                                                        ------                 -----
       Financial assets:
         Cash and due from banks                                       $   3,941                3,941
         Interest-earning deposits in Federal Home Loan Bank                  39                   39
         Federal funds sold                                                  690                  690
         Securities available for sale                                   100,519              100,519
         Securities held to maturity                                       4,462                4,664
         Loans held for sale                                                 928                  928
         Loans receivable                                                170,016              172,730
         Accrued interest receivable                                       1,405                1,405
       Financial liabilities:
         Deposits                                                        200,316              203,169
         Advances from borrowers for taxes and insurance                     201                  201
       Advances from Federal Home Loan Bank                               38,747               40,177
       Off-balance-sheet liabilities:
         Commitments to extend credit                                          -                    -
         Commercial letters of credit                                          -                    -

       The estimated fair values of financial instruments were as follows at December 31, 2000:

                                                                                             Estimated
                                                                       Carrying                Fair
                                                                        Amount                 Value
                                                                        ------                 -----
       Financial assets:
         Cash and due from banks                                       $   2,227                2,227
         Interest-earning deposits in Federal Home Loan Bank                  50                   50
         Federal funds sold                                                1,530                1,530
         Securities available for sale                                    84,269               84,269
         Securities held to maturity                                       7,796                7,930
         Loans receivable                                                129,154              129,493
         Accrued interest receivable                                       2,285                2,285
       Financial liabilities:
         Deposits                                                        165,604              167,737
         Advances from borrowers for taxes and insurance                     158                  158
       Advances from Federal Home Loan Bank                               17,040               17,040
       Off-balance-sheet liabilities:
         Commitments to extend credit                                          -                    -
         Commercial letters of credit                                          -                    -

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


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

       Cash and cash equivalents with financial institutions exceeded the insurance coverage as of December 31, 2001 and 2000. The excess balance of such items as of December 31, 2001 and 2000 was $567,000 and $1,448,000, respectively.

 (9)   Employee Benefit Plans:
       ----------------------
       Pension Plan
       ------------
       The Bank has maintained a defined benefit pension plan covering substantially all of its employees who satisfy certain age and service requirements. The benefits are based on years of service and the employee's average earnings which are computed using the five consecutive years prior to retirement that yield the highest average. The Bank's funding policy is to contribute annually, actuarially determined amounts to finance the plan benefits.

       During September 2001, the Bank Board of Directors authorized management to terminate the plan effective December 31, 2001. This action resulted in the Company recognizing a pretax curtailment loss of approximately $1.4 million.

       The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                                    2001        2000
                                                                    ----        ----
           Change in benefit obligation
                Benefit obligation at beginning of year         $  3,630       2,383
                Service cost                                          92         101
                Interest costs                                       266         184
                Actuarial loss                                       204       1,106
                Benefits paid                                        (60)       (144)
                Settlements                                         (830)          -
                Curtailment                                         (669)          -
                                                                  ------     -------
                Benefit obligation at end of year                  2,633       3,630
                                                                  ------     -------

            Change in plan assets
                Fair value of plan assets at beginning of year     2,011       1,941
                Actual return on plan assets                         106          32
                Employers contributions                              109         182
                Benefits paid                                        (60)       (144)
                Settlements                                         (922)          -
                                                                  ------     -------
                Fair value of plan assets at end of year           1,244       2,011
                                                                  ------     -------

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


(9)    Employee Benefit Plans: (Continued)
       ----------------------
       Pension Plan (Continued)
       ------------

                                                               2001        2000
                                                               ----        ----

           Funded status                                     (1,389)     (1,619)
           Unrecognized net asset                               (21)        (34)
           Unrecognized prior service cost                       -           65
           Unrecognized net loss                                 -        1,487
                                                           --------    --------

                Accrued pension cost                       $ (1,410)       (101)
                                                           ========    ========


       Weighted average assumptions used to develop the net periodic pension cost were:

                                                                           2001        2000        1999
                                                                          ------      ------      ------
           Discount rate                                                    7.70%       7.75%       7.75%
           Expected long-term rate of return on assets                      7.00%       7.00%       7.00%
           Rate of increase in compensation levels                          4.50%       4.50%       4.50%

       The components of net periodic pension cost for the years ended December 31, were as follows:

                                                                            2001        2000        1999
                                                                            ----        ----        ----
           Service cost                                                 $     92         101          81
           Interest cost on projected benefit obligation                     266         184         171
           Expected return on plan assets                                   (132)       (147)       (125)
           Amortization of transitional asset                                 (7)         (7)         (7)
           Amortization of prior service cost                                 15          18          18
           Amortization of net loss                                           85           3          36
                                                                        --------    --------    --------

           Net periodic pension cost                                    $    319         152         174
                                                                        ========    ========    ========

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

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


(9)    Employee Benefit Plans: (Continued)
       ----------------------
       Employee Stock Ownership Plan (Continued)
       -----------------------------
       The ESOP was funded by contributions made by the Company or the Bank in cash or shares of common stock with no cost to participants. Contributions to the ESOP and shares released from the suspense account were allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or the Bank. Participants had to be employed at least 500 hours in a calendar year in order to receive an allocation. A participant became vested in his or her right to ESOP benefits upon his or her completion of three years of service. With the exception of a special dividend of $4.00 per share paid on December 17, 1999, all dividends paid on ESOP shares in 1999 and 1998 were applied to the ESOP loan.

       In order to terminate the plan and to repay the ESOP loan, the ESOP surrendered 155,662 shares valued at approximately $2,471,000 on December 31, 1999. This released all remaining shares from encumbrance for allocation to participants.

       At December 31, 1999, shares allocated, and shares remaining in suspense were as follows:

                                                                 1999
                                                                 ----

           Number of Shares
                Released and allocated                            167
                                                             ========
                Suspense                                            -
                                                             ========
           Fair Value
                Released and allocated                       $  2,652
                                                             ========
                Suspense                                     $      -
                                                             ========

       The expenses recorded by the Company during 1999 were as follows:

                                                                 1999
                                                                 ----

           Contributions                                     $    363
           Dividends applied to ESOP debt                          97
           Excess of fair value of shares released
             and allocated over ESOP's cost                     1,900
           Special dividend paid December 17, 1999 on
             unallocated and uncommitted shares                 1,001
                                                             --------

                Total ESOP compensation costs                $  3,361
                                                             ========

       The Company's ESOP compensation costs exclude interest which was eliminated in consolidation.

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)


(9)    Employee Benefit Plans: (Continued)
       ----------------------
       Management Recognition Plan
       ---------------------------
       On February 24, 1999, the Board of Directors of the Company adopted the
           HopFed Bancorp, Inc. Management Recognition Plan (MRP) which was subsequently approved at the 1999 Annual Meeting of Stockholders. The Board of Directors awarded 161,342 shares of common stock which were subject to automatic plan share awards as provided in the MRP document. Under applicable standards, the Company recognizes compensation expense over the expected vesting period for the awards. The MRP provided for the following vesting schedule: 33 1/3% at date of awards; 33 1/3% on January 1, 2000 and 33 1/3% on January 1, 2001 (subject to immediate vesting upon certain events, including death or normal retirement of recipient). The compensation expense of the MRP was $0, $549,000 and $2,678,000 in 2001, 2000 and 1999, respectively.

       Stock Option Plan
       -----------------
       On February 24, 1999, the Board of Directors of the Company adopted the
           HopFed Bancorp, Inc. 1999 Stock Option Plan (Option Plan) which was subsequently approved at the 1999 Annual Meeting of Stockholders. Under the Option Plan, the Option Committee has discretionary authority to grant stock options and stock appreciation rights to such employees, directors and advisory directors as the committee shall designate. The Option Plan reserved 403,362 shares of common stock for issuance upon the exercise of options or stock appreciation rights. The Company will receive the exercise price for shares of common stock issued to Option Plan participants upon the exercise of their option, and will receive no monetary consideration upon the exercise of stock appreciation rights. The Board of Directors granted options to purchase 403,360 shares of common stock under the Option Plan at an exercise price of $20.75 per share, which was the fair market value on the date of the grant. As a result of the special dividend of $4.00 per share paid in December, 1999, and in accordance with plan provisions, the number of options and the exercise price have been adjusted to 480,475 and $17.42 respectively. The options granted to participants became vested and exercisable as follows: 50% on date of grant and 50% on January 1, 2000 (subject to immediate vesting upon certain events, including death or normal retirement of participant).

       On May 31, 2000, the Board of Directors of the Company adopted the
           HopFed Bancorp, Inc. 2000 Stock Option Plan (the "2000 Option Plan"). Under the 2000 Option Plan, the option committee has discretionary authority to grant stock options to such employees as the committee shall designate. The 2000 Option Plan reserves 40,000 shares of common stock for issuance upon the exercise of options. The Company will receive the exercise price for shares of common stock issued to 2000 Option Plan participants upon the exercise of their option. The Board of Directors has granted options to purchase 40,000 shares of common stock under the 2000 Option Plan at an exercise price of $10.00 per share, which was the fair market value on the date of the grant. The options granted become vested and exercisable as follows:
           25% on May 31, 2001, 25% on May 31, 2002, 25% on May 31, 2003 and 25%
           on May 31, 2004 (subject to immediate vesting upon certain events, including death or normal retirement of participant).

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
             (Table Amounts in Thousands, Except Per Share Amounts)


(9)    Employee Benefit Plans: (Continued)
       ----------------------
       Stock Option Plan
       -----------------
       The following summary represents the activity under the stock option plans:

                                                                                    Exercise
                                                                       Number of   Price Per
                                                                         Shares      Share
                                                                         ------      -----
           Options outstanding, January 1, 2000                          480,475    $  17.42
                                                                                    ========

           Granted                                                        40,000       10.00
                                                                                    ========
           Exercised                                                           -
           Forfeited                                                           -
                                                                        --------

           Options outstanding, December 31, 2000                        520,475

           Granted                                                        50,000       12.33
                                                                                    ========
           Exercised                                                           -
           Forfeited                                                    (168,166)
                                                                        --------

           Options outstanding, December 31, 2001                        402,309
                                                                        ========

           Weighted average exercise price of options outstanding                   $  16.05
                                                                                    ========

       The weighted average fair value of options granted during December 31, 2001, 2000 and 1999 was $7.68, $8.13 and $8.51 per share, respectively. The weighted average remaining contractual life, in years, was 6.70, 7.35 and 9.15 at December 31, 2001, 2000 and 1999,
           respectively.

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

                                                              2001        2000
                                                              ----        ----
           Net income
                As reported                                 $  1,839       2,666
                                                            ========    ========
                Pro forma                                   $  1,793       2,652
                                                            ========    ========
           Earnings per share
                As reported
                  Basic                                     $   0.49        0.67
                                                            ========    ========
                  Diluted                                   $   0.49        0.67
                                                            ========    ========
                Pro forma
                  Basic                                     $   0.49        0.67
                                                            ========    ========
                  Diluted                                   $   0.48        0.67
                                                            ========    ========

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                (Table Amounts in Thousands, Except Percentages)


 (9)   Employee Benefit Plans: (Continued)
       ----------------------
       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk free interest rate of 3.44% and 6.28%, volatility of 32% and 35.00%, expected dividend yield of 3.67% and 3.96% and expected life of six years for the years ended December 31, 2001 and 2000, respectively.

(10)   Income Taxes:
       ------------
       The provision for income taxes for the years ended December 31, 2001, 2000 and 1999 consisted of the following:

                                                 2001         2000        1999
                                                 ----         ----        ----
           Current
               Federal                         $ 1,436        1,282       3,247
               State                                 -            -          10
                                               -------      -------     -------
                                                 1,436        1,282       3,257
           Deferred                               (463)          91        (491)
                                               -------      -------     -------
                                               $   973        1,373       2,766
                                               =======      =======     =======

       Total income tax expense for the years ended December 31, 2001, 2000 and 1999 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as follows:

                                                 2001         2000        1999
                                                 ----         ----        ----
       Expected federal income tax
         expense at statutory tax rate         $   953        1,373       1,782
       State income taxes                            -            -           7
       Dividends received                            -            -          (9)
       Fair market value difference
         of allocated ESOP shares                    -            -         986
       Other                                        20            -           -
                                               -------      -------     -------

       Total federal income tax expense        $   973        1,373       2,766
                                               =======      =======     =======

       Effective rate                             34.6%        34.0%       52.8%
                                               =======      =======     =======

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)

(10)   Income Taxes: (Continued)
       ------------
       The components of deferred taxes as of December 31, 2001 and 2000 are summarized as follows:

                                                       2001              2000
                                                       ----              ----
       Deferred tax liabilities:
           FHLB stock dividends                     $  (504)             (454)
           Post 1987 bad debt reserves                 (100)             (149)
           Unrealized appreciation
             on securities available for sale          (294)              (33)
                                                     ------            ------

                                                       (898)             (636)
                                                     ------            ------
       Deferred tax assets:
           Bad debt reserves                            314               241
           Pension cost                                 462               159
           Accrued interest expense                      13                26
           Accrued expenses                             191                18
           Provision for MRP                              -               236
                                                     ------            ------

                                                        980               680
                                                     ------            ------

       Net deferred tax asset                       $    82                44
                                                     ======            ======

       Thrift institutions, in determining taxable income, were previously allowed special bad debt deductions based on specified experience formula or on a percentage of taxable income before such deductions. The Small Business Protection Act of 1996, among other things, repealed the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. As a result, thrifts must recapture into taxable income the amount of their post-1987 tax bad debt reserves over a six-year period beginning after 1995. This recapture could be deferred for up to two years if the thrift satisfied a residential loan portfolio test, and the Bank qualified for that deferral. For each of the years ended December 31, 2001 and 2000, the Bank recaptured approximately $146,000 of the $878,000 total recapture of tax bad debt reserves into taxable income. A similar amount will be recaptured in each of the years 2002 and 2003. The recapture does not have any effect on the Bank's financial statements because the related tax expense has already been accrued.

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

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999


(10)   Income Taxes: (Continued)
       ------------
       The portion of a thrift's tax bad debt reserve that is not recaptured
           (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2001 and 2000 includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

(11)   Related Parties:
       ---------------
       The Bank has entered into transactions with its directors and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 2001 and 2000, was $3,481,532 and $2,851,000, respectively. During 2001, new loans to such related parties amounted to $3,317,651 and repayments amounted to $2,687,031. During 2000, new loans to such related parties amounted to $2,502,000 and repayments amounted to $1,369,000.

(12)   Commitments and Contingencies:
       -----------------------------
       In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

       The Bank had open loan commitments at December 31, 2001 and 2000 of approximately $10,638,000 and $1,683,000, respectively. Of these amounts, approximately $123,000 and $108,000 as of December 31, 2001 and 2000, respectively, were for fixed rate loans. The interest rates for the fixed rate loan commitments ranged from 5.5% to 6.25% and 8.50% to 9.75% for December 31, 2001 and 2000, respectively. Unused lines of credit were approximately $6,986,000 and $1,757,000 as of December 31, 2001 and December 31, 2000, respectively.

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

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999


(13)   Regulatory Matters:
       ------------------
       The Financial Institutions Reform Recovery and Enforcement Act of 1989
           (FIRREA), which instituted major reforms in the operation and supervision of the savings and loan industry, contains provisions for capital standards. These standards require savings institutions to have a minimum regulatory tangible capital (as defined in the regulation ) equal to 1.50% of adjusted total assets and a minimum 4.00% core capital (as defined) of adjusted total assets. Additionally, savings institutions are required to meet a total risk-based capital requirement of 8.00%.

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
       "Undercapitalized"                            Less than 4.0%          Less than 4.0%        Less than 8.0%
       "Significantly undercapitalized"              Less than 3.0%          Less than 3.0%        Less than 6.0%

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                (Table Amounts in Thousands, Except Percentages)


(13) Regulatory Matters: (Continued)
     ------------------
     At December 31, 2001, the Bank's core, tier I risk-based, and total risk-based capital ratios were 13.75%, 26.37% and 27.37%, respectively. The following is a calculation of the Bank's regulatory capital at December 31, 2001:

                                                               Tier I                                 Total
                                                                Risk-                                 Risk-
                                                   GAAP         Based       Tangible      Core        Based
                                                  Capital      Capital       Capital     Capital     Capital
                                                  -------      -------       -------     -------     -------
       GAAP capital, as reported                 $  39,761      39,761        39,761      39,761      39,761
                                                  ========
       Unrealized gains on certain
         available for sale securities                               -          (570)       (570)       (570)

       General valuation allowance                                   -             -           -         923
                                                               -------      --------     -------     -------

       Regulatory capital                                      $39,761        39,191      39,191      40,114
                                                               =======

       Minimum capital requirement %                                            1.50%       4.00%       8.00%

       Minimum capital requirement $                                           4,275      11,401      11,890
                                                                            --------     -------     -------

       Regulatory capital excess                                            $ 34,916      27,790      28,224
                                                                            ========     =======     =======

       At December 31, 2000, the Bank's core, tier I risk-based, and total risk-based capital ratios were 19.49%, 47.30% and 48.05%, respectively. The following is a calculation of the Bank's regulatory capital at December 31, 2000:

                                                               Tier I                                 Total
                                                                Risk-                                 Risk-
                                                   GAAP         Based       Tangible      Core        Based
                                                  Capital      Capital       Capital     Capital     Capital
                                                  -------      -------       -------     -------     -------
       GAAP capital, as reported                 $  44,657      44,657        44,657      44,657      44,657
                                                 =========
       Unrealized gains on certain
         available for sale securities                               -           (63)        (63)        (63)

       General valuation allowance                                   -             -           -         708
                                                               -------      --------     -------     -------

       Regulatory capital                                      $44,657        44,594      44,594      45,302
                                                               =======

       Minimum capital requirement %                                            1.50%       4.00%       8.00%

       Minimum capital requirement $                                           3,433       9,152       7,542
                                                                            --------     -------     -------

       Regulatory capital excess                                            $ 41,161      35,442      37,760
                                                                            ========     =======     =======

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999


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

(14)   Stockholders' Equity:
       --------------------
       The Company's sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. The Bank's primary regulator, the Office of Thrift Supervision
           (OTS), has regulations that impose certain restrictions on payment of dividends to the Company. Current regulations of the OTS allow the Bank (based upon its current capital level and supervisory status assigned by the OTS) to pay a dividend of up to 100% of net income to date during the calendar year plus the retained income for the preceding two years.

       Supervisory approval is not required, but 30 days prior notice to the OTS is required. Any capital distribution in excess of this amount would require supervisory approval. Capital distributions are further restricted should the Bank's capital level fall below the fully phased-in capital requirements of the OTS. In no case will the Bank be allowed to make a capital distribution reducing equity below the required balance of the liquidation account. The Bank paid dividends to the Company totaling $8,000,000 and $3,880,000 during the years ended December 31, 2001 and 2000, respectively. On December 1, 1999, the Company paid a cash distribution of $4.00 per share to its stockholders in the form of a return of capital.

       OTSregulations also place restrictions after the conversion on the Company with respect to repurchases of its common stock. With prior notice to the OTS, the Company is allowed to repurchase its outstanding shares. During 2001 and 2000, the Company requested and received regulatory approval to acquire a total of 500,000 shares of its outstanding common stock. As of December 31, 2001, 407,767 shares had been repurchased at an average price of $11.88 per share.

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                           (Table Amount in Thousands)


(15)   Condensed Parent Company Only Financial Statements:
       --------------------------------------------------
       The following condensed balance sheets as of December 31, 2001 and 2000 and condensed statements of income and cash flows for the years ended December 31, 2001, 2000 and 1999 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

       Consolidated Balance Sheets:

                                                              2001          2000
                                                              ----          ----
       Assets:
           Cash and due from banks                          $     12            30
           Receivable from subsidiary                          4,026             -
           Federal funds sold                                    190         1,130
           Investment in subsidiary                           18,876        23,771
                                                            --------      --------

                  Total assets                              $ 23,104        24,931
                                                            ========      ========

       Liabilities and equity
         Liabilities:

           Accrued expenses                                 $      -            13
           Dividends payable                                     399           441
                                                            --------      --------

                  Total liabilities                              399           454
                                                            --------      --------

         Equity:
           Common stock                                           40            40
           Additional paid-in capital                         21,442        20,956
           Retained earnings                                   5,497         5,283
           Treasury stock                                     (4,845)       (1,643)
           Accumulated other comprehensive (loss)                571          (159)
                                                            --------      --------

                  Total equity                                22,705        24,477
                                                            --------      --------

                  Total liabilities and equity              $ 23,104        24,931
                                                            ========      ========

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)

(15)   Condensed Parent Company Only Financial Statements: (Continued)
       --------------------------------------------------

       Condensed Income Statements:

                                                          2001        2000        1999
                                                          ----        ----        ----
       Interest income
           Dividend income                              $ 8,000       3,880           -
           Loans receivable                                   -           -         230
           Securities available for sale                      -           -         620
           Time deposits                                     56          34         193
                                                        -------     -------     -------

           Total interest income                          8,056       3,914       1,043
                                                        -------     -------     -------

       Non-interest expenses
           Salaries and benefits                              -           -         179
           Other                                            133         160         159
                                                        -------     -------     -------

           Total non-interest expenses                      133         160         338
                                                        -------     -------     -------

       Income before income taxes and equity
         in undistributed earnings of Bank                7,923       3,754         705

       Income tax expense (benefit)                         (27)        (42)        274
                                                        -------     -------     -------

       Income before equity in undistributed
         earnings of Bank                                 7,950       3,796         431
       Equity in undistributed earnings of Bank          (6,111)     (1,130)      2,044
                                                        -------     -------     -------

       Net income                                       $ 1,839       2,666       2,475
                                                        =======     =======     =======

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
                          (Table Amounts in Thousands)

(15)   Condensed Parent Company Only Financial Statements: (Continued)
       --------------------------------------------------

       Condensed Statement of Cash Flows:


                                                                    2001       2000       1999
                                                                    ----       ----       ----
       Cash flows from operating activities:
           Net income                                             $ 1,839      2,666      2,475
           Adjustments to reconcile net income to
             net cash provided by operating activities:
           Equity in undistributed earnings of Bank                 6,111      1,130     (2,044)
           Accretion of investment security discounts                   -          -       (403)
           Earned ESOP shares                                           -          -         82
           (Increase) decrease in:
             Accrued interest receivable                                -          -        221
             Other assets                                               -          -         15
           Increase (decrease) in:
             Current income taxes payable                             (27)       (50)        48
             Accrued expenses                                         (13)        13          -
                                                                  -------    -------    -------

               Net cash provided by operating activities            7,910      3,759        394
                                                                  -------    -------    -------

       Cash flows for investing activities:
           Receivable from subsidiary                              (4,000)         -          -
           Proceeds from sale of available for sale securities          -          -     32,899
           Purchase of available for sale securities                    -          -    (16,500)
           Net (increase) decrease in federal funds sold              940       (930)       285
           Repayment of note receivable-ESOP                            -          -        755
                                                                  -------    -------    -------

               Net cash provided (used) by investing activities    (3,060)      (930)    17,439
                                                                  -------    -------    -------

       Cash flows from financing activities:
           Recovery of proceeds from issuance
             of common stock                                            -         40          -
           Repurchase of common stock                              (3,202)    (1,643)         -
           Dividends paid                                          (1,666)    (1,626)   (17,516)
                                                                  -------    -------    -------

               Net cash used by financing
                 activities                                        (4,868)    (3,229)   (17,516)
                                                                  -------    -------    -------
               Net increase (decrease) in cash                        (18)      (400)       317

       Cash at beginning of year                                       30        430        113
                                                                  -------    -------    -------

       Cash at end of year                                        $    12         30        430
                                                                  =======    =======    =======

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
             (Table Amounts in Thousands, Except Per Share Amounts)

(16)   Quarterly Results of Operations: (Unaudited)
       -------------------------------
       Summarized unaudited quarterly operating results for the years ended
         December 31, 2001 and 2000 are as follows:

                                                First       Second      Third        Fourth
                                               Quarter      Quarter    Quarter      Quarter
                                               -------      -------    -------      -------
       December 31, 2001:

          Interest income                  $    4,302        4,380        4,445         4,435
          Interest expense                      2,360        2,473        2,437         2,482
                                           ----------   ----------   ----------    ----------

          Net interest income                   1,942        1,907        2,008         1,953
          Provision for loan losses                60           42           60            60
                                           ----------   ----------   ----------    ----------

          Net interest income after
               provision for loan losses        1,882        1,865        1,948         1,893

          Noninterest income                       98          180          279           160
          Noninterest expense                     934        1,017        2,792           750
                                           ----------   ----------   ----------    ----------

          Income (loss) before

            income taxes                        1,046        1,028         (565)        1,303
          Income tax expense (benefit)            377          367         (171)          400
                                           ----------   ----------   ----------    ----------

          Net income (loss)                $      669          661         (394)          903
                                           ==========   ==========   ==========    ==========
          Basic earnings (loss)
            per share                      $     0.17         0.17        (0.11)         0.25
                                           ==========   ==========   ==========    ==========
          Diluted earnings (loss)
            per share                      $     0.17         0.17        (0.11)         0.25
                                           ==========   ==========   ==========    ==========
       Weighted average shares
            outstanding
               Basic                        3,856,949    3,806,893    3,718,780     3,650,668
                                           ==========   ==========   ==========    ==========
               Diluted                      3,856,949    3,806,893    3,726,347     3,657,307
                                           ==========   ==========   ==========    ==========
       December 31, 2000:

          Interest income                  $    3,901        3,981        4,264         4,197
          Interest expense                      2,078        2,222        2,359         2,453
                                           ----------   ----------   ----------    ----------

          Net interest income                   1,823        1,759        1,905         1,744
          Provision for loan losses                10           10          311           100
                                           ----------   ----------   ----------    ----------

          Net interest income after
               provision for loan losses        1,813        1,749        1,594         1,644


                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999
             (Table Amounts in Thousands, Except Per Share Amounts)


(16)   Quarterly Results of Operations: (Unaudited) (Continued)
       -------------------------------

                                                  First     Second    Third       Fourth
                                                 Quarter    Quarter  Quarter      Quarter
                                                 -------    -------  -------      -------

          Noninterest income                       127          139         127            116
          Noninterest expense                      838          894         767            771
                                            ----------    ---------  ----------   ------------

          Income before income taxes             1,102          994         954            989
          Income taxes                             375          355         302            341
                                            ----------    ---------  ----------   ------------

          Net income                       $       727          639         652            648
                                           ===========    =========  ==========   ============

          Basic earnings per share         $      0.18         0.16        0.16           0.17
                                           ===========    =========  ==========   ===========

          Weighted average shares

               outstanding                   3,993,592    3,999,807   4,004,138      3,921,439
                                            ===========   =========  ==========   ============

(17)   Comprehensive Income:
       --------------------
       SFAS 130, Reporting Comprehensive Income, was adopted by the Company on
          January 1, 1998. SFAS 130 established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the years ended December 31, 2001, 2000 and 1999:

                                                          Pre-Tax  (Expense)   Net of Tax
                                                          Amount    Benefit     Amount
                                                          ------    -------     ------
        December 31, 2001:

          Minimum pension liability adjustment           $    336      (114)         222
          Unrealized holding gains for the period             856      (291)         565
          Reclassification adjustment for gains
            included in net income                            (88)       30          (58)
                                                         --------    ------      -------
                                                         $  1,104      (375)         729
                                                         ========    ======      =======
       December 31, 2000:
          Minimum pension liability adjustment           $   (336)      114         (222)
          Unrealized holding gains for the period           1,458      (496)         962
                                                          -------    ------      -------
                                                         $  1,122      (382)         740
                                                         ========    ======      =======
       December 31, 1999:
          Unrealized holding losses for the period       $ (3,165)    1,076       (2,089)
          Reclassification adjustment for gains
            included in net income                         (6,524)    2,218       (4,306)
                                                         --------    ------      -------
                                                         $ (9,689)    3,294       (6,395)
                                                         ========    ======      =======

                       HopFed Bancorp, Inc. and Subsidiary

                        December 31, 2001, 2000 and 1999

(18)   Subsequent Event:
       ----------------
       On March 5, 2002 the Bank announced an agreement to acquire certain assets and assume certain liabilities from Old National Bancorp. The assets and liabilities amounting to approximately $90 million each relate to banking operations in Fulton, Kentucky.

================================================================================

                        DIRECTORS AND EXECUTIVE OFFICERS

                 John E. Peck                               WD Kelley
         President and Chief Executive                Chairman of the Board
      Officer of the Company and the Bank                    Retired

              Michael L. Woolfolk                      Harry J. Dempsey, MD
   Chief Operating Officer and Executive Vice            Anesthesiologist
             President of the Bank

                Billy C. Duvall                          Walton G. Ezell
    Vice President, Chief Financial Officer                  Farmer
        and Treasurer of the Company and
                  the Bank                               Kerry B. Harvey
                                                             Attorney
                                                     Owen, Harvey and Carter

                 Boyd M. Clark                            Gilbert E. Lee
  Vice President and Secretary of the Company    Co-owner, C & L Rentals, L.L.C.
       and Senior Vice President - Loan
          Administration of the Bank                  Thomas I. Miller, CPA
                                                            Professor
                                                     Murray State University

================================================================================

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

     Cadiz Branch Office         Elkton Branch Office       Benton Branch Office
       352 Main Street             West Main Street            59 Main Street
       Cadiz, KY 42211             Elkton, KY 42220           Benton, KY 42025
        (270/522-6638)              (270/265-5628)             (270/527-4353)

================================================================================

                                     GENERAL INFORMATION
Independent Accountants             Annual Meeting                            Annual Report on Form 10-K
Rayburn, Betts & Bates, P.C.        The 2002 Annual Meeting of Stockholders   A COPY OF THE COMPANY'S 2001 ANNUAL
3310 West End Avenue                will be held on May 15, 2002 at 3:00      REPORT ON FORM 10-K WILL BE FURNISHED
Nashville, Tennessee 37203          p.m. at Hopkinsville Federal Bank, 2700   WITHOUT CHARGE TO STOCKHOLDERS AS OF THE
                                    Fort Campbell Boulevard, Hopkinsville,    RECORD DATE FOR THE 2002 ANNUAL MEETING
General Counsel                     KY                                        UPON WRITTEN REQUEST TO THE SECRETARY,
Deatherage, Myers, Self & Lackey                                              HOPFED BANCORP, INC., 2700  FORT
701 South Main Street               Transfer Agent                            CAMPBELL BOULEVARD, HOPKINSVILLE, KY
Hopkinsville, KY 42241              Registrar and Transfer Company            42240
                                    10 Commerce Drive
                                    Cranford, NJ  07016

                          Independent Auditor's Report

To the Board of Directors and Stockholders of Hopfed Bancorp, Inc.


We have audited the accompanying consolidated statements of income, comprehensive income (loss), changes in stockholders' equity and cash flows of HopFed Bancorp, Inc. and subsidiary (the "Company") for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the Company's operations and its cash flows for the year ended December 31, 1999 in conformity with generally accepted accounting principles of the United States of America.


/s/ York, Neel & Co., Hopkinsville, LLP

Hopkinsville, Kentucky
March 29, 2002