Form 10-K, Exhibit 13
period 2002-12-31
HOPFED BANCORP INC
filed 2003-03-31
CIK 1041550

                                                                      EXHIBIT 13
                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

          The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

FINANCIAL CONDITION AND
 OTHER DATA

                                                            At December 31,
                                     --------------------------------------------------------------
                                        2002         2001         2000         1999         1998
                                     ----------   ----------   ----------   ----------   ----------
Total amount of:..................                       (Dollars in thousands)

   Assets.........................   $  427,502   $  285,639   $  229,958   $  207,906   $  220,032
   Loans receivable, net..........      292,095      170,016      129,154      113,532      108,807
   Loans held for sale............          ---          928          ---          ---          ---
   Cash and due from banks........        9,288        3,941        2,227        4,537        1,905
   Time deposits and
    interest-bearing deposits
    in FHLB.......................          905           39           50          251          214

   Federal funds sold.............        3,840          690        1,530        4,100        9,685
   Securities available for sale..      103,147      100,519       84,269       71,423       68,139
   Securities held to maturity:
     FHLB securities..............           --           --           --           --       13,998
     Mortgage-backed securities...        2,932        4,462        7,796        9,958       13,356
   Deposits.......................      353,655      200,316      165,604      160,905      154,816
   FHLB advances..................       23,623       38,747       17,040         --             --
   Total Stockholder's equity.....       46,878       43,589       45,362       44,344       61,134

---------------------------------------------------------------------------------------------------
Number of:
   Real estate loans
    outstanding ..................        3,216        2,248        2,075        2,143        2,150
   Deposit accounts ..............       36,868       18,178       18,778       18,667       19,251
   Offices open ..................            8            6            5            5            5

                                                         Year Ended December 31,
                                     --------------------------------------------------------------
Operating Data
                                        2002         2001         2000         1999         1998
                                     ----------   ----------   ----------   ----------   ----------
                                                         (Dollars In thousands)
Interest income...................   $   20,042   $   17,562   $   16,343   $   14,205   $   15,052
Interest expense..................        9,420        9,752        9,112        7,078        8,004
                                     ----------   ----------   ----------   ----------   ----------
Net interest income before
 provision for loan losses.. .....       10,622        7,810        7,231        7,127        7,048
Provision for loan losses ........          795          222          431           21           21
                                     ----------   ----------   ----------   ----------   ----------
Net interest income...............        9,827        7,588        6,800        7,106        7,027
Non-interest income...............        2,312          717          509        7,028          547
Non-interest expense..............        5,199        5,493        3,270        8,893        2,982
                                     ----------   ----------   ----------   ----------   ----------
Income before income taxes........        6,940        2,812        4,039        5,241        4,592
Provision for income taxes........        2,346          973        1,373        2,766        1,641
                                     ----------   ----------   ----------   ----------   ----------
Net income........................   $    4,594   $    1,839   $    2,666   $    2,475   $    2,951
                                     ==========   ==========   ==========   ==========   ==========

SELECTED QUARTERLY INFORMATION (UNAUDITED)

                                                        First       Second        Third       Fourth
                                                       Quarter      Quarter      Quarter      Quarter
                                                     ----------   ----------   ----------    ----------
                                                                  (Dollars In thousands)
YEAR ENDED DECEMBER 31, 2002:
    Interest income...............................   $    4,587   $    4,679   $    4,950    $    5,826
    Net interest income after provision for
     losses on loans..............................        2,448        2,588        2,368         2,423
    Noninterest income............................          436          402          677           797
    Noninterest expense...........................        1,136        1,141        1,144         1,778
    Net income....................................        1,133        1,225        1,269           967

YEAR ENDED DECEMBER 31, 2001:
    Interest income...............................   $    4,302   $    4,380   $    4,445    $    4,435
    Net interest income after provision for
     losses on loans..............................        1,882        1,865        1,948         1,893
    Noninterest income............................           98          180          279           160
    Noninterest expense...........................          934        1,017        2,792           750
    Net income (loss).............................          669          661         (394)          903

KEY OPERATING RATIOS

                                                                         At or for the Year Ended December 31,
                                                                         --------------------------------------

                                                                             2002          2001          2000
                                                                         ----------     ---------     ---------
PERFORMANCE RATIOS
  Return on average assets (net income divided by average
   total assets) .....................................................         1.37%         0.72%         1.18%
  Return on average equity (net income divided by
   average total equity) .............................................         9.99%         4.26%         5.92%
  Interest rate spread (combined weighted average interest
   rate earned less combined weighted average interest
   rate cost) ........................................................         2.81%         2.29%         2.28%
  Ratio of average interest-earning assets to average
   interest-bearing liabilities ......................................       116.52%       121.63%       124.25%
  Ratio of non-interest expense to average total assets ..............         1.55%         2.15%         1.44%
  Ratio of net interest income after provision
   for loan losses to non-interest expense ...........................       189.02%       138.14%       207.95%
  Efficiency ratio  (noninterest  expense divided by sum of net
   interest income plus noninterest income) ..........................        40.20%        66.14%        44.74%

ASSET QUALITY RATIOS
  Nonperforming assets to total assets at end of period ..............         0.19%         0.19%          .19%
  Nonperforming loans to total loans at end of period ................         0.29%         0.32%          .34%
  Allowance for loan losses to total loans at end of period ..........         0.50%         0.54%          .55%
  Allowance for loan losses to nonperforming loans at
   end of period .....................................................       174.67%       167.21%       163.13%
  Provision for loan losses to total loans receivable, net ...........         0.27%          .13%          .33%
  Net charge-offs to average loans outstanding .......................         0.12%         .005%          .001%

CAPITAL RATIOS
  Total equity to total assets at end of period ......................        10.97%        15.26%        19.73%
  Average total equity to average assets .............................        13.68%        16.85%        19.86%

----------

REGULATORY CAPITAL RATIOS
                                              December 31, 2002
                                            ----------------------
                                            (Dollars in thousands)

     Tangible capital ....................  $ 37,705          9.02%
     Less:  Tangible capital requirement       6,265          1.50%
                                             -------      --------
       Excess ............................  $ 31,440          7.52%
                                             =======      ========

     Core capital ........................  $ 37,705          9.02%
     Less:  Core capital requirement .....    16,708          4.00%
                                             -------      --------
       Excess ............................    20,997          5.02%
                                             =======      ========

     Total risk-based capital ............  $ 39,160         14.83%
     Less:  Risk-based capital requirement    21,128          8.00%
                                             -------      --------
       Excess ............................    18,032          6.83%
                                             =======      ========

MARKET AND DIVIDEND INFORMATION

Since February 9, 1998, the Common Stock has been quoted on the Nasdaq Stock Market under the symbol "HFBC." As of March 20, 2003, there were approximately 3,200 stockholders of the Company's Common Stock. Following are the high and low stock prices of the Common Stock for the periods indicated.

Dividends of $0.11 per share were declared in each of the four quarters of 2001 and 2002.

Dividends, when and if paid, are subject to determination and declaration by the Board of Directors at its discretion, which will take into account the Company's consolidated financial condition and results of operations, the Bank's regulatory capital requirements, tax considerations, economic conditions, regulatory restrictions, and other factors; and there can be no assurance that dividends will be paid, or if paid, will continue to be paid in the future. The payment of future dividends by the Company will depend in large part upon the receipt of dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends.

                                                               Price Range of Common Stock
                                     ------------------------------------------------------------------------------
                                        Year Ended December 31, 2001                 Year Ended December 31, 2002
                                     ------------------------------------           -------------------------------
                                        High                     Low                   High                Low
                                     -----------             ------------           ----------         ------------
    First Quarter                    $     12.38             $      10.60           $    11.57         $       9.78
    Second Quarter                   $     12.48             $      11.39           $    12.42         $      10.46
    Third Quarter                    $     12.86             $      10.65           $    12.53         $      12.02
    Fourth Quarter                   $     12.75             $      11.25           $    13.37         $      11.82

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

     For the year ended December 31, 2002, the Company recorded net income of $4.6 million, a return on average assets of 1.37% and a return on average equity of 9.99%. For the year ended December 31, 2001, the Company recorded net income of $1.8 million, a return on average assets of 0.72% and a return on average equity of 4.26%. For the year ended December 31, 2000 the Company recorded net income of $2.7 million, a return on average assets of 1.18% and a return on average equity of 5.92%.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Quantitative Aspects of Market Risk. The principal market risk affecting the Company is risk associated with interest rate volatility ("interest rate risk"). The Company does not maintain a trading account for any class of financial instrument nor does it engage in hedging activities or purchase high-risk derivative instruments. The Company is not subject to foreign currency exchange rate risk or commodity price risk. Substantially all of the Company's interest rate risk is derived from the Bank's lending and deposit taking activities. This risk could result in reduced net income, loss in fair values of assets and/or increases in fair values of liabilities due to upward changes in interest rates.

Qualitative Aspects of Market Risk. The Company's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between assets and liabilities maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Company's interest-earning assets by retaining for its portfolio loans with interest rates subject to periodic adjustment to market conditions. The Company relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of its interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, the Bank promotes demand accounts and certificates of deposit with primarily terms of up to five years.

ASSET / LIABILITY MANAGEMENT

     Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2002, approximately $143.9 million of the $171.4 million of one-to-four family residential loans originated by the Company (comprising 84.0% of such loans) had adjustable rates.

     The U.S. agency securities consist of notes issued by government agencies. These securities generally are purchased for a term of ten years or less, and are fixed-term, fixed rate securities, non-callable securities or securities with one time calls and thus improve the spread between the cost of funds and yield on investments. At December 31, 2002, no securities were due within one year, approximately $12.1 million were due in one to five years, approximately $11.3 were due in five to ten years and approximately $1.1 million were due after ten years. However, at December 31, 2002, $17.4 million of these securities had call provisions which authorize the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2002, all of these securities are callable and/or due prior to January 31, 2005.

     The municipal bond portfolio largely consists of local school district bonds with the guarantee of the state of Kentucky or out of state bonds insured by private companies. At December 31, 2002, the Company has $11.8 million in municipal bonds. These bonds were purchased to provide long-term income stability and higher tax equivalent yields to a small portion of the investment portfolio. At December 31, 2002, approximately $7.8 million of the Company's municipal bond portfolio is callable with call dates ranging from January 2006 to December 2012. The call dates are staggered to eliminate the excessive cash flows within any one-year period. At December 31, 2002, $951,000 were due within one to five years, $4.1 million were due in five to ten years and approximately $6.8 million were due after ten years.

     At December 31, 2002, the Company held $5.9 million in corporate bonds. The Company conducts a financial analysis similar to that of a loan customer for each corporate bond purchased. All corporate bonds purchased by the Bank bonds are investment grade and mature by October 31, 2004 while providing yields that are attractive as compared to U.S. Government and Agency bonds of similar maturities.

     Mortgage-backed securities entitle the Company to receive a pro rata portion of the cash flow from an identified pool of mortgages. Although mortgage-backed securities generally offer lesser yields than the loans for which they are exchanged, mortgage-backed securities present lower credit risk by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Company. Further, mortgage-backed securities provide a monthly stream of both interest and principal, thereby providing the Company with a cash flow to reinvest at current market rates and limit the Company's interest rate risk. For more information regarding investment securities, see Note 3 of Notes to Consolidated Financial Statements.

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

The following table presents the Bank's NPV at December 31, 2002, as calculated by the OTS, based on information provided to the OTS by the Bank.

                           Net Portfolio Value                 NPV as % of PV of Assets
      Change     --------------------------------------------  ------------------------
     In Rates      $ Amount    $ Change          % Change      NPV Ratio        Change
     --------    ----------   ----------        ---------      ----------       -------
                             (Dollars in thousands)
                 $            $                           %              %              bp
      +300 bp        37,540       (7,328)             (16)%          8.98%          127 bp
      +200 bp        41,264       (3,604)              (8)%          9.69%          -56 bp
      +100 bp        42,686       (2,182)              (5)%          9.90%          -35 bp
         0 bp        44,868           --                --          10.25%           --
      -100 bp        44,237         (631)              (1)%         10.01%          -24 bp

     Due to the low level of interest rates at December 31, 2002, the OTS did not measure outputs associated with an interest rate decline of less than 100 basis points.

          Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

       Pre-Shock NPV Ratio:  NPV as % of PV of Assets...........      10.25 %
       Exposure Measure:  Post-Shock NPV Ratio..................       9.69 %
       Sensitivity Measure:  Change in NPV Ratio................         56 bp

     The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. The computations do not contemplate any actions the Bank could undertake in response to changes in interest rates.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 2002, the Company had a negative one-year or less interest rate sensitivity gap of 11.32% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, which are expected to mature or reprice in each of the time periods shown.

                                                        Over One    Over Five    Over Ten
                                           One Year     Through      Through      Through        Over Fifteen
                                            or Less    Five Years   Ten Years    Fifteen Years       Years          Total
                                           ---------   ----------   ---------    -------------   -------------    ---------
                                                                       (Dollars in thousands)
     Interest-earning assets:
        Loans:
           One-to-four family ..........   $  89,615   $   69,740   $   4,116    $       4,179   $       3,554    $ 171,204
           Multi-family residential ....       1,397        3,099                                                     4,496
           Construction ................         955          769                                                     1,724
           Non-residential .............      16,295       10,252       1,977            2,191           1,312       32,027
           Secured by deposits .........       2,545          458                                                     3,003
           Other loans .................      33,030       42,536       1,382            1,674           1,019       79,641
        Time deposits and interest-
         bearing deposits in FHLB ......         905                                                                    905
        Federal funds sold .............       3,840                                                                  3,840
        Securities .....................       3,419       17,908      15,402            4,056           3,873       44,658
        Mortgage-backed securities .....      18,750       27,159      11,244            3,106           1,162       61,421
                                           ---------   ----------   ---------    -------------   -------------    ---------
          Total ........................   $ 170,751   $  171,921   $  34,121    $      15,206   $      10,920    $ 402,919
                                           ---------   ----------   ---------    -------------   -------------    ---------

     Interest-bearing liabilities:
        Deposits .......................   $ 216,045   $  118,490          --               --              --    $ 334,535
        Borrowed funds .................         324        5,299      18,000               --              --       23,623
                                           ---------   ----------   ---------    -------------   -------------    ---------
          Total ........................   $ 216,369      123,789      18,000               --                --    358,158
                                           ---------   ----------   ---------    -------------   -------------    ---------
     Interest sensitivity gap ..........   $ (45,618)  $   48,132   $  16,121    $      15,206   $      10,920    $  44,761
                                           =========   ==========   =========    =============   =============    =========
     Cumulative interest sensitivity
      gap ..............................   $ (45,618)  $    2,514   $  18,635    $      33,841   $      44,761    $  44,761
                                           =========   ==========   =========    =============   =============    =========
     Ratio of interest-earning assets to
      Interest-bearing liabilities .....       78.92%      138.88%     189.56%             N/A             N/A       112.50%
                                           =========   ==========   =========    =============   =============    =========
     Ratio of cumulative gap to
      total interest-earning assets ....      (11.32)%       0.62%       4.62%            8.40%          11.11%       11.11%
                                           =========   ==========   =========    =============   =============    =========

     The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturities, except for adjustable rate loans which are classified based upon their next re-pricing date. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and other deposits are withdrawn or repriced within one year. Mortgage-backed securities are classified based on their lifetime prepayment speeds. Current prepayments speeds are much faster than lifetime averages and short the maturity and yields of mortgage-backed securities. Management of the Company does not believe that these assumptions will be materially different from the Company's actual experience. However, the actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

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

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Company's average interest-earning assets and average interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

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

                                                   At December 31, 2002
                                           ------------------------------------
                                                                  Weighted
                                                Balance      Average Yield/Cost
                                           ---------------   ------------------
                                                    (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net................   $       292,095                 6.43%

   Securities available for sale........           103,147                 4.24%
   Securities held to maturity..........             2,932                 6.25%
   Time deposits and other interest-
    bearing cash deposits...............             4,745                 1.12%
                                           ---------------   ------------------
     Total interest-earning assets......           402,919                 5.76%
Non-interest-earning assets.............            24,583
                                           ---------------
   Total assets.........................   $       427,502
                                           ===============

Interest-bearing liabilities:
   Deposits.............................   $       334,535                 3.12%
   FHLB borrowings......................            23,623                 4.55%
                                           ---------------   ------------------
   Total interest-bearing liabilities...           358,158                 3.21%
Non-interest-bearing liabilities........            22,466
                                           ---------------
     Total liabilities..................           380,624
Common stock............................                40
Additional paid-in capital..............            25,714
Retained earnings.......................            25,106
Treasury stock..........................            (4,857)
Accumulated other comprehensive
 Income.................................               875
                                           ---------------
     Total liabilities and equity.......   $       427,502
                                           ===============

Interest rate spread....................                                   2.55%
                                                             ------------------
Ratio of interest-earning assets to
   interest-bearing liabilities.........                                 112.50%
                                                             ==================

                                                   (Continued on following page)

                                                               Year Ended December 31,
                                      --------------------------------------------------------------------------
                                                          2002                               2001
                                      --------------------------------------  ----------------------------------
                                         Average                  Average      Average                 Average
                                         Balance     Interest    Yield/Cost    Balance    Interest    Yield/Cost
                                        ---------   ----------   ----------   ---------   ---------   ----------

Interest-earning assets:
   Loans receivable, net .............  $ 223,733   $   15,200         6.79%  $ 149,804   $  11,531         7.69%
   Securities available for sale .....     87,141        4,424         5.08%     83,220       5,108         6.13%

   Securities held to maturity .......      3,641          291         7.99%      5,986         456         7.61%

   Time deposits and other
    interest-bearing cash
    deposits .........................      8,075          127         1.57%      9,998         467         4.67%
                                        ---------   ----------                ---------   ---------   ----------
     Total interest-earning
      assets .........................    322,590       20,042         6.21%    249,008      17,562         7.05%
                                                    ----------   ----------               ---------   ----------
Non-interest-earning assets ..........     13,595                                 7,099
                                        ---------                             ---------
   Total assets ......................  $ 336,185                             $ 256,107
                                        =========                             =========

Interest-bearing liabilities:
   Deposits ..........................    244,866        8,090         3.30%    180,180       8,706         4.83%
   Borrowings ........................     31,997        1,330         4.16%     24,541       1,046         4.26%
                                        ---------   ----------                ---------   ---------   ----------
     Total interest-bearing
      liabilities ....................    276,863        9,420         3.40%    204,721       9,752         4.76%
                                                    ----------   ----------               ---------   ----------
Non-interest-bearing liabilities .....     13,326                                 8,223
                                        ---------                             ---------
     Total liabilities ...............    290,188                               212,944
Common stock                                   40                                    40
Additional paid-in capital ...........     25,714                                24,586
Retained earnings ....................     24,552                                21,273

Treasury stock .......................     (4,854)                               (3,266)
Accumulated other
 comprehensive income (loss) .........        545                                   530
                                        ---------                             ---------
     Total liabilities and
      equity .........................  $ 336,185                             $ 256,107
                                        =========                             =========
Net interest income ..................              $  10,622                             $   7,810
                                                    ==========                            =========
Interest rate spread ................
                                                                       2.81%                                2.29%
                                                                 ==========                           ==========
Net interest margin .................
                                                                        3.29%                               3.13%
                                                                 ==========                           ==========
Ratio of average interest-earning
 assets to average interest-
 bearing liabilities .................                               116.52%                              121.63%
                                                                 ==========                           ==========

                                               Year Ended December 31,
                                       --------------------------------------
                                          2000                2000
                                       ----------    -----------------------
                                         Average                   Average
                                         Balance      Interest    Yield/Cost
                                       ----------    ----------   ----------

Interest-earning assets:
   Loans receivable, net ............. $  120,308    $    9,299         7.73%
   Securities available for sale .....     89,935         6,349         7.06%
   Securities held to maturity .......      8,894           637         7.16%

   Time deposits and other
    interest-bearing cash
    deposits .........................                       58         5.76%
                                            1,007     ---------
                                       ----------
     Total interest-earning
      assets .........................    220,144        16,343         7.42%
                                                      ---------   ----------
Non-interest-earning assets ..........      6,622
                                       ----------
   Total assets ...................... $  226,766
                                       ==========

Interest-bearing liabilities:
   Deposits .......................... $  159,268         7,931         4.98%
   Borrowings ........................     17,905         1,181         6.60%
                                       ----------     ---------
     Total interest-bearing
      liabilities ....................    177,173         9,112         5.14%
                                                      ---------   ----------
                                            4,549
Non-interest-bearing liabilities ..... -----------
                                          181,722
     Total liabilities ...............         40
Common stock                               24,586
Additional paid-in capital ...........     21,738
Retained earnings ....................
                                             (210)
Treasury stock .......................
Accumulated other                          (1,110)
 comprehensive income (loss) ......... ----------

     Total liabilities and             $  226,766
      equity ......................... ==========

Net interest income ..................               $    7,231
                                                     ==========
Interest rate spread .................                                  2.28%
                                                                  ==========

Net interest margin ..................                                  3.28%
                                                                  ==========

Ratio of average interest-earning
 assets to average interest-
 bearing liabilities .................                                124.25%
                                                                  ==========

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

                                                        Year Ended December 31,
                               --------------------------------------------------------------------
                                        2002 vs. 2001                        2001 vs. 2000
                               --------------------------------    --------------------------------
                                     Increase                          Increase
                                (Decrease) due to                  (Decrease) due to
                                -----------------                  ------------------
                                                        Total                              Total
                                                      Increase                            Increase
                                 Rate     Volume     (Decrease)      Rate     Volume     (Decrease)
                               -------    -------    ----------    -------    -------    ----------
                                                  (Dollars in thousands)
Interest-earning assets:
   Loans receivable ........   $(2,017)   $ 5,685    $    3,668    $   (47)   $ 2,279    $    2,232
   Securities available
    for sale ...............      (924)       240          (684)      (767)      (474)       (1,241)
   Securities held to
   Maturity ................        13       (178)         (165)       (65)      (116)         (181)
   Other interest-
    earning assets .........      (249)       (90)         (339)       (11)       420           409
                               -------    -------    ----------    -------    -------    ----------
       Total interest-
       earning assets.......   $(3,177)   $ 5,657    $    2,480    $  (890)   $ 2,109    $    1,219
                               -------    -------    ----------    -------    -------    ----------

Interest-bearing
liabilities:
   Deposits ................    (3,740)     3,124    $     (616)   $  (235)   $ 1,010    $     (775)
   Borrowings ..............       (34)       318           284       (503)       368          (135)
                               -------    -------    ----------    -------    -------    ----------
     Total interest-
     bearing liabilities ...    (3,774)   $ 3,442    $     (332)   $  (738)   $ 1,378    $      640
                               -------    -------    ----------    -------    -------    ----------

Increase (decrease) in
 net interest income .......   $   597    $ 2,215    $    2,812    $  (152)   $   731    $      579
                               =======    =======    ==========    =======    =======    ==========

CRITICAL ACCOUNTING POLICIES

     The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on appropriate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involved the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Company's allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors included the Company's historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrower's sensitivity to economic conditions throughout the Southeast and particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amount for the provision for loan losses in the statement of operations if management's assessment of the above factors change in future periods. This discussion and analysis should be read in conjunction with the Company's financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2002 and 2001 were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonable predicted at this time.

     The Company also considers it policy on non-accrual loans as a critical accounting policy. Loan are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 91 days or more. Any unpaid interest previously accrued on these loans is reserved for as part of management's evaluation of the allowance for loan loss account.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND DECEMBER 31, 2001

     The Company's total assets increased by $141.9 million, from $285.6 million at December 31, 2001 to $427.5 million at December 31, 2002. Federal Funds sold increased from $690,000 at December 31, 2001 to $3.8 million at December 31, 2002. Securities held to maturity declined $1.5 million due to accelerated prepayments on mortgage-backed securities. Currently, all newly purchased investments are classified as available for sale. The available for sale portfolio increased $2.6 million.

     The Company's net loan portfolio increased by $122.1 million during the year ended December 31, 2002. Net loans totaled $292.1 and $170.9 at December 31, 2002 and December 31, 2001, respectively. The increase in the loan activity during the year ended December 31, 2002 was due to the Company's additions of new staff in key market areas, a more aggressive marketing effort, and the purchase of $41.6 million of loans as a result of the Fulton Division acquisition. For the year ended December 31, 2002, the Company's average yield on loans was 6.79%, compared with 7.69% for the year ended December 31, 2001.

     At December 31, 2002, the Company's investments classified as "held to maturity" were carried at an amortized cost of $2.9 million and had an estimated fair market value of $3.0 million, and its securities classified as "available for sale" had an estimated fair market value of $103.1 million. See Note 3 of Notes to Consolidated Financial Statements.

     The allowance for loan losses totaled $1.5 million at December 31, 2002, an increase of $532,000 from the allowance for loan losses of $923,000 at December 31, 2001. The ratio of the allowance for loan losses to loans was 0.50% and 0.54% at December 31, 2002 and 2001, respectively. Also at December 31, 2002, the Company's non-performing loans were $833,000, or 0.29% of total loans, compared to $551,000, or 0.32% of total loans, at December 31, 2001. The Company's ratio of allowance for loan losses to non-performing loans at December 31, 2002 and 2001 was 174.7% and 167.2%, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

     Net Income. The Company's net income for the year ended December 31, 2002 was $4.6 million compared to $1.8 million for the year ended December 31, 2001.

     Net Interest Income. Net interest income for the year ended December 31, 2002 was $10.6 million, compared to $7.8 million for the year ended December 31, 2001. The increase in net interest income for the year ended December 31, 2002 was the result of loan growth and a decline in the Company's cost of funds. For the year ended December 31, 2002, the Company's average yield on total interest-earning assets was 6.21%, compared to 7.05% for the year ended December 31, 2001, and its average cost of interest-bearing liabilities was 3.40%, compared to 4.76% for the year ended December 31, 2001. As a result, the Company's interest rate spread for the year ended December 31, 2002 was 2.81%, compared to 2.29% for the year ended December 31, 2001 and its net interest margin was 3.29% for the year ended December 31, 2002, compared to 3.13% for the year ended December 31, 2001.

     Interest Income. Interest income increased $2.4 million from $17.6 million to $20.0 million, or by 14.3% during the year ended December 31, 2002 compared to 2001. The increase was attributable to an increase in loan volume which offset a declining yield on interest-earning assets. The average balance on securities held to maturity declined $2.4 million, from $6.0 million at December 31, 2001 to $3.6 million at December 31, 2002. Average time deposits and other interest-bearing cash deposits declined $1.9 million, from $10.0 million at December 31, 2001 to $8.1 million at December 31, 2002. Overall, average total interest-earning assets increased $73.6 million from December 31, 2001 to December 31, 2002.

     Interest Expense. Interest expense decreased to $9.4 million for the year ended December 31, 2002 compared to $9.8 million for 2001. The decline in interest expense was attributable to a sharp decline in the interest rates paid on deposit accounts. The average cost of average interest-bearing liabilities declined from 4.76% for the year ended December 31, 2001 to 3.40% for the year ended December 31, 2002. Over the same period, the average balance of deposits increased from $180.2 million for the year ended December 31, 2001 to $244.9 million at December 31, 2002.

Provision for Loan Losses. The Company determined that an additional $795,000 in provision for loan losses was required for the year ended December 31, 2002. For the year ended December 31, 2001, the Company determined that a provision for loan losses of $222,000 was required.

     Non-Interest Expense. Total non-interest expense for the year ended December 31, 2002 was $5.2 million, compared to $5.5 million in 2001. The decline was the result of the Company incurring a $1.4 million curtailment expense in 2001 to terminate its defined benefit pension plan. Other increases in non-interest expense are the result of additional staffing and the acquisition of two branches in Fulton, Kentucky. See Notes 2 and 9 of Notes to Consolidated Financial Statements.

     Income Taxes. The effective tax rate for the year ended December 31, 2002 was 33.8%, compared to 34.6% for 2001.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

     Net Income. The Company's net income for the year ended December 31, 2001 was $1.8 million compared to $2.7 million for the year ended December 31, 2000.

     Net Interest Income. Net interest income for the year ended December 31, 2001 was $7.8 million, compared to $7.2 million for the year ended December 31, 2000. The increase in net interest income for the year ended December 31, 2001 was primarily due to loan growth. For the year ended December 31, 2001, the Company's average yield on total interest-earning assets was 7.05%, compared to 7.42% for the year ended December 31, 2000, and its average cost of interest-bearing liabilities was 4.76%, compared to 5.14% for the year ended December 31, 2000. As a result, the Company's interest rate spread for the year ended December 31, 2001 was 2.29%, compared to 2.28% for the year ended December 31, 2000, and its net interest margin was 3.13% for the year ended December 31, 2001, compared to 3.28% for the year ended December 31, 2000.

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

     Interest Expense. Interest expense increased to $9.8 million for the year ended December 31, 2001, compared to $9.1 million for 2000. The increase was attributable to an increase in deposits which offset lower interest rates paid on deposits. The average cost of average interest bearing liabilities declined from 5.14% for the year ended December 31, 2000 to 4.76% for the year ended December 31, 2001. Over the same period, the average balance of deposits increased from $159.3 million for the year ended December 31, 2000 to $180.2 million at December 31, 2001.

     Provision for Loan Losses. The Company determined that an additional $222,000 provision for loan loss was required for the year ended December 31, 2001. For the year ended December 31, 2000, the Company determined that a $431,000 provision for loan loss was warranted.

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

     Capital Resources. At December 31, 2002, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS' regulatory capital requirements, and for a tabular presentation of the Bank's compliance with such requirements, see Note 15 of Notes to Consolidated Financial Statements.

     Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2002, the Bank had outstanding advances of $23.6 million from the FHLB. See Note 8 of Notes to Consolidated Financial Statements.

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

     A portion of the Bank's liquidity consists of cash and cash equivalents. At December 31, 2002, cash and cash equivalents totaled $14.0 million. The level of these assets depends upon the Bank's operating, investing and financing activities during any given period.

     Cash flows from operating activities for the years ended December 31, 2000, 2001 and 2002 were $1.9 million, $4.3 million, and $4.4 million, respectively.

     Cash flows from investing activities were a net use of funds of $34.9 million, $55.0 million and $25.5 million in 2002, 2001 and 2000, respectively. A principal source of cash flows in this area has been proceeds from the maturities of held-to-maturity securities, the volume of which reflects the prior emphasis on investments in such securities over loans. These proceeds were a source of cash flows of $2.2 million for 2000, $3.3 million for 2001 and $1.6 million for 2002. At the same time, the investment of cash in loans was$80.1 million in 2002, $42.1 million in 2001 and $16.2 million in 2000. There were no purchases of held-to-maturity securities in 2000, 2001 and 2002. Maturities and sales of securities available for sale exceeded purchases of such securities by $43.1 million in 2002. Purchases of securities available for sale exceeded maturities and sales of securities available for such securities by $15.3 million and $11.4 million in 2001 and 2000 respectively. The Bank utilized excess deposit funds acquired in the Fulton Division acquisition of approximately $46 million to fund loan growth and to reduce the Company's debt with the FHLB of Cincinnati. At December 31, 2002, the Company had liquidated advances from the FHLB of Cincinnati totaling $15.1 million net.

     At December 31, 2002, the Bank had $6.3 million in outstanding commitments to originate loans and unused lines of credit of $17.1 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $126.3 million at December 31, 2002. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations.

     Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, changes in interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF DEPLOYMENT OF UNITED STATES MILITARY

     The Company's corporate headquarters, Hopkinsville, Kentucky, is approximately 15 miles north of Fort Campbell, Kentucky, home of the 101st Air Assault Division of the U.S. Army. Approximately 26,000 military personal are assigned to this facility. A large percentage of these troops have been or will soon be deployed overseas. Management anticipates that this deployment will result in a reduction of business activity in the community. While management believes that the direct impact on the Company is limited, the reduction in economic activity will adversely affect many of the Company's customers. The Company anticipates a possible increase in the amounts of classified assets during the military deployment. In particular, management is evaluating its exposure to the rental real estate market that services the military community. Management believes that the risk of loss is minimal and will fund the allowance for loan losses as necessary.

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

                          Independent Auditors' Report

The Board of Directors
HopFed Bancorp, Inc.
Hopkinsville, Kentucky

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2002, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ Rayburn, Betts & Bates, P.C.

Nashville, Tennessee
January 31, 2003

                      HOPFED BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001
                             (DOLLARS IN THOUSANDS)

         Assets                                                                   2002          2001
                                                                              ------------   ------------
Cash and due from banks (note 10)                                             $      9,288          3,941
Interest-earning deposits in Federal Home Loan Bank                                    905             39
Federal funds sold                                                                   3,840            690
                                                                              ------------   ------------
Cash and cash equivalents                                                           14,033          4,670
Securities available for sale (note 3)                                             103,147        100,519
Securities held to maturity, market value of
 $3,032 for 2002 and $4,664 for 2001, respectively (note 3)                          2,932          4,462
Loans held for sale at estimated fair value (note 4)                                     -            928
Loans receivable, net of allowance for loan losses of
 $1,455 for 2002 and $923 for 2001, respectively (note 4)                          292,095        170,016
Accrued interest receivable                                                          2,329          1,405
Premises and equipment, net (note 5)                                                 4,959          3,315
Deferred tax assets  (note 12)                                                           -             82
Intangible asset (notes 2 and 6)                                                     2,511              -
Goodwill (note 6)                                                                    3,689              -
Bank owned life insurance (note 2)                                                   1,547              -
Other assets                                                                           260            242
                                                                              ------------   ------------

            Total assets                                                      $    427,502        285,639
                                                                              ============   ============

         Liabilities and Stockholders' Equity

Liabilities:
   Deposits:  (note 7)
     Non-interest-bearing accounts                                            $     19,120          7,216
     Interest-bearing accounts:
        NOW accounts                                                                33,215         12,419
        Money market accounts                                                       47,360         32,173
        Savings                                                                      9,107          9,222
        Other time deposits                                                        244,853        139,286
                                                                              ------------   ------------
              Total deposits                                                       353,655        200,316

   Advances from borrowers for taxes and insurance                                     211            201
   Advances from Federal Home Loan Bank (note 8)                                    23,623         38,747
   Dividends payable                                                                   399            399
   Deferred tax liability (note 12)                                                     47              -
   Accrued expenses and other liabilities (note 11)                                  2,689          2,387
                                                                              ------------   ------------

              Total liabilities                                                    380,624        242,050
                                                                              ============   ============

See notes to consolidated financial statements.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                           DECEMBER 31, 2002 AND 2001
                             (DOLLARS IN THOUSANDS)

                                                                                  2002           2001
                                                                              ------------   ------------
Stockholders' equity (notes 11, 15 and 16):
   Common stock, par value $.01 per share;
    authorized - 7,500,000 shares; 4,039,305 issued and 3,630,396 outstanding at December 31, 2002 and 4,039,305 issued and 3,631,538 outstanding at
    December 31, 2001                                                         $         40             40
   Additional paid-in capital                                                       25,714         25,714
   Retained earnings-substantially restricted                                       25,106         22,110
   Treasury stock (at cost, 408,909 shares at December 31, 2002
    and 407,767 at December 31, 2001)                                               (4,857)        (4,845)
   Accumulated other comprehensive income, net of taxes                                875            570
                                                                              ------------   ------------

        Total stockholders' equity                                                  46,878         43,589
                                                                              ------------   ------------

        Total liabilities and stockholders' equity                            $    427,502        285,639
                                                                              ============   ============

   Commitments and contingencies (notes 10, 11 and 14)

See notes to consolidated financial statements.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    2002           2001           2000
                                                ------------   ------------   ------------
Interest income:
   Loans receivable                             $     15,200         11,531          9,299
   Securities available for sale                       4,424          5,108          6,349
   Securities held to maturity                           291            456            637
   Interest-earning deposits in Federal
     Home Loan Bank                                      127            467             58
                                                ------------   ------------   ------------

        Total interest income                         20,042         17,562         16,343
                                                ------------   ------------   ------------

Interest expense:
   Deposits (note 7)                                   8,090          8,706          7,931
   Advances from Federal Home Loan Bank                1,330          1,046          1,181
                                                ------------   ------------   ------------

        Total interest expense                         9,420          9,752          9,112
                                                ------------   ------------   ------------
Net interest income                                   10,622          7,810          7,231

Provision for loan losses (note 4)                       795            222            431
                                                ------------   ------------   ------------

        Net interest income after
            provision for loan losses                  9,827          7,588          6,800
                                                ------------   ------------   ------------

Non-interest income:
   Loan fees                                             681            238            171
   Service charges                                       711            280            268
   Realized gain on sale of premises
    and equipment, net                                   112              -              -
   Realized gain from sale of securities
    available for sale                                   568             88              -
   Other operating income                                240            111             70
                                                ------------   ------------   ------------

        Total non-interest income                      2,312            717            509
                                                ------------   ------------   ------------
Non-interest expenses:
   Salaries and benefits (note 11)                     2,806          3,344          2,089
   Deposit insurance premium                              36             32             35
   Occupancy expense                                     436            421            205
   Data processing                                       418            197            163
   Other operating expenses                            1,503          1,499            778
                                                ------------   ------------   ------------

        Total non-interest expense                     5,199          5,493          3,270
                                                ------------   ------------   ------------

Income before income tax expense                       6,940          2,812          4,039
Income tax expense (note 12)                           2,346            973          1,373
                                                ------------   ------------   ------------

Net income                                      $      4,594          1,839          2,666

Earnings per share (note 17):
   Basic                                        $       1.26           0.49           0.67
                                                ============   ============   ============
   Fully diluted                                $       1.26           0.49           0.67
                                                ============   ============   ============

Weighted average shares outstanding - basic        3,630,668      3,758,053      3,979,664
                                                ============   ============   ============
Weighted average shares outstanding - diluted      3,636,480      3,764,692      3,979,664
                                                ============   ============   ============

See notes to consolidated financial statements.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                             (DOLLARS IN THOUSANDS)

                                                    2002           2001          2000
                                                ------------   ------------   ------------
Net income                                      $      4,594          1,839          2,666

Other comprehensive income, net of tax
 (note 20):

Unrealized gain on investment securities
 available for sale                                      680            565            962

Minimum pension liability adjustment                       -            222           (222)

Reclassification adjustment for gains included
 in net income                                          (375)           (58)             -
                                                ------------   ------------   ------------

Comprehensive income                            $      4,899          2,568          3,406
                                                ============   ============   ============

See notes to consolidated financial statements.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                       Additional
                                                           Common         Common        Paid-in       Retained
                                                           Shares          Stock        Capital       Earnings
                                                         -----------    -----------   -----------   -----------
Balance, January 1, 2000                                   3,942,500    $        39        24,214        20,990
Net income                                                         -              -             -         2,666
Minimum pension liability adjustment, net of
 income taxes of $114                                              -              -             -             -
Net change in unrealized gains (losses)
 on securities available for sale, net of
 income taxes of $496                                              -              -             -             -
Issuance of common stock - MRP                                61,849              1           974             -
Recovery of proceeds on issuance of common stock                   -              -            40             -
Purchase of treasury stock                                  (149,354)             -             -             -
Dividends ($0.41 per share)                                        -              -             -        (1,760)
                                                         -----------    -----------   -----------   -----------
Balance, December 31, 2000                                 3,854,995             40        25,228        21,896
Net income                                                         -              -             -         1,839
Minimum pension liability adjustment, net of
 income tax of $114                                                -              -             -             -
Net change in unrealized gains (losses)
 on securities available for sale, net of
 income taxes of $261                                              -              -             -             -
Issuance of common stock - MRP                                34,956              -           486             -
Purchase of treasury stock                                  (258,413)             -             -             -
Dividends ($0.44 per share)                                        -              -             -        (1,625)
                                                         -----------    -----------   -----------   -----------
Balance, December 31, 2001                                 3,631,538             40        25,714        22,110
Net income                                                         -              -             -         4,594
Net change in unrealized gains (losses)
 on securities available for sale, net of
 income taxes of $157                                              -              -             -             -
Purchase of treasury stock                                    (1,142)             -             -             -
Dividends ($0.44 per share)                                        -              -             -        (1,598)
                                                         -----------    -----------   -----------   -----------
Balance, December 31, 2002                                 3,630,396    $        40        25,714        25,106
                                                         ===========    ===========   ===========   ===========

                                                                        Accumulated
                                                                            Other
                                                          Treasury     Comprehensive      Total
                                                            Stock      Income (Loss)      Equity
                                                         -----------   -------------   -----------
Balance, January 1, 2000                                           -           (899)        44,344
Net income                                                         -              -          2,666
Minimum pension liability adjustment, net of
 income taxes of $114                                              -           (222)          (222)
Net change in unrealized gains (losses)
 on securities available for sale, net of
 income taxes of $496                                              -            962            962
Issuance of common stock - MRP                                     -              -            975
Recovery of proceeds on issuance of common stock                   -              -             40
Purchase of treasury stock                                    (1,643)             -         (1,643)
Dividends ($0.41 per share)                                        -              -         (1,760)
                                                         -----------   -------------   -----------
Balance, December 31, 2000                                    (1,643)          (159)        45,362
Net income                                                         -              -          1,839
Minimum pension liability adjustment, net of
 income tax of $114                                                -            222            222
Net change in unrealized gains (losses)
 on securities available for sale, net of
 income taxes of $261                                              -            507            507
Issuance of common stock - MRP                                     -              -            486
Purchase of treasury stock                                    (3,202)             -         (3,202)
Dividends ($0.44 per share)                                        -              -         (1,625)
                                                         -----------   -------------   -----------
Balance, December 31, 2001                                    (4,845)           570         43,589
Net income                                                         -              -          4,594
Net change in unrealized gains (losses)
  on securities available for sale, net of
  income taxes of $157                                             -            305            305
Purchase of treasury stock                                       (12)             -            (12)
Dividends ($0.44 per share)                                        -              -         (1,598)
                                                         -----------   -------------   -----------
Balance, December 31, 2002                                    (4,857)           875         46,878
                                                         ===========   =============   ===========

See notes to consolidated financial statements.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                             (DOLLARS IN THOUSANDS)

                                                                  2002             2001            2000
                                                               ------------    ------------    ------------
Cash flows from operating activities:
   Net income                                                  $      4,594           1,839           2,666
   Adjustments to reconcile net income to net
    cash provided by operating activities:
       Provision for loan losses                                        795             222             431
       Depreciation                                                     236             157             119
       Amortization of intangible assets                                126               -               -
       Amortization (accretion) of investment premiums                  399              (7)            144
        and discounts, net
       Provision (benefit) for deferred income taxes                    129            (463)             91
       Stock dividends on Federal Home Loan Bank stock                 (107)           (148)           (150)
       Gain on sale of premises and equipment                             -               -              (9)
       Compensation expense recognized on MRP shares                      -               -             549
       Gain on sale of securities available for sale                   (568)            (88)              -
       Curtailment loss                                                   -           1,400               -
       (Increase) decrease in:
         Accrued interest receivable                                   (924)            880          (1,190)
         Other assets                                                   638             (81)           (233)
       Increase (decrease) in:
         Accrued expenses and other liabilities                        (904)            593            (515)
                                                               ------------    ------------    ------------

       Net cash provided by operating activities                      4,414           4,304           1,903
                                                               ------------    ------------    ------------

Cash flows from investing activities:

   Proceeds from maturities of securities held to maturity            1,585           3,341           2,170
   Proceeds from sales, calls and maturities of securities
    available for sale                                               78,533          82,751          12,507
   Purchase of securities available for sale                        (35,477)        (98,085)        (23,898)
   Net increase in loans                                            (80,109)        (42,012)        (16,195)
   Proceeds from sale of foreclosed asset                                42               -               -
   Purchases of premises and equipment                                 (795)         (1,030)            (96)
   Proceeds from sale of premises and equipment                           -               -              16
   Purchase of branch location, net of
    funds received                                                    1,304               -               -
                                                               ------------    ------------    ------------

       Net cash used in investing activities                        (34,917)        (55,035)        (25,496)
                                                               ------------    ------------    ------------

See notes to consolidated financial statements.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                             (DOLLARS IN THOUSANDS)

                                                                   2002           2001             2000
                                                               ------------    ------------    ------------
Cash flows from financing activities:

   Net increase in demand deposits,
    savings, money market, NOW accounts and
    time deposits                                              $     56,590          34,712           4,699
   Increase in advance payments
    by borrowers for taxes and insurance                                 10              43               2
   Advances from Federal Home Loan Bank                              21,000          21,707          17,040
   Repayment of advances from Federal Home
    Loan Bank                                                       (36,124)              -               -
   Purchase of treasury stock                                           (12)         (3,202)         (1,643)
   Dividends paid                                                    (1,598)         (1,666)         (1,626)
   Recovery of proceeds from issuance of common stock                     -               -              40
                                                               ------------    ------------    ------------

       Net cash provided by financing activities                     39,866          51,594          18,512
                                                               ------------    ------------    ------------

Increase (decrease) in cash and cash equivalents                      9,363             863          (5,081)

Cash and cash equivalents, beginning of period                        4,670           3,807           8,888
                                                               ------------    ------------    ------------

Cash and cash equivalents, end of period                       $     14,033           4,670           3,807
                                                               ============    ============    ============

Supplemental disclosures of Cash Flow Information:

   Interest paid                                               $      9,023           8,690           9,112
                                                               ============    ============    ============

   Income taxes paid                                           $      2,545           1,499           1,600
                                                               ============    ============    ============

Supplemental Disclosures of Non-cash Investing
   and Financing Activities:
   Foreclosures and in substance foreclosures
    of loans during year                                       $         42               -             142
                                                               ============    ============    ============

   Net unrealized gains on investment securities
    classified as available for sale                           $      1,325             768           1,458
                                                               ============    ============    ============

   Increase in deferred tax liability
    related to unrealized gains on investments                 $       (157)           (261)           (496)
                                                               ============    ============    ============

   Dividends declared and payable                              $        399             399             441
                                                               ============    ============    ============

   Issue of common stock to MRP                                $          -             486             975
                                                               ============    ============    ============

See notes to consolidated financial statements.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001 AND 2000

(1)  Summary of Significant Accounting Policies:

     The accounting and reporting policies of HopFed Bancorp, Inc. (the
          "Company") and subsidiaries conform with accounting principles generally accepted in the United States of America and to general practice within the banking industry. The following is a description of the more significant accounting policies which the Company follows in preparing and presenting its consolidated financial statements.

     Basis of Presentation

     The consolidated financial statements include the accounts of Hopfed
          Bancorp, Inc. its wholly-owned subsidiary Heritage Bank (the "Bank") and its wholly-owned subsidiary, Fall and Fall Insurance, for the year ended December 31, 2002. The accompanying consolidated financial statements as of December 31, 2001 and prior include the amounts of the Company and the Bank. All significant intercompany transactions and balances are eliminated in consolidation.

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

     The Bank established, in accordance with the requirements of the Office of Thrift Supervision (OTS), a liquidation account for approximately $18,733,000, the amount of the Bank's net worth as of the date of the latest statement of financial condition, September 30, 1997, appearing in the IPO prospectus supplement. The liquidation account is for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion.

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

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001 AND 2000

(1)  Summary of Significant Accounting Policies: (Continued)
     Estimates

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains appraisals for significant properties. The fair value disclosure of financial instruments is an estimate that can be computed within a range.

     Cash and Cash Equivalents

     For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as cash on hand, amounts due on demand from banks, interest-earning deposits in the Federal Home Loan Bank and federal funds sold with maturities of three months or less. Securities

     The Company reports debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i) "held to maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at cost, adjusted for premiums and discounts that are recognized in interest income; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and
          (iii) "available for sale" (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as a separate component of stockholders' equity. At the time of new security purchases, a determination is made as to the appropriate classification. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders' equity, net of any tax effect. Cost of securities sold is recognized using the specific identification method.

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

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001 AND 2000

(1)  Summary of Significant Accounting Policies: (Continued)
     Loans Receivable (Continued)

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

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001 AND 2000

(1)  Summary of Significant Accounting Policies: (Continued)
     Income Taxes

     Income taxes are accounted for through the use of the asset and liability method. Under the asset and liability method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date. The Company files its federal income tax return on a consolidated basis with its subsidiaries.

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

               Land improvements                          5-15 years
               Buildings                                    40 years
               Furniture and equipment                    5-15 years

     Goodwill

     Beginning January 1, 2002 with the adoption of SFAS 142, Goodwill and Other
          Intangible Assets, goodwill is no longer amortized, but instead tested for impairment at least annually.

     Intangible Assets

     The intangible assets for insurance contracts and core deposits are amortized using the straight-line method over the estimated period of benefit of seven years. The Company periodically evaluates the recoverability of the intangible assets and takes into account events or circumstances that warrant a revised estimate of the useful lives or indicates that an impairment exists.

     Advertising

     The Company expenses the production cost of advertising as incurred.

     Financial Instruments

     In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001 AND 2000

(1)  Summary of Significant Accounting Policies: (Continued)
     Fair Values of Financial Instruments

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     Cash and cash equivalents
     The carrying amounts of cash and cash equivalents approximates their fair value.

     Available for sale and held to maturity securities

     Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans receivable
     For variable rate loans that reprice annually and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate mortgage loans and fixed rate commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Deposits
     The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected annual maturities on time deposits.

     Advances from borrowers for taxes and insurance
     The carrying amounts of advances from borrowers for taxes and insurance approximate their fair value.

     Advances from the Federal Home Loan Bank
     The carrying amounts of other borrowed funds approximate their fair values since such borrowings mature within 90 days.

     Accrued interest
     The carrying amounts of accrued interest approximate their fair values.

     Off-balance-sheet instruments
     Off-balance-sheet lending commitments approximate their fair values due to the short period of time before the commitment expires.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                          (TABLE AMOUNTS IN THOUSANDS)

(1)  Summary of Significant Accounting Policies: (Continued)
     Earnings Per Share
     Earnings per share (EPS) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding plus dilutive common stock equivalents (CSE). CSE consists of dilutive stock options granted through the Company's stock option plan. Common stock equivalents which are considered antidilutive are not included for the purposes of this calculation. During 2002, 2001 and 2000, there were no antidilutive CSEs.

     Stock Options

     The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS 123, Accounting for Stock-Based Compensation. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS 123 requires entities which continue to apply the provisions of APB Opinion No. 25 to provide pro-forma earnings per share disclosure for stock option grants made in 1995 and subsequent years as if the fair value based method defined in SFAS 123 had been applied. SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB No. 123, provides that an entity that has transitioned to the accounting treatment prescribed by SFAS 123 may use the intrinsic value method in lieu of the fair value based method for determining the fair value of stock options at the date of grant. SFAS 148 requires disclosure in addition to SFAS 123 if APB opinion No. 25 is currently being applied (see Effect of New Accounting Pronouncements).

     The Company applies Accounting Principles Board Opinion No. 25 (APB 25),
          Accounting for Stock Issued to Employees, and related interpretations in accounting for the plan. No compensation cost has been recognized for the plan because the stock option price is equal to or greater than the fair value at the grant date. Following is a reconciliation of reported and pro forma net income and earnings per share had compensation cost for the plan been determined based on the fair value of SFAS 123, Accounting for Stock-Based Compensation, as amended:

                                                                                Year Ended
                                                                               December 31,
                                                               --------------------------------------------
                                                                   2002            2001            2000
                                                               ------------    ------------    ------------
          Net income:
            As reported                                        $      4,594           1,839           2,666

          Deduct:  Total stock-based employee
            compensation expense determined under
            fair value based method for
            all awards granted, net of related tax
            effects                                                     (62)            (46)            (14)
                                                               ------------    ------------    ------------
          Pro forma net income                                 $      4,532           1,793           2,652
                                                               ============    ============    ============

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
              (TABLE AMOUNT IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1)  Summary of Significant Accounting Policies: (Continued)
     Stock Options (Continued)

                                                                                  Year Ended
                                                                                 December 31,
                                                               --------------------------------------------
                                                                    2002            2001          2000
                                                               ------------    ------------    ------------
          Earnings per share:
             Basic - as reported                               $       1.26            0.49            0.67
                                                               ============    ============    ============
             Basic - pro forma                                         1.25            0.49            0.67
                                                               ============    ============    ============
             Diluted - as reported                             $       1.26            0.49            0.67
                                                               ============    ============    ============
             Diluted - pro forma                                       1.25            0.48            0.67
                                                               ============    ============    ============

     Effect of New Accounting Pronouncements

     In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement
          Obligations. SFAS 143, establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets. The provisions of this statement are effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement.

     In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or
          Disposal of Long-Lived Assets. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The Company did not experience any material impact on its financial position, results of operations and cash flow subsequent to the effective date of this statement.

     In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No.
          4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 rescinds SFAS 4 and 64, relative to debt extinguishments and provides that gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No 30. Applying the provisions of APB Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The Statement amends SFAS 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Finally, the Statement rescinds SFAS 44, Accounting for Intangible Assets of Motor Carriers, and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of the Statement relative to accounting for leases were effective for transactions occurring after May 15, 2002.

                      HopFed Bancorp, Inc. and Subsidiaries

                        December 31, 2002, 2001 and 2000

(1)  Summary of Significant Accounting Policies: (Continued)
     Effect of New Accounting Pronouncements (Continued)
     Implementation of these provisions of the Statement had no impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement.

     In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of the Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of the statement.

     In October 2002, the FASB issued SFAS 147, Acquisitions of Certain
          Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. SFAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, providing interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of SFAS 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible and identifiable intangible assets acquired as an identifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS 144 requires for other long-lived assets that are held and used. Provisions that relate to the application of the purchase method of accounting, are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions that relate to accounting for the impairment or disposal of certain long-term customer relationship intangible assets are effective on October 1, 2002. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000

(1)  Summary of Significant Accounting Policies: (Continued)
     Effect of New Accounting Pronouncements (Continued)
     In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based
          Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123. SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the Statement are effective for financial statements of fiscal years ending after December 15, 2002. Interim disclosures are required for reports containing condensed financial statements for periods beginning after December 15, 2002. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement.

     Reclassification
     Certain 2001 and 2000 amounts have been reclassified to conform to the December 31, 2002 presentation.

(2)  Acquisition:
     The Company's wholly-owned subsidiary, Heritage Bank (the Bank), completed the purchase of the operating assets and assumed the deposits and certain liabilities of the Fulton, Kentucky division of Old National Bank (Fulton Division) and Fall and Fall Insurance (Fall and Fall), a full service insurance agency on September 5 and 6, 2002. The Company believes that this acquisition enhances its position in the markets of Northwestern Tennessee and Southwestern Kentucky.

     The consolidated statement of income of the Company for the year ended
          December 31, 2002, includes the results of operations for the Fulton Division and Fall and Fall from the September 5, 2002 acquisition date. The acquisition resulted in approximately $3.7 million of goodwill, $2.5 million of core deposit intangible assets and $128,000 of other intangible assets, all of which are deductible for tax purposes. The amount allocated to the core deposit intangible was determined by an independent valuation and is being amortized over the estimated useful life of seven years using the straight-line method. The amount allocated to other intangibles represents the identified intangible asset for insurance contracts from Fall and Fall. This intangible asset is being amortized over the estimated useful life of seven years using the straight-line method.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
             (TABLE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(2)  Acquisition: (Continued)
     The following condensed balance sheet discloses amounts assigned to each major asset and liability caption at the date of acquisition:

          Assets:
                Cash and due from banks                  $     1,304
                Securities available for sale                 45,002
                Loans                                         41,879
                Premises and equipment                         1,085
                Goodwill                                       3,689
                Intangible assets                              2,637
                Bank owned life insurance                      1,547
                Other assets                                     657
                                                         -----------
                                     Total assets        $    97,800
                                                         ===========

          Liabilities:
                Deposits                                 $    96,750
                Accrued expenses and other liabilities         1,050
                                                         -----------
                                     Total liabilities   $    97,800
                                                         ===========

     The following represents supplemental pro forma disclosure required by SFAS 141 for the years ended December 31, 2002 and 2001, of interest income, non-interest income, net income and earnings per share as though the business combination had been completed as of January 1, 2002 and 2001.

                                                  For the Year Ended
                                                      December 31,
                                             ---------------------------
                                                  2002          2001
                                             -------------  ------------
          Interest income                    $      22,877        22,930
          Non-interest income                        2,868         1,684
          Net income                                 4,615         2,289
          Earnings per share:
              Basic                                   1.27           .61
              Diluted                                 1.27           .61

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                           (TABLE AMOUNTS IN THOUSANDS)

(3)  Securities:
     Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their estimated fair values follow:

                                                           December 31, 2002
                                       -----------------------------------------------------------
                                                         Gross           Gross         Estimated
                                        Amortized      Unrealized      Unrealized         Fair
                                          Cost           Gains           Losses           Value
                                       ------------   ------------    ------------    ------------
       Available for sale securities
       Restricted:
         FHLB stock                    $      2,391              -               -           2,391
         Intrieve stock                          15              -               -              15
                                       ------------   ------------    ------------    ------------

                                              2,406              -               -           2,406
                                       ------------   ------------    ------------    ------------
       Unrestricted:
         U.S. government and
          agency securities:
            FHLB debt securities             24,294            245               -          24,539
         Corporate bonds                      5,913             17             (20)          5,910
         Municipal bonds                     11,827             95            (119)         11,803
         Mortgage-backed securities:
            GNMA                             10,886            210               -          11,096
            FNMA                             14,764            309               -          15,073
            FHLMC                            16,592            391               -          16,983
            CMO                              15,140            197               -          15,337
                                       ------------   ------------    ------------    ------------

                                             99,416          1,464            (139)        100,741
                                       ------------   ------------    ------------    ------------

                                       $    101,822          1,464            (139)        103,147
                                       ============   ============    ============    ============

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                          (Table Amounts in Thousands)

(3)    Securities: (Continued)

                                                          December 31, 2001
                                       -----------------------------------------------------------
                                                         Gross           Gross         Estimated
                                        Amortized      Unrealized      Unrealized         Fair
                                          Cost           Gains           Losses           Value
                                       ------------   ------------    ------------    ------------
       Available for sale securities
       Restricted:
         FHLB stock                    $      2,284              -               -           2,284
         Intrieve stock                          15              -               -              15
                                       ------------   ------------    ------------    ------------

                                              2,299              -               -           2,299
                                       ------------   ------------    ------------    ------------
       Unrestricted:
         U.S. government and
          agency securities:
          FHLB debt securities         $     20,218            393             (24)         20,587
         FFCB                                   515              9               -             524
         Municipal bonds                      4,372              -            (210)          4,162
         Mortgage-backed securities:
            GNMA                             17,347             76               -          17,423
            FNMA                             19,353             90               -          19,443
            FHLMC                            21,523             44               -          21,567
            CMO                              14,029            485               -          14,514
                                       ------------   ------------    ------------    ------------

                                             97,357          1,097            (234)         98,220
                                       ------------   ------------    ------------    ------------

                                       $     99,656          1,097            (234)        100,519
                                       ============   ============    ============    ============

     The scheduled maturities of debt securities available for sale at
          December 31, 2002 and 2001 were as follows:
                                                                     Estimated
                                                       Amortized        Fair
            2002                                          Cost          Value
           ------                                    ------------   ------------
       Due within one year                           $      1,004          1,013
       Due in one to five years                            17,850         17,908
       Due in five to ten years                            15,287         15,402
       Due after ten years                                  7,893          7,929
                                                     ------------   ------------
                                                           42,034         42,252
       Mortgage-backed securities                          57,382         58,489
                                                     ------------   ------------

          Total unrestricted securities
           available for sale                        $     99,416        100,741
                                                     ============   ============

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                          (Table Amounts in Thousands)

(3)  Securities: (Continued)

                                                                     Estimated
                                                       Amortized       Fair
           2001                                          Cost          Value
           ----                                      ------------   ------------
       Due within one year                            $         -              -
       Due in one to five years                            14,685         14,952
       Due in five to ten years                             5,235          5,240
       Due after ten years                                  5,185          5,081
                                                     ------------   ------------
                                                           25,105         25,273

       Mortgage-backed securities                          72,252         72,947
                                                     ------------   ------------

          Total unrestricted securities
            available for sale                       $     97,357         98,220
                                                     ============   ============

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

     During 2002, the Company sold investment securities classified as available-for-sale for proceeds of $56.8 million resulting in gross gains of $584,000 and losses of $16,000.

                                                          December 31, 2002
                                       -----------------------------------------------------------
                                                         Gross           Gross         Estimated
                                        Amortized      Unrealized      Unrealized         Fair
                                          Cost           Gains           Losses           Value
                                       ------------   ------------    ------------    ------------
       Held to maturity securities

       Mortgage-backed securities:
         GNMA                          $      2,675             94             -             2,769
         FNMA                                   257              6             -               263
                                       ------------   ------------    ------------    ------------

                                       $      2,932            100             -             3,032
                                       ============   ============    ============    ============

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                          (TABLE AMOUNTS IN THOUSANDS)

(3)  Securities: (Continued)

                                                          December 31, 2001
                                       -----------------------------------------------------------
                                                         Gross           Gross         Estimated
                                        Amortized      Unrealized      Unrealized         Fair
                                          Cost           Gains           Losses           Value
                                       ------------   ------------    ------------    ------------
       Held to maturity securities

       Mortgage-backed securities:
         GNMA                          $      4,197            195               -           4,392
         FNMA                                   265              7               -             272
                                       ------------   ------------    ------------    ------------

                                       $      4,462            202               -           4,664
                                       ============   ============    ============    ============

(4)  Loans Held for Sale, Net and Loans Receivable, Net:
     Loans held for sale, net are summarized as follows:

                                               2002           2001
                                           ------------   ------------

       One-to-four family loans            $          -            928
                                           ============   ============

     The Company originates most fixed rate loans for immediate sale to the Federal Home Loan Mortgage Corporation (FHLMC) or other investors. Generally, the sale of such loans is arranged at the time the loan application is received through commitments.

     The components of loans receivable in the consolidated balance sheets as of December 31, 2002 and 2001 were as follows:

                                                         2002           2001
                                                     ------------   ------------
       Real estate loans:
         One-to-four family                          $    171,453        111,768
         Multi-family                                       4,547          2,448
         Construction                                       1,757          5,617
         Non-residential                                   32,368         18,445
                                                     ------------   ------------
              Total mortgage loans                        210,125        138,278
       Loans secured by deposits                            3,003          2,191
       Other consumer loans                                44,238         16,455
       Commercial loans                                    36,184         14,943
                                                     ------------   ------------
                                                          293,550        171,867
       Less:
       Loans held for sale                                      -            928
       Less allowance for loan losses                       1,455            923
                                                     ------------   ------------
                                                     $    292,095        170,016
                                                     ============   ============

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                           (TABLE AMOUNTS IN THOUSANDS)

(4)  Loans Held for Sale, Net and Loans Receivable, Net: (Continued)
     Impaired loans and related valuation allowance amounts at December 31, 2002 and 2001 were as follows:

                                                         2002           2001
                                                     ------------   ------------
       Recorded investment                           $        833            766
                                                     ============   ============
       Valuation allowance                           $        177            163
                                                     ============   ============

     The average recorded investment in impaired loans for the years ended
          December 31, 2002, 2001 and 2000 was $869,000, $810,000 and $253,000,
          respectively. Interest income recognized on impaired loans was not significant during the years ended December 31, 2002, 2001 and 2000.

     An analysis of the change in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000 follows:

                                            2002          2001          2000
                                         ----------    ----------    ----------
       Balance at beginning of year      $      923           708           278
       Loans charged off                       (272)           (7)           (1)
       Recoveries                                 9             -             -
       Provision for loan losses                795           222           431
                                         ----------    ----------    ----------
       Balance at end of year            $    1,455           923           708
                                         ==========    ==========    ==========

     Nonaccrual loans totaled $833,000 and $149,000 at December 31, 2002 and
          2001, respectively.

     Loans three months or more past due still accruing interest totaled approximately $402,000 as of December 31, 2001. There were no loans three months or more past due still accruing interest as of December 31, 2002.

(5)  Premises and Equipment:
     Components of premises and equipment included in the consolidated balance sheets as of December 31, 2002 and 2001 consisted of the following:

                                                         2002           2001
                                                     ------------   ------------
       Land                                          $        904            838
       Land improvements                                       84             87
       Buildings                                            3,852          2,478
       Furniture and equipment                              1,284            882
                                                     ------------   ------------
                                                            6,124          4,285
       Less accumulated depreciation                        1,165            970
                                                     ------------   ------------
                                                     $      4,959          3,315
                                                     ============   ============

     Depreciation expense was approximately $236,000, $157,000 and $119,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                           (TABLE AMOUNTS IN THOUSANDS

(6)  Intangible Assets:
     Under the provisions of SFAS No. 142, goodwill is tested for impairment on an annual basis and as events or circumstances change that would more likely than not reduce fair value below its carrying amount. The Company completed its review and determined there was no impairment of goodwill as of December 31, 2002.

     The changes in the carrying amounts of other intangible assets for the year ended December 31, 2002 is as follows:

                                                       Insurance
                                        Core Deposit   Contracts
                                         Intangible    Intangible      Total
                                         ----------    ----------    ----------
       Balance, January 1, 2002          $        -             -             -

       Fulton Division acquisition            2,509             -         2,509
       Fall and Fall acquisition                  -           128           128
       Amortization                            (120)           (6)         (126)
                                         ----------    ----------    ----------

       Balance, December 31 2002         $    2,389           122         2,511
                                         ==========    ==========    ==========

     The estimated amortization expense for intangible assets for the subsequent five years is as follows:

                                                        Insurance
                                         Core Deposit   Contracts
                                          Intangible    Intangible      Total
                                          ----------    ----------    ----------
       2003                               $      358            18           376
       2004                                      358            18           376
       2005                                      358            18           376
       2006                                      358            18           376
       2007                                      358            18           376
       Thereafter                                599            32           631
                                          ----------    ----------    ----------

                                          $    2,389           122         2,511
                                          ==========    ==========    ==========

(7)  Deposits:
     At December 31, 2002, the scheduled maturities of other time deposits were as follows:

                2003                                     $   126,417
                2004                                          44,645
                2005                                          18,965
                2006                                          39,274
                2007                                          15,552
                                                         -----------
                                                         $   244,853
                                                         -----------

     The amount of other time deposits with a minimum denomination of $100,000 was approximately $61,740,000 and $25,350,000 at December 31, 2002 and 2001, respectively.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                (TABLE AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

(7)  Deposits: (Continued)
     Interest expense on deposits for the years ended December 31, 2002, 2001 and 2000 are summarized as follows:

                                             2002          2001          2000
                                          ----------    ----------    ----------
       Demand and NOW accounts            $      385           213           222
       Money market accounts                     187           829         1,051
       Savings                                   920           141           194
       Other time deposits                     6,598         7,523         6,464
                                          ----------    ----------    ----------
                                          $    8,090         8,706         7,931
                                          ==========    ==========    ==========

     The Bank maintains clearing arrangements for its demand, NOW and money market accounts with Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2002, average daily clearings were approximately $2,739,000.

(8)  Advances from Federal Home Loan Bank:
     FHLB advances are summarized as follows:

                                                              December 31,
                                       -----------------------------------------------------------
                                                  2002                            2001
                                       ---------------------------    ----------------------------
                                                        Weighted                        Weighted
       Type of Advances                   Amount      Average Rate       Amount       Average Rate
       -----------------------------   ------------   ------------    ------------    ------------
       Fixed-rate                      $     23,623           4.57%   $     38,747            4.24%
                                       ============   ============    ============    ============

     Scheduled maturities of FHLB advances as of December 31, 2002 are as follows:

                                                          Amount at
                Years Ended                                Stated
                December 31,                              Maturity
                ---------------------                    -----------
                2003                                     $       324
                2004-2008                                      5,299
                2009-2011                                     18,000
                                                         -----------
                                                         $    23,623
                                                         ===========

     The Bank has an approved line of credit of $20,000,000 at December 31, 2002 which is secured by a blanket agreement to maintain residential first mortgage loans with a principal value of 125% of the outstanding advances and has a variable interest rate. The Company can increase its borrowings from the FHLB to $88,871,000 at December 31, 2002.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000

(9)  Financial Instruments:
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. The Bank has offered standby letters of credit on a limited basis. As of December 31, 2002, the Bank has not been requested to advance funds on any of the standby letters of credit.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000

(9)  Financial Instruments: (Continued)
     The estimated fair values of financial instruments were as follows at December 31, 2002:

                                                                                    Estimated
                                                                      Carrying         Fair
                                                                       Amount         Value
                                                                    ------------   ------------
       Financial assets:
         Cash and due from banks                                    $      9,288          9,288
         Interest-earning deposits in Federal Home Loan Bank                 905            905
         Federal funds sold                                                3,840          3,840
         Securities available for sale                                   103,147        103,147
         Securities held to maturity                                       2,932          3,032
         Loans receivable                                                292,095        294,724
         Accrued interest receivable                                       2,329          2,329
         Bank owned life insurance                                         1,547          1,547
       Financial liabilities:
         Deposits                                                        353,655        365,710
         Advances from borrowers for taxes and insurance                     211            211
         Advances from Federal Home Loan Bank                             23,623         24,890
       Off-balance-sheet liabilities:
         Commitments to extend credit                                          -              -
         Commercial letters of credit                                          -              -

     The estimated fair values of financial instruments were as follows at December 31, 2001:

                                                                                    Estimated
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

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000

(10) Concentrations of Credit Risk:
     Most of the Bank's business activity is with customers located within the western part of the Commonwealth of Kentucky. The majority of the loans are collateralized by a one-to-four family residence. The Bank requires collateral for all loans.

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

     Cash and cash equivalents with financial institutions exceeded the insurance coverage as of December 31, 2002 and 2001. The excess balance of such items as of December 31, 2002 and 2001 was $3.9 million and $567,000, respectively.

(11) Employee Benefit Plans:
     Pension Plan
     The Bank had maintained a defined benefit pension plan covering substantially all of its employees who satisfy certain age and service requirements. The benefits were based on years of service and the employee's average earnings which were computed using the five consecutive years prior to retirement that yield the highest average. The Bank's funding policy was to contribute annually, actuarially determined amounts to finance the plan benefits.

     During September 2001, the Bank Board of Directors authorized management to terminate the plan effective December 31, 2001. This action resulted in the Company recognizing a pretax curtailment loss of approximately $1.4 million.

     The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                       2002           2001
                                                   ------------   ------------
       Change in benefit obligation:
          Benefit obligation at beginning of year  $      2,633          3,630
          Service cost                                        -             92
          Interest costs                                    195            266
          Actuarial loss                                     10            204
          Benefits paid                                    (195)           (60)
          Settlements                                         -           (830)
          Curtailment                                         -           (669)
                                                   ------------   ------------
          Benefit obligation at end of year               2,643          2,633
                                                   ------------   ------------

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                (Table Amounts in Thousands, Except Percent ages)

(11) Employee Benefit Plans: (Continued)
     Pension Plan (Continued)

                                                                        2002           2001
                                                                    ------------   ------------
       Change in plan assets
          Fair value of plan assets at beginning of year                   1,244          2,011
          Actual return on plan assets                                        55            106
          Employers contributions                                            311            109
          Benefits paid                                                     (195)           (60)
          Settlements                                                          -           (922)
                                                                    ------------        -------
          Fair value of plan assets at end of year                         1,415          1,244
                                                                    ------------        -------

       Funded status                                                      (1,228)        (1,389)
       Unrecognized net asset                                                (16)           (21)
                                                                    ------------        --------
          Accrued pension cost                                      $     (1,244)        (1,410)
                                                                    ============        =======

     Weighted average assumptions used to develop the net periodic pension cost were:

                                                        2002          2001           2000
                                                      ---------     ---------     ---------
       Discount rate                                       6.75%         7.70%         7.75%
       Expected long-term rate of return on assets         7.00%         7.00%         7.00%
       Rate of increase in compensation levels              N/A          4.50%         4.50%

     The components of net periodic pension cost for the years ended December
          31, were as follows:

                                                         2002         2001         2000
                                                       ---------    ---------    ---------
       Service cost                                    $       -           92          101
       Interest cost on projected benefit obligation         195          266          184
       Expected return on plan assets                        (85)        (132)        (147)
       Amortization of transitional asset                     (6)          (7)          (7)
       Amortization of prior service cost                      -           15           18
       Amortization of net loss                               42           85            3
                                                       ---------    ---------    ---------
       Net periodic pension cost                       $     146          319          152
                                                       =========    =========    =========

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000

(11) Employee Benefit Plans: (Continued)
     Management Recognition Plan
     On February 24, 1999, the Board of Directors of the Company adopted the
          HopFed Bancorp, Inc. Management Recognition Plan (MRP) which was subsequently approved at the 1999 Annual Meeting of Stockholders. The Board of Directors awarded 161,342 shares of common stock which were subject to automatic plan share awards as provided in the MRP document. Under applicable standards, the Company recognizes compensation expense over the expected vesting period for the awards. The MRP provided for the following vesting schedule: 33 1/3% at date of awards; 33 1/3% on January 1, 2000 and 33 1/3% on January 1, 2001 (subject to immediate vesting upon certain events, including death or normal retirement of recipient). The compensation expense of the MRP was $549,000 in 2000. There was no compensation expense related to the MRP for the years ended December 31, 2002 and 2001.

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

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000

(11) Employee Benefit Plans: (Continued)
     Stock Option Plan (Continued)
     The options granted become vested and exercisable as follows: 25% on May
          31, 2001, 25% on May 31, 2002, 25% on May 31, 2003 and 25% on May 31,
          2004 (subject to immediate vesting upon certain events, including death or normal retirement of participant).

     The following summary represents the activity under the stock option plans:

                                                                       Weighted
                                                       Number of   Average Exercise
                                                         Shares         Price
                                                      -----------  ----------------
       Options outstanding, January 1, 2001               520,475  $          16.85
       Granted                                             50,000             12.33
       Exercised                                                -
       Forfeited                                         (168,166)            17.42
                                                      -----------
       Options outstanding, December 31, 2001             402,309             16.05
       Granted
       Exercised                                                -
       Forfeited                                                -
                                                     ------------
       Options outstanding, December 31, 2002             402,309             16.05
                                                     ============

     The following is a summary of stock options outstanding at December 31, 2002:

                          Weighted
                          Average
                         Remaining
         Exercise       Contractual       Options         Options
           Price        Life (Years)    Outstanding     Exercisable
       -------------   -------------   -------------   -------------
       $       17.42             5.2         312,309         312,309
               12.33             8.4          50,000          12,500
               10.00             7.4          40,000          20,000
       -------------   -------------   -------------   -------------
               16.05             5.8         402,309         344,809
                                       =============   =============

     The weighted average fair value of options granted during December 31, 2001 and 2000 was $7.68 and $8.13 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk free interest rate of 3.44% and 6.28%, volatility of 32.00% and 35.00%, expected dividend yield of 3.67% and 3.96% and expected life of six years for options granted during the years ended December 31, 2001 and 2000, respectively.

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                (Table Amounts in Thousands, Except Percentages)

(11) Employee Benefit Plans: (Continued)
     401(k) Plan
     During 2002, the Bank initiated a 401(k) retirement program. The plan is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings, and in addition, management will match employee contributions up to 4%. Expense related to Company contributions amounted to $135,000 in 2002.

     Deferred Compensation Plan
     During the third quarter of 2002, the Company purchased assets and assumed the liabilities relating to a nonqualified deferred compensation plan for certain employees of the Fulton division. The Company owns single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the benefits accrued for each participant will be distributed to the participant in equal installments for 15 years.

     The Deferred Compensation Plan also provides the participant with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant.

(12) Income Taxes:

     The provision for income taxes for the years ended December 31, 2002, 2001 and 2000 consisted of the following:

                                             2002          2001          2000
                                          ----------    ----------    ----------
       Current
          Federal                         $    2,217         1,436         1,282
          State                                    -             -             -
                                          ----------    ----------    ----------
                                               2,217         1,436         1,282
       Deferred                                  129          (463)           91
                                          ----------    ----------    ----------
                                          $    2,346           973         1,373
                                          ==========    ==========    ==========

     Total income tax expense for the years ended December 31, 2002, 2001 and 2000 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as follows:

                                                    2002            2001          2000
                                                  ----------     ----------    ----------
       Expected federal income tax
        expense at statutory tax rate             $    2,360            953         1,373
       Other                                             (14)            20             -
                                                  ----------     ----------    ----------
       Total federal income tax expense           $    2,346            973         1,373
                                                  ==========     ==========    ==========
       Effective rate                                   33.8%          34.6%         34.0%
                                                  ==========     ==========    ==========

     The components of deferred taxes as of December 31, 2002 and 2001 are summarized as follows:

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                (Table Amounts in Thousands, Except Percentages)

(12) Income Taxes: (Continued)

                                                        2002           2001
                                                    ------------   ------------
       Deferred tax liabilities:
           FHLB stock dividends                     $       (541)          (504)
           Post 1987 bad debt reserves                       (50)          (100)
           Unrealized appreciation
             on securities available for sale               (451)          (294)
                                                    ------------   ------------
                                                          (1,042)          (898)
                                                    ------------   ------------
       Deferred tax assets:
           Bad debt reserves                                 495            314
           Pension cost                                      473            462
           Accrued interest expense                            5             13
           Accrued expenses                                   22            191
                                                    ------------   ------------
                                                             995            980
                                                    ------------   ------------
       Net deferred tax asset (liability)           $        (47)            82
                                                    ============   ============

     Thrift institutions, in determining taxable income, were previously allowed special bad debt deductions based on specified experience formula or on a percentage of taxable income before such deductions. The Small Business Protection Act of 1996, among other things, repealed the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. As a result, thrifts must recapture into taxable income the amount of their post-1987 tax bad debt reserves over a six-year period beginning after 1995. This recapture could be deferred for up to two years if the thrift satisfied a residential loan portfolio test, and the Bank qualified for that deferral. For each of the years ended December 31, 2002 and 2001, the Bank recaptured approximately $146,000 of tax bad debt reserves into taxable income. A similar amount will be recaptured in 2003.

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

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                (Table Amounts in Thousands, Except Percentages)

(12) Income Taxes: (Continued)
     The portion of a thrift's tax bad debt reserve that is not recaptured
          (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2002 and 2001 includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

(13) Related Parties:
     The Bank has entered into transactions with its directors and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 2002 and 2001, was $5,049,000 and $3,482,000, respectively. During 2002, new loans to such related parties amounted to $1,907,000, and repayments amounted to $340,000. During 2001, new loans to such related parties amounted to $3,318,000 and repayments amounted to $2,687,000.

(14) Commitments and Contingencies:
     In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

     The Bank had open loan commitments at December 31, 2002 and 2001 of approximately $6,346,000 and $10,638,000, respectively. Of these amounts, approximately $930,000 and $123,000 as of December 31, 2002 and 2001, respectively, were for fixed rate loans. The interest rates for the fixed rate loan commitments ranged from 5.13% to 6.25% and 5.50% to 6.25% for December 31, 2002 and 2001, respectively. Unused lines of credit were approximately $17,075,000 and $6,986,000 as of December 31, 2002 and 2001, respectively.

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

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                (Table Amounts in Thousands, Except Percentages)

(15) Regulatory Matters:
     The Company is a unitary thrift holding company and, as such, is subject to regulation, examination and supervision by the OTS.

     The Bank is also subject to various regulatory requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Bank meets all capital adequacy requirements to which it is subject.

     The most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total, tangible and core capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Company's and the Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are presented below (dollars in thousands):

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                (Table Amounts in Thousands, Except Percentages)

(15) Regulatory Matters: (Continued)

                                                                                                         Required to be Categorized
                                                                                                         as Well Capitalized Under
                                          Company                  Bank           Required for Capital    Prompt Corrective Action
                                           Actual                 Actual           Adequacy Purposes            Provisions
                                    -------------------    -------------------    --------------------   --------------------------
                                     Amount     Ratio       Amount     Ratio       Amount     Ratio       Amount           Ratio
                                    --------   --------    --------   --------    --------   ---------   --------       ------------

       AS OF DECEMBER 31, 2002
       Tangible capital to
       adjusted total assets          39,803        9.5%     37,705        9.0%      6,265       1.50%        N/A               N/A

       Core capital to adjusted
       total assets                   39,803        9.5%     37,705        9.0%     16,708       4.00    $ 20,884              5.00%

       Total capital to risk
       weighted assets                41,258       15.5%     39,160       14.8%     21,129       8.00      26,411             10.00

       Tier I capital to risk
       weighted assets                39,803       14.9%     37,705       14.3%        N/A        N/A      15,847              6.00

       AS OF DECEMBER 31, 2001
       Tangible capital to
       adjusted total assets          43,019       15.1%     39,191       13.8%      4,271       1.50%        N/A               N/A

       Core capital to adjusted
       total assets                   43,019       15.1%     39,191       13.8%     11,389       4.00    $ 14,237              5.00%

       Total capital to risk
       weighted assets                43,942       29.6%     40,114       27.0%     11,890       8.00      14,863             10.00

       Tier I capital to risk
       weighted assets                43,019       28.9%     39,191       26.4%        N/A        N/A       8,918              6.00

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000

(16) Stockholders' Equity:
     The Company's sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. The Bank's primary regulator, the Office of Thrift Supervision (OTS), has regulations that impose certain restrictions on payment of dividends to the Company. Current regulations of the OTS allow the Bank (based upon its current capital level and supervisory status assigned by the
          OTS) to pay a dividend of up to 100% of net income to date during the calendar year plus the retained income for the preceding two years.

     Supervisory approval is not required, but 30 days prior notice to the OTS is required. Any capital distribution in excess of this amount would require supervisory approval. Capital distributions are further restricted should the Bank's capital level fall below the fully phased-in capital requirements of the OTS. In no case will the Bank be allowed to make capital distributions reducing equity below the required balance of the liquidation account. The Bank paid dividends to the Company totaling $8,000,000 and $3,880,000 during the years ended December 31, 2001 and 2000, respectively.

     OTS regulations also place restrictions after the conversion on the Company with respect to repurchases of its common stock. With prior notice to the OTS, the Company is allowed to repurchase its outstanding shares. During 2001 and 2000, the Company requested and received regulatory approval to acquire a total of 500,000 shares of its outstanding common stock. As of December 31, 2002, 408,909 shares had been repurchased at an average price of $11.88 per share.

(17) Earnings Per Share:
     Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

     The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

                                                  Years Ended December 31,
                                            --------------------------------------
                                               2002          2001          2000
                                            ----------    ----------    ----------
       Basic Earnings per Share:
           Weighted average common shares    3,630,668     3,758,053     3,979,664
                                            ==========    ==========    ==========
       Diluted Earnings per Share:
           Weighted average common shares    3,630,668     3,758,053     3,979,664
           Diluted effect of stock options       5,812         6,639             -
                                            ----------    ----------    ----------
       Weighted average common and
           incremental shares                3,636,480     3,764,692     3,979,664
                                            ==========    ==========    ==========

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                          (Table Amounts in Thousands)

(18) Condensed Parent Company Only Financial Statements:
     The following condensed balance sheets as of December 31, 2002 and 2001 and condensed statements of income and cash flows for the years ended December 31, 2002, 2001 and 2000 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

     Consolidated Balance Sheets:

                                                        2002           2001
                                                    ------------   ------------
       Assets:
           Cash and due from banks                  $         25             12
           Receivable from subsidiary                         69          4,026
           Federal funds sold                              2,440            190
           Investment in subsidiary                       23,860         18,876
                                                    ------------   ------------
                  Total assets                      $     26,394         23,104
                                                    ============   ============
       Liabilities and equity
         Liabilities:
           Dividends payable                                 399            399
                                                    ------------   ------------
                  Total liabilities                          399            399
                                                    ------------   ------------
         Equity:
           Common stock                                       40             40
           Additional paid-in capital                     21,442         21,443
           Retained earnings                               8,495          5,497
           Treasury stock                                 (4,857)        (4,845)
           Accumulated other comprehensive                   875            570
                                                    ------------   ------------
                  Total equity                            25,995         22,705
                                                    ------------   ------------
                  Total liabilities and equity      $     26,394         23,104
                                                    ============   ============

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                          (Table Amounts in Thousands)

(18) Condensed Parent Company Only Financial Statements: (Continued)

     Condensed Income Statements:

                                                              2002        2001        2000
                                                            --------    --------    --------
       Interest and dividend income
           Dividend income                                  $    -         8,000       3,880
           Time deposits                                           4          56          34
                                                            --------    --------    --------
           Total interest and dividend income                      4       8,056       3,914
                                                            --------    --------    --------
       Non-interest expenses                                     132         133         160
                                                            --------    --------    --------
       Income (loss) before income taxes and equity
        in undistributed earnings of Bank                       (128)      7,923       3,754
       Income tax benefit                                        (43)        (27)        (42)
                                                            --------    --------    --------
       Income (loss) before equity in undistributed
        earnings of Bank                                         (85)      7,950       3,796
       Equity in undistributed earnings of Bank                4,679      (6,111)     (1,130)
                                                            --------    --------    --------
       Net income                                           $  4,594       1,839       2,666
                                                            ========    ========    ========

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                          (Table Amounts in Thousands)

(18) Condensed Parent Company Only Financial Statements: (Continued)

     Condensed Statement of Cash Flows:

                                                                        2002        2001        2000
                                                                      --------    --------    --------
       Cash flows from operating activities:
           Net income                                                 $  4,594       1,839       2,666
           Adjustments to reconcile net income to
             net cash (used in) provided by operating activities:
           Equity in undistributed earnings of Bank                     (4,679)      6,111       1,130
           Increase (decrease) in:
             Current income taxes payable                                  (42)        (27)        (50)
             Accrued expenses                                              -           (13)         13
                                                                      --------    --------    --------
               Net cash (used in) provided by operating activities        (127)      7,910       3,759
                                                                      --------    --------    --------
       Cash flows for investing activities:
           (Advance for) payment on  receivable
             from subsidiary                                             4,000      (4,000)        -
           Net (increase) decrease in federal funds sold                (2,250)        940        (930)
                                                                      --------    --------    --------
               Net cash provided (used in) by investing activities       1,750      (3,060)       (930)
                                                                      --------    --------    --------
       Cash flows from financing activities:
           Recovery of proceeds from issuance
            of common stock                                                  -           -          40
           Purchase of treasury stock                                      (12)     (3,202)     (1,643)
           Dividends paid                                               (1,598)     (1,666)     (1,626)
                                                                      --------    --------    --------
               Net cash used in financing
                 activities                                             (1,610)     (4,868)     (3,229)
                                                                      --------    --------    --------
       Net increase (decrease) in cash                                      13         (18)       (400)
       Cash at beginning of year                                            12          30         430
                                                                      --------    --------    --------
       Cash at end of year                                            $     25          12          30
                                                                      ========    ========    ========

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
             (Table Amounts in Thousands, Except Per Share Amounts)

(19) Quarterly Results of Operations: (Unaudited)
     Summarized unaudited quarterly operating results for the years ended
          December 31, 2002 and 2001 are as follows:

                                                     First         Second          Third          Fourth
                                                    Quarter       Quarter         Quarter        Quarter
                                                  ------------   ------------   ------------   ------------
       December 31, 2002:

          Interest income                         $      4,587          4,679          4,950          5,826
          Interest expense                               2,049          2,001          2,332          3,038
                                                  ------------   ------------   ------------   ------------
          Net interest income                            2,538          2,678          2,618          2,788
          Provision for loan losses                         90             90            250            365
                                                  ------------   ------------   ------------   ------------
          Net interest income after
               provision for loan losses                 2,448          2,588          2,368          2,423
          Noninterest income                               436            402            677            795
          Noninterest expense                            1,136          1,141          1,144          1,776
                                                  ------------   ------------   ------------   ------------
          Income before income taxes                     1,748          1,849          1,901          1,442
          Income taxes                                     615            624            632            475
                                                  ------------   ------------   ------------   ------------
          Net income                              $      1,133          1,225          1,269            967
                                                  ============   ============   ============   ============
          Basic earnings per share                $       0.31           0.34           0.35           0.26
                                                  ============   ============   ============   ============
          Diluted earnings per share              $       0.31           0.34           0.35           0.26
                                                  ============   ============   ============   ============
          Weighted average shares
               outstanding:
                 Basic                               3,631,499      3,630,396      3,630,396      3,630,396
                                                  ============   ============   ============   ============
                 Diluted                             3,631,499      3,636,979      3,637,928      3,639,076
                                                  ============   ============   ============   ============

       December 31, 2001:

          Interest income                         $      4,302          4,380          4,445          4,435
          Interest expense                               2,360          2,473          2,437          2,482
                                                  ------------   ------------   ------------   ------------
          Net interest income                            1,942          1,907          2,008          1,953
          Provision for loan losses                         60             42             60             60
                                                  ------------   ------------   ------------   ------------
          Net interest income after
           provision for loan losses                     1,882          1,865          1,948          1,893
          Noninterest income                                98            180            279            160
          Noninterest expense                              934          1,017          2,792            750
                                                  ------------   ------------   ------------   ------------

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
             (Table Amounts in Thousands, Except Per Share Amounts)

(19) Quarterly Results of Operations: (Unaudited) (Continued)

                                                First         Second         Third           Fourth
                                               Quarter        Quarter        Quarter         Quarter
                                             ------------   ------------   ------------    ------------
       Income (loss) before
        income taxes                         $      1,046          1,028           (565)          1,303
       Income tax expense (benefit)                   377            367           (171)            400
                                             ------------   ------------   ------------    ------------
       Net income (loss)                     $        669            661           (394)            903
                                             ============   ============   ============    ============
       Basic earnings (loss)
        per share                            $       0.17           0.17          (0.11)           0.25
                                             ============   ============   ============    ============
       Diluted earnings (loss)
        per share                            $       0.17           0.17          (0.11)           0.25
                                             ============   ============   ============    ============
       Weighted average shares
        outstanding
          Basic                                 3,856,949      3,806,893      3,718,780       3,650,668
                                             ============   ============   ============    ============
          Diluted                               3,856,949      3,806,893      3,726,347       3,657,307
                                             ============   ============   ============    ============

(20) Comprehensive Income:

     SFAS 130, Reporting Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the years ended December 31, 2002, 2001 and 2000:

                                                        Pre-Tax      (Expense)     Net of Tax
                                                         Amount       Benefit        Amount
                                                       ----------    ----------    ----------
       December 31, 2002:

          Unrealized holding gains for the period      $    1,030          (350)          680
          Reclassification adjustments for gains
                included in net income                       (568)          193          (375)
                                                       ----------    ----------    ----------
                                                       $      462          (157)          305
                                                       ==========    ==========    ==========

       December 31, 2001:

          Minimum pension liability adjustment         $      336          (114)          222
          Unrealized holding gains for the period             856          (291)          565
          Reclassification adjustment for gains
            included in net income                            (88)           30           (58)
                                                       ----------    ----------    ----------
                                                       $    1,104          (375)          729
                                                       ==========    ==========    ==========

                      HOPFED BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2002, 2001 AND 2000
                          (Table Amounts in Thousands)

(20) Comprehensive Income: (Continued)

                                                        Pre-Tax       (Expense)    Net of Tax
                                                         Amount        Benefit       Amount
                                                       ----------    ----------    ----------
       December 31, 2000:
          Minimum pension liability adjustment         $     (336)          114          (222)
          Unrealized holding gains for the period           1,458          (496)          962
                                                       ----------    ----------    ----------
                                                       $    1,122          (382)          740
                                                       ==========    ==========    ==========