Form 10-K, Exhibit 13
period 2004-12-31
HOPFED BANCORP INC
filed 2005-03-31
CIK 1041550

Exhibit 13

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

	At December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Financial Condition and Other Data
Total amount of:
Assets	$579,731	$531,465	$427,502	$285,639	$229,958
Loans receivable, net	356,825	334,740	292,095	170,016	129,154
Loans held for sale	—	—	—	928	—
Cash and due from banks	17,357	12,958	9,288	3,941	2,227
Interest-bearing deposits in Federal Home Loan Bank (FHLB)	42	35	905	39	50
Federal funds sold	850	2,185	3,840	690	1,530
Securities available for sale	158,181	143,514	103,147	100,519	84,269
Securities held to maturity:
U.S. Government agency securities	21,546	13,339	—	—	—
Mortgage-backed Securities	1,222	1,769	2,932	4,462	7,796
Deposits	436,195	417,488	353,655	200,316	165,604
FHLB advances	81,319	54,353	23,623	38,747	17,040
Subordinated debentures	10,310	10,310	—	—	—
Total stockholders’ equity	49,373	47,238	46,878	43,589	45,362
Number of:
Real estate loans outstanding	4,805	4,048	3,216	2,248	2,075
Deposit accounts	48,071	43,069	36,868	18,178	18,778
Offices open	9	9	8	6	5

	Year Ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Operating Data
Interest and dividend income	$26,381	$24,743	$20,042	$17,562	$16,343
Interest expense	12,537	12,379	9,420	9,752	9,112

Net interest income before provision for loan losses	13,844	12,364	10,622	7,810	7,231
Provision for loan losses	1,200	1,750	795	222	431

Net interest income	12,644	10,614	9,827	7,588	6,800
Non-interest income	3,038	3,499	2,312	717	509
Non-interest expense	10,008	9,044	5,199	5,493	3,270

Income before income taxes	5,674	5,069	6,940	2,812	4,039
Provision for income taxes	1,683	1,574	2,346	973	1,373

Net income	$3,991	$3,495	$4,594	$1,839	$2,666

Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Year Ended December 31, 2004:
Interest income	$6,294	$6,592	$6,769	$6,726
Net interest income after provision for losses on loans	3,029	3,238	3,307	3,070
Noninterest income	792	705	846	695
Noninterest expense	2,396	2,395	2,577	2,640
Net income	947	1,041	1,065	938

Year Ended December 31, 2003:
Interest income	$5,905	$6,192	$6,237	$6,409
Net interest income after provision for losses on loans	2,472	2,646	2,695	2,801
Noninterest income	1,015	905	883	696
Noninterest expense	2,023	2,812	2,032	2,177
Net income	996	505	1,046	948

Key Operating Ratios

	At or for the Year Ended December 31,
	2004	2003	2002
Performance Ratios
Return on average assets (net income divided by average total assets)	0.71%	0.72%	1.37%
Return on average equity (net income divided by average total equity)	8.32%	7.40%	9.99%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.50%	2.47%	2.85%
Ratio of average interest-earning assets to average interest-bearing liabilities	108.51%	110.48%	116.52%
Ratio of non-interest expense to average total assets	1.76%	1.86%	1.55%
Ratio of net interest income after provision for loan losses to non-interest expense	126.34%	117.36%	189.02%
Efficiency ratio (noninterest expense divided by sum of net interest income plus noninterest income)	63.09%	57.01%	40.20%

Asset Quality Ratios
Nonperforming assets to total assets at end of period	0.13%	0.27%	0.19%
Nonperforming loans to total loans at end of period	0.18%	0.34%	0.29%
Allowance for loan losses to total loans at end of period	0.91%	0.76%	0.50%
Allowance for loan losses to nonperforming loans at end of period	501.23%	225.17%	174.67%
Provision for loan losses to total loans receivable, net	0.33%	0.52%	0.27%
Net charge-offs to average loans outstanding	0.14%	0.20%	0.12%

Capital Ratios
Total equity to total assets at end of period	8.52%	8.89%	10.97%
Average total equity to average assets	8.49%	9.72%	13.68%

Regulatory Capital

	December 31, 2004
	(Dollars in thousands)
	Bank	Company
Tangible capital	$52,899	$54,924
Less: Tangible capital requirement	8,605	8,624

Excess	44,294	46,300

Core capital	$52,899	$54,924
Less: Core capital requirement	22,946	22,983

Excess	29,953	31,941

Total risk-based capital	$56,172	$58,198
Less: Risk-based capital requirement	26,898	27,053

Excess	29,274	31,145

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

For the year ended December 31, 2004, the Company recorded net income of $4.0 million, a return on average assets of 0.71% and a return on average equity of 8.32%. For the year ended December 31, 2003, the Company recorded net income of $3.5 million, a return on average assets of 0.72% and a return on average equity of 7.40%. For the year ended December 31, 2002 the Company recorded net income of $4.6 million, a return on average assets of 1.37% and a return on average equity of 9.99%.

The Company’s net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolios and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company’s interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the level of non-interest expenses such as compensation, employee benefits, data processing expenses, local deposit and federal income taxes also affect the Company’s net income.

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

Aggregate Contractual Obligations

	Maturity by Period
December 31, 2004 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 years to 5 years	Greater than 5 years	Total
Deposits	$281,846	116,191	38,158	—	436,195
FHLB borrowings	20,639	18,352	16,995	25,333	81,319
Subordinated debentures	—	—	—	10,310	10,310
Lease commitments	33	42	14	—	89
Purchase obligations	6,430	2,960	—	—	9,390

Total	$308,948	137,545	55,167	35,643	537,303

Deposits represent non-interest bearing, money market, savings, NOW, certificates of deposit and all other deposits held by the Company. Amounts that have an indeterminate maturity period are included in the less than one-year category above.

FHLB borrowings represent the amounts that are due to FHLB of Cincinnati. All amounts have fixed maturity dates with the exception of $18 million in convertible securities that may be called after the three month LIBOR exceeds 4.60%. The convertible advance has a prepayment penalty of $867,000 at December 31, 2004. Management does not anticipate calling these advances at this time.

Subordinated debentures represent the amount borrowed in a private pool trust preferred issuance on September 25, 2003. The debentures are priced at the three-month LIBOR plus 3.10%, currently 5.17%. The debentures re-price and pay interest quarterly and have a thirty-year final maturity. The debentures may be called at the issuer’s discretion on a quarterly basis after five years.

Lease commitments represent the total minimum lease payments under noncancelable operating leases.

Purchase obligations represent the total anticipated cost for non-cancelable operating contracts and fixed asset purchases. In October of 2004, the Company entered into an agreement with Design Engineers Inc. (DEI) to construct a 26,000 square foot operations center in Hopkinsville, Kentucky. The anticipated cost of the project is $6.4 million with an anticipated completion date of the end of the second quarter 2006. The majority of the construction cost is allocated to 2005.

In December of 2004, the Company made an offer to purchase land in Clarksville, Tennessee that was accepted by the buyer. The property cost approximately $560,000 and the sale closed on January 31, 2005.

The most significant operating contract is for the Company’s data processing services, which re-prices monthly based on the number of accounts and other operational factors. Estimates have been made to include reasonable growth projections. This contract expires in 2006.

Off Balance Sheet Arrangements

	Maturity by Period
December 31, 2004 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 years to 5 years	Greater than 5 years	Total
Standby letters of credit	$870	—	—	—	870
Unused lines of credit	6,638	7,024	846	5,631	20,139

Total	$7,508	7,024	846	5,631	21,009

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

Accounting for Derivative Instruments and Hedging Activities

In October of 2004, Heritage Bank entered into a receive fixed pay variable swap transaction in the amount of $10 million with Compass Bank of Birmingham in which Heritage Bank will pay Compass a fixed rate of 3.53% quarterly for four years while Compass will pay Heritage Bank a rate equal to the three month London Interbank Offering Rate (“Libor”). Heritage Bank has signed an inter-company transfer with the Company that allows the Company to convert its variable rate subordinated debenture issuance to a fixed rate. The critical terms of the interest rate swap match the term of the corresponding variable rate subordinated debt issuance. All components of the derivative instrument’s gain or loss are included in the assessment of hedge effectiveness. There were no fair-value hedging gains or losses, as a result of hedge ineffectiveness, recognized for the three or twelve months ended December 31, 2004. The Company recognized an increase in interest expense of $22,000 for the three months ended December 31, 2004 related to the interest rate swap.

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

Asset / Liability Management

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company’s strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2004, approximately $181.0 million of the $207.3 million of one-to-four family residential loans originated by the Company (comprising 87.3% of such loans) had adjustable rates.

The U.S. government agency securities generally are purchased for a term of fifteen years or less. Securities may or may not have call options. A security with call options improves the yield on the security but also has little or no positive price convexity. Non-callable securities or securities with one time calls offer less yield but more positive price convexity and an improved predictability of cash flow. Generally, securities with the greater call options (continuous and quarterly) are purchased only during times of extremely low interest rates. The reasons for purchasing these securities generally focus on the fact that a non callable or one time call is of little value if rates are exceptionally low. Due to their lack of positive price convexity, these securities are more likely classified as held to maturity.

At December 31, 2004, no securities were due within one year, approximately $18.9 million were due in one to five years, approximately $52.8 million were due in five to ten years and approximately $14.4 million were due after ten years. However, at December 31, 2004, $80.8 million of these securities had a call provision, which authorizes the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2004, all of these securities are callable and/or due prior to December 31, 2007. The weighted average life of the agency bond portfolio is approximately 3.6 years and the modified duration of the agency bond portfolio is approximately 3.1 years.

The municipal bond portfolio largely consists of local school district bonds with the guarantee of the state of Kentucky or out of state bonds insured by private companies. At December 31, 2004, the Company has $23.8 million in municipal bonds. These bonds were purchased to provide long-term income stability and higher tax equivalent yields to a small portion of the investment portfolio. At December 31, 2004, approximately $14.3 million of the Company’s municipal bond portfolio is callable with call dates ranging from January 2006 to December 2014. The call dates are staggered to eliminate the excessive cash flows within any one-year period. At December 31, 2004, $35,000 was due in less than one year, $1.5 were due within one to five years, $11.7 million were due in five to ten years and approximately $10.6 million were due after ten years. At December 31, 2004, approximately $4.6 million of municipal bonds had a call date between one and five years and approximately $ 9.7 million in more than five years. At December 31, 2004, the average life of the municipal bond portfolio is approximately 8.6 years and the modified duration of the municipal bond portfolio is approximately 6.9 years.

At December 31, 2004, the Company held $5.2 million in corporate bonds. The Company conducts a financial analysis similar to that of a loan customer for each corporate bond purchased. All corporate bonds purchased by the Bank bonds are investment grade and mature by October 31, 2009 while providing yields that are attractive as compared to U.S. Government and agency bonds of similar maturities. The Company owns no callable corporate bonds. At December 31, 2004, the average life of the corporate bond portfolio is approximately 3.2 years and the modified duration of the corporate bond portfolio is approximately 2.8 years.

In the last two years, management has attempted to maximize investment yields without taking unacceptable levels of interest rate risk. Various methods have been used to accomplish this objective. One method involves the purchasing of selective agency and municipal bonds at above market coupon rates (and paying a premium for these bonds). If these investments are not called, the interest income on the bonds increase substantially due to the full amortization of the premium. At December 31, 2004, approximately $7.1 million in agency bonds purchased at a significant premium are callable in 2005, approximately $3.0 million are callable in 2006 and approximately $8.2 million are callable in 2007. At December 31, 2004, approximately $2.7 million in municipal bonds purchased at a significant premium are callable in one to five years and $2.7 million are callable from five to ten years.

A second method of managing interest rate risk is purchasing structured notes. These notes are typically long term callable bonds in which the interest rate increases at a predetermined rate unless the note is called. At December 31, 2004, the Company owns approximately $21.3 million in structured agency bonds, all of which may be called in 2005. However, the likelihood of the bonds being called is greater when the interest rate paid on the structured note increases. At December 31, 2004, approximately $6.9 million in agency structured notes are scheduled to re-price upwards by 2.0% in 2006, approximately $5.0 million are scheduled to re-price upwards by 2% in 2007, approximately $8.4 million are scheduled to re-price upwards by 2% in 2008, and approximately $1.0 million are scheduled to re-price upwards by 2% in 2009.

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

At December 31, 2004, the Company held approximately $47.9 million in fixed rate mortgage backed securities with an average life of approximately 4.3 years and a modified duration of approximately 3.7 years. The Company held approximately $1.9 million in adjustable rate mortgage backed securities with an average life of approximately 4.4 years and a modified duration of approximately 3.6 years.

At December 31, 2004, the Company held approximately $14.9 million in Collateral Mortgage Obligations (CMO). A CMO is a form of mortgage-backed security that has a structured payment stream based on various factors and does not necessarily remit monthly principal on a pro-rata basis. At December 31, 2004, the Company’s CMO portfolio had an average life of approximately 2.9 years and a modified duration of approximately 2.7 years. For more information regarding investment securities, see Note 3 of Notes to Consolidated Financial Statements.

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

Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and other assets and outgoing cash flows on interest-bearing liabilities and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV, which would result from a theoretical 200 basis point (1 basis point equals .01%) change in market rates. Both a 300 basis point increase in market interest rates and a 100 basis point decrease in market interest rates are considered.

The following table presents the Bank’s NPV at December 31, 2004, as calculated by the OTS, based on information provided to the OTS by the Bank.

Change In Rates	Net Portfolio Value			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
		(Dollars in thousands)
+300 bp	$48,915	$(19,741)	(29)%	8.85%	(281	) bp
+200 bp	57,691	(10,965)	(16)%	10.19%	(148	) bp
+100 bp	64,810	(3,846)	(6)%	11.20%	(47	) bp
0 bp	68,656	—	—	11.67%	—
-100 bp	67,767	(889)	(1)%	11.41%	(26	) bp

Due to the low level of interest rates at December 31, 2004, the OTS did not measure outputs associated with an interest rate decline of less than 100 basis points.

Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

Pre-Shock NPV Ratio: NPV as % of Present Value of Assets	11.67%
Exposure Measure: Post-Shock NPV Ratio	10.19%
Sensitivity Measure: Change in NPV Ratio	148	bp

The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. The computations do not contemplate any actions the Bank could undertake in response to changes in interest rates.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific period if it will mature or re-price within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or re-pricing within a specific time period and the amount of interest-bearing liabilities maturing or re-pricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 2004, the Company had a negative one-year or less interest rate sensitivity gap of 10.45% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, which are expected to mature or reprice in each of the time periods shown.

	One Year or Less	Over One Through Five Years	Over Five Through Ten Years	Over Ten Through Fifteen Years	Over Fifteen Years	Total
			(Dollars in thousands)
Interest-earning assets:
Loans:
One-to-four family	$120,550	$59,655	$19,762	$4,377	$2,383	$206,727
Multi-family residential	3,014	1,628	1,661	57	—	6,360
Construction	1,491	1,155	—	—	—	2,646
Non-residential	22,931	8,125	5,699	2,677	144	39,576
Secured by deposits	1,934	1,147	40	—	—	3,121
Other loans	44,938	42,808	7,380	1,933	1,336	98,395
Time deposits and interest-bearing deposits in FHLB	42	—	—	—	—	42
Federal funds sold	850	—	—	—	—	850
Securities	10,143	64,575	33,599	6,580	3,259	118,156
Mortgage-backed securities	15,764	28,807	13,692	2,871	1,659	62,793

Total	221,657	207,900	81,833	18,495	8,781	538,666

Interest-bearing liabilities:
Deposits	249,632	154,349	—	—	—	403,981
Borrowed funds	29,310	28,352	33,967	—	—	91,629

Total	278,942	182,701	33,967	—	—	495,610

Interest sensitivity gap	$(57,285)	$25,199	$47,866	$18,495	$8,781	$43,056

Cumulative interest sensitivity Gap	$(57,285)	$(32,086)	$15,780	$34,275	$43,056	$43,056

Ratio of interest-earning assets to Interest-bearing liabilities	79.46%	113.79%	240.92%	—	—	108.69%

Ratio of cumulative gap to total interest-earning assets	(10.45)%	(5.96)%	2.93%	6.36%	7.99%	7.99%

The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturities, except for adjustable rate loans, which are classified, based upon their next re-pricing date. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and other deposits are withdrawn or re-priced within one year. Mortgage-backed securities are classified based on their lifetime prepayment speeds. Current prepayments speeds are much faster than lifetime averages and shorten the maturity and yields of mortgage-backed securities. Management of the Company does not believe that these assumptions will be materially different from the Company’s actual experience. However, the actual interest rate sensitivity of the Company’s assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

The retention of adjustable-rate mortgage loans in the Company’s portfolio helps reduce the Company’s exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to borrowers as a result of re-pricing adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest costs to the borrowers.

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

	At December 31, 2004
	Balance	Weighted Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$356,825	5.62%
Non taxable securities available for sale	23,781	5.37%*
Taxable securities available for sale	134,400	3.88%
Securities held to maturity	22,768	4.48%
Time deposits and other interest- bearing cash deposits	892	2.21%

Total interest-earning assets	538,666	5.18%
Non-interest-earning assets	41,065

Total assets	$579,731

Interest-bearing liabilities:
Deposits	$403,981	2.61%
FHLB borrowings	81,319	3.28%
Subordinated debentures	10,310	5.17%

Total interest-bearing liabilities	495,610	2.78%
Non-interest-bearing liabilities	34,748

Total liabilities	530,358
Common stock	40
Additional paid-in capital	25,863
Retained earnings	29,145
Treasury stock	(4,857)
Unearned restricted stock	(131)
Accumulated other comprehensive loss	(687)

Total liabilities and equity	$579,731

Interest rate spread		2.40%

Ratio of interest-earning assets to interest-bearing liabilities		108.69%

*	Tax equivalent yield at the Company’s 34% tax bracket and an estimated annual cost of funds of approximately 2.50%

	Year Ended December 31,
	2004			2003			2002
				(Dollars in Thousands)
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans receivable, net	$347,806	19,307	5.55%	$315,126	$19,332	6.14%	$223,733	$15,200	6.79%
Taxable securities AFS	126,420	4,964	3.93%	108,440	4,196	3.87%	80,288	4,145	5.16%
Non taxable securities AFS	27,521	1,414	5.14%	19,539	970	4.96%	6,853	401	5.81%
Securities held to maturity	22,845	1,084	4.75%	10,308	467	4.53%	3,641	291	7.99%
Time deposits and other interest-bearing cash deposits	2,983	43	1.44%	6,751	74	1.10%	8,075	127	1.57%

Total interest-earning Assets	527,575	26,812	5.08%	460,164	25,039	5.44%	322,590	20,164	6.25%

Non-interest-earning assets	37,202			25,588			13,595

Total assets	564,777			$485,752			$336,185

Interest-bearing liabilities:
Deposits	400,449	9,753	2.44%	$377,963	10,896	2.88%	$244,865	8,090	3.30%
Borrowings	85,772	2,784	3.36%	38,558	1,483	3.85%	31,997	1,330	4.16%

Total interest-bearing liabilities	486,221	12,537	2.58%	416,521	12,379	2.97%	276,862	9,420	3.40%

Non-interest-bearing liabilities	30,581			22,001			13,326

Total liabilities	516,802			438,522			290,188
Common stock	40			40			40
Additional paid-in capital	25,788			25,714			25,714
Retained earnings	27,638			26,411			24,552
Unearned restricted shares	(65)			—			—
Treasury stock	(4,857)			(4,857)			(4,854)
Accumulated other comprehensive income (loss)	(569)			(78)			545

Total liabilities and Equity	$564,777			$485,752			$336,185

Net interest income		14,275			$12,660			$10,744

Interest rate spread			2.50%*			2.47%*			2.85%*

Net interest margin			2.71%*			2.75%*			3.33%*

Ratio of average interest-earning assets to average interest-bearing liabilities			108.51%			110.48%			116.52%

Using a 34% tax rate.
The tax equivalent adjustment was $431, $296 and $122 for 2004, 2003 and 2002 respectively

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

	Year Ended December 31,
	2004 vs. 2003			2003 vs. 2002
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(1,841)	1,816	(25)	$(2,074)	$6,206	$4,132
Securities available for sale, taxable	70	698	768	(1,402)	1,453	51
Securities available for sale, non taxable	40	404	444	(168)	737	569
Securities held to maturity	20	597	617	(357)	533	176
Other interest-earning assets	23	(54)	(31)	(32)	(21)	(53)

Total interest-earning assets	(1,688)	3,461	1,773	(4,033)	8,908	4,875

Interest-bearing liabilities:
Deposits	(1,690)	547	(1,143)	(1,586)	4,392	2,806
Borrowings	(267)	1,568	1,301	(120)	273	153

Total interest- bearing liabilities	(1,957)	2,115	158	(1,706)	4,665	2,959

Increase (decrease) in net interest income	$269	1,346	1,615	$(2,327)	4,243	1,916

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on appropriate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involved the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors included the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrower’s sensitivity to economic conditions throughout the southeast and particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amounts for the provision for loan losses in the statement of operations if management’s assessment of the above factors change in future periods. This discussion and analysis should be read in conjunction with the Company’s financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2004 and 2003 were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time.

The Company also considers it policy on non-accrual loans as a critical accounting policy. Loan are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 91 days or more. Any unpaid interest previously accrued on these loans is reserved for as part of management’s evaluation of the allowance for loan loss account.

Comparison of Financial Condition at December 31, 2004 and December 31, 2003

The Company’s total assets increased by $48.2 million, from $531.5 million at December 31, 2003 to $579.7 million at December 31, 2004. Federal funds sold decreased from $2.2 million at December 31, 2003 to $850,000 at December 31, 2004. Securities held to maturity increased $7.6 million due to certain new purchases being classified as held to maturity. The available for sale portfolio increased $14.6 million.

The Company’s net loan portfolio increased by $22.1 million during the year ended December 31, 2004. Net loans totaled $356.8 and $334.7 at December 31, 2004 and December 31, 2003, respectively. The increase in the loan activity during the year ended December 31, 2004 was due to industry consolidation in key market areas, lower interest rates spurring refinancing activity, an improved local economy, and continued aggressive marketing efforts. For the year ended December 31, 2004, the Company’s average yield on loans was 5.55%, compared with 6.14% for the year ended December 31, 2003.

At December 31, 2004, the Company’s investments classified as held to maturity were carried at an amortized cost of $22.7 million and had an estimated fair market value of $22.7 million, and its securities classified as available for sale had an estimated fair market value of $158.2 million. See Note 3 of Notes to Consolidated Financial Statements.

The allowance for loan losses totaled $3.3 million at December 31, 2004, an increase of $697,000 from the allowance for loan losses of $2.6 million at December 31, 2003. The ratio of the allowance for loan losses to loans was 0.91% and 0.76% at December 31, 2004 and 2003, respectively. Also, at December 31, 2004, the Company’s non-accrual loans were $653,000, or 0.18% of total loans, compared to $1.1 million, or 0.34% of total loans, at December 31, 2003. The Company’s ratio of allowance for loan losses to non-performing loans at December 31, 2004 and 2003 was 501.23% and 225.17%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2004 and 2003

Net Income. The Company’s net income for the year ended December 31, 2004 was $4.0 million compared to $3.5 million for the year ended December 31, 2003.

Net Interest Income. Net interest income for the year ended December 31, 2004 was $13.8 million, compared to $12.4 million for the year ended December 31, 2003. The increase in net interest income for the year ended December 31, 2004 was the result of loan and investment portfolio growth. For the year ended December 31, 2004, the Company’s tax equivalent average yield on total interest-earning assets was 5.08% compared to 5.44% for the year ended December 31, 2003, and its average cost of interest-bearing liabilities was 2.58%, compared to 2.97% for the year ended December 31, 2003. As a result, the Company’s tax equivalent interest rate spread for the year ended December 31, 2004 was 2.50%, compared to 2.47% for the year ended December 31, 2003 and its tax equivalent net interest margin was 2.71% for the year ended December 31, 2004, compared to 2.75% for the year ended December 31, 2003.

Interest Income. Interest income increased $1.6 million from $24.7 million to $26.4 million, or by 6.6% during the year ended December 31, 2004 compared to 2003. The increase was attributable to an increase in loan and investment volume, offsetting a declining yield on such interest-earning assets. The average balance on securities held to maturity increased $12.5 million, from $10.3 million at December 31, 2003 to $22.8 million at December 31, 2004. The average balance on taxable securities available for sale increased $18.0 million, from $108.4 million at December 31, 2003 to $126.4 million at December 31, 2004. The average balance of non-taxable securities available for sale increased $8.0 million, from $19.5 million at December 31, 2003 to $27.5 million at December 31, 2004. Average time deposits and other interest-bearing cash deposits decreased $3.8 million, from $6.8 million at December 31, 2003 to $3.0 million at December 31, 2004. Overall, average total interest-earning assets increased $67.4 million from December 31, 2003 to December 31, 2004.

Interest Expense. Interest expense increased to $12.5 million for the year ended December 31, 2004 compared to $12.4 million for 2003. The increase in interest expense was attributable to an increase in the average balances of both deposit and Federal Home Loan Bank (“FHLB”) borrowings. The average cost of average interest-bearing liabilities declined from 2.97% for the year ended December 31, 2003 to 2.58% for the year ended

December 31, 2004. Over the same period, the average balance of interest bearing deposits increased from $378.0 million for the year ended December 31, 2003 to $400.4 million at December 31, 2004. The average balance of FHLB borrowings increased from $36.0 million for the year ended December 31, 2003 to $75.4 million for the year ended December 31, 2004. The average cost of FHLB borrowings declined from 3.80% for the year ended December 31, 2003 to 3.04% for the year ended December 31, 2004.

Provision for Loan Losses. The Company determined that an additional $1.2 million in provision for loan losses was required for the year ended December 31, 2004. For the year ended December 31, 2003, the Company determined that a provision for loan losses of $1.75 million was required.

Non-Interest Income. Non-interest income decreased by $461,000 for the year ended December 31, 2004 to $3.0 million, compared to $3.5 million for the year ended December 31, 2003. The decline in non-interest income is the result of lower gains on the sale of both fixed rate loans and securities. Both of these declines are directly related to the higher level of market interest rates in 2004 as compared to the market level of rates in mid-2003. Gains on loans and securities declined from $1.2 million for the year ended December 31, 2003 to $405,000 for the year ended December 31, 2004.

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2004 was $10.0 million, compared to $9.0 million in 2003. The increase was the result of the Company hiring additional staff to fund both increased business activity as well as to increase operational staff to assist with Sarbanes-Oxley compliance and increased professional services expense due to additional audit fees and related outside work necessary for Sarbanes-Oxley. The Company anticipates that its continuing efforts to comply with Sarbanes-Oxley will result in approximately $200,000 of operating expenses per year in 2005 and beyond. See Notes 2 and 12 of Notes to Consolidated Financial Statements.

Income Taxes. The effective tax rate for the year ended December 31, 2004 was 29.7%, compared to 31.2% for 2003. The decline in the Company’s effective tax rate is the result of a larger balance in municipal bonds and increased income from bank owned life insurance.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

Net Income. The Company’s net income for the year ended December 31, 2003 was $3.5 million compared to $4.6 million for the year ended December 31, 2002.

Net Interest Income. Net interest income for the year ended December 31, 2003 was $12.4 million, compared to $10.6 million for the year ended December 31, 2002. The increase in net interest income for the year ended December 31, 2003 was the result of loan and investment portfolio growth and a decline in the Company’s cost of funds. For the year ended December 31, 2003, the Company’s average yield on total interest-earning assets was 5.44%, compared to 6.25% for the year ended December 31, 2002, and its average cost of interest-bearing liabilities was 2.97%, compared to 3.40% for the year ended December 31, 2002. As a result, the Company’s interest rate spread for the year ended December 31, 2003 was 2.47%, compared to 2.85% for the year ended December 31, 2002 and its net interest margin was 2.75% for the year ended December 31, 2003, compared to 3.33% for the year ended December 31, 2002.

Interest Income. Interest income increased $4.7 million from $20.0 million to $24.7 million, or by 23.5% during the year ended December 31, 2003 compared to 2002. The increase was attributable to an increase in loan volume as funded by growth in deposit volume and an increase in FHLB borrowings, which offset a declining yield on such interest-earning assets. The average balance on securities held to maturity increased $6.7 million, from $3.6 million at December 31, 2002 to $10.3 million at December 31, 2003. The average balance on taxable securities available for sale increased $28.1 million, from $80.3 million at December 31, 2002 to $108.4 million at December 31, 2003. The average balance of non-taxable securities available for sale increased $12.6 million, from $6.9 million at December 31, 2002 to $19.5 million at December 31, 2003. Average time deposits and other interest-bearing cash deposits declined $1.3 million, from $8.1 million at December 31, 2002 to $6.8 million at December 31, 2003. Overall, average total interest-earning assets increased $137.6 million from December 31, 2002 to December 31, 2003.

Interest Expense. Interest expense increased to $12.4 million for the year ended December 31, 2003 compared to $9.4 million for 2002. The increase in interest expense was attributable to an increased level of deposits, FHLB borrowings and the issuance of subordinated debentures.

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

Capital Resources. At December 31, 2004, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS’ regulatory capital requirements, and for a tabular presentation of the Bank’s compliance with such requirements, see Note 15 of Notes to Consolidated Financial Statements.

Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2004, the Bank had outstanding advances of $81.3 million from the FHLB. The Bank can immediately borrow an additional $30.0 million from the FHLB and can borrow an additional $29.0 million with the purchase of additional capital stock. See Note 8 of Notes to Consolidated Financial Statements.

Subordinated Debentures Issuance. On September 25, 2003, the Company issued $10,310,000 of subordinated debentures in a private placement offering. The securities have a thirty-year maturity and are callable at the issuer’s discretion on a quarterly basis beginning five years after issuance. The securities are priced at a variable rate equal to the three-month libor (London Interbank Offering Rate) plus 3.10%. Interest is paid and the rate of interest may change on a quarterly basis. The Company’s subsidiary, a federal chartered thrift supervised by the Office of Thrift Supervision (OTS) may recognize the proceeds of trust preferred securities as capital. OTS regulations provide that 25% of Tier I capital may consist of trust preferred proceeds. See Note 10 of Notes to Consolidated Financial Statements.

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

A portion of the Bank’s liquidity consists of cash and cash equivalents. At December 31, 2004, cash and cash equivalents totaled $18.2 million. The level of these assets depends upon the Bank’s operating, investing and financing activities during any given period.

Cash flows from operating activities for the years ended December 31, 2002, 2003 and 2004 were $6.3 million, $3.5 million, and $4.4 million, respectively.

Cash flows from investing activities were a net use of funds of $47.3 million, $105.5 million and $34.9 million in 2004, 2003 and 2002, respectively. A principal use of cash in this area has been purchases of securities available for sale of $83.2 million offset by proceeds from sales, calls and maturities of securities available for sale of $68.2 million during 2004. Also, management classified certain investment purchases as held-to maturity in 2004, resulting in a $25.0 million use of funds. At the same time, the investment of cash in loans was $23.3 million in 2004, $44.7 million in 2003 and $80.1 in 2002. Purchases of securities available for sale exceeded maturities and sales by $15.0 million in 2004 and $42.1 million in 2003. Maturities and sales of securities available for sale exceeded purchases of such securities by $43.1 in 2002.

At December 31, 2004, the Bank had $21.3 million in outstanding commitments to originate loans and unused lines of credit of $20.1 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. Certificates of deposit, which are scheduled to mature in one year or less totaled $97.2 million at December 31, 2004. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Table of Contents

Page Number
Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets as of December 31, 2004 and 2003	2-3

Consolidated Statements of Income for the Years ended December 31, 2004, 2003 and 2002	4-5

Consolidated Statements of Comprehensive Income for the Years ended December 31, 2004, 2003 and 2002	6

Consolidated Statements of Changes in Stockholders’ Equity for the Years ended December 31, 2004, 2003 and 2002	7

Consolidated Statements of Cash Flows for the Years ended December 31, 2004, 2003 and 2002	8-9

Notes to Consolidated Financial Statements	10-52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of HopFed Bancorp, Inc.

Hopkinsville, Kentucky

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee

January 28, 2005

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2004 and 2003

(Dollars in Thousands)

	2004	2003
Assets
Cash and due from banks (notes 7 and 11)	$17,357	12,958
Interest-earning deposits in Federal Home Loan Bank	42	35
Federal funds sold	850	2,185

Cash and cash equivalents	18,249	15,178
Securities available for sale (note 3)	158,181	143,514
Securities held to maturity, market value of $ 22,721 for 2004 and $15,104 for 2003, respectively (note 3)	22,768	15,108
Loans receivable, net of allowance for loan losses of $3,273 for 2004 and $2,576 for 2003, respectively (note 4)	356,825	334,740
Accrued interest receivable	3,053	2,849
Premises and equipment, net (note 5)	6,700	6,006
Deferred tax assets (note 13)	702	652
Intangible asset (notes 2 and 6)	1,755	2,133
Goodwill (note 6)	3,689	3,689
Bank owned life insurance	6,896	6,628
Other assets	913	968

Total assets	$579,731	531,465

Liabilities and Stockholders’ Equity
Liabilities:
Deposits: (note 7)
Non-interest-bearing accounts	$32,214	27,348
Interest-bearing accounts:
NOW accounts	87,075	61,246
Savings and money market accounts	65,350	68,410
Other time deposits	251,556	260,484

Total deposits	436,195	417,488
Advances from Federal Home Loan Bank (note 8)	81,319	54,353
Subordinated debentures (note 10)	10,310	10,310
Advances from borrowers for taxes and insurance	301	199
Dividends payable	437	435
Accrued expenses and other liabilities (note 12)	1,796	1,442

Total liabilities	530,358	484,227

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets (Continued)

December 31, 2004 and 2003

(Dollars in Thousands)

	2004	2003
Stockholders’ equity (notes 12, 15, 16 and 17):
Preferred stock, par value $.01 per share; authorized - 500,000 shares; none issued or outstanding at December 31, 2004 and 2003	$—	—
Common stock, par value $.01 per share; authorized - 7,500,000 shares; 4,048,192 issued and 3,639,283 outstanding at December 31, 2004 and 4,039,305 issued and 3,630,396 outstanding at December 31, 2003	40	40
Additional paid-in capital	25,863	25,714
Retained earnings-substantially restricted	29,145	26,897
Treasury stock (at cost, 408,909 shares at December 31, 2004 and December 31, 2003)	(4,857)	(4,857)
Unearned restricted stock	(131)	—
Accumulated other comprehensive loss, net of taxes	(687)	(556)

Total stockholders’ equity	49,373	47,238

Total liabilities and stockholders’ equity	$579,731	531,465

Commitments and contingencies (notes 9, 11, and 14)

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years ended December 31, 2004, 2003 and 2002

(Dollars in Thousands)

	2004	2003	2002
Interest and dividend income:
Loans receivable	$19,307	19,332	15,200
Securities available for sale	4,964	4,196	4,145
Securities held to maturity	1,084	467	291
Nontaxable securities available for sale	983	674	279
Interest-earning deposits in Federal Home Loan Bank	43	74	127

Total interest and dividend income	26,381	24,743	20,042

Interest expense:
Deposits (note 7)	9,753	10,896	8,090
Advances from Federal Home Loan Bank	2,295	1,364	1,330
Subordinated debentures	489	119	—

Total interest expense	12,537	12,379	9,420

Net interest income	13,844	12,364	10,622
Provision for loan losses (note 4)	1,200	1,750	795

Net interest income after provision for loan losses	12,644	10,614	9,827

Non-interest income:
Service charges	1,302	1,162	711
Gain on sale of loans	99	552	158
Realized gain on sale of premises and equipment, net	—	—	112
Realized gain from sale of securities available for sale	306	634	568
Other operating income	1,331	1,151	763

Total non-interest income	3,038	3,499	2,312

Non-interest expenses:
Salaries and benefits (note 12)	5,166	5,241	2,806
Deposit insurance premium	62	61	36
Occupancy expense (note 5)	759	652	436
Data processing	876	639	418
State tax	417	383	132
Realized loss on sale of equipment	13	—	—
Other operating expenses	2,715	2,068	1,371

Total non-interest expense	10,008	9,044	5,199

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income, Continued

December 31, 2004, 2003 and 2002

(Dollars in Thousands, Except Per Share Amount)

	2004	2003	2002
Income before income tax expense	$5,674	5,069	6,940
Income tax expense (note 13)	1,683	1,574	2,346

Net income	$3,991	3,495	4,594

Earnings per share (note 17):
Basic	$1.10	0.96	1.26

Fully diluted	$1.09	0.96	1.26

Weighted average shares outstanding - basic	3,634,904	3,630,396	3,630,668

Weighted average shares outstanding - diluted	3,663,751	3,653,974	3,636,480

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years ended December 31, 2004, 2003 and 2002

(Dollars in Thousands)

	2004	2003	2002
Net income	$3,991	3,495	4,594
Other comprehensive income, net of tax (note 21):
Unrealized gain (loss) on investment securities available for sale, net of tax	26	(1,013)	680
Unrealized gain on derivatives, net of tax	45	—	—
Reclassification adjustment for gains included in net income	(202)	(418)	(375)

Comprehensive income	$3,860	2,064	4,899

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2004, 2003 and 2002

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Unearned Restricted Stock	Total Equity
Balance, December 31, 2001	3,631,538	$40	25,714	22,110	(4,845)	570	—	43,589
Net income	—	—	—	4,594	—	—		4,594
Net change in unrealized gains (losses) on securities available for sale, net of income taxes of $157	—	—	—	—	—	305		305
Purchase of treasury stock	(1,142)	—	—	—	(12)	—		(12)
Dividends ($0.44 per share)	—	—	—	(1,598)	—	—		(1,598)

Balance, December 31, 2002	3,630,396	40	25,714	25,106	(4,857)	875	—	46,878
Net income	—	—	—	3,495	—	—		3,495
Net change in unrealized gains (losses) on securities available for sale, net of income taxes of $737	—	—	—	—	—	(1,431)		(1,431)
Dividends ($0.47 per share)	—	—	—	(1,704)	—	—		(1,704)

Balance, December 31, 2003	3,630,396	40	25,714	26,897	(4,857)	(556)	—	47,238
Net income				3,991				3,991
Restricted stock awards	8,887		149				(149)
Net change in unrealized gains (losses) on securities available for sale, net of income taxes of $91						(176)		(176)
Net change in unrealized gain (losses) on derivatives, net of taxes of $23						45		45
Compensation expense, restricted stock awards							18	18
Purchase of treasury stock
Dividends ($0.48 per share)				(1,743)				(1,743)

Balance, December 31, 2004	3,639,283	$40	25,863	29,145	(4,857)	(687)	(131)	49,373

See accompanying notes to consolidated financial statements.

HopFed Bancrop, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2004, 2003 and 2002

(Dollars in Thousands)

	2004	2003	2002
Cash flows from operating activities:
Net income	$3,991	3,495	4,594
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,200	1,750	795
Depreciation	346	319	236
Amortization of intangible assets	378	378	126
Amortization (accretion) of investment premiums and discounts, net	719	238	399
Provision (benefit) for deferred income taxes	18	38	(28)
Stock dividends on Federal Home Loan Bank stock	(118)	(97)	(107)
Compensation expense, restricted stock grants	18
Increase in cash surrender value of bank owned life insurance	(268)	(94)	—
Gain on sale of securities available for sale	(306)	(634)	(568)
Gain on sales of loans	(99)	(552)	(158)
Proceeds from sales of loans	10,205	27,326	15,526
Originations of loans sold	(10,106)	(26,774)	(15,368)
Loss on sale of fixed assets	13	—	—
(Increase) decrease in:
Accrued interest receivable	(204)	(520)	(924)
Other assets	182	(126)	638
Increase (decrease) in:
Accrued expenses and other liabilities	354	(1,247)	(747)

Net cash provided by operating activities	6,323	3,500	4,414

Cash flows from investing activities:
Proceeds from calls and maturities of securities held to maturity	17,546	6,365	1,585
Proceeds from sales, calls and maturities of securities available for sale	68,186	113,986	78,533
	(24,989)	(18,512)	—
Purchases of securities held to maturity	(83,221)	(156,057)	(35,477)
Purchase of securities available for sale	(23,343)	(44,667)	(80,109)
Net increase in loans	(409)	—	—
Purchase of Federal Home Loan Bank stock	—	—	42
Proceeds from sale of foreclosed asset	32	63	—
Proceeds from sales of premises and equipment	(1,085)	(1,429)	(795)
Purchases of premises and equipment	—	(4,987)	—
Purchase of bank owned life insurance unconsolidated subsidiary	—	(310)	—
Purchase of branch location, net of funds received	—	—	1,304

Net cash used in investing activities	(47,283)	(105,548)	(34,917)

See accompanying notes to consolidated financial statements.

HopFed Bancrop, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the Years ended December 31, 2004, 2003 and 2002

(Dollars in Thousands)

	2004	2003	2002
Cash flows from financing activities:
Net increase in demand deposits, savings, money market, NOW accounts and time deposits	$18,707	63,833	56,590
(Decrease) increase in advance payments by borrowers for taxes and insurance	102	(12)	10
Advances from Federal Home Loan Bank	126,850	36,850	21,000
Repayment of advances from Federal Home Loan Bank	(99,884)	(6,120)	(36,124)
Purchase of treasury stock	—	—	(12)
Proceeds from issuance of subordinated debentures	—	10,310	—
Dividends paid	(1,744)	(1,668)	(1,598)

Net cash provided by financing activities	44,031	103,193	39,866

Increase (decrease) in cash and cash equivalents	3,071	1,145	9,363
Cash and cash equivalents, beginning of period	15,178	14,033	4,670

Cash and cash equivalents, end of period	$18,249	15,178	14,033

Supplemental disclosures of Cash Flow Information:
Interest paid	$12,516	12,370	9,023

Income taxes paid	$1,800	1,610	2,545

Supplemental Disclosures of Non-cash Investing and Financing Activities:
Foreclosures and in substance foreclosures of loans during year	$104	272	42

Net unrealized gains on investment securities classified as available for sale	$(265)	(2,168)	462

Increase in deferred tax liability related to unrealized gains on investments	$91	737	(157)

Dividends declared and payable	$437	435	399

Issue of unearned restricted stock	$149	—	—

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements,

December 31, 2004, 2003 and 2002

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

A substantial portion of the Bank’s loans are secured by real estate in the West Kentucky market. In addition, foreclosed real estate is located in this same market. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate is susceptible to changes in local market conditions.

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation, the Bank and its wholly-owned subsidiary Fall & Fall Insurance (collectively the Company) for all periods. Significant inter-company balances and transactions have been eliminated in consolidation under the equity method.

Accounting

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices in the banking industry.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

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

December 31, 2004, 2003 and 2002

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

Loans are considered to be impaired when, in management’s judgment, principal or interest is not collectible according to the contractual terms of the loan agreement. When conducting loan evaluations, management considers various factors such as historical loan performance, the financial condition of the borrower and adequacy of collateral to determine if a loan is impaired.

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

Fixed Rate Mortgage Originations

In June of 2001, The Bank began to originate fixed rate first mortgage loans for customers in its local markets and selling these loans on the secondary market with the Bank retaining mortgage servicing rights. For the year ended December 31, 2004, the Bank maintained a servicing portfolio of approximately $41.0 million. For the years ended December 31, 2002, 2003 and 2004, the Bank has reviewed the value of the mortgage servicing asset as well as the operational cost associated with servicing the portfolio. After this review, the Bank has determined that the value of its mortgage servicing rights are not material to the Company’s Financial Statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(1)	Summary of Significant Accounting Policies: (Continued)

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are carried at the lower of cost or fair value less selling expenses. Costs of improving the assets are capitalized, whereas costs relating to holding the property are expensed. Valuations are periodically performed by management, and any adjustments to value are recognized in the current period’s operations.

Revenue Recognition

Mortgage loans held for sale are generally delivered to secondary market investors under firm sales commitments entered into prior to the closing of the individual loan. Loan sales and related gains or losses are recognized at settlement. Loan fees earned for the servicing of secondary market loans are recognized as earned.

Interest income on loans receivable is reported on the interest method. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due more than 90 days. Interest continues to accrue on loans over 90 days past due if they are well secured and in the process of collection.

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

Operating Segments

The Company’s continuing operations include one primary segment, retail banking. The retail banking segment involves the origination of commercial, residential and consumer loans as well as the collections of deposits in nine branch offices.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(1)	Summary of Significant Accounting Policies: (Continued)

Intangible Assets

The intangible assets for insurance contracts and core deposits are amortized using the straight-line method over the estimated period of benefit of seven years. The Company periodically evaluates the recoverability of the intangible assets and takes into account events or circumstances that warrant a revised estimate of the useful lives or indicates that impairment exists.

Advertising

The Company expenses the production cost of advertising as incurred.

Financial Instruments

The Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Derivative Instruments:

In 2004, Heritage Bank entered into a swap transaction in the amount of $10 million with Compass Bank of Birmingham in which Heritage Bank will pay Compass a fixed rate of 3.53% quarterly for four years while Compass will pay Heritage Bank a rate equal to the three month London Interbank Offering Rate (“Libor”). Heritage Bank has signed an inter-company transfer with the Company that allows the Company to convert its variable rate subordinated debenture issuance to a fixed rate. The critical terms of the interest rate swap match the term of the corresponding variable rate subordinated debt issuance. All components of the derivative instrument’s gain or loss are included in the assessment of hedge effectiveness.

Under guidelines of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, all derivative instruments are required to be carried at fair value on the balance sheet. SFAS 133 provides special hedge accounting provisions, which permit the change in fair value of the hedge item related to the risk being hedged to be recognized in earnings in the same period and in the same income statement line as the change in the fair value of the derivative.

A derivative instrument designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS 133.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Using these guidelines, The Bank and Company has documented the use of the above- mentioned swap as a cash flow hedge.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(1)	Summary of Significant Accounting Policies: (Continued)

Derivatives: (Continued)

Cash value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged of the hedged asset or liability on the balance sheet with corresponding offsets recorded in the balance sheet. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives included in a fair value hedge relationship are recorded as adjustments to the income or expense recorded on the hedged asset or liability.

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instrument has been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been, or will not continue to be highly effective as a hedge, hedged accounting is discontinued. SFAS 133 basis adjustments recorded on hedged assets and liabilities are amortized over the remaining life of the hedged item beginning no later than when hedge accounting ceases. There were no fair value hedging gains or losses, as a result of hedge ineffectiveness, recognized for year ended December 31, 2004. The Company recognized $22,000 in interest expense for the year ended December 31, 2004 related to the interest rate swap.

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

Fair Values of Financial Instruments

The following are the more significant methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments:

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(1)	Summary of Significant Accounting Policies: (Continued)

Fair Values of Financial Instruments: (Continued)

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

Loans receivable

The fair values for loans receivable are estimated using discounted cash flow analysis which considers future re-pricing dates and estimated repayment dates, and further using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

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

December 31, 2004, 2003 and 2002

(1)	Summary of Significant Accounting Policies: (Continued)

Fair Values of Financial Instruments (Continued)

Earnings Per Share

Earnings per share (EPS) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding plus dilutive common stock equivalents (CSE). CSE consists of dilutive stock options granted through the Company’s stock option plan. Common stock equivalents which are considered anti-dilutive are not included for the purposes of this calculation.

Stock Options

The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS 123, Accounting for Stock-Based Compensation. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS 123 requires entities which continue to apply the provisions of APB Opinion No. 25 to provide pro-forma earnings per share disclosure for stock option grants made in 1995 and subsequent years as if the fair value based method defined in SFAS 123 had been applied. SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB No. 123, provides that an entity that has transitioned to the accounting treatment prescribed by SFAS 123 may use the intrinsic value method in lieu of the fair value based method for determining the fair value of stock options at the date of grant. SFAS 148 requires disclosure in addition to SFAS 123 if APB opinion No. 25 is currently being applied.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands) Except Per Share Amounts

(1)	Summary of Significant Accounting Policies: (Continued)

Stock Options (Continued)

	Year Ended December 31,
	2004	2003	2002
Net income as reported	$3,991	3,495	4,594
Total stock-based employee compensation expense determined under fair value based method for all awards granted, net of related tax effects	(91)	(105)	(62)

Pro forma net income	$3,900	3,390	4,532

	Year Ended December 31,
	2004	2003	2002
Earnings per share:
Basic - as reported	$1.10	0.96	1.26

Basic - pro forma	1.07	0.93	1.25

Diluted - as reported	$1.09	0.96	1.26

Diluted - pro forma	1.06	0.93	1.25

Effect of New Accounting Pronouncements

In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS 153 amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in the fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company’s financial position, results of operations and cash flow.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

In December 2004, the FASB issued SFAS 123, Accounting for Stock-Based Compensation. SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on share-based for awards to non-employees. The provisions of this statement will become effective July 1, 2005 for all equity awards granted after the effective date. On July 1, 2004, the Company adopted the provisions of SFAS 123 and began recognizing compensation expense ratable in the income statement, based on the estimated fair value of all awards granted to employees after January 1, 2004. SFAS 123R requires an entity to estimate the number of awards expected to actual vest, exclusive of awards expected to be forfeited. Currently, the Company recognizes forfeitures as they occur. The adopting of this standard is not expected to have a material effect on financial condition, the results of operations, and cash flows.

In March 2004, FASB Emerging Issues Task Force (EITF) released Issue 03-01, Meaning of Other Than Temporary Impairment, which addressed other-than-temporary impairment of certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-1, The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached. Management does not anticipate the issuance of the final consensus will have a material impact on the financial condition, the results of operations, or cash flows.

In March 2004, the SEC issued Staff Accounting Bulletin 105 (SAB 105), Application of Accounting Principles to Loan Commitment stating that the fair value of loan commitments is to be accounted for as a derivative instrument under SFAS 133, but the valuation of such commitment should not consider expected future cash flows related to servicing of the future loan. The Company adopted SAB 105 in January 2004. Management does not anticipate the issuance of SAB 105 will have a material impact on financial condition, the results of operations, or cash flows.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 requires acquired loans, including debt securities, to be recorded at the amount of the purchaser’s initial investment and prohibits carrying over valuation allowances from the seller for those individually evaluated loans that have evidence of determination in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchaser’s initial investment to be recognized as interest income on the level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life, while subsequent decreases are recognized as impairment.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The guidance is effective for loans acquired in fiscal years beginning after December 31, 2004 and is not expected to have a material impact on financial condition, results of operations, or cash flows.

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

Reclassification

Certain 2003 and 2002 amounts have been reclassified to conform to the December 31, 2004 presentation.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

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

December 31, 2004, 2003 and 2002

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

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(3)	Securities:

Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities available for sale and their estimated fair values follow:

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$3,015	—	—	3,015
Intrieve stock	15			15

	3,030	—	—	3,030

Unrestricted:
U.S. government and agency securities:
Agency debt securities	65,114	114	(628)	64,600
Corporate bonds	5,260	—	(60)	5,200
Municipal bonds	23,764	296	(279)	23,781
Mortgage-backed securities:
GNMA	2,739	3	(6)	2,736
FNMA	31,319	13	(410)	30,922
FHLMC	13,092	31	(120)	13,003
CMOs	14,970	16	(77)	14,909

	156,258	473	(1,580)	155,151

	$159,288	473	(1,580)	158,181

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(3)	Securities: (Continued)

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$2,488	—	—	2,488
Intrieve stock	15	—	—	15

	2,503	—	—	2,503

Unrestricted:
U.S. government and agency securities:
Agency debt securities	$41,634	273	(599)	41,308
Corporate bonds	4,164	69	—	4,233
Municipal bonds	28,453	402	(332)	28,523
Mortgage-backed securities:
GNMA	3,709	5	(20)	3,694
FNMA	35,225	61	(475)	34,811
FHLMC	12,244	53	(129)	12,168
CMOs	16,424	94	(244)	16,274

	141,853	957	(1,799)	141,011

	$144,356	957	(1,799)	143,514

The scheduled maturities of debt securities available for sale at December 31, 2004 and 2003 were as follows:

	Amortized Cost	Estimated Fair Value
2004
Due within one year	$35	35
Due in one to five years	22,711	22,667
Due in five to ten years	54,082	53,580
Due after ten years	17,310	17,299

	94,138	93,581
Mortgage-backed securities	62,120	61,570

Total unrestricted securities available for sale	$156,258	155,151

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(3)	Securities: (Continued)

	Amortized Cost	Estimated Fair Value
2003
Due within one year	$35	35
Due in one to five years	13,133	13,317
Due in five to ten years	43,875	43,588
Due after ten years	17,208	17,124

	74,251	74,064
Mortgage-backed securities	67,602	66,947

Total unrestricted securities available for sale	$141,853	141,011

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

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2004 are as follows:

	Less than 12 months		12 months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Held to maturity
U.S. government and agency securities:
Agency debt securities	$5,245	(41)	6,397	(48)	11,642	(89)

Available for sale
U.S. government and agency securities:
Agency debt securities	24,308	(246)	20,414	(382)	44,722	(628)
Corporate bonds	5,200	(60)	—	—	5,200	(60)
Municipal bonds	3,457	(41)	8,820	(238)	12,277	(279)
Mortgage-backed securities:
GNMA			2,230	(6)	2,230	(6)
FNMA	6,722	(12)	21,703	(398)	28,425	(410)
FHLMC	6,902	(32)	4,010	(88)	10,912	(120)
CMOs	3,598	(20)	7,704	(57)	11,302	(77)

Total available for sale	50,187	(411)	64,881	(1,169)	115,068	(1,580)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluations. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, the Company has 113 securities with unrealized losses. Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity, or for the foreseeable future and therefore no declines are deemed to be other than temporary.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(3)	Securities: (Continued)

Certain securities, with amortized cost of $85.4 million and estimated fair value of $84.9 million at December 31, 2004 were pledged as collateral as permitted or required by law.

During 2004, the Company sold investment securities classified as available-for-sale for proceeds of $39.5 million resulting in gross gains of $366,000 and gross losses of $60,000. The Company sold investment securities classified as available-for-sale for proceeds of $61.2 million resulting in gross gains of $735,000 and gross losses of $101,000 during 2003. The Company sold investments securities classified as available-for-sale for proceeds of $56.8 million resulting in gross gains of $584,000 and gross losses of $16,000 during 2002.

The carrying amount of securities held to maturity and their estimated fair values follow:

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity securities
U.S. government and agency securities:
Agency debt securities	$21,546	18	(89)	21,475
Mortgage-backed securities:
GNMA	1,093	23	—	1,116
FNMA	129	1	—	130

	1,222	24	—	1,246

	$22,768	42	(89)	22,721

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity securities
Agency debt securities	13,339	19	(74)	13,284
Mortgage-backed securities:
GNMA	$1,632	50	—	1,682
FNMA	137	1	—	138

	1,769	51	—	1,820

	$15,108	70	(74)	15,104

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(3)	Securities: (Continued)

The scheduled maturities of debt securities held to maturity at December 31, 2004 were as follows:

	Amortized Cost	Estimated Fair Value
Due within one year	$—	—
Due in one to five years	2,875	2,881
Due in five to ten years	10,941	10,938
Due after ten years	7,730	7,656

	21,546	21,475
Mortgage-backed securities	1,222	1,246

Total unrestricted securities held to maturity	$22,768	22,721

(4)	Loans Receivable, Net:

The Company originates most fixed rate loans for immediate sale to the Federal Home Loan Mortgage Corporation (FHLMC) or other investors. Generally, the sale of such loans is arranged at the time the loan application is received through commitments.

The components of loans receivable in the consolidated balance sheets as of December 31, 2004 and 2003 were as follows:

	2004	2003
Real estate loans:
One-to-four family	$207,252	191,015
Multi-family	6,520	6,254
Construction	2,698	3,544
Non-residential	40,231	39,615

Total mortgage loans	256,701	240,428
Loans secured by deposits	3,121	3,062
Other consumer loans	33,287	43,147
Commercial loans	66,989	50,679

	360,098	337,316
Less:
Less allowance for loan losses	3,273	2,576

	$356,825	334,740

Loans serviced for the benefit of others totaled approximately $41.0 million, $40.6 million and $16.7 million at December 31, 2004, 2003 and 2002, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(4)	Loans Receivable, Net: (Continued)

Qualified one-to-four family first mortgage loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in note 8.

Impaired loans and related valuation allowance amounts at December 31, 2004 and 2003 were as follows:

	2004	2003
Recorded investment	$911	1,144

Valuation allowance	$252	227

The average recorded investment in impaired loans for the years ended December 31, 2004, 2003 and 2002 was $1,078,000, $789,000, and $869,000, respectively. Interest income recognized on impaired loans was not significant during the years ended December 31, 2004, 2003 and 2002.

An analysis of the change in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 follows:

	2004	2003	2002
Balance at beginning of year	$2,576	1,455	923
Loans charged off	(649)	(656)	(272)
Recoveries	146	27	9
Provision for loan losses	1,200	1,750	795

Balance at end of year	$3,273	2,576	1,455

Nonperforming loans totaled $653,000 and $1,144,000 at December 31, 2004 and 2003, respectively. Other assets owned totaled $111,000 and $271,000 at December 31, 2004 and 2003, respectively. Interest income foregone on such loans was not significant during 2004, 2003 and 2002. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis.

There were $20,000 and $0 in loans three months or more past due still accruing interest as of December 31, 2004 and 2003.

The Company originates loans to officers and directors at terms substantially identical to those available to other borrowers. Loans to officers and directors at December 31, 2004 and 2003 were approximately $5,731,000 and $4,868,000, respectively. At December 31, 2004, funds committed that were undisbursed to officers and directors approximated $659,000.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(4)	Loans Receivable, Net: (Continued)

The following summarizes activity of loans to officers and directors for the year ended December 31, 2004 and 2003:

	2004	2003
Balance at beginning of period	$4,868	$5,049
New loans	2,391	1,850
Principal repayments	(1,528)	(2,031)

Balance at end of period	$5,731	$4,868

(5)	Premises and Equipment:

Components of premises and equipment included in the consolidated balance sheets as of December 31, 2004 and 2003 consisted of the following:

	2004	2003
Land	$1,424	1,101
Land improvements	113	107
Buildings	4,574	4,574
Construction in process	419	—
Furniture and equipment	1,778	1,684

	8,308	7,466
Less accumulated depreciation	1,608	1,460

	$6,700	6,006

Depreciation expense was approximately $346,000, $319,000, and $236,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

(6)	Intangible Assets:

Goodwill is tested for impairment on an annual basis and as events or circumstances change that would more likely than not reduce fair value below its carrying amount. The Company completed its review and determined there was no impairment of goodwill as of December 31, 2004 and 2003.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(6)	Intangible Assets: (Continued)

The changes in the carrying amounts of other intangible assets for the years ended December 31, 2004 and 2003 are as follows:

	Core Deposit Intangible	Insurance Contracts Intangible	Total
Balance, January 1, 2002	$—	—	—
Fulton Division acquisition	2,509	—	2,509
Fall and Fall acquisition	—	128	128
Amortization	(120)	(6)	(126)

Balance, December 31, 2002	2,389	122	2,511
Amortization	(360)	(18)	(378)

Balance, December 31, 2003	$2,029	104	2,133
Amortization	(360)	(18)	(378)

Balance, December 31, 2004	$1,669	86	1,755

The estimated amortization expense for intangible assets for the subsequent five years is as follows:

	Core Deposit Intangible	Insurance Contracts Intangible	Total
2005	$360	18	378
2006	360	18	378
2007	360	18	378
2008	360	18	378
2009	229	14	243

	$1,669	86	1,755

(7)	Deposits:

At December 31, 2004, the scheduled maturities of other time deposits were as follows:

2005	$97,207
2006	83,183
2007	33,008
2008	21,156
2009	17,002

$251,556

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands, Except Percentages)

(7)	Deposits: (Continued)

The amount of other time deposits with a minimum denomination of $100,000 was approximately $79,230,000 and $82,135,000 at December 31, 2004 and 2003, respectively.

Interest expense on deposits for the years ended December 31, 2004, 2003 and 2002 is summarized as follows:

	2004	2003	2002
Demand and NOW accounts	$1,289	655	385
Money market accounts	248	460	187
Savings	457	459	920
Other time deposits	7,759	9,322	6,598

	$9,753	10,896	8,090

The Bank maintains clearing arrangements for its demand, NOW and money market accounts with Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2004, average daily clearings were approximately $3,300,000.

(8)	Advances from Federal Home Loan Bank:

FHLB advances are summarized as follows:

	December 31,
	2004		2003
Type of Advances	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Fixed-rate	$81,319	3.20%	$54,353	3.19%

Scheduled maturities of FHLB advances as of December 31, 2004 are as follows:

Years Ended December 31,
2005	$20,639
2006-2009	35,347
2010-2014	25,333

$81,319

The Bank has an approved line of credit of $30 million at December 31, 2004 which is secured by a blanket agreement to maintain residential first mortgage loans with a principal value of 125% of the outstanding advances and has a variable interest rate. The Company can increase its borrowings from the FHLB by approximately $29 million at December 31, 2004.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

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

	December 31
	2004	2003
Commitments to extend credit	$21,300	8,486
Standby letters of credit	870	837
Unused lines of credit	20,139	10,630

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

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(9)	Financial Instruments: (Continued)

counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $870,000 at December 31, 2004.

The estimated fair values of financial instruments were as follows at December 31, 2004:

	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$17,357	17,357
Interest-earning deposits in Federal Home Loan Bank	42	42
Federal funds sold	850	850
Securities available for sale	158,181	158,181
Securities held to maturity	22,768	22,721
Loans receivable	356,825	347,398
Accrued interest receivable	3,053	3,053
Bank owned life insurance	6,896	6,896
Financial liabilities:
Deposits	436,195	435,815
Advances from borrowers for taxes and insurance	301	301
Advances from Federal Home Loan Bank	81,319	78,967
Subordinated debentures	10,310	10,310
Off-balance-sheet liabilities:
Commitments to extend credit	—	—
Commercial letters of credit	—	—
Derivatives	68	68

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(9)	Financial Instruments: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2003:

	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$12,958	12,958
Interest-earning deposits in Federal Home Loan Bank	35	35
Federal funds sold	2,185	2,185
Securities available for sale	143,514	143,514
Securities held to maturity	15,108	15,104
Loans receivable	334,740	337,666
Accrued interest receivable	2,849	2,849
Bank owned life insurance	6,628	6,628
Financial liabilities:
Deposits	417,488	423,832
Advances from borrowers for taxes and insurance	199	199
Advances from Federal Home Loan Bank	54,353	53,382
Subordinated debentures	10,310	10,310
Off-balance-sheet liabilities:
Commitments to extend credit	—	—
Commercial letters of credit	—	—

(10)	Subordinated Debentures:

On September 25, 2003, the Company formed HopFed Capital Trust I (the Trust). The Trust is a statutory trust formed under the laws of the state of Delaware. In September 2003, the Trust issued variable rate capital securities with an aggregate liquidation amount of $10,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued floating rate junior subordinated debentures aggregating $10,310,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the capital securities pay interest and dividends, respectively, on a quarterly basis. The variable interest rate is the three-month LIBOR plus 3.10% adjusted quarterly (5.17% at December 31, 2004). These junior subordinated debentures mature in 2033, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities can be redeemed contemporaneously, in whole or in part, beginning October 8, 2008 at a redemption price of $1,000 per capital security.

The Company has provided a full-irrevocable and unconditional guarantee on a subordinated basis of the obligations of the Trust under the capital securities in the event of the occurrence of an event of default, as defined in such guarantee. Debt issuance cost and underwriting fees of $190,000 were capitalized related to the offering and are being amortized over the estimated life of the junior subordinated debentures. The trust agreement contains provisions that enable the Company to defer making interest payments for a period of up to five years.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

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

Cash and cash equivalents with financial institutions exceeded the insurance coverage as of December 31, 2004 and 2003. The excess balance of such items as of December 31, 2004 and 2003 was $13.6 million and 11.5 million, respectively.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands, Except Percentages)

(12)	Employee Benefit Plans: (Continued)

Pension Plan (Continued)

	2003	2002
Change in plan assets
Fair value of plan assets at beginning of year	$1,415	1,244
Actual return on plan assets	52	55
Employers contributions	2,218	311
Benefits paid	(3,685)	(195)

Fair value of plan assets at end of year	—	1,415

Funded status		(1,228)
Unrecognized net asset	—	16

Accrued pension cost	$—	$(1,244)

Weighted average assumptions used to develop the net periodic pension cost were:

2002
Discount rate	6.75%
Expected long-term rate of return on assets	7.00%
Rate of increase in compensation levels	N/A

The components of net periodic pension cost for the years ended December 31, were as follows:

	2003	2002
Service cost	$—	—
Interest cost on projected benefit obligation	52	195
Expected return on plan assets	—	(85)
Amortization of transitional asset	—	(6)
Amortization of prior service cost	—	—
Amortization of net loss	—	42

Net periodic pension cost	$52	146

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(12)	Employee Benefit Plans: (Continued)

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

The Company will receive the exercise price for shares of common stock issued to Option Plan participants upon the exercise of their option, and will receive no monetary consideration upon the exercise of stock appreciation rights. The Board of Directors granted options to purchase 403,360 shares of common stock under the Option Plan at an exercise price of $20.75 per share, which was the fair market value on the date of the grant. As a result of the special dividend of $4.00 per share paid in December, 1999, and in accordance with plan provisions, the number of options and the exercise price has been adjusted to 480,475 and $17.42 respectively. The options granted to participants became vested and exercisable as follows: 50% on date of grant and 50% on January 1, 2000 (subject to immediate vesting upon certain events, including death or normal retirement of participant).

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

The options granted became vested and exercisable as follows: 25% on May 31, 2001, 25% on May 31, 2002, 25% on May 31, 2003 and 25% on May 31, 2004 (subject to immediate vesting upon certain events, including death or normal retirement of participant).

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(12)	Employee Benefit Plans: (Continued)

Stock Option Plan (Continued)

The following summary represents the activity under the stock option plans:

	Number of Shares	Weighted Average Exercise Price
Options outstanding, January 1, 2002	402,309	$16.05
Granted	—
Exercised	—
Forfeited	—

Options outstanding, December 31, 2002	402,309	16.05
Granted	—
Exercised	—
Forfeited	(148,557)	17.42

Options outstanding, December 31, 2003	253,752	15.05

Granted	20,000	17.34
Exercised	—
Forfeited	—
Options outstanding, December 31, 2004	273,752	15.22

The following is a summary of stock options outstanding at December 31, 2004:

Exercise Price	Weighted Average Remaining Contractual Life (Years)	Options Outstanding	Options Exercisable
$17.42	3.2	153,752	153,752
12.33 17.34	5.8 9.4	60,000 20,000	42,500 —
10.00	5.4	40,000	40,000

15.22	4.7	273,752	236,252

The weighted average fair value of options granted during December 31, 2004 was $4.36 per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: volatility of 15%,

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(12)	Employee Benefit Plans: (Continued)

Stock Option Plan (Continued)

a risk free interest rate of 4.25%, expected dividend yield of 2.77% and an expected life of nine and one half years for options granted during the year ended December 31, 2004.

Hopfed Bancorp, Inc. 2004 Long Term Incentive Plan

On February 18, 2004, the Board of Directors of the Company adopted the HopFed Bancorp, Inc 2004 Long Term Incentive Plan (the “Plan”), which was subsequently approved at the 2004 Annual Meeting of Stockholders. Under the Plan, the Compensation Committee has discretionary authority to grant up to 200,000 shares in the form of restricted stock grants, options, and stock appreciation rights to such employees, directors and advisory directors as the committee shall designate. The grants vest in equal installments over a four year period. Grants may vest immediately upon specific events, including a change of control of the Company, death or disability of award recipient, termination of employment of the recipient by the Company without cause.

Awards are recognized as an expense to the Company in accordance with the vesting schedule. Awards in which the vesting is accelerated must be recognized as an expense immediately. Awards are valued at the closing stock price on the day the award is granted. In 2004, the Compensation Committee granted a total of 8,887 shares in restricted stock with a market value of $149,000. The Company recognized $18,000 in compensation expense in 2004.

401(K) Plan

During 2002, the Bank initiated a 401(k) retirement program. The plan is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings, and in addition, management will match employee contributions up to 4%. Expense related to Company contributions amounted to $229,000 and $208,000 in 2004 and 2003, respectively.

Deferred Compensation Plan

During the third quarter of 2002, the Company purchased assets and assumed the liabilities relating to a nonqualified deferred compensation plan for certain employees of the Fulton division. The Company owns single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the benefits accrued for each participant will be distributed to the participant in equal installments for 15 years. The Company expense both 2003 and 2004 amounted to $19,000.

The Deferred Compensation Plan also provides the participant with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands, Except Percentages)

(13)	Income Taxes:

The provision for income taxes for the years ended December 31, 2004, 2003 and 2002 consisted of the following:

	2004	2003	2002
Current
Federal	$1,665	$1,536	2,374
State	—	—	—

	1,665	1,536	2,374
Deferred	18	38	(28)

	$1,683	$1,574	2,346

Total income tax expense for the years ended December 31, 2004, 2003 and 2002 differed from the amounts computed by applying the federal income tax rate of 34 percent to income before income taxes as follows:

	2004	2003	2002
Expected federal income tax expense at statutory tax rate	$1,929	$1,723	2,360
Effect of nontaxable interest income	(324)	(213)	(94)
Other	78	64	80

Total federal income tax expense	$1,683	1,574	2,346

Effective rate	29.7%	31.2%	33.8%

The components of deferred taxes as of December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Deferred tax liabilities:
FHLB stock dividends	$(610)	(573)

	(610)	(573)

Deferred tax assets:
Bad debt reserves	888	876
Accrued interest expense	4	4
Accrued expenses	43	59
Unrealized depreciation on securities available for sale	377	286

	1,312	1,225

Net deferred tax asset	$702	652

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(13)	Income Taxes (Continued):

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

The portion of a thrift’s tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2004 and 2003 includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

(14)	Commitments and Contingencies:

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

The Bank had open loan commitments at December 31, 2004 and 2003 of approximately $21,300,000 and $8,486,000, respectively. Of these amounts, approximately $2,073,000 and $2,012,000 as of December 31, 2004 and 2003, respectively, were for fixed rate loans. The interest rates for the fixed rate loan commitments ranged from 4.75% to 6.50% and 5.00% to 6.13% for December 31, 2004 and 2003, respectively. Unused lines of credit were approximately $20,139,000 and $10,630,000 as of December 31, 2004 and 2003, respectively.

The Company and the Bank have agreed to enter into employment agreements with certain officers, which provide certain benefits in the event of their termination following a change in control of the Company or the Bank. The employment agreements provide for an initial term of three years. On each anniversary of the commencement date of the employment agreements, the term of each agreement may be extended for an additional year at the discretion of the Board. In the event of a change in control of the Company or the Bank, as defined in the agreement, the officers shall be paid an amount equal to two times the officer’s base salary as defined in the employment agreement.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(14)	Commitments and Contingencies (Continued):

The Company and the Bank have entered into commitments to rent facilities and lease operating equipment that are noncancelable. At December 31, 2004, future minimal lease and rental commitments were as follows:

2005	$33,000
2006	$20,250
2007	$22,200
2008	$14,000

The Company and the Bank have entered into noncancelable purchase obligations and fixed asset purchases. In October 2004, the Company entered into an agreement with Design Engineers, Inc. (“DEI”) to construct a 26,000 square foot retail bank and operations center in Hopkinsville, Kentucky. The anticipated cost of the project is $6.4 million with an anticipated completion date at the end of the second quarter of 2006. The Company anticipates that more than 50% of the cost of the project will be incurred in 2005.

In December 2004, the Company made an offer to purchase land in Clarksville, Tennessee that was accepted by the buyer. The property cost approximately $560,000 and the sale closed January 31, 2005.

In the normal course of business, the Bank and Company have entered into operating contracts necessary to conduct the Company’s daily business. The most significant operating contract is for the Bank’s data processing services. This monthly cost associated with this contract is variable based on the number of accounts and usage but averages approximately $80,000 per month. This contract expires in 2006.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(15)	Regulatory Matters (Continued):

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Bank meets all capital adequacy requirements to which it is subject.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2004 and 2003 are presented below (dollars in thousands):

	Company Actual		Bank Actual		Required for Capital Adequacy Purposes		Required to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Tangible capital to adjusted total assets	$54,924	9.6%	$52,899	9.2%	$8,605	1.50%	N/A	N/A
Core capital to adjusted total assets	$54,924	9.6%	$52,899	9.2%	$22,946	4.00%	$28,683	5.00%
Total capital to risk weighted assets	$58,198	17.3%	$56,172	16.7%	$26,898	8.00%	$33,622	10.00%
Tier I capital to risk weighted assets	$54,924	16.3%	$52,899	15.7%	N/A	N/A	$20,173	6.00%

As of December 31, 2003
Tangible capital to adjusted total assets	$52,258	9.9%	$49,971	9.6%	$7,852	1.50%	N/A	N/A
Core capital to adjusted total assets	$52,258	9.9%	$49,971	9.6%	$20,939	4.00%	$26,174	5.00%
Total capital to risk weighted assessment	$54,834	17.1%	$52,547	16.5%	$25,489	8.00%	$31,862	10.00%
Tier I capital to risk weighted assets	$52,258	16.3%	$49,971	15.7%	N/A	N/A	$19,117	6.00%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(16)	Stockholders’ Equity:

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

The Bank must provide OTS with 30 days prior notice to the payment of the dividend. Any capital distribution in excess of this amount would require supervisory approval. Capital distributions are further restricted should the Bank’s capital level fall below the fully phased-in capital requirements of the OTS. In no case will the Bank be allowed to make capital distributions reducing equity below the required balance of the liquidation account. For the year ended December 31, 2004, the Bank paid a $2,000,000 dollar dividend to the Company. No dividends were paid by the Bank to the Company during the year ended December 31, 2003 and 2002.

OTS regulations also place restrictions after the conversion on the Company with respect to repurchases of its common stock. With prior notice to the OTS, the Company is allowed to repurchase its outstanding shares. The Company has requested and received regulatory approval to acquire a total of 500,000 shares of its outstanding common stock. As of December 31, 2004, 408,909 shares had been repurchased at an average price of $11.88 per share.

(17)	Earnings Per Share:

Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

	Years Ended December 31,
	2004	2003	2002
Basic earnings per share:
Weighted average common shares	3,634,904	3,630,396	3,630,668

Diluted earnings per share:
Weighted average common shares	3,634,904	3,630,396	3,630,668
Diluted effect of stock options	28,847	23,578	5,812

Weighted average common and incremental shares	3,663,751	3,653,974	3,636,480

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements:

The following condensed balance sheets as of December 31, 2004 and 2003 and condensed statements of income and cash flows for the years ended December 31, 2004, 2003 and 2002 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

Consolidated Balance Sheets:

	2004	2003
Assets:
Cash and due from banks	$47	21
Receivable from subsidiary	1,004	138
Federal funds sold	850	2,185
Investment in subsidiary	36,651	34,375
Prepaid expenses and other assets	807	499

Total assets	$39,359	37,218

Liabilities and equity
Liabilities:
Dividends payable	437	435
Interest payable	126	120
Subordinated debentures	10,310	10,310

Total liabilities	10,873	10,865

Equity:
Common stock	40	40
Additional paid-in capital	21,591	21,442
Retained earnings	12,530	10,284
Treasury stock	(4,857)	(4,857)
Unearned restricted stock	(131)	—
Accumulated other comprehensive	(687)	(556)

Total equity	28,486	26,353

Total liabilities and equity	$39,359	37,218

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Income Statements:

	2004	2003	2002
Interest and dividend income
Dividend income	$2,014	—	—
Time deposits	13	22	4

Total interest and dividend income	2,027	22	4

Interest expense	479	119	—
Non-interest expenses	242	117	132

Total expenses	721	236	132

Income (Loss) before income taxes and equity in undistributed earnings of subsidiary	1,306	(214)	(128)
Income tax benefit	(233)	(73)	(43)

Income (Loss) before equity in undistributed earnings of subsidiary	1,539	(141)	(85)
Equity in undistributed earnings of subsidiary	2,452	3,636	4,679

Net income	$3,991	3,495	4,594

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statement of Cash Flows:

	2004	2003	2002
Cash flows from operating activities:
Net income	$3,991	3,495	4,594
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiary	(2,452)	(3,636)	(4,679)
Increase (decrease) in:
Current income taxes payable	(166)	(69)	(42)
Accrued expenses	6	118	—

Net cash (used in) provided by operating activities	1,379	(92)	(127)

Cash flows for investing activities:
Prepaid and other assets	(78)	(499)	—
Investment in subsidiary	—	(8,000)	—
Investment in Trust	—	(310)	—
(Advance for) payment on receivable from subsidiary	(866)	—	4,000
Net (increase) decrease in federal funds sold	1,335	255	(2,250)

Net cash provided by (used in) investing activities	391	(8,554)	1,750

Cash flows from financing activities:
Subordinated debenture issue	—	10,310	—
Purchase of treasury stock	—	—	(12)
Dividends paid	(1,744)	(1,668)	(1,598)

Net cash used in financing activities	(1,744)	8,642	(1,610)

Net increase (decrease) in cash	26	(4)	13
Cash at beginning of year	21	25	12

Cash at end of year	$47	21	25

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(19)	Investments in Affiliated Companies: (Unaudited)

Investments in affiliated companies accounted for under the equity method consist of 100% of the common stock of HopFed Capital Trust I (“Trust”), a wholly-owned statutory business trust. The Trust was formed on September 25, 2003. Summary financial information for the Trust follows (dollars in thousands):

Summary Balance Sheet

	At Dec. 31, 2004	At Dec. 31, 2003
Asset – Investment in subordinated debentures issued by HopFed Bancorp, Inc.	$10,310	$10,310

Liabilities	$—	$—
Stockholder’s equity – Trust preferred securities	10,000	10,000
Common stock (100% owned by HopFed Bancorp, Inc.)	310	310
Total stockholder’s equity	10,310	10,310
Total liabilities and stockholder’s equity	$10,310	$10,310

Summary Income Statement

	Years Ended Dec. 31,
	2004	2003
Income – Interest income from subordinated debentures issued by HopFed Bancorp, Inc.	$478	$119

Net Income	$478	$119

Summary Statement of Stockholder’s Equity

	Trust Preferred Securities	Common Stock	Retained Earnings	Total Stockholder’s Equity
Beginning balances, December 31, 2003	$10,000	$310	$—	$10,310
Retained earnings:
Net income	—	—	478	478
Dividends:
Trust preferred securities	—	—	(464)	(464)
Common dividends paid to HopFed Bancorp, Inc.	—	—	(14)	(14)

Total retained earnings	—	—	—	—

Ending balances, December 31, 2004	$10,000	$310	$—	$10,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands, Except Per Share and Share Amounts)

(20)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the years ended December 31, 2004 and 2003 are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2004:
Interest income	$6,294	6,592	6,769	6,726
Interest expense	2,965	3,054	3,162	3,356

Net interest income	3,329	3,538	3,607	3,370
Provision for loan losses	300	300	300	300

Net interest income after provision for loan losses	3,029	3,238	3,307	3,070
Noninterest income	792	705	846	695
Noninterest expense	2,396	2,395	2,577	2,640

Income before income taxes	1,425	1,548	1,576	1,125
Income taxes	478	507	511	187

Net income	$947	1,041	1,065	938

Basic earnings per share	$0.26	0.29	0.29	0.26

Diluted earnings per share	$0.26	0.28	0.29	0.26

Weighted average shares outstanding:
Basic	3,630,396	3,631,515	3,638,152	3,639,283

Diluted	3,661,397	3,659,691	3,665,525	3,667,646

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

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

SFAS 130, Reporting Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the years ended December 31, 2004, 2003 and 2002:

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2004:
Unrealized holding losses for the period	$108	(37)	71
Reclassification adjustments for gains included in net income	(306)	104	(202)

	$(198)	67	(131)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2004, 2003 and 2002

(Table Amounts in Thousands)

(21)	Comprehensive Income: (Continued)

	Pre-Tax Amount	(Expense) Benefit	Net of Tax Amount
December 31, 2003:
Unrealized holding losses for the period	$(1,534)	521	(1,013)
Reclassification adjustments for gains included in net income	(634)	216	(418)

	$(2,168)	737	(1,431)

December 31, 2002:
Unrealized holding gains for the period	$1,030	(350)	680
Reclassification adjustments for gains included in net income	(568)	193	(375)

	$462	(157)	305