Form 10-K, Exhibit 13
period 2006-12-31
HOPFED BANCORP INC
filed 2007-03-30
CIK 1041550

Exhibit 13

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

Financial Condition and Other Data
	At December 31,
	2006	2005	2004	2003	2002
Total amount of:	(Dollars in thousands)

Assets	$770,888	$639,589	$579,731	$531,465	$427,502
Loans receivable, net	494,968	397,310	356,825	334,740	292,095
Loans held for sale	—	—	—	—	—
Cash and due from banks	14,423	13,487	17,357	12,958	9,288
Interest-bearing deposits in Federal Home Loan Bank (FHLB)	4,190	424	42	35	905
Federal funds sold	3,270	2,250	850	2,185	3,840
Federal Home Loan Bank stock	3,639	3,211	3,015	2,917	2,488
Securities available for sale	183,339	172,890	155,151	140,597	100,659
Securities held to maturity:
U.S. Government agency securities	17,318	17,292	21,546	13,339	—
Mortgage-backed Securities	700	891	1,222	1,769	2,932
Deposits	569,433	482,728	436,195	417,488	353,655
FHLB advances	113,621	93,172	81,319	54,353	23,623
Subordinated debentures	10,310	10,310	10,310	10,310	—
Total stockholders’ equity	52,270	49,842	49,373	47,238	46,878

Number of:
Real estate loans outstanding	5,316	5,076	4,805	4,048	3,216
Deposit accounts	67,252	51,635	48,071	43,069	36,868
Offices open	15	9	9	9	8

	Year Ended December 31,
Operating Data
	2006	2005	2004	2003	2002
	(Dollars in thousands)
Interest and dividend income	$40,668	$29,666	$26,381	$24,743	$20,042
Interest expense	23,288	15,474	12,537	12,379	9,420

Net interest income before provision for loan losses	17,380	14,192	13,844	12,364	10,622
Provision for loan losses	1,023	1,250	1,200	1,750	795

Net interest income	16,357	12,942	12,644	10,614	9,827
Non-interest income	5,765	4,532	3,038	3,499	2,312
Non-interest expense	16,514	11,600	10,008	9,044	5,199

Income before income taxes	5,608	5,874	5,674	5,069	6,940
Provision for income taxes	1,700	1,744	1,683	1,574	2,346

Net income	$3,908	$4,130	$3,991	$3,495	$4,594

Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Year Ended December 31, 2006:
Interest and dividend income	$8,779	$9,382	$10,975	$11,532
Net interest income after provision for losses on loans	3,870	3,814	4,348	4,325
Noninterest income	1,047	1,261	1,703	1,754
Noninterest expense	3,169	3,887	4,621	4,837
Net income	1,201	849	1,012	846

Year Ended December 31, 2005:
Interest and dividend income	$6,825	$6,936	$7,616	$8,289
Net interest income after provision for losses on loans	3,107	3,072	3,299	3,464
Noninterest income	968	1,311	965	1,288
Noninterest expense	2,664	2,856	2,799	3,281
Net income	993	1,065	1,021	1,051

Key Operating Ratios
	At or for the Year Ended December 31,
	2006	2005	2004
Performance Ratios
Return on average assets (net income divided by average total assets)	0.56%	0.69%	0.71%
Return on average equity (net income divided by average total equity)	7.65%	8.33%	8.32%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.45%	2.39%	2.50%
Ratio of average interest-earning assets to average interest-bearing liabilities	107.14%	108.03%	108.51%
Ratio of non-interest expense to average total assets	2.35%	1.93%	1.76%
Ratio of net interest income after provision for loan losses to non-interest expense	100.51%	111.57%	126.34%
Efficiency ratio (non-interest expense divided by sum of net interest income plus non-interest income)	70.66%	61.95%	63.09%

Asset Quality Ratios
Non-performing assets to total assets at end of period	0.16%	0.19%	0.13%
Non-performing loans to total loans at end of period	0.17%	0.25%	0.18%
Allowance for loan losses to total loans at end of period	0.90%	1.00%	0.91%
Allowance for loan losses to non-performing loans at end of period	517.96%	402.01%	501.23%
Provision for loan losses to total loans receivable, net	0.20%	0.31%	0.33%
Net charge-offs to average loans outstanding	0.16%	0.14%	0.14%

Capital Ratios
Total equity to total assets at end of period	6.78%	7.79%	8.52%
Average total equity to average assets	7.26%	8.27%	8.49%

Regulatory Capital	December 31, 2006
	(Dollars in thousands)
	Bank	Company
Tangible capital	$52,903	$55,924
Less: Tangible capital requirement	11,423	11,463

Excess	41,480	44,461

Core capital	$52,903	$55,924
Less: Core capital requirement	30,460	30,569

Excess	22,443	25,355

Total risk-based capital	$57,373	$60,393
Less: Risk-based capital requirement	40,790	40,869

Excess	16,583	19,524

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

For the year ended December 31, 2006, the Company recorded net income of $3.9 million, a return on average assets of 0.56% and a return on average equity of 7.65%. For the year ended December 31, 2005, the Company recorded net income of $4.1 million, a return on average assets of 0.69% and a return on average equity of 8.33%. For the year ended December 31, 2004 the Company recorded net income of $4.0 million, a return on average assets of 0.71% and a return on average equity of 8.32%.

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

Aggregate Contractual Obligations

	Maturity by Period
December 31, 2006 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 years to 5 years	Greater than 5 years	Total
Deposits	$422,213	128,409	18,811	—	569,433
FHLB borrowings	36,800	42,000	19,000	15,821	113,621
Subordinated debentures	—	—	—	10,310	10,310
Other borrowings	15,236	—	—	6,000	21,236
Lease commitments	89	136	64	—	289
Purchase obligations	3,246	3,600	3,600	—	10,446

Total	$477,584	174,145	41,475	32,131	725,335

Deposits represent non-interest bearing, money market, savings, NOW, certificates of deposit and all other deposits held by the Company. Amounts that have an indeterminate maturity period are included in the less than one-year category above.

FHLB borrowings represent the amounts that are due to FHLB of Cincinnati. All amounts have fixed maturity dates with the exception of $18 million in convertible securities that are currently callable on a quarterly basis and are priced at a rate equal to the Three Month Libor. In December 2006, Management informed the Federal Home Loan Bank of its intent to call this advance on January 24, 2007, the next available call date. At December 31, 2006, the Company borrowed $5.8 million against its overnight line of credit at a rate of 5.34%. These borrowings were paid in full on January 3, 2007.

Subordinated debentures represent the amount borrowed in a private pool trust preferred issuance on September 25, 2003. The debentures are priced quarterly at the three-month LIBOR plus 3.10%, currently 8.47%. The debentures re-price and pay interest quarterly and have a thirty-year final maturity. The debentures may be called at the issuer’s discretion on a quarterly basis beginning September 25, 2008.

Lease commitments represent the total minimum lease payments under non-cancelable operating leases.

The Company has the following purchase commitments outstanding.

In December of 2006, the Company signed a contract to renovate a recently purchased retail banking facility in Clarksville, Tennessee at an estimated remaining cost of approximately $473,000. The entire cost of the project will be incurred during 2007. The Company has an estimated $60,000 in expenses to complete a new retail office in Murray, Kentucky. This expense will be incurred in 2007.

In December 2005, the Company entered into an agreement with a contractor to construct two retail offices in Clarksville, Tennessee. At December 31, 2006, the estimated cost to complete the both retail bank locations was approximately $905,000. The Company anticipates that the remaining construction cost will be incurred in 2007.

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

Off Balance Sheet Arrangements

	Maturity by Period
December 31, 2006 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 years to 5 years	Greater than 5 years	Total
Commercial lines of credit	$6,746	2,192	45	7	8,990
Commitments to extend credit	17,356	15,400	986	8,251	41,993
Standby letters of credit	4,342	50	60	7	4,459
Home equity lines of credit	629	1,404	1,409	27,758	31,200

Total	$29,073	19,046	2,500	36,023	86,642

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

Accounting for Derivative Instruments and Hedging Activities

In October of 2004, Heritage Bank entered into a receive fixed pay variable swap transaction in the amount of $10 million with Compass Bank of Birmingham in which Heritage Bank will pay Compass a fixed rate of 3.53% quarterly for four years while Compass will pay Heritage Bank a rate equal to the three month London Interbank Offering Rate (“Libor”). Heritage Bank has signed an inter-company transfer with the Company that allows the Company to convert its variable rate subordinated debenture issuance to a fixed rate. The critical terms of the interest rate swap match the term of the corresponding variable rate subordinated debt issuance. In January of 2006, Heritage Bank closed the swap transaction at a net gain of approximately $270,000. Heritage Bank will recognize this gain over the original maturity of the swap, September 2008. As a result of the amortization of the gain on the swap, the Company recognized a decrease in interest expense on borrowed funds of $98,240 for the twelve months ended December 31, 2006. The Company will continue to amortize this gain in the amount of $24,560 each quarter through September 30, 2008.

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

Asset / Liability Management

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company’s strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2006, approximately $178.1 million of the $225.9 million of one-to-four family residential loans originated by the Company (comprising 78.8% of such loans) had adjustable rates or will mature within one year.

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

At December 31, 2006, $35.8 million in securities were due within one year, approximately $40.8 million were due in one to five years, approximately $41.8 million were due in five to ten years and approximately $13.1 million were due after ten years. However, at December 31, 2006, $67.6 million of these securities had a call provision, which authorizes the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2006, all of these securities are callable and/or due prior to December 31, 2007. The weighted average life of the agency bond portfolio is approximately 3.0 years and the modified duration of the agency bond portfolio is approximately 2.5 years.

The municipal bond portfolio largely consists of local school district bonds with the guarantee of the state of Kentucky or out of state bonds insured by private companies. At December 31, 2006 the Company has $14.6 million in municipal bonds. These bonds were purchased to provide long-term income stability and higher tax equivalent yields to a small portion of the investment portfolio. At December 31, 2006, approximately $6.6 million of the Company’s municipal bond portfolio is callable with call dates ranging from September 2007 to December 2014. The call dates are staggered to eliminate the excessive cash flows within any one-year period. At December 31, 2006, 4.8 million were due within one to five years, $5.8 million were due in five to ten years and approximately $4.0 million were due after ten years. At December 31, 2006, approximately $700,000 of municipal bonds had a call date of less than one year, approximately $3.1 million had a call date of between one and five years and approximately $2.8 million in more than five years. At December 31, 2006, the average life of the municipal bond portfolio is approximately 5.5 years and the modified duration of the municipal bond portfolio is approximately 4.7 years.

At December 31, 2006, the Company held $5.0 million in corporate bonds. At December 31, 2006, the corporate bond portfolio had a weighted average life of 1.2 years and a net unrealized loss of $105,000, compared to a net unrealized loss of $592,000 at December 31, 2005. All corporate bonds purchased by the Company were investment grade when purchased. The corporate bond portfolio consist of $2 million par value General Motors Acceptance Corporation (GMAC) bonds due in August 2007 and $3 million par value in Ford Motor Acceptance Corporation (FMAC) bonds maturing in $1 million increments in January 2007, October 2008, and October 2009. During 2005, the national credit rating agencies downgraded the parent companies of both GMAC and FMAC (General Motors and Ford) so that their bonds are no longer investment grade. The downgrades are the result of the long-term business prospects and current and future health and pension liabilities of General Motors and Ford. In late 2006, General Motors completed the sale of 51% of GMAC to a group of outside investors. The Company conducts a financial analysis similar to that of a loan customer for each corporate purchase. This analysis includes reviewing quarterly and periodic SEC filings for both the parent companies and subsidiaries. The Company has determined that both General Motors and Ford maintain acceptable levels and sources of liquidity to meet short-term obligations. The Company’s analysis indicates that both General Motors and Ford have adequate levels and sources of liquidity to meet current and near-term obligations, including the funding of bond interest and principal payments.

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

At December 31, 2006, the Company held approximately $35.3 million in fixed rate mortgage backed securities with an average life of approximately 5.6 years and a modified duration of approximately 4.3 years. The Company held approximately $1.0 million in adjustable rate mortgage backed securities with an average life of approximately 4.5 years and a modified duration of approximately 3.6 years.

At December 31, 2006, the Company held approximately $13.9 million in Collateral Mortgage Obligations (CMO). A CMO is a form of mortgage-backed security that has a structured payment stream based on various factors and does not necessarily remit monthly principal on a pro-rata basis. At December 31, 2006, the Company’s CMO portfolio had an average life of approximately 2.0 years and a modified duration of approximately 1.8 years. Approximately $1.5 million of the CMO portfolio is not guaranteed by U.S. Government Agencies. These instruments are collateralized by an abundance of collateral in the form of home mortgages and carry an AAA rating by Standards and Poor. Approximately $5.1 million of the CMO portfolio was issued by the Federal National Mortgage Association (FNMA) and approximately $7.3 million was issued by the Federal Home Loan Mortgage Corporation (FHLMC). For more information regarding investment securities, see Note 2 of Notes to Consolidated Financial Statements.

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

Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and other assets and outgoing cash flows on interest-bearing liabilities and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV, which would result from a theoretical 200 basis point (1 basis point equals .01%) change in market rates. Both a 300 basis point increase in market interest rates and a 100 basis point decrease in market interest rates are considered. The following table presents the Bank’s NPV at December 31, 2006, as calculated by the OTS, based on information provided to the OTS by the Bank.

Change In Rates	Net Portfolio Value			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
+300 bp	$54,576	$(15,841)	(22)%	7.34%	(172	) bp
+200 bp	60,422	(9,995)	(14)%	8.00%	(106	) bp
+100 bp	65,991	(4,426)	(6)%	8.61%	(45	) bp
0 bp	70,417	—	—	9.06%	—
-100 bp	73,351	2,934	4%	9.33%	27	bp
-200 bp	75,259	4,842	7%	9.47%	41	bp

Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

Pre-Shock NPV Ratio: NPV as % of Present Value of Assets	9.06%
Exposure Measure: Post-Shock NPV Ratio	8.00%
Sensitivity Measure: Change in NPV Ratio	106	bp

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

A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 2006, the Company had a negative one-year or less interest rate sensitivity gap of 13.20% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2006, which are expected to mature or re-price in each of the time periods shown.

	One Year or Less	Over One Through Five Years	Over Five Through Ten Years	Over Ten Through Fifteen Years	Over Fifteen Years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans:
One-to-four family	$142,017	$42,225	$28,954	$9,774	$2,605	$225,575
Multi-family residential	3,817	4,508	3,671	—	—	11,996
Construction	21,001	8,508	6,741	2,366	468	39,084
Non-residential	48,583	71,619	10,551	5,125	10,128	146,006
Secured by deposits	2,607	1,040	—	—	111	3,758
Other loans	37,058	14,407	13,832	3,060	192	68,549
Time deposits and interest-bearing deposits in FHLB	4,190	—	—	—	—	4,190
Federal funds sold	3,270	—	—	—	—	3,270
Securities	64,347	61,135	23,093	5,534	687	154,796
Mortgage-backed securities	13,153	28,044	4,221	3,587	1,195	50,200

Total	340,043	231,486	91,063	29,446	15,386	707,424

Interest-bearing liabilities:
Deposits	371,063	147,220	—	—	—	518,283
Borrowed funds	62,346	67,000	15,821	—	—	145,167

Total	433,409	214,220	15,821	—	—	663,450

Interest sensitivity gap	$(93,366)	$17,266	$75,242	$29,446	$15,386	$43,974

Cumulative interest sensitivity Gap	$(93,366)	$(76,100)	$(858)	$28,588	$43,974	$43,974

Ratio of interest-earning assets to Interest-bearing liabilities	78.46%	108.06%	575.58%	—	—	106.62%

Ratio of cumulative gap to total interest-earning assets	(13.20)%	(10.76)%	(0.12)%	4.04%	6.22%	6.22%

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

	At December 31, 2006
	Balance	Weighted Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$494,968	7.52%
Non taxable securities available for sale	14,629	4.65	% *
Taxable securities available for sale	168,710	4.66%
Federal Home Loan Bank stock	3,639	5.52%
Securities held to maturity	18,018	4.37%
Time deposits and other interest-bearing cash deposits	7,460	5.20%

Total interest-earning assets	707,424	6.66%
Non-interest-earning assets	63,464

Total assets	$770,888

Interest-bearing liabilities:
Deposits	$518,283	4.04%
FHLB borrowings	113,621	4.79%
Investments sold with intent to repurchase	21,236	3.69%
Subordinated debentures	10,310	7.45%

Total interest-bearing liabilities	663,450	4.21%
Non-interest-bearing liabilities	55,168

Total liabilities	718,618
Common stock	41
Additional paid-in capital	25,918
Retained earnings	33,678
Treasury stock	(5,406)
Accumulated other comprehensive loss	(1,961)

Total liabilities and equity	$770,888

Interest rate spread		2.45%

Ratio of interest-earning assets to interest-bearing liabilities		106.62%

*	Tax equivalent yield at the Company’s 34% tax bracket and a 4.0% cost of funds rate.

	Year Ended December 31,
	2006			2005			2004
				(Dollars in Thousands)
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans receivable, net	$451,239	31,861	7.06%	$369,093	22,006	5.96%	$347,806	19,307	5.55%
Taxable securities AFS	157,182	7,150	4.55%	142,942	5,891	4.12%	126,420	4,964	3.93%
Non taxable securities AFS	15,654	751	4.80%	19,414	975	5.02%	27,521	1,414	5.14%
Securities held to maturity	18,385	785	4.27%	21,449	977	4.55%	22,845	1,084	4.75%
Time deposits and other interest-bearing cash deposits	6,463	346	5.35%	3,456	119	3.44%	2,983	43	1.44%

Total interest-earning Assets	$648,923	40,893	6.30%	$556,354	29,968	5.39%	$527,575	26,812	5.08%

Non-interest-earning assets	54,610			43,464			37,202

Total assets	703,533			599,818			564,777

Interest-bearing liabilities:
Deposits	$471,766	16,905	3.58%	$424,930	11,909	2.80%	$400,449	9,753	2.44%
Borrowings	133,891	6,383	4.77%	90,056	3,565	3.96%	85,772	2,784	3.36%

Total interest-bearing liabilities	605,657	23,288	3.85%	514,986	15,474	3.00%	486,221	12,537	2.58%

Non-interest-bearing liabilities	46,796			35,224			30,581

Total liabilities	652,453			550,210			516,802
Common stock	41			40			40
Additional paid-in capital	25,969			25,941			25,788
Retained earnings	33,087			30,335			27,638
Unearned restricted shares	—			(181)			(65)
Treasury stock	(4,959)			(4,857)			(4,857)

Accumulated other comprehensive (loss)	(3,058)			(1,670)			(569)

Total liabilities and Equity	703,533			599,818			$564,777

Net interest income		17,605			14,494			14,275

Interest rate spread			2.45%*			2.39%*			2.50	% *

Net interest margin			2.71%*			2.61%*			2.71	% *

Ratio of average interest-earning assets to average interest-bearing liabilities			107.14%			108.03%			108.51%

Using a 34% tax rate.

*	The tax equivalent adjustment was $225, $302 and $431 for 2006, 2005 and 2004 respectively

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

	Year Ended December 31,
	2006 vs. 2005			2005 vs. 2004
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$4,055	5,800	9,855	$1,430	1,269	2,699
Securities available for sale, taxable	611	648	1,259	246	681	927
Securities available for sale, non taxable	(43)	(181)	(224)	(32)	(407)	(439)
Securities held to maturity	(61)	(131)	(192)	(43)	(64)	(107)
Other interest-earning assets	66	161	227	60	16	76

Total interest-earning assets	4,628	6,297	10,925	1,661	1,495	3,156

Interest-bearing liabilities:
Deposits	3,318	1,678	4,996	1,470	686	2,156
Borrowings	775	2,043	2,818	626	155	781

Total interest-bearing liabilities	4,093	3,721	7,814	2,096	841	2,937

Increase (decrease) in net interest income	$535	2,576	3,111	$(435)	654	219

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on appropriate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involved the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative; in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors included the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrower’s sensitivity to economic conditions throughout the southeast and particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amounts for the provision for loan losses in the statement of operations if management’s assessment of the above factors change in future periods. This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2006 and 2005 were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time. The Company also considers it policy on non-accrual loans as a critical accounting policy. Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 91 days or more. Any accrued interest on these loans is reserved for as part of management’s evaluation of the allowance for loan loss account.

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

The Company’s total assets increased by $131.3 million, from $639.6 million at December 31, 2005 to $770.9 million at December 31, 2006. Federal funds sold increased from $2.3 million at December 31, 2005 to $3.3 million at December 31, 2006. Securities held to maturity total $18.0 million. The available for sale portfolio increased $10.4 million.

The Company’s net loan portfolio increased by $97.7 million during the year ended December 31, 2006. Net loans totaled $495.0 million and $397.3 million at December 31, 2006 and December 31, 2005, respectively. The increase in the loan activity during the year ended December 31, 2006 was due to increased economic activity in many of the Company’s markets, and the fourth quarter 2005 expansion of the Company’s trade area to include Clarksville, Montgomery County, Tennessee. Clarksville is approximately 25 miles south of the Company’s headquarters with a population of approximately 130,000, twice that of the Company’s home (and largest) market. In June 2006, the Company purchased loans totaling $34.5 million as part of the Middle Tennessee acquisition. For the year ended December 31, 2006, the Company’s average yield on loans was 7.06%, compared with 5.96% for the year ended December 31, 2005.

At December 31, 2006, the Company’s investments classified as held to maturity were carried at an amortized cost of $18.0 million and had an estimated fair market value of $17.7 million, and its securities classified as available for sale had an estimated fair market value of $183.3 million and an amortized cost of $186.5 million. At December 31, 2006, the Company’s investment in Federal Home Loan Bank stock was carried at an amortized cost of $3.6 million. See Note 2 of Notes to Consolidated Financial Statements.

The allowance for loan losses totaled $4.5 million at December 31, 2006, an increase of $466,000 from the allowance for loan losses of $4.0 million at December 31, 2005. The ratio of the allowance for loan losses to loans was 0.90% and 1.00% at December 31, 2006 and 2005, respectively. Also, at December 31, 2006, the Company’s non-accrual loans and loans past due 90 days or more were $863,000, or 0.17% of total loans, compared to $996,000, or 0.25% of total loans, at December 31, 2005. The Company’s ratio of allowance for loan losses to non-performing loans at December 31, 2006 and 2005 was 517.96% and 402.01%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

Net Income. The Company’s net income for the year ended December 31, 2006 was $3.9 million compared to $4.1 million at December 31, 2005.

Net Interest Income. Net interest income for the year ended December 31, 2006 was $17.4 million, compared to $14.2 million for the year ended December 31, 2005. The increase in net interest income for the year ended December 31, 2006 was the result of loan and investment portfolio growth and an increase in short-term interest rates. For the year ended December 31, 2006, the Company’s tax equivalent average yield on total interest-earning assets was 6.30% compared to 5.39% for the year ended December 31, 2005, and its average cost of interest-bearing liabilities was 3.85%, compared to 3.00% for the year ended December 31, 2005. As a result, the Company’s tax equivalent interest rate spread for the year ended December 31, 2006 was 2.45%, compared to 2.39% for the year ended December 31, 2005 and its tax equivalent net interest margin was 2.71% for the year ended December 31, 2006, compared to 2.61% for the year ended December 31, 2005.

Interest Income. Interest income increased $11.0 million from $29.7 million to $40.7 million, or by 37.1% during the year ended December 31, 2006 compared to 2005. The increase was attributable to an increase in loan and investment volume as well as an increase in short-term interest rates on such interest-earning assets. The average balance on securities held to maturity declined approximately $3.0 million, from $21.4 million at December 31, 2005 to $18.4 million at December 31, 2006. The average balance on taxable securities available for sale increased $14.3 million, from $142.9 million at December 31, 2005 to $157.2 million at December 31, 2006. The average balance of non-taxable securities available for sale decreased $3.7 million, from $19.4 million at December 31, 2005 to $15.7 million at December 31, 2006. Average time deposits and other interest-bearing cash deposits increased $3.0 million, from $3.5 million at December 31, 2005 to $6.5 million at December 31, 2006. Overall, average total interest-earning assets increased $92.6 million from December 31, 2005 to December 31, 2006.

Interest Expense. Interest expense increased to $23.3 million for the year ended December 31, 2006 compared to $15.5 million for 2005. The increase in interest expense was attributable to an increase in the average balances of both deposit and Federal Home Loan Bank (“FHLB”) borrowings as well as an increase in short-term interest rates. The average cost of average interest-bearing liabilities increased from 3.00% for the year ended December 31, 2005 to 3.85% for the year ended December 31, 2006.

Over the same period, the average balance of interest bearing deposits increased from $424.9 million for the year ended December 31, 2005 to $471.8 million at December 31, 2006. The average balance of FHLB borrowings increased from $79.7 million for the year ended December 31, 2005 to $111.0 million for the year ended December 31, 2006. The average cost of FHLB borrowings increased from 3.62% for the year ended December 31, 2005 to 4.52% for the year ended December 31, 2006. During 2006, the Company began borrowing funds in the form in short and long-term repurchase accounts. For the year ended December 31, 2006, the average balance of investments sold with the intent to repurchase was $12.6 million at an average cost of 5.0%.

Provision for Loan Losses. The Company determined that an additional $1.0 million in provision for loan losses was required for the year ended December 31, 2006 and $1.25 million in provision for loan loss was required for the year ended December 31, 2005.

Non-Interest Income. Non-interest income increased by $1.3 million for the year ended December 31, 2006 to $5.8 million, compared to $4.5 million for the year ended December 31, 2005. The increase in non-interest income is the result of higher income realized on an increase in checking accounts and a larger number of loan applications. Gains on sales of loans and securities decreased from $518,000 for the year ended December 31, 2005 to $192,000 for the year ended December 31, 2006. The decrease in gains on the sale of securities is the result of the sale of the Bank’s data processing provider, Intrieve, Inc in 2005.

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2006 was $16.5 million, compared to $11.6 million in 2005. The increase was the result of several factors, including the June 2006 acquisition of four retail offices in Middle Tennessee, the addition of a new office in Hopkinsville, Kentucky, the additional of one office in Clarksville, Tennessee and the planned addition of two additional Clarksville offices. The Company’s expansion plans include an additional office in Murray, Kentucky in 2007.

Income Taxes. The effective tax rate for the year ended December 31, 2006 was 30.3% compared with an effective tax rate of 29.7% for the year ended December 31, 2005.

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

Capital Resources. At December 31, 2006, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS’ regulatory capital requirements, and for a tabular presentation of the Bank’s compliance with such requirements, see Note 15 of Notes to Consolidated Financial Statements.

Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2006, the Bank had outstanding advances of $113.6 million from the FHLB. The Bank can immediately borrow an additional $20.4 million from the FHLB and can borrow an additional $70.4 million with the purchase of additional capital stock. See Note 7 of Notes to Consolidated Financial Statements.

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

Management believes that loan repayments and other sources of funds will be adequate to meet the Bank’s liquidity needs for the immediate future. A portion of the Bank’s liquidity consists of cash and cash equivalents. At December 31, 2006, cash and cash equivalents totaled $21.9 million. The level of these assets depends upon the Bank’s operating, investing and financing activities during any given period.

Cash flows from operating activities for the years ended December 31, 2006, 2005 and 2004 were $5.3 million, $5.1 million, and $6.3 million, respectively.

Cash flows from investing activities were a net use of funds of $60.0 million, $63.8 million and $47.3 million in 2006, 2005 and 2004, respectively. A principal use of cash in this area has been purchases of securities available for sale of $51.3 million offset by proceeds from sales, calls and maturities of securities of $41.6 million during 2006. At the same time, the investment of cash in loans was $65.2 million in 2006, $42.6 million in 2005 and $23.3 million in 2004. Purchases of securities available for sale exceeded maturities and sales by $9.7 million in 2006, $21.6 million in 2005 and $15.0 million in 2004. Purchases of securities classified as held to maturity exceeded maturities, calls and cash flow by $7.4 million in 2004. There were no purchases of held to maturity securities in 2006 and 2005.

At December 31, 2006, the Bank had $46.5 million in outstanding commitments to originate loans and unused lines of credit of $40.4 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. Certificates of deposit, which are scheduled to mature in one year or less totaled $204.8 million at December 31, 2006. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

Stock Performance Comparisons

The following graph, which was prepared by SNL Financial LC (“SNL”), shows the cumulative total return on the Common Stock of the Company since the Conversion, compared with (1) the NASDAQ Composite Index, comprised of all U.S. Companies quoted on NASDAQ, (2) the SNL Midwest Thrift Index, comprised of publicly traded thrifts and thrift holding companies operating in the Midwestern United States. Cumulative total return on the Common Stock or the index equals the total increase in value since December 31, 2001 assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph was prepared assuming that $100 was invested on December 31, 2001 in the Common Stock, and the securities included in the indecies.

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
HopFed Bancorp, Inc.	100.00	116.01	155.19	158.41	151.22	158.21
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL Midwest Thrift	100.00	128.91	179.09	197.78	193.27	219.35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of HopFed Bancorp, Inc.

Hopkinsville, Kentucky

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. As of and for the years ended December 31, 2006, 2005 and 2004, the Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for its stock compensation plan to comply with new accounting guidance.

/s/ Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee

March 30, 2007

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2006 and 2005

(Dollars in Thousands)

	2006	2005
Assets
Cash and due from banks (notes 6 and 11)	$14,423	13,487
Interest-earning deposits in Federal Home Loan Bank	4,190	424
Federal funds sold	3,270	2,250

Cash and cash equivalents	21,883	16,161
Federal Home Loan Bank stock, at cost (note 2)	3,639	3,211
Securities available for sale (notes 2, 6 and 8)	183,339	172,890
Securities held to maturity, market value of $17,690 for 2006 and $17,816 for 2005, respectively (note 2)	18,018	18,183
Loans receivable, net of allowance for loan losses of $4,470 for 2006 and $4,004 for 2005, respectively (notes 3 and 7)	494,968	397,310
Real estate and other assets owned	342	228
Accrued interest receivable	4,809	3,697
Bank owned life insurance	7,421	7,156
Premises and equipment, net (note 4)	25,200	12,500
Deferred tax assets (note 13)	1,712	1,955
Intangible assets (note 5)	3,626	1,377
Goodwill (note 5)	4,989	3,689
Other assets	942	1,232

Total assets	$770,888	639,589

Liabilities and Stockholders’ Equity
Liabilities:
Deposits: (note 6)
Non-interest-bearing accounts:	$51,150	36,918
Interest-bearing accounts:
NOW accounts	95,958	96,949
Savings and money market accounts	70,296	97,477
Other time deposits	352,029	251,384

Total deposits	569,433	482,728

Advances from Federal Home Loan Bank (note 7)	113,621	93,172
Repurchase agreements (note 8)	21,236	—
Subordinated debentures (note 10)	10,310	10,310
Advances from borrowers for taxes and insurance	287	295
Dividends payable	439	438
Accrued expenses and other liabilities (note 12)	3,292	2,804

Total liabilities	718,618	589,747

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets, Continued

December 31, 2006 and 2005

(Dollars in Thousands)

	2006	2005
Stockholder’s equity (notes 12, 15 and 16):
Preferred stock, par value $.01 per share; authorized - 500,000 shares; none issued or outstanding at December 31, 2006 and 2005	$—	—
Common stock, par value $.01 per share; authorized 7,500,000 shares; 4,070,315 issued and 3,627,906 outstanding at December 31, 2006 and 4,057,987 issued and 3,649,078 outstanding at December 31, 2005	41	40
Additional paid-in-capital	25,918	26,019
Retained earnings-substantially restricted	33,678	31,525
Treasury stock (at cost, 442,409 shares at December 31, 2006, 408,909 shares at December 31, 2005)	(5,406)	(4,857)
Unearned restricted stock	—	(230)
Accumulated other comprehensive loss, net of taxes	(1,961)	(2,655)

Total stockholder’s equity	52,270	49,842

Total liabilities and stockholders’ equity	770,888	639,589

Commitments and contingencies (notes 9, 11, and 14)

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	2006	2005	2004
Interest and dividend income:
Loans receivable	$31,861	22,006	19,307
Securities available for sale	7,150	5,891	4,964
Securities held to maturity	785	977	1,084
Nontaxable securities available for sale	526	673	983
Interest-earning deposits	346	119	43

Total interest and dividend income	40,668	29,666	26,381

Interest expense:
Deposits (note 6)	16,905	11,909	9,753
Advances from Federal Home loan Bank	5,021	2,885	2,295
Repurchase agreements	628	—	—
Subordinated debentures	734	680	489

Total interest expense	23,288	15,474	12,537

Net interest income	17,380	14,192	13,844

Provision for loan losses (note 3)	1,023	1,250	1,200

Net interest income after provision for loan losses	16,357	12,942	12,644

Non-interest income:
Service charges	3,322	2,462	1,302
Gain on sale of loans	141	138	99
Gain on sale of Intrieve, Inc. stock (note 2)	18	345	—
Realized gain from sale of securities available for sale	33	35	306
Income from bank owned life insurance	263	260	268
Financial services commission	732	498	428
Other operating income	1,256	794	635

Total non-interest income	5,765	4,532	3,038

Non-interest expenses:
Salaries and benefits (note 12)	8,280	5,906	5,166
Occupancy expense (note 4)	1,726	1,038	759
Data processing expense	1,556	1,115	876
State deposit tax	465	437	417
Core deposit intangible amortization (note 5)	670	378	378
Professional services	1,496	855	542
Advertising expense	761	620	600
Other operating expenses	1,560	1,251	1,270

Total non-interest expense	16,514	11,600	10,008

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income, Continued

For the Years ended December 31, 2006, 2005 and 2004

(Dollars in Thousands, Except Share and Per Share Amounts)

	2006	2005	2004
Income before income tax expense	$5,608	5,874	5,674
Income tax expense (note 13)	$1,700	1,744	1,683

Net income	$3,908	4,130	3,991

Earnings per share (note 17):
Basic	$1.08	1.13	1.10

Fully diluted	$1.07	1.13	1.09

Weighted average shares outstanding - basic	3,634,138	3,644,178	3,634,904

Weighted average shares outstanding - diluted	3,659,666	3,669,918	3,663,751

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	2006	2005	2004
Net income	$3,908	4,130	3,991

Other comprehensive income, net of tax (note 21):

Unrealized gain (loss) on investment securities available for sale, net of tax	790	(2,087)	26

Gain (loss) on derivatives, net of tax	(74)	142	45

Reclassification adjustment for gains included in net income	(22)	(23)	(202)

Comprehensive income	$4,602	2,162	3,860

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2006, 2005 and 2004

(Dollars in Thousands, Except Per Share and Share Amounts)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Unearned Restricted Stock	Total Stockholders’ Equity
Balance, December 31, 2003	3,630,396	$40	25,714	26,897	(4,857)	(556)	—	47,238
Net income				3,991				3,991
Restricted stock awards	8,887	—	149	—	—	—	(149)	—
Net change in unrealized gains (losses) on securities available for sale, net of income taxes of $91	—	—	—	—	—	(176)	—	(176)
Net change in unrealized gains (losses) on derivatives, net of taxes of $23	—	—	—	—	—	45	—	45
Compensation expense, restricted stock awards							18	18
Dividends ($0.48 per share)	—	—	—	(1,743)	—	—	—	(1,743)

Balance, December 31, 2004	3,639,283	40	25,863	29,145	(4,857)	(687)	(131)	49,373
Net income	—	—	—	4,130	—	—	—	4,130
Restricted stock awards	9,795	—	156	—	—	—	(156)	—
Net change in unrealized gains (losses) on securities available for sale, net of income taxes of $1,103	—	—	—	—	—	(2,110)	—	(2,110)
Net change in unrealized gain (losses) on derivatives, net of taxes of $89	—	—	—	—	—	142	—	142
Dividends ($0.48 per share)	—	—	—	(1,750)	—	—	—	(1,750)
Compensation expense, restricted stock awards	—	—	—	—	—	—	57	57

Balance, December 31, 2005	3,649,078	40	26,019	31,525	(4,857)	(2,655)	(230)	49,842
Change in accounting presentation	—	—	(230)	—	—	—	230	—
Net income	—	—	—	3,908	—	—	—	3,908
Restricted stock awards	12,328	1	—	—	—	—	—	1
Compensation expense, options	—	—	29	—	—	—	—	29
Compensation expense, restricted stock expenses	—	—	100	—	—	—	—	100
Net change in unrealized gain (loss) on securities available for sale, net of income taxes of $396	—	—	—	—	—	768	—	768
Income recognized on derivative contract termination, net of income taxes of $61	—	—	—	—	—	(74)	—	(74)
Purchase of Treasury Stock	(33,500)	—	—	—	(549)	—	—	(549)
Dividends ($0.48 per share)	—	—	—	(1,755)	—	—	—	(1,755)

Balance, December 31, 2006	3,627,906	$41	25,918	33,678	(5,406)	(1,961)	—	52,270

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	2006	2005	2004
Cash flows from operating activities:
Net income	$3,908	4,130	3,991
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,023	1,250	1,200
Depreciation	720	436	346
Amortization of intangible assets	670	378	378
Amortization of investment premiums and discounts, net	426	495	719
Provision (benefit) for deferred income taxes	(93)	(250)	18
Stock dividends on Federal Home Loan Bank stock	(198)	(155)	(118)
Compensation expense, restricted stock grants and options	129	57	18
Increase in cash surrender value of bank owned life insurance	(263)	(260)	(268)
Gain on sale of securities available for sale	(33)	(35)	(306)
Gain on sale of Intrieve, Inc. stock	(18)	(345)	—
Gain on settlement of derivative	(135)	—	—
Gain on sales of loans	(141)	(138)	(99)
Proceeds from sales of loans	9,431	12,007	10,205
Originations of loans sold	(9,290)	(11,869)	(10,106)
(Increase) decrease in:
Accrued interest receivable	(973)	(644)	(204)
Other assets	(248)	(955)	182
Increase (decrease) in:
Accrued expenses and other liabilities	344	1,008	367

Net cash provided by operating activities	5,259	5,110	6,323

Cash flows from investing activities
Proceeds from calls and maturities of securities held to maturity	192	4,804	17,546
Proceeds from sale of Intrieve Inc. stock	18	360	—
Proceeds from sales, calls and maturities of securities available for sale Proceeds from settlement of derivative	41,595 270	27,078 —	68,186 —
Purchases of securities held to maturity	—	—	(24,989)
Purchase of securities available for sale	(51,300)	(48,694)	(83,221)
Net increase in loans	(65,232)	(42,631)	(23,343)
Purchase of Federal Home Loan Bank stock	(230)	(41)	(409)
Proceeds from sale of foreclosed assets	700	758	—
Proceeds from sales of premises and equipment	98	15	32
Net cash received in acquisition	22,421	—	—
Purchase of premises and equipment	(8,669)	(5,477)	(1,085)

Net cash used in investing activities	(60,137)	(63,828)	(47,283)

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the Years ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	2006	2005	2004
Cash flows from financing activities:
Net increase in demand deposits, savings, money market, NOW accounts and time deposits	$21,220	46,533	18,707
(Decrease) increase in advance payments by borrowers for taxes and insurance	(8)	(6)	102
Advances from Federal Home Loan Bank	184,250	117,400	126,850
Repayment of advances from Federal Home Loan Bank	(163,801)	(105,547)	(99,884)
Increase in repurchase agreements Purchase of treasury stock	21,236 (549)	— —	— —
Dividends paid	(1,748)	(1,750)	(1,744)

Net cash provided by financing activities	60,600	56,630	44,031

Increase (decrease) in cash and cash equivalents	5,722	(2,088)	3,071
Cash and cash equivalents, beginning of period	16,161	18,249	15,178

Cash and cash equivalents, end of period	$21,883	16,161	18,249

Supplemental disclosures of Cash Flow Information:
Interest paid	$11,393	15,283	12,516

Income taxes paid	$2,175	2,015	1,800

Supplemental disclosures of Non-cash investing and financing activities:
Foreclosures and in substance foreclosures of loans during year	$813	388	104

Net unrealized gains (losses) on investment securities classified as available for sale	$1,164	(3,200)	(265)

Increase (decrease) in deferred tax asset related to unrealized losses on investments	$(396)	1,103	91

Dividends declared and payable	$439	438	437

Issue of unearned restricted stock	$100	156	149

Fair value of assets acquired	$61,409	—	—

Fair value of liabilities assumed	$65,629	—	—

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

(1)	Summary of Significant Accounting Policies:

Nature of Operations and Customer Concentration

HopFed Bancorp, Inc. (the Corporation) is a bank holding company incorporated in the state of Delaware. The Company’s principal business activities are conducted through it’s wholly-owned subsidiary, Heritage Bank (the Bank), which is a federally chartered savings bank engaged in the business of accepting deposits and providing mortgage, consumer, construction and commercial loans to the general public through its retail banking offices. The Bank’s business activities are primarily limited to western Kentucky and middle and western Tennessee. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (OTS) and the FDIC.

A substantial portion of the Bank’s loans are secured by real estate in the western Kentucky and middle and west Tennessee markets. In addition, foreclosed real estate is located in this same market. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate is susceptible to changes in local market conditions.

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

December 31, 2006, 2005 and 2004

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

Other Securities

Other securities, such as Federal Home Loan Bank stock and Intrieve, Inc. stock, are recognized at cost. In April 2005, the entire balance of Intrieve stock was sold. In 2006, the Company received approximately $18,000 in additional proceeds from this sale.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(1)	Summary of Significant Accounting Policies: (Continued)

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

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The Company charges off loans after, in management’s opinion, the collection of all or a large portion of the principal or interest is not collectable. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received while the loan is classified as nonaccrual. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower in accordance with the contractual terms of interest and principal.

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

December 31, 2006, 2005 and 2004

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

Fixed Rate Mortgage Originations

The Bank originates fixed rate first mortgage loans for customers in its local markets and selling these loans on the secondary market with the Bank retaining servicing rights. For the year ended December 31, 2006, the Bank maintained a servicing portfolio of one to four family real estate loans of approximately $42.1 million. For the years ended December 31, 2006, 2005, and 2004, the Bank has reviewed the value of the servicing asset as well as the operational cost associated with servicing the portfolio. After this review, the Bank has determined that the values of its servicing rights are not material to the Company’s consolidated financial statements.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are carried at the lower of cost or fair value less selling expenses. Costs of improving the assets are capitalized, whereas costs relating to holding the property are expensed. Management conducts periodic valuations and any adjustments to value are recognized in the current period’s operations.

Brokered Deposits

The Company may chose to attract deposits from several sources, including using outside brokers to assist in obtaining time deposits using national distribution channels. Brokered deposits offer the Company an alternative to Federal Home Loan Bank advances.

Repurchase Agreements

The Company sells investments from its portfolio to business and municipal customers with a written agreement to repurchase those investments on the next business day. The repurchase product gives business customers the opportunity to earn income on liquid cash reserves. These funds are overnight borrowings of the Company secured by Company assets and are not FDIC insured. The Company has also entered repurchase agreement with a third party. The repurchase agreement has a ten year maturity and is callable quarterly after September 18, 2007.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(1)	Summary of Significant Accounting Policies: (Continued)

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

Operating Segments

The Company’s continuing operations include one primary segment, retail banking. The retail banking segment involves the origination of commercial, residential and consumer loans as well as the collections of deposits in fifteen branch offices.

Premises and Equipment

Land, land improvements, buildings, and furniture and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and land improvements are depreciated generally by the straight-line method, and furniture and equipment are depreciated under various methods over the estimated useful lives of the assets. The Company capitalizes interest expense on construction in process at a rate equal to the Company’s cost of funds. The estimated useful lives used to compute depreciation are as follows:

Land improvements	5-15 years
Buildings	40 years
Furniture and equipment	5-15 years

Goodwill

In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized, but instead tested for impairment at least annually.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(1)	Summary of Significant Accounting Policies: (Continued)

Intangible Assets

The intangible assets for insurance contracts and core deposits related to the Fulton acquisition of September 2002 are amortized using the straight-line method over the estimated period of benefit of seven years. The core deposit intangible asset related to the middle Tennessee acquisition of June 2006 is amortized using the sum of the year’s digits method over an estimated period of nine years. The Company periodically evaluates the recoverability of the intangible assets and takes into account events or circumstances that warrant a revised estimate of the useful lives or indicates that impairment exists.

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

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Using these guidelines, The Company has documented the use of the above-mentioned swap as a cash flow hedge prior to its sale in January 2006.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

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

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instrument has been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been, or will not continue to be highly effective as a hedge, hedged accounting is discontinued. SFAS 133 basis adjustments recorded on hedged assets and liabilities are amortized over the remaining life of the hedged item beginning no later than when hedge accounting ceases. There were no fair value hedging gains or losses, as a result of hedge ineffectiveness, recognized for the year ended December 31, 2006. The Company recognized $26,000 in interest expense for the year ended December 31, 2005 related to the interest rate swap.

In January 2006, the Bank settled the interest rate swap at a net gain of approximately $270,000. The Company will recognize this gain as a reduction of interest expense in equal installments on a quarterly basis beginning with the three month period ending March 31, 2006 through the three month period ending September 30, 2008. For the year ended December 31, 2006, borrowing cost related to subordinated debentures was reduced by $98,240 as a result of the settled interest rate swap.

The Bank, in the normal course of business, originates fixed rate mortgages that are sold to the Federal Home Loan Mortgage Corporation (Freddie Mac). Upon tentative underwriting approval by Freddie Mac, the Bank issues a thirty-day commitment to originate a fixed rate first mortgage under specific terms and conditions that the Bank intends to sell to Freddie Mac. As part of its activities to mitigate interest rate risk in the mortgage lending function, the Bank may commit to guarantee delivery of specific loan amounts, at specific yields, at specific dates to Freddie Mac with or without identifying specific closed loans. The Bank’s failure to deliver loans under the terms and conditions of the commitment may result in a future liability to the Bank. SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, provides guidance on the types of loan commitments that are derivatives under SFAS 133 (and therefore required to be accounted for as derivatives) under the scope of SFAS 133. Generally, only commitments to originate mortgage loans that will be held for sale by the issuer of the loan are derivatives under the scope of SFAS 133. See Note 14 for additional information.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

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

Repurchase agreements

Overnight repurchase agreements have a fair value at book, given that they mature overnight. Longer maturity repurchase agreements are assigned a fair value of book given the limited nature a secondary market.

Bank owned life insurance

The fair value of bank owned life insurance is the cash value of the policy.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

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

FHLB stock

The fair value of FHLB stock is recognized at cost.

Subordinated debentures

The fair value of subordinated debentures is cost. The subordinated debentures reprice quarterly at a rate equal to three month libor plus 3.10%.

Off-Balance-Sheet Instruments

Off-balance-sheet lending commitments approximate their fair values due to the short period of time before the commitment expires.

Earnings Per Share

Earnings per share (EPS) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding plus dilutive common stock equivalents (CSE). CSE consists of dilutive stock options granted through the Company’s stock option plan. Restricted stock awards represent future compensation expense and are dilutive. Common stock equivalents which are considered anti-dilutive are not included for the purposes of this calculation.

Stock Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment (as amended). SFAS No. 123R established accounting requirements for share-based compensation to employees and carries forward prior guidance on share-based awards to non-employees. SFAS No. 123R eliminates the ability to account for share-based compensation transactions, as the Company did, using the intrinsic value method as prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair-value-based method and recognized as an expense in the accompanying consolidated statement of income.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(1)	Summary of Significant Accounting Policies: (Continued)

Stock Compensation: (Continued)

The Company adopted SFAS No. 123R using the modified prospective method which requires the application of the accounting standard as of January 1, 2006. The consolidated condensed financial statement dated March 31, 2006 was the first to reflect the impact of adopting SFAS No. 123R. In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R.

For the twelve-month period ended December 31, 2006, the implementation of SFAS No. 123R had the following affect on the Company’s consolidated financial statement:

Income before income tax expense	$(29,000)
Net income	$(29,000)

Basic earnings per share	$(0.01)

Fully diluted earnings per share	$(0.01)

At December 31, 2006, the Company has 10,000 unvested stock options, with 5,000 options vesting in May 2007 and 5,000 options vesting in May 2008. All other options are fully vested. As a result of adopting SFAS No. 123R, the Company will incur additional after tax expense related to the vesting of stock options of approximately $14,400 in 2007 and approximately $6,000 in 2008.

The Company utilized the Black-Scholes valuation model to determine the fair value of stock options on the date of grant. The model derives the fair value of stock options based on certain assumptions related to the expected stock prices volatility, expected option life, risk-free rate of return and the dividend yield of the stock. The expected live of options granted are estimated based on historical employee exercise behavior. The risk free rate of return coincides with the expected life of the options and is based on the ten year Treasury note rate at the time the options are issued. The historical volatility levels of the Company’s common stock are used to estimate the expected stock price volatility. The set dividend yield is used to estimate the expected dividend yield of the stock.

SFAS No. 123R requires certain additional disclosures beyond what was included in the Company’s 2005 Annual Report. The value of vested options outstanding at December 31, 2006 as $1.6 million for options issued under the 1999 Plan and $145,000 for options vested under the 2000 Plan. The fair value of options vested in 2006 is $29,400. Shares issued for option exercises are expected to come from authorized but unissued shares.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(1)	Summary of Significant Accounting Policies: (Continued)

Stock Compensation: (Continued)

At December 31, 2006, the Company has stock options totaling 246,723 that are eligible to be awarded under the 1999 Stock Option Plan. Additional stock option information at December 31, 2006 includes:

	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Outstanding, December 31, 2006	273,752	$15.22	3.27 years	$470,200
Exercisable, December 31, 2006	263,752	$15.13	3.11 years	$470,200

The following is a reconciliation of reported and pro forma net income and earnings per share had compensation cost for the plan been determined based on the fair value of SFAS 123, Accounting for Stock-Based Compensation, as amended:

	Year Ended December 31,
	(In Thousands)
	2005	2004
Net income as reported	$4,130	$3,991
Total stock-based employee compensation expense determined under fair value based method for all awards granted, net of related tax effects	(38)	(91)

Pro forma net income	$4,092	$3,900

	Year Ended December 31,
	2005	2004
Earning per share:
Basic - as reported	$1.13	$1.10

Basic - pro forma	$1.12	$1.07

Diluted - as reported	$1.13	$1.09

Diluted - pro forma	$1.12	$1.06

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(1)	Summary of Significant Accounting Policies: (Continued)

Stock Compensation: (Continued)

The Company’s Compensation Committee granted 12,328 shares of restricted stock in 2006, 9,795 shares of restricted stock in 2005, and 8,887 shares of restricted stock in 2004. These shares vest over a four-year period but vesting may be accelerated as a result of factors outlined in the award agreement. The Company incurred compensation expense related to the HopFed Bancorp, Inc. 2004 Long Term Incentive Plan of $100,000 in 2006, $57,000 in 2005 and $18,000 in 2004. The table below outlines the Company’s future compensation expense related to the HopFed Bancorp, Inc. 2004 Long Term Incentive Plan for the years indicated:

Year Ending	Approximate Future Compensation Expense
(Dollars in Thousands)

December 31, 2007	$119

December 31, 2008	$106

December 31, 2009	$64

December 31, 2010	$32

The Compensation Committee may make additional awards of restricted stock, thereby increasing the future expense related to this plan. The early vesting of restricted stock awards due to factors outlined in the award agreement may accelerate future compensation expenses related to the plan. However, the total amount of future compensation expense would not change as a result of an accelerated vesting of shares.

Effective January 1, 2006, the contra equity account Unearned Restricted Stock with a balance of $230,000 was transferred to Additional Paid-in Capital.

Effect of New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. FASB Interpretation No. 48 is effective for fiscal years beginning after December 31, 2006. The Company is currently in the process of evaluation the impact of the implementation of FASB Interpretation No. 48.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

In December 2004, the FASB revised SFAS 123, Accounting for Stock-Based Compensation. SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on share-based for awards to non-employees. The provisions of this statement will become effective July 1, 2005 for all equity awards granted after the effective date. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107). SAB 107 expresses the views of the SEC staff regarding the interaction of FAS 123R and certain SEC rules and regulations and provides the SEC staff’s view regarding the valuation of share based payment arrangements for public companies. In April 2005, an amendment was issued to SFAS No. 123R regarding the compliance date for implementation. The Company will prospectively adopt SFAS 123R on January 1, 2006, as required by the amendment. SFAS 123R requires an entity to estimate the number of awards expected to actually vest, exclusive of awards expected to be forfeited. Currently, the Company recognizes forfeitures as they occur. For the year ending December 31, 2006, the Company recognized additional compensation expense of approximately $29,000.

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

In November 2005, FASB Staff Position (FSP) FAS Nos. 115-1 and FAS 124-1 “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investment” was issued. The FSP nullifies certain requirements of Issue 03-01 and supersedes Emerging Issues Task Force (EITF) Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” This FSP nullified the requirements of paragraphs 10-18 of Issue 03-01 and related examples. The guidance in this FSP shall be applied to reporting periods beginning after December 15, 2005. The adoption of this FSP in 2006 did not have a material impact on the financial condition, the results of operations, or cash flows of the Company.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

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

In March of 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment to FASB Statement No. 140 (FASB 156). SFAS 156 permits, but does not require, an entity to account for one or more classes of servicing rights at fair value, which the changes in fair value recorded on the Company’s consolidated statement of income. The Company has a mortgage servicing portfolio of approximately $41.2 million. The Company has chosen not to recognize servicing rights as an asset on its financial statements and thus has chosen not to implement. SFAS 156.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and Enhances disclosures about fair value measurements. SFAS 157 defines fair value as the exchange price that would be received for or asset or paid to transfer a liability in the most economical market on the measurement date. SFAS is effective for the Company’s financial statements issued for the year beginning January 1, 2008. Management has not yet evaluated the impact of the adoption of SFAS 157 on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option Statement for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115 (SFAS 159). SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on an individual basis. Future changes in the fair value of these financial instruments would be recognized on the current period’s statement of income while establishing additional disclosure requirements for these financial instruments. The stated objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FASB No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company has not determined whether the adoption of this statement will have a material effect on its consolidated financial statements.

Reclassification

Certain prior year amounts have been reclassified to conform to the December 31, 2006 presentation.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table in Thousands)

(2)	Securities:

Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities available for sale and their estimated fair values follow:

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$3,639	—	—	3,639

Unrestricted:
U.S. government and agency securities:
Agency debt securities	$115,519	73	(1,367)	114,225
Corporate bonds	5,090	—	(105)	4,985
Municipal bonds	15,002	24	(397)	14,629
Mortgage-backed securities:
GNMA	1,623	—	(53)	1,570
FNMA	25,181	51	(841)	24,391
FHLMC	9,998	—	(354)	9,644
CMOs	14,068	36	(209)	13,895

	$186,481	184	(3,326)	183,339

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table in Thousands)

(2)	Securities: (Continued)

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$3,211	—	—	3,211

Unrestricted:
U.S. government and agency securities:
Agency debt securities	$100,772	18	(1,765)	99,025
Corporate bonds	5,177	—	(592)	4,585
Municipal bonds	18,343	86	(451)	17,978
Mortgage-backed securities:
GNMA	1,954	—	(48)	1,906
FNMA	26,865	—	(933)	25,932
FHLMC	11,522	—	(368)	11,154
CMOs	12,563	—	(253)	12,310

	$177,196	104	(4,410)	172,890

The scheduled maturities of debt securities available for sale at December 31, 2006 and 2005 were as follows:

	Amortized Cost	Estimated Fair Value
2006
Due within one year	$38,998	38,855
Due in one to five years	41,556	40,741
Due in five to ten years	41,248	40,586
Due after ten years	13,809	13,657

	135,611	133,839
Mortgage-backed securities	50,870	49,500

Total unrestricted securities available for sale	$186,481	183,339

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(2)	Securities: (Continued)

	Amortized Cost	Estimated Fair Value
2005
Due within one year	$10,015	9,940
Due in one to five years	43,689	42,516
Due in five to ten years	54,002	52,685
Due after ten years	16,586	16,447

	124,292	121,588
Mortgage-backed securities	52,904	51,302

Total unrestricted securities available for sale	$177,196	172,890

FHLB stock is an equity interest in the Federal Home Loan Bank. The Bank had an equity interest in Intrieve, Incorporated, and the Bank’s data processing service center. Intrieve, Inc. was purchased by Harland Financial Services in April 2005. As a result, the Company recognized a gain of approximately $345,000 in 2005 and $18,000 in 2006. FHLB stock does not have readily determinable fair values because ownership is restricted and a market is lacking. FHLB stock is classified as a restricted investment security, carried at cost and evaluated for impairment. The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2006 are as follows:

	Less than 12 months		12 months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Held to maturity
U.S. government and agency securities:
Agency debt securities	$—	—	16,981	(337)	16,981	(337)

Available for sale
U.S. government and agency securities:
Agency debt securities	$8,203	(17)	73,096	(1,350)	81,299	(1,367)
Corporate bonds	—	—	4,985	(105)	4,985	(105)
Municipal bonds	738	(5)	13,086	(392)	13,824	(397)
Mortgage-backed securities:
GNMA	—	—	1,570	(53)	1,570	(53)
FNMA	—	—	21,305	(841)	21,305	(841)
FHLMC	—	—	9,644	(354)	9,644	(354)
CMOs	—	—	10,465	(209)	10,465	(209)

Total available for sale	$8,941	(22)	134,151	(3,304)	143,092	(3,326)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(2)	Securities: (Continued)

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

At December 31, 2006, the Company has 156 securities with unrealized losses. With the exception of the Company’s corporate bond portfolio, Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity, or for the foreseeable future and therefore no declines are deemed to be other than temporary.

At December 31, 2006, the Company’s corporate bond portfolio is no longer investment quality. The Company’s corporate bond portfolio consist of $2 million of General Motors Acceptance Corporation (GMAC) bonds maturing in August 2007, and $3 million of Ford Motor Acceptance Corporation bonds (FMAC) with $1 million maturities in January 2007, October 2008 and October 2009. At December 31, 2006, these bonds have a combined unrealized loss of approximately $105,000, compared to an unrealized loss of $592,000 at December 31, 2005. The unrealized loss associated with these bonds is largely the result of a decline in the credit ratings of the parent companies of both GMAC (GM) and FMAC (Ford). The Company reviews the statements of condition, operations, and cash flows of GMAC, FMAC, and their parent companies on a consolidated basis each quarter to ascertain that the companies have an adequate level of liquidity to meet both current and near-term obligations. At this time, management believes that both entities have adequate levels of liquidity to meet its obligations through the period that meets or exceeds the maturity of the Company’s bonds held in its portfolio. Furthermore, the recent sale of 51% of GMAC to an outside investor group should enhance the future viability of GMAC. At this time, the Company has not taken an impairment charge on its corporate bond portfolio. Management will continue to monitor quarterly financial statements and Securities Exchange Commission (SEC) filings in an effort to monitor the ability of GMAC, FMAC and their parent companies to meet their near-term liquidity needs.

During 2006, the Company sold investments securities classified as available-for-sale for proceeds of $15.1 million resulting in gross gains of $90,000 and gross losses of $57,000. During 2005, the Company sold investment securities classified as available-for-sale for proceeds of $10.6 million resulting in gross gains of $73,000 and gross losses of $38,000. Also during 2005, the Company sold restricted investment securities for proceeds of $360,000 resulting in gross gains of $345,000 in 2005 and $18,000 in 2006, respectively. The Company sold investment securities classified as available-for-sale for proceeds of $39.5 million resulting in gross gains of $366,000 and gross losses of $60,000 during 2004.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The carrying amount of securities held to maturity and their estimated fair values follow:

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity securities
U.S. government and agency securities:
Agency debt securities	$17,318	—	(337)	16,981

Mortgage-backed securities:
GNMA	630	8	—	638
FNMA	70	1	—	71

	700	9	—	709

	$18,018	9	(337)	17,690

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity securities
U.S. government and agency securities:
Agency debt securities	$17,292	—	(375)	16,917

Mortgage-backed securities:
GNMA	815	8	—	823
FNMA	76	—	—	76

	891	8	—	899

	$18,183	8	(375)	17,816

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The scheduled maturities of debt securities held to maturity at December 31, 2006 were as follows:

	Amortized Cost	Estimated Fair Value
Due within one year	$—	—
Due in one to five years	6,836	6,696
Due in five to ten years	7,000	6,900
Due after ten years	3,482	3,385

	17,318	16,981
Mortgage-backed securities	700	709

Total unrestricted securities held to maturity	$18,018	17,690

(3)	Loans Receivable, Net:

The Company originates most fixed rate loans for immediate sale to the Federal Home Loan Mortgage Corporation (FHLMC) or other investors. Generally, the sale of such loans is arranged shortly after the loan application is tentatively approved through commitments. The components of loans receivable in the consolidated balance sheets as of December 31, 2006 and 2005 were as follows:

	2006	2005
Real estate loans:
One-to-four family	$225,914	211,564
Multi-family	12,018	6,613
Construction	39,379	16,592
Non-residential	147,050	102,676

Total mortgage loans	424,361	337,445

Loans secured by deposits	3,855	3,282
Other consumer loans	21,630	23,642
Commercial loans	49,592	36,945

	499,438	401,314

Less allowance for loan losses	4,470	4,004

Total loans, net of allowance	$494,968	397,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(3)	Loans Receivable, Net (Continued)

Loans serviced for the benefit of others totaled approximately $45.6 million, $47.3 million and $41.0 million at December 31, 2006, 2005 and 2004, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing.

Qualified one-to-four family first mortgage loans and non-residential real estate loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in note 7.

Impaired loans and related valuation allowance amounts at December 31, 2006 and 2005 were as follows:

	2006	2005
Recorded investment	$1,650	2,706

Valuation allowance	$361	570

The average recorded investment in impaired loans for the years ended December 31, 2006, 2005 and 2004 was $1,914,000, $2,273,000, and $1,078,000, respectively. Interest income recognized on impaired loans was not significant during the years ended December 31, 2006, 2005 and 2004.

An analysis of the change in the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004 follows:

	2006	2005	2004
Balance at beginning of year	$4,004	$3,273	$2,576
Loans charged off	(1,003)	(649)	(649)
Recoveries	261	130	146
Credit devaluation of purchased loans	185	—	—
Provision for loan losses	1,023	1,250	1,200

Balance at end of year	$4,470	$4,004	$3,273

Non-accrual loans totaled $762,000 and $996,000 at December 31, 2006 and 2005, respectively. Real estate and other assets owned totaled $342,000 and $228,000 at December 31, 2006 and 2005, respectively. Interest income foregone on such loans was not significant during 2006, 2005 and 2004. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis.

There were $101,000 in loans three months or more past due and still accruing interest as of December 31, 2006. There were no loans three months or more past due and still accruing interest as of December 31, 2005.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The Company originates loans to officers and directors at terms substantially identical to those available to other borrowers. Loans to officers and directors at December 31, 2006 and 2005 were approximately $8,655,000 and $10,179,000, respectively. At December 31, 2006, funds committed that were undisbursed to officers and directors approximated $1,796,000.

The following summarizes activity of loans to officers and directors for the years ended December 31, 2006 and 2005:

	2006	2005
Balance at beginning of period	$10,179	5,731
New loans	1,195	5,931
Principal repayments	(2,719)	(1,483)

Balance at end of period	$8,655	10,179

(4)	Premises and Equipment:

Components of premises and equipment included in the consolidated balance sheets as of December 31, 2006 and 2005 consisted of the following:

	2006	2005
Land	$5,370	2,196
Land improvements	130	129
Buildings	15,192	4,604
Construction in process	3,213	5,388
Furniture and equipment	3,909	2,155

	27,814	14,472

Less accumulated depreciation	2,614	1,972

	$25,200	12,500

Depreciation expense was approximately $720,000, $436,000, and $346,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

For the year ended December 31, 2006, the Company capitalized interest expense of approximately $115,000 related to construction in process.

(5)	Intangible Assets:

Goodwill is tested for impairment on an annual basis and as events or circumstances change that would more likely than not reduce fair value below its carrying amount. The Company completed its review and determined there was no impairment of goodwill as of December 31, 2006 and 2005.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(5)	Intangible Assets: (Continued)

The amount of other intangible assets and the changes in the carrying amounts of other intangible assets for the years ended December 31, 2006, 2005 and 2004:

	Core Deposits Intangible	Insurance Contracts Intangible	Total
Balance, December 31, 2003	$2,029	104	$2,133
Amortization	(360)	(18)	(378)

Balance, December 31, 2004	1,669	86	1,755
Amortization	(360)	(18)	(378)

Balance, December 31, 2005	1,309	68	1,377
Acquisition of Tennessee offices	2,919	—	2,919
Amortization	(652)	(18)	(670)

Balance, December 31, 2006	$3,576	50	$3,626

The estimated amortization expense for intangible assets for the subsequent years is as follows:

Year	Core Deposit Intangible	Insurance Contracts Intangible	Total
2007	$911	18	929
2008	847	18	865
2009	662	14	676
2010	357	—	357
2011	292	—	292
Thereafter	507	—	507

Total	$3,576	50	3,626

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(6)	Deposits:

At December 31, 2006, the scheduled maturities of other time deposits were as follows:

2007	$204,809
2008	93,023
2009	35,386
2010	10,875
2011	7,936

$352,029

The amount of other time deposits with a minimum denomination of $100,000 was approximately $143,729,000 and $76,643,000 at December 31, 2006 and 2005, respectively. At December 31, 2006, directors, members of senior management and their affiliates had deposits in the Bank of approximately $1,983,000.

Interest expense on deposits for the years ended December 31, 2006, 2005 and 2004 is summarized as follows:

	2006	2005	2004
NOW accounts	$2,692	1,865	1,289
Money market accounts	411	491	248
Savings	1,278	1,140	457
Other time deposits	12,524	8,413	7,759

	$16,905	11,909	9,753

The Bank maintains clearing arrangements for its demand, NOW and money market accounts with Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2006, average daily clearings were approximately $4.8 million.

As part of its normal course of business, the Bank holds significant balances of municipal and other deposits that require the Bank to pledge investment instruments as collateral. At December 31, 2006, the Bank pledged investments with a market value of approximately $110.7 million to various municipal entities as required by law.

At December 31, 2006, the Company had approximately $620,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. The Company had approximately $295,000 of deposit accounts in overdraft status at December 31, 2005.

At December 31, 2006, the Company had deposits classified as brokered deposits totaling $19.9 million. The Company had no brokered deposits at December 31, 2005.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands, Except Percentages)

(7)	Advances from Federal Home Loan Bank:

FHLB advances are summarized as follows:

	December 31,
	2006		2005
Types of Advances	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Fixed-rate	$89,821	4.62%	$75,172	3.79%
Variable - rate	$23,800	5.38%	$18,000	4.60%

Total	$113,621	4.78%	$93,172	3.94%

Scheduled maturities of FHLB advances as of December 31, 2006 are as follows:

Years Ended December 31,	Fixed	Fixed Avg Avg Cost	Variable
2007	$13,000	4.86%	$23,800
2008	32,000	5.17%	—
2009	10,000	3.83%	—
2010	9,000	4.26%	—
2011	10,000	5.26%	—
Thereafter	15,821	3.79%	—

Total	$89,821	4.62%	$23,800

The Bank has an approved line of credit of $30.0 million at December 31, 2006 which is secured by a blanket agreement to maintain residential first mortgage loans and non-residential real estate loans with a principal value of 125% of the outstanding advances and has a variable interest rate. The Company can immediately increase its borrowings from the FHLB by approximately $20.4 million at December 31, 2006. The Bank could borrow an additional $70.4 million by purchasing additional stock in the FHLB. All borrowings with the FHLB are secured under a blanket agreement using the Bank’s portfolio of 1-4 family home loans and non-residential real estate loans as collateral.

(8)	Repurchase Agreements

In 2006, the Bank enhanced its cash management product line to include an automated sweep of excess funds from checking accounts to repurchase accounts, allowing interest to be paid on excess funds remaining in checking accounts of business and municipal customers. Repurchase balances are overnight borrowings from customers and are not FDIC insured. In 2006, the Company entered into a long term repurchase agreement with a third party. At December 31, 2006, the cost and maturity of the Company’s repurchase agreements are as follows:

Third Party	Balance	Weighted Maturity	Avg Cost	Comments
Merrill Lynch	$6,000	09/18/2016	4.34%	Quarterly call after 9/18/07
Various customers	15,236	Overnight	5.10%

	21,236		5.00%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

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

	December 31,
	2006	2005
Commitments to extend credit	$41,993	24,208
Standby letters of credit	4,459	3,588
Unused commercial lines of credit	8,990	13,576
Unused home equity lines of credit	31,200	10,468

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

The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $4,459,000 at December 31, 2006.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(9)	Financial Instruments: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2006:

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$14,423	14,423
Interest-earning deposits in Federal Home Loan Bank	4,190	4,190
Federal funds sold	3,270	3,270
Securities available for sale	183,339	183,339
Federal Home Loan Bank stock	3,639	3,639
Securities held to maturity	18,018	17,690
Loans receivable	494,968	485,611
Accrued interest receivable	4,809	4,809
Bank owned life insurance	7,421	7,421
Financial liabilities:
Deposits	569,433	570,247
Advances from borrowers for taxes and insurance	287	287
Advances from Federal Home Loan Bank	113,621	111,108
Repurchase agreements	21,236	21,236
Subordinated debentures	10,310	10,310
Off-balance-sheet liabilities:
Commitments to extend credit	—	—
Commercial letters of credit	—	—
Derivatives	—	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(9)	Financial Instruments: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2005:

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$13,487	13,487
Interest-earning deposits in Federal Home Loan Bank	424	424
Federal funds sold	2,250	2,250
Securities available for sale	172,890	172,890
Federal Home Loan Bank stock	3,211	3,211
Securities held to maturity	18,183	17,816
Loans receivable	397,310	383,594
Accrued interest receivable	3,697	3,697
Bank owned life insurance	7,156	7,156
Financial liabilities:
Deposits	482,728	480,184
Advances from borrowers fro taxes and insurance	295	295
Advances from Federal Home Loan Bank	93,172	90,496
Subordinated debentures	10,310	10,310
Off-balance-sheet liabilities:
Commitments to extend credit	—	—
Commercial letters of credit	—	—
Derivatives	297	297

(10)	Subordinated Debentures:

On September 25, 2003, the Company formed HopFed Capital Trust I (the Trust). The Trust is a statutory trust formed under the laws of the state of Delaware. In September 2003, the Trust issued variable rate capital securities with an aggregate liquidation amount of $10,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued floating rate junior subordinated debentures aggregating $10,310,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the capital securities pay interest and dividends, respectively, on a quarterly basis. The variable interest rate is the three-month LIBOR plus 3.10% adjusted quarterly (8.47% for the quarter ending December 31, 2006). These junior subordinated debentures mature in 2033, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities can be redeemed contemporaneously, in whole or in part, beginning October 8, 2008 at a redemption price of $1,000 per capital security.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(10)	Subordinated Debentures: (Continued)

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

Most of the Bank’s business activity is with customers located within the western part of the Commonwealth of Kentucky and middle and western Tennessee. One-to-four family residential and non residential real estate collateralize the majority of the loans. The Bank requires collateral for the majority of loans.

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

Cash and cash equivalents with financial institutions exceeded the insurance coverage as of December 31, 2006 and 2005. The excess balance of such items as of December 31, 2006 and 2005 was $11.7 million and $7.2 million, respectively.

(12)	Employee Benefit Plans:

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(12)	Employee Benefit Plans: (Continued)

Stock Option Plan (Continued)

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

The following summary represents the activity under the stock option plans:

	Number Shares	Weighted Average Exercise Price
Options outstanding, January 1, 2004	253,752	$15.05
Granted	20,000	$17.34
Exercised	—	—
Forfeited	—	—

Options outstanding, December 31, 2004	273,752	$15.22
Granted	—
Forfeited	—

Options outstanding, December 31, 2005	273,752	$15.22
Granted	—
Forfeited	—

Options outstanding, December 31, 2006	273,752	$15.22

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(12)	Employee Benefit Plans: (Continued)

Stock Option Plan (Continued)

The following is a summary of stock options outstanding at December 31, 2006:

Exercise Price	Weighted Average Remaining Life (Years)	Options Outstanding	Options Exercisable
$17.42	2.2	153,752	153,752
12.33	4.6	60,000	60,000
17.34	7.4	20,000	10,000
10.00	3.4	40,000	40,000

$15.22	3.3	273,752	263,752

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(12)	Employee Benefits Plan: (Continued)

Hopfed Bancorp, Inc. 2004 Long Term Incentive Plan

On February 18, 2004, the Board of Directors of the Company adopted the HopFed Bancorp, Inc 2004 Long Term Incentive Plan (the Plan), which was subsequently approved at the 2004 Annual Meeting of Stockholders. Under the Plan, the Compensation Committee has discretionary authority to grant up to 200,000 shares in the form of restricted stock grants, options, and stock appreciation rights to such employees, directors and advisory directors as the committee shall designate. The grants vest in equal installments over a four-year period. Grants may vest immediately upon specific events, including a change of control of the Company, death or disability of award recipient, and termination of employment of the recipient by the Company without cause.

Awards are recognized as an expense to the Company in accordance with the vesting schedule. Awards in which the vesting is accelerated must be recognized as an expense immediately. Awards are valued at the closing stock price on the day the award is granted. In 2006, the Compensation Committee granted a total of 12,328 shares with a market value of $192,000. In 2005, the Compensation Committee granted a total of 9,795 shares with a market value of $156,000. In 2004, the Compensation Committee granted a total of 8,887 shares with market value of $149,000, respectively. The Company recognized $100,000, $57,000 and $18,000 in compensation expense in 2006, 2005 and 2004, respectively.

401(K) Plan

During 2002, the Company initiated a 401(k) retirement program. The 401(k) plan is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings, and in addition, management will match employee contributions up to 4%. In addition, the Company has chosen to provide all eligible employees an additional 4% of compensation without regards to the amount of the employee contribution. Expense related to Company contributions amounted to $334,000, $270,000 and $229,000 in 2006, 2005 and 2004, respectively.

Deferred Compensation Plan

During the third quarter of 2002, the Company purchased assets and assumed the liabilities relating to a nonqualified deferred compensation plan for certain employees of the Fulton division. The Company owns single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the benefits accrued for each participant will be distributed to the participant in equal installments for 15 years. The expense recognized by the Company for 2006, 2005, and 2004 amounted to $21,000, $27,000, and $19,000, respectively. The Deferred Compensation Plan also provides the participant with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands, Except Percentages)

(13)	Income Taxes:

The provision for income taxes for the years ended December 31, 2006, 2005 and 2004 consisted of the following:

	2006	2005	2004
Current
Federal	$1,733	$1,990	1,665
State	60	4	—

	1,793	1,994	1,665

Deferred
Federal	(69)	(250)	18
State	(24)	—	—

	(93)	(250)	18

	$1,700	1,744	1,683

Total income tax expense for the years ended December 31, 2006, 2005 and 2004 differed from the amounts computed by applying the federal income tax rate of 34 percent to income before income taxes as follows:

	2006	2005	2004
Expected federal income tax expense at statutory tax rate	$1,906	1,997	1,929
Effect of nontaxable interest income	(198)	(254)	(324)
Effect of nontaxable bank owned life insurance income	(89)	(88)	(91)
State taxes on income, net of federal benefit	23	0	0
Non deductible expenses	58	89	169

Total income tax expense	$1,700	1,744	1,683

Effective rate	30.30%	29.70%	29.70%

The components of deferred taxes as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Deferred tax liabilities:
FHLB stock dividends	$(740)	(662)
Depreciation and amortization	(236)	(208)

	(976)	(870)

Deferred tax assets:
Bad debts reserves	1,482	1,332
Accrued expenses	188	140
Unrealized depreciation on securities available for sale	1,018	1,353

	2,688	2,825

Net deferred tax asset	$1,712	1,955

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(13)	Income Taxes: (Continued)

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

The portion of a thrift’s tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2006 and 2005 includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

(14)	Commitments and Contingencies:

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

The Bank had open loan commitments at December 31, 2006 and 2005 of approximately $41,993,000 and $24,208,000, respectively. Of these amounts, approximately $215,000 and $531,000 as of December 31, 2006 and 2005, respectively, were for fixed rate loans. The interest rates for the fixed rate loan commitments were 6.25% for December 31, 2006 and ranged from 6.00% to 6.375% for December 31, 2005. At December 31, 2006, the Bank has committed to sell fixed rate loans totaling $215,000. In the event that the Bank is unable to fulfill its commitment to sell these loans, the Bank’s liability to its investor was not material to the consolidated financial statements of the Company. Unused lines of credit were approximately $40,190,000 and $24,044,000 as of December 31, 2006 and 2005, respectively.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(14)	Commitments and Contingencies: (Continued)

The Company and the Bank have entered into commitments to rent facilities and lease operating equipment that are non-cancelable. At December 31, 2006, future minimal lease and rental commitments were as follows:

Years Ending December 31, 2006
2007	$89,000
2008	74,000
2009	62,000
2010	36,000
2011	28,000

$289,000

The Company incurred rental expenses of approximately $16,000, $28,000 and $77,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

The Company and the Bank have entered into non-cancelable purchase obligations and fixed asset purchases. In December 2005, the Company entered into an agreement to construct two 4,000 square foot retail banks in Clarksville, Tennessee. The anticipated cost to complete both buildings is $905,000 with an anticipated completion date of the second quarter of 2007.

In December 2006, the Company entered into an agreement to renovate a recently purchased 10,000 square foot retail bank building in Clarksville, Tennessee. The estimated cost of the renovation is $472,522 with an estimated completion date of the third quarter of 2007.

In 2006, the Company entered into an agreement to remodel a retail bank location in Murray, Kentucky. At December 31, 2006, the Company anticipates that the cost to complete the renovation is $69,000, all of which will be remitted during 2007.

In the normal course of business, the Bank and Company have entered into operating contracts necessary to conduct the Company’s daily business. The most significant operating contract is for the Bank’s data processing services. The monthly cost associated with this contract is variable based on the number of accounts and usage but averages approximately $150,000 per month. In December 2005, the Company renewed this contract for five years. The contract expires in 2011.

In addition, the Bank is a defendant in legal proceedings arising in connection with its business. It is the best judgment of management that neither the financial position nor results of operations of the Bank will be materially affected by the final outcome of these legal proceedings.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands, Except Percentages)

(15)	Regulatory Matters (Continued)

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are presented below (dollars in thousands):

	Company Actual		Bank Actual		Required for Capital Adequacy Purposes		Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:

Tangible capital to adjusted total assets	$55,924	7.3%	$52,903	7.0%	$11,423	1.50%	N/A	N/A

Core capital to adjusted total assets	$55,924	7.3%	$52,903	7.0%	$30,460	4.00%	$38,078	5.00%

Total capital to risk weighted assets	$60,393	11.8%	$57,373	11.3%	$40,790	8.00%	$50,988	10.00%

Tier 1 capital to risk weighted assets	$55,924	11.0%	$52,903	10.4%	N/A	N/A	$30,593	6.00%

As of December 31, 2005:

Tangible capital to adjusted total assets	$57,739	9.1%	$54,892	8.7%	$9,515	1.50%	N/A	N/A

Core capital to adjusted total assets	$57,739	9.1%	$54,982	8.7%	$25,374	4.00%	$31,718	5.00%

Total capital to risk weighted assets	$61,743	15.7%	$58,896	15.0%	$31,340	8.00%	$39,176	10.00%

Tier 1 capital to risk	$57,739	14.7%	$54,892	14.0%	N/A	N/A	$23,505	6.00%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(16)	Stockholders’ Equity:

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

The Bank must provide the OTS with 30 days prior notice to the payment of the dividend. Any capital distribution in excess of this amount would require supervisory approval. Capital distributions are further restricted should the Bank’s capital level fall below the fully phased-in capital requirements of the OTS. In no case will the Bank be allowed to make capital distributions reducing equity below the required balance of the liquidation account. For the years ended December 31, 2006 and December 31, 2005, the Bank paid a $3,000,000 per year dividend to the Corporation. The Bank paid a $2,000,000 dividend to the Corporation during the year ended December 31, 2004. For the year ended December 31, 2006, the Bank could have paid the Corporation an additional dividend of approximately $5.7 million without OTS supervisory approval.

OTS regulations also place restrictions after the conversion on the Company with respect to repurchases of its common stock. With prior notice to the OTS, the Company is allowed to repurchase its outstanding shares. In August 2006, the Company announced that is has replaced a previously announced stock buyback plan with a new plan to purchase up to 125,000 shares of common stock over the next two years. Under the current plan, the Company has purchased 33,500 shares of common stock at an average price of $16.37 per share. As of December 31, 2006, a total of 442,409 shares had been repurchased from all active and inactive stock repurchase plans at an average price of $12.22 per share.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(17)	Earnings Per Share:

Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

	Years Ended December 31,
	2006	2005	2004
Basic earnings per share:
Weighted average common shares	3,634,138	3,644,178	3,634,904

Diluted earnings per share:
Weighted average common shares	3,634,138	3,644,178	3,634,904

Diluted effect of share based awards	25,528	25,740	28,847

Weighted average common and incremental shares	3,659,666	3,669,918	3,663,751

HopFed Bancorp, Inc. and Subsidiaries

Notes toConsolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements:

The following condensed balance sheets as of December 31, 2006 and 2005 and condensed statements of income and cash flows for the years ended December 31, 2006, 2005 and 2004 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

Consolidated Balance Sheets:

	2006	2005
Assets:
Cash and due from banks	$52	86
Receivable from subsidiary	6	5
Federal funds sold	2,340	2,250
Investment in subsidiary	38,558	36,231
Prepaid expenses and other assets	1,384	1,302

Total assets	$42,340	39,874

Liabilities and equity
Liabilities:
Dividends payable	$445	438
Interest payable	202	170
Subordinated debentures	10,310	10,310

Total liabilities	10,957	10,918

Equity:
Common stock	41	40
Additional paid-in capital	21,647	21,747
Retained earnings	17,062	14,911
Treasury stock	(5,406)	(4,857)
Unearned restricted stock	—	(230)
Accumulated other comprehensive loss	(1,961)	(2,655)

Total equity	31,383	28,956

Total liabilities and equity	$42,340	39,874

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Income Statements:

	2006	2005	2004
Interest and dividend income
Dividend income	$3,000	3,000	2,000
Time deposits	77	39	13

Total interest and dividend income	3,077	3,039	2,013

Interest expense	734	700	465
Non-interest expenses	360	240	242

Total expenses	1,094	940	707

Income before income taxes and equity in undistributed earnings of subsidiary	1,983	2,099	1,306
Income tax benefits	(365)	(340)	(233)

Income before equity in undistributed earnings of subsidiary	2,348	2,439	1,539
Equity in undistributed earnings of subsidiary	1,560	1,691	2,452

Net income	$3,908	4,130	3,991

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statement of Cash Flows:

	2006	2005	2004
Cash flows from operating activities	$3,908	$4,130	$3,991
Net income
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Equity in undistributed earnings of subsidiary	(1,560)	(1,691)	(2,452)
Amortization of restricted stock	100	57	18
Stock option expense	29	—	—
Increase (decrease) in:
Current income taxes payable	(364)	(350)	(166)
Accrued expenses	(29)	44	(12)

Net cash (used in) provided by operating activities	2,084	2,190	1,379

Cash flows for investing activities:
Prepaid and other assets	—	—	(78)
Proceeds from settlement of derivative	270	—	—
(Advance for) payment on receivable from subsidiary	(1)	999	(866)
Net (increase) decrease in federal funds sold	(90)	(1,400)	1,335

Net cash provided by (used in) investing activities	179	(401)	391

Cash flows from financing activities:
Purchase of treasury stock	(549)	—	—
Dividends paid	(1,748)	(1,750)	(1,744)
Net cash provided by (used in) financing activities	(2,297)	(1,750)	(1,744)

Net increase (decrease) in cash	(34)	39	26

Cash and due from banks at beginning of year	86	47	21

Cash and due from banks at end of year	$52	86	47

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(19)	Investments in Affiliated Companies: (Unaudited)

Investments in affiliated companies accounted for under the equity method consist of 100% of the common stock of HopFed Capital Trust I (“the Trust”), a wholly owned statutory business trust. The Trust was formed on September 25, 2003. Summary financial information for the Trust follows:

Summary Balance Sheet

	At Dec. 31,	At Dec. 31,
	2006	2005
Asset – investment in subordinated debentures issued by HopFed Bancorp, Inc.	$10,310	$10,310

Liabilities	$—	$—

Stockholder’s equity – Trust preferred securities	10,000	10,000
Common stock (100% owned by HopFed Bancorp, Inc.)	310	310

Total stockholder’s equity	10,310	10,310

Total liabilities and stockholder’s equity	$10,310	10,310

Summary Income Statement
	Years Ended Dec. 31,
	2006	2005
Income – Interest income from subordinated debentures issued by HopFed Bancorp, Inc.	$858	$674

Net Income	$858	$674

Summary Statement of Stockholder’s Equity

	Trust Preferred Securities	Common Stock	Retained Earnings	Total Stockholder’s Equity
Beginning balances, December 31, 2005	$10,000	$310	$—	$10,310
Retained earnings:
Net income	—	—	858	858
Dividends:
Trust preferred securities	—	—	(832)	(832)
Common dividends paid to HopFed Bancorp, Inc.	—	—	(26)	(26)

Total retained earnings	—	—	—	—

Ending balances, December 31, 2006	$10,000	$310	$—	$10,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands, Except Per Share & Share Amounts)

(20)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the years ended December 31, 2006 and 2005 are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2006:

Interest and dividend income	$8,779	9,382	10,975	11,532
Interest expense	4,696	5,364	6,315	6,913

Net interest income	4,083	4,018	4,660	4,619
Provision for loan losses	213	204	312	294

Net interest income after provision for loan losses	3,870	3,814	4,348	4,325
Noninterest income	1,047	1,261	1,703	1,754
Noninterest expense	3,169	3,887	4,621	4,837

Income before income taxes	1,748	1,188	1,430	1,242
Income taxes	547	339	418	396

Net income	$1,201	849	1,012	846

Basic earnings per share	$0.33	0.23	0.28	0.23

Diluted earnings per share	$0.33	0.23	0.28	0.23

Weighted average shares outstanding:
Basic	3,649,078	3,650,279	3,637,288	3,621,572

Diluted	3,674,320	3,675,735	3,662,883	3,647,419

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands, Except Per Share & Share Amounts)

(20)	Quarterly Results of Operations: (Unaudited) (Continued)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2005:

Interest and dividend income	$6,825	6,936	7,616	8,289
Interest expense	3,418	3,564	4,017	4,475

Net interest income	3,407	3,372	3,599	3,814
Provision for loan losses	300	300	300	350

Net interest income after provision for loan losses	3,107	3,072	3,299	3,464
Noninterest income	968	1,311	965	1,288
Noninterest expense	2,664	2,856	2,799	3,281

Income before income taxes	1,411	1,527	1,465	1,471
Income taxes	418	462	444	420

Net income	$993	1,065	1,021	1,051

Basic earnings per share	$0.27	0.29	0.28	0.29

Diluted earnings per share	$0.27	0.29	0.28	0.29

Weighted average shares outstanding:
Basic	3,639,283	3,640,706	3,647,917	3,648,670

Diluted	3,667,361	3,666,305	3,672,394	3,673,441

(21)	Comprehensive Income:

SFAS 130, Reporting Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in stockholders’ equity along with the related tax effect for the years ended December 31, 2006, 2005 and 2004:

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(21)	Comprehensive Income (Continued)

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2006:
Unrealized holding gains for the year	$1,197	(407)	790
Reclassification adjustments for gains included in net income	(33)	11	(22)

Realized gain on settlement of derivative	(135)	61	(74)

	$1,029	(335)	694

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2005:
Unrealized holding losses for the year	$(2,947)	1,002	(1,945)
Reclassification adjustments for gains included in net income	(35)	12	(23)

	$(2,982)	1,014	(1,968)

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2004:
Unrealized holding gains for the year	$108	(37)	71
Reclassification adjustment for gains included in net income	(306)	104	(202)

	(198)	67	(131)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands)

(22)	Business Combination:

The Company’s wholly-owned subsidiary, Heritage Bank, completed the acquisition of four offices of AmSouth Bank located in Cheatham and Houston counties in Tennessee (Middle Tennessee Division) on June 29, 2006. This acquisition enhances the Company’s position in the northern portion of the Nashville, Tennessee Metropolitan Statistical Area. The consolidated statement of income includes the results of operations for the Middle Tennessee Division beginning on June 29, 2006.

In accordance with FASB No. 141, “Accounting for Business Combinations” (“SFAS 141”) and SFAS No. 142, “Goodwill and Intangible Assets” (“SFAS 142”), HopFed Bancorp Inc, recorded at fair value the following assets and liabilities of four AmSouth Bank offices assumed as of June 29, 2006:

(Dollars in thousands) (Unaudited)
Assets
Cash and Cash Equivalents	$22,421
Loans:
Home equity line of credit	16,984
Closed end home equity	12,081
Commercial loans	3,831
Personal loans	1,618

Total loans, gross	34,514
Allowance for loan loss	(185)
Loan market yield differential	(210)
Core deposit intangible	2,919
Goodwill	1,301
Premises and equipment	4,730
Accrued interest receivable	139

Total assets	65,629

Liabilities
Deposits:
Non-interest bearing deposits	13,780
Now accounts	7,455
Savings and MMDA account	18,638
Time and other deposits	25,612

Total deposits	65,485
Accrued interest payable	123
Other liabilities	21

Total liabilities	65,629

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2006, 2005 and 2004

(Table Amounts in Thousands, Except Per Share Amounts)

(22)	Business Combination: (Continued)

The Bank paid a deposit premium for the four offices of $6,541,000, including intangibles of $4,220,000 which are deductible for tax purposes. The amount allocated to the core deposit intangible was determined by a valuation conducted by an independent third party and is being amortized over the estimated useful life of nine years using the sum of the year’s digit method.

An independent third party has completed a valuation analysis of the estimated fair market value of the acquired loan portfolio. This analysis was based on the portfolio balances, yields, and market rates on June 29, 2006. As a result, the Bank will accrete approximately $210,000 in loan yield differential over the estimated average life of the individual portions of the purchased loan portfolios on an accelerated basis. For the year ending December 31, 2006, the Company recognized additional income of approximately $34,000 as a result of the amortization of the loan yield differential.

Management has completed an analysis of the credit quality of the purchased loan portfolio. As a result of this analysis, management has reduced the market value of the purchased loan portfolio by $185,000 for estimated loan losses not specifically identified by current classification.

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2006. The pro forma includes adjustment for interest income on loans, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits assumed, and related income tax affects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been affected on the assumed dates

2006
Net interest income after provision for loan loss expense	$19,601

Net income	4,188

Basic earnings per share	1.16

Diluted earnings per share	1.15