Form 10-K, Exhibit 13
period 2007-12-31
HOPFED BANCORP INC
filed 2008-03-28
CIK 1041550

Exhibit 13

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

Financial Condition and Other Data
	At December 31,
	2007	2006	2005	2004	2003
Total amount of:	(Dollars in thousands)
Assets	$808,352	$770,888	$639,589	$579,731	$531,465
Loans receivable, net	576,252	494,968	397,310	356,825	334,740
Cash and due from banks	17,343	14,423	13,487	17,357	12,958
Interest-bearing deposits in Federal Home Loan Bank (FHLB)	931	4,190	424	42	35
Federal funds sold	3,755	3,270	2,250	850	2,185
Federal Home Loan Bank stock	3,836	3,639	3,211	3,015	2,917
Securities available for sale	142,310	183,339	172,890	155,151	140,597
Securities held to maturity:
U.S. Government agency securities	13,541	17,318	17,292	21,546	13,339
Mortgage-backed Securities	554	700	891	1,222	1,769
Deposits	598,753	569,433	482,728	436,195	417,488
FHLB advances	101,882	113,621	93,172	81,319	54,353
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total stockholders’ equity	55,803	52,270	49,842	49,373	47,238
Number of:
Real estate loans outstanding	6,211	5,316	5,076	4,805	4,048
Deposit accounts	76,823	67,252	51,635	48,071	43,069
Offices open	18	15	9	9	9

Operating Data	Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Interest and dividend income	$49,033	$40,668	$29,666	$26,381	$24,743
Interest expense	28,891	23,288	15,474	12,537	12,379

Net interest income before provision for loan losses	20,142	17,380	14,192	13,844	12,364
Provision for loan losses	976	1,023	1,250	1,200	1,750

Net interest income	19,166	16,357	12,942	12,644	10,614
Non-interest income	7,231	5,765	4,532	3,038	3,499
Non-interest expense	20,553	16,514	11,600	10,008	9,044

Income before income taxes	5,844	5,608	5,874	5,674	5,069
Provision for income taxes	1,728	1,700	1,744	1,683	1,574

Net income	$4,116	$3,908	$4,130	$3,991	$3,495

Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	( Dollars in thousands)
Year Ended December 31, 2007:
Interest and dividend income	$11,780	$12,283	$12,391	$12,579
Net interest income after provision for losses on loans	4,684	4,967	4,792	4,723
Noninterest income	1,741	1,766	1,877	1,847
Noninterest expense	4,988	5,153	5,234	5,178
Net income	1,022	1,108	1,025	961

Year Ended December 31, 2006:
Interest and dividend income	$8,779	$9,382	$10,975	$11,532
Net interest income after provision for losses on loans	3,870	3,814	4,348	4,325
Noninterest income	1,047	1,261	1,703	1,754
Noninterest expense	3,169	3,887	4,621	4,837
Net income	1,201	849	1,012	846

Key Operating Ratios
	At or for the Year Ended December 31,
	2007	2006	2005
Performance Ratios
Return on average assets (net income divided by average total assets)	0.53%	0.56%	0.69%
Return on average equity (net income divided by average total equity)	7.84%	7.65%	8.33%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.65%	2.45%	2.39%
Ratio of average interest-earning assets to average interest-bearing liabilities	106.14%	107.14%	108.03%
Ratio of non-interest expense to average total assets	2.63%	2.35%	1.93%
Ratio of net interest income after provision for loan losses to non-interest expense	95.82%	100.51%	111.57%
Efficiency ratio (non-interest expense divided by sum of net interest income plus non-interest income)	73.66%	70.66%	61.95%

Asset Quality Ratios
Non-performing assets to total assets at end of period	0.12%	0.16%	0.19%
Non-performing loans to total loans at end of period	0.10%	0.17%	0.25%
Allowance for loan losses to total loans at end of period	0.83%	0.90%	1.00%
Allowance for loan losses to non-performing loans at end of period	816.53%	517.96%	402.01%
Provision for loan losses to total loans receivable, net	0.17%	0.20%	0.31%
Net charge-offs to average loans outstanding	0.11%	0.16%	0.14%

Capital Ratios
Total equity to total assets at end of period	6.90%	6.78%	7.79%
Average total equity to average assets	6.73%	7.26%	8.27%

Regulatory Capital

	December 31, 2007
	(Dollars in thousands)
	Bank	Company
Tangible capital	$55,698	$58,727
Less: Tangible capital requirement	11,979	12,014

Excess	43,719	46,713

Core capital	$55,698	$58,727
Less: Core capital requirement	31,943	32,039

Excess	23,755	26,688

Total risk-based capital	$60,540	$63,569
Less: Risk-based capital requirement	46,249	46,315

Excess	14,291	17,254

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

For the year ended December 31, 2007, the Company recorded net income of $4.1 million, a return on average assets of 0.53% and a return on average equity of 7.84%. For the year ended December 31, 2006, the Company recorded net income of $3.9 million, a return on average assets of 0.56% and a return on average equity of 7.65%. For the year ended December 31, 2005 the Company recorded net income of $4.1 million, a return on average assets of 0.69% and a return on average equity of 8.33%.

The Company’s net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolios and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company’s interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the level of non-interest expenses such as compensation, employee benefits, data processing expenses, local deposit and federal income taxes also affect the Company’s net income.

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

Aggregate Contractual Obligations

	Maturity by Period
December 31, 2007 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 years to 5 years	Greater than 5 years	Total
Deposits	$466,031	117,505	15,217	—	598,753
FHLB borrowings	32,000	19,000	10,000	40,882	101,882
Repurchase agreements	21,199	—	—	16,000	37,199
Subordinated debentures	—	—	—	10,310	10,310
Lease commitments	106	160	62	—	328
Purchase obligations	2,222	4,370	2,042	—	8,634

Total	$521,558	141,035	27,321	67,192	757,106

Deposits represent non-interest bearing, money market, savings, NOW, certificates of deposit and all other deposits held by the Company. Amounts that have an indeterminate maturity period are included in the less than one-year category above.

FHLB borrowings represent the amounts that are due to FHLB of Cincinnati. All amounts have fixed maturity dates. The Company has two callable FHLB advances, totaling $17 million. Both putable advances may be called each quarter on or after June 30, 2008.

Subordinated debentures represent the amount borrowed in a private pool trust preferred issuance on September 25, 2003. The debentures are priced at the three-month London Interbank Offering Rate (LIBOR) plus 3.10%, currently 8.34%. The debentures re-price and pay interest quarterly and have a thirty-year final maturity. The debentures may be called at the issuer’s discretion on a quarterly basis after five years.

Lease commitments represent the total minimum lease payments under non-cancelable operating leases.

The most significant operating contract is for the Company’s data processing services, which re-prices monthly based on the number of accounts and other operational factors. Estimates have been made to include reasonable growth projections. In December 2007, the Company renewed the operating contract with the current data processing provider for a period not to exceed five years. The Company anticipates only a minor increase in fixed and variable cost rates with this contract.

Off Balance Sheet Arrangements

	Maturity by Period
December 31, 2007 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 years to 5 years	Greater than 5 years	Total
Commercial lines of credit	$6,375	3,296	985	259	10,915
Commitments to extend credit	17,114	17,574	489	16,165	51,342
Standby letters of credit	4,451	30	69	9	4,559
Home equity lines of credit	660	616	1,393	31,086	33,755

Total	$28,600	21,516	2,936	47,519	100,571

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

Accounting for Derivative Instruments and Hedging Activities

In October of 2004, Heritage Bank entered into a receive fixed pay variable swap transaction in the amount of $10 million with Compass Bank of Birmingham in which Heritage Bank would pay Compass a fixed rate of 3.53% quarterly for four years while Compass would pay Heritage Bank a rate equal to the three month Libor. Heritage Bank has signed an inter-company transfer with the Company that allowed the Company to convert its variable rate subordinated debenture issuance to a fixed rate. The critical terms of the interest rate swap matched the term of the corresponding variable rate subordinated debt issuance. In January 2006, Heritage Bank terminated the swap transaction at a net gain of approximately $270,000. Heritage Bank will recognize this gain over the original maturity of the swap, September 2008. As a result of the amortization of the gain on the swap, the Company recognized a decrease in the net interest expense on borrowed funds of $98,240 for the twelve month periods ended December 31, 2006 and December 31, 2007, respectively. The Company will amortize the remaining gain of $73,600 in 2008.

Quantitative and Qualitative Disclosure about Market Risk

Quantitative Aspects of Market Risk. The principal market risk affecting the Company is risk associated with interest rate volatility (interest rate risk). The Company maintains a trading account for investment securities that may be used to periodically hedge short-term interest rate risk. The Company did not have any activity in its trading account for the years ended December 31, 2007, 2006 and 2005, respectively. The Company is not subject to foreign currency exchange rate risk or commodity price risk. Substantially all of the Company’s interest rate risk is derived from the Bank’s lending and deposit taking activities. This risk could result in reduced net income, loss in fair values of assets and/or increases in fair values of liabilities due to upward changes in interest rates.

Qualitative Aspects of Market Risk The Company’s principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between assets and liabilities maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Company’s interest-earning assets by retaining for its portfolio loans with interest rates subject to periodic adjustment to market conditions. The Company relies on retail deposits as its primary source of funds. However, management is utilizing brokered deposits, wholesale repurchase agreements and FHLB borrowings as sources of liquidity. As part of its interest rate risk management strategy, the Bank promotes demand accounts, overnight repurchase agreements and certificates of deposit with primarily terms of up to five years.

Asset / Liability Management

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company’s strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2007, approximately $183.8 million of the $222.9 million of one-to-four family residential loans originated by the Company (comprising 82.5% of such loans) had adjustable rates or will mature within one year.

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

At December 31, 2007, $12.9 million in securities were due within one year, approximately $33.5 million were due in one to five years, approximately $23.7 million were due in five to ten years and approximately $15.4 million were due after ten years. However, at December 31, 2007, $47.3 million of these securities had a call provision, which authorizes the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2007, $45.4 million of these securities are callable but do not mature prior to December 31, 2008. The weighted average life of the agency bond portfolio is approximately 4.3 years and the modified duration of the agency bond portfolio is approximately 3.3 years.

The municipal bond portfolio largely consists of local school district bonds with the guarantee of the state of Kentucky or out of state bonds insured by private companies. At December 31, 2007 the Company has $17.2 million in municipal bonds. These bonds were purchased to provide long-term income stability and higher tax equivalent yields to a small portion of the investment portfolio. At December 31, 2007, approximately $10.2 million of the Company’s municipal bond portfolio is callable with call dates ranging from January 2008 to June 2017. The call dates are staggered to eliminate the excessive cash flows within any one-year period. At December 31, 2007, $400,000 were due in less than one year, $5.8 million were due within one to five years, $6.5 million were due in five to ten years and approximately $4.4 million were due after ten years. At December 31, 2007, approximately $2.2 million of municipal bonds had a call date of less than one year; approximately $3.0 million had a call date from one to five years and approximately $5.0 million in more than five years. At December 31, 2007, the average life of the municipal bond portfolio is approximately 6.4 years and the modified duration of the municipal bond portfolio is approximately 5.1 years.

At December 31, 2007, the Company held $1.9 million ($2 million par value) in corporate bonds. All corporate bonds purchased by the Company were investment grade when purchased. The Company’s portfolio of corporate bonds includes two Ford Motor Acceptance Corporation (FMAC) bonds maturing in $1 million increments in October 2008 and October 2009. During 2005, the national credit rating agencies downgraded Ford, the parent company of FMAC resulting in the loss of investment grade status. The downgrades are the result of the long-term business prospects and current and future health and pension liabilities of Ford. The Company conducts a financial analysis similar to that of a loan customer for each corporate purchase. This analysis includes reviewing quarterly and periodic SEC filings for both the parent company and Ford Motor Credit. The Company has determined that Ford maintains both an acceptable level and sources of liquidity to meet short-term obligations. The Company’s analysis indicates that Ford has adequate levels and sources of liquidity to meet current and near-term obligations, including the funding of bond interest and principal payments.

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

At December 31, 2007, the Company held approximately $36.1 million in fixed rate mortgage backed securities with an average life of approximately 5.7 years and a modified duration of approximately 4.4 years. The Company held approximately $2.9 million in adjustable rate mortgage backed securities with an average life of approximately 6.4 years and a modified duration of approximately 4.7 years.

At December 31, 2007, the Company held approximately $12.8 million in Collateral Mortgage Obligations (CMO). A CMO is a form of mortgage-backed security that has a structured payment stream based on various factors and does not necessarily remit monthly principal on a pro-rata basis. At December 31, 2007, the Company’s CMO portfolio had an average life of approximately 2.2 years and a modified duration of approximately 2.0 years. For more information regarding investment securities, see Note 2 of Notes to Consolidated Financial Statements. The Company owns no mortgage backed securities or Collateral Mortgage Obligations consisting of subprime or second mortgage loans.

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

The following table presents the Bank’s NPV at December 31, 2007, as calculated by the OTS, based on information provided to the OTS by the Bank.

Change In Rates	Net Portfolio Value			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
+300 bp	$55,127	$(17,056)	(24)%	6.99%	(179	)bp
+200 bp	62,478	(9,705)	(13)%	7.80%	(98	)bp
+100 bp	67,983	(4,200)	(6)%	8.37%	(41	)bp
0 bp	72,183	—	—	8.78%	—
-100 bp	74,877	2,694	4%	9.01%	23	bp
-200 bp	76,047	3,864	5%	9.05%	48	bp

Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

Pre-Shock NPV Ratio: NPV as % of Present Value of Assets	8.78%
Exposure Measure: Post-Shock NPV Ratio	7.80%
Sensitivity Measure: Change in NPV Ratio	98	bp

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

The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or re-pricing within a specific time period and the amount of interest-bearing liabilities maturing or re-pricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 2007, the Company had a negative one-year or less interest rate sensitivity gap of 22.13% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2007, which are expected to mature or re-price in each of the time periods shown.

	One Year or Less	Over One Through Five Years	Over Five Through Ten Years	Over Ten Through Fifteen Years	Over Fifteen Years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans:
One-to-four family	$123,062	$60,256	$27,627	$7,574	$2,579	$221,098
Multi-family residential	5,798	12,851	5,582	—	—	24,231
Construction	37,954	7,150	4,389	—	444	49,937
Non-residential	58,104	86,548	24,415	6,825	7,011	182,903
Secured by deposits	3,312	1,082	25	—	—	4,419
Other loans	40,734	36,548	6,418	1,073	8,891	93,664
Time deposits and interest- bearing deposits in FHLB	931	—	—	—	—	931
Federal funds sold	3,755	—	—	—	—	3,755
Securities	28,043	43,439	23,098	10,027	3,825	108,432
Mortgage-backed securities	11,604	28,356	6,871	4,430	548	51,809

Total	313,297	276,230	98,425	29,929	23.298	741,179

Interest-bearing liabilities:
Deposits	413,805	132,722	—	—	—	546,527
Borrowed funds	63,509	29,000	56,882	—	—	149,391

Total	477,314	161,722	56,882	—	—	695,918

Interest sensitivity gap	$(164,017)	$114,508	$41,543	$29,929	$23,298	$45,261

Cumulative interest sensitivity Gap	$(164,017)	$(49,509)	$(7,966)	$21,963	$45,261	$45,261

Ratio of interest-earning assets to Interest-bearing liabilities	65.64%	170.81%	173.03%	—	—	106.50%

Ratio of cumulative gap to total interest-earning assets	(22.13)%	(6.68)%	(1.07)%	2.96%	6.11%	6.11%

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

Average Balance, Interest and Average Yields and Rates

The following tables set forth certain information relating to the Company’s average interest-earning assets and average interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

The tables also present information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution’s net interest income is its “net yield on interest-earning assets,” which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

	At December 31, 2007
	Balance	Weighted Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$576,252	7.60%
Non taxable securities available for sale	17,156	5.45%*
Taxable securities available for sale	125,154	4.70%
Federal Home Loan Bank stock	3,836	7.00%
Securities held to maturity	14,095	4.61%
Time deposits and other interest- bearing cash deposits	4,686	3.64%

Total interest-earning assets	741,179	6.93%
Non-interest-earning assets	67,173

Total assets	$808,352

Interest-bearing liabilities:
Deposits	$546,527	4.28%
FHLB borrowings	101,882	4.62%
Repurchase agreements	37,199	4.18%
Subordinated debentures	10,310	7.22%

Total interest-bearing liabilities	695,918	4.36%
Non-interest-bearing liabilities	56,631

Total liabilities	752,549
Common stock	41
Additional paid-in capital	26,077
Retained earnings	36,065
Treasury stock	(6,112)
Accumulated other comprehensive loss	(268)

Total liabilities and equity	$808,352

Interest rate spread		2.57%

Ratio of interest-earning assets to interest-bearing liabilities		106.5%

*	Tax equivalent yield at the Company’s 34% tax bracket and a 4.30% cost of funds rate.

	Year Ended December 31,
	2007			2006			2005
				(Dollars in Thousands)
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans receivable, net	$532,761	41,031	7.70%	$451,239	31,861	7.06%	$369,093	22,006	5.96%
Taxable securities AFS	138,392	6,512	4.71%	157,182	7,150	4.55%	142,942	5,891	4.12%
Non taxable securities AFS	15,159	727	4.80%	15,654	751	4.80%	19,414	975	5.02%
Securities held to maturity	17,549	771	4.39%	18,385	785	4.27%	21,449	977	4.55%
Time deposits and other interest-bearing cash deposits	10.152	519	5.11%	6,463	346	5.35%	3,456	119	3.44%

Total interest-earning assets	$714,013	49,560	6.94%	$648,923	40,893	6.30%	$556,354	29,968	5.39%

Non-interest-earning assets	66,379			54,610			43,464

Total assets	780,392			703,533			599,818

Interest-bearing liabilities:
Deposits	$536,619	22,279	4.15%	$471,766	16,905	3.58%	$424,930	11,909	2.80%
Borrowings	136,103	6,612	4.86%	133,891	6,383	4.77%	90,056	3,565	3.96%

Total interest-bearing liabilities	672,722	28,891	4.29%	605,657	23,288	3.85%	514,986	15,474	3.00%

Non-interest-bearing liabilities	55,139			46,796			35,224

Total liabilities	727,861			652,453			550,210
Common stock	41			41			40
Additional paid-in capital	25,996			25,969			25,941
Retained earnings	33,917			33,087			30,335
Unearned restricted shares	—			—			(181)
Treasury stock	(5,788)			(4,959)			(4,857)
Accumulated other comprehensive loss	(1,635)			(3,058)			(1,670)

Total liabilities and Stockholders’equity	780,392			703,533			599,818

Net interest income		20,669			17,605			14,494

Interest rate spread			2.65%*			2.45%*			2.39%*

Net interest margin			2.89%*			2.71%*			2.61%*

Ratio of average interest-earning assets to average interest-bearing liabilities			106.14%			107.14%			108.03%

Using a 34% tax rate.

*	The tax equivalent adjustment was $527, $225 and $302 for 2007, 2006 and 2005 respectively

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

	Year Ended December 31,
	2007 vs. 2006			2006 vs. 2005
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$2,817	6,353	9,170	$4,055	5,800	9,855
Securities available for sale, taxable	246	(884)	(638)	611	648	1,259
Securities available for sale, non taxable	(2)	(22)	(24)	(43)	(181)	(224)
Securities held to maturity	23	(37)	(14)	(61)	(131)	(192)
Other interest-earning assets	(15)	188	173	66	161	227

Total interest-earning assets	3,069	5,598	8,667	4,628	6,297	10,925

Interest-bearing liabilities:
Deposits	2,681	2,693	5,374	3,318	1,678	4,996
Borrowings	118	111	229	775	2,043	2,818

Total interest-bearing liabilities	2,799	2,804	5,603	4,093	3,721	7,814

Increase in net interest income	$270	2,794	3,064	$535	2,576	3,111

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on appropriate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involved the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative; in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors included the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrower’s sensitivity to economic conditions throughout the southeast and particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amounts for the provision for loan losses in the statement of operations if management’s assessment of the above factors changes in future periods. This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2007 and 2006 were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time. The Company also considers it policy on non-accrual loans as a critical accounting policy. Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 91 days or more. Any accrued interest on these loans is reserved for as part of management’s evaluation of the allowance for loan loss account.

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

The Company’s total assets increased by $37.5 million, from $770.9 million at December 31, 2006 to $808.4 million at December 31, 2007. Federal funds sold increased from $3.3 million at December 31, 2006 to $3.8 million at December 31, 2007. Securities held to maturity decreased $3.9 million due to two agency bonds being called. The available for sale portfolio declined $41.0 million.

The Company’s net loan portfolio increased by $81.3 million during the year ended December 31, 2007. Net loans totaled $495.0 and $576.3 at December 31, 2006 and December 31, 2007, respectively. The increase in the loan activity during the year ended December 31, 2007 was due to increased economic activity in many of the Company’s markets as well as the Company’s recent expansion into middle Tennessee. For the year ended December 31, 2007, the Company’s tax equivalent average yield on loans was 7.70%, compared with 7.06% for the year ended December 31, 2006.

At December 31, 2007, the Company’s investments classified as held to maturity were carried at an amortized cost and an estimated fair market value of $14.1 million, and its securities classified as available for sale had an estimated fair market value of $142.3 million and an amortized cost of $142.8 million. At December 31, 2007, the Company’s investment in Federal Home Loan Bank stock was carried at an amortized cost of $3.8 million. See Note 2 of Notes to Consolidated Financial Statements.

The allowance for loan losses totaled $4.8 million at December 31, 2007, an increase of approximately $370,000 from the allowance for loan losses of $4.5 million at December 31, 2006. The ratio of the allowance for loan losses to loans was 0.83% and 0.90% at December 31, 2007 and 2006, respectively. Also, at December 31, 2007, the Company’s non-accrual loans were approximately $547,000 or 0.09% of total loans, compared to $762,000, or 0.15% of total loans, at December 31, 2006. The Company’s ratio of allowance for loan losses to non-performing loans at December 31, 2007 and 2006 was 816.53% and 517.96%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006

Net Income. The Company’s net income for the years ended December 31, 2007 was $4.1 million compared to $3.9 million at December 31, 2006.

Net Interest Income. Net interest income for the year ended December 31, 2007 was $20.1 million, compared to $17.4 million for the year ended December 31, 2006. The increase in net interest income for the year ended December 31, 2007 was the result of the Company’s ability to utilize excess cash flow from its investment portfolio to fund loan growth. For the year ended December 31, 2007, the Company’s tax equivalent average yield on total interest-earning assets was 6.94% compared to 6.30% for the year ended December 31, 2006, and its average cost of interest-bearing liabilities was 4.29%, compared to 3.85% for the year ended December 31, 2006. As a result, the Company’s tax equivalent interest rate spread for the year ended December 31, 2007 was 2.65%, compared to 2.45% for the year ended December 31, 2006 and its tax equivalent net interest margin was 2.89% for the year ended December 31, 2007, compared to 2.71% for the year ended December 31, 2006.

Interest Income. Interest income increased $8.3 million to $49.0 million from $40.7 million, or by 20.4% during the year ended December 31, 2007 compared to 2006. The increase was attributable to an increase in the volume of loans outstanding. The average balance on securities held to maturity decreased approximately $900,000, from $18.4 million at December 31, 2006 to $17.5 million at December 31, 2007. The average balance on taxable securities available for sale declined $18.8 million, from $157.2 million at December 31, 2006 to $138.4 million at December 31, 2007. The average balance of non-taxable securities available for sale decreased approximately $500,000, from $15.7 million at December 31, 2006 to $15.2 million at December 31, 2007. Average time deposits and other interest-bearing cash deposits increased $3.7 million, from $6.5 million at December 31, 2006 to $10.2 million at December 31, 2007. Overall, average total interest-earning assets increased $65.1 million from December 31, 2006 to December 31, 2007.

Interest Expense. Interest expense increased to $28.9 million for the year ended December 31, 2007 compared to $23.3 million for 2006. The increase in interest expense was attributable to an increase in the average balances of both interest bearing deposits and repurchase borrowings as well as an increase in short-term interest rates. The average cost of average interest-bearing deposits increased from 3.58% for the year ended December 31, 2006 to 4.15% for the year ended December 31, 2007.

Over the same period, the average balance of interest bearing deposits increased from $471.8 million for the year ended December 31, 2006 to $536.6 million at December 31, 2007. The average balance of FHLB borrowings declined from $111.0 million for the year ended December 31, 2006 to $95.7 million for the year ended December 31, 2007. The average cost of FHLB borrowings increased from 4.52% for the year ended December 31, 2006 to 4.63% for the year ended December 31, 2007. The average balance of repurchase agreements increased from $12.6 million for the year ended December 31, 2006 to $30.1 million for the year ended December 31, 2007. This increase was largely the result of a $10 million wholesale repurchased agreement executed during 2007. The average cost of repurchased agreements declined from 5.00% for the year ended December 31, 2006 to 4.68% for the year ended December 31, 2007.

Provision for Loan Losses. The Company determined that an additional $976,000 and $1.0 million in provision for loan losses was required for the years ended December 31, 2007 and December 31, 2006, respectively.

Non-Interest Income. Non-interest income increased by $1.4 million for the year ended December 31, 2007 to $7.2 million, compared to $5.8 million for the year ended December 31, 2006. The increase in non-interest income is the result of higher income realized on deposit accounts. In 2007, the Company’s fee income from its financial services division increased by $400,000, to $1.1 million. The increase was the result of both additional staffing and improved production.

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2007 was $20.6 million, compared to $16.5 million in 2006. The increase was the result of the Company’s expansion of retail offices in 2006 and 2007. In the last eighteen months, the Company’s retail banking network has increased from nine to eighteen offices. In the last twenty-four months ending February 2008, the number of automated teller machines has increased from eleven to sixty-four.

Income Taxes. The effective tax rate for the year ended December 31, 2007 was 29.6% compared with an effective tax rate of 30.3% for the year ended December 31, 2006. The lower effective tax rate is the result of higher balances of tax exempt loans and securities.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

Net Income. The Company’s net income for the year ended December 31, 2006 was $3.9 million compared to $4.1 million for the year ended December 31, 2005.

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

Interest Income. Interest income increased $11.0 million from $29.7 million to $40.7 million, or by 37.1% during the year ended December 31, 2006 compared to 2005. The increase was attributable to an increase in loan and investment volume as well as an increase in short-term interest rates on such interest earning assets. The average balance on securities held to maturity declined approximately $3.0 million, from $21.4 million at December 31, 2005 to $18.4 million at December 31, 2006. The average balance on taxable securities available for sale increased $14.3 million, from $142.9 million at December 31, 2005 to $157.2 million at December 31, 2006. The average balance of non-taxable securities available for sale decreased approximately $3.7 million, from $19.4 million at December 31, 2005 to $15.7 million at December 31, 2006. Average time deposits and other interest-bearing cash deposits increased approximately $3.0 million, from $3.5 million at December 31, 2005 to $6.5 million at December 31, 2006. Overall, average total interest-earning assets increased approximately $92.6 million from December 31, 2005 to December 31, 2006.

Interest Expense. Interest expense increased to $23.3 million for the year ended December 31, 2006 compared to $15.5 million for 2005. The increase in interest expense was attributable to an increase in the average balances of both deposit and Federal Home Loan Bank (FHLB) borrowings as well as an increase in short-term interest rates. The average cost of average interest-bearing liabilities increased from 3.00% for the year ended December 31, 2005 to 3.85% for the year ended December 31, 2006. Over the same period, the average balance of interest bearing deposits increased from $424.9 million for the year ended December 31, 2005 to $471.8 million at December 31, 2006. The average balance of FHLB borrowings increased from $79.7 million for the year ended December 31, 2005 to $111.0 million for the year ended December 31, 2006. The average cost of FHLB borrowings increased from 3.62% for the year ended December 31, 2005 to 4.52% for the year ended December 31, 2006. The Company’s cost of repurchase agreements was 5.00% for the year ended December 31, 2006. The Company did not offer repurchase agreements prior to 2006.

Provision for Loan Losses. The Company determined that an additional $1.0 million in provision for loan losses was required for the year ended December 31, 2006. For the year ended December 31, 2005, the Company determined that a provision for loan losses of $1.25 million was required.

Non-Interest Income. Non-interest income increased by $1.3 million for the year ended December 31, 2006 to $5.8 million, compared to $4.5 million for the year ended December 31, 2005. The increase in non-interest income is the result of higher income realized on checking accounts and a larger volume of loan applications. Gains on the sale of loans and securities decreased from $518,000 for the year ended December 31, 2005 to $192,000 for the year ended December 31, 2006. The decrease in gains on the sale of securities is the result of the sale of the Bank’s data processing provider, Intrieve, Inc. in 2005.

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2006 was $16.5 million, compared to $11.6 million in 2005. The increase was the result of several factors, including the June 2006 acquisition of four retail offices in Middle Tennessee, the addition of a new office in Hopkinsville, Kentucky, the addition of one retail office in Clarksville, Tennessee and the planned addition of two additional offices in Clarksville.

Income Taxes. The effective tax rate for the year ended December 31, 2006 was 30.3%, compared to 29.7% for 2005. The increase in the Company’s effective tax rate is the result of a reduced balance in municipal bonds.

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

Capital Resources. At December 31, 2007, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS’ regulatory capital requirements, and for a tabular presentation of the Bank’s compliance with such requirements, see Note 15 of Notes to Consolidated Financial Statements.

Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2007, the Bank had outstanding advances of $101.9 million from the FHLB and $34.9 million of letters of credit issued by the FHLB to secure municipal deposits. The Bank can immediately borrow an additional $32.2 million from the FHLB. See Note 7 of Notes to Consolidated Financial Statements.

Subordinated Debentures Issuance. On September 25, 2003, the Company issued $10,310,000 of subordinated debentures in a private placement offering. The securities have a thirty-year maturity and are callable at the issuer’s discretion on a quarterly basis beginning five years after issuance. The securities are priced at a variable rate equal to the three-month Libor plus 3.10%. Interest is paid and the rate of interest may change on a quarterly basis. The Company’s subsidiary, a federal chartered thrift supervised by the Office of Thrift Supervision (OTS) may recognize the proceeds of trust preferred securities as capital. OTS regulations provide that 25% of Tier I capital may consist of trust preferred proceeds. See Note 10 of Notes to Consolidated Financial Statements.

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

Management believes that loan repayments and other sources of funds will be adequate to meet the Bank’s liquidity needs for the immediate future. A portion of the Bank’s liquidity consists of cash and cash equivalents. At December 31, 2007, cash and cash equivalents totaled $22.0 million. The level of these assets depends upon the Bank’s operating, investing and financing activities during any given period.

Cash flows from operating activities for the years ended December 31, 2007, 2006 and 2005 were $7.3 million, $5.3 million, and $5.1 million, respectively.

Cash flows from investing activities were a net use of funds of $38.3 million, $60.1 million and $63.8 million in 2007, 2006 and 2005, respectively. A principal source of cash in this area has been purchases of securities available for sale of $44.6 million offset by proceeds from sales, calls and maturities of securities of $88.2 million during 2007. Maturities, calls and cash flow from securities classified as held to maturity exceeded purchases by $3.9 million. At the same time, the investment of cash in loans was $82.7 million in 2007, $65.2 million in 2006 and $42.6 in 2005. Purchases of securities available for sale exceeded maturities and sales by $9.7 million in 2006 and $21.6 million in 2005. Cash flows from securities available for sale that were sold, matured or called exceeded purchase by $43.4 million in 2007. There were no purchases of securities classified as held to maturity in 2007, 2006 and 2005.

At December 31, 2007, the Bank had $51.3 million in outstanding commitments to originate loans and unused lines of credit of $44.7 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. Certificates of deposit, which are scheduled to mature in one year or less totaled $248.5 million at December 31, 2007. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

Stock Performance Comparison

The following graph, which was prepared by SNL Financial LC (“SNL”), shows the cumulative total return on the Common Stock of the Company since December 31, 2002, compared with the (1) the NASDAQ Composite Index, comprised of all U.S. Companies quoted on NASDAQ, (2) the SNL Midwest Thrift Index, comprised of publicly traded thrifts and thrift holding companies operating in the Midwestern United States. Cumulative total return on the Common Stock or the index equals the total increase in value since December 31, 2002 assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph was prepared assuming that $100 was invested on December 31, 2002 in the Common Stock, and the securities included in the indices.

HopFed Bancorp, Inc.

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
HopFed Bancorp, Inc.	100.00	133.78	136.56	130.35	136.38	128.83
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
SNL Midwest Thrift Index	100.00	138.93	153.42	149.92	170.16	143.72

Consolidated Financial Statements

HopFed Bancorp, Inc.

and Subsidiaries

December 31, 2007, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

    of HopFed Bancorp, Inc.

Hopkinsville, Kentucky

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. As of and for the years ended December 31, 2007, 2006, and 2005, the Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ RAYBURN, BATES & FITZGERALD, P.C.

Brentwood, Tennessee

March 28, 2008

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2007 and 2006

(Dollars in Thousands)

	2007	2006
Assets
Cash and due from banks (notes 6 and 11)	$17,343	14,423
Interest-earning deposits in Federal Home Loan Bank	931	4,190
Federal funds sold	3,755	3,270

Cash and cash equivalents	22,029	21,883
Federal Home Loan Bank stock, at cost (note 2)	3,836	3,639
Securities available for sale (notes 2 and 8)	142,310	183,339
Securities held to maturity, market value of $14,109 for 2007 and $17,690 for 2006, respectively (note 2)	14,095	18,018
Loans receivable, net of allowance for loan losses of $4,842 for 2007 and $4,470 for 2006, respectively (note 3)	576,252	494,968
Accrued interest receivable	5,235	4,809
Real estate and other assets owned	347	342
Bank owned life insurance	7,723	7,421
Premises and equipment, net (note 4)	27,260	25,200
Deferred tax assets (note 13)	823	1,712
Intangible asset (note 5)	2,665	3,626
Goodwill (note 5)	4,989	4,989
Other assets	788	942

Total assets	$808,352	770,888

Liabilities and Stockholders’ Equity
Liabilities:
Deposits: (note 6)
Non-interest-bearing accounts	$52,226	51,150
Interest-bearing accounts:
NOW accounts	101,706	95,958
Savings and money market accounts	63,560	70,296
Other time deposits	381,261	352,029

Total deposits	$598,753	569,433
Advances from Federal Home Loan Bank (note 7)	101,882	113,621
Repurchase agreements (note 8)	37,199	21,236
Subordinated debentures (note 10)	10,310	10,310
Advances from borrowers for taxes and insurance	316	287
Dividends payable	438	439
Accrued expenses and other liabilities (note 12)	3,651	3,292

Total liabilities	752,549	718,618

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets, Continued

December 31, 2007 and 2006

(Dollars in Thousands)

	2007	2006
Stockholders’ equity (notes 12, 15 and 16):
Preferred stock, par value $.01 per share; authorized - 500,000 shares; none issued or outstanding at December 31, 2007 and 2006	$—	—
Common stock, par value $.01 per share; authorized 7,500,000 shares; 4,079,092 issued and 3,592,033 outstanding at December 31, 2007 and 4,070,315 issued and 3,627,906 outstanding at December 31, 2006	41	41
Additional paid-in capital	26,077	25,918
Retained earnings-substantially restricted	36,065	33,678
Treasury stock (at cost, 487,059 shares at December 31, 2007 and 442,409 shares at December 31, 2006)	(6,112)	(5,406)
Accumulated other comprehensive loss, net of taxes	(268)	(1,961)

Total stockholders’ equity	55,803	52,270

Total liabilities and stockholders’ equity	$808,352	770,888

Commitments and contingencies (notes 9, 11, and 14)

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands

	2007	2006	2005
Interest and dividend income:
Loans receivable	$40,720	31,861	22,006
Securities available for sale	6,512	7,150	5,891
Securities held to maturity	771	785	977
Nontaxable securities available for sale	511	526	673
Interest-earning deposits	519	346	119

Total interest and dividend income	49,033	40,668	29,666

Interest expense:
Deposits (note 6)	22,279	16,905	11,909
Advances from Federal Home Loan Bank	4,428	5,021	2,885
Repurchase agreements	1,411	628	—
Subordinated debentures	773	734	680

Total interest expense	28,891	23,288	15,474

Net interest income	20,142	17,380	14,192
Provision for loan losses (note 3)	976	1,023	1,250

Net interest income after provision for loan losses	19,166	16,357	12,942

Non-interest income:
Service charges	4,105	3,322	2,462
Merchant card income	494	319	120
Gain on sale of loans	98	141	138
Gain on sale of Intrieve, Inc. stock	—	18	345
Realized gain from sale of securities available for sale	6	33	35
Income from bank owned life insurance	302	263	260
Financial services commission	1,140	732	498
Other operating income	1,086	937	674

Total non-interest income	7,231	5,765	4,532

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income, Continued

For the Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands, Except Share and Per Share Amounts)

	2007	2006	2005
Non-interest expenses:
Salaries and benefits (note 12)	10,619	8,280	5,906
Occupancy expense (note 4)	2,672	1,726	1,038
Data processing expense	1,850	1,556	1,115
State deposit tax	504	465	437
Intangible amortization (note 5)	961	670	378
Professional services	1,412	1,496	855
Advertising expense	1,005	761	620
Postage and communications expense	550	432	333
Supplies expense	374	350	255
Other operating expenses	606	778	663

Total non-interest expense	20,553	16,514	11,600

Income before income tax expense	$5,844	5,608	5,874
Income tax expense (note 13)	$1,728	1,700	1,744

Net income	$4,116	3,908	4,130

Earnings per share (note 17):
Basic	$1.15	1.08	1.13

Fully diluted	$1.14	1.07	1.13

Weighted average shares outstanding - basic	3,588,163	3,634,138	3,644,178

Weighted average shares outstanding - diluted	3,607,870	3,659,666	3,669,918

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands)

	2007	2006	2005
Net income
Other comprehensive income, net of tax (note 21):	$4,116	3,908	4,130
Unrealized gain (loss) on investment securities available for sale, net of tax	1,762	790	(2,087)
Gain (loss) on derivatives, net of tax	(65)	(74)	142
Reclassification adjustment for gains included in net income	(4)	(22)	(23)

Comprehensive income	$5,809	4,602	2,162

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands, Except Per Share and Share Amounts)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Unearned Restricted Stock	Total Equity
Balance January 1, 2005	3,639,283	$40	25,863	29,145	(4,857)	(687)	(131)	49,373
Net Income	—	—	—	4,130	—	—	—	4,130
Restricted stock awards	9,795	—	156	—	—	—	(156)	—
Net change in unrealized gains (losses) on securities available for sale, net of taxes of $1,103	—	—	—	—	—	(2,110)	—	(2,110)
Net change in unrealized gain (losses) on derivatives, net of taxes of $89	—	—	—	—	—	142	—	142
Dividends ($0.48 per share)	—	—	—	(1,750)	—	—	—	(1,750)
Compensation expense, restricted stock awards	—	—	—	—	—	—	57	57

Balance December 31, 2005	3,649,078	40	26,019	31,525	(4,857)	(2,655)	(230)	49,842
Change in accounting presentation	—	—	(230)	—	—	—	230	—
Net Income	—	—	—	3,908	—	—	—	3,908
Restricted stock awards	12,328	1	—	—	—	—	—	1
Net change in unrealized gains (losses) on securities available for sale, net of taxes of $396	—	—	—	—	—	768	—	768
Income recognized on derivative contract termination, net of income taxes of $61	—	—	—	—	—	(74)	—	(74)
Dividends ($0.48 per share)	—	—	—	(1,755)	—	—	—	(1,755)
Purchase of treasury stock	(33,500)	—	—	—	(549)	—	—	(549)
Compensation expense, options	—	—	29	—	—	—	—	29
Compensation expense, restricted stock awards	—	—	100	—	—	—	—	100

Balance December 31, 2006	3,627,906	41	25,918	33,678	(5,406)	(1,961)	—	52,270
Net Income	—	—	—	4,116	—	—	—	4,116
Restricted stock awards	9,082	—	—	—	—	—	—	—
Forfeit of restricted stock award	(305)	—	—	—	—	—	—	—
Net change in unrealized gains (losses) on securities available for sale, net of taxes of $906	—	—	—	—	—	1,758	—	1,758
Purchase of treasury stock	(44,650)	—	—	—	(706)	—	—	(706)
Income recognized on derivative contract termination, net of income taxes of $33	—	—	—	—	—	(65)	—	(65)
Dividends ($0.48 per share)	—	—	—	(1,729)	—	—	—	(1,729)
Compensation expense, options	—	—	22	—	—	—	—	22
Compensation expense, restricted stock awards	—	—	137	—	—	—	—	137

Balance December 31, 2007	3,592,033	41	26,077	36,065	(6,112)	(268)	—	55,803

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands)

	2007	2006	2005
Cash flows from operating activities:
Net income	$4,116	3,908	4,130
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	976	1,023	1,250
Depreciation	1,284	720	436
Amortization of intangible assets	961	670	378
Amortization of investment premiums and discounts, net	98	426	495
Provision (benefit) for deferred income taxes	(8)	(93)	(250)
Stock dividends on Federal Home Loan Bank stock	—	(198)	(155)
Compensation expense, restricted stock grants and options	159	129	57
Increase in cash surrender value of bank owned life insurance	(302)	(263)	(260)
Gain on sale of securities available for sale	(6)	(33)	(35)
Gain on sale of Intrieve, Inc. stock	—	(18)	(345)
Gain on sales of loans	(98)	(141)	(138)
Gain on settlement of derivative	(98)	(135)	—
Proceeds from sales of loans	5,547	9,431	12,007
Originations of loans sold	(5,449)	(9,290)	(11,869)
(Increase) decrease in:
Accrued interest receivable	(426)	(973)	(644)
Other assets	154	(248)	(955)
Increase in accrued expenses and other liabilities	359	344	1,008

Net cash provided by operating activities	7,267	5,259	5,110

Cash flows from investing activities:
Proceeds from calls and maturities of securities held to maturity	3,945	192	4,804
Proceeds from sale of Intrieve Inc. stock	—	18	360
Proceeds from sales, calls and maturities of securities available for sale	88,218	41,595	27,078
Proceeds from settlement of derivative	—	270	—
Purchase of securities available for sale	(44,639)	(51,300)	(48,694)
Net increase in loans	(82,740)	(65,232)	(42,631)
Purchase of Federal Home Loan Bank stock	(197)	(230)	(41)
Proceeds from sale of foreclosed asset	471	700	758
Proceeds from sales of premises and equipment	—	98	15
Purchase of premises and equipment	(3,317)	(8,669)	(5,477)
Net cash received in acquisition	—	22,421	—

Net cash used in investing activities	(38,259)	(60,137)	(63,828)

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands)

	2007	2006	2005
Cash flows from financing activities:
Net increase in demand deposits, savings, money market, NOW accounts and time deposits	$29,320	21,220	46,533
(Decrease) increase in advance payments by borrowers for taxes and insurance	29	(8)	(6)
Advances from Federal Home Loan Bank	82,000	184,250	117,400
Repayment of advances from Federal Home Loan Bank	(93,739)	(163,801)	(105,547)
Increase in repurchase agreements	15,963	21,236	—
Purchase of treasury stock	(706)	(549)	—
Dividends paid	(1,729)	(1,748)	(1,750)

Net cash provided by financing activities	31,138	60,600	56,630

Increase (decrease) in cash and cash equivalents	146	5,722	(2,088)
Cash and cash equivalents, beginning of period	21,883	16,161	18,249

Cash and cash equivalents, end of period	22,029	21,883	16,161

Supplemental disclosures of Cash Flow Information:
Interest paid	13,225	11,393	15,283

Income taxes paid	1,542	2,175	2,015

Supplemental disclosures of non-cash investing and financing activities:
Foreclosures and in substance foreclosures of loans during year	476	813	388

Net unrealized gains on investment securities classified as available for sale	2,664	1,164	(3,200)

Increase (decrease) in deferred tax asset related to change in unrealized losses on investments	(906)	(396)	1,103

Dividends declared and payable	431	439	438

Issue of unearned restricted stock	137	100	156

Fair value of assets acquired	—	61,409	—

Fair value of liabilities assumed	—	65,629	—

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

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

A substantial portion of the Bank’s loans are secured by real estate in the western Kentucky and middle and west Tennessee markets. In addition, foreclosed real estate is located in this same market. Accordingly, the ultimate ability to collect on a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate is susceptible to changes in local market conditions.

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

December 31, 2007, 2006 and 2005

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

Other Securities

Other securities, such as Federal Home Loan Bank stock are recognized at cost.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(1)	Summary of Significant Accounting Policies: (Continued)

Loans Receivable

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and deferred loan cost. The Statement of Financial Accounting Standards (SFAS 91), Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires the recognition of loan origination fee income over the life of the loan and the recognition of certain direct loan origination costs over the life of the loan. At December 31, 2007, the Company’s deferred loan origination cost, net of unearned income, was approximately $244,000.

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The Company charges off loans after, in management’s opinion, the collection of all or a large portion of the principal or interest is not collectable. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received while the loan is classified as non-accrual, when the loan is over ninety days past due. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower in accordance with the contractual terms of interest and principal.

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

December 31, 2007, 2006 and 2005

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

Fixed Rate Mortgage Originations

The Bank originates fixed rate first mortgage loans for customers in its local markets and sells these loans on the secondary market. The Company also operates a mortgage company that originates mortgage loans in the name of assorted investors. Originations may or may not result in the Bank retaining loan servicing rights. For the year ended December 31, 2007, the Bank maintained a servicing portfolio of one to four family real estate loans of approximately $38.8 million. For the years ended December 31, 2007, 2006, and 2005, the Bank has reviewed the value of the servicing asset as well as the operational cost associated with servicing the portfolio. After this review, the Bank has determined that the values of its servicing rights are not material to the Company’s consolidated financial statements.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(1)	Summary of Significant Accounting Policies: (Continued)

Repurchase Agreements

The Company sells investments from its portfolio to business and municipal customers with a written agreement to repurchase those investments on the next business day. The repurchase product gives business customers the opportunity to earn income on liquid cash reserves. These funds are overnight borrowings of the Company secured by Company assets and are not FDIC insured. The Company has also entered into two long-term repurchase agreements with third parties. The repurchase agreements have a ten year maturity and are callable quarterly.

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

Land improvements	5-15 years
Buildings	40 years
Furniture and equipment	5-15 years

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(1)	Summary of Significant Accounting Policies: (Continued)

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

December 31, 2007, 2006 and 2005

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

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instrument has been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been, or will not continue to be highly effective as a hedge, hedged accounting is discontinued. SFAS 133 basis adjustments recorded on hedged assets and liabilities are amortized over the remaining life of the hedged item beginning no later than when hedge accounting ceases. There were no fair value hedging gains or losses, as a result of hedge ineffectiveness, recognized for the years ended December 31, 2007 and 2006. The Company recognized $26,000 in interest expense for the years ended December 31, 2005 related to the interest rate swap.

In January 2006, the Bank settled the interest rate swap at a net gain of approximately $270,000. The Company is recognizing this gain as a reduction of interest expense in equal installments on a quarterly basis beginning with the three month period ending March 31, 2006 through the three month period ending September 30, 2008. For the years ended December 31, 2006 and December 31, 2007, borrowing cost related to subordinated debentures was reduced by $98,240 as a result of the settled interest rate swap.

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

December 31, 2007, 2006 and 2005

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

Repurchase agreements

Overnight repurchase agreements have a fair value at book, given that they mature overnight. Longer maturity repurchase agreements are assigned a fair value of book given the limited nature of a secondary market.

Bank owned life insurance

The fair value of bank owned life insurance is the cash value of the policy.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

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

Subordinated debentures

The fair value of subordinated debentures is cost. The subordinated debentures re-price quarterly at a rate equal to three month libor plus 3.10%.

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

Stock Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment (as amended). SFAS No. 123R established accounting requirements for share-based compensation to employees and carries forward prior guidance on share-based awards to non-employees. SFAS No. 123R eliminates the ability to account for share-based compensation transactions, as the Company did, using the intrinsic value method as prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair-value-based method and recognized as an expense in the accompanying consolidated statements of income.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

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

For the twelve-month periods ended December 31, 2007 and December 31, 2006, the implementation of SFAS No. 123R had the following affect on the Company’s consolidated financial statements:

	2007	2006
Income before income tax expense	$(21,800)	$(29,000)
Net income	$(21,800)	$(29,000)

Basic earnings per share	$(0.01)	$(0.01)

Fully diluted earnings per share	$(0.01)	$(0.01)

At December 31, 2007, the Company has 5,000 unvested stock options vesting in May 2008. All other options are fully vested. As a result of adopting SFAS No. 123R, the Company will incur additional after tax expense related to the vesting of stock options of approximately $6,000 in 2008.

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

The value of vested options outstanding at December 31, 2007 is $1.6 million for options issued under the 1999 Plan and $144,800 for options vested under the 2000 Plan. The fair value of options vested in 2007 is $21,800. Shares issued for option exercises are expected to come from authorized but unissued shares.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(1)	Summary of Significant Accounting Policies: (Continued)

Stock Compensation: (Continued)

At December 31, 2007, the Company has stock options totaling 246,723 that are eligible to be awarded under the 1999 Stock Option Plan. Additional stock option information at December 31, 2007 includes:

	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Outstanding, December 31, 2007	273,752	$15.22	2.35 years	$333,900

Exercisable, December 31, 2007	268,752	$15.18	2.27 years	$333,900

The following is a reconciliation of reported and pro forma net income and earnings per share had compensation cost for the plan been determined based on the fair value of SFAS 123, Accounting for Stock-Based Compensation, as amended for the year ended:

December 31, 2005
(Dollars in thousands)
Net income as reported	$4,130
Total stock-based employee compensation expense determined under fair value based method for all awards granted, net of related tax effects	(38)

Pro forma net income	$4,092

December 31, 2005
Earnings per share:
Basic - as reported	$1.13
Basic - pro forma	$1.12

Diluted - as reported	$1.13
Diluted - pro forma	$1.12

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(1)	Summary of Significant Accounting Policies: (Continued)

Stock Compensation: (Continued)

The Company’s Compensation Committee granted 9,082 shares of restricted stock in 2007, 12,328 shares of restricted stock in 2006 and 9,795 shares of restricted stock in 2005. The Company had 305 shares of restricted stock granted in 2006 that were forfeited in 2007. These shares vest over a four-year period but vesting may be accelerated as a result of factors outlined in the award agreement. The Company incurred compensation expense related to the HopFed Bancorp, Inc. 2004 Long Term Incentive Plan of $137,000 in 2007, $100,000 in 2006, and $57,000 in 2005. The table below outlines the Company’s future compensation expense related to the HopFed Bancorp, Inc. 2004 Long Term Incentive Plan for the years indicated:

Year Ending	Approximate Future Compensation Expense
December 31, 2008	$140
December 31, 2009	$102
December 31, 2010	$59
December 31, 2011	$18

The Compensation Committee may make additional awards of restricted stock, thereby increasing the future expense related to this plan. The early vesting of restricted stock awards due to factors outlined in the award agreement may accelerate future compensation expenses related to the plan. However, the total amount of future compensation expense would not change as a result of an accelerated vesting of shares. At December 31, 2007, the Company has 160,213 restricted shares available from the HopFed Bancorp, Inc. 2004 Long Term Incentive Plan that may be awarded.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155). SFAS 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from the host) if the holder elects to account for the whole instrument on a fair value basis. The Company was required to adopt the provisions of SFAS 155, as applicable, beginning in 2007. The adoption of SFAS 155 did not have a material impact on the Company’s consolidated financial position and results of operations.

In March of 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment to FASB Statement No. 140 (FASB 156). SFAS 156 permits, but does not require, an entity to account for one or more classes of servicing rights at fair value, which the changes in fair value recorded on the Company’s consolidated statement of income. The Company has a mortgage servicing portfolio of approximately $41.2 million. The Company has chosen not to recognize servicing rights as an asset on its financial statements and thus has chosen not to implement SFAS 156.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). Fin 48 requires companies to recognize in their financial statements the impact of a tax position, taken or expected to be taken, if that position is more likely than not of being sustained on audited based on the technical merits of the position. The Company files consolidated federal and multi-state income tax returns. With few exceptions, we are not subject to federal income tax examinations for taxable periods prior to 2003, or state examinations prior to 2002. The provisions of FIN 48 were effective for the Company as of January 1, 2007 and did not have a material impact on the Company’s financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

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

In February 2007, the FASB issued SFAS No. 159, Fair Value Option Statement for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 (SFAS 159). SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on an individual basis. Future changes in the fair value of these financial instruments would be recognized on the current period’s statement of income while establishing additional disclosure requirements for these financial statements. The stated objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in the reported earnings caused by measuring related assets and liabilities differently without having to apply complex accounting provisions. FASB No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption was permitted as of the beginning of the previous fiscal year provided that the entity made the choice in the first 120 days of that physical year and also elects to apply the provisions of FASB No. 157. The Company has chosen not to utilize the option of early adoption of FASB No. 159. The Company does not anticipate that the adoption of this statement will have a material effect on its consolidated financial statements.

In November 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 109, (SAB 109). SAB 109 modifies how to apply generally accepted accounting principles to loan commitments that are accounted for at fair value through earnings. Prior to SAB 109, when companies measured the fair value of a derivative loan commitment, the expected net future cash flows related to the associated servicing of the loan was excluded. Under SAB 109, the expected net future cash flows related to the associated servicing of the loans sold will be included in the measurement of all written loan commitments that are accounted for at fair value of earnings. SAB 109 is effective for the Company January 1, 2008. The Company does not anticipate that the adoption of SAB 109 to have a material impact on its consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

In March 2007, the FASB Emerging Issues Task Force reached a consensus on Issue No. 06-10, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements. This issue provides guidance to help companies determine whether a liability for the postretirement benefit associated with a collateral assignment split-dollar life insurance arrangement should be recorded in accordance with either SFAS No. 106-Employees’s Account for Postretirement Benefits Other Than Pensions (if, in substance, a post retirement benefit plan exist) or Accounting Principles Board Opinion 12 (if the arrangement is, in substance, an individual deferred compensation contract). EITF 06-10 also provides guidance on how a company should recognize and measure the asset in a collateral assignment split-dollar life insurance contract. EITF 06-10 was effective for the Company dated January 1, 2008. The Company does not anticipate that the adoption of this EITF to have a material impact on its consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements – An Amendment of ARB No. 51 SFAS No. 160 requires noncontrolling interest to be treated as a separate component of equity, not as a liability or other item outside of equity. Disclosure requirements included net income and comprehensive income to be displayed for both the controlling and non-controlling interest and a separate schedule that shows the effects of any transactions with the non-controlling interest on the equity attributable to the controlling interest. The provisions of this statement are effective for fiscal years beginning after December 15, 2008. This statement should be applied prospectively except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. The Company does not anticipate the adoption of SFAS No. 160 to have a material impact on its consolidated financial statements.

In December 2007, the Securities and Exchange Commission issued SFAS 141R Business Combinations SFAS 141R clarified the definitions of both a business combination and a business. All business combinations will be accounted for under the purchase method. This standard defines the acquisition date as the only relevant date for recognition and measurement of the fair value of consideration paid. SFAS 141R requires the acquirer to expense all acquisition related cost. SFAS 141R defines the measurement period as the time after the acquisition date during which the acquirer may make adjustments to the provisional amounts recognized at the acquisition date. This period cannot exceed one year, and any subsequent adjustments to the provisional amounts are done so retrospectively and require a restatement of prior period data. The provisions of this statement are effective for business combinations during fiscal years beginning after December 31, 2008. The Company has not determined the impact of SFAS 141R on its consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(2)	Securities:

Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities available for sale and their estimated fair values follow:

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$3,836	—	—	3,836

Unrestricted:
U.S. government and agency securities:
Agency debt securities	$71,442	656	(107)	71,991
Corporate bonds	2,037	—	(129)	1,908
Municipal bonds	17,379	25	(248)	17,156
Mortgage-backed securities:
GNMA	1,341	—	(32)	1,309
FNMA	25,018	62	(414)	24,666
FHLMC	12,736	2	(222)	12,516
CMOs	12,834	47	(117)	12,764

	142,787	792	(1,269)	142,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(2)	Securities: (Continued)

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$3,639	—	—	3,639

Unrestricted:
U.S. government and agency securities:
Agency debt securities	$115,519	73	(1,367)	114,225
Corporate bonds	5,090	—	(105)	4,985
Municipal bonds	15,002	24	(397)	14,629
Mortgage-backed securities:
GNMA	1,623	—	(53)	1,570
FNMA	25,181	51	(841)	24,391
FHLMC	9,998	—	(354)	9,644
CMOs	14,068	36	(209)	13,895

	186,481	184	(3,326)	183,339

The scheduled maturities of debt securities available for sale at December 31, 2007 and 2006 were as follows:

2007	Amortized Cost	Estimated Fair Value
Due within one year	$11,424	$11,384
Due in one to five years	37,084	37,100
Due in five to ten years	25,991	26,237
Due in more than ten years	16,359	16,334

	90,858	91,055
Mortgage-backed securities	51,929	51,255

Total unrestricted securities available for sale	$142,787	$142,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(2)	Securities: (Continued)

2006	Amortized Cost	Estimated Fair Value
Due within one year	$38,998	$38,855
Due in one to five years	41,556	40,741
Due in five to ten years	41,248	40,586
Due after ten years	13,809	13,657

	135,611	133,839
Mortgage-backed securities	50,870	49,500

Total unrestricted securities available for sale	$186,481	$183,339

FHLB stock is an equity interest in the Federal Home Loan Bank. FHLB stock does not have a readily determinable fair value because ownership is restricted and a market is lacking. FHLB stock is classified as a restricted investment security, carried at cost and evaluated for impairment. The Bank had an equity interest in Intrieve, Incorporated, and the Bank’s data processing service center. Intrieve, Inc. was purchased by Harland Financial Services in April 2005. As a result, the Company recognized a gain of approximately $345,000 in 2005 and $18,000 in 2006.

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2007 are as follows:

	Less than 12 months		12 months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Held to maturity
U.S. government and agency securities:
Agency debt securities	$—	—	4,360	(10)	4,360	(10)

Available for sale
U.S. government and agency securities:
Agency debt securities	$4,988	(2)	18,825	(105)	23,813	(107)
Corporate bonds	—	—	1,908	(129)	1,908	(129)
Municipal bonds	2,134	(17)	12,378	(231)	14,512	(248)
Mortgage-backed securities:
GNMA	—	—	1,309	(32)	1,309	(32)
FNMA	4,351	(19)	17,418	(395)	21,769	(414)
FHLMC	2,341	(12)	8,104	(210)	10,445	(222)
CMOs	1,659	(5)	7,321	(112)	8,980	(117)

Total available for sale	$15,473	(55)	67,263	(1,214)	82,736	(1,269)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(2)	Securities: (Continued)

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

At December 31, 2007, the Company has 121 securities with unrealized losses. With the exception of the Company’s corporate bond portfolio, Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity, or for the foreseeable future and therefore no declines are deemed to be other than temporary.

The Company’s corporate bond portfolio consists of $2 million of Ford Motor Acceptance Corporation bonds (FMAC) with $1 million maturities in October 2008 and October 2009. The unrealized loss associated with these bonds is the result of a decline in the credit ratings of Ford, the parent company of FMAC, both of which are no longer investment grade. The Company reviews the statements of condition, operations, and cash flows of Ford and FMAC on a consolidated basis each quarter to ascertain that the company and its subsidiary have an adequate level of liquidity to meet both current and near-term obligations. At this time, management believes that both Ford and FMAC have adequate levels of liquidity to meet its obligations through the period that meets or exceeds the maturity of the Company’s bonds held in its portfolio. Management will continue to monitor quarterly financial statements and Securities Exchange Commission (SEC) filings in an effort to monitor the ability of Ford and FMAC to meet their near-term liquidity needs.

As part of its normal course of business, the Bank holds significant balances of municipal and other deposits that require the Bank to pledge investment instruments as collateral. At December 31, 2007, the Bank pledged investments with a market value of approximately $66.6 million to various municipal entities as required by law. In addition, the Bank has provided $34.9 million of letters of credit issued by the Federal Home Loan Bank of Cincinnati to collateralize municipal deposits. The collateral for these letters of credit is the Bank’s one to four family loan portfolio.

During 2007, the Company sold investments securities classified as available-for-sale for proceeds of $1.5 million resulting in gross gains of $6,000. During 2006, the Company sold investment securities classified as available-for-sale for proceeds of $15.1 million resulting in gross gains of $90,000 and gross losses of $57,000. The Company sold investment securities classified as available-for-sale for proceeds of $10.6 million resulting in gross gains of $73,000 and gross losses of $38,000 during 2005. During 2006 and 2005, the Company sold restricted investment securities for proceeds of $18,000 and $360,000 resulting in gross gains of $18,000 and $345,000 in 2006 and 2005, respectively

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(2) Securities: (Continued)

The carrying amount of securities held to maturity and their estimated fair values follow:

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity securities
U.S. government and agency securities:
Agency debt securities	$13,541	17	(10)	13,548
Mortgage-backed securities:
GNMA	490	7	—	497
FNMA	64	—	—	64

	554	7	—	561

	$14,095	24	(10)	14,109

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity securities
U.S. government and agency securities:
Agency debt securities	$17,318	—	(337)	16,981
Mortgage-backed securities:
GNMA	630	8	—	638
FNMA	70	1	—	71

	700	9	—	709

	$18,018	9	(337)	17,690

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The scheduled maturities of debt securities held to maturity at December 31, 2007 were as follows:

	Amortized Cost	Estimated Fair Value

2007
Due within one year	$2,875	$2,867
Due in one to five years	3,172	3,184
Due in five to ten years	4,000	4,003
Due after ten years	3,494	3,494

	13,541	13,548
Mortgage-backed securities	554	561

Total unrestricted securities held to maturity	$14,095	$14,109

(3)	Loans Receivable, Net:

The Company originates most fixed rate loans for immediate sale to the Federal Home Loan Mortgage Corporation (FHLMC) or other investors. Generally, the sale of such loans is arranged shortly after the loan application is tentatively approved through commitments.

The components of loans receivable in the consolidated balance sheets as of December 31, 2007 and December 31, 2006 were as follows:

	2007	2006
Real estate loans:
One-to-four family first mortgages	$183,901	$190,839
Second mortgages (closed end)	6,771	5,986
Home equity lines of credit	32,216	29,089
Multi-family	24,538	12,018
Construction	50,230	39,379
Commercial real estate	183,168	147,050

Total real estate loans	480,824	424,361

Loans secured by deposits	4,419	3,855
Other consumer loans	21,331	21,630
Commercial loans	74,276	49,592

	580,850	499,438
Deferred loan cost, net of income	244	—
Less: allowance for loan losses	4,842	4,470

Total loans, net	$576,252	$494,968

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(3)	Loans Receivable, Net (Continued)

Loans serviced for the benefit of others totaled approximately $44.4 million, $45.6 million and $47.3 million at December 31, 2007, 2006 and 2005, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing.

Qualified one-to-four family first mortgage loans and non-residential real estate loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in note 7.

Impaired loans and related valuation allowance amounts at December 31, 2007 and 2006 were as follows:

	2007	2006
Recorded investment	$2,073	1,650

Valuation allowance	$488	361

The average recorded investment in impaired loans for the years ended December 31, 2007, 2006 and 2005 was $1,916,000, $1,914,000, and $2,273,000, respectively. Interest income recognized on impaired loans was not significant during the years ended December 31, 2007, 2006 and 2005.

An analysis of the change in the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005 follows:

	2007	2006	2005
Balance at beginning of year	$4,470	$4,004	$3,273
Loans charged off	(921)	(1,003)	(649)
Recoveries	317	261	130
Credit devaluation of purchased loans	—	185	—
Provision for loan losses	976	1,023	1,250

Balance at end of year	$4,842	$4,470	$4,004

Non-accrual loans totaled $547,000 and $762,000 at December 31, 2007 and 2006, respectively. Real estate and other assets owned totaled $347,000 and $342,000 at December 31, 2007 and 2006, respectively. Interest income foregone on such loans was not significant during 2007, 2006 and 2005. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis.

There were $46,000 in loans three months or more past due and still accruing interest as of December 31, 2007. There were $101,000 in loans three months or more past due and still accruing interest as of December 31, 2006.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The Company originates loans to officers and directors and their affiliates at terms substantially identical to those available to other borrowers. Loans to officers and directors at December 31, 2007 and 2006 were approximately $11,382,000 and $8,655,000, respectively. At December 31, 2007, funds committed that were undisbursed to officers and directors approximated $4.2 million.

The following summarizes activity of loans to officers and directors and their affiliates for the years ended December 31, 2007 and 2006:

	2007	2006
Balance at beginning of period	$8,655	$10,179
New loans	7,197	1,195
Principal repayments	(4,470)	(2,719)

Balance at end of period	$11,382	$8,655

(4)	Premises and Equipment:

Components of premises and equipment included in the consolidated balance sheets as of December 31, 2007 and 2006 consisted of the following:

	2007	2006
Land	$5,370	$5,370
Land improvements	468	130
Buildings	19,844	15,192
Construction in process	—	3,213
Furniture and equipment	5,398	3,989

	31,080	27,894
Less accumulated depreciation	3,820	2,694

	$27,260	$25,200

Depreciation expense was approximately $1,284,000, $720,000, and $436,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

For the years ended December 31, 2007 and December 31, 2006, the Company capitalized interest expenses related to construction in process of approximately $27,000 and $115,000, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(5)	Goodwill and Intangible Assets:

Goodwill is tested for impairment on an annual basis and as events or circumstances change that would more likely than not reduce fair value below its carrying amount. In 2007 and 2006, the Company determined that its goodwill and intangibles were not impaired.

The amount of other intangible assets and the changes in the carrying amounts of other intangible assets for the years ended December 31, 2007, 2006 and 2005:

	Core Deposits Intangible	Insurance Contracts Intangible	Total
Balance, December 2004	$1,669	86	1,755
Amortization	(360)	(18)	(378)

Balance, December 31, 2005	1,309	68	1,377
Acquisition of Tennessee offices	2,919	—	2,919
Amortization	(652)	(18)	(670)

Balance, December 31, 2006	3,576	50	3,626
Amortization	(911)	(50)	(961)

Balance, December 31, 2007	$2,665	—	2,665

The estimated amortization expense for intangible assets for the subsequent years is as follows:

Core Deposits Intangible
2008	$847
2009	651
2010	357
2011	292
2012	227
Thereafter	291

$2,665

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(6)	Deposits:

At December 31, 2007, the scheduled maturities of other time deposits were as follows:

2008	$248,539
2009	97,563
2010	19,942
2011	8,640
2012	6,577

$381,261

The amount of other time deposits with a minimum denomination of $100,000 was approximately $143.6 million and $143.7 million at December 31, 2007 and 2006, respectively. At December 31, 2007, directors, members of senior management and their affiliates had deposits in the Bank of approximately $2,142,000.

Interest expense on deposits for the years ended December 31, 2007, December 31, 2006 and December 31, 2005 is summarized as follows:

	2007	2006	2005
Demand and NOW accounts	$3,216	2,692	1,865
Money market accounts	514	411	491
Savings	887	1,278	1,140
Other time deposits	17,662	12,524	8,413

	$22,279	16,905	11,909

The Bank maintains clearing arrangements for its demand, NOW and money market accounts with Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2007, average daily clearings were approximately $5.0 million.

At December 31, 2007, the Company had approximately $595,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. The Company had approximately $620,000 of deposit accounts in overdraft status at December 31, 2006. At December 31, 2007 and December 31, 2006, the Company had deposits classified as brokered deposits totaling $19.8 million and $24.9 million, respectively. The Company had no brokered deposits at December 31, 2005.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands, Except Percentages)

(7)	Advances from Federal Home Loan Bank:

Federal Home Loan Bank (FHLB) advances are summarized as follows:

	December 31,
	2007		2006
		Weighted Average Rate	Amount	Weighted Average Rate
Types of Advances	Amount
Fixed-rate	$91,882	4.58%	$89,821	4.62%
Variable-rate	$10,000	3.88%	$23,800	5.38%

Total	$101,882	4.51%	$113,621	4.78%

Scheduled maturities of FHLB advances as of December 31, 2007 are as follows:

Years Ended December 31,	Fixed Rate	Fixed Rate Avg Cost	Variable Rate	Variable Rate Avg Cost

2008	32,000	5.17%	—	—
2009	10,000	3.83%	—	—
2010	9,000	4.26%	—	—
2011	10,000	5.26%	—	—
2012	—	n/a	—	—
Thereafter	30,882	4.11%	10,000	3.88%

Total	91,882	4.58%	10,000	3.88%

The Bank has an approved line of credit of $30.0 million at December 31, 2007 which is secured by a blanket agreement to maintain residential first mortgage loans and non-residential real estate loans with a principal value of 125% of the outstanding advances and has a variable interest rate. The Company can immediately borrow the full amount of this line of credit at December 31, 2007. All borrowings with the FHLB are secured under a blanket agreement using the Bank’s portfolio of 1-4 family home loans and non-residential real estate loans as collateral. At December 31, 2007, the Bank could borrow a total of $32.2 million from the FHLB of Cincinnati.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands, Except Percentages)

(8)	Repurchase Agreements

In 2006, the Bank enhanced its cash management product line to include an automated sweep of excess funds from checking accounts to repurchase accounts, allowing interest to be paid on excess funds remaining in checking accounts of business and municipal customers. Repurchase balances are overnight borrowings from customers and are not FDIC insured. In addition, the Company has entered into two long term repurchase agreements with third parties.

At December 31, 2007, the Company provided investment securities with a market value of $36.1 million and a book value of $35.9 million as collateral for repurchase agreements.

At December 31, 2007 and December 31, 2006, the respective cost and maturities of the Company’s repurchase agreements are as follows:

December 31, 2007

Third Party	Balance	Average Cost	Maturity	Comments
Merrill Lynch	$6,000	4.36%	9/18/2016	Quarterly callable
Deutsch Bank	10,000	4.28%	9/05/2014	Quarterly callable beginning 9/05/2008
Various customers	21,199	4.79%		Overnight

Total	$37,199	4.54%

December 31, 2006

Third Party	Balance	Average Cost	Maturity	Comments
Merrill Lynch	$6,000	4.36%	9/18/2016	Quarterly callable
Various customers	15,236	5.10%		Overnight

Total	$21,236	5.00%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

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

	December 31,
	2007	2006
Commitments to extend credit	$51,342	$41,993
Standby letters of credit	4,559	4,459
Unused commercial lines of credit	10,915	8,990
Unused home equity lines of credit	33,755	31,200

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

The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $4,559,000 at December 31, 2007.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(9)	Financial Instruments: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2007:

	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$17,343	17,343
Interest-earning deposits in Federal Home Loan Bank	931	931
Federal funds sold	3,755	3,755
Securities available for sale	142,310	142,310
Federal Home Loan Bank stock	3,836	3,836
Securities held to maturity	14,095	14,109
Loans receivable	576,252	600,772
Accrued interest receivable	5,235	5,235
Bank owned life insurance	7,723	7,723
Financial liabilities:
Deposits	598,753	602,243
Advances from borrowers for taxes and insurance	316	316
Advances from Federal Home Loan Bank	101,882	105,007
Repurchase agreements	37,199	39,254
Subordinated debentures	10,310	10,310
Off-balance-sheet liabilities:
Commitments to extend credit	—	—
Commercial letters of credit	—	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

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

On September 25, 2003, the Company formed HopFed Capital Trust I (the Trust). The Trust is a statutory trust formed under the laws of the state of Delaware. In September 2003, the Trust issued variable rate capital securities with an aggregate liquidation amount of $10,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued floating rate junior subordinated debentures aggregating $10,310,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the capital securities pay interest and dividends, respectively, on a quarterly basis. The variable interest rate is the three-month LIBOR plus 3.10% adjusted quarterly (8.34% for the quarter ending December 31, 2007). These junior subordinated debentures mature in 2033, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities can be redeemed contemporaneously, in whole or in part, beginning October 8, 2008 at a redemption price of $1,000 per capital security.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

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

Cash and cash equivalents with financial institutions exceeded the insurance coverage as of December 31, 2007 and 2006. The excess balance of such items as of December 31, 2007 and 2006 was $8.8 million and $11.7 million, respectively.

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

December 31, 2007, 2006 and 2005

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

The following summary represents the activity under the stock option plans:

	Number of Shares	Weighted Average Exercise Price
Options outstanding, December 2005	273,752	$15.22

Granted	—
Exercised	—
Forfeited	—

Options outstanding, December 2006	273,752	$15.22
Granted	—
Exercised	—
Forfeited	—

Options outstanding, December 2007	273,752	$15.22

Stock options vest and become exercisable annually over a four-year period from the date of the grant.

The following is a summary of stock options outstanding at December 31, 2007:

Exercise Price	Weighted Average Remaining Life (Years)	Outstanding Options	Options Expercisable
$ 17.42	1.2	153,752	153,752
12.33	3.6	60,000	60,000
17.34	6.4	20,000	15,000
10.00	2.4	40,000	40,000

$ 15.22	2.3	273,752	268,752

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(12)	Employee Benefits Plan: (Continued)

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

Awards are recognized as an expense to the Company in accordance with the vesting schedule. Awards in which the vesting is accelerated must be recognized as an expense immediately. Awards are valued at the closing stock price on the day the award is granted. In 2007, The Compensation Committee granted a total of 9,082 shares with a market value of $140,000. In 2006, the Compensation Committee granted a total of 12,328 shares with a market value of $192,000. A total of 305 restricted shares granted in 2006 were forfeited in 2007. In 2005, the Compensation Committee granted a total of 9,795 shares with a market value of $156,000. The Company recognized $137,000, $100,000, and $57,000 in compensation expense in 2007, 2006 and 2005, respectively.

401(K) Plan

During 2002, the Company initiated a 401(k) retirement program. The 401(k) plan is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings, and in addition, management will match employee contributions up to 4%. In addition, the Company has chosen to provide all eligible employees an additional 4% of compensation without regards to the amount of the employee contribution. Expense related to Company contributions amounted to $427,000, $334,000, and $270,000 in 2007, 2006 and 2005, respectively.

Deferred Compensation Plan

During the third quarter of 2002, the Company purchased assets and assumed the liabilities relating to a nonqualified deferred compensation plan for certain employees of the Fulton division. The Company owns single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the benefits accrued for each participant will be distributed to the participant in equal installments for 15 years. The expense recognized by the Company for 2007, 2006, and 2005 amounted to $19,000, $21,000 and $27,000, respectively. The Deferred Compensation Plan also provides the participant with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands, Except Percentages)

(13)	Income Taxes:

The provision for income taxes for the years ended December 31, 2007, 2006 and 2005 consisted of the following:

	2007	2006	2005
Current
Federal	$1,571	$1,733	1,990
State	165	60	4

	1,736	1,793	1,994

Deferred
Federal	(8)	(69)	(250)
State	—	(24)	—

	(8)	(93)	(250)
	$1,728	$1,700	1,744

Total income tax expense for the years ended December 31, 2007, 2006 and 2005 differed from the amounts computed by applying the federal income tax rate of 34 percent to income before income taxes as follows:

	2007	2006	2005
Expected federal income tax expense at statutory tax rate	$1,987	1,906	1,997
Effect of non-taxable interest income	(309)	(198)	(254)
Effect of non-taxable bank owned life insurance income	(103)	(89)	(88)
State taxes on income, net of federal benefit	109	23	—
Non deductible expenses	44	58	89

Total federal income tax expense	$1,728	1,700	1,744

Effective rate	29.57%	30.30%	29.70%

The components of deferred taxes as of December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Deferred tax assets:
Allowance for loan loss	1,646	1,482
Accrued expenses	162	188
Unrealized depreciation on securities available for sale	137	1,018

Total deferred assets	1,945	2,688

Deferred tax liabilities:
FHLB stock dividends	(740)	(740)
Depreciation and amortization	(286)	(236)
Loans	(96)	—

Total deferred liabilities	(1,122)	(976)

Net deferred tax asset	$823	1,712

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(13)	Income Taxes: (Continued)

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

The portion of a thrift’s tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2007 and 2006 includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

(14)	Commitments and Contingencies:

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

The Bank had open loan commitments at December 31, 2007 and 2006 of approximately $51,342,000 and $41,993,000, respectively. At December 31, 2007, the Bank had no fixed rate loan commitments. Beginning October 2007, the Bank converted all fixed rate loan commitments to outside investors to Best Efforts. For accepting a lower commitment fee, the Bank has transferred the risk of the loan not closing to the investor. At December 31, 2006, the Bank has committed to sell fixed rate loans totaling $215,000 at a rate of 6.25%. In the event that the Bank was unable to fulfill its commitment to sell these loans, the Bank’s liability to its investor was not material to the consolidated financial statements of the Company. Unused lines of credit were approximately $44.7 million and $40.2 million at December 31, 2007 and 2006, respectively.

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

December 31, 2007, 2006 and 2005

(14)	Commitments and Contingencies: (Continued)

The Company and the Bank have entered into commitments to rent facilities and lease operating equipment that are non-cancelable. At December 31, 2007, future minimal lease and rental commitments were as follows:

Years Ending December 31, 2007
2008	$106,000
2009	98,000
2010	62,000
2011	58,000
2012	4,000

$328,000

The Company incurred rental expenses of approximately $28,000, $77,000 and $131,000 for the years ended December 31, 2005, 2006 and 2007, respectively. In 2007, the Company completed all outstanding construction projects.

In the normal course of business, the Bank and Company have entered into operating contracts necessary to conduct the Company’s daily business. The most significant operating contract is for the Bank’s data processing services. The monthly cost associated with this contract is variable based on the number of accounts and usage but averages approximately $165,000 per month. In December 2005, the Company renewed this contract for five years. The contract expires in 2011. In addition, the Bank is a defendant in legal proceedings arising in connection with its business. It is the best judgment of management that neither the financial position nor results of operations of the Bank will be materially affected by the final outcome of these legal proceedings.

The Company is self-insured for medical benefits provide to employees. The Company has obtained stop-loss insurance to limit total medical claims in any one year to $50,000 per covered individual unit and $1 million for all medical claims. The Company has established a liability for outstanding claims and incurred, but unreported claims. While management uses what is believes are pertinent factors in estimating the liability, it is subject to change due to claim experience, type of claims, and rising medical cost.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Bank meets all capital adequacy requirements to which it is subject.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands, Except Percentages)

(15)	Regulatory Matters (Continued)

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 are presented below:

	Company Actual		Bank Actual		Required for Capital Adequacy Purposes		Required to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007

Tangible capital to adjusted total assets	$58,727	7.3%	$55,698	7.0%	$11,979	1.50%	N/A	N/A

Core capital to adjusted total assets	$58,727	7.3%	$55,698	7.0%	$31,943	4.00%	$39,931	5.00%

Total capital to risk weighted assets	$63,569	11.0%	$60,540	10.5%	$46,249	8.00%	$57,811	10.00%

Tier 1 capital to risk weighted assets	$58,727	10.1%	$55,698	9.6%	N/A	N/A	$34,687	6.00%

As of December 31, 2006

Tangible capital to adjusted total assets	$55,924	7.3%	$52,903	7.0%	$11,423	1.50%	N/A	N/A

Core capital to adjusted total assets	$55,924	7.3%	$52,903	7.0%	$30,460	4.00%	$38,078	5.00%

Total capital to risk weighted assets	$60,393	11.8%	$57,373	11.3%	$40,790	8.00%	$50,988	10.00%

Tier 1 capital to risk weighted assets	$55,924	11.0%	$52,903	10.4%	N/A	N/A	$30,593	6.00%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(16)	Stockholders’ Equity:

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

The Bank must provide the OTS with 30 days prior notice to the payment of the dividend. Any capital distribution in excess of this amount would require supervisory approval. Capital distributions are further restricted should the Bank’s capital level fall below the fully phased-in capital requirements of the OTS. In no case will the Bank be allowed to make capital distributions reducing equity below the required balance of the liquidation account. For the years ended December 31, 2007, December 31, 2006 and December 31, 2005, the Bank paid a $3,000,000 per year dividend to the Corporation. For the year ended December 31, 2007, the Bank could have paid the Corporation an additional dividend of approximately $5.1 million without OTS supervisory approval.

OTS regulations also place restrictions after the conversion on the Company with respect to repurchases of its common stock. With prior notice to the OTS, the Company is allowed to repurchase its outstanding shares. In August 2006, the Company announced that is has replaced a previously announced stock buyback plan with a new plan to purchase up to 125,000 shares of common stock over the next two years. Under the current plan, the Company has purchased 78,150 shares of common stock at an average price of $16.06 per share. As of December 31, 2007, a total of 487,059 shares had been repurchased from all active and inactive stock repurchase plans at an average price of $12.55 per share.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(17)	Earnings Per Share:

Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

	Years Ended December 31,
	2007	2006	2005
Basic earnings per share:
Weighted average common shares	3,588,163	3,634,138	3,644,178

Diluted earnings per share:
Weighted average common shares	3,588,163	3,634,138	3,644,178
Diluted effect of stock options	19,707	25,528	25,740

Weighted average common and incremental shares	3,607,870	3,659,666	3,669,918

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements:

The following condensed balance sheets as of December 31, 2007 and 2006 and condensed statements of income and cash flows for the years ended December 31, 2007, 2006 and 2005 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

Condensed Balance Sheets:

	2007	2006
Assets:
Cash and due from banks	$37	52
Receivable from subsidiary	6	6
Federal funds sold	1,900	2,340
Investment in subsidiary	42,148	38,558
Prepaid expenses and other assets	1,795	1,384

Total assets	$45,886	42,340

Liabilities and stockholders’ equity
Liabilities
Dividends payable	$447	445
Interest payable	213	202
Subordinated debentures	10,310	10,310

Total liabilities	10,970	10,957

Stockholders’ Equity:
Common stock	41	41
Additional paid-in capital	21,806	21,647
Retained earnings	19,449	17,062
Treasury stock	(6,112)	(5,406)
Accumulated other comprehensive loss	(268)	(1,961)

Total Stockholders’ equity	34,916	31,383

Total liabilities and stockholders’ equity	$45,886	42,340

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Income:

	2007	2006	2005
Interest and dividend income
Dividend income	$3,000	3,000	3,000
Time deposits	86	77	39

Total interest and dividend income	3,086	3,077	3,039

Interest expense	775	734	700
Non-interest expenses	443	360	240

Total expenses	1,218	1,094	940

Income before income taxes and equity in undistributed earnings of subsidiary	1,868	1,983	2,099
Income tax benefits	(416)	(365)	(340)

Income before equity in undistributed earnings of subsidiary	2,284	2,348	2,439
Equity in undistributed earnings of subsidiary	1,832	1,560	1,691

Net income	$4,116	3,908	4,130

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statement of Cash Flows:

	2007	2006	2005
Cash flows from operating activities
Net income	$4,116	3,908	4,130
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiary	(1,832)	(1,560)	(1,691)
Amortization of restricted stock	137	100	57
Stock option expense	22	29	—
Increase (decrease) in:
Current income taxes payable	(369)	(364)	(350)
Accrued expenses	(94)	(29)	44

Net cash provided by operating activities	1,980	2,084	2,190

Cash flows for investing activities:
Proceeds from settlement of derivative	—	270	—
(Advance for) payment on receivable from subsidiary	—	(1)	999
Net (increase) decrease in federal funds sold	440	(90)	(1,400)

Net cash provided by (used in) investing activities	440	179	(401)

Cash flows from financing activities:
Purchase of treasury stock	(706)	(549)	—
Dividends paid	(1,729)	(1,748)	(1,750)

Net cash used in financing activities	(2,435)	(2,297)	(1,750)

Net increase (decrease) in cash	(15)	(34)	39
Cash and due from banks at beginning of year	52	86	47

Cash and due from banks at end of year	$37	52	86

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(19)	Investments in Affiliated Companies: (Unaudited)

Investments in affiliated companies accounted for under the equity method consist of 100% of the common stock of HopFed Capital Trust I (the Trust), a wholly owned statutory business trust. The Trust was formed on September 25, 2003. Summary financial information for the Trust follows:

Summary Balance Sheets

	At Dec. 31,	At Dec. 31,
	2007	2006
Asset – investment in subordinated debentures issued by HopFed Bancorp, Inc.	$10,310	$10,310

Liabilities	$—	$—
Stockholders’ equity
Trust preferred securities	10,000	10,000
Common stock (100% owned by HopFed Bancorp, Inc.)	310	310

Total stockholder’s equity	10,310	10,310

Total liabilities and stockholder’s equity	$10,310	10,310

Summary Statements of Income

	Years Ended Dec. 31,
	2007	2006
Income – interest income from subordinated debentures issued by HopFed Bancorp, Inc.	$898	$858

Net income	$898	$858

Summary Statements of Stockholders’ Equity

	Trust Preferred Securities	Common Stock	Retained Earnings	Total Stockholder’s Equity
Beginning balances, December 31, 2006	$10,000	$310	$—	$10,310
Retained earnings:
Net income	—	—	898	898
Dividends:
Trust preferred securities	—	—	(871)	(871)
Common dividends paid to HopFed Bancorp, Inc.	—	—	(27)	(27)

Total retained earnings	—	—	—	—

Ending balances, December 31, 2007	$10,000	$310	$—	$10,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands, Except Per Share & Share Amounts)

(20)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the years ended December 31, 2007 and December 31, 2006 are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

December 31, 2007:
Interest and dividend income	$11,780	12,283	12,391	12,579
Interest expense	6,856	7,078	7,375	7,582

Net interest income	4,924	5,205	5,016	4,997
Provision for loan losses	240	238	224	274

Net interest income after provision for loan losses	4,684	4,967	4,792	4,723
Noninterest income	1,741	1,766	1,877	1,847
Noninterest expense	4,988	5,153	5,234	5,178

Income before income taxes	1,437	1,580	1,435	1,392
Income taxes	415	472	410	431

Net income	$1,022	1,108	1,025	961

Basic earnings per share	$0.28	0.31	0.29	0.27

Diluted earnings per share	$0.28	0.31	0.28	0.27

Weighted average shares outstanding:
Basic	3,629,520	3,587,986	3,584,053	3,571,547

Diluted	3,654,726	3,612,575	3,607,093	3,594,587

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

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

SFAS 130, Reporting Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in stockholders’ equity along with the related tax effect for the years ended December 31, 2007, 2006 and 2005:

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands)

(21)	Comprehensive Income: (Continued)

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount

December 31, 2007:
Unrealized holding losses for the period	$2,670	(908)	1,762
Reclassification adjustments for gains included in net income	$(6)	2	(4)
Realized gain on settlement of derivative	$(98)	33	(65)

	$2,566	(873)	1,693

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2006:
Unrealized holding losses for the period	$1,197	(407)	790
Reclassification adjustments for gains included in net income	$(33)	11	(22)
Realized gain on settlement of derivative	$(135)	61	(74)

	$1,029	(335)	694

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2005:
Unrealized holding losses for the period	$(2,947)	1,002	(1,945)
Reclassification adjustments for gains included in net income	$(35)	12	(23)

	$(2,982)	1,014	(1,968)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

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

In accordance with SFAS No. 141, Accounting for Business Combinations (SFAS 141) and SFAS No. 142, Goodwill and Intangible Assets (SFAS 142), HopFed Bancorp Inc, recorded at fair value the following assets and liabilities of four AmSouth Bank offices assumed as of June 29, 2006:

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

December 31, 2007, 2006 and 2005

(Table Amounts in Thousands, Except Per Share Amounts)

(22)	Business Combination: (Continued)

The Bank paid a deposit premium for the four offices of $6,541,000, including intangibles of $4,220,000, which are deductible for tax purposes. The amount allocated to the core deposit intangible was determined by a valuation conducted by an independent third party and is being amortized over the estimated useful life of nine years using the sum of the year’s digit method.

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