Form 10-K, Exhibit 13
period 2010-12-31
HOPFED BANCORP INC
filed 2011-03-31
CIK 1041550

Exhibit 13.1

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

Financial Condition and Other Data

	At December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Total amount of:
Assets	$1,082,591	$1,029,876	$967,560	$808,352	$770,888
Loans receivable, net	600,215	642,355	628,356	576,252	494,968
Federal funds sold	—	—	16,080	3,755	3,270
Cash and due from banks	54,042	37,938	15,268	17,343	14,423
Interest-bearing deposits in Federal Home Loan Bank (FHLB)	6,942	3,173	5,727	931	4,190
Federal Home Loan Bank stock	4,378	4,281	4,050	3,836	3,639
Securities available for sale	357,738	289,691	246,952	142,310	183,339
Securities held to maturity:
U.S. Government agency securities	—	—	—	13,541	17,318
Mortgage-backed Securities	—	—	454	554	700
Deposits	826,929	794,144	713,005	598,753	569,433
FHLB advances	81,905	102,465	130,012	101,882	113,621
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total stockholders’ equity	111,444	79,949	78,284	55,803	52,270
Number of active:
Real estate loans Outstanding (1)	4,715	5,886	6,313	6,211	5,316
Deposit accounts (1)	40,359	40,783	94,171	76,823	67,252
Offices open	18	18	18	18	15

Operating Data

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Interest and dividend income	$52,417	$53,141	$49,477	$49,033	$40,668
Interest expense	22,246	26,312	26,420	28,891	23,288

Net interest income before provision for loan losses	30,171	26,829	23,057	20,142	17,380
Provision for loan losses	5,970	4,199	2,417	976	1,023

Net interest income	24,201	22,630	20,640	19,166	16,357
Non-interest income	11,106	10,225	8,344	7,231	5,765
Non-interest expense	26,178	30,483	22,417	20,553	16,514

Income before income taxes	9,129	2,372	6,567	5,844	5,608
Provision for income taxes	2,613	397	1,952	1,728	1,700

Net income	$6,516	$1,975	$4,615	$4,116	$3,908

Preferred stock dividend and accretion of stock warrants	1,031	1,031	56	—	—

Net income available to common shareholders	$5,485	$944	$4,559	$4,116	$3,908

(1)	In 2009, the Bank purged all closed deposit accounts from its system, significantly reducing the amount of deposit accounts. Prior to 2009, the total amount of deposit accounts included closed accounts.

Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	( Dollars in thousands)
Year Ended December 31, 2010:
Interest and dividend income	$13,106	$13,656	$13,196	$12,459
Net interest income after provision for losses on loans	6,663	7,086	6,327	4,125
Non-interest income	2,309	2,456	3,085	3,256
Non-interest expense	6,386	6,587	6,856	6,349
Net income available to common shareholders	1,606	1,814	1,508	557
Year Ended December 31, 2009:
Interest and dividend income	$13,194	$13,307	$13,505	$13,135
Net interest income after provision for losses on loans	5,421	5,600	5,491	6,118
Non-interest income	2,359	2,741	2,085	3,040
Non-interest expense	5,962	6,781	11,675	6,065
Net income (loss) available to common shareholders	1,012	854	(2,875)	1,953

Key Operating Ratios

	At or for the Year Ended December 31,
	2010	2009	2008
Performance Ratios
Return on average assets (net income available to common shareholders divided by average total assets)	0.51%	0.09%	0.55%
Return on average equity (net income available to common shareholders divided by average total equity)	5.38%	1.18%	8.08%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.01%	2.74%	2.81%
Ratio of average interest-earning assets to average interest-bearing liabilities	108.19%	107.86%	107.19%
Ratio of non-interest expense to average total assets	2.42%	3.03%	2.67%
Ratio of net interest income after provision for loan losses to non-interest expense	96.96%	76.54%	93.63%
Efficiency ratio (non-interest expense divided by sum of interest income plus non-interest income)	61.65%	80.73%	70.41%
Asset Quality Ratios
Non-performing assets to total assets at end of period	1.37%	1.28%	0.84%
Non-accrual loans to total loans at end of period	0.82%	1.72%	1.16%
Allowance for loan losses to total loans at end of period	1.61%	1.36%	0.97%
Allowance for loan losses to non-performing loans at end of period	195.35%	78.96%	83.01%
Provision for loan losses to total loans receivable, net	0.98%	0.64%	0.39%
Net charge-offs to average loans outstanding	0.79%	0.23%	0.20%
Capital Ratios
Total equity to total assets at end of period	10.29%	7.76%	8.10%
Average total equity to average assets	9.41%	7.95%	6.85%

Regulatory Capital

	December 31, 2010
	(Dollars in thousands)
	Company	Bank
Tangible capital	$119,971	$99,111
Less: Tangible capital requirement	16,204	15,872

Excess	103,767	83,239

Core capital	$119,971	$99,111
Less: Core capital requirement	43,212	42,326

Excess	76,759	56,785

Total risk-based capital	$125,515	$104,655
Less: Risk-based capital requirement	52,186	51,602

Excess	$73,329	$53,053

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

For the year ended December 31, 2010, the Company recorded net income available for common shareholders of $5,485,000, a return on average assets of 0.51% and a return on average equity of 5.38%. In June and July of 2010, the Company issued 3,583,334 shares of common stock, receiving net proceeds of $30.4 million. The additional capital improved the Company’s capital position but resulted in a lower return on average equity. The Company’s results of operations for the year ended December 31, 2010, was also negatively affected by the issuance of $18.4 million of preferred stock and the issuance of common stock warrants to the United States Treasury on December 12, 2008 as part of the Treasury Capital Purchase Program. For the years ended December 31, 2010, and December 31, 2009, the Company’s net income available to common shareholders was reduced by $1,031,000 as a result of its issuance of preferred stock to the United States Treasury.

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

Aggregate Contractual Obligations

	Maturity by Period
December 31, 2010 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 year to 5 years	Greater than 5 years	Total
Deposits	$574,088	203,858	46,071	2,912	826,929
FHLB borrowings	15,000	13,272	6,149	47,484	81,905
Repurchase agreements	29,110	—	10,000	6,000	45,110
Subordinated debentures	—	—	—	10,310	10,310
Lease commitments	65	14	8	—	87
Purchase obligations	1,508	3,091	1,235	—	5,834

Total	$619,771	220,235	63,463	66,706	970,175

Deposits represent non-interest bearing, money market, savings, NOW, certificates of deposit and all other deposits held by the Company. Amounts that have an indeterminate maturity period are included in the less than one-year category.

FHLB borrowings represent the amounts that are due to FHLB of Cincinnati. All amounts have fixed maturity dates. The Company has three callable FHLB advances, totaling $27 million. Callable advances may be called quarterly. With a weighted average cost of 4.37%, management does not anticipate that these advances will be called in 2011. The Company’s callable advances have a final maturity in 2017.

Subordinated debentures represent the amount borrowed in a private pool trust preferred issuance group on September 25, 2003. The debentures are priced at the three-month LIBOR plus 3.10%. At December 31, 2010, the three-month Libor rate was 0.30%. The debentures re-price and pay interest quarterly and have a thirty-year final maturity. The debentures may be called at the issuer’s discretion on a quarterly basis after five years. The interest rate of the debentures reset on the 8th day of January, April, August and November of each year.

Lease commitments represent the total minimum lease payments under non-cancelable operating leases.

The most significant operating contract is for the Company’s data processing services, which re-prices monthly based on the number of accounts and other operational factors. Estimates have been made to include reasonable growth projections. In December 2010, the Company renewed the operating contract with the current data processing provider for a period not to exceed five years. The Company anticipates only a minor increase in fixed and variable cost rates with this contract.

Off Balance Sheet Arrangements

	Maturity by Period
December 31, 2010 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 years to 5 years	Greater than 5 years	Total
Commercial lines of credit	$113	10,769	352	22	11,256
Commitments to extend credit	1,372	23,048	8,806	1,582	34,808
Standby letters of credit	992	347	154	7	1,500
Home equity lines of credit	340	1,869	711	26,642	29,562

Total	$2,817	36,033	10,023	28,253	77,126

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

Accounting for Derivative Instruments and Hedging Activities

In October 2008, Heritage Bank entered into a receive fixed pay variable swap transaction in the amount of $10 million with Compass Bank of Birmingham in which Heritage Bank will pay Compass a fixed rate of 7.27% quarterly for seven years while Compass will pay Heritage Bank a rate equal to the three month London Interbank Offering Rate (“LIBOR”) plus 3.10%, the rate banks in London charge one another for overnight borrowings. Heritage Bank has signed an inter-company transfer with the Company that allows the Company to convert its variable rate subordinated debenture issuance to a fixed rate. The critical terms of the interest rate swap match the term of the corresponding variable rate subordinated debt issuance. The Company considers the interest rate swap a cash flow hedge and conducts a quarterly analysis to ensure that the hedge is effective. At December 31, 2010, the Company’s review indicates that the cash flow hedge is effective. At December 31, 2010, the approximate market loss on the cash flow hedge is $1,088,000.

Quantitative and Qualitative Disclosure about Market Risk

Quantitative Aspects of Market Risk. The principal market risk affecting the Company is risk associated with interest rate volatility (interest rate risk). The Company maintains a trading account for investment securities that may be used to periodically hedge short-term interest rate risk. The Company did not have any activity in its trading account for the years ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively. The Company is not subject to foreign currency exchange rate risk or commodity price risk. Substantially all of the Company’s interest rate risk is derived from the Bank’s lending, deposit taking, and investment activities. This risk could result in reduced net income, loss in fair values of assets and/or increases in fair values of liabilities due to upward changes in interest rates.

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

Asset / Liability Management

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company’s strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. At December 31, 2010, approximately $199.5 million of the $229.1 million of one-to-four family residential loans originated by the Company (comprising 87.1% of such loans) had adjustable rates or will mature within one year.

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

At December 31, 2010, the Company’s agency security portfolio consisted of $12.4 million in unsecured debt issued by Federal National Mortgage Corporation (FNMA), $3.2 million issued by Federal Home Loan Mortgage Corporation (FHLMC), $2.9 million issued by the Federal Farm Credit Bank (FFCB) and $15.5 million issued by the Federal Home Loan Bank (FHLB). During 2008, both FNMA and FHLMC required substantial government assistance and were taken into conservatorship by their regulator. All debt securities of both FNMA and FHLMC remain AAA rated and both agencies maintain the implicit backing of the United States of America.

At December 31, 2010, $2.1 million in agency securities were due within five years, approximately $12.1 million were due in five to ten years and approximately $19.8 million were due after ten years. At December 31, 2010, $26.1 million of these securities had a call provision, which authorizes the issuing agency to prepay the securities at face value at certain pre-established dates. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2010, $12.7 million of these securities may be called one time only prior to December 31, 2012, but not before January 1, 2012 and $4.1 million is callable only in February of 2013. An additional $9.3 million of these securities may be called prior to December 31, 2011, but provide the issuer with multiple call dates and therefore are not as likely to be called. Given the current economic climate as well as the relatively high coupon rates accompanying the one time calls owned by the Company, we anticipate that the majority of eligible one time call provisions for 2012 will be exercised. At December 31, 2010, the estimated average life of this portfolio is 4.7 years and its modified duration is 4.3 years.

Since 2008, the Company has purchased a significant number of agency securities issued by the Small Business Administration. These securities are classified as either SBAPs or SBICs. The SBAP notes have a twenty year maturity, pay interest monthly and principal semi-annually. The SBIC notes have a ten year final maturity and pay principal and interest quarterly. Both securities are classified as a zero risk based agency bond, have a history of slow prepayment speeds and provide yields that are considerable higher than fifteen year GNMA mortgage backed securities. At December 31, 2010, the Company’s agency bond portfolio includes approximately $79.4 million in SBAP securities and $51.0 million in SBIC securities. At December 31, 2010, the estimated average life of this portfolio is 6.3 years and its modified duration is 5.3 years.

In both 2009 and 2010, the Company’s municipal portfolio grew significantly. This growth occurred as municipal bond yields increased to levels not seen in the last ten years despite record low Treasury rates. The value of the municipal bond purchases should be enhanced over time as the Company’s earnings increase and with the possibilities of higher income tax rates in the future. The municipal bond portfolio largely consists of local school district bonds with the guarantee of the State of Kentucky or out of state bonds insured by private companies. At December 31, 2010, the Company has $64.4 million in tax free municipal bonds and $16.8 million in taxable Build America Bonds. Municipal bonds were purchased to provide long-term income stability and higher tax equivalent yields as compared to other portions of the Company’s investment portfolio. At December 31, 2010, approximately $70.1 million in municipal bonds were issued by Kentucky municipalities, $9.3 million were issued by Texas municipalities, $1.3 million were issued by Tennessee municipalities and $500,000 were issued by Indiana municipalities.

At December 31, 2010, $800,000 in municipal bonds were due in less than one year, $4.7 million were due within one to five years, $10.0 million were due in five to ten years, $29.6 million were due in ten to fifteen years and approximately $36.1 million were due after fifteen years. At December 31, 2010, approximately $69.8 million of the Company’s municipal bond portfolio is callable with call dates ranging from February 2011 to December 2020. The call dates are staggered to eliminate the excessive cash flows within any one-year period. At December 31, 2010, approximately $2.7 million of municipal bonds had a call date of less than one year; approximately $6.0 million had a call date from one to five years and approximately $61.1 million in more than five years but less than ten years. At December 31, 2010, the average life of the tax free municipal bond portfolio is approximately 12.6 years and the modified duration of the tax free municipal bond portfolio is approximately 9.8 years. At December 31, 2010, the average life of the taxable municipal bond portfolio is approximately 11.4 years and the modified duration of the taxable municipal bond portfolio is approximately 8.3 years. In recent weeks, several media outlets have raised concerns that the many municipalities may be unable to meet their credit obligations due to a shrinking tax base. As a result of these concerns, municipal fund prices and yields have been adversely affected.

Mortgage-backed securities entitle the Company to receive a pro-rata portion of the cash flow from an identified pool of mortgages. Although mortgage-backed securities generally offer lesser yields than the loans for which they are exchanged, mortgage-backed securities present lower credit risk by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Company. Further, mortgage-backed securities provide a monthly stream of both interest and principal, thereby providing the Company with a cash flow to reinvest at current market rates and limit the Company’s interest rate risk. At December 31, 2010, the Company held approximately $72.0 million in fixed rate mortgage backed securities and approximately $6.9 million in adjustable rate mortgage backed securities. The average life of the mortgage backed securities portfolio is approximately 4.9 years and a modified duration of approximately 3.8 years.

At December 31, 2010, the Company held approximately $28.3 million in Collateral Mortgage Obligations (CMO) issued by various agencies of the United States government and $3.5 million in Private Label CMOs issued by private companies. A CMO is a mortgage-backed security that has a structured payment stream based on various factors and does not necessarily remit monthly principal and interest on a pro-rata basis. At December 31, 2010, the Company’s CMO portfolio had an average life of approximately 3.4 years and a modified duration of approximately 3.0 years.

The Company’s Whole Loan CMO portfolio includes two securities that have been downgraded below investment grade. As a result of these downgrades, the Company contracted with an independent third party to conduct an impairment analysis of all Private Label securities owned during 2009. This analysis indicated that the following securities were other than temporarily impaired:

CUSIP	Description	Moody’s Credit Rating	Original Par Value	Par Value 12/31/2010	OTTI Charge 12/31/2009
362290AC2	GSR 2007 TR AR1	CCC	$2,000,000	$1,121,352	$180,000
12638PCQ0	CSMC 200-3 4A15	Caa3	$2,000,000	$963,047	$20,000

As a result of this analysis, the Company incurred a total impairment charge related to its Private Label CMO portfolio of $200,000 during the fourth quarter of 2009. The most recent testing was conducted as of December 31, 2010 and does not indicate additional charges are necessary at this time. The Company will continue to monitor the performance of the Private Label CMO portfolio for additional charges as may be necessary.

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

The following table presents the Bank’s NPV at December 31, 2010, as calculated by the OTS, based on information provided to the OTS by the Bank.

Change	Net Portfolio Value			NPV as % of PV of Assets
In Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
+300 bp	$61,044	$(47,811)	(44)%	6.03%	(395	) bp
+200 bp	78,379	(30,476)	(28)%	7.54%	(243	) bp
+100 bp	94,383	(14,472)	(13)%	8.86%	(112	) bp
0 bp	108,855	—	—	9.97%	—
–100 bp	125,034	16,179	15%	11.20%	122	bp

Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

Pre-Shock NPV Ratio: NPV as % of Present Value of Assets	9.97%
Exposure Measure: Post-Shock NPV Ratio	7.54%
Sensitivity Measure: Change in NPV Ratio	243 bp

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

For the year ended December 31, 2010, the Company’s previous efforts to increase duration had a positive effect on its results of operations. At December 31, 2010, the extended duration remains in effect. In an effort to prepare for higher interest rates, the Company has begun the process of extending the duration of its long term liabilities. The Company is using both local and brokered deposits and FHLB advances to accomplish this goal. When attempting to extend duration, both brokered deposits and FHLB advances offer several advantages as compared to locally obtained deposits. Specifically, management has determined that it is easier to more accurately target specific maturities using FHLB advances and brokered deposits as compared to local deposits. In addition, the Company has approximately $65 million in short term deposit balances that are currently priced with floors. In most cases, short term federal funds rates can increase 75 basis points without resulting in an increase to the Company’s interest expense.

During 2011, it is the intent of management to continue to extend duration of its liabilities and take opportunities to reduce the duration of its investment portfolio. The amount of change in interest rate sensitivity eventually achieved by management will be largely dependent on its ability to make changes at a reasonable cost. The reduction of interest rate in the one to two year time frame can dramatically reduce the Company’s net income due to the severe upward slope of the interest rate yield curve. To the extent possible, management will reduce its balances in FHLB deposits to ensure greater flexibility in the event of a sudden change of interest rates.

The Company’s analysis at December 31, 2010, indicates that changes in interest rates are less likely to result in significant changes in the Company’s annual net interest income. A summary of the Company’s analysis at December 31, 2010, for the twelve month period ending December 31, 2011, is as follows:

	Down 1.00%	No change	Up 1.00%	Up 2.00%	Up 3.00%
	(Dollars In Thousands)
Net interest income	$29,368	$29,653	$30,268	$31,062	$31,752

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

At December 31, 2010, the Company had a negative one year or less interest rate sensitivity gap of 20.06% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. This analysis is considered less reliable as compared to the Company’s ALM models as changes in various interest rate spreads are not incorporated in Gap Analysis.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2010, which are expected to mature, are likely to be called or re-priced in each of the time periods shown.

	One Year or Less	Over one Through Five Years	Over Five Through Ten Years	Over Ten Through Fifteen Years	Over Fifteen Years	Total
Interest-earning assets
Loans:
1 - 4 family residential	$127,207	$80,346	$17,252	$3,670	$583	$229,058
Multi-family residential	3,883	25,452	81	—	—	29,416
Construction	22,233	1,128	—	—	—	23,361
Non-residential	129,357	89,871	21,695	2,034	12,391	255,348
Secured by deposits	2,241	1,840	—	—	—	4,081
Other loans	36,438	28,627	2,678	675	—	68,418
Time deposits and interest bearing deposits in FHLB	6,942	—	—	—	—	6,942
Non-amortizing securities	7,897	37,685	68,285	201	2,382	116,450
Mortgage-backed securities	33,877	84,121	67,254	37,529	18,507	241,288

Total	370,075	349,070	177,245	44,109	33,863	974,362

Interest bearing liabilities:
Deposits	511,080	243,798	2,912	—	—	757,790
Borrowed funds	54,420	35,421	47,484	—	—	137,325

Total	565,500	279,219	50,396	—	—	895,115

Interest sensitivity gap	($195,425)	$69,851	$126,849	$44,109	$33,863	$79,247

Cumulative interest sensitivity gap	($195,425)	($125,574)	$1,275	$45,384	$79,247	$79,247

Ratio of interest-earning assets to interest bearing liabilities	65.44%	125.02%	351.70%	—	—	108.85%

Ratio of cumulative gap to total interest-earning assets	(20.06%)	(12.89%)	0.13%	4.66%	8.13%	8.13%

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

	December 2010 Averages
	Balance	Weighted Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$605,597	5.96%
Non taxable securities available for sale	66,060	5.75	% *
Taxable securities available for sale Federal Home Loan Bank stock	300,452 4,378	3.67 3.12	% %
Time deposits and other interest-bearing cash deposits	—	—

Total interest-earning assets	976,487	5.23%
Non-interest-earning assets	110,281

Total assets	$1,086,768

Interest-bearing liabilities:
Deposits	$760,022	2.08%
FHLB borrowings	84,091	3.77%
Repurchase agreements	39,191	2.13%
Subordinated debentures	10,310	3.54%

Total interest-bearing liabilities	893,614	2.26%
Non-interest-bearing liabilities	76,687

Total liabilities	970,301
Common stock	77
Common stock warrants	556
Additional paid-in capital	74,914
Retained earnings	39,920
Treasury stock	(5,076)
Accumulated other comprehensive income	6,076

Total liabilities and equity	$1,086,768

Interest rate spread		2.97%

Ratio of interest-earning assets to interest-bearing liabilities		109.3%

*	Tax equivalent yield at the Company’s 34% tax bracket and a 2.25% cost of funds rate.

	Years Ended December 31,
	2010			2009			2008
	(Dollars in Thousands)
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans receivable, net	$629,633	38,089	6.05%	$633,143	38,921	6.15%	$601,847	41,692	6.93%
Taxable securities AFS	289,556	11,923	4.12%	252,707	12,635	5.00%	141,668	7,115	5.02%
Non-taxable securities AFS	63,179	3,587	5.68%	36,559	2,268	6.20%	17,038	916	5.38%
Securities held to maturity	—	—	—	280	12	4.29%	3,534	155	4.39%
Time deposits and other interest-bearing cash deposits	—	—	—	3,270	8	0.24%	8,171	147	1.80%

Total interest-earning assets	$982,368	53,599	5.46%	$925,959	53,844	5.81%	$772,258	50,025	6.48%

Non-interest-earning assets	101,119			80,423			66,573

Total assets	1,083,487			1,006,382			838,831

Interest-bearing liabilities:
Deposits	$762,418	17,384	2.28%	$698,367	20,833	2.98%	$581,817	20,789	3.57%
Borrowings	145,582	4,862	3.34%	160,081	5,479	3.42%	138,671	5,631	4.06%

Total interest-bearing liabilities	908,000	22,246	2.45%	858,448	26,312	3.07%	720,488	26,420	3.67%

Non-interest-bearing liabilities	73,552			67,944			60,897

Total liabilities	981,552			926,392			781,385
Common stock	59			41			41
Common stock warrants	556			556			29
Additional paid-in capital	61,949			44,324			26,998
Retained earnings	39,119			38,599			37,605
Treasury stock	(5,786)			(6,495)			(6,350)

Accumulated other comprehensive (loss)	6,038			2,965			(877)

Total liabilities and equity	1,083,487			1,006,382			838,831

Net interest income		31,353			27,532			23,605

Interest rate spread			3.01%*			2.74%*			2.81%*

Net interest margin			3.19%*			2.97%*			3.06%*

Ratio of average interest-earning assets to average interest-bearing liabilities			108.19%			107.86%			107.19%

Using a 34% tax rate.

*	The tax equivalent adjustments were $1,182, $703 and $392 for 2010, 2009 and 2008, respectively

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

	Year Ended December 31,
	2010 vs. 2009			2009 vs. 2008
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(620)	(212)	(832)	$(4,695)	1,924	(2,771)
Securities available for sale, taxable	(2,229)	1,517	(712)	(32)	5,552	5,520
Securities available for sale, non-taxable	(192)	1,511	1,319	141	1,211	1,352
Securities held to maturity	—	(12)	(12)	(3)	(140)	(143)
Other interest-earning assets	—	(8)	(8)	(51)	(88)	(139)

Total interest-earning assets	(3,041)	2,796	(245)	(4,640)	8,459	3,819

Interest-bearing liabilities:
Deposits	(4,584)	1,135	(3,449)	(4,379)	4,423	44
Borrowings	84	(701)	(617)	(905)	753	(152)

Total interest-bearing liabilities	(4,500)	434	(4,066)	(5,284)	5,176	(108)

Increase (decrease) in net interest income	$1,459	2,362	3,821	$644	3,283	3,927

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on appropriate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involved the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative; in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors included the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrower’s sensitivity to economic conditions throughout the southeast and particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amounts for the provision for loan losses in the statement of operations if management’s assessment of the above factors changes in future periods. This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2010 and 2009 were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time. The Company also considers its policy on non-accrual loans as a critical accounting policy. Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 91 days or more.

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

The Company’s total assets increased by $52.7 million, from $1.03 billion at December 31, 2009, to $1.08 billion at December 31, 2010. The Company did not sell any federal funds at December 31, 2009 and 2010. The Company no longer has any agency securities classified as held to maturity. The available for sale portfolio increased $68.0 million, from $289.7 million at December 31, 2009, to $357.7 million at December 31, 2010. At December 31, 2010, the Company’s investment in Federal Home Loan Bank stock was carried at an amortized cost of $4.4 million. See Note 2 of Notes to Consolidated Financial Statements.

The Company’s net loan portfolio declined by $42.2 million during the year ended December 31, 2010. Net loans totaled $642.4 and $600.2 at December 31, 2009, and December 31, 2010, respectively. The decline in the loan activity during the year ended December 31, 2010, was primarily the result of weak loan demand and limitations placed on the Company by the Office of Thrift Supervision (OTS) on certain types of lending deemed most profitable to the Company as well as the implementation of more conservative loan underwriting standards. In 2010, economic activity remained subdued in the majority of the Company’s markets. For the year ended December 31, 2010, the Company’s tax equivalent average yield on loans was 6.05%, compared with 6.15% for the year ended December 31, 2010.

The allowance for loan losses totaled $9.8 million at December 31, 2010, an increase of approximately $900,000 from the allowance for loan losses of $8.9 million at December 31, 2009. The ratio of the allowance for loan losses to total loans was 1.61% and 1.36% at December 31, 2010, and December 31, 2009, respectively. Also, at December 31, 2010, the Company’s non-accrual loans were approximately $5.0 million or 0.82% of total loans, compared to $11.2 million, or 1.72% of total loans, at December 31, 2009. The Company’s ratio of allowance for loan losses to non-accrual loans at December 31, 2010 and 2009 was 195.35% and 78.96%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2010 and 2009

Net Income. The Company’s net income available for common shareholders for the year ended December 31, 2010, was $5.5 million compared to $944,000 for the year ended December 31, 2009. In 2009, net income available for common shareholders was adversely affected by a $5.0 million goodwill impairment charge and a $1.5 million increase in assessments from the FDIC. The Company’s provision expenses in both 2010 and 2009 are well in excess of our normally operating expectations and reflect the continued challenges in our local and national economies. Improved profitability in 2010 resulted from improved net interest margins and the lack of a goodwill impairment charge.

Net Interest Income. Net interest income for the year ended December 31, 2010, was $30.2 million, compared to $26.8 million for the year ended December 31, 2009. The increase in net interest income for the year ended December 31, 2010, was the result of Company’s ability to re-price time deposits at lower rates due to the continued struggles in the economy. The Company’s level of average interest bearing assets increased $56.4 million during 2010. However, the increase in average interest bearing assets was insufficient to offset the decline in yields, resulting in a slightly reduced level of interest income. For the year ended December 31, 2010, the Company’s tax equivalent average yield on total interest-earning assets was 5.46% compared to 5.81% for the year ended December 31, 2009, and its average cost of interest-bearing liabilities was 2.45%, compared to 3.07% for the year ended December 31, 2009. As a result, the Company’s tax equivalent interest rate spread for the year ended December 31, 2010 was 3.01%, compared to 2.74% for the year ended December 31, 2009 and its tax equivalent net interest margin was 3.19% for the year ended December 31, 2010, compared to 2.97% for the year ended December 31, 2009.

Interest Income. Interest income declined $700,000 from $53.1 million to $52.4 million, or 1.3% during the year ended December 31, 2010 compared to 2009. The modest decline was attributable to a decline in yields on assets that was not fully offset by an increase in the volume of investments outstanding. The average balance on taxable securities available for sale increased $36.9 million, from $252.7 million for the year ended December 31, 2010, to $289.6 million for the year ended December 31, 2009. The average balance of non-taxable securities available for sale increased approximately $26.6 million, from $36.6 million for the year ended December 31, 2009, to $63.2 million for the year ended December 31, 2010. The Company did not carry time deposits or held to maturity securities in its portfolio at December 31, 2010.

Interest Expense. Interest expense declined to $22.2 million for the year ended December 31, 2010, compared to $26.3 million for 2009. The decline in interest expense was attributable to a decline in the average cost interest bearing deposits. The average cost of average interest-bearing deposits declined to 2.28% for the year ended December 31, 2010, from 2.98% for the year ended December 31, 2009. Over the same period, the average balance of interest bearing deposits increased from $698.4 million for the year ended December 31, 2009, to $762.4 million for the year ended December 31, 2010. The average balance of FHLB borrowings declined from $119.1 million for the year ended December 31, 2009 to $92.8 million for the year ended December 31, 2010. The average cost of FHLB borrowings increased from 3.42% for the year ended December 31, 2009, to 3.55% for the year ended December 31, 2010 due to the maturity of lower costing advances. The Company’s recent practice is to allow FHLB advances to mature and not renew. The Company anticipates this practice to continue into 2011 with $15 million in advances set to renew, including $10 million in February 2011 at an interest rate of 5.24%.

Provision for Loan Losses. The Company determined that an additional $6.0 million and $4.2 million in provision for loan losses was required for the years ended December 31, 2010, and December 31, 2009, respectively. The increase in the Company’s provision for loan loss expense is the result of both local and national economic conditions, including an increase in the unemployment rate in the communities served by the Company, higher levels of non-performing assets and lower appraised values for problem loans secured by real estate.

Non-Interest Income. Non-interest income increased by $900,000 for the year ended December 31, 2010, to $11.1 million, compared to $10.2 million for the year ended December 31, 2009. The increase in non-interest income is largely the result of an $800,000 increase on gains taken on the sale of investments. For the year ended December 31, 2010, income from deposit accounts and financial services income were relatively unchanged as lower brokerage income was offset by higher mortgage origination income. Non-interest income for the year ended December 31, 2009, included a $200,000 other than temporary impairment charge on two Private Label CMOs.

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2010, was $26.2 million, compared to $30.5 million in 2009. The decline was the result of the Company’s $5.0 million goodwill impairment charge in 2009 and a net gain on the sale of real estate owned of approximately $300,000. For the year ended December 31, 2010, the Company’s salaries and benefits expense increased by approximately $500,000 as compared to the year ended December 31, 2009, due to higher staffing levels and an increase in the cost of health insurance. Professional services expenses, data processing expenses and other expenses are the only additional non-interest expense items that increased by more than $200,000 in 2010 as compared to 2009.

Income Taxes. The effective tax rates for the years ended December 31, 2010, and December 31, 2009, was 28.6% and 16.7%, respectively. The Company’s effective tax rate increased sharply due to higher levels of pre-tax income as the majority of the overall increase in the Company’s net income for 2009 was the result of lower expenses and higher levels of net interest income.

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

Interest Expense. Interest expense declined to $26.3 million for the year ended December 31, 2009, compared to $26.4 million for 2008. The decline in interest expense was attributable to a decline in the average cost of both interest bearing deposits and Federal Home Loan Bank (“FHLB”) borrowings. The average cost of interest-bearing deposits declined from 3.57% for the year ended December 31, 2008, to 2.98% for the year ended December 31, 2009. Over the same period, the average balance of interest bearing deposits increased from $581.8 million for the year ended December 31, 2008, to $698.4 million for the year ended December 31, 2009. The average balance of FHLB borrowings increased from $95.0 million for the year ended December 31, 2008 to $119.1 million for the year ended December 31, 2009. The average cost of FHLB borrowings declined from 4.15% for the year ended December 31, 2008, to 3.42% for the year ended December 31, 2009.

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

Capital Resources. At December 31, 2010, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the Office of Thrift Supervision regulatory capital requirements, and for a tabular presentation of the Bank’s compliance with such requirements, see Note 16 of Notes to Consolidated Financial Statements.

Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2010, the Bank had outstanding advances of $81.9 million from the FHLB and $29.3 million of letters of credit issued by the FHLB to secure municipal deposits. The Bank can immediately borrow an additional $56.3 million from the FHLB. See Note 7 of Notes to Consolidated Financial Statements.

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

Management believes that loan repayments and other sources of funds will be adequate to meet the Bank’s liquidity needs for the immediate future. A portion of the Bank’s liquidity consists of cash and cash equivalents. At December 31, 2010, cash and cash equivalents totaled $61.0 million. The level of these assets depends upon the Bank’s operating, investing and financing activities during any given period.

Cash flows from operating activities for the years ended December 31, 2010, 2009 and 2008 were $12.4 million, $2.7 million, and $7.7 million, respectively.

Cash flows from investing activities were a net use of funds of $41.0 million, $57.0 million and $142.8 million in 2010, 2009 and 2008, respectively. A principal use of cash in this area has been purchases of securities available for sale of $290.8 million partially offset by proceeds from sales, calls and maturities of securities of $221.9 million during 2010. At the same time, the investment of cash in loans was $19.9 million in 2009 and $55.6 million in 2008 while the loan portfolio provided cash of $24.7 million in 2010. Purchases of securities available for sale exceeded maturities and sales by $68.9 million in 2010, $37.8 million in 2009 and $100.9 million in 2008. There were no purchases of securities classified as held to maturity in 2010, 2009 and 2008.

At December 31, 2010, the Bank had $34.8 million in outstanding commitments to originate loans and unused lines of credit of $40.8 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. The Bank has certificates of deposit maturing in one year or less of $302.2 million at December 31, 2010. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

Stock Performance Comparison

The following graph, which was prepared by SNL Financial LC (“SNL”), shows the cumulative total return of the Common Stock of the Company since December 31, 2005, compared with the (1) NASDAQ Composite Index, comprised of all U.S. Companies quoted on NASDAQ, (2) the SNL Midwest Thrift Index, comprised of publically traded thrifts and thrift holding companies operating in the Midwestern United States. Cumulative total return on the Common Stock or the index equals the total increase in the value since December 31, 2005, assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph was prepared assuming that $100 was invested on December 31, 2005, in the Common Stock, the securities included in the indices. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

	Period Ending
Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
HopFed Bancorp, Inc.	100.00	104.62	98.83	69.67	68.43	70.36
NASDAQ COMPOSITE	100.00	110.39	122.15	73.32	106.57	125.91
SNL Midwest Thrift	100.00	113.49	95.86	85.19	71.76	58.17

Source : SNL Financial LC, Charlottesville, VA

© 2011

Consolidated Financial Statements

HopFed Bancorp, Inc.

and Subsidiaries

December 31, 2010, 2009 and 2008

Page Number

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets as of December 31, 2010 and 2009	2-3

Consolidated Statements of Income for the Years ended December 31, 2010, 2009 and 2008	4-5

Consolidated Statements of Comprehensive Income for the Years ended December 31, 2010, 2009 and 2008	6

Consolidated Statements of Changes in Stockholders’ Equity for the Years ended December 31, 2010, 2009 and 2008	7-8

Consolidated Statements of Cash Flows for the Years ended December 31, 2010, 2009 and 2008	9-10

Notes to Consolidated Financial Statements	11-68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

    of HopFed Bancorp, Inc.

Hopkinsville, Kentucky

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee

March 31, 2011

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2010 and 2009

(Dollars in Thousands)

	2010	2009
Assets
Cash and due from banks	$54,042	37,938
Interest-earning deposits in Federal Home Loan Bank	6,942	3,173

Cash and cash equivalents	60,984	41,111
Federal Home Loan Bank stock, at cost (note 2)	4,378	4,281
Securities available for sale (note 2)	357,738	289,691
Loans receivable, net of allowance for loan losses of $9,830 at December 31, 2010 and $8,851 at December 31, 2009 (note 3)	600,215	642,355
Accrued interest receivable	6,670	5,777
Real estate and other assets owned (note 14)	9,812	1,883
Bank owned life insurance	8,819	8,475
Premises and equipment, net (note 4)	24,289	25,328
Deferred tax assets (note 13)	3,788	2,458
Intangible assets (note 5)	810	1,168
Other assets	5,088	7,349

Total assets	$1,082,591	1,029,876

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Non-interest-bearing accounts	$69,139	68,531
Interest-bearing accounts:
NOW accounts	138,936	105,821
Savings and money market accounts	63,848	60,409
Other time deposits	555,006	559,383

Total deposits	826,929	794,144
Advances from Federal Home Loan Bank (note 7)	81,905	102,465
Repurchase agreements (note 8)	45,110	36,060
Subordinated debentures (note 10)	10,310	10,310
Advances from borrowers for taxes and insurance	239	236
Dividends payable	613	454
Accrued expenses and other liabilities	6,041	6,258

Total liabilities	971,147	949,927

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets, Continued

December 31, 2010 and 2009

(Dollars in Thousands)

	2010	2009
Stockholders’ equity (note 17):
Preferred stock, par value $0.01 per share; authorized - 500,000 shares; 18,400 shares issued and outstanding with a liquidation preference of $18,400,000 at December 31, 2010 and December 31, 2009	$—	—
Common stock, par value $.01 per share; authorized 15,000,000 shares; 7,737,879 issued and 7,334,963 outstanding at December 31, 2010 and 4,110,175 issued and 3,594,620 outstanding at December 31, 2009	77	41
Common stock warrants (note 17)	556	556
Additional paid-in-capital	74,920	44,455
Retained earnings-substantially restricted	39,994	38,244
Treasury stock (at cost, 402,916 shares at December 31, 2010 and 515,555 at December 31, 2009)	(5,076)	(6,495)
Accumulated other comprehensive income, net of taxes	973	3,148

Total stockholder’s equity	111,444	79,949

Total liabilities and stockholders’ equity	$1,082,591	1,029,876

Commitments and contingencies (notes 11 and 15)

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years ended December 31, 2010, 2009, and 2008

(Dollars in Thousands)

	2010	2009	2008
Interest and dividend income
Loans receivable	$38,037	38,921	41,421
Securities available for sale	11,911	12,635	7,115
Securities held to maturity	—	12	155
Nontaxable securities available for sale	2,457	1,565	639
Interest-earning deposits	12	8	147

Total interest and dividend income	52,417	53,141	49,477

Interest expense:
Deposits (note 6)	17,384	20,833	20,789
Advances from Federal Home loan Bank	3,292	4,070	3,940
Repurchase agreements	831	767	1,079
Subordinated debentures	739	642	612

Total interest expense	22,246	26,312	26,420

Net interest income	30,171	26,829	23,057

Provision for loan losses (note 3)	5,970	4,199	2,417

Net interest income after provision for loan losses	24,201	22,630	20,640

Non-interest income:
Service charges	3,922	4,222	4,535
Merchant card income	698	612	576
Gain on sale of loans	590	271	135
Gain on sale of securities, net (note 2)	3,504	2,715	718
Other-than-temporary impairment on investments	—	(200)	—
Income from bank owned life insurance	344	481	270
Financial services commission	971	983	1,055
Other operating income	1,077	1,141	1,055

Total non-interest income	11,106	10,225	8,344

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income, Continued

For the Years ended December 31, 2010, 2009 and 2008

(Dollars in Thousands, Except Per Share Amounts)

	2010	2009		2008
Non-interest expenses:
Salaries and benefits (note 12)	12,762	12,240		11,456
Occupancy expense (note 4)	3,158	3,074		2,882
Data processing expense	2,807	2,595		2,260
State deposit tax	640	619		512
Intangible amortization	358	650		847
Goodwill impairment	—	4,989		—
Professional services	1,225	1,002		1,167
Advertising expense	1,115	1,304		1,271
Postage and communications expense	557	616		622
Supplies expense	404	363		341
Deposit insurance and examination fees	2,107	2,026		463
Gain on sale of real estate owned	(321)	—		—
Expenses related to real estate owned	264	241		104
Other operating expenses	1,102	764		492

Total non-interest expense	26,178	30,483		22,417

Income before income tax expense	9,129	2,372		6,567
Income tax expense (note 13)	2,613	397		1,952

Net income	6,516	1,975		4,615

Less: Dividend on preferred shares	920	920		50
Accretion dividend on preferred shares	111	111		6

Net income available for common shareholders	$5,485	944		4,559

Earnings per share available to common stockholders (note 18):
Basic	$0.98	0.26		1.25

Fully diluted	$0.98	0.26		1.24

Weighted average shares outstanding - basic	5,620,093	3,641,368	(1)	3,643,370	(1)

Weighted average shares outstanding - diluted	5,620,093	3,641,368	(1)	3,669,433	(1)

(1)	Weighted average shares outstanding (basic and diluted) for 2009 and 2008 adjusted to reflected 2% stock dividend paid to shareholders of record on September 30, 2010.

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years ended December 31, 2010, 2009 and 2008

(Dollars in Thousands)

	2010	2009	2008
Net income	$6,516	1,975	4,615
Other comprehensive income (loss), net of tax:
Unrealized holding gain arising during the year, net of tax effect	431	3,553	2,585
Unrealized gain (loss) on derivatives, net of tax effect	(293)	351	(824)
Reclassification adjustment for gains included in net income, net of taxes	(2,313)	(1,791)	(458)

Comprehensive income	$4,341	4,088	5,918

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2010, 2009 and 2008

(Dollars in Thousands, Except Per Share and Share Amounts)

	Common Shares	Preferred Shares	Common Stock	Common Stock Warrants	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance January 1, 2008	3,592,033	—	$41	—	26,077	36,065	(6,112)	(268)	55,803
Net income		—	—	—	—	4,615	—	—	4,615
Restricted stock awards	11,962	—	—	—	—	—	—	—	—
Net change in unrealized gains on securities available for sale, net of taxes of $1,096	—	—	—	—	—	—	—	2,127	2,127
Net change in unrealized gain (losses) on derivatives, net of taxes of $423	—	—	—	— —	—	—	—	(824)	(824)
Dividends ($0.48 per share)	—	—	—	—	—	(1,720)	—	—	(1,720)
Exercise of options	10,000	—	—	—	100	—	(100)	—	—
Compensation expense, options	—	—	—	—	9	—	—	—	9
Compensation expense, restricted stock awards	—	—	—	—	157	—	—	—	157
Purchase of treasury stock	(28,496)	—	—	—	—	—	(283)	—	(283)
Restricted stock awards forfeited	(450)	—	—	—	—	—	—	—	—
Treasury Capital Purchase Program	—	18,400	—	556	17,844	—	—	—	18,400
Accretion of stock dividend and warrants	—	—	—	—	6	(6)	—	—	—

Balance December 31, 2008	3,585,049	18,400	41	556	44,193	38,954	(6,495)	1,035	78,284
Net income	—	—	—	—	—	1,975	—	—	1,975
Restricted stock awards	9,571	—	—	—	—	—	—	—	—
Net change in unrealized gains on securities available for sale, net of taxes of $908	—	—	—	—	—	—	—	1,762	1,762
Net change in unrealized gain on derivatives, net of taxes of $181	—	—	—	—	—	—	—	351	351
Preferred stock dividend of 5%	—	—	—	—	—	(851)	—	—	(851)
Common stock dividends ($0.48 per share)	—	—	—	—	—	(1,723)	—	—	(1,723)
Compensation expense, restricted stock awards	—	—	—	—	151	—	—	—	151
Accretion of preferred stock discount	—	—	—	—	111	(111)	—	—	—

Balance December 31, 2009	3,594,620	18,400	$41	556	44,455	38,244	(6,495)	3,148	79,949

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2010, 2009 and 2008 (Continued)

(Dollars in Thousands, Except Per Share and Share Amounts)

	Common Shares	Preferred Shares	Common Stock	Common Stock Warrants	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Equity
Net income	—	—	—	—	—	6,516	—	—	6,516
Restricted stock awards	9,751	—	—	—	—	—	—	—	—
Net change in unrealized gains (losses) on securities available for sale, net of taxes of $969	—	—	—	—	—	—	—	(1,882)	(1,882)
Net change in unrealized gain (losses) on derivatives, net of taxes of $151	—	—	—	— —	—	—	—	(293)	(293)
Preferred stock dividend of 5%	—	—	—	—	—	(920)	—	—	(920)
Common stock issuance at $8.55 share, net and includes 112,639 of treasury stock with an average cost of $12.60 share	3,583,334	—	35	—	28,917	—	1,419	—	30,371
Exercise of options, net	3,800	—	—	—	—	—	—	—	—
Stock dividend to common stockholders’	143,458	—	1	—	1,303	(1,304)	—	—	—
Cash dividend to common stockholders’ ($0.40 per share)	—	—	—	—	—	(2,431)	—	—	(2,431)
Compensation expense, restricted stock awards	—	—	—	—	134	—	—	—	134
Accretion of preferred stock discount	—	—	—	—	111	(111)	—	—	—

Balance December 31, 2010	7,334,963	18,400	$77	556	74,920	39,994	(5,076)	973	111,444

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2010, 2009 and 2008

(Dollars in Thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income	$6,516	1,975	4,615
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	5,970	4,199	2,417
Depreciation	1,586	1,548	1,464
Goodwill impairment	—	4,989	—
Amortization of intangible assets	358	650	847
Amortization of investment premiums and discounts, net	1,496	299	154
Other than temporary impairment charge on available for sale securities	—	200	—
Benefit for deferred income taxes	(210)	(2,809)	(609)
Stock dividends on Federal Home Loan Bank stock	—	—	(157)
Compensation expense, restricted stock grants and options	134	151	166
Income from bank owned life insurance	(344)	(481)	(270)
(Gain) loss on sale or call of securities held to maturity	—	6	(27)
Gain on sale of securities available for sale	(3,504)	(2,715)	(691)
Gain on sales of loans	(590)	(271)	(135)
Gain on settlement of derivative	—	—	(74)
Loss on sale of premises an equipment	6	22	—
Proceeds from sales of loans	43,456	5,771	3,700
Loss on sale of other assets	—	—	15
(Gain) loss on sale of foreclosed assets	(321)	241	—
Originations of loans sold	(42,866)	(5,500)	(3,565)
(Increase) decrease in:
Accrued interest receivable	(893)	75	(617)
Other assets	2,261	(5,867)	(1,178)
Increase (decrease) in:
Accrued expenses and other liabilities	(661)	(541)	1,638
Income taxes payable	—	716	—

Net cash provided by operating activities	12,394	2,658	7,693

Cash flows from investing activities
Proceeds from sales, calls and maturities of securities held to maturity	—	448	13,675
Proceeds from sales, calls and maturities of securities available for sale	221,875	148,883	84,930
Purchase of securities available for sale	(290,765)	(186,736)	(185,821)
Net (increase) decrease in loans	24,665	(19,857)	(55,596)
Purchase of Federal Home Loan Bank stock	(97)	(231)	(57)
Proceeds from sale of foreclosed assets	3,897	902	727
Purchase of premises and equipment	(553)	(455)	(659)

Net cash used in investing activities	(40,978)	(57,046)	(142,801)

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the Years ended December 31, 2010, 2009 and 2008

(Dollars in Thousands)

	2010	2009	2008
Cash flows from financing activities:
Net increase in deposits	$32,785	81,139	114,252
Increase (decrease) in advance payments by borrowers for taxes and insurance	3	26	(106)
Advances from Federal Home Loan Bank	39,000	66,895	162,500
Repayment of advances from Federal Home Loan Bank	(59,560)	(94,442)	(134,370)
Other advances	—	35,395	57,115
Repayment of other advances	—	(35,395)	(57,115)
Increase (decrease) in repurchase agreements	9,050	7,380	(8,519)
Sale of common stock	28,952	—	—
Sale of treasury stock	1,419	—	—
Sale of preferred stock	—	—	18,400
Purchase of treasury stock	—	—	(283)
Dividends paid on preferred stock	(920)	(851)	—
Dividends paid on common stock	(2,272)	(1,723)	(1,720)

Net cash provided by financing activities	48,457	58,424	150,154

Increase in cash and cash equivalents	19,873	4,036	15,046
Cash and cash equivalents, beginning of period	41,111	37,075	22,029

Cash and cash equivalents, end of period	$60,984	41,111	37,075

Supplemental disclosures of cash flow information:
Interest paid	11,826	14,424	13,296

Income taxes paid	4,110	2,420	2,420

Supplemental disclosures of non-cash investing and financing activities:		.
Loans charged off	5,290	1,836	1,414

Foreclosures and in substance foreclosures of loans during year	11,505	1,473	1,246

Net unrealized gains (losses) on investment securities classified as available for sale	(2,851)	2,670	3,223

Increase in deferred tax asset related to unrealized losses on investments	969	(908)	(1,096)

Dividends declared and payable	613	454	444

Issue of unearned restricted stock	92	93	157

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

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

The Bank is currently subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (OTS) and the FDIC. However, the Dodd-Frank Financial Reform Act of 2010 calls for the elimination of the OTS by July 21, 2011. After July 21, 2011, future safety and soundness examinations will be conducted by the Office of the Comptroller of the Currency (OCC). Supervision of the Corporation will be conducted by the Federal Reserve.

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

December 31, 2010, 2009 and 2008

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

Securities

The Company reports debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i) “trading” (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (ii) “available for sale” (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as a separate component of stockholders’ equity. At the time of new security purchases, a determination is made as to the appropriate classification. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders’ equity, net of any tax effect. Cost of securities sold is recognized using the specific identification method.

Interest income on securities is recognized as earned. The Company purchases many agency bonds at either a premium or discount to its par value. Premiums and discounts on agency bonds are amortized using the net interest method. For callable bonds purchased at a premium, the premium is amortized to the first call date. If the bond is not called on that date, the premium is fully amortized and the Company recognizes an increase in the net yield of the investment. The Company has determined that callable bonds purchased at a premium have a high likelihood of being called, and the decision to amortize premiums to their first call is a more conservative method of recognizing income. For agency bonds purchased at a discount, the discount is accreted to the final maturity date. For callable bonds purchased at discount and called before maturity, the Company recognizes a gain on the sale of securities. The Company amortizes premiums and accretes discounts on mortgage back securities and collateralized mortgage obligations based on the securities three month average prepayment speed.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

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

Other Securities

Other securities, such as Federal Home Loan Bank (FHLB) stock are recognized at cost, as the value is not considered impaired.

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

December 31, 2010, 2009 and 2008

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

The measurement of impaired loans generally may be based on the present value of future cash flows discounted at the historical effective interest rate. However, the majority of the Company’s problem loans become collateral dependent at the time they are judged to be impaired. Therefore, the measurement of impaired requires the Company to obtain a new appraisal to obtain the fair value of the collateral. The appraised value is then discounted to an estimated of the Company’s net realizable value, reducing the appraised value by the amount of holding and selling cost. When the measured amount of an impaired loan is less than the recorded investment in the loan, the impairment is recorded as a charge to income and a valuation allowance, which is included as a component of the allowance for loan losses.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(1)	Summary of Significant Accounting Policies: (Continued)

Fixed Rate Mortgage Originations

The Company operates a mortgage company that originates mortgage loans in the name of assorted investors, including Federal Home Loan Mortgage Corporation (Freddie Mac). Originations for Freddie Mac are sold through the Bank while originations to other investors are sold directly to those investors. On a limited basis, loans sold to Freddie Mac may result in the Bank retaining loan servicing rights. In recent years, customers have chosen lower origination rates over having their loan locally serviced; thereby limiting the amount of new loans sold with servicing retained. At December 31, 2010, the Bank maintained a servicing portfolio of one to four family real estate loans of approximately $24.2 million. For the years ended December 31, 2010 and December 31, 2009, the Bank has reviewed the value of the servicing asset as well as the operational cost associated with servicing the portfolio. After this review, the Bank has determined that the values of its servicing rights are not material to the Company’s consolidated financial statements.

Real Estate and Other Assets Owned

Assets acquired through, or in lieu of, loan foreclosure or repossession carried at the lower of cost or fair value less selling expenses. Costs of improving the assets are capitalized, whereas costs relating to holding the property are expensed. Management conducts periodic valuations (no less than annually) and any adjustments to value are recognized in the current period’s operations.

Brokered Deposits

The Company may choose to attract deposits from several sources, including using outside brokers to assist in obtaining time deposits using national distribution channels. Brokered deposits offer the Company an alternative to Federal Home Loan Bank advances and local retail time deposits.

Repurchase Agreements

The Company sells investments from its portfolio to business and municipal customers with a written agreement to repurchase those investments on the next business day. The repurchase product gives business customers the opportunity to earn income on liquid cash reserves. These funds are overnight borrowings of the Company secured by Company assets and are not FDIC insured. The Company has also entered into two long-term repurchase agreements with third parties as discussed in Note 8.

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

December 31, 2010, 2009 and 2008

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

Goodwill

It is the Company’s policy to review goodwill annually to determine if impairment exist. On October 7, 2009, the Company determined that all goodwill outstanding at September 30, 2009 was impaired and therefore was charged off.

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

December 31, 2010, 2009 and 2008

(1)	Summary of Significant Accounting Policies: (Continued)

Bank Owned Life Insurance

Bank owned life insurance policies (BOLI) are recorded at the cash surrender value or the amount to be realized upon current redemption. The realization of the redemption value is evaluated for each insuring entity that holds insurance contracts annually by management.

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

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instrument has been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been, or will not continue to be highly effective as a hedge, hedged accounting is discontinued. ASC 815 basis adjustments recorded on hedged assets and liabilities are amortized over the remaining life of the hedged item beginning no later than when hedge accounting ceases. There were no fair value hedging gains or losses, as a result of hedge ineffectiveness, recognized for the years ended December 31, 2010, 2009 and 2008.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(1)	Summary of Significant Accounting Policies: (Continued)

Fair Values of Financial Instruments

In October of 2008, the Bank entered into an interest rate swap agreement for a term of seven years and an amount of $10 million. The Bank will pay a fixed rate of 7.27% for seven years and receive an amount equal to the three-month London Interbank Lending Rate (Libor) plus 3.10%. The interest rate swap is classified as a cash flow hedge by the Bank and will be tested quarterly for effectiveness. At December 31, 2010, the cost of the Bank to terminate the cash flow hedge is approximately $1,088,000. The Bank, in the normal course of business, originates fixed rate mortgages that are sold to the Federal Home Loan Mortgage Corporation (Freddie Mac). Upon tentative underwriting approval by Freddie Mac, the Bank issues a best effort commitment to originate a fixed rate first mortgage under specific terms and conditions that the Bank intends to sell to Freddie Mac. The Bank no longer assumes a firm commitment to originate fixed rate loans, thus eliminating the risk of having to deliver loans they did not close or pay commitment fees to make Freddie Mac whole.

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

December 31, 2010, 2009 and 2008

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

Letters of Credit

The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Company operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $1.5 million at December 31, 2010.

Accrued interest receivable

Fair value is estimated to approximate the carrying amount because such amounts are expected to be received within 90 days or less and any credit concerns have been previously considered in the carrying value.

Other Assets – FDIC assessment

In November 2009, the FDIC issued a rule that required all insured depository institutions, with limited exceptions, to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The FDIC also adopted a uniform three-basis point increase in assessment rates effective on January 1, 2011. Included in other assets at December 31, 2010, and December 31, 2009, was $2.6 million and $4.3 million in prepaid risk-based assessments, respectively.

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

December 31, 2010, 2009 and 2008

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

Dividend Restrictions

The Company is not permitted to pay a dividend to common shareholders if they fail to make a quarterly interest payment to the holders of the Company’s subordinated debentures or fail to make a quarterly dividend payment on preferred shares owned by the United States Treasury Department. Furthermore, the Bank may be restricted in the payment of dividends to the Company by the Bank’s primary regulator, the Office of Thrift Supervision (OTS). Any restrictions imposed by the OTS would effectively limit the Company’s ability to pay a dividend to its common stockholders as discussed in note 17.

Earnings Per Share

Earnings per share (EPS) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding plus dilutive common stock equivalents (CSE). CSE consists of dilutive stock options granted through the Company’s stock option plan. Restricted stock awards represent future compensation expense and are dilutive. Common stock equivalents which are considered anti-dilutive are not included for the purposes of this calculation. Common stock warrants issued in December 2008 and all stock options outstanding are currently anti-dilutive and are not included for the purposes of this calculation.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(1)	Summary of Significant Accounting Policies: (Continued)

Earnings Per Share (Continued):

Both EPS and diluted EPS are reduced by the amount of dividend payments on preferred stock and the accretion of the discount on the preferred stock. The effect of the Company’s dividend payment on preferred stock and accretion of the preferred stock discount reduced the Company’s earnings by $1.0 million for the year ended December 31, 2010, and December 31, 2009, or $0.18 per share (basic and fully diluted) for the year ended December 31, 2010, and $0.29 per share (basic and fully diluted) for the year ended December 31, 2009. For the year ended December 31, 2008, the effect of the Company’s dividend payment on preferred stock and accretion of the preferred stock discount reduced the Company’s earnings by $56,000, or $0.02 per share (basic and fully diluted).

Stock Compensation

For the year ended December 31, 2008, the implementation of ASC 718, Compensation – Stock Compensation, reduced net income by $9,100 and had no effect on either basic or fully diluted earnings per share. The implementation of this standard had no effect on the Company’s net income or earnings per share for the year ended December 31, 2010 and 2009, respectively.

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

At December 31, 2010, the Company’s ability to issue additional options under the 1999 Stock Option Plan has expired. Additional stock option information at December 31, 2010, includes:

	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Exercisable and outstanding, December 31, 2010	81,600	$13.32	1.3 years	$—

At December 31, 2010, the number of options outstanding and the weighted average exercise price of options have been adjusted for the 2% stock dividend paid to stockholders’ of record on September 30, 2010.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued FASB ASC 105-10, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162, (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification as the source of authoritative generally accepted accounting principles for nongovernmental entities. SFAS 168 is effective for interim and annual periods ending after September 15, 2009 and did not have a material impact on the Company’s consolidated financial position.

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

December 31, 2010, 2009 and 2008

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

The three staff positions mentioned above were effective for periods ending after June 15, 2009, with early adoption of all three permitted for periods ending after March 15, 2009. The Company adopted the staff positions prior to June 30, 2009. The staff positions had no material impact on the consolidated financial statements of the Company.

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

In December 2009, the FASB issued FASB ASC 810, Consolidations. This accounting guidance was originally issued in June 2009 and is now included in ASC 810. The guidance amends the consolidation guidance applicable for variable interest entities. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

In June 2009, the Company adopted the provisions of ASC Topic 855, Subsequent Events. ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2010, through March 31, 2011, the date management issued these financial statements. During this period there were no material recognizable subsequent events that required recognition in our disclosures to the December 31, 2010 financial statements.

In January 2010, the FASB issued Accounting Standards Update No. 201-06, Improving Disclosures about Fair Value Measurements. The new guidance clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales, and settlements) within the Level 3 roll-forward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 roll-forward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 roll-forward information which is not required to be adopted by the Company until January 1, 2011.

On January 1, 2010, the FASB amended Accounting Standards Update No. 810 by issuing Update 2010-10 to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC 810 was effective January 1, 2010 and did not have a significant impact on the Company’s financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

In July 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 provides enhanced disclosures related to the credit quality of financing receivables and the allowance for credit losses, and provides that new and existing disclosures should be disaggregated based on how an entity develops its allowance for credit losses and how it manages credit exposures. Under the provisions of ASU 2010-20, additional disclosures required for financing receivables include information regarding the aging of past due receivables, credit quality indicators, and modifications of financing receivables. The provisions of ASU 2010-20 are effective for periods ending after December 15, 2010, with the exception of the amendments to the roll-forward of the allowance for credit losses which are effective for periods beginning after December 15, 2010. Comparative disclosures are required only for periods ending subsequent to initial adoption. HopFed Bancorp adopted the provisions of ASU 2010-20 and has provided the required disclosures in the consolidated financial statements provided herein. The disclosures about the modifications have been deferred to align with the proposed ASU, Receivables: Clarifications to Accounting for Troubled Debt Restructuring by Creditors, which has not yet been issued.”

In 2010, the FASB issued ASU 2010-11, Scope Exception Related to Embedded Credit Derivatives. ASU 2010-11 amends ASC 815 to provide clarifying language regarding when embedded credit derivative features are not considered embedded derivatives subject to potential bifurcation and separate accounting. The provisions of ASU 2010-11 are effective for periods beginning after June 15, 2010 and require re-evaluation of certain preexisting contracts to determine whether the accounting for such contracts is consistent with the amended guidance in ASU 2010-11. If the fair value option is elected for an instrument upon adoption of the amendments to ASC 815, re-evaluation of such preexisting contracts is not required. The adoption of this standard did not impact the operating results of the Company.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(2)	Securities:

Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their estimated fair values follow:

	December 31, 2010
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Restricted:
FHLB stock	$4,378	—	—	4,378

Unrestricted:
U.S. government and agency securities:	$163,365	2,921	(1,882)	164,404
Tax free municipal bonds	64,967	481	(1,055)	64,393
Taxable municipal bonds	17,037	105	(350)	16,792
Trust preferred securities	2,000	—	(723)	1,277
Mortgage-backed securities:
GNMA	30,325	873	(184)	31,014
FNMA	27,324	1,247	(23)	28,548
FHLMC	19,059	413	(29)	19,443
NON-AGENCY CMOs	3,711	38	(205)	3,544
AGENCY CMOs	27,388	1,039	(104)	28,323

	$355,176	7,117	(4,555)	357,738

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(2)	Securities: (Continued)

	December 31, 2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Restricted:
FHLB stock	$4,281	—	—	4,281

Unrestricted:
U.S. government and agency securities:	$115,852	3,618	(495)	118,975
Tax free municipal bonds	49,896	1,354	(96)	51,154
Taxable municipal bonds	2,815	5	(66)	2,754
Trust preferred securities	2,000	—	(574)	1,426
Mortgage-backed securities:
GNMA	27,919	679	(89)	28,509
FNMA	39,313	977	(51)	40,239
FHLMC	11,432	354	—	11,786
NON-AGENCY CMOs	17,056	161	(917)	16,300
AGENCY CMOs	17,997	557	(6)	18,548

	$284,280	7,705	(2,294)	289,691

The scheduled maturities of debt securities available for sale at December 31, 2010, and December 31, 2009, were as follows:

		Estimated
	Amortized	Fair
2010	Cost	Value
Due within one year	$778	773
Due in one to five years	6,699	6,772
Due in five to ten years	21,825	22,069
Due after ten years	88,180	86,836

	117,482	116,450
Amortizing agency bonds	129,887	130,416
Mortgage-backed securities	107,807	110,872

Total unrestricted securities available for sale	$355,176	357,738

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(2)	Securities: (Continued)

2009	Amortized Cost	Estimated Fair Value
Due within one year	$—	—
Due in one to five years	2,827	2,850
Due in five to ten years	19,595	19,695
Due after ten years	86,639	87,350

	109,061	109,895
Amortizing agency bonds	61,502	64,414
Mortgage-backed securities	113,717	115,382

Total unrestricted securities available for sale	$284,280	289,691

FHLB stock is an equity interest in the Federal Home Loan Bank. FHLB stock does not have a readily determinable fair value because ownership is restricted and a market is lacking. FHLB stock is classified as a restricted investment security, carried at cost and evaluated for impairment.

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2010 are as follows:

	Less than 12 months		12 months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for sale
U.S. government and agency securities:
Agency debt securities	$90,716	(1,882)	—	—	90,716	(1,882)
Taxable municipal bonds	10,207	(345)	445	(5)	10,652	(350)
Tax free municipal bonds	31,411	(885)	5,225	(170)	36,636	(1,055)
Trust preferred securities	—	—	1,277	(723)	1,277	(723)
Mortgage-backed securities:
GNMA	11,871	(184)	—	—	11,871	(184)
FNMA	3,104	(22)	85	(1)	3,189	(23)
FHLMC	8,316	(29)	—	—	8,316	(29)
NON-AGENCY CMOs	—	—	2,149	(205)	2,149	(205)
AGENCY CMOs	5,028	(104)	—	—	5,028	(104)

Total available for sale	$160,653	(3,451)	9,181	(1,104)	169,834	(4,555)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(2)	Securities: (Continued)

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

At December 31, 2010, the Company has 132 securities with unrealized losses. With the exception of two bonds discussed below, Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity or for the foreseeable future and therefore no declines are deemed to be other than temporary.

The Company’s most recent review for other than temporary impairment indicated that two private label CMO’s were other than temporarily impaired due to adverse credit quality. As a result, in 2009 the Company reduced the book balance of two private label CMO’s as follows:

CUSIP	Description	Current Par Value	Current Moody’s Credit Rating	Impairment Charge Taken
362290AC2	GSR 2007 TR AR1	$1,264,199	CCC	$180,000
12638PCQ0	CSMC 2007-3 4A15	$1,222,083	Caa3	$20,000

As part of its normal course of business, the Bank holds significant balances of municipal and other deposits that require the Bank to pledge investment instruments as collateral. At December 31, 2010, the Bank pledged investments with a book value of $131.4 million and a market value of approximately $133.4 million to various municipal entities as required by law. The Bank has pledged various investments with a book value of $12.9 million and a market value of $13.9 million to the Federal Home Loan Bank of Cincinnati to provide for a higher level of available borrowings. In addition, the Bank has provided $31.5 million of letters of credit issued by the Federal Home Loan Bank of Cincinnati to collateralize municipal deposits. The collateral for these letters of credit are the Bank’s one to four family loan portfolio, commercial real estate portfolio and its multi-family loan portfolio.

During 2010, the Company sold investment securities classified as available for sale for proceeds of $103.8 million resulting in gross gains of $3.5 million and gross losses of $30,000. During 2009, the Company sold investment securities classified as available-for-sale for proceeds of $80.5 million resulting in gross gains of $2.7 million and gross losses of $17,000. During 2008, the Company sold investment securities classified as available for sale for proceeds of $25.4 million resulting in gross gains of $708,000 and gross losses of $17,000. During 2008, the Company had one held to maturity security with a par value of $1.5 million and purchased at a discount called at par, resulting in a $27,000 gain.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands, Except Percentages)

(3)	Loans Receivable, Net:

The components of loans receivable in the consolidated balance sheets as of December 31, 2010 and December 31, 2009, were as follows:

	12/31/2010 Amount	12/31/2010 Percent	12/31/2009 Amount	12/31/2009 Percent
Real estate loans:
One-to-four family (closed end) first mortgages	$182,671	30.0%	$195,665	30.0%
Home equity lines of credit	40,191	6.6%	37,542	5.8%
Second mortgages (closed end)	6,196	1.0%	7,616	1.2%
Multi-family	29,416	4.8%	46,325	7.1%
Construction	23,361	3.8%	33,216	5.1%
Land	60,063	9.9%	64,496	9.9%
Non-residential real estate	195,285	32.0%	189,571	29.1%

Total mortgage loans	537,183	88.1%	574,431	88.2%
Consumer loans	18,060	3.0%	21,983	3.4%
Commercial loans	54,439	8.9%	54,531	8.4%

Total other loans	72,499	11.9%	76,514	11.8%

Total loans, gross	609,682	100.0%	650,945	100.0%

Deferred loan cost, net of income	363		261
Less allowance for loan losses	(9,830)		(8,851)

Total loans	$600,215		$642,355

Overall loan growth was sluggish in 2009 and negative in 2010, as unemployment in most of the Bank’s market area ranged from 9% to 13%. As real estate sales began to slow in early 2008, management reduced the Bank’s exposure to construction lending. At December 31, 2010, the construction portfolio is slightly more than one-third of the balance at September 30, 2008.

The Bank’s loan portfolio includes a significant amount of commercial and multi-family real estate loans. In 2009 and 2010, the credit quality of the Company’s multi-family loan portfolio has been weak and has experienced a higher level of delinquency and losses as compared to other segments of the loan portfolio. The challenges in the multi-family portfolio are exasperated due to the deployment of the more than 10,000 army personnel from the 101st Airborne at Fort Campbell, Kentucky, to the Middle East, reducing the number of potential renters in the Company’s largest market. In the first half of 2011, the deployed troops will be returning to Fort Campbell, thus creating a higher demand for all types of residential real estate.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(3)	Loans Receivable, Net (Continued)

Loans serviced for the benefit of others totaled approximately $56.3 million, $42.1 million and $35.2 million at December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, approximately $24.2 million of the $56.3 million in loans serviced by the Company are serviced for the benefit of Freddie Mac. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. The servicing rights associated with these loans are not material to the Company’s consolidated financial statements. Qualified one-to-four family first mortgage loans, non-residential real estate loans, multi-family loans and commercial real estate loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in note 7.

The Company originates most fixed rate loans for immediate sale to the Federal Home Loan Mortgage Corporation (FHLMC) or other investors. Generally, the sale of such loans is arranged shortly after the loan application is tentatively approved through commitments.

Loans by classification type and the related valuation allowance amounts at December 31, 2010, were as follows:

			Impaired Loans
	Pass	Special Mention	Substandard	Doubtful	Total	Specific Allowance for Impairment	Allowance for Performing loans
December 31, 2010			(Dollars in Thousands)
One-to-four family mortgages	$165,864	8,121	8,388	298	182,671	350	746
Home equity line of credit	39,129	499	333	230	40,191	77	107
Second mortgages	5,514	495	187	—	6,196	105	69
Multi-family	26,098	—	3,017	301	29,416	178	1,843
Construction	16,164	3,292	3,702	203	23,361	108	549
Land	29,858	16,930	13,275	—	60,063	588	276
Non-residential real estate	160,995	11,089	22,780	421	195,285	2,540	1,489
Consumer loans	17,488	205	367	—	18,060	85	22
Commercial loans	47,016	2,314	5,092	17	54,439	255	443

Total	$508,126	42,945	57,141	1,470	609,682	$4,286	5,544

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(3)	Loans Receivable, Net (Continued)

Loans by classification type and the related valuation allowance amounts at December 31, 2009, were as follows :

			Impaired Loans
	Pass	Special Mention	Substandard	Doubtful	Total	Specific Allowance For Impairment	Allowance for Performing loans
December 31, 2009			(Dollars in Thousands)
One-to-four family mortgages	$188,559	3,325	3,781	—	195,665	337	1,490
Home equity line of credit	37,297	80	165	—	37,542	6	239
Second mortgages	7,472	64	80	—	7,616	43	94
Multi-family	35,723	524	10,039	39	46,325	1,004	340
Construction	31,366	—	1,850	—	33,216	217	297
Land	48,797	9,609	6,067	23	64,496	177	758
Non-residential real estate	165,838	15,821	7,837	75	189,571	396	1,900
Consumer loans	21,154	149	680	—	21,983	159	366
Commercial loans	52,468	1,365	332	366	54,531	173	855

Total	$588,674	30,937	30,831	503	650,945	2,512	6,339

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(3)	Loans Receivable, Net (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2010, and December 31, 2009, were as follows:

	At December 31, 2010			For the year ended December 31, 2010
Impaired loans with no recorded allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
One-to-four family mortgages	$7,097	7,097	—	3,863	352
Home equity line of credit	419	419	—	207	15
Second mortgages	—	—	—	156	10
Multi-family	1,456	1,456	—	389	31
Construction	1,238	1,238	—	1,480	38
Land	11,175	11,175	—	10,282	328
Non-residential real estate	13,194	13,194	—	10,242	808
Consumer loans	51	51	—	459	1
Commercial loans	4,576	4,576	—	1,721	73

Total	$39,206	39,206	—	28,799	1,656

	At December 31, 2010			For the year ended December 31, 2010
Impaired loans with recorded allowance:	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
One-to-four family mortgages	$1,589	1,589	350	1,059	88
Home equity line of credit	144	144	77	156	6
Second mortgages	187	187	105	75	5
Multi-family	1,862	1,862	178	6,828	18
Construction	2,667	2,667	108	1,202	176
Land	2,100	2,100	588	573	92
Non-residential real estate	10,007	10,007	2,540	3,537	720
Consumer loans	316	316	85	613	1
Commercial loans	533	533	255	353	34

Total	$19,405	19,405	4,286	14,396	1,140

Total impaired loans	58,611	58,611	4,286	43,195	2,796

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands, Except Percentages)

(3)	Loans Receivable, Net (Continued)

The average recorded investment in impaired loans for the years ended December 31, 2010, 2009 and 2008 was $43.2 million, $27.7 million and $9.0 million, respectively. The Company does not recognize accrued interest income on loans classified as non-accrual.

An analysis of the change in the allowance for loan losses for the years ended December 31, 2010, and December 31, 2009 follows:

	12/31/2010	12/31/2009
	(Dollars in Thousands, Except Percentages)
Beginning balance, allowance for loan loss	$8,851	6,133
Charge offs
One-to-four family mortgages	(403)	(524)
Home equity line of credit	(61)	(109)
Second mortgages	—	(11)
Multi-family	(1,605)	(1)
Construction	(751)	(38)
Land	(265)	(77)
Non-residential real estate	(1,252)	(100)
Consumer loans	(472)	(662)
Commercial loans	(481)	(314)

Total charge offs	(5,290)	(1,836)

Recoveries
One-to-four family mortgages	10	60
Home equity line of credit	1	—
Second mortgages	5	—
Multi-family	85	—
Construction	—	—
Land	3	10
Non-residential real estate	—	—
Consumer loans	184	253
Commercial loans	11	32

Total recoveries	299	355

Net charge offs	(4,991)	(1,481)

Provision for loan losses	5,970	4,199

Ending balance	$9,830	8,851

Average loan balance, gross	$638,378	640,373

Ratio of net charge offs to average outstanding loans during the period	0.78%	0.20%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands, Except Percentages)

(3)	Loans Receivable, Net (Continued)

Non-accrual loans totaled $5.0 million and $11.2 million at December 31, 2010, and December 31, 2009, respectively. All non-accrual loans noted below are classified as either substandard or doubtful. Interest income foregone on such loans totaled $679,000 at December 31, 2009, and $243,000 at December 31, 2010. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis. There were no loans past due more than three months and still accruing interest as of December 31, 2010, December 31, 2009 and December 31, 2008. For the years ended December 31, 2010, and December 31, 2009, the components of the Company’s balances of non-accrual loans are as follows:

	12/31/2010	12/31/2009
	(Dollars in Thousands)
One-to-four family (closed end) first mortgages	$1,559	1,399
Home equity lines of credit	103	—
Multi-family	301	4,851
Construction	1,541	572
Land	363	3,503
Non-residential real estate	1,043	490
Consumer loans	23	27
Commercial loans	97	367

Total non-performing loans	$5,030	11,209

Non-accrual loans to total loans ratio	0.82%	1.72%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(3)	Loans Receivable, Net (Continued)

The table below presents past due balances at December 31, 2010, by loan classification allocated between performing and non-performing:

	Currently Performing	30 - 89 Days Past Due	Non-accrual Loans	Special Mention	Impaired Loans Currently Performing		Total
					Substandard	Doubtful
			(Dollars in Thousands)
One-to-four family mortgages	$162,840	3,024	1,559	8,121	7,032	95	182,671
Home equity line of credit	39,087	42	103	499	260	200	40,191
Second mortgages	5,514	—	—	495	187	—	6,196
Multi-family	25,852	246	301	—	2,716	301	29,416
Construction	15,351	813	1,541	3,292	2,364	—	23,361
Land	29,270	588	363	16,930	12,912	—	60,063
Non-residential real estate	156,997	3,998	1,043	11,089	21,737	421	195,285
Consumer loans	17,351	137	23	205	344	—	18,060
Commercial loans	46,676	340	97	2,314	4,995	17	54,439

Total	$498,938	9,188	5,030	42,945	52,547	1,034	609,682

All loans listed as 30-89 days past due and non-accrual are not performing as agreed. Loans listed as special mention, substandard and doubtful are paying as agreed. However, the customer’s financial statements may indicate weaknesses in their current cash flow, the customer’s industry may be in decline due to current economic conditions, colleateral values used to secure the loan may be declining, or the Company may be concerned about the customer’s future business prospects.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(3)	Loans Receivable, Net (Continued)

The Company originates loans to officers and directors and their affiliates at terms substantially identical to those available to other borrowers. Loans to officers and directors at December 31, 2010 and December 31, 2009, were approximately $11,641,000 and $9,892,000, respectively. At December 31, 2010, funds committed that were undisbursed to officers and directors approximated $1.5 million.

The following summarizes activity of loans to officers and directors and their affiliates for the years ended December 31, 2010, and December 31, 2009:

	2010	2009
Balance at beginning of period	$9,892	10,989
New loans	4,284	10,879
Principal repayments	(2,535)	(11,976)

Balance at end of period	$11,641	$9,892

(4)	Premises and Equipment:

Components of premises and equipment included in the consolidated balance sheets as of December 31, 2010, and December 31, 2009, consisted of the following:

	2010	2009
Land	$5,560	5,560
Land improvements	504	482
Buildings	20,170	20,043
Furniture and equipment	6,257	6,336

	32,491	32,421
Less accumulated depreciation	8,202	7,093

Premises and equipment, net	$24,289	25,328

Depreciation expense was approximately $1,586,000, $1,548,000 and $1,464,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(5)	Intangible Assets:

Goodwill is tested for impairment on an annual basis and as events or circumstances change that would more likely than not reduce fair value below its carrying amount. In 2009, the Company determined that its goodwill was other than temporarily impaired. As a result, the Company incurred a goodwill impairment charge of $4,989,000 that was effective September 30, 2009.

The amount of other intangible assets and the changes in the carrying amounts of other intangible assets for the years ended December 31, 2010, December 31, 2009 and December 31, 2008:

Core Deposits Intangible
Balance, December 31, 2007	$2,665
Amortization	(847)

Balance December 31, 2008	1,818
Amortization	(650)

Balance December 31, 2009	1,168
Amortization	(358)

Balance, December 31, 2010	$810

The estimated amortization expense for intangible assets for the subsequent years at December 31, 2010, is as follows:

Core Deposit Intangible
2011	$292
2012	227
2013	162
2014	97
2015	32

Total	$810

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(6)	Deposits:

At December 31, 2010, the scheduled maturities of other time deposits were as follows:

2011	$302,165
2012	106,155
2013	97,703
2014	25,901
2015 and thereafter	23,082

$555,006

The amount of other time deposits with a minimum denomination of $100,000 was approximately $289.1 million and $266.8 million at December 31, 2010, and December 31, 2009, respectively. At December 31, 2010, directors, members of senior management and their affiliates had deposits in the Bank of approximately $1.2 million.

Interest expense on deposits for the years ended December 31, 2010, December 31, 2009 and December 31, 2008 is summarized as follows:

	2010	2009	2008
Demand and NOW accounts	$1,553	1,450	2,276
Money market accounts	113	59	271
Savings	130	120	405
Other time deposits	15,588	19,204	17,837

	$17,384	20,833	20,789

The Bank maintains clearing arrangements for its demand, NOW and money market accounts with BBVA Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2010, average daily clearings were approximately $5.5 million.

At December 31, 2010, the Company had approximately $307,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2009, the Company had approximately $602,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2010 and December 31, 2009, the Company had deposits classified as brokered deposits totaling $75.7 million and $83.3 million, respectively. At December 31, 2010 and December 31, 2009, the Company had CDARS deposits totaling $15.7 million and $20.0 million, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands, Except Percentages)

(7)	Advances from Federal Home Loan Bank:

Federal Home Loan Bank advances are summarized as follows:

	December 31,
	2010		2009
Types of Advances	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Fixed-rate	$81,905	3.75%	$94,465	3.77%
Variable-rate	—	—	8,000	1.05%

Total	$81,905	3.75%	$102,465	3.56%

Scheduled maturities of FHLB advances as of December 31, 2010 are as follows:

Years Ending December 31,	Fixed Rate	Average Cost
2011	$15,000	4.36%
2012	5,000	1.82%
2013	8,272	2.72%
2014	6,149	3.16%
2015	—	—
Thereafter	47,484	4.02%

Total	$81,905	3.75%

The Bank has an approved line of credit of $30.0 million at the FHLB of Cincinnati, which is secured by a blanket agreement to maintain residential first mortgage loans and non-residential real estate loans with a principal value of 125% of the outstanding advances and has a variable interest rate. At December 31, 2010, the Bank has access to the full balance to the FHLB line of credit. All borrowings with the FHLB are secured under a blanket agreement using the Bank’s portfolio of 1-4 family home loans and non-residential real estate loans as collateral. In addition, the Bank has pledged investments with a book value of $12.9 million and a market value of $13.9 million. At December 31, 2010 the Bank could borrow an additional $56.3 million from the FHLB of Cincinnati. The Bank has an $8 million unsecured line of credit with BVA Compass Bank of Birmingham, Alabama. The Company’s overnight lines of credit with both the Federal Home Loan Bank of Cincinnati and Compass Bank had a zero balance at December 31, 2010.

At December 31, 2010, the Bank pledged investment securities with a book balance of $131.4 million and a market value of $133.4 million to various municipalities. In addition to the pledged securities, the Bank has issued $29.3 million in letters of credit issued by the Federal Home Loan Bank of Cincinnati as collateral for select municipality deposits.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

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

At December 31, 2010, the Company provided investment securities with a market value and book value of $47.0 million as collateral for repurchase agreements. The maximum repurchase balances outstanding during the twelve month periods ending December 31, 2010, and December 31, 2009, was $56.9 million and $40.6 million, respectively.

At December 31, 2010, and December 31, 2009, the respective cost and maturities of the Company’s repurchase agreements are as follows:

2010
Third Party	Balance	Average Cost	Maturity	Comments
Deutsch Bank	$10,000	4.28%	9/05/2014	Quarterly callable
Merrill Lynch	6,000	4.36%	9/18/2016	Quarterly callable
Various customers	29,110	0.44%		Overnight

Total	$45,110	1.81%

2009
Third Party	Balance	Average Cost	Maturity	Comments
Deutsch Bank	$10,000	4.28%	9/05/2014	Quarterly callable
Merrill Lynch	6,000	4.36%	9/18/2016	Quarterly callable
Various customers	20,060	0.65%		Overnight

Total	$36,060	2.27%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(9)	Fair Value:

In September 2006, FASB issued ASC Topic 820, Fair Value Measurements and Disclosures. ASC 820 establishes a fair value hierarchy which requires an entity to maximize the use of observable input and minimize the use of unobservable inputs when measuring fair value. Although ASC 820 provides for fair value accounting, the Company did not elect the fair value option for any financial instrument not presently required to be accounted for at fair value.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(9)	Fair Value: (Continued)

The fair value of bank owned life insurance is determined by reducing the annual stated dividend payments of each insurance company by the annual cost of life insurance provided. The Company has certain liabilities carried at fair value including interest rate swap agreements. The fair value of these liabilities is based on information obtained from a third party bank and is reflected within level 2 of the valuation hierarchy.

Assets and Liabilities Measured on a Recurring Basis

The assets and liabilities measured at fair value on a recurring basis are summarized below:

2010 Description	Total carrying value in the consolidated balance sheet at December 31, 2010	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available for sale securities	$357,738	—	356,461	1,277
Bank owned life insurance	8,819	—	8,819	—
Liabilities
Interest rate swap	1,088	—	1,088	—

2009 Description	Total carrying value in the consolidated balance sheet at December 31, 2009	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available for sale securities	$289,691	—	288,265	1,426
Bank owned life insurance	8,475	—	8,475	—
Liabilities
Interest rate swap	643	—	643	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(9)	Fair Value: (Continued)

The assets and liabilities measured at fair value on a non-recurring basis are summarized below:

2010 Description	Total carrying value in the consolidated balance sheet at December 31, 2010	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Real estate owned	$9,806	—	—	9,806
Other assets owned	6	—	—	6
Impaired loans, net of allowance of $4,286	54,325	—	—	54,325

2009 Description	Total carrying value in the consolidated balance sheet at December 31, 2009	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Real estate owned	$1,868	—	—	1,868
Other assets owned	15	—	—	15
Impaired loans, net of allowance of $2,512	28,822	—	—	28,822

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(9)	Fair Value: (Continued)

Change in level 3 fair value measurements

The table below includes a roll-forward of the balance sheet items for the years ended December 31, 2010 and 2009, (including the change in fair value) for assets and liabilities classified by HopFed Bancorp, Inc. within level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Year ended December 31, (In thousands)
	2010		2009
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, January 1,	$1,426	—	$1,623	—
Total realized gains (losses) included in income	—	—	—	—
Change in unrealized gains (losses) included in other comprehensive income for assets and liabilities still held at year end	(149)	—	(197)	—
Purchases, issuances and settlements, net	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	—

Fair value, December 31,	$1,277	—	$1,426	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(9)	Fair Value: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2010:

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$54,042	54,042
Interest-earning deposits in the Federal Home Loan Bank	6,942	6,942
Securities available for sale	357,738	357,738
Federal Home Loan Bank stock	4,378	4,378
Loans receivable	600,215	612,694
Accrued interest receivable	6,670	6,670
Bank owned life insurance	8,819	8,819
Financial liabilities:
Deposits	826,929	835,465
Advances from borrowers for taxes and insurance	239	239
Advances from Federal Home Loan Bank	81,905	85,209
Repurchase agreements	45,110	46,273
Subordinated debentures	10,310	10,092
Market value of interest rate swap	1,088	1,088
Accrued interest payable and other liabilities	5,566	5,566
Off-balance-sheet liabilities:
Commitments to extend credit	—	—
Commercial letters of credit	—	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(9)	Fair Value: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2009:

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$37,938	37,938
Interest-earning deposits in Federal Home Loan Bank	3,173	3,173
Securities available for sale	289,691	289,691
Federal Home Loan Bank stock	4,281	4,281
Loans receivable	642,355	655,105
Accrued interest receivable	5,777	5,777
Bank owned life insurance	8,475	8,475
Financial liabilities:
Deposits	794,144	806,816
Advances from borrowers for taxes and insurance	236	236
Advances from Federal Home Loan Bank	102,465	105,763
Repurchase agreements	36,060	38,902
Subordinated debentures	10,310	10,091
Market value of interest rate swap	643	643
Off-balance-sheet liabilities:
Commitments to extend credit	—	—
Commercial letters of credit	—	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(10)	Subordinated Debentures:

On September 25, 2003, the Company formed HopFed Capital Trust I (the Trust). The Trust is a statutory trust formed under the laws of the state of Delaware. In September 2003, the Trust issued variable rate capital securities with an aggregate liquidation amount of $10,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued floating rate junior subordinated debentures aggregating $10,310,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the capital securities pay interest and dividends, respectively, on a quarterly basis. The variable interest rate is the three-month LIBOR plus 3.10% adjusted quarterly (3.40% for the quarter ending December 31, 2010). These junior subordinated debentures mature in 2033, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities became redeemable contemporaneously, in whole or in part, beginning October 8, 2008 at a redemption price of $1,000 per capital security.

The Company has provided a full-irrevocable and unconditional guarantee on a subordinated basis of the obligations of the Trust under the capital securities in the event of the occurrence of an event of default, as defined in such guarantee. Debt issuance cost and underwriting fees of $190,000 were capitalized related to the offering and are fully amortized at December 31, 2010.

(11)	Concentrations of Credit Risk:

Most of the Bank’s business activity is with customers located within the western part of the Commonwealth of Kentucky and middle and western Tennessee. One-to-four family residential and non residential real estate collateralize the majority of the loans. The Bank requires collateral for the majority of loans.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. The contractual amounts of credit-related financial instruments such as commitments to extend credit and commercial letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless. In October of 2008, the FDIC increased its deposit coverage on all accounts to $250,000. In addition, financial institutions could choose to pay a higher premium to have all non-interest demand deposit balances insured. Compass Bank of Birmingham, Alabama, the Heritage Bank correspondent banker, elected to accept this additional coverage. Therefore, uninsured deposits are limited to those balances transferred to an overnight federal funds account. During 2010 and 2009, Heritage Bank chose not to transfer balances to an overnight federal funds account.

At December 31, 2010, all cash and cash equivalents are deposited with either Compass Bank or the Federal Home Loan Bank of Cincinnati (FHLB). Compass Bank is a participant in the FDIC’s TALC program that provides 100% insurance for all funds in non-interest bearing accounts. All funds deposited into Compass Bank are placed in non-interest bearing accounts and are fully insured by the FDIC. All deposits at the FHLB are liabilities of the individual bank and are not federally insured. The FHLB is a government sponsored enterprise (GSE) and has the highest rating available by all rating agencies. At December 31, 2010, total FHLB deposits were approximately $6.9 million, none of which is insured by the FDIC.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(12)	Employee Benefit Plans:

Stock Option Plan

The following is a summary of stock options outstanding at December 31, 2010:

Exercise Price	Weighted Average Remaining Life (Years)	Outstanding Options	Options Exercisable
$12.09	1.7	10,200	10,200
17.00	3.4	20,400	20,400
12.09	0.4	51,000	51,000

$13.32	1.3	81,600	81,600

The total amount of options outstanding and the exercise price of options were adjusted to reflect a 2% stock dividend paid to stockholders’ of record on September 30, 2010.

On February 24, 1999, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 1999 Stock Option Plan (Option Plan), which was subsequently approved at the 1999 Annual Meeting of Stockholders. Under the Option Plan, the Option Committee has discretionary authority to grant stock options and stock appreciation rights to such employees, directors and advisory directors, as the committee shall designate. The Option Plan reserved 403,360 shares of common stock for issuance upon the exercise of options or stock appreciation rights. At December 31, 2010, the Company can no longer issue options under this plan. The remaining 81,600 options are fully vested and outstanding until their maturity date.

On May 31, 2000, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 2000 Stock Option Plan (the “2000 Option Plan”). Under the 2000 Option Plan, the option committee has discretionary authority to grant stock options to such employees as the committee shall designate. The 2000 Option Plan reserves 40,000 shares of common stock for issuance upon the exercise of options. The Company will receive the exercise price for shares of common stock issued to 2000 Option Plan participants upon the exercise of their option. The Board of Directors has granted options to purchase 40,000 shares of common stock under the 2000 Option Plan at an exercise price of $10.00 per share, which was the fair market value on the date of the grant. At December 31, 2010, all options having been granted under the 2000 Option Plan have been exercised.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(12)	Employee Benefit Plans: (Continued)

Stock Option Plan (Continued)

The following summary represents the activity under the stock option plans:

	Number of Shares	Weighted Average Exercise Price
Options outstanding, December 2007	273,752	$15.22
Granted	—	—
Exercised	(10,000)	10.00
Forfeited	—	—

Options outstanding, December 2008	263,752	15.41
Granted	—	—
Exercised	—	—
Forfeited	(153,752)	17.42

Options outstanding, December 2009	110,000	12.61
Granted	—
Exercised	(30,000)	10.00
Forfeited	—	—
Adjusted for 2% stock dividend	1,600	—

Options outstanding, December 2010	81,600	$13.32

Stock options vest and become exercisable annually over a four-year period from the date of the grant. All options are fully vested.

The fair value at the grant date of the vested options outstanding at December 31, 2010, is $362,000 for options issued under the 1999 plan. No options vested in 2009 or 2010.

At December 31, 2010, the strike price for all outstanding options exceeds the current trading price of the Company’s stock.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

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

Awards are recognized as an expense to the Company in accordance with the vesting schedule. Awards in which the vesting is accelerated must be recognized as an expense immediately. Awards are valued at the closing stock price on the day the award is granted. For the year ended December 31, 2010, the Compensation Committee granted 9,751 shares of restricted stock with a market value of $92,000. For the year ended December 31, 2009, the Compensation Committee granted a total of 9,571 shares with a market value of $92,600. For the year ended December 31, 2008, the Compensation Committee granted a total of 11,962 shares with a market value of $157,000. The Company recognized $134,000, $151,000, and $157,000 in compensation expense in 2010, 2009 and 2008, respectively.

The remaining compensation expense to be recognized at December 31, 2010 is as follows:

Year Ending December 31,	Approximate Future Compensation Expense
(Dollars in thousands)
2011	$104
2012	66
2013	34
2014	10

The Compensation Committee may make additional awards of restricted stock, thereby increasing the future expense related to this plan. The early vesting of restricted stock awards due to factors outlined in the award agreement may accelerate future compensation expenses related to the plan. However, the total amount of future compensation expense would not change as a result of an accelerated vesting of shares. At December 31, 2010, the Company has 131,508 restricted shares available from the HopFed Bancorp, Inc. 2004 Long Term Incentive Plan that may be awarded.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(12) Employee Benefit Plans: (Continued)

401(K) Plan

During 2002, the Company initiated a 401(k) retirement program. The 401(k) plan is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings, and in addition, management will match employee contributions up to 4%. In addition, the Company has chosen to provide all eligible employees an additional 4% of compensation without regards to the amount of the employee contribution. Expense related to Company contributions amounted to $611,000, $617,000, and $587,000 in 2010, 2009 and 2008, respectively.

Deferred Compensation Plan

During the third quarter of 2002, the Company purchased assets and assumed the liabilities relating to a nonqualified deferred compensation plan for certain employees of the Fulton division. The Company owns single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the benefits accrued for each participant will be distributed to the participant in equal installments for 15 years. The expense recognized by the Company for 2010, 2009, and 2008 amounted to $19,000 annually. The Deferred Compensation Plan also provides the participant with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant. The original face value of all deferred compensation contracts was approximately $668,000. At December 31, 2010, the accrued value of all deferred compensation contacts is approximately $407,000. The Company is currently making cash remittances of approximately $29,000 per year on deferred compensation contracts.

(13)	Income Taxes:

The provision for income tax expense (benefit) for the years ended December 31, 2010, 2009 and 2008 consisted of the following:

	2010	2009	2008
Current
Federal	$2,613	2,976	2,403
State	210	230	158

	2,823	3,206	2,561

Deferred
Federal	(210)	(2,809)	(609)
State	—	—	—

	(210)	(2,809)	(609)

	$2,613	397	1,952

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands, Except Percentages)

(13)	Income Taxes (Continued):

Total income tax expense for the years ended December 31, 2010, 2009 and 2008 differed from the amounts computed by applying the federal income tax rate of 34 percent to income before income taxes as follows:

	2010	2009	2008
Expected federal income tax expense at statutory tax rate	$3,104	806	2,233
Effect of nontaxable interest income	(695)	(444)	(326)
Effect of nontaxable bank owned life insurance income	(117)	(120)	(92)
State taxes on income, net of federal benefit	139	152	104
Other	84	—	—
Non deductible expenses	98	3	33

Total federal income tax expense	$2,613	397	1,952

Effective rate	28.6%	16.7%	29.7%

The components of deferred taxes as of December 31, 2010 and 2009 are summarized as follows:

	2010	2009
Deferred tax assets:
Allowance for loan loss	$3,342	$2,995
Accrued expenses	327	354
Intangible amortization	1,661	1,786

	5,330	5,135

Deferred tax liabilities:
FHLB stock dividends	(787)	(787)
Unrealized gain on securities available for sale	(501)	(1,622)
Depreciation and amortization	(213)	(410)
Unearned loan cost and fees, net	(41)	142

	(1,542)	(2,677)

Net deferred tax asset	$3,788	$2,458

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

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

The portion of a thrift’s tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2010 and 2009 includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

(14)	Real Estate and Other Assets Owned:

The Company’s real estate and other assets owned balances at December 31, 2010, and December 31, 2009, represent properties and personal collateral acquired by the Bank through customer loan defaults. The property is recorded at the lower of cost or fair value less estimated cost of to sell at the date acquired with any loss recognized as a charge off through the allowance for loan loss account. Additional real estate and other asset losses may be determined on individual properties at specific intervals or at the time of disposal. Additional losses are recognized as a non-interest expense. For the years ended December 31, 2010, and December 31, 2009, the composition of the Company’s balance in both real estate and other assets owned are as follows (Dollars in Thousands):

	2010	2009
One to four family	$534	438
Multi-family	7,266	425
Construction	624	468
Land	482	225
Non-residential real estate	900	312
Personal property	6	15

Total	$9,812	1,883

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(15)	Commitments and Contingencies:

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

The Bank had open loan commitments at December 31, 2010 and 2009 of approximately $34.8 million and $52.9 million, respectively. At December 31, 2010 and 2009, the Bank had no fixed rate loan commitments. Unused lines of credit were approximately $40.8 million and $43.0 million at December 31, 2010 and 2009, respectively.

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

The Company and the Bank have entered into commitments to rent facilities and lease operating equipment that are non-cancelable. At December 31, 2010, future minimal lease and rental commitments were as follows:

Years Ending December 31,
2011	$65,000
2012	14,000
2013	8,000

$87,000

The Company incurred rental expenses of approximately $62,000, $73,000 and $71,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

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

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(15)	Commitments and Contingencies: (Continued)

The Company is partially self-insured for medical benefits provided to employees. Heritage Bank is named as the plan administrator for this plan and has retained Blue Cross Blue Shield of Kentucky to process claims and handle other duties of the plan. Blue Cross Blue Shield does not assume any liabilities as a third party administrator. Heritage Bank purchased two stop-loss insurance policies to limit total medical claims from Blue Cross Blue Shield of Kentucky. The first specific stop-loss policy limits the Company’s cost in any one year to $50,000 per covered individual. The Company has purchased a second stop-loss policy that limits the aggregate claims for the Company in a given year at $1,163,508 based upon the Company’s current enrollment. The Company has established a liability for outstanding claims as well as incurred but unreported claims. While management uses what it believes are pertinent factors in estimating the plan liability, the actual liability is subject to change based upon unexpected claims experience and fluctuations in enrollment during the plan year. At December 31, 2010, the Company recognized a liability for self-insured medical expenses of $406,000.

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

	December 31,
	2010	2009
Commitments to extend credit	$34,808	52,939
Standby letters of credit	1,500	1,905
Unused commercial lines of credit	11,256	11,815
Unused home equity lines of credit	29,562	31,158

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(15)	Commitments and Contingencies: (Continued)

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). Management believes, as of December 31, 2010 and 2009, that the Bank meets all capital adequacy requirements to which it is subject.

On April 30, 2010, the Company and the Bank, and the OTS signed a Memorandum of Understanding and Agreement. Included in the agreement was a requirement that the Bank maintain a Core Capital to adjusted total assets ratio of no less than 8.00% and a Total Risk Based Capital to Risk Weighted Assets ratio of no less than 12.00%. If the Bank did not meet these guidelines, the Bank would have to make a capital distribution request to the OTS prior to the payment of preferred stock dividends or interest payments to HopFed Capital Trust 1.

The most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total, tangible and core capital ratios as set forth in the table below.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands, Except Percentages)

(16)	Regulatory Matters (Continued)

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2010, and December 31, 2009, are presented below:

	Company Actual		Bank Actual		Required for Capital Adequacy Purposes		Required to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Tangible capital to adjusted total assets	$119,971	11.1%	$99,111	9.4%	$15,872	1.50%	N/A	N/A
Core capital to adjusted total assets	$119,971	11.1%	$99,111	9.4%	$42,326	4.00%	$52,907	5.00%
Total capital to risk weighted assets	$125,515	19.2%	$104,655	16.2%	$51,602	8.00%	$64,503	10.00%
Tier 1 capital to risk weighted assets	$119,971	18.4%	$99,111	15.4%	N/A	N/A	$38,702	6.00%
As of December 31, 2009
Tangible capital to adjusted total assets	$85,943	8.4%	$82,143	8.1%	$15,309	1.50%	N/A	N/A
Core capital to adjusted total assets	$85,943	8.4%	$82,143	8.1%	$40,823	4.00%	$51,029	5.00%
Total capital to risk weighted assets	$93,179	13.8%	$89,379	13.3%	$53,825	8.00%	$67,281	10.00%
Tier 1 capital to risk weighted assets	$85,943	12.7%	$82,143	12.2%	N/A	N/A	$40,369	6.00%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(17)	Stockholders’ Equity:

The Company’s sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. The Bank’s primary regulator, the OTS, has regulations that impose certain restrictions on payment of dividends to the Company. Current regulations of the OTS allow the Bank (based upon its current capital level and supervisory status assigned by the OTS) to pay a dividend of up to 100% of net income to date during the calendar year plus the retained income for the preceding two years. Due to the presence of a Memorandum of Understanding and Agreement between the Company and the OTS, we must seek approval from OTS prior to declaring future cash common stock dividends or the payment of a cash dividend from the Bank to the Company.

OTS regulations also place restrictions after the conversion on the Company with respect to repurchases of its common stock. With prior notice to the OTS, the Company is allowed to repurchase its outstanding shares. In August 2006, the Company announced that it replaced a previously announced stock buyback plan with a new plan to purchase up to 125,000 shares of common stock over the next two years. Under the plan that expired September 30, 2008, the Company purchased 106,647 shares of common stock at an average price of $15.36 per share. As discussed below, the Company’s participation in the United States Treasury Capital Purchase Program prevents it from purchasing additional treasury stock for a period of three years ending December 12, 2011 without first redeeming all of the Treasury’s investment. The Company reissued 112,639 shares of Treasury Stock as part of the stock offering discussed below. At December 31, 2010, the Company holds 402,916 shares of treasury stock at an average price of $12.60 per share.

On December 12, 2008, HopFed Bancorp issued 18,400 shares of preferred stock to the United States Treasury (Treasury) for $18,400,000 pursuant to the Capital Purchase Program. The Company issued 243,816 common stock warrants to the Treasury as a condition to its participation in the Capital Purchase Program. The warrants had an exercise price of $11.32 each and were immediately exercisable. The warrants expire ten years from the date of issuance. The preferred stock has no stated maturity and is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5% per year for the first five years and 9% thereafter. As a result of a 2% stock dividend paid to shareholders of record at September 30, 2010, total warrants issued was adjusted to 248,692 and the warrant strike price was adjusted to $11.098.

In June and July of 2010, the Company sold a total of 3,583,334 shares of common stock in a public offering with net proceeds of $30.4 million. In June 2010, the Company invested $10.0 million into the Bank.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(17)	Stockholders’ Equity : (Continued)

On September 16, 2010, the Company declared a 2% stock dividend payable to shareholders of record on September 30, 2010. The stock dividend was paid on October 18, 2010, resulting in the issuance of 143,458 shares of common stock. As discussed earlier, both the price and amount of all outstanding options and common stock warrants were adjusted accordingly.

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

The Company must have the written approval of the Treasury to redeem the shares prior to December 12, 2011, except with the proceeds from a qualified equity offering. Upon receipt of the proceeds from the Treasury, the Company immediately invested $14.0 million in capital into Heritage Bank.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(18)	Earnings Per Share:

Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year. Common stock warrants outstanding are not included in the dilutive earnings per share computations because they would be anti-dilutive. Earnings per share numbers in 2009 and 2008 were adjusted to reflect a 2% stock dividend paid in 2010.

The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

	Years Ended December 31,
	2010	2009	2008
Basic earnings per share:
Weighted average common shares	5,620,093	3,569,969	3,572,127
Adjustment for stock dividend	—	71,399	71,443

Weighted average common shares	5,620,093	3,641,368	3,643,570
Dilutive effect of stock options	—	—	25,356
Adjustment for stock dividend	—	—	507

Weighted average common and incremental shares	5,620,093	3,641,368	3,669,433

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(19)	Condensed Parent Company Only Financial Statements:

The following condensed balance sheets as of December 31, 2010 and 2009 and condensed statements of income and cash flows for the years ended December 31, 2010, 2009 and 2008 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto. The parent company realized an increase in its investment in subsidiary as a result of the release of the subsidiary bank’s liquidation account.

Condensed Balance Sheets:

	2010	2009
Assets:
Cash and due from banks	$20,724	3,130
Investment in subsidiary	101,612	65,990
Prepaid expenses and other assets	1,208	1,431

Total assets	123,544	70,551

Liabilities and equity
Liabilities
Unrealized loss on derivative	$1,088	643
Dividends payable - Common	613	454
Interest payable	89	88
Subordinated debentures	10,310	10,310

Total liabilities	12,100	11,495

Equity:
Preferred stock	—	—
Common stock	77	41
Common stock warrants	556	556
Additional paid-in capital	74,920	40,183
Retained earnings	39,994	21,623
Treasury stock	(5,076)	(6,495)
Accumulated other comprehensive loss	973	3,148

Total equity	111,444	59,056

Total liabilities and equity	$123,544	70,551

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(19)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Income:

	2010	2009	2008
Interest and dividend income:
Dividend income	$750	—	2,000
Time deposits	—	2	29

Total interest and dividend income	750	2	2,029

Interest expense	739	625	612
Non-interest expenses	448	438	480

Total expenses	1,187	1,063	1,092

Income (loss) before income taxes and equity in undistributed earnings of subsidiary	(437)	(1,061)	937
Income tax benefits	(342)	(399)	(363)

Income (loss) before equity in undistributed earnings of subsidiary	(95)	(662)	1,300
Equity in undistributed earnings of subsidiary	6,611	2,637	3,315

Net income	6,516	1,975	4,615
Preferred stock dividend and warrant accretion	(1,031)	(1,031)	(56)

Income available to common shareholders	$5,485	$944	$4,559

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(19)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statement of Cash Flows:

	2010	2009	2008
Cash flows from operating activities
Net income	$6,516	1,975	4,615
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Equity in undistributed earnings of subsidiary	(6,611)	(2,637)	(3,315)
Amortization of restricted stock	134	151	155
Stock option expense	—	—	9
Increase (decrease) in:
Current income taxes payable	358	(361)	977
Accrued expenses	18	(159)	(40)

Net cash (used in) provided by operating activities:	415	(1,031)	2,401

Cash flows for investing activities:
Investment in subsidiary	(10,000)	—	(14,000)
Net (increase) decrease in federal funds sold	—	6,685	(4,785)

Net cash (used in) provided by investing activities	(10,000)	6,685	(18,785)

Cash flows from financing activities:
Purchase of treasury stock	—	—	(283)
Proceeds from sale of preferred stock	—	—	18,400
Proceeds from sale of treasury stock	1,419	—	—
Proceeds from sale of common stock	28,952	—	—
Dividends paid on preferred stock	(920)	(851)	—
Dividends paid on common stock	(2,272)	(1,723)	(1,720)

Net cash (used in) provided by financing activities	27,179	(2,574)	16,397

Net increase in cash	17,594	3,080	13
Cash and due from banks at beginning of year	3,130	50	37

Cash and due from banks at end of year	$20,724	3,130	50

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(20)	Investments in Affiliated Companies (Unaudited):

Investments in affiliated companies accounted for under the equity method consist of 100% of the common stock of HopFed Capital Trust I (the Trust), a wholly owned statutory business trust. The Trust was formed on September 25, 2003. Summary financial information for the HopFed Capital Trust 1 is as follows:

Summary Balance Sheets

	At Dec. 31, 2010	At Dec. 31, 2009
Asset – investment in subordinated debentures issued by HopFed Bancorp, Inc.	$10,310	10,310

Liabilities	$—	—
Stockholders’ equity:
Trust preferred securities	10,000	10,000
Common stock (100% owned by HopFed Bancorp, Inc.)	310	310

Total stockholder’s equity	10,310	10,310

Total liabilities and stockholder’s equity	$10,310	10,310

Summary Statements of Income

	$10,310	$10,310
	Years Ended Dec. 31,
	2010	2009
Income – interest income from subordinated debentures issued by HopFed Bancorp, Inc.	$362	403

Net income	$362	403

Summary Statements of Stockholder’s Equity

	Trust Preferred Securities	Common Stock	Retained Earnings	Total Stockholder’s Equity
Beginning balances, January 1, 2010	$10,000	310	—	10,310
Retained earnings:
Net income	—	—	362	362
Dividends:
Trust preferred securities	—	—	(352)	(352)
Common dividends paid to HopFed Bancorp, Inc.	—	—	(10)	(10)

Total retained earnings	—	—	—	—

Ending balances, December 31, 2010	$10,000	310	—	10,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands, Except Share and Per Share Amounts)

(21)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2010:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest and dividend income	$13,106	13,656	13,196	12,459
Interest expense	5,832	5,712	5,537	5,165

Net interest income	7,274	7,944	7,659	7,294
Provision for loan losses	611	858	1,332	3,169

Net interest income after provision for loan losses	6,663	7,086	6,327	4,125
Noninterest income	2,309	2,456	3,085	3,256
Noninterest expense	6,386	6,587	6,856	6,349

Income before income taxes	2,586	2,955	2,556	1,032
Income taxes	726	884	788	215

Net income	$1,860	2,071	1,768	817

Net income available to common shareholders	$1,606	1,814	1,508	557

Basic earnings per share	$0.44	0.45	0.21	0.08

Diluted earnings per share	$0.44	0.45	0.21	0.08

Weighted average shares outstanding:
Basic	3,649,634	4,016,293	7,271,119	7,334,963

Diluted	3,649,634	4,018,156	7,271,119	7,334,963

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands, Except Share and Per Share Amounts)

(21)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2009:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest and dividend income	$13,194	13,307	13,505	13,135
Interest expense	6,799	6,745	6,635	6,133

Net interest income	6,395	6,562	6,870	7,002
Provision for loan losses	974	962	1,379	884

Net interest income after provision for loan losses	5,421	5,600	5,491	6,118
Noninterest income	2,359	2,741	2,085	3,040
Noninterest expense	5,962	6,781	11,675	6,065

Income before income taxes	1,818	1,560	(4,099)	3,093
Income taxes	552	449	(1,484)	880

Net income	$1,266	1,111	(2,615)	2,213

Net income available to common shareholders	$1,012	854	(2,875)	1,953

Basic earnings per share	$0.28	0.23	(0.79)	0.54

Diluted earnings per share	$0.28	0.23	(0.79)	0.54

Weighted average shares outstanding:
Basic	3,637,971	3,640,190	3,643,150	3,645,863

Diluted	3,637,971	3,640,190	3,643,150	3,645,863

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(Table Amounts in Thousands)

(22)	Comprehensive Income:

FASB ASC 220, Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in stockholders’ equity along with the related tax effect for the years ended December 31, 2010, 2009 and 2008.

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2010:
Unrealized holding gains (losses) on:
Available for sale securities	$653	(222)	431
Derivatives	(444)	151	(293)
Reclassification adjustments for gains on:
Available for sale securities	(3,504)	1,191	(2,313)

	($3,295)	1,120	(2,175)

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2009:
Unrealized holding gains (losses) on:
Available for sale securities	$5,383	(1,830)	3,553
Derivatives	532	(181)	351
Reclassification adjustments for gains on:
Available for sale securities	(2,713)	922	(1,791)

	$3,202	(1,089)	2,113

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2008:
Unrealized holding gains (losses) on:
Available for sale securities	$3,917	(1,332)	2,585
Reclassification adjustments for gains included in net income	(1,247)	423	(824)
Realized gain on settlement of derivative	(694)	236	(458)

	$1,976	(673)	1,303