Form 10-K, Exhibit 13
period 2013-12-31
HOPFED BANCORP INC
filed 2014-03-14
CIK 1041550

Exhibit 13

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

Financial Condition and Other Data

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Total amount of:
Assets	$973,649	$967,689	$1,040,820	$1,082,591	$1,029,876
Loans receivable, net	543,632	524,985	556,360	600,215	642,355
Cash and due from banks	37,229	31,563	44,389	54,042	37,938
Federal Home Loan Bank stock	4,428	4,428	4,428	4,378	4,281
Securities available for sale	318,910	356,345	383,782	357,738	289,691
Deposits	762,997	759,865	800,095	826,929	794,144
Repurchase agreements	52,759	43,508	43,080	45,110	36,060
FHLB advances	46,780	43,741	63,319	81,905	102,465
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total stockholders’ equity	95,717	104,999	118,483	111,444	79,949

Number of active:
Real estate loans Outstanding	4,730	4,212	4,383	4,715	5,886
Deposit accounts	44,792	40,770	42,140	40,359	40,783
Offices open	18	18	18	18	18

Operating Data

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Interest and dividend income	$35,857	$40,840	$46,240	$52,417	$53,141
Interest expense	10,581	14,877	18,415	22,246	26,312

Net interest income before provision for loan losses	25,276	25,963	27,825	30,171	26,829
Provision for loan losses	1,604	2,275	5,921	5,970	4,199

Net interest income	23,672	23,688	21,904	24,201	22,630
Non-interest income	9,372	9,639	10,193	11,106	10,225
Non-interest expense	28,638	28,441	28,693	26,178	30,483

Income before income taxes	4,406	4,886	3,404	9,129	2,372
Provision for income taxes	644	817	484	2,613	397

Net income	$3,762	$4,069	$2,920	$6,516	$1,975

Preferred stock dividend and accretion of stock warrants	—	1,229	1,031	1,031	1,031

Net income available to common shareholders	$3,762	$2,840	$1,889	$5,485	$944

Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	( Dollars in thousands)
Year Ended December 31, 2013:
Interest and dividend income	$9,305	$8,994	$8,795	$8,763
Net interest income after provision for losses on loans	6,015	5,794	5,873	5,990
Non-interest income	2,483	2,828	1,769	2,292
Non-interest expense	7,274	7,124	6,984	7,256
Net income available to common shareholder	984	1,166	536	1,076
Year Ended December 31, 2012:
Interest and dividend income	$10,759	$10,400	$9,996	$9,685
Net interest income after provision for losses on loans	5,998	6,262	5,412	6,016
Non-interest income	1,917	2,639	2,897	2,186
Non-interest expense	7,099	7,439	6,971	6,932
Net income available to common shareholders	470	903	819	648

Key Operating Ratios

	At or for the Year Ended December 31,
	2013	2012	2011
Performance Ratios
Return on average assets (net income available to common shareholders divided by average total assets)	0.39%	0.28%	0.18%
Return on average equity (net income available to common shareholders divided by average total equity)	3.59%	2.49%	1.64%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.81%	2.62%	2.83%
Net interest margin	3.01%	2.86%	3.02%
Ratio of average interest-earning assets to average interest-bearing liabilities	116.15%	114.65%	109.55%
Ratio of non-interest expense to average total assets	2.99%	2.79%	2.69%
Ratio of net interest income after provision for loan losses to non-interest expense	86.44%	87.10%	80.17%
Efficiency ratio (non-interest expense divided by sum of net interest income plus non-interest income)	80.15%	77.52%	73.35%
Asset Quality Ratios
Non-performing assets to total assets at end of period	1.82%	0.95%	0.81%
Non-accrual loans to total loans at end of period	1.21%	1.43%	1.08%
Allowance for loan losses to total loans at end of period	1.57%	1.99%	1.98%
Allowance for loan losses to non-performing loans at end of period	86.25%	138.99%	183.62%
Provision for loan losses to total loans receivable, net	0.30%	0.43%	1.06%
Net charge-offs to average loans outstanding	0.66%	0.52%	0.76%
Capital Ratios
Total equity to total assets at end of period	9.83%	10.85%	11.38%
Average total equity to average assets	10.94%	11.18%	10.78%

Regulatory Capital

	December 31, 2013
	(Dollars in thousands)
	Corporation	Bank
Tier 1 Leverage capital	$107,016	$101,720
Less: Tier 1 Leverage capital requirement	14,289	14,182

Excess	92,727	87,538

Tier 1 Risk Based capital	$107,016	$101,720
Less: Tier 1 Risk Based capital requirement	38,103	37,819

Excess	68,913	63,901

Total risk-based capital	$114,706	$109,410
Less: Risk-based capital requirement	49,299	49,138

Excess	$65,407	$60,272

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

This discussion relates to the financial condition and results of operations of the Company, which consist of the consolidation of Heritage Bank USA, Inc. (“the Bank”) and HopFed Bancorp, Inc. (“the Corporation”) Fall and Fall Insurance Inc. (“Fall and Fall”), JBMM, LLC and Fort Webb, LLC. The Corporation became the holding company for the Bank in February 1998. The principal business of the Bank consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Bank’s loan portfolio consists primarily of loans secured by residential real estate located in its market area.

The Company’s loan demand remained sluggish for most of 2013. In response, management focused on reducing the Company’s average cost of time deposits. For the year ended December 31, 2013, the average cost of average time deposits was 1.39%, as compared to 1.91% for the year ended December 31, 2012. For the three month periods ended December 31, 2012, and December 31, 2013, our average cost of retail time deposits was 1.74% and 1.22%, respectively. As a result of our efforts to reduce the Company’s cost of deposit expense, total time deposits declined by $55.1 million and $82.9 in the years ended December 31, 2013, and December 31, 2012, respectively. At December 31, 2013, total time deposits now compose 50.1% of total deposits, as compared to 65.0% of total deposits at December 31, 2011. The opportunities for the Company to further reduce our interest expense in the year ending December 31, 2014, is limited due to the smaller amount and lower weighted average cost of time deposits scheduled to mature. During 2013, the Company experienced a modest improvement in its net interest margin due to its ability to reduce its interest expense on deposits.

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

In response to this negative trend, management undertook aggressive action to remediate the increase in classified loans. These actions included additional customer contact with problem credits, the review of interim financial statements to more closely monitor developing trends in customer’s finances and the establishment of a special assets department. The special assets department (“special assets”) assumes the responsibility for a smaller number of loan relationships that are adversely classified, have negative cash flow trends developing, are likely to face future foreclosing actions or may already be in the process of foreclosure. The purpose of special assets is to determine if a customer relationship can be saved by improved financial reporting and performance. If the Company determines that the customer’s finances are not likely to improve in the future, the special assets officer develops a strategy for the Company to exit the relationship.

At December 31, 2013, the Company has $42.6 million in loans classified as substandard, representing 37.1% of our risk based capital. The decline in classified loans has been accomplished by the improved financial performance of specific customers, an increased monitoring of customer financial statements, the sale of certain classified loans, the restructuring of development loans into amortizing loans, and the liquidation of other problem loans. It is the intent of the Company to continue to place a heavy emphasis on this strategy, with a goal to reduce and maintain our level of classified asset to risk based capital to less than 30%.

At December 31, 2013, approximately $14.7 million, or 42.5% of the Company’s land portfolio (non-agricultural related) is classified as substandard. At December 31, 2013, the Company has no land loans under development. The inventory of land loans includes 297 lots available for sale with an aggregate loan balance of $10.8 million. The average lot has a loan balance of approximately $36,300. Also at December 31, 2013, the Company has $18.5 million in land loans on property that is designated for future development in which no meaningful infrastructure has been started until market conditions improve. These loans represent approximately 1,322 acres of land with an average price per acre of approximately $14,000.

The reduction of land loans classified as substandard remains a high priority of management. Without the sales history to support full repayment in a timely manner, management’s expectations of these customers are to begin to making scheduled principal and interest payments. The remaining $5.4 million in land loans are loans in which actual 1-4 family speculative homes are being constructed. Company’s level of classified loans remains elevated and reducing classified loans is a priority in 2014.

For the year ended December 31, 2013, the Company recorded net income available for common shareholders of $3.8 million, a return on average assets of 0.39% and a return on average equity of 3.59%. Company results for the year ended December 31, 2013, improved as a result of the repurchase of preferred stock in December of 2012. For the years ended December 31, 2012, and December 31, 2011, the Company’s net income available to common shareholders was reduced by $1,229,000 and $1,031,000, respectively, as a result of our issuance of preferred stock to the United States Treasury. In December 2012, the Company repurchased all shares of Preferred Stock from the Treasury, eliminating the negative effects to future shareholder income. On January 16, 2013, the Company repurchased the Warrant from the Treasury for $256,257.

For the year ended December 31, 2012, the Company recorded net income available for common shareholders of $2.8 million, a return on average assets of 0.28% and a return on average equity of 2.49%. Company results for the year ended December 31, 2012, were negatively affected by the continued presence of preferred Stock and negative loan growth.

For the year ended December 31, 2011, the Company recorded net income available for common shareholders of $1,889,000, a return on average assets of 0.18% and a return on average equity of 1.64%. For the year ended December 31, 2011, net income was negatively influenced by $5.9 million in provision for loan loss expense and $2.0 million in losses and expenses related to other real estate owned.

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

Aggregate Contractual Obligations

	Maturity by Period
December 31, 2013 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 year to 5 years	Greater than 5 years	Total
Deposits	$563,545	163,626	35,826	—	762,997
FHLB borrowings	5,000	4,000	27,000	10,780	46,780
Repurchase agreements	46,759	6,000	—	—	52,759
Subordinated debentures	—	—	—	10,310	10,310
Lease commitments	34	31	2	—	67
Purchase obligations	2,135	511	187	—	2,833

Total	$617,473	174,168	63,015	21,090	875,746

Deposits represent non-interest bearing, money market, savings, NOW, certificates of deposit and all other deposits held by the Company. Amounts that have an indeterminate maturity period are included in the less than one-year category.

FHLB borrowings represent the amounts that are due to FHLB of Cincinnati. All amounts have fixed maturity dates. The Company has three callable FHLB advances due in 2017, totaling $27.0 million. All of the Company’s maturing in 2017 may be called quarterly. With a weighted average cost of 4.37%, management’s analysis indicates that overnight rates would have to increase to approximately 4.00% before the advances would be subject to being called.

Subordinated debentures represent the amount borrowed in a private pool trust preferred issuance group on September 25, 2003. The debentures are priced at the three-month LIBOR plus 3.10%. At December 31, 2013, the three-month Libor rate was 0.25%. The debentures re-price and pay interest quarterly and have a thirty-year final maturity. The debentures may be called at the issuer’s discretion on a quarterly basis after five years. The interest rate of the debentures reset on the 8th day of January, April, August and November of each year.

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

Off Balance Sheet Arrangements

	Maturity by Period
December 31, 2013 (In thousands)	Less than 1 year	Greater than 1 year to 3 years	Greater than 3 year to 5 years	Greater than 5 years	Total
Commercial lines of credit	$28,329	16,406	2	225	44,962
Commitments to extend credit	18,944	3,618	1,069	7,472	31,103
Standby letters of credit	271	41	10	—	322
Home equity lines of credit	492	874	2,553	25,814	29,733

Total	$48,036	20,939	3,634	33,511	106,120

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

Accounting for Derivative Instruments and Hedging Activities

In October 2008, the Bank entered into a receive fixed pay variable swap transaction in the amount of $10.0 million with Compass Bank of Birmingham in which Heritage Bank will pay Compass a fixed rate of 7.27% quarterly for seven years while Compass will pay Heritage Bank a rate equal to the three month London Interbank Offering Rate (“LIBOR”) plus 3.10%, the rate banks in London charge one another for overnight borrowings. The Bank has signed an inter-company transfer with the Company that allows the Company to convert its variable rate subordinated debenture issuance to a fixed rate. The critical terms of the interest rate swap match the term of the corresponding variable rate subordinated debt issuance. The Company considers the interest rate swap a cash flow hedge and conducts a quarterly analysis to ensure that the hedge is effective. At December 31, 2013, the Company’s review indicates that the cash flow hedge is effective. At December 31, 2013, the approximate market loss on the cash flow hedge is $750,000.

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

Asset / Liability Management

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company’s strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. At December 31, 2013, approximately $156.6 million of the $192.6 million of one-to-four family residential loans originated by the Company (comprising 81.3% of such loans) had adjustable rates or will mature within one year.

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

At December 31, 2013, the Company’s agency security portfolio consisted of $1.9 million of unsecured debt issued by Federal Home Loan Mortgage Corporation (FHLMC), $4.6 million issued by the Federal Home Loan Bank (FHLB) and $6.6 issued by the Federal Farm Credit Bank (FFCB). All U.S. Agency debt securities have a credit rating of AA+ and continue to maintain the implicit backing of the United States of America.

At December 31, 2013, $1.1 million in agency securities were due within five years, approximately $8.1 million were due in five to ten years and approximately $3.9 million were due after ten years. At December 31, 2013, $4.1 million of these securities had a call provision, which authorizes the issuing agency to prepay the securities at face value in March of 2014. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2013, the non-amortizing agency portfolio has an estimated weighted average maturity is 9.0 years and an effective duration of 7.9 years.

The Company owns significant positions in agency securities issued by the Small Business Administration. These securities are classified as SBAPs, SBICs and SBA Pools. The SBAP notes have a twenty year maturity, pay interest monthly and principal semi-annually. The SBIC notes have a ten year final maturity and pay principal and interest quarterly. SBA pools are floating rate securities tied to prime that may have final maturities of ten, twenty-five or thirty year maturities and pay principal and interest monthly. The interest rate on SBA pools reset either on a quarterly or monthly basis, providing the Company with lower price volatility as compared to fixed rate securities. The purchase of variable rate securities with low price volatility provides the Company with a source of lower risk liquidity should loan demand improve or interest rates increase. The risk in purchasing SBA Pools is that they are typically purchased at significant premiums and provide lower yields as compared to many long term fixed rate investment products. To help alleviate this risk, the Company typically purchases newly issued securities and amortizes the premiums paid on the securities on an accelerated basis.

All SBA securities, SBAP, SBIC’s and SBA Pools are backed by the full faith and credit of the United States Government and classified by the Company’s regulators as zero risk based assets. SBIC notes are ten year notes that typically behave similar to a ten year mortgage backed security, with slow prepayments in their first two or three years and then experiencing an acceleration of payments. SBAP notes typically experience slower prepayment speeds as compared to 20 year GNMA mortgage backed securities as SBAP notes typically have prepayment penalties that make it cost prohibitive for many borrowers to prepay during the first five years of the loan. Current SBA pools are experiencing abnormally slow prepayment speeds as the loans tied to the prime rate provide relatively inexpensive financing for businesses requiring an SBA guarantee to meet their credit needs. Typically, SBA pools will experience an increase in prepayments as they become more than two years old.

At December 31, 2013, the Company’s agency bond portfolio includes approximately $59.6 million in SBAP securities, $20.4 million in SBIC securities and $26.6 million in SBA Pools. At December 31, 2013, the weighted average maturity of the Company’s SBAP and SBIC portfolio is 12.4 years and the portfolio has an effective duration of 4.9 years. At December 31, 2013, the estimated average maturity of the Company’s SBA Pool portfolio is 19.4 years and the effective duration of the SBA Pool portfolio is 0.8 years.

The Company maintains a significant municipal bond portfolio. The majority of the municipal portfolio was purchased during 2008 and 2009 as municipal bond yields increased to levels not seen in the last ten years despite record low Treasury rates. The municipal bond portfolio largely consists of local school district and county courthouse bonds with guarantees from both the local counties and the State of Kentucky and general obligations bonds issued by municipalities in Tennessee and Kentucky. The Company’s municipal portfolio consists of the following types of securities:

Market Value (Dollars in Thousands)
• Kentucky school bonds	$35,866
• Kentucky general obligation bonds	14,177
• Other Kentucky bonds	14,830
• Tennessee general obligation bonds	7,702
• Out of state bonds	10,941

Total	$83,516

At December 31, 2013, the Company has $65.5 million in tax free municipal bonds and $18.1 million in taxable municipal bonds. Municipal bonds were purchased to provide long-term income stability and higher tax equivalent yields as compared to other portions of the Company’s investment portfolio. The Company’s investment policy limits municipal concentrations to 125% of the Bank’s Tier 1 Capital, currently $101.7 million. The investment policy places a concentration limit on the amounts of municipal bonds per issuer in Tennessee and Kentucky to 15% of the Bank’s Tier 1 Capital and out of market issuers to 10% of Tier 1 Capital. At December 31, 2013, the largest municipal bond concentration for one issuer was $4.8 million. The investment policy limits concentrations in the amounts a single state guarantee program can provide to a bond at 75% of Tier 1 Capital. The Company is currently within policy guidelines on all concentration limits.

At December 31, 2013, $505,000 in municipal bonds were due in less than one year, $11.9 million were due within one to five years, $27.3 million were due in five to ten years, $27.3 million were due in ten to fifteen years and approximately $16.5 million were due after fifteen years. At December 31, 2013, approximately $59.3 million of the Company’s municipal bond portfolio is callable with call dates ranging from May 2014 to December 2022. The majority of callable municipal bonds purchased by the Company were originally scheduled to have a call ten years after issuance. At December 31, 2013, approximately $1.9 million of municipal bonds had a call date of less than one year; approximately $16.6 million had a call date from one to five years and approximately $40.8 million in more than five years but less than ten years. At December 31, 2013, the weighted average life of the municipal bond portfolio is 8.6 years and its modified duration is 2.8 years.

Mortgage-backed securities entitle the Company to receive a pro-rata portion of the cash flow from an identified pool of mortgages. Although mortgage-backed securities generally offer lesser yields than the loans for which they are exchanged, mortgage-backed securities present lower credit risk by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Company. Further, mortgage-backed securities provide a monthly stream of both interest and principal, thereby providing the Company with a cash flow to reinvest at current market rates and limit the Company’s interest rate risk. Mortgage backed securities may be collateralized by either single family or multi-family properties. At December 31, 2013, the Company holds approximately $60.0 million of mortgage backed securities collateralized by multi-family properties insured by FNMA and GNMA and approximately $27.8 million of mortgage backed securities secured by single family homes.

In 2012 and early 2013, single family mortgage backed securities has incurred higher than normal levels of prepayments due to the large amount of refinancing activity generated by historically low long term interest rates. All multi-family mortgage backed securities contain substantial prepayment penalties for a significant portion of their life. Unlike single family mortgage backed securities, multi-family mortgage backed securities have a five, seven or ten year balloon payment. At December 31, 2013, the Company’s mortgage back security portfolio consisted of fixed rate mortgages. The weighted average life of the portfolio is approximately 5.9 years and an effective duration is approximately 3.0 years.

At December 31, 2013, the Company held approximately $16.0 million in Collateral Mortgage Obligations (CMO) issued by various agencies of the United States government, $200,000 of a private label CMO, and $7.9 million in floating rate SLMA collateralized debt obligation (“CDO”) secured by federally guaranteed student loans. A CMO is a mortgage-backed security that has a structured payment stream based on various factors and does not necessarily remit monthly principal and interest on a pro-rata basis. The CDO owned by the Company utilizes a pool of government guaranteed student loans as collateral and not mortgage loans At December 31, 2013, the Company’s CMO portfolio had a weighted average life of approximately 9.2 years and a modified duration of approximately 7.8 years.

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

Currently, FFKY is under a Consent Order issued jointly by the Kentucky State Department of Bank and the FDIC. The consent order requires First Fed to increase its Tier 1 Capital to Average Asset Ratio to 8.00% and its Total Risk Based Capital to Risk Weighted Asset Ratio to 12.00%. At December 31, 2013, FFKY had not met the capital goals established by their regulators but is “Well Capitalized” in accordance to FDIC guidelines. At December 31, 2013, First Fed has a Tier 1 Capital to Average Asset Ratio of 8.04% and a Total Risk Based Capital to Weighted Asset Ratio of 13.59%.

In 2013, the Company recognized a $400,000 other than temporary impairment loss on the subordinated debenture issued by FFKY. The recognition of a loss was the result of the Company’s analysis that, despite a slowly improving financial condition, FFKY is not likely to resume dividend payments prior in the next two years. The Company continues to monitor all quarterly reports issued by both FFKY and its bank subsidiary to determine if additional impairments losses will be necessary in the future.

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

The following table presents the Company’s EVE at December 31, 2013, as calculated by the Company’s asset liability model for the year ending December 31, 2013.

	Net Portfolio Value
Change In Rates	$ Amount	$ Change	% Change
	(Dollars in thousands)
+300 bp	$49,376	($56,035)	(53.2%)
+200 bp	68,105	(37,306)	(35.4%)
+100 bp	86,758	(18,653)	(17.7%)
0 bp	105,411	—	—
-100 bp	123,412	18,001	17.1%

Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock
Tangible Common Equity Ratio at December 31, 2013	9.8%
Pre-Shock Tier 1 Capital Ratio at December 31, 2014	10.9%
Exposure Measure: 2% Increase in Rates	7.5%

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

For the year ended December 31, 2013, the Company’s previous efforts to increase duration had a positive effect on its results of operations. At December 31, 2013, the extended duration remains in effect. However, the purchase of SBA pools in late 2011 and 2012 were taken as an effort to limit the effects of the longer duration in the municipal bond portfolio. The monthly and quarterly re-pricing of the SBA Pools provides a first source of liquidity should interest rates increase or loan demand improve.

In 2012 and 2013, management has sought to reduce the Company’s cost of interest bearing liabilities by reducing both the cost and dependency on time deposit funding. The average balance and weighted average cost of time deposits has declined in each of the last two years. The average balance of time deposits for the year ended December 31, 2011, $548.0 million, as compared to $486.6 million and $407.0 million for the years ended December 31, 2012, and December 31, 2013, respectively. The average cost of time deposits for the years ended December 31, 2011, December 31, 2012, and December 31, 2013, was 2.29%, 1.90% and 1.41%, respectively. These efforts, in the face of weak loan growth for most of 2013, worked to reduce the Company’s interest expense and make modest improvements to the Company’s net interest margins.

The Company’s loan growth was sluggish during the first nine months of 2013. Loan growth improved during the final weeks of the year. In 2014, management has a goal of 5% loan growth. To assist in this goal, management will seek to establish at least one loan production office in Nashville, Tennessee, the most economically vibrant community within the Company’s current market area. To make further improvements to our net interest margin, loan growth is essential.

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

The Company’s analysis at December 31, 2013, indicates that changes in interest rates are likely to result in modest changes in the Company’s annual net interest income. A summary of the Company’s analysis at December 31, 2013, for the year ending December 31, 2014, is as follows:

	Down 1.00%	No Change	Up 1.00%	Up 2.00%	Up 3.00%
	(Dollars in Thousands)
Net interest income	$26,897	$26,845	$26,617	$26,513	$26,429

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

At December 31, 2013, the Company had a negative one year or less interest rate sensitivity gap of 17.90% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. This analysis is considered less reliable as compared to the Company’s ALM models as changes in various interest rate spreads are not incorporated in Gap Analysis. Furthermore, the presence of non-interest bearing liabilities does not factor in the Company’s Gap Analysis but provides an additional source of funds that can offset the negative impact of changing interest rates. Gap Analysis does not give considerations to how much the yield on assets and the cost of liabilities may change in any given period. In the current rate environment, loans yields often re-price more quickly and more substantially as opposed to short term deposits, which are currently priced a much lower levels.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2013, which are expected to mature, are likely to be called or re-priced in each of the time periods shown.

	One Year or Less	Over one Through Five Years	Over Five Through Ten Years	Over Ten Through Fifteen Years	Over Fifteen Years	Total
Interest-earning assets
Loans:
1—4 family residential	$112,740	47,501	25,135	4,808	2,419	192,603
Multi-family	12,452	14,753	1,497	1,034	—	29,736
Construction	10,009	152	—	457	—	10,618
Non-residential	51,946	68,531	30,663	6,552	—	157,692
Land	31,060	3,415	206	—	—	34,681
Farmland	12,163	21,350	12,293	5,525	537	51,868
Consumer	8,652	2,188	327	—	—	11,167
Commercial	35,954	19,070	7,854	1,070	93	64,041
Interest bearing deposits	18,619	—	—	—	—	18,619
Non-amortizing securities	10,247	23,331	48,938	20,870	1,489	104,875
Amortizing securities	38,281	13,475	44,169	12,641	6,394	114,960
Mortgage backed securities	17,768	44,732	26,187	9,148	5,978	103,813

Total	359,891	258,498	197,269	62,105	16,910	894,673

Interest bearing liabilities:
Deposits	458,293	199,452	—	—	—	657,745
Borrowed funds	62,069	37,000	10,780	—	—	109,849

Total	520,362	236,452	10,780	—	—	767,594

Interest sensitivity gap	($160,471)	22,046	186,489	62,105	16,910	127,079

Cumulative interest sensitivity gap	($160,471)	(138,425)	48,064	110,169	127,079	127,079

Ratio of interest-earning assets to interest bearing liabilities	69.16%	109.32%	1,829.95%	—	—	116.56%

Ratio of cumulative gap to total interest-earning assets	(17.90%)	(15.47%)	5.37%	12.31%	14.20%	14.20%

The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturities, except for adjustable rate loans, which are classified, based upon their next re-pricing date. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and other deposits are withdrawn or re-priced within one year. Mortgage-backed securities are classified based on their three month prepayment speeds. In May of 2013, an increase in long term interest rates reduced the prepayment speeds on mortgage backed securities and amortizing SBA. The preceding table does not reflect possible changes in cash flows that may result from this change in Fannie Mae and Freddie Mac portfolio servicing practices or Small Business Administration lending practices. The actual interest rate sensitivity of the Company’s assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The retention of adjustable-rate mortgage loans in the Company’s investment and loan portfolios helps reduce the Company’s exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to borrowers as a result of re-pricing adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest costs to the borrowers.

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

	December 2013 Averages
	Balance	Weighted Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$529,525	4.95%
Non taxable securities available for sale	65,745	4.79%*
Taxable securities available for sale	247,507	2.55%
Federal Home Loan Bank stock	4,428	4.00%
Interest bearing deposits	14,772	0.24%

Total interest-earning assets	861,977	4.15%
Non-interest-earning assets	95,209

Total assets	$957,186

Interest-bearing liabilities:
Deposits	$662,611	0.81%
FHLB borrowings	46,940	3.72%
Repurchase agreements	43,040	2.19%
Subordinated debentures	10,310	7.19%

Total interest-bearing liabilities	762,901	1.26%
Non-interest-bearing liabilities	97,066

Total liabilities	859,967
Common stock	79
Additional paid-in capital	58,302
Retained earnings	44,386
Treasury stock	(5,826)
Accumulated other comprehensive income	278

Total liabilities and equity	$957,186

Interest rate spread		2.77%

Net interest margin		3.01%

Ratio of interest-earning assets to interest-bearing liabilities		112.99%

*	Tax equivalent yield at the Company’s 34% tax bracket and the Company’s month to date cost of funds rate of 1.26%.

	Years Ended December 31,
	2013			2012			2011
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield /Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable, net (a)	$528,074	26,750	5.07%	$542,292	29,837	5.50%	$575,133	33,527	5.83%
Taxable securities AFS	269,304	6,873	2.55%	313,347	8,722	2.78%	308,022	10,465	3.40%
Non-taxable securities AFS	70,178	3,292	4.69%	68,428	2,982	4.36%	66,104	3,328	5.03%
Time deposits and other interest-bearing cash deposits	9,060	24	0.26%	9,850	24	0.24%	9,075	19	0.21%

Total interest-earning assets assets	$876,616	36,939	4.21%	$933,917	41,565	4.45%	$958,334	47,339	4.94%

Non-interest-earning assets	80,609			85,560			108,997

Total assets	957,225			1,019,477			1,067,331

Interest-bearing liabilities:
Deposits	$657,895	7,114	1.08%	$706,394	10,571	1.50%	$753,223	14,207	1.89%
Borrowings	96,823	3,467	3.58%	108,215	4,306	3.98%	121,556	4,208	3.46%

Total interest-bearing liabilities	754,718	10,581	1.40%	814,609	14,877	1.83%	874,779	18,415	2.11%

Non-interest-bearing liabilities	97,762			90,863			77,523

Total liabilities	852,480			905,472			952,302
Common stock	79			79			79
Common stock warrants	18			556			556
Additional paid-in capital	75,353			76,072			75,444
Retained earnings	39,204			38,710			40,298
Treasury stock	(14,702)			(6,609)			(5,076)
Accumulated other comprehensive income	4,793			5,197			3,728

Total liabilities and equity	957,225			1,019,477			1,067,331

Net interest income		26,358			26,688			28,924

Interest rate spread			2.81%			2.62%			2.83%

Net interest margin			3.01%			2.86%			3.02%

Ratio of average interest-earning assets to average interest-bearing liabilities			116.15%			114.65%			109.55%

(a)	Average loans include non-performing loans.
(b)	Interest income and yields are presented on a fully tax equivalent basis

Rate Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume from year to year multiplied by the average rate for the prior year) and (ii) changes in rate (changes in the average rate from year to year multiplied by the prior year’s volume). All amounts are quoted on a tax equivalent basis using a cost of funds rate of 1.80% for 2012 and a 1.40% rate for 2013.

	Year Ended December 31,
	2013 vs. 2012			2012 vs. 2011
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(2,367)	(720)	(3,087)	$(1,995)	(1,695)	(3,690)
Securities available for sale, taxable	(725)	(1,124)	(1,849)	(1,891)	148	(1,743)
Securities available for sale, non-taxable	228	82	310	(447)	101	(346)
Other interest- earning assets	2	(2)	—	3	2	5

Total interest- earning assets	(2,862)	(1,764)	(4,626)	(4,330)	(1,444)	(5,774)

Interest-bearing liabilities:
Deposits	(2,508)	(949)	(3,457)	(2,559)	(1,077)	(3,636)
Borrowings	(376)	(463)	(839)	731	(633)	98

Total interest- bearing liabilities	(2,884)	(1,412)	(4,296)	(1,828)	(1,710)	(3,538)

Increase (decrease) in net interest income	$22	(352)	(330)	$(2,502)	266	(2,236)

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

As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amounts for the provision for loan losses in the statement of operations if management’s assessment of the above factors changes in future periods. This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2013 and 2012 were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time. The Company also considers its policy on non-accrual loans as a critical accounting policy. Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 91 days or more.

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

For the year ended December 31, 2013, the Company’s total assets increased by $5.9 million, to $973.6 million as compared to the twelve month period ended December 31, 2012. In December 2013, the Company experienced a large increase in interest bearing deposits due to agricultural, agri-business and municipal activities. The increase in short term deposits was largely maintained in the Company’s cash and interest bearing deposit accounts, which totaled $55.9 million at December 31, 2013, as compared to $28.3 million at September 30, 2013, and $37.2 million at December 31, 2012.

The available for sale portfolio declined $37.4 million, from $356.3 million at December 31, 2012, to $318.9 million at December 31, 2013. The Company used cash flows from the investment portfolio to fund a reduction in time deposits. For the year ended December 31, 2013, time deposits declined by $55.1 million, to $382.0 million. At December 31, 2013, the Company’s investment in Federal Home Loan Bank stock was carried at an amortized cost of $4.4 million. See Note 2 of Notes to Consolidated Financial Statements.

The Company’s net loan portfolio increased by $18.6 million during the year ended December 31, 2013. Net loans totaled $543.6 million and $525.0 million at December 31, 2013, and December 31, 2012, respectively. The increase in loan balances in 2013 occurred largely in the last three months of the year. The loan portfolio’s growth was largely centered in commercial and agri-business loans and non-residential real estate. Loan growth in 2013 occurred despite a continued decline in construction and land development loans. During the course of 2013, the Company’s loan portfolio experienced significant amounts of turnover as management sought to reduce our exposure to adversely rated lending relationships by requiring many of those to seek financing elsewhere. As discussed in Note 3 of the Company’s Consolidated Financial Statements, our level of classified assets has been significantly reduced.

The allowance for loan losses totaled $8.7 million at December 31, 2013, a decline of approximately $1.9 million from the allowance for loan losses of $10.6 million at December 31, 2012. The ratio of the allowance for loan losses to total loans was 1.57% and 1.99% at December 31, 2013, and December 31, 2012, respectively. Also, at December 31, 2013, the Company’s non-accrual loans were approximately $10.1 million or 1.82% of total loans, compared to $7.7 million, or 1.43% of total loans, at December 31, 2012. The Company’s ratio of allowance for loan losses to non-accrual loans at December 31, 2013 and 2012 was 86.25% and 138.99%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2013 and 2012

Net Income. The Company’s net income available for common shareholders for the year ended December 31, 2013, was $3.8 million compared to $2.8 million for the year ended December 31, 2012. In 2013, the improvement in net income available for common shareholders was largely the result of the repurchase of the Company’s preferred stock in December of 2012, saving the Company $1.2 million in preferred dividends and warrant accretion. In 2013, net income growth was limited by a decline in the average balance and yields of our loan portfolio.

Net Interest Income. Net interest income for the year ended December 31, 2013, was $25.3 million, compared to $26.0 million for the year ended December 31, 2012. The decrease in net interest income for the year ended December 31, 2013, was the result of Company’s declining average balance of loans outstanding and the re-pricing of all assets as interest rates remain at historically low levels. For the year ended December 31, 2013, compared to the year ended December 31, 2012, the Company’s level of average interest bearing assets declined $57.3 million the average balance of loans receivable declined by $14.1 million, respectively.

For the year ended December 31, 2013, the Company’s tax equivalent average yield on total interest-earning assets was 4.21% compared to 4.45% for the year ended December 31, 2012, and its average cost of interest-bearing liabilities was 1.40%, compared to 1.83% for the year ended December 31, 2012. As a result, the Company’s tax equivalent interest rate spread for the year ended December 31, 2013, was 2.81%, compared to 2.62% for the year ended December 31, 2012, and its tax equivalent net interest margin was 3.01% for the year ended December 31, 2013, compared to 2.86% for the year ended December 31, 2012.

Interest Income. Interest income declined $4.9 million from $40.8 million to $35.9 million, or approximately 12.0% during the year ended December 31, 2013, compared to 2012. The decline in interest income was attributable to a decline in yields on assets as well as a decline in the average balance of interest earning assets. The average balance on taxable securities available for sale declined $44.0 million, from $313.3 million for the year ended December 31, 2012, to $269.3 million for the year ended December 31, 2013. The average balance of non-taxable securities available for sale increased approximately $1.8 million, from $68.4 million for the year ended December 31, 2012, to $70.2 million for the year ended December 31, 2013.

Interest Expense. Interest expense declined to $10.6 million for the year ended December 31, 2013, compared to $14.9 million for 2012. The decline in interest expense was attributable to a decline in the average cost interest bearing deposits and decline in interest-bearings liabilities. The average cost of average interest-bearing deposits declined to 1.08% for the year ended December 31, 2013, from 1.50% for the year ended December 31, 2012. Over the same period, the average balance of interest bearing deposits declined from $706.4 million for the year ended December 31, 2012, to $657.9 million for the year ended December 31, 2013. The average balance of FHLB borrowings declined from $57.0 million for the year ended December 31, 2012, to $44.9 million for the year ended December 31, 2013. The average cost of FHLB borrowings declined from 4.58% for the year ended December 31, 2012, to 3.96% for the year ended December 31, 2013, due to the prepayment of FHLB advances. Management’s decision to prepay selected FHLB advances and incur $480,000 in penalties increased the Company’s cost of borrowings by 0.45% in 2012. The average balance and average cost of total borrowings was $108.2 million and 3.98% for the year ended December 31, 2012, respectively as compared to $96.8 million and 3.58% for the year ended December 31, 2013, respectively.

Provision for Loan Losses. The Company determined that an additional $1.6 million and $2.3 million in provision for loan losses was required for the years ended December 31, 2013, and December 31, 2012, respectively. The decline in the Company’s provision for loan loss expense is largely the result of the improving asset quality of the Company. For the year ended December 31, 2013, the Company incurred net charge offs of $3.6 million as compared to $2.9 million for the year ended December 31, 2012, and $4.5 million in the year ended December 31, 2011. Furthermore, the Company’s analysis of customer financial information indicates that many customers have noted improved levels of cash flow and business activity, a positive factor in considering loans for future removal from our list of classified assets.

Non-Interest Income. Non-interest income declined by $267,000 for the year ended December 31, 2013, to $9.4 million, compared to $9.6 million for the year ended December 31, 2012. The decline in non-interest income is largely the result of a $322,000 decrease in mortgage origination income as rising long term interest rates resulted in lower mortgage refinancing activity. For the year ended December 31, 2013, financial services income increased by approximately $179,000. Service charge income was relatively flat as the Company offset the negative effects of new regulations with the opening of more than 4,000 checking accounts in 2013. The Company’s $400,000 impairment charge on investment securities was offset by a $412,000 gain on the sale of our insurance related assets.

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2013, was $28.6 million, compared to $28.4 million in 2012, an increase of $197,000, or approximately 0.70%. For the year ended December 31, 2013, the Company’s salaries and benefits expense increased by $754,000, or 5.4%, as compared to the year ended December 31, 2012. For the year ended December 31, 2013, professional services expense increased by $168,000, data processing expenses increased by $201,000, supplies expense increased by $140,000, and expenses related to other real estate owned increased by $279,000. For the year ended December 31, 2013, increases in expense items discussed above were largely offset by declines of $812,000 in deposit insurance and examination expense, a $126,000 decline in losses on the sale of other real estate owned and a $103,000 decline in other operating expenses.

Income Taxes. The effective tax rates for the years ended December 31, 2013, and December 31, 2012, was 14.6% and 16.7%, respectively. The Company’s effective tax rate remains well below historical levels due to a higher percentage of pre-tax income that is not subject to federal income tax. The Company’s sizable holdings in municipal bonds, life insurance contracts and certain tax credits earned have lowered our effective tax rate.

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

Interest Expense. Interest expense declined to $14.9 million for the year ended December 31, 2012, compared to $18.4 million for the year ended December 31, 2011. The decline in interest expense was attributable to a decline in the average cost interest bearing deposits and decline in interest-bearings liabilities. The average cost of average interest-bearing deposits declined to 1.50% for the year ended December 31, 2012, from 1.89% for the year ended December 31, 2011. Over the same period, the average balance of interest bearing deposits declined from $753.2 million for the year ended December 31, 2011, to $706.4 million for the year ended December 31, 2012.

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

Provision for Loan Losses. The Company determined that an additional $2.3 million and $5.9 million in provision for loan losses was required for the years ended December 31, 2012, and December 31, 2011, respectively. The decline in the Company’s provision for loan loss expense is largely the result of the improving asset quality of the Company. For the year ended December 31, 2012, the Company incurred net charge offs of $2.9 million as compared to $4.5 million for the year ended December 31, 2011, and $5.0 million in the year ended December 31, 2010. Furthermore, the Company’s analysis of customer financial information indicates that many customers have noted improved levels of cash flow and business activity, a positive factor in considering loans for future removal from our list of classified assets.

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

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2012, was $28.4 million, compared to $28.7 million in 2011. The slight decline in non-interest expenses was largely the result of a $1.4 million reduction in the losses on Other Real Estate Owned. For the year ended December 31, 2012, the Company’s professional services expense increased by $233,000 and occupancy expense increased by $262,000 as compared to the year ended December 31, 2011. For the year ended December 31, 2012, other operating expenses were $1.7 million as compared to $894,000 for the year ended December 31, 2011, due to an increase in regulatory cost.

Income Taxes. The effective tax rates for the years ended December 31, 2012, and December 31, 2011, was 16.7% and 14.2%, respectively. The Company’s effective tax rate remains well below historical levels due to a higher percentage of pre-tax income that is not subject to federal income tax. The Company’s sizable holdings in municipal bonds, life insurance contracts and certain tax credits earned have lowered our effective tax rate.

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

Capital Resources. At December 31, 2013, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the Kentucky Department of Financial Institutions (“KDFI”) and FDIC capital requirements, and for a tabular presentation of the Bank’s compliance with such requirements, see Note 16 of Notes to Consolidated Financial Statements. See the Company’s Risk Factors, located in our Annual Report filed on SEC form10-K for the year ended December 31, 2013, for comments related to effects that the implementation of Basel III will have on the Company’s future operations.

Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2013, the Bank had outstanding advances of $46.8 million from the FHLB and $13.5 million of letters of credit issued by the FHLB to secure municipal deposits. The Bank can immediately borrow an additional $40.6 million from the FHLB and the Company has the ability to pledge another $71.3 million in securities to the FHLB for additional borrowing capacity. See Note 7 of Notes to Consolidated Financial Statements.

Subordinated Debentures Issuance. On September 25, 2003, the Company issued $10,310,000 of subordinated debentures in a private placement offering. The securities have a thirty-year maturity and are callable at the issuer’s discretion on a quarterly basis beginning five years after issuance. The securities are priced at a variable rate equal to the three-month LIBOR (London Interbank Offering Rate) plus 3.10%. Interest is paid and the rate of interest may change on a quarterly basis. The Company’s subsidiary, a state chartered commercial bank supervised by the KDFI and the FDIC may recognize the proceeds of trust preferred securities as capital. KDFI and FDIC regulations provide that 25% of Tier I capital may consist of trust preferred proceeds. See Note 10 of Notes to Consolidated Financial Statements.

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

Management believes that loan repayments and other sources of funds will be adequate to meet the Bank’s liquidity needs for the immediate future. A portion of the Bank’s liquidity consists of cash and cash equivalents. At December 31, 2013, cash and cash equivalents totaled $55.8 million. The level of these assets depends upon the Bank’s operating, investing and financing activities during any given period.

Cash flows from operating activities for the years ended December 31, 2013, 2012 and 2011 were $9.3 million, $9.3 million, and $11.2 million, respectively.

Cash flows from (used in) investing activities were ($4.3) million, $58.2 million and were $26.9 million in 2013, 2012 and 2011, respectively. A principal use of cash in this area has been purchases of securities available for sale of $105.6 million, offset by proceeds from sales, calls and maturities of securities of $124.5 million during 2013. At the same time the loan portfolio provided cash of $34.2 million in 2011 and $26.8 million in 2012. The Company invested $21.6 million of cash in loans in 2013. Purchases of securities available for sale exceeded maturities and sales by $15.9 million in 2011 while sales and maturities of such securities exceeded purchases by $29.2 million in 2012 and $18.9 million in 2013.

At December 31, 2013, the Bank had $31.4 million in outstanding commitments to originate loans and unused lines of credit of $74.7 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. The Bank has certificates of deposit maturing in one year or less of $182.5 million at December 31, 2013. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

Stock Performance Comparison

The following graph, which was prepared by SNL Financial LC (“SNL”), shows the cumulative total return of the Common Stock of the Company since December 31, 2008, compared with the (1) NASDAQ Composite Index, comprised of all U.S. Companies quoted on NASDAQ, (2) the SNL Midwest Thrift Index, comprised of publically traded thrifts and thrift holding companies operating in the Midwestern United States, and (3) the SNL Midwest Bank Index, comprised of publically traded commercial banks and bank holding companies operating in the Midwestern United States. Cumulative total return on the Common Stock or the index equals the total increase in the value since December 31, 2007, assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph was prepared assuming that $100 was invested on December 31, 2008, in the Common Stock, the securities included in the indices. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

On June 5, 2013, the Company became a Kentucky state chartered commercial bank holding company. As such, the Company will compare will use the SNL Midwest Bank index in future periods. In 2013, the Company has chosen to present both the Midwest Thrift Index and Midwest Bank Index performance graphs for comparative purposes. In future years, we will omit the Midwest Thrift Index graph.

	Period Ending
Index	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13
HopFed Bancorp, Inc.	100.00	98.23	100.99	75.41	101.79	135.96
NASDAQ COMPOSITE	100.00	145.36	171.74	170.38	200.63	281.22
SNL Midwest Bank	100.00	84.75	105.24	99.40	119.64	163.80
SNL Midwest Thrift	100.00	84.23	68.28	60.23	77.87	96.03

Consolidated Financial Statements

HopFed Bancorp, Inc.

and Subsidiaries

December 31, 2013, 2012 and 2011

Table of Contents

Page Number
Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2013 and 2012	2-3

Consolidated Statements of Income for the Years ended December 31,2013, 2012 and 2011	4-5

Consolidated Statements of Comprehensive Income (Loss) for the Years ended December 31, 2013, 2012 and 2011	6

Consolidated Statements of Changes in Stockholders’ Equity for the Years ended December 31, 2013, 2012 and 2011	7-8

Consolidated Statements of Cash Flows for the Years ended December 31, 2013, 2012 and 2011	9-10

Notes to Consolidated Financial Statements	11-78

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

    of HopFed Bancorp, Inc.

Hopkinsville, KY

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HopFed Bancorp, Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 14, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

(signed) Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee

March 14, 2014

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2013 and 2012

(Dollars in Thousands)

	2013	2012
Assets
Cash and due from banks	$37,229	$31,563
Interest-earning deposits	18,619	5,613

Cash and cash equivalents	55,848	37,176
Federal Home Loan Bank stock, at cost (note 2)	4,428	4,428
Securities available for sale (notes 2 and 8)	318,910	356,345
Loans receivable, net of allowance for loan losses of $8,682 at December 31, 2013, and $10,648 at December 31, 2012 (notes 3 and 7)	543,632	524,985
Accrued interest receivable	5,233	5,398
Real estate and other assets owned (note 14)	1,674	1,548
Bank owned life insurance	9,677	9,323
Premises and equipment, net (note 4)	23,108	22,557
Deferred tax assets (note 13)	4,610	—
Intangible asset (note 5)	130	292
Other assets	6,399	5,637

Total assets	$973,649	$967,689

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Non-interest-bearing accounts	$105,252	$94,083
Interest-bearing accounts:
Interest bearing checking accounts	183,643	147,047
Savings and money market accounts	92,106	81,643
Other time deposits	381,996	437,092

Total deposits	762,997	759,865
Advances from Federal Home Loan Bank (note 7)	46,780	43,741
Repurchase agreements (note 8)	52,759	43,508
Subordinated debentures (note 10)	10,310	10,310
Advances from borrowers for taxes and insurance	521	396
Dividends payable	326	180
Deferred tax liability (note 13)	—	568
Accrued expenses and other liabilities	4,239	4,122

Total liabilities	877,932	862,690

See accompanying notes to consolidated financial statements

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets, Continued

December 31, 2013 and 2012

(Dollars in Thousands)

	2013	2012
Stockholders’ equity
Preferred stock, par value $0.01 per share; authorized—500,000 shares; no shares issued or outstanding at December 31, 2013; and 18,400 shares issued and outstanding with a liquidation preference of $18,400,000 at December 31, 2012.	$—	$—
Common stock, par value $.01 per share; authorized 15,000,000 shares; 7,927,287 issued and 7,447,903 outstanding at December 31, 2013, and 7,905,728 issued and 7,502,812 outstanding at December 31, 2012	79	79
Common stock warrant	—	556
Additional paid-in-capital	58,302	76,288
Retained earnings	44,694	41,829
Treasury stock- preferred (at cost, none at December 31, 2013, and 18,400 shares at December 31, 2012)	—	(18,400)
Treasury stock- common (at cost, 479,384 shares at December 31, 2013, and 402,916 shares at December 31, 2012)	(5,929)	(5,076)
Accumulated other comprehensive income, net of taxes	(1,429)	9,723

Total stockholders’ equity	95,717	104,999

Total liabilities and stockholders’ equity	$973,649	$967,689

Commitments and contingencies (notes 11 and 15)

See accompanying notes to consolidated financial statements

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands)

	2013	2012	2011
Interest and dividend income
Loans receivable	$26,741	29,828	33,493
Securities available for sale	6,873	8,722	10,465
Nontaxable securities available for sale	2,219	2,266	2,263
Interest-earning deposits	24	24	19

Total interest and dividend income	35,857	40,840	46,240

Interest expense:
Deposits (note 6)	7,114	10,571	14,207
Advances from Federal Home loan Bank	1,780	2,609	2,557
Repurchase agreements	954	963	909
Subordinated debentures	733	734	742

Total interest expense	10,581	14,877	18,415

Net interest income	25,276	25,963	27,825

Provision for loan losses (note 3)	1,604	2,275	5,921

Net interest income after provision for loan losses	23,672	23,688	21,904

Non-interest income:
Other-than-temporary impairment losses on debt securities	(511)	—	(155)
Portion of losses recognized in other comprehensive income	111	—	—

Net impairment losses recognized in earnings (note 2)	(400)	—	(155)
Service charges	3,670	3,840	3,813
Merchant card income	983	842	768
Mortgage origination income	634	956	720
Realized gain from sale of securities available for sale, net (note 2)	1,661	1,671	2,897
Income from bank owned life insurance	354	399	316
Financial services commission	1,250	1,071	894
Gain on sale of assets	412	—	—
Other operating income	808	860	940

Total non-interest income	9,372	9,639	10,193

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income, Continued

For the Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands, Except Per Share Amounts)

	2013	2012	2011
Non-interest expenses:
Salaries and benefits (note 12)	14,733	13,979	13,266
Occupancy expense (note 4)	3,475	3,531	3,269
Data processing expense	2,695	2,494	2,645
State deposit tax	581	647	627
Intangible amortization	162	227	291
Professional services	1,773	1,605	1,372
Advertising expense	1,236	1,357	1,235
Postage and communications expense	567	562	549
Supplies expense	495	355	399
Deposit insurance and examination fees	727	1,539	2,021
Loss on sale of assets	12	13	145
Loss (gain) on sale of real estate owned	140	266	1,703
Expenses related to real estate owned	402	123	276
Other operating expenses	1,640	1,743	895

Total non-interest expense	28,638	28,441	28,693

Income before income tax expense	4,406	4,886	3,404
Income tax expense (note 13)	644	817	484

Net income	3,762	4,069	2,920
Less: Dividend on preferred shares	—	1,007	920
Accretion dividend on preferred shares	—	222	111

Net income available for common shareholders	$3,762	$2,840	$1,889

Earnings per share available to common stockholders (note 18):
Basic	$0.50	$0.38	0.25

Fully diluted	$0.50	$0.38	0.25

Weighted average shares outstanding—basic	7,483,606	7,486,445	7,460,294

Weighted average shares outstanding—diluted	7,483,606	7,486,445	7,460,294

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands)

	2013	2012	2011
Net income	$3,762	$4,069	2,920
Other comprehensive income, net of tax:
Unrealized holding gain (loss) arising during the year, net of tax effect	(10,568)	3,348	8,341
Unrealized gain (loss) on derivatives	248	113	(138)
Reclassification adjustment for gains and OTTI losses included in net income	(832)	(1,104)	(1,810)

Comprehensive income (loss)	($7,390)	$6,426	9,313

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Preferred Shares	Common Stock	Common Stock Warrant	Additional Paid-in Capital	Retained Earnings	Preferred Treasury Stock	Common Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance December 31, 2010	7,334,963	18,400	$77	556	74,920	39,994	—	(5,076)	973	111,444
Net income	—	—	—	—	—	2,920	—	—	—	2,920
Restricted stock awards	10,972	—	1	—	(1)	—	—	—	—	—
Net change in unrealized gains on securities available for sale, net of taxes of ($3,364)	—	—	—	—	—	—	—	—	6,531	6,531
Net change in unrealized (losses) on derivatives, net of taxes of $71	—	—	—	—	—	—	—	—	(138)	(138)
Preferred stock dividend of 5%	—	—	—	—	—	(920)	—	—	—	(920)
Stock dividend to common stockholders’	146,485	—	1	—	819	(820)	—	—	—	—
Cash dividend to common stockholders’ ($0.40 per share)	—	—	—	—	—	(1,472)	—	—	—	(1,472)
Compensation expense, restricted stock awards	—	—	—	—	118	—	—	—	—	118
Accretion of preferred stock discount	—	—	—	—	111	(111)	—	—	—	—

Balance December 31, 2011	7,492,420	18,400	$79	556	75,967	39,591	—	(5,076)	7,366	118,483

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2013, 2012 and 2011 (Continued)

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Preferred Shares	Common Stock	Common Stock Warrant	Additional Paid-in Capital	Retained Earnings	Preferred Treasury Stock	Common Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Equity
Brought Forward, December 31, 2011	7,492,420	18,400	$79	556	75,967	39,591	—	(5,076)	7,366	118,483
Net income	—	—	—	—	—	4,069	—	—	—	4,069
Restricted stock awards	10,392	—	—	—	—	—	—	—	—	—
Net change in unrealized gain on securities available for sale, net of taxes of ($1,156)	—	—	—	—	—	—	—	—	2,244	2,244
Net change in unrealized losses on derivatives, net of taxes of ($58)	—	—	—	—	—	—	—	—	113	113
Preferred stock dividend of 5%	—	—	—	—	—	(1,007)	—	—	—	(1,007)
Cash dividend to common stockholders’ ($0.08 per share)	—	—	—	—	—	(602)	—	—	—	(602)
Repurchase preferred stock	—	—	—	—	—	—	(18,400)			(18,400)
Compensation expense, restricted stock awards	—	—	—	—	99	—	—	—	—	99
Accretion of preferred stock discount	—	—	—	—	222	(222)	—	—	—	—

Balance December 31, 2012	7,502,812	18,400	$79	556	76,288	41,829	(18,400)	(5,076)	9,723	104,999

Net income	—	—	—	—	—	3,762	—	—	—	3,762
Restricted stock awards	21,559	—	—	—	—	—	—	—	—	—
Net change in unrealized gain (losses) on securities available for sale, net of taxes of $5,873	—	—	—	—	—	—	—	—	(11,400)	(11,400)
Net change in unrealized gain (losses)on derivatives, net of taxes of ($128)	—	—	—	—	—	—	—	—	248	248
Preferred stock retired	—	(18,400)	—	—	(18,400)	—	18,400	—	—	—
Cash dividend to common stockholders’ ($0.12 per share)	—	—	—	—	—	(897)	—	—	—	(897)
Common stock repurchase	(76,468)	—	—	—	—	—	—	(853)	—	(853)
Cash repurchase of warrant	—	—	—	(556)	299	—	—	—	—	(257)
Compensation expense, restricted stock awards	—	—	—	—	115	—	—	—	—	115

Balance December 31, 2013	7,447,903	—	79	—	58,302	44,694	—	(5,929)	(1,429)	95,717

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income	$3,762	$4,069	$2,920
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,604	2,275	5,921
Depreciation	1,502	1,587	1,569
Amortization of intangible assets	162	227	291
Amortization of investment premiums and discounts, net	2,561	3,327	2,538
Other than temporary impairment charge on available for sale securities	400	—	155
Expense (benefit) for deferred income taxes	566	487	(637)
Compensation expense, restricted stock grants and options	115	99	118
Income from bank owned life insurance	(354)	(399)	(316)
Gain on sale of securities available for sale	(1,661)	(1,671)	(2,897)
Gain on sales of loans	(634)	(956)	(720)
Loss on sale of premises and equipment	12	13	145
Proceeds from sales of loans	17,577	48,705	36,367
(Gain) loss on sale of foreclosed assets	140	266	1,703
Originations of loans sold	(16,943)	(47,749)	(35,647)
(Increase) decrease in:
Accrued interest receivable	165	785	487
Other assets (increase)	171	(815)	265
Increase (decrease) in accrued expenses and other liabilities	170	(911)	(1,046)

Net cash provided by operating activities	9,315	9,339	11,216

Cash flows from investing activities
Proceeds from sales, calls and maturities of securities available for sale	124,471	143,434	179,795
Purchase of securities available for sale	(105,605)	(114,253)	(195,740)
Net (increase) decrease in loans	(21,630)	26,815	34,186
Purchase of Federal Home Loan Bank stock	—	—	(50)
Proceeds from sale of foreclosed assets	908	2,738	9,590
Proceeds from bank owned life insurance	—	211	—
Purchase of premises and equipment	(2,473)	(726)	(856)

Net cash provided by (used in) investing activities	(4,329)	58,219	26,925

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands)

	2013	2012	2011
Cash flows from financing activities:
Net increase (decrease) in deposits	$3,132	($40,230)	($26,834)
Increase (decrease) in advance payments by borrowers for taxes and insurance	125	243	(86)
Advances from Federal Home Loan Bank	23,000	3,000	30,000
Repayment of advances from Federal Home Loan Bank	(19,961)	(22,578)	(48,586)
Increase (decrease) in repurchase agreements	9,251	428	(2,030)
Repurchase of preferred stock	—	(18,400)	—
Repurchase of common stock	(853)	—	—
Repurchase of common stock warrant	(257)	—	—
Dividends paid on preferred stock	—	(1,007)	(920)
Dividends paid on common stock	(751)	(598)	(1,909)

Net cash provided by (used in) financing activities	13,686	(79,142)	(50,365)

Increase (decrease) in cash and cash equivalents	18,672	(11,584)	(12,224)
Cash and cash equivalents, beginning of period	37,176	48,760	60,984

Cash and cash equivalents, end of period	$55,848	$37,176	$48,760

Supplemental disclosures of cash flow information:
Interest paid	$6,857	$7,564	9,589

Income taxes paid (refund)	($487)	$1,990	2,105

Supplemental disclosures of non-cash investing and financing activities:
Loans charged off	$4,444	$3,684	4,875

Foreclosures and in substance foreclosures of loans during year	$1,379	$2,285	3,748

Net unrealized gains (losses) on investment securities classified as available for sale	($17,273)	$3,400	9,895

Increase (decrease) in deferred tax asset related to unrealized gain (losses) on investments	$5,873	($1,156)	(3,364)

Dividends declared and payable	$325	$180	176

Issue of unearned restricted stock	$232	$74	87

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies:

Nature of Operations and Customer Concentration

HopFed Bancorp, Inc. (the Corporation) is a bank holding company incorporated in the state of Delaware and headquartered in Hopkinsville, Kentucky. The Corporation’s principal business activities are conducted through it’s wholly-owned subsidiary, Heritage Bank USA, Inc. (the Bank), a Kentucky state chartered commercial bank engaged in the business of accepting deposits and providing mortgage, consumer, construction and commercial loans to the general public through its retail banking offices. The Bank’s business activities are primarily limited to western Kentucky and middle and western Tennessee. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC).

As part of the enactment of the Dodd-Frank Financial Reform Act of 2010, the Corporation and Bank’s former regulator, the Office of Thrift Supervision, was eliminated on July 21, 2011. Prior to June 5, 2013, the Bank was subject to comprehensive regulation, examination and supervision by the Office of Comptroller of the Currency (OCC) and the FDIC. After June 5, 2013, the Bank’s legal name was changed to Heritage Bank USA, Inc. and the Bank was granted a Kentucky commercial bank charter and is now supervised by the Kentucky Department of Financial Institutions (“KDFI”) and the Federal Deposit Insurance Corporation (“FDIC”). Supervision of the Corporation continues to be conducted by the Federal Reserve Bank of Saint Louis (“FED”).

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation, the Bank and its wholly-owned subsidiary Fall & Fall Insurance (collectively the Company) for all periods. The Company sold all significant assets of Fall & Fall on December 31, 2013, to an unrelated third party. Significant inter-company balances and transactions have been eliminated in consolidation.

Accounting

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices in the banking industry.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Accounting, (Continued)

The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (VIE) under accounting principles generally accepted in the United States. Voting interest entities in which the total equity investment is a risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decision about the entity’s activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, VIE’s are entities in which it has all, or at least a majority of, the voting interest. A controlling financial interest in a VIE is present when an enterprise has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The subsidiaries, HopFed Capital Trust I and Fort Webb LP, LLC are VIEs for which the Company is not the primary beneficiary. Accordingly, these accounts are not included in the Company’s consolidated financial statements.

The Company has evaluated subsequent events for potential impact and disclosure through the issue date of these consolidated financial statements.

Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and revenues and expenses for each year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant collateral.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Securities, (Continued)

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Loans Receivable, (Continued)

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

Loans are considered to be impaired when, in management’s judgment, principal or interest is not collectible according to the contractual terms of the loan agreement. When conducting loan evaluations, management considers various factors such as historical loan performance, the financial condition of the borrower and adequacy of collateral to determine if a loan is impaired. Impaired loans and loans classified as Troubled Debt Restructurings (“TDR’s”) may be classified as either substandard or doubtful and reserved for based on individual loans risk for loss. Loans not considered impaired may be classified as either special mention or watch and may have an allowance established for it. Typically, unimpaired classified loans exhibit some form of weakness in either industry trends, collateral, or cash flow that result in a default risk greater than that of the Company’s typical loan. All classified amounts include all unpaid interest and fees as well as the principal balance outstanding.

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

For loans not individually evaluated, management considers the Company’s recent charge off history, the Company’s current past due and non-accrual trends, banking industry trends and both local and national economic conditions when making an estimate as to the amount to reserve for losses. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and has taken into account the views of its regulators and the current economic environment.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Fixed Rate Mortgage Originations

The Company operates a mortgage division that originates mortgage loans in the name of assorted investors, including Federal Home Loan Mortgage Corporation (Freddie Mac). Originations for Freddie Mac are sold through the Bank while originations to other investors are processed for a fee. On a limited basis, loans sold to Freddie Mac may result in the Bank retaining loan servicing rights. In recent years, customers have chosen lower origination rates over having their loan locally serviced; thereby limiting the amount of new loans sold with servicing retained. At December 31, 2013, the Bank maintained a servicing portfolio of one to four family real estate loans of approximately $26.2 million. For the years ended December 31, 2013, December 31, 2012, and December 31, 2011, the Bank has reviewed the value of the servicing asset as well as the operational cost associated with servicing the portfolio. The Bank has determined that the values of its servicing rights are not material to the Company’s consolidated financial statements.

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

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Income Taxes

Income taxes are accounted for through the use of the asset and liability method. Under the asset and liability method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date. The Company files its federal and Kentucky income tax returns as well as its Kentucky and Tennessee franchise and excise tax returns on a consolidated basis with its subsidiaries. All taxes are accrued on a separate entity basis.

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

December 31, 2013, 2012 and 2011

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

Derivative Instruments

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

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instrument has been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been, or will not continue to be highly effective as a hedge, hedged accounting is discontinued. ASC 815 basis adjustments recorded on hedged assets and liabilities are amortized over the remaining life of the hedged item beginning no later than when hedge accounting ceases. There were no fair value hedging gains or losses, as a result of hedge ineffectiveness, recognized for the years ended December 31, 2013, 2012 and 2011.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Fair Values of Financial Instruments

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Fair Values of Financial Instruments, (Continued)

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Fair Values of Financial Instruments, (Continued)

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

Dividend Restrictions

The Company is not permitted to pay a dividend to common shareholders if it fails to make a quarterly interest payment to the holders of the Company’s subordinated debentures. Furthermore, the Bank may be restricted in the payment of dividends to the Corporation by the KDFI or FDIC. Any restrictions imposed by either regulator would effectively limit the Company’s ability to pay a dividend to its common stockholders as discussed in Note 17. At December 31, 2013, no such restrictions. At December 31, 2013, the Corporation has $5.2 million in cash on hand available to pay common dividends and repurchase common share as outlined in Note 20. Also at December 31, 2013, the Bank could pay an additional $1.9 million in cash dividends to the Company without regulatory approval.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

Both EPS and diluted EPS are reduced by the amount of dividend payments on preferred stock and the accretion of the discount on the preferred stock. The Company repurchased all preferred shares in December of 2012. The effect of the Company’s dividend payment on preferred stock and accretion of the preferred stock is as provided for the years ended December 31, 2012 and 2011:

	2012	2011
Dividend on preferred shares	$1,006,886	920,000
Accretion dividend on preferred shares	222,360	111,180

Total cost of preferred stock	$1,229,246	1,031,180

Reduction in earnings per share to common stockholders:
Basic	$0.16	$0.14

Fully diluted	$0.16	$0.14

Weighted average shares outstanding -basic	7,486,445	7,460,294

Weighted average shares outstanding -diluted	7,486,445	7,460,294

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

December 31, 2013, 2012 and 2011

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

ASU No. 2011-03, “Transfers and Servicing (Topic 860)—Reconsideration of Effective Control for Repurchase Agreements.” ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 removes from the assessment of effective control (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (ii) the collateral maintenance guidance related to that criterion. ASU 2011-03 became effective for the Company on January 1, 2012, and did not have a significant impact on the Company’s consolidated financial statements of income, condition and cash flow.

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

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income, new disclosure guidance related to the presentation of the Statement of Comprehensive Income. This guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity and requires presentation of reclassification adjustments on the face of the income statement. The effective date of this pronouncement is December 15, 2011. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements of income, condition, and cash flow.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

ASU 2011-11, “Balance Sheet (Topic 210)—“Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 amends Topic 210, “Balance Sheet,” to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements and reverse sale and repurchase agreements and securities borrowing/lending arrangements, and derivative instruments that are eligible for offset in the statement of financial position and/or subject to a master netting arrangement or similar agreement. ASU No. 2013-01, “Balance Sheet (Topic 210)—Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” clarifies that ordinary trade receivables are not within the scope of ASU 2011-11. ASU 2011-11 is effective for annual and interim periods beginning on January 1, 2013, and did not have a significant impact on the Company’s financial statements.

ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350)—Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-02 give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that an indefinite-lived intangible asset is impaired, then the entity must perform the quantitative impairment test. If, under the quantitative impairment test, the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. ASU 2012-02 was effective for the Company’s beginning January 1, 2013, and did not have a significant impact on the Company’s financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements, (Continued)

ASU 2012-06, “Business Combinations (Topic 805)—Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution (a consensus of the FASB Emerging Issues Task Force).” ASU 2012-06 clarifies the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution. Under ASU 2012-06, when a reporting entity recognizes an indemnification asset as a result of a government-assisted acquisition of a financial institution and, subsequently, a change in the cash flows expected to be collected on the indemnification asset occurs (as a result of a change in cash flows expected to be collected on the assets subject to indemnification), the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement (that is, the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets). ASU 2012-06 was effective for the Company beginning January 1, 2013, and did not expected to have a significant impact on the Company’s financial statements.

ASU 2013-02, “Comprehensive Income (Topic 220) – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 amends recent guidance related to the reporting of comprehensive income to enhance the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 became effective for the Corporation on January 1, 2013, and did not have a significant impact on the Company’s financial statements.

ASU 2013-08, “Financial Services – Investment Companies (Topic 946) – Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 clarifies the characteristics of investment companies and sets forth a new approach for determining whether a company is an investment company. The fundamental characteristics of an investment company include (i) the company obtains funds from investors and provides the investors with investment management services; (ii) the company commits to its investors that its business purpose and only substantive activities are investing the funds for returns solely from capital appreciation, investment income, or both; and (iii) the company or its affiliates do not obtain or have the objective of obtaining returns or benefits from an investee or its affiliates that are not normally attributable to ownership interests or that are other than capital appreciation or investment income. ASU 2013-08 also sets forth the scope, measurement and disclosure requirements for investment companies. ASU 2013-08 is effective for the Corporation on January 1, 2014, and is not expected to have a significant impact on the Corporation’s financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements, (Continued)

ASU 2013-10, “Derivatives and Hedging (Topic 815) – Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” ASU 2013-10 permits the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to interest rates on direct Treasury obligations of the U.S. government and the London Interbank Offered Rate (“LIBOR”). ASU 2013-10 became effective for qualifying new or re-designated hedging relationships entered into on or after July 17, 2013 and did not have a significant impact on the Company’s financial statements.

ASU 2013-12, “Definition of a Public Business Entity—An Addition to the Master Glossary.” ASU 2013-12 amends the Master Glossary of the FASB Accounting Standards Codification to include one definition of public business entity for future use in U.S. GAAP and identifies the types of business entities that are excluded from the scope of the Private Company Decision-Making Framework: A Guide for Evaluating Financial Accounting and Reporting for Private Companies. ASU 2013-12 did not have a significant impact on the Company’s financial statements.

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

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(2)	Securities:

Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their estimated fair values follow:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for sale:
U.S. government and agency securities:	$120,608	1,856	(2,441)	120,023
Taxable municipal bonds	18,337	458	(738)	18,057
Tax free municipal bonds	64,291	2,066	(898)	65,459
Trust preferred securities	1,600	—	(111)	1,489
Commercial bonds	2,000	—	(16)	1,984
Mortgage-backed securities:
GNMA	17,327	590	(142)	17,775
FNMA	70,104	526	(1,938)	68,692
FHLMC	1,301	35	—	1,336
SLMA CMOs	8,459	—	(374)	8,085
AGENCY CMOs	16,296	134	(420)	16,010

	$320,323	5,665	(7,078)	318,910

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(2)	Securities: (Continued)

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for sale:
U.S. government and agency securities	$147,659	5,202	(83)	152,778
Tax free municipal bonds	68,331	5,756	(40)	74,047
Taxable municipal bonds	12,535	1,209	(8)	13,736
Trust preferred securities	2,000	—	(511)	1,489
Mortgage-backed securities:
GNMA	19,172	1,244	(19)	20,397
FNMA	64,805	2,558	(58)	67,305
FHLMC	4,519	153	—	4,672
NON-AGENCY CMOs	5,412	80	—	5,492
AGENCY CMOs	16,055	426	(52)	16,429

	$340,488	16,628	(771)	356,345

The scheduled maturities of debt securities available for sale at December 31, 2013, and December 31, 2012, were as follows:

	Amortized Cost	Estimated Fair Value
2013
Due within one year	$501	505
Due in one to five years	12,630	12,954
Due in five to ten years	38,192	37,364
Due after ten years	49,284	49,314

	100,607	100,137
Amortizing agency bonds	106,229	106,875
Mortgage-backed securities	113,487	111,898

Total unrestricted securities available for sale	$320,323	318,910

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(2)	Securities: (Continued)

	Amortized Cost	Estimated Fair Value
2012
Due within one year	$345	346
Due in one to five years	11,499	11,682
Due in five to ten years	30,007	32,316
Due after ten years	53,222	57,290

	95,073	101,634
Amortizing agency bonds	135,452	140,416
Mortgage-backed securities	109,963	114,295

Total unrestricted securities available for sale	$340,488	356,345

The FHLB stock is an equity interest in the Federal Home Loan Bank. FHLB stock does not have a readily determinable fair value because ownership is restricted and a market is lacking. FHLB stock is classified as a restricted investment security, carried at cost and evaluated for impairment.

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2013 and December 31, 2012, are as follows:

	Less than 12 months		12 months or longer		Total
December 31, 2013	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for sale
U.S. government and agency securities:
Agency debt securities	$44,968	(2,107)	6,793	(334)	51,761	(2,441)
Taxable municipals	7,903	(660)	797	(78)	8,700	(738)
Tax free municipals	9,848	(692)	3,720	(206)	13,568	(898)
Trust preferred securities	—	—	1,489	(111)	1,489	(111)
Commercial bonds	1,984	(16)	—	—	1,984	(16)
Mortgage-backed securities:
GNMA	5,320	(128)	1,551	(14)	6,871	(142)
FNMA	42,464	(1,626)	6,746	(312)	49,210	(1,938)
NON-AGENCY CMOs	5,224	(374)	—	—	5,224	(374)
AGENCY CMOs	7,031	(223)	1,844	(197)	8,875	(420)

Total Available for Sale	$124,742	(5,826)	22,940	(1,252)	147,682	(7,078)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(2)	Securities: (Continued)

	Less than 12 months		12 months or longer		Total
December 31, 2012	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for sale
U.S. government and agency securities:
Agency debt securities	$12,317	(83)	—	—	12,317	(83)
Taxable municipals	885	(8)	—	—	885	(8)
Tax free municipals	5,315	(40)	—	—	5,315	(40)
Trust preferred securities	—	—	1,489	(511)	1,489	(511)
Mortgage-backed securities:
GNMA	—	—	1,415	(19)	1,415	(19)
FNMA	7,077	(58)	—	—	7,077	(58)
AGENCY CMOs	3,691	(52)	—	—	3,691	(52)

Total Available for Sale	$29,285	(241)	2,904	(530)	32,189	(771)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Securities: (Continued)

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

At December 31, 2013, the Company has 92 securities with unrealized losses. With the exception of a subordinated debenture discussed below, Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity or for the foreseeable future and therefore no declines are deemed to be other than temporary.

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

Currently, FFKY and First Fed are under a Consent Order issued jointly by the Kentucky State Department of Financial Institutions and the FDIC. Among other things, the consent order requires First Fed to increase its Tier 1 Capital to Average Assets Ratio to 9.00% and its Total Risk Based Capital to Risk Weighted Asset Ratio to 12.00%. At December 31, 2013, First Fed has achieved a Tier 1 Capital to Average Assets Ratio of 8.04% and a Total Risk Based Capital to Weighted Asset Ratio of 13.59%.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(2)	Securities: (Continued)

At December 31, 2013, the Company has determined that it is unlikely that FFKY will be able to resume dividend payments prior to the end of its five year deferral period. Therefore, the Company’s investment in FFKY is considered impaired.

The Company used several sources of information to develop a rational for the impairment charge. The most significant source of information was the auction of FFKY’s $20.0 million in Preferred Stock issued to the United States Treasury as part of the TARP program. The Treasury sold the securities in April 2013 for approximately 54% of par. The preferred securities are equity and are subordinated to the Company’s trust securities. Therefore, this auction was used to help establish a floor for the value of the subordinated debt. Furthermore, improvements in FFKY’s financial condition make it more likely that FFKY will remain a viable institution unlikely to fail. However, the timing of our receipt of past due and future dividends is uncertain and the investment’s book value should be reduced based on the continued lack of cash flow provided by the subordinated debt. Therefore, the Company recognized an impairment charge of $400,000 in 2013.

During 2013, the Company sold investment securities classified as available for sale for proceeds of $68.5 million resulting in gross gains of $1.7 million and gross losses of $33,000. During 2012, the Company sold investment securities classified as available for sale for proceeds of $69.0 million resulting in gross gains of $1.8 million and gross losses of $115,000. During 2011, the Company sold investment securities classified as available for sale for proceeds of $115.2 million resulting in gross gains of $3.2 million and gross losses of $335,000.

As part of its normal course of business, the Bank holds significant balances of municipal and other deposits that require the Bank to pledge investment instruments as collateral. At December 31, 2013, the Bank pledged investments with a book value of $159.5 million and a market value of approximately $160.5 million to various municipal entities as required by law. The Bank has pledged two investment securities with a market value of $116,000 to the Federal Home Loan Bank of Cincinnati to provide for a higher level of available borrowings. In addition, the Bank has provided $13.5 million of letters of credit issued by the Federal Home Loan Bank of Cincinnati to collateralize municipal deposits. The collateral for these letters of credit are the Bank’s one to four family loan portfolio, commercial real estate portfolio and its multi-family loan portfolio.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands, Except Percentages)

(3)	Loans Receivable, Net:

The components of loans receivable in the consolidated balance sheets as of December 31, 2013, and December 31, 2012, were as follows:

	December 31, 2013		December 31, 2012
	Amount	Percent	Amount	Percent
Real estate loans:
One-to-four family (closed end) first mortgages	$155,252	28.1%	$162,335	30.3%
Second mortgages (closed end)	3,248	0.6%	4,336	0.8%
Home equity lines of credit	34,103	6.2%	37,083	6.9%
Multi-family	29,736	5.4%	33,056	6.2%
Construction	10,618	1.9%	18,900	3.5%
Land	34,681	6.3%	45,906	8.6%
Farmland	51,868	9.4%	46,799	8.7%
Non-residential real estate	157,692	28.5%	122,637	22.9%

Total mortgage loans	477,198	86.4%	471,052	87.9%
Consumer loans	11,167	2.0%	13,886	2.6%
Commercial loans	64,041	11.6%	50,549	9.5%

Total other loans	75,208	13.6%	64,435	12.1%

Total loans, gross	552,406	100.0%	535,487	100.0%

Deferred loan cost, net of fees	(92)		146
Less allowance for loan losses	(8,682)		(10,648)

Total loans	$543,632		$524,985

For the twelve month period ended December 31, 2013, the Company’s loan portfolio grew by approximately 3.5% after experiencing a negative growth rate in the year ended December 31, 2012, and December 31, 2011, respectively. The negative growth rates in 2012 and 2011 resulted from a combination of factors, including a weak economy, a desire to limit our exposure to land development and construction lending and a Memorandum of Understanding placed on the Company by the OTS. The Memorandum of Understandings were terminated by the OCC and Fed in the fourth quarter of 2012.

The Company continues to reduce its land development loan portfolio exposure. The land development portfolio continues to be plagued by higher levels of loan losses, adverse risk classifications and regulatory scrutiny. At December 31, 2013, the Company has approximately $34.7 million land development loans, with $14.7 million, or 42.5% of the land development portfolio, being classified as substandard. At December 31, 2013, the Company has $42.6 million of total loans classified as substandard.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(3)	Loans Receivable, Net: (Continued)

Loans serviced for the benefit of others totaled approximately $32.6 million, $40.3 million and $59.2 million at December 31, 2013, 2012 and 2011, respectively. At December 31, 2013, approximately $26.2 million of the $32.6 million in loans serviced by the Company are serviced for the benefit of Freddie Mac. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. The servicing rights associated with these loans are not material to the Company’s consolidated financial statements. Qualified one-to-four family first mortgage loans, non-residential real estate loans, multi-family loans and commercial real estate loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in Note 7.

The Company originates most fixed rate loans for immediate sale to FHLMC or other investors. Generally, the sale of such loans is arranged shortly after the loan application is tentatively approved through commitments.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(3)	Loans Receivable, Net: (Continued)

If considered marginal, a loan would be a “watch” until financial data demonstrated improved performance or further deterioration to a “substandard” grade usually within a 12-month period. In the table on page 37, Watch loans are included with satisfactory loans and classified as Pass.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(3)	Loans Receivable, Net: (Continued)

Loan Origination/Risk Management

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. Once it is determined that the borrower’s management possesses sound ethics and solid business acumen, the Company’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2013, approximately $80.7 million of the outstanding principal balance of the Company’s non-residential real estate loans were secured by owner-occupied properties, approximately $77.0 million was secured by non-owner occupied properties.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(3)	Loans Receivable, Net: (Continued)

Loan Origination/Risk Management (Continued)

With respect to loans to developers and builders that are secured by non-owner occupied properties that the Company may originate from time to time, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

The Company maintains an independent loan review function that is typically outsourced to firms that specialize in conducting loan reviews. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

Most of the Company’s lending activity occurs in Western Kentucky and middle and western Tennessee. The majority of the Company’s loan portfolio consists of non-residential real estate loans and one-to-four family residential real estate loans.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Loans by classification type and the related valuation allowance amounts at December 31, 2013, were as follows:

	Pass	Special Mention	Impaired Loans		Total	Specific Allowance for Impairment	Allowance for Loans not Impaired
			Substandard	Doubtful
December 31, 2013
One-to-four family mortgages	$149,351	814	5,087	—	155,252	597	1,451
Home equity line of credit	33,462	—	641	—	34,103	—	218
Junior lien	3,126	43	79	—	3,248	—	39
Multi-family	29,736	—	—	—	29,736	—	466
Construction	10,443	—	175	—	10,618	—	88
Land	19,899	52	14,730	—	34,681	771	534
Non-residential real estate	143,044	515	14,133	—	157,692	465	2,254
Farmland	46,042	480	5,346	—	51,868	—	510
Consumer loans	10,727	—	440	—	11,167	96	445
Commercial loans	61,502	526	2,013	—	64,041	—	748

Total	$507,332	2,430	42,644	—	552,406	1,929	6,753

Loans by classification type and the related valuation allowance amounts at December 31, 2012, were as follows:

	Pass	Special Mention	Impaired Loans		Total	Specific Allowance for Impairment	Allowance for Loans not Impaired
			Substandard	Doubtful
December 31, 2012
One-to-four family mortgages	$156,961	779	4,595	—	162,335	754	1,736
Home equity line of credit	34,737	1,109	1,237	—	37,083	68	306
Junior lien	3,821	47	468	—	4,336	196	34
Multi-family	27,463	1,478	4,115	—	33,056	38	486
Construction	14,052	—	4,848	—	18,900	—	256
Land	14,374	7,683	23,849	—	45,906	932	1,252
Non-residential real estate	146,443	1,899	21,094	—	169,436	1,424	2,209
Consumer loans	13,330	—	556	—	13,886	121	217
Commercial loans	44,191	516	5,842	—	50,549	308	311

Total	$455,372	13,511	66,604	—	535,487	3,841	6,807

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2013, were as follows:

				For the year ended December 31, 2013
	At December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$3,216	3,216	—	2,361	8
Home equity line of credit	641	641	—	564	3
Junior liens	79	79	—	239	1
Multi-family	—	—	—	990	—
Construction	175	175	—	1,072	5
Land	10,882	12,315	—	10,668	186
Non-residential real estate	10,775	10,775	—	6,196	263
Farmland	5,346	5,346		6,955	149
Consumer loans	56	56	—	48	—
Commercial loans	2,013	2,013	—	2,391	95

Total	33,183	34,616	—	31,484	710

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with a specific allowance
One-to-four family mortgages	$1,871	1,871	597	2,501	9
Home equity line of credit	—	—	—	279	—
Junior liens	—	—	—	113	—
Multi-family	—	—	—	—	—
Construction	—	—	—	1,385	—
Land	3,848	3,848	771	2,741	29
Non-residential real estate	3,358	4,222	465	2,243	111
Farmland	—	—	—	1,601	—
Consumer loans	384	384	96	401	—
Commercial loans	—	—	—	346	—

Total	9,461	10,325	1,929	11,610	149

Total impaired loans	$42,644	44,941	1,929	43,094	859

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2012, were as follows:

	At December 31, 2012			For the year ended December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$1,759	1,759	—	5,279	107
Home equity line of credit	1,169	1,169	—	869	50
Junior lien	—	—	—	281	3
Multi-family	4,077	4,077	—	3,626	219
Construction	4,848	4,848	—	3,133	174
Land	20,279	20,279	—	19,857	504
Non-residential real estate	15,363	15,363	—	19,936	855
Consumer loans	81	81	—	66	5
Commercial loans	1,617	1,617	—	2,701	165

Total	49,193	49,193	—	55,748	2,082

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with a specific allowance
One-to-four family mortgages	$2,836	2,836	754	3,135	145
Home equity line of credit	68	68	68	162	3
Junior lien	468	468	196	365	38
Multi-family	38	38	38	2,640	4
Construction	—	—	—	1,095	—
Land	3,570	3,570	932	4,848	213
Non-residential real estate	5,731	5,731	1,424	6,578	323
Consumer loans	475	475	121	281	1
Commercial loans	4,225	4,225	308	4,470	28

Total	17,411	17,411	3,841	23,574	755

Total impaired loans	$66,604	66,604	3,841	79,322	2,837

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The average recorded investment in impaired loans for the years ended December 31, 2013, 2012 and 2011 was $43.1 million, $79.3 million and $59.1 million, respectively. Interest income recognized on impaired loans for the years ended December 31, 2013, December 31, 2012, and December 31, 2011, was $859,000, $2.8 million and $246,000, respectively. The following table provides a detail of the Company’s activity in the allowance for loan loss account allocated by loan type for the year ended December 31, 2013:

Year ended December 31, 2013	Balance 12/31/2012	Charge off 2013	Recovery 2013	General Provision 2013	Specific Provision 2013	Ending Balance 12/31/2013
One-to-four family mortgages	$2,490	(852)	329	(285)	366	2,048
Home equity line of credit	374	(22)	9	(88)	(55)	218
Junior liens	230	(119)	71	5	(148)	39
Multi-family	524	(38)	164	(20)	(164)	466
Construction	256	—	—	(168)	—	88
Land	2,184	(1,432)	9	(718)	1,262	1,305
Non-residential real estate	2,921	(1,041)	14	757	68	2,719
Farmland	712	—	—	(202)	—	510
Consumer loans	338	(649)	246	228	378	541
Commercial loans	619	(291)	32	437	(49)	748

	$10,648	(4,444)	874	(54)	1,658	8,682

The following table provides a detail of the Company’s activity in the allowance for loan loss account allocated by loan type for the year ended December 30, 2012:

Year ended December 31, 2012	Balance 12/31/2011	Charge off 2012	Recovery 2012	General Provision 2012	Specific Provision 2012	Ending Balance 12/31/2012
One-to-four family mortgages	$2,640	(379)	81	324	(176)	2,490
Home equity line of credit	408	(67)	6	6	21	374
Junior liens	277	(1)	4	—	(50)	230
Multi-family	1,201	(417)	—	429	(689)	524
Construction	139	—	—	117	—	256
Land	1,332	(1,033)	405	635	845	2,184
Non-residential real estate	3,671	(1,120)	137	1,033	(88)	3,633
Consumer loans	262	(510)	150	404	32	338
Commercial loans	1,332	(157)	12	(171)	(397)	619

	$11,262	(3,684)	795	2,777	(502)	10,648

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Non-accrual loans totaled $10.1 million and $7.7 million at December 31, 2013, and December 31, 2012, respectively. All non-accrual loans noted below are classified as either substandard or doubtful. Interest income foregone on such loans totaled $432,000 at December 31, 2013, $271,000 at December 31, 2012, and $246,000 at December 31, 2011, respectively. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis. There were no loans past due more than three months and still accruing interest as of December 31, 2013 and December 31, 2012. For the years ended December 31, 2013, and December 31, 2012, the components of the Company’s balances of non-accrual loans are as follows:

	12/31/2013	12/31/2012
One-to-four family first mortgages	$945	2,243
Home equity lines of credit	1	66
Junior liens	2	4
Multi-family	—	38
Construction	175	—
Land	1,218	2,768
Non-residential real estate	6,546	1,134
Farmland	703	648
Consumer loans	13	145
Commercial loans	463	617

Total non-accrual loans	$10,066	7,663

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The table below presents past due balances at December 31, 2013, by loan classification allocated between performing and non-performing:

	Currently Performing	30-89 Days Past Due	Non-accrual Loans	Special Mention	Impaired Loans Currently Performing		Total
					Substandard	Doubtful
One-to-four family mortgages	$148,759	592	945	814	4,142	—	155,252
Home equity line of credit	33,369	93	1	—	640	—	34,103
Junior liens	3,126	—	2	43	77	—	3,248
Multi-family	29,736	—	—	—	—	—	29,736
Construction	10,443	—	175	—	—	—	10,618
Land	19,899	—	1,218	52	13,512	—	34,681
Non-residential real estate	142,701	343	6,546	515	7,587	—	157,692
Farmland	46,042	—	703	480	4,643	—	51,868
Consumer loans	10,493	234	13	—	427	—	11,167
Commercial loans	61,379	123	463	526	1,550	—	64,041

Total	$505,947	1,385	10,066	2,430	32,578	—	552,406

The table below presents past due balances at December 31, 2012, by loan classification allocated between performing and non-performing:

	Currently Performing	30-89 Days Past Due	Non-accrual Loans	Special Mention	Impaired Loans Currently Performing		Total
					Substandard	Doubtful
One-to-four family mortgages	$155,936	1,339	2,243	779	2,038	—	162,335
Home equity line of credit	34,732	5	66	1,109	1,171	—	37,083
Junior liens	3,584	237	4	47	464	—	4,336
Multi-family	27,463	—	38	1,478	4,077	—	33,056
Construction	13,876	176	—	—	4,848	—	18,900
Land	14,237	137	2,768	7,683	21,081	—	45,906
Non-residential real estate	146,150	293	1,782	1,899	19,312	—	169,436
Consumer loans	13,266	74	145	—	401	—	13,886
Commercial loans	43,961	230	617	516	5,225	—	50,549

Total	$453,205	2,491	7,663	13,511	58,617	—	535,487

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(3)	Loans Receivable, Net: (Continued)

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

Troubled Debt Restructuring

On a periodic basis, the Company may modify the terms of certain loans. In evaluating whether a restructuring constitutes a troubled debt restructuring (TDR), Financial Accounting Standards Board has issued Accounting Standards Update 310 (ASU 310); A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. In evaluating whether a restructuring constitutes a TDR, the Company must separately conclude that both of the following exist:

a.)	The restructuring constitutes a concession

b.)	The debtor is experiencing financial difficulties

ASU 310 provides the following guidance for the Company’s evaluation of whether it has granted a concession as follows:

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Troubled Debt Restructurings, (Continued)

At December 31, 2013, the Company had no loans classified as performing TDRs as compared to $11.0 million at December 31, 2012. A summary of the activity in loans classified as TDRs for the twelve month period ended December 31, 2013, is as follows:

	Balance at 12/31/12	New TDR	Loss or Foreclosure	Removed due to Payment or Performance	Removed from (Taken to) Non-accrual	Balance at 12/31/13
	(Dollars in Thousands)
One-to-four family mortgages	$1,888	242	—	(1,863)	(267)	—
Home equity line of credit	—	—	—	—	—	—
Junior Lien	96	—	—	(10)	(86)	—
Multi-family	234	—	—	(234)	—	—
Construction	4,112	—	—	—	(4,112)	—
Land	656	2,649	(393)	(656)	(2,256)	—
Non-residential real estate	3,173	266	(864)	—	(2,575)	—
Farmland	865	—	—	(865)	—	—
Consumer loans	5	—	—	(5)	—	—
Commercial loans	9	222	—	(231)	—	—

Total performing TDR	$11,038	3,379	(1,257)	(3,864)	(9,296)	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Troubled Debt Restructurings, (Continued)

A summary of the Company’s loans classified as Troubled Debt Restructuring (TDR’s) that are reported as performing and non-performing at December 31, 2013 and December 31, 2012 is below:

	2013	2012
Total TDR:
One-to-four family mortgages	$—	1,888
Home equity line of credit	—	—
Junior lien	—	196
Multi-family	—	234
Construction	—	4,112
Land	—	3,424
Non-residential real estate	—	3,173
Farmland	—	909
Consumer loans	—	5
Commercial loans	—	128

	—	14,069

Less:
TDR in non-accrual status
One-to-four family mortgages	—	—
Home equity line of credit	—	—
Junior lien	—	(100)
Multi-family	—	—
Construction	—	—
Land	—	(2,768)
Farmland	—	(44)
Non-residential real estate	—	—
Consumer loans	—	—
Commercial loans	—	(119)

Total performing TDR	$—	11,038

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The Company originates loans to officers and directors and their affiliates at terms substantially identical to those available to other borrowers. Loans to officers and directors at December 31, 2013 and December 31, 2012, were approximately $4,800,000 and $8,846,000, respectively. At December 31, 2013, funds committed that were undisbursed to officers and directors approximated $488,000.

The following summarizes activity of loans to officers and directors and their affiliates for the years ended December 31, 2013, and December 31, 2012:

	2013	2012
Balance at beginning of period	$8,846	10,917
New loans	410	2,463
Principal repayments	(4,456)	(4,534)

Balance at end of period	$4,800	8,846

(4)	Premises and Equipment:

Components of premises and equipment included in the consolidated balance sheets as of December 31, 2013 and December 31, 2012, consisted of the following:

	2013	2012
Land	$6,526	5,560
Land improvements	575	558
Buildings	20,257	20,257
Construction in process	582	—
Furniture and equipment	6,696	7,427

	34,636	33,802
Less accumulated depreciation	11,528	11,245

Premises and equipment, net	$23,108	22,557

Depreciation expense was approximately $1,502,000, $1,587,000 and $1,569,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(5)	Intangible Assets:

The amount of other intangible assets and the changes in the carrying amounts of other intangible assets for the years ended December 31, 2013, 2012 and 2011:

Core Deposits Intangible
Balance, December 31, 2010	$810
Amortization	(291)

Balance December 31, 2011	519
Amortization	(227)

Balance December 31, 2012	292
Amortization	(162)

Balance, December 31, 2013	$130

The estimated amortization expense for intangible assets for the subsequent years at December 31, 2013, is as follows:

Year Ending December 31,	Core Deposit Intangible
2014	$97
2015	33

Total	$130

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(6)	Deposits:

At December 31, 2013, the scheduled maturities of other time deposits were as follows:

Years Ending December 31,
2014	182,545
2015	66,473
2016	97,153
2017	19,980
2018 and thereafter	15,845

$381,996

The amount of other time deposits with a minimum denomination of $100,000 was approximately $200.2 million and $222.0 million at December 31, 2013, and December 31, 2012, respectively. At December 31, 2013, directors, members of senior management and their affiliates had deposits in the Bank of approximately $3.2 million.

Interest expense on deposits for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 is summarized as follows:

	2013	2012	2011
Interest bearing checking accounts	$1,243	1,180	1,435
Money market accounts	73	58	108
Savings	79	71	114
Other time deposits	5,719	9,262	12,550

	$7,114	$10,571	14,207

The Bank maintains clearing arrangements for its demand, interest bearing checking accounts and money market accounts with BBVA Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2013, average daily clearings were approximately $5.8 million.

At December 31, 2013, the Company had approximately $384,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2012, the Company had approximately $469,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2013, and December 31, 2012, the Company had deposits classified as brokered deposits totaling $46.3 million and $44.5 million, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands, Except Share Amounts)

(7)	Advances from Federal Home Loan Bank:

Federal Home Loan Bank advances are summarized as follows:

	December 31,
	2013		2012
Types of Advances	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Fixed-rate	$46,780	3.72%	$43,741	4.09%

Scheduled maturities of FHLB advances as of December 31, 2013 are as follows:

Years Ending December 31,	Fixed Rate	Average Cost
2014	$5,000	0.20%
2015	—	—
2016	4,000	5.34%
2017	27,000	4.37%
2018	—	—
Thereafter	10,780	3.13%

Total	$46,780	3.72%

All FHLB advances maturing in 2017 allow the FHLB of Cincinnati the right to call the borrowing at par. The investment maturing in 2019 requires monthly principal payments based on a ten year amortization with a 5% constant prepayment rate.

The Bank has an approved line of credit of $30 million at the FHLB of Cincinnati, which is secured by a blanket agreement to maintain residential first mortgage loans and non-residential real estate loans with a principal value of 125% of the outstanding advances and has a variable interest rate. At December 31, 2013, the Bank could borrow an additional $40.6 million from the FHLB of Cincinnati without pledging additional collateral. At December 31, 2013, the Bank has an additional $71.3 million in additional collateral that could be pledged to the FHLB to secure additional advance requirements. The Bank has an $8 million unsecured line of credit with BVA Compass Bank of Birmingham, Alabama. The Company’s overnight lines of credit with both the Federal Home Loan Bank of Cincinnati and Compass Bank had no balance at December 31, 2013.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands, Except Share Amounts)

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

At December 31, 2013, the Company provided investment securities with a market value and book value of $55.7 million as collateral for repurchase agreements. The maximum repurchase balances outstanding during the twelve month periods ending December 31, 2013, and December 31, 2012, was $58.1 million and $52.5 million, respectively.

At December 31, 2013, and December 31, 2012, the respective cost and maturities of the Company’s repurchase agreements are as follows:

2013

Third Party	Balance	Average Rate	Maturity	Comments
Deutsch Bank	$10,000	4.28%	9/05/2014	Quarterly callable
Merrill Lynch	6,000	4.36%	9/18/2016	Quarterly callable
Various customers	36,759	0.99%		Overnight

Total	$52,759	2.29%

2012

Third Party	Balance	Average Rate	Maturity	Comments
Deutsch Bank	$10,000	4.28%	9/05/2014	Quarterly callable
Merrill Lynch	6,000	4.36%	9/18/2016	Quarterly callable
Various customers	27,508	1.08%		Overnight

Total	$43,508	2.35%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(9)	Fair Value Measurement:

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

December 31, 2013, 2012 and 2011

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

Assets and Liabilities Measured on a Recurring Basis

The assets and liabilities measured at fair value on a recurring basis are summarized below:

December 31, 2013 Description	Total carrying value in the consolidated balance sheet at December 31, 2013	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available for sale securities	$318,910	—	317,421	1,489
Bank owned life insurance	9,677	—	9,677	—
Liabilities
Interest rate swap	$750	—	750	—

December 31, 2012 Description	Total carrying value in the consolidated balance sheet at December 31, 2012	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available for sale securities	$356,345	—	354,856	1,489
Bank owned life insurance	9,323	—	9,323	—
Liabilities
Interest rate swap	$1,126	—	1,126	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The assets and liabilities measured at fair value on a non-recurring basis are summarized below:

December 31, 2013 Description	Total carrying value in the consolidated balance sheet at 12/31/2013	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Other real estate owned	$1,674	—	—	1,674
Impaired loans, net of allowance of $1,929	$40,715	—	—	40,715

December 31, 2012 Description	Total carrying value in the consolidated balance sheet at 12/31/2012	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Other real estate owned	$1,544	—	—	1,544
Other assets owned	$4	—	—	4
Impaired loans, net of allowance of $3,841	$62,763	—	—	62,763

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

Change in level 3 fair value measurements:

The table below includes a roll-forward of the balance sheet items for the years ended December 31, 2013 and 2012, (including the change in fair value) for assets and liabilities classified by HopFed Bancorp, Inc. within level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Year ended December 31,
	2013		2012
	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Fair value, December 31,	$1,489	—	$993	—
Change in unrealized gains (losses) included in other comprehensive income for assets and liabilities still held at December 31,	—	—	496	—
Other than temporary impairment charge	—	—	—	—
Purchases, issuances and settlements, net	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	—

Fair value, December 31,	$1,489	—	$1,489	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2013:

	Carrying Amount	Estimated Fair Value	Quoted Prices In Active Markets for Identical Assets Level 1	Using Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Financial Assets:
Cash and due from banks	$37,229	37,229	$37,229	—	—
Interest-earning deposits	18,619	18,619	18,619	—	—
Securities available for sale	318,910	318,910	—	317,421	1,489
Federal Home Loan Bank stock	4,428	4,428	—	4,428	—
Loans receivable	543,632	546,319	—	—	546,319
Accrued interest receivable	5,233	5,233	—	5,233	—
Bank owned life insurance	9,677	9,677	—	9,677	—
Financial liabilities:
Deposits	762,997	763,605	—	763,605	—
Advances from borrowers for taxes and insurance	521	521	—	521	—
Advances from Federal Home Loan Bank	46,780	51,010	—	51,010	—
Repurchase agreements	52,759	53,712	—	53,712	—
Subordinated debentures	10,310	10,099	—	—	10,099
Off-balance-sheet liabilities:
Commitments to extend credit	—	—	—	—	—
Commercial letters of credit	—	—	—	—	—
Market value of interest rate swap	750	750	—	750	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

December 31, 2013, 2012 and 2011

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

The following table presents foreclosed assets that were re-measured and reported at fair value:

	Years Ended December 31,
	2013	2012	2011
Beginning balance	$1,548	$2,267	9,812
Foreclosed assets measured at initial recognition:
Carrying value of foreclosed assets prior to acquisition	1,535	2,634	4,591
Proceeds from sale of foreclosed assets	(908)	(2,738)	(9,590)
Charge-offs recognized in the allowance for loan loss	(361)	(349)	(843)
Gains (losses) on REO included in non-interest expense	(140)	(266)	(1,703)

Fair value	$1,674	$1,548	2,267

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(10)	Subordinated Debentures:

On September 25, 2003, the Company formed HopFed Capital Trust I (the Trust). The Trust is a statutory trust formed under the laws of the state of Delaware. In September 2003, the Trust issued variable rate capital securities with an aggregate liquidation amount of $10,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued floating rate junior subordinated debentures aggregating $10,310,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the capital securities pay interest and dividends, respectively, on a quarterly basis. The variable interest rate is the three-month LIBOR plus 3.10% adjusted quarterly (3.35% at December 31, 2013). These junior subordinated debentures mature in 2033, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities became redeemable contemporaneously, in whole or in part, beginning October 8, 2008 at a redemption price of $1,000 per capital security.

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

The distribution of commitments to extend credit approximates the distribution of loans outstanding. The contractual amounts of credit-related financial instruments such as commitments to extend credit and commercial letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless. In October of 2008, the FDIC increased its deposit coverage on all accounts to $250,000. In addition, financial institutions could choose to pay a higher premium to have all non-interest demand deposit balances insured. Compass Bank of Birmingham, Alabama, the Heritage Bank correspondent banker, elected to accept this additional coverage. Therefore, uninsured deposits are limited to those balances transferred to an overnight federal funds account. During 2013 and 2012, Heritage Bank chose not to transfer balances to an overnight federal funds account. Unlimited FDIC insurance on non-interest bearing deposits ended December 31, 2012.

At December 31, 2013, all cash and cash equivalents are deposited with Compass BBVA Bank, the Federal Reserve Bank or the Federal Home Loan Bank of Cincinnati (FHLB). Deposits at Compass BBVA Bank are insured to $250,000. All deposits at the FHLB are liabilities of the individual bank and were not federally insured. The FHLB is a government sponsored enterprise (GSE) and has the second highest rating available by all rating agencies. At December 31, 2013, total FHLB deposits were approximately $3.8 million and total deposits at the Federal Reserve were $15.4 million, none of which is insured by the FDIC.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(12)	Employee Benefit Plans:

Stock Option Plan

The following is a summary of stock options outstanding at December 31, 2013:

Exercise Price	Weighted Average Remaining Life (Years)	Outstanding Options	Options Exercisable
$16.67	0.4	20,808	20,808

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(12)	Employee Benefit Plans: (Continued)

Stock Option Plan, (Continued)

	Number of Shares	Weighted Average Exercise Price
Options outstanding, December 2010	81,600	$13.32
Granted	—	—
Exercised	—	—
Forfeited	(51,000)	12.10
Adjusted for 2% stock dividend	612	—

Options outstanding, December 2011	31,212	15.06
Granted	—	—
Exercised	—	—
Forfeited	(10,404)	11.85
Adjusted for 2% stock dividend	—	—

Options outstanding, December 2012	20,808	16.67
Granted	—	—
Exercised	—	—
Forfeited	—	—

Options outstanding, December 2013	20,808	$16.67

Stock options vest and become exercisable annually over a four-year period from the date of the grant. All options are fully vested.

The fair value at the grant date of the vested options outstanding at December 31, 2013, is $91,000 for options issued under the 1999 plan.

At December 31, 2013, the strike price for all outstanding options exceeds the current trading price of the Company’s stock. All remaining stock options are scheduled to expire June 1, 2014.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

On March 20, 2013, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 2013 Long Term Incentive Plan (the Plan), which was subsequently approved at the 2013 Annual Meeting of Stockholders. Under the Plan, the Compensation Committee has discretionary authority to grant up to 300,000 shares in the form of restricted stock grants and options to such employees, directors and advisory directors as the committee shall designate. The grants vest in equal installments over a three or four year period. Grants may vest immediately upon specific events, including a change of control of the Company, death or disability of award recipient, and termination of employment of the recipient by the Company without cause. Upon approval of the 2013 Plan, the Company has determined that it will no long issue shares under the 2004 Plan.

Awards are recognized as an expense to the Company in accordance with the vesting schedule. Awards in which the vesting is accelerated must be recognized as an expense immediately. Awards are valued at the closing stock price on the day the award is granted. For the year ended December 31, 2013, the Compensation Committee granted 21,599 shares of restricted stock with a market value of $232,000. For the year ended December 31, 2012, the Compensation Committee granted 10,392 shares of restricted stock with a market value of $73,800. For the year ended December 31, 2011, the Compensation Committee granted a total of 10,972 shares with a market value of $87,000. The Company recognized $115,000, $99,000, and $118,000 in compensation expense in 2013, 2012 and 2011, respectively.

The remaining compensation expense to be recognized at December 31, 2013 is as follows:

Year Ending December 31,	Approximate Future Compensation Expense
2014	$124
2015	102
2016	48
2017	3

Total	$277

The Compensation Committee may make additional awards of restricted stock, thereby increasing the future expense related to this plan. The early vesting of restricted stock awards due to factors outlined in the award agreement may accelerate future compensation expenses related to the plan. However, the total amount of future compensation expense would not change as a result of an accelerated vesting of shares. At December 31, 2013, the Company has 278,668 restricted shares available from the HopFed Bancorp, Inc. 2013 Long Term Incentive Plan that may be awarded.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(12)	Employee Benefit Plans: (Continued)

401(K) Plan

The Company has a 401(k) retirement program that is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings, and in addition, management will match employee contributions up to 4%. In addition, the Company has chosen to provide all eligible employees an additional 4% of compensation without regards to the amount of the employee contribution. Expense related to Company contributions amounted to $737,000, $627,000, and $532,000 in 2013, 2012 and 2011, respectively. The reduction in expense related to the 401K program in 2013 and 2012 was the offset of approximately $22,000 and $59,000, respectively, in Company contributions forfeited by employees who are no longer employed by the Company and have not met the full vesting requirements of the plan.

Deferred Compensation Plan

During the third quarter of 2002, the Company purchased assets and assumed the liabilities relating to a nonqualified deferred compensation plan for certain employees of the Fulton division. The Company owns single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the benefits accrued for each participant will be distributed to the participant in equal installments for 15 years. The expense recognized by the Company for 2010 amounted to $19,000. The plan is now fully funded and no additional expenses will be recognized. The Deferred Compensation Plan also provides the participant with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant. The original face value of all deferred compensation contracts was approximately $668,000. At December 31, 2013, the accrued value of all deferred compensation contacts is approximately $318,000. The Company is currently making cash remittances of approximately $29,000 per year on deferred compensation contracts.

(13)	Income Taxes:

The provision for income tax expense (benefit) for the years ended December 31, 2013, 2012 and 2011 consisted of the following:

	2013	2012	2011
Current
Federal	($32)	210	1,011
State	110	120	110

	78	330	1,121

Deferred
Federal	566	487	(637)
State	—	—	—

	566	487	(637)

	$644	817	484

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(13)	Income Taxes: (Continued)

Total income tax expense for the years ended December 31, 2013, 2012, and 2011 differed from the amounts computed by applying the federal income tax rate of 34 percent to income before income taxes as follows:

	2013	2012	2011
Expected federal income taxexpense at statutory tax rate	$1,498	1,661	1,157
Effect of nontaxable interest income	(590)	(575)	(547)
Effect of nontaxable bank owned life insurance income	(120)	(136)	(107)
Effect of QSCAB credit	(220)	(220)	(220)
State taxes on income, net of federal benefit	73	79	73
Other tax credits	(80)	(64)	—
Non deductible expenses	83	72	128

Total income tax expense	$644	817	484

Effective rate	14.6%	16.7%	14.2%

The components of deferred taxes as of December 31, 2013, and December 31, 2012, are summarized as follows:

	2013	2012
Deferred tax assets:
Allowance for loan loss	$2,952	$3,620
Accrued expenses	310	297
Intangible amortization	1,184	1,365
Other	275	110
Unrealized loss on items in comprehensive income	736	—
Other real estate owned	63	34

	5,520	5,426

Deferred tax liabilities:
FHLB stock dividends	(787)	(787)
Unrealized gain on items in comprehensive income	—	(5,007)
Depreciation and amortization	(123)	(200)

	(910)	(5,994)

Net deferred tax asset (liability)	$4,610	($568)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(13)	Income Taxes: (Continued)

The Small Business Protection Act of 1996, among other things, repealed the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. Commercial banks with assets greater than $500 million can no longer use the reserve method and may only deduct loan losses as they actually arise (i.e., the specific charge-off method).

The portion of a thrift’s tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no recapture was required due to the Bank’s charter conversion from a thrift to a commercial bank or if the bank was acquired by another bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2013 and 2012 includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

No valuation allowance for deferred tax assets was recorded at December 31, 2013 and 2012 as management believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years and expected future taxable income. There were no unrecognized tax benefits during any of the reported periods. The Corporation files income tax returns in the U.S. federal jurisdiction. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2009.

(14)	Real Estate and Other Assets Owned:

The Company’s real estate and other assets owned balances at December 31, 2013, and December 31, 2012, represent properties and personal collateral acquired by the Bank through customer loan defaults. The property is recorded at the lower of cost or fair value less estimated cost of to sell at the date acquired with any loss recognized as a charge off through the allowance for loan loss account. Additional real estate and other asset losses may be determined on individual properties at specific intervals or at the time of disposal. Additional losses are recognized as a non-interest expense. For the years ended December 31, 2013, and December 31, 2012, the composition of the Company’s balance in both real estate and other assets owned are as follows:

	December 31,
	2013	2012
One-to-four family mortgages	$350	258
Construction	—	130
Land	1,124	1,112
Non-residential real estate	200	44
Consumer assets	—	4

Total other assets owned	$1,674	1,548

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(15)	Commitments and Contingencies:

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

The Bank had open loan commitments at December 31, 2013 and 2012 of approximately $31.1 million and $27.3 million, respectively. At December 31, 2013 and 2012, the Bank had no fixed rate loan commitments. Unused lines of credit were approximately $74.7 million and $60.8 million at December 31, 2013 and 2012, respectively.

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

The Company and the Bank have entered into commitments to rent facilities, purchase services, and lease operating equipment that are non-cancelable. At December 31, 2013, future minimal lease and rental commitments were as follows:

Years Ending December 31
2014	$2,169
2015	542
2016	189
2017	—
2018	—

Total	$2,900

The Company incurred rental expenses of approximately $54,000, $61,000 and $55,000 for the years ended December 31, 2013, 2012, and 2011, respectively.

In the normal course of business, the Bank and Company have entered into operating contracts necessary to conduct the Company’s daily business. The most significant operating contract is for the Bank’s data processing services. The monthly cost associated with this contract is variable based on the number of accounts and usage but has an expected annual cost of approximately $1.2 million. The Bank has several outstanding ATM branding agreements with local businesses. These agreements allow the Bank to maintain a cash machine and signage in various locations for an annual cost of approximately $130,000.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(15)	Commitments and Contingencies: (Continued)

The Company is partially self-insured for medical benefits provided to employees. Heritage Bank is named as the plan administrator for this plan and has retained Anthem Blue Cross Blue Shield (“Anthem”) to process claims and handle other duties of the plan. Anthem does not assume any liabilities as a third party administrator. The Bank purchased two stop-loss insurance policies to limit total medical claims from Anthem. The first specific stop-loss policy limits the Company’s cost in any one year to $75,000 per covered individual. The Company has purchased a second stop-loss policy that limits the aggregate claims for the Company in a given year at $1,723,076 based upon the Company’s current enrollment. The Company has established a liability for outstanding claims as well as incurred but unreported claims. While management uses what it believes are pertinent factors in estimating the plan liability, the actual liability is subject to change based upon unexpected claims experience and fluctuations in enrollment during the plan year. At December 31, 2013, and December 31, 2012, the Company recognized a liability for self-insured medical expenses of approximately $393,000 and $438,000, respectively.

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

	December 31,
	2013	2012
Commitments to extend credit	$31,103	27,294
Standby letters of credit	322	1,211
Unused commercial lines of credit	44,962	31,597
Unused home equity lines of credit	29,733	29,188

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

December 31, 2013, 2012 and 2011

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

In October of 2008, the Company entered into an interest rate swap agreement for a term of seven years and an amount of $10 million. The Bank will pay a fixed rate of 7.27% for seven years and receive an amount equal to the three-month London Interbank Lending Rate (Libor) plus 3.10%. The interest rate swap is classified as a cash flow hedge by the Bank and will be tested quarterly for effectiveness. At December 31, 2013, the cost of the Bank to terminate the cash flow hedge is approximately $750,000. The Bank, in the normal course of business, originates fixed rate mortgages that are sold to Freddie Mac. Upon tentative underwriting approval by Freddie Mac, the Bank issues a best effort commitment to originate a fixed rate first mortgage under specific terms and conditions that the Bank intends to sell to Freddie Mac. The Bank no longer assumes a firm commitment to originate fixed rate loans, thus eliminating the risk of having to deliver loans they did not close or pay commitment fees to make Freddie Mac whole.

The Company is subject to various claims and legal actions that have arisen in the course of conducting business. Management does not expect the ultimate disposition of these matters to have a material adverse impact on the Company’s financial statements.

(16)	Regulatory Matters:

Prior to June 5, 2013, the Corporation was a federally chartered thrift regulated by the Federal Reserve Bank and the bank subsidiary was regulated by the Office of the Comptroller of the Currency. On June 5, 2013, the Bank converted its charter to a Kentucky non-member state chartered commercial bank. The Corporation is now a commercial bank holding company and, as such, is subject to regulation, examination and supervision by the Federal Reserve Bank. The Corporation’s wholly owned bank subsidiary is a state chartered commercial bank supervised by the Kentucky Department of Financial Institutions (“KDFI”) and the Federal Deposit Insurance Corporation. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). Management believes, as of December 31, 2013, and 2012, that the Bank meets all capital adequacy requirements to which it is subject.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands, Except Share Amounts)

(16)	Regulatory Matters: (Continued)

The Company’s consolidated capital ratios and the Bank’s actual capital amounts and ratios as of December 31, 2013, and December 31, 2012, are presented below:

	Consolidated Actual		Bank Actual		Required for Capital Adequacy Purposes		Required to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Tier 1 Leverage capital to adjusted total assets
Core capital to adjustedtotal assets	$107,016	11.2%	$101,720	10.8%	$37,819	4.00%	$47,274	5.00%
Total capital to riskweighted assets	$114,706	18.6%	$109,410	17.8%	$49,138	8.00%	$61,423	10.00%
Tier 1 capital to riskweighted assets	$107,016	17.4%	$101,720	16.6%	N/A	N/A	$36,854	6.00%
As of December 31, 2012
Tier 1 Leverage capital to adjusted total assets
Core capital to adjustedtotal assets	$104,984	10.9%	$102,375	10.6%	$38,569	4.00%	$48,202	5.00%
Total capital to riskweighted assets	$112,204	19.4%	$109,602	19.1%	$45,981	8.00%	$57,458	10.00%
Tier 1 capital to riskweighted assets	$104,984	18.2%	$102,375	17.8%	N/A	N/A	$37,548	6.00%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(17)	Stockholders’ Equity:

The Company’s sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. The Bank’s primary regulator, the KDFI, has regulations that impose certain restrictions on payment of dividends to the Corporation. Current regulations of the KDFI allow the Bank (based upon its current capital level and supervisory status assigned by the KDFI) to pay a dividend as long as the Bank subsidiary maintains an appropriate Tier 1 Capital ratio. Furthermore, for the Bank to pay a dividend to the Corporation without regulatory approval, the dividend is limited to the total amount of the Bank’s current year net income plus the Bank’s net income of the prior two years less any previous dividends paid by the Bank to the Corporation during that time. At December 31, 2013, the Bank could pay the Corporation approximately $1.9 million in undistributed earnings without regulatory approval. Given the prospects for the approval of Basel III, the Company anticipates that in practice it will need to maintain a Tier 1 Capital ratio of 8.50% at its bank subsidiary to continue to pay dividends to common shareholders.

Federal Reserve regulations also place restrictions after the conversion on the Company with respect to repurchases of its common stock. With prior notice to the Federal Reserve, the Company is allowed to repurchase its outstanding shares. In August 2006, under the supervision of the OTS, the Company announced that it replaced a previously announced stock buyback plan with a new plan to purchase up to 125,000 shares of common stock over the next two years. Under the plan that expired September 30, 2008, the Company purchased 106,647 shares of common stock at an average price of $15.36 per share. The Company reissued 112,639 shares of Treasury Stock as part of the stock offering discussed below. On August 29, 2013, the Company’s Board of Directors approved the commencement of a new stock repurchase program of up to 375,000 shares of the Company’s, or approximately 5% of total shares outstanding. The new repurchase program began on September 3, 2013, and will expire on September 3, 2015. The Company will conduct repurchases through open market transactions or in privately negotiated transactions that may be made from time to time depending on market conditions and other factors. At December 31, 2013, the Company holds a total of 479,384 shares of treasury stock at an average price of $12.37 per share.

On December 12, 2008, HopFed Bancorp issued 18,400 shares of preferred stock to the United States Treasury (Treasury) for $18,400,000 pursuant to the Capital Purchase Program. The Company issued a Warrant to the Treasury as a condition to its participation in the Capital Purchase Program. The Warrant had an exercise price of $11.32 each and was immediately exercisable, giving the Treasury the right to purchase 243,816 shares of the Company’s Common Stock. The warrants expired ten years from the date of issuance. The Preferred Stock had no stated maturity and was non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5% per year for the first five years and 9% thereafter. As a result of a 2% stock dividend paid to shareholders of record at September 30, 2010, total warrants issued was adjusted to 248,692 and the warrant strike price was adjusted to $11.098. As a result of a 2% stock dividend paid to shareholders of record at October 3, 2011, total warrants issued was adjusted to 253,667 and the warrant strike price was adjusted to $10.88.

On December 19, 2012, HopFed Bancorp repurchased the 18,400 shares of Preferred Stock previously sold to the Treasury at par plus accrued dividends. The repurchase was accomplished with the assistance of a $6.0 million dividend paid to the Company from the Bank. On January 11, 2013, the Company repurchased the warrant from the Treasury for $256,257.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

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

The common stock warrants were assigned a value of $2.28 per warrant, or $555,900. As a result, the value of the warrants has been recorded as a discount on the preferred stock and was accreted as a reduction in net income available for common shareholders. In 2012, the Company accelerated the last year of our warrant accretion, recognizing $222,360 of accretion, due to the repurchase of all preferred stock from the Treasury and our stated plans to attempt to repurchase the warrant. For the purposes of these calculations, the fair value of the common stock warrants was estimated using the following assumptions:

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

December 31, 2013, 2012 and 2011

(18)	Earnings Per Share:

Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year. Common stock warrants outstanding are not included in the dilutive earnings per share computations because they would be anti-dilutive.

The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

	Years Ended December 31,
	2013	2012	2011
Basic earnings per share:
Weighted average common shares	7,483,606	7,486,445	7,460,294
Adjustment for stock dividend	—	—	—

Weighted average common shares	7,483,606	7,486,445	7,460,294
Dilutive effect of stock options	—	—	—
Adjustment for stock dividend	—	—	—

Weighted average common and incremental shares	7,483,606	7,486,445	7,460,294

(19)	Variable Interest Entities:

Under ASC 810, the Company is deemed to be the primary beneficiary and required to consolidate a variable interest entity (VIE) if it has a variable interest in the VIE that provides it with a controlling financial interest. For such purposes, the determination of whether a controlling financial interest exists is based on whether a single party has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. ASC 810 requires continual reconsideration of conclusions reached regarding which interest holder is a VIE’s primary beneficiary and disclosures surrounding those VIE’s which have not been consolidated. The consolidation methodology provided in this footnote as of December 31, 2013 and 2012 has been prepared in accordance with ASC 810. At December 31, 2013, the Company did not have any consolidated variable interest entities to disclose but did have a commitment to a low income housing partnership and issued trust preferred securities.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements:

The following condensed balance sheets as of December 31, 2013, and December 31, 2012 and condensed statements of income and cash flows for the years ended December 31, 2013, 2012 and 2011 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

Condensed Balance Sheets:

	2013	2012
Assets:
Cash and due from banks	$5,199	$2,863
Investment in subsidiary	100,914	113,131
Prepaid expenses and other assets	1,078	707

Total assets	$107,191	$116,701

Liabilities and equity Liabilities
Unrealized loss on derivative	$750	$1,126
Dividends payable—common	325	180
Interest payable	87	86
Other liabilities	2	—
Subordinated debentures	10,310	10,310

Total liabilities	11,474	11,702

Equity:
Preferred stock	—	—
Common stock	79	79
Common stock warrants	—	556
Additional paid-in capital	58,302	76,288
Retained earnings	44,694	41,829
Treasury stock—preferred stock	—	(18,400)
Treasury stock- common stock	(5,929)	(5,076)
Accumulated other comprehensive income	(1,429)	9,723

Total equity	95,717	104,999

Total liabilities and equity	$107,191	$116,701

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Income:

	2013	2012	2011
Interest and dividend income:
Dividend income from subsidiary bank	$5,500	6,000	—
Income on agency securities	—	56	—

Total interest and dividend income	5,500	6,056	—

Interest expense	733	745	742
Non-interest expenses	684	584	423

Total expenses	1,417	1,329	1,165

Income (loss) before income taxes and equity in undistributed earnings of subsidiary	4,083	4,727	(1,165)
Income tax benefits	(496)	(367)	(316)

Income (loss) before equity in undistributed earnings of subsidiary	4,579	5,094	(849)
Equity in (distributions in excess of) earnings of subsidiary	(817)	(1,025)	3,769

Net income	3,762	4,069	2,920
Preferred stock dividend and warrant accretion	—	(1,229)	(1,031)

Income available to common shareholders	$3,762	$2,840	1,889

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Cash Flows:

	2013	2012	2011
Cash flows from operating activities:
Net income	$3,762	4,069	2,920
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Equity in undistributed earnings of subsidiary	817	1,025	(3,769)
Amortization of restricted stock	115	99	118
Increase (decrease) in:
Current income taxes payable	(355)	74	—
Accrued expenses	(142)	(1)	438

Net cash (used in) provided by operating activities:	4,197	5,266	(293)

Cash flows for investing activities:
Net cash used in investing activities	—	—	—

Cash flows from financing activities:
Purchase of preferred stock—treasury	—	(18,400)	—
Purchase of common stock—treasury	(853)	—	—
Purchase of common stock warrant	(257)	—	—
Dividends paid on preferred stock	—	(1,007)	(920)
Dividends paid on common stock	(751)	(598)	(1,909)

Net cash (used in) provided by financing activities	(1,861)	(20,005)	(2,829)

Net increase (decrease) in cash	2,336	(14,739)	(3,122)
Cash and due from banks at beginning of year	2,863	17,602	20,724

Cash and due from banks at end of year	$5,199	2,863	17,602

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands)

(21)	Investments in Affiliated Companies (Unaudited):

Investments in affiliated companies accounted for under the equity method consist of 100% of the common stock of HopFed Capital Trust I (the Trust), a wholly owned statutory business trust. The Trust was formed on September 25, 2003. Summary financial information for the HopFed Capital Trust 1 is as follows:

Summary Balance Sheets

	December. 31, 2013	December. 31, 2012

Asset – investment in subordinated debentures issued by HopFed Bancorp, Inc.	$10,310	10,310

Liabilities	$—	—
Stockholders’ equity:
Trust preferred securities	10,000	10,000
Common stock (100% owned by HopFed Bancorp, Inc.)	310	310

Total stockholder’s equity	10,310	10,310

Total liabilities and stockholder’s equity	$10,310	10,310

Summary Statements of Income

	Years Ended December. 31,
	2013	2012
Income – interest income from subordinated debentures issued by HopFed Bancorp, Inc.	$353	372

Net income	$353	372

Summary Statements of Stockholder’s Equity

	Trust Preferred Securities	Common Stock	Retained Earnings	Total Stockholder’s Equity
Beginning balances, January 1, 2013	$10,000	310	—	10,310
Retained earnings:
Net income	—	—	353	353
Dividends:
Trust preferred securities	—	—	(342)	(342)
Common dividends paid to HopFed Bancorp, Inc.	—	—	(11)	(11)

Total retained earnings	—	—	—	—

Ending balances, December 31, 2013	$10,000	310	—	10,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands, Except Share Amounts)

(22)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2013:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2013:
Interest and dividend income	$9,305	8,994	8,795	8,763
Interest expense	2,914	2,794	2,496	2,377

Net interest income	6,391	6,200	6,299	6,386
Provision for loan losses	376	406	426	396

Net interest income after provision for loan losses	6,015	5,794	5,873	5,990
Noninterest income	2,483	2,828	1,769	2,292
Noninterest expense	7,274	7,124	6,984	7,256

Income before income taxes	1,224	1,498	658	1,026
Income tax expense (benefit)	240	332	122	(50)

Net income	$984	1,166	536	1,076

Basic earnings per share	$0.13	0.16	0.07	0.14

Diluted earnings per share	$0.13	0.16	0.07	0.14

Weighted average shares outstanding:
Basic	7,488,445	7,488,906	7,483,582	7,430,970

Diluted	7,488,445	7,488,906	7,483,582	7,430,970

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(Table Amounts in Thousands, Except Share Amounts)

(22)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2012:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2012:
Interest and dividend income	$10,759	10,400	9,996	9,685
Interest expense	3,892	3,738	4,078	3,169

Net interest income	6,867	6,662	5,918	6,516
Provision for loan losses	869	400	506	500

Net interest income after provision for loan losses	5,998	6,262	5,412	6,016
Noninterest income	1,917	2,639	2,897	2,186
Noninterest expense	7,099	7,439	6,971	6,932

Income before income taxes	816	1,462	1,338	1,270
Income taxes expense	89	300	263	165

Net income	$727	1,162	1,075	1,105

Net income available to common shareholders	470	903	819	648

Basic earnings per share	$0.06	0.12	0.11	0.09

Diluted earnings per share	$0.06	0.12	0.11	0.09

Weighted average shares outstanding:
Basic	7,484,475	7,485,283	7,487,283	7,487,726

Diluted	7,484,475	7,485,283	7,487,283	7,487,726

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(23)	Comprehensive Income:

FASB ASC 220, Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive (loss) income included in stockholders’ equity along with the related tax effect for the years ended December 31, 2013, 2012 and 2011.

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2013:
Unrealized holding gains (losses) on:
Available for sale securities	($16,012)	5,444	(10,568)
Derivatives	376	(128)	248
Reclassification adjustments for gains on:
Available for sale securities	(1,661)	565	(1,096)
Other than temporary impairment	400	(136)	264

	($16,897)	5,745	(11,152)

December 31, 2012:
Unrealized holding gains on:
Available for sale securities	$5,071	(1,723)	3,348
Derivatives	171	(58)	113
Reclassification adjustments for gains on:
Available for sale securities	(1,671)	567	(1,104)

	$3,571	(1,214)	2,357

December 31, 2011:
Unrealized holding gains on:
Available for sale securities	$12,637	(4,296)	8,341
Derivatives	(209)	71	(138)
Reclassification adjustments for gains on:
Available for sale securities	(2,897)	985	(1,912)
Other than temporary impairment	155	(53)	102

	$9,686	(3,293)	6,393