Form 10-K, Exhibit 13
period 2014-12-31
HOPFED BANCORP INC
filed 2015-03-13
CIK 1041550

Exhibit 13

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

Financial Condition and Other Data

	At December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Total amount of:
Assets	$935,785	$973,649	$967,689	$1,040,820	$1,082,591
Loans receivable, net	539,264	543,632	524,985	556,360	600,215
Cash and due from banks	34,389	37,229	31,563	44,389	54,042
Federal Home Loan Bank stock	4,428	4,428	4,428	4,428	4,378
Securities available for sale	303,628	318,910	356,345	383,782	357,738
Deposits	731,308	762,997	759,865	800,095	826,929
Repurchase agreements	57,358	52,759	43,508	43,080	45,110
FHLB advances	34,000	46,780	43,741	63,319	81,905
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total stockholders’ equity	98,402	95,717	104,999	118,483	111,444
Number of active:
Real estate loans Outstanding	4,527	4,730	4,212	4,383	4,715
Deposit accounts	44,183	44,792	40,770	42,140	40,359
Offices open	18	18	18	18	18

Operating Data

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Interest and dividend income	$34,680	$35,857	$40,840	$46,240	$52,417
Interest expense	8,879	10,581	14,877	18,415	22,246

Net interest income before provision for loan losses	25,801	25,276	25,963	27,825	30,171
Provision for loan losses	(2,273)	1,604	2,275	5,921	5,970

Net interest income	28,074	23,672	23,688	21,904	24,201
Non-interest income	7,840	9,372	9,639	10,193	11,106
Non-interest expense	33,916	28,638	28,441	28,693	26,178

Income before income taxes	1,998	4,406	4,886	3,404	9,129
Provision for income taxes	(201)	644	817	484	2,613

Net income	$2,199	$3,762	$4,069	$2,920	$6,516

Preferred stock dividend and accretion of stock warrants	—	—	1,229	1,031	1,031

Net income available to common shareholders	$2,199	$3,762	$2,840	$1,889	$5,485

Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	( Dollars in thousands)
Year Ended December 31, 2014:
Interest and dividend income	$8,658	$8,734	$8,994	$8,294
Net interest income after provision for losses on loans	6,320	6,380	6,808	6,293
Non-interest income	1,598	1,945	2,393	1,904
Non-interest expense	7,324	7,447	7,563	11,582
Net income available to common shareholder	354	925	1,953	(1,033)
Year Ended December 31, 2013:
Interest and dividend income	$9,305	$8,994	$8,795	$8,763
Net interest income after provision for losses on loans	6,015	5,794	5,873	5,990
Non-interest income	2,483	2,828	1,769	2,292
Non-interest expense	7,274	7,124	6,984	7,256
Net income available to common shareholders	984	1,166	536	1,076

Key Operating Ratios

	At or for the Year Ended December 31,
	2014	2013	2012
Performance Ratios
Return on average assets (net income available to common shareholders divided by average total assets)	0.23%	0.39%	0.28%
Return on average equity (net income available to common shareholders divided by average total equity)	2.20%	3.59%	2.49%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.90%	2.81%	2.62%
Net interest margin	3.08%	3.01%	2.86%
Ratio of average interest-earning assets to average interest-bearing liabilities	117.88%	116.15%	114.65%
Ratio of non-interest expense to average total assets	3.57%	2.99%	2.79%
Ratio of net interest income after provision for loan losses to non-interest expense	85.81%	86.44%	87.10%
Efficiency ratio (non-interest expense divided by sum of net interest income plus non-interest income)	97.83%	80.15%	77.52%
Asset Quality Ratios
Non-performing assets to total assets at end of period	0.55%	1.82%	0.95%
Non-accrual loans to total loans at end of period	0.58%	1.21%	1.43%
Allowance for loan losses to total loans at end of period	1.15%	1.57%	1.99%
Allowance for loan losses to non-performing loans at end of period	198.08%	86.25%	138.99%
Provision for loan losses to total loans receivable, net	(0.42%)	0.30%	0.43%
Net charge-offs to average loans outstanding	0.02%	0.66%	0.52%
Capital Ratios
Total equity to total assets at end of period	10.52%	9.83%	10.85%
Average total equity to average assets	10.55%	10.94%	11.18%

Regulatory Capital

	December 31, 2014
	(Dollars in thousands)
	Corporation	Bank
Tier 1 Leverage capital	$104,813	$102,240
Less: Tier 1 Leverage capital requirement	37,766	37,252

Excess	67,047	64,988

Tier 1 Risk Based capital	$104,813	$102,240
Less: Tier 1 Risk Based capital requirement	14,162	n/a

Excess	90,651	n/a

Total risk-based capital	$111,102	$108,529
Less: Risk-based capital requirement	46,662	46,576

Excess	$64,440	$61,953

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

This discussion relates to the financial condition and results of operations of the Company, which consist of the consolidation of Heritage Bank USA, Inc. (“the Bank”) and HopFed Bancorp, Inc. (“the Corporation”) Fall and Fall Insurance Inc. (“Fall and Fall”), JBMM, LLC, Heritage Interim Corporation, Heritage USA Title, LLC and Fort Webb, LLC. The Corporation became the holding company for the Bank in February 1998. The principal business of the Bank consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Bank’s loan portfolio consists primarily of loans secured by residential real estate located in its market area.

The Company’s loan demand remained weak in 2014. Management continued to focus on reducing our average cost of deposits. For the year ended December 31, 2014, the average cost of average time deposits was 1.16%, as compared to 1.39% for the year ended December 31, 2013. For the years ended December 31, 2014, and December 31, 2013, our average cost of total deposits was 0.75% and 0.95%, respectively. As a result of our efforts to reduce the Company’s cost of deposit expense, total time deposits declined by $50.1 million and $55.1 million in the years ended December 31, 2014, and December 31, 2013, respectively. At December 31, 2014, total time deposits now compose 45.3% of total deposits, as compared to 65.0% of total deposits at December 31, 2011. At December 31, 2014, the Company announced that we prepaid $35.9 million in Federal Home Loan Bank (“FHLB”) borrowings with a weighted average cost of 4.06%. The prepayment of FHLB borrowings will reduce the Company’s future interest expense by approximately $1.5 million in 2015, $1.4 million in 2016, $730,000 in 2017 and $70,000 in 2018.

The opportunities for the Company to further reduce our interest expense in the year ending December 31, 2015, are limited due to the smaller amount and lower weighted average cost of time deposits scheduled to mature. At December 31, 2014, the Company has $91.4 million in time deposits set to mature between December 2015 and February 2016 with a weighted average cost of 1.99%. Therefore, the time frame of December 2015 to February 2016 provides the Company with the most significant remaining opportunity to reduce our time deposit cost. The Company has an interest rate swap, discussed in Note 15 of the Company’s 2014 Audited Financial Statements, that will mature in October 2015.

At December 31, 2014, the Company’s credit quality is significantly improved as compared to prior years. In the first six months of 2012, the Company experienced a significant increase in its level of classified loans, those loans risk graded as either substandard or doubtful. The Company’s level of classified loans increased from $49.3 million at December 31, 2011, to $82.2 million at March 31, 2012, and $90.4 million at June 30, 2012. The increase in classified loans resulted from a combination of factors, including updated financial analysis that indicated that some customer’s ability to service their debt was weakening, a lack of current financial information on specific customers and slower than anticipated sales of both new homes and developed subdivision lots.

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

At December 31, 2014, the Company has $37.4 million in loans classified as substandard, representing 33.6% of our risk based capital. The decline in classified loans has been accomplished by the improved financial performance of specific customers, an increased monitoring of customer financial statements, the sale of certain classified loans, the restructuring of development loans into amortizing loans, and the liquidation of other problem loans. It is the intent of the Company to continue to place a heavy emphasis on this strategy, with a goal to reduce and maintain our level of classified asset to risk based capital to less than 30%.

At December 31, 2014, approximately $11.0 million, or 41.1% of the Company’s land portfolio (non-agricultural related) is classified as substandard. At December 31, 2014, the Company has no land loans under development. At December 31, 2014, the inventory of land loans includes 131 lots available for sale with an aggregate loan balance of $3.4 million. The average lot has a loan balance of approximately $26,300. At December 31, 2013, the inventory of land loans included 297 lots available for sale with an aggregate loan balance of $10.8 million. The average lot had an average loan balance of approximately $36,300.

Also at December 31, 2014, the Company has $16.8 million in land loans on property that is designated for future development in which no meaningful infrastructure has been financed. These loans represent approximately 1,247 acres of land with an average price per acre of approximately $13,500. The remaining $6.5 million in land loans are considered to be used for personal and recreational purposes. At December 31, 2013, the Company had $18.5 million in land loans on property that is designated for future development in which no meaningful infrastructure has been started. These loans represented approximately 1,322 acres of land with an average price per acre of approximately $14,000. The reduction of land loans classified as substandard remains a high priority of management.

For the year ended December 31, 2014, the Company recorded net income available for common shareholders of $2.2 million, a return on average assets of 0.23% and a return on average equity of 2.2%. Company results for the year ended December 31, 2014, were adversely affected by the decision to prepay $35.9 million in FHLB advances and incurring a prepayment penalty of $2.5 million and a $1.8 million loss on the sale of a substandard rated commercial real estate loan.

For the year ended December 31, 2013, the Company recorded net income available for common shareholders of $3.8 million, a return on average assets of 0.39% and a return on average equity of 3.59%. Company results for the year ended December 31, 2013, improved as a result of the repurchase of preferred stock in December of 2012. For the years ended December 31, 2012, and December 31, 2011, the Company’s net income available to common shareholders was reduced by $1,229,000 and $1,031,000, respectively, as a result of our issuance of preferred stock to the United States Treasury. In December 2012, the Company repurchased all shares of Preferred Stock from the Treasury, eliminating the negative effects to future shareholder income. On January 16, 2013, the Company repurchased the Warrant from the Treasury for $257,000.

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

Aggregate Contractual Obligations

	Maturity by Period
December 31, 2014 (In thousands)	Less than	Greater than 1 year	Greater than 3 year	Greater than
	1 year	to 3 years	to 5 years	5 years	Total
Deposits	$539,101	169,322	22,885	—	731,308
FHLB borrowings	30,000	4,000	—	—	34,000
Repurchase agreements	51,358	6,000	—	—	57,358
Subordinated debentures	—	—	—	10,310	10,310
Lease commitments	227	351	21	—	599
Purchase obligations	5,372	4,131	187	—	9,690

Total	626,058	183,804	23,093	10,310	843,265

Deposits represent non-interest bearing, money market, savings, NOW, certificates of deposit and all other deposits held by the Company. Amounts that have an indeterminate maturity period are included in the less than one-year category.

FHLB borrowings represent the amounts that are due to FHLB of Cincinnati. All amounts have fixed maturity dates. On December 30, 2014, the Company announced that it had pre-paid $35.9 million in advances and incurred a $2.5 million prepayment penalty in the process. To accommodate the advance prepayment, the Company borrowed $15.0 million with a maturity of thirty days and $15.0 million with a maturity of six months. The Company maintains a $4.0 million advance due in March 2016 at a rate of 5.36%.

Subordinated debentures represent the amount borrowed in a private pool trust preferred issuance group on September 25, 2003. The debentures are priced at the three-month LIBOR plus 3.10%. At December 31, 2014, the three-month Libor rate was 0.25%. The debentures re-price and pay interest quarterly and have a thirty-year final maturity. The debentures may be called at the issuer’s discretion on a quarterly basis after five years. The interest rate of the debentures reset on the 8th day of January, April, August and November of each year.

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

Off Balance Sheet Arrangements

	Maturity by Period
December 31, 2014 (In thousands)	Less than	Greater than 1 year	Greater than 3 year	Greater than
	1 year	to 3 years	to 5 years	5 years	Total
Commercial lines of credit	$11,431	37,560	28	7	49,026
Commitments to extend credit	16,170	18,701	5,469	4,837	45,177
Standby letters of credit	443	19	—	—	462
Home equity lines of credit	714	1,352	3,680	24,097	29,843

Total	$28,758	57,632	9,177	28,941	124,508

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

Accounting for Derivative Instruments and Hedging Activities

In October 2008, the Bank entered into a receive fixed pay variable swap transaction in the amount of $10.0 million with Compass Bank of Birmingham in which Heritage Bank will pay Compass a fixed rate of 7.27% quarterly for seven years while Compass will pay Heritage Bank a rate equal to the three month London Interbank Offering Rate (“LIBOR”) plus 3.10%, the rate banks in London charge one another for overnight borrowings. The Bank has signed an inter-company transfer with the Company that allows the Company to convert its variable rate subordinated debenture issuance to a fixed rate. The critical terms of the interest rate swap match the term of the corresponding variable rate subordinated debt issuance. The Company considers the interest rate swap a cash flow hedge and conducts a quarterly analysis to ensure that the hedge is effective. At December 31, 2014, the Company’s review indicates that the cash flow hedge is effective. At December 31, 2014, the approximate market loss on the cash flow hedge is $390,000.

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

Asset / Liability Management

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company’s strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. At December 31, 2014, approximately $138.3 million of the $186.9 million of one-to-four family residential loans originated by the Company (comprising 75.5% of such loans) had adjustable rates or will mature within one year.

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

At December 31, 2014, the Company owns two U.S. Treasury securities with a combined market value of $4.0 million. Both securities mature in 2017 and have the full faith and credit guarantee of the United States government. Also at December 31, 2014, the Company owed a $2.0 million floating rate General Electric Capital Corporation bond with a final maturity of April 15, 2020. The floating rate is equal to the one month LIBOR plus 0.80%.

At December 31, 2014, the Company’s agency security portfolio consisted of $6.3 million of unsecured debt issued by Federal Home Loan Mortgage Corporation (FHLMC), $9.5 million issued by the Federal Home Loan Bank (FHLB) and $8.4 issued by the Federal Farm Credit Bank (FFCB). All U.S. Agency debt securities have a credit rating of AA+ and continue to maintain the implicit backing of the United States of America. The Company has $646,000 in an amortizing FHLMC note set to mature in 2022.

At December 31, 2014, $11.0 million in agency securities were due within five years and approximately $13.2 million were due in five to ten years. At December 31, 2014, $11.2 million of these securities had a call provision, which authorizes the issuing agency to prepay the securities at face value on or before March 31, 2015. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2014, the non-amortizing agency portfolio has an estimated weighted average maturity is 4.8 years and an effective duration of 4.5 years.

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

All SBA securities, SBAP, SBIC’s and SBA Pools are backed by the full faith and credit of the United States Government and classified by the Company’s regulators as zero risk based assets. SBIC notes are ten year notes that typically behave similar to a ten year mortgage backed security, with slow prepayments in their first two or three years and then experiencing an acceleration of payments. SBAP notes typically experience slower prepayment speeds as compared to 20 year GNMA mortgage backed securities as SBAP notes typically have prepayment penalties that make it cost prohibitive for many borrowers to prepay during the first five years of the loan. Current SBA pools are experiencing abnormally slow prepayment speeds as the loans tied to the prime rate provide relatively inexpensive financing for businesses requiring an SBA guarantee to meet their credit needs. Typically, SBA pools will experience an increase in prepayments as they become more than two years old. In 2014, the Company sold the majority of its SBA pool portfolio due to increasing prepayment speeds.

At December 31, 2014, the Company’s agency bond portfolio includes approximately $62.8 million in SBAP securities, $16.6 million in SBIC securities and $3.5 million in SBA Pools. At December 31, 2014, the weighted average life of the Company’s amortizing U.S. Agency portfolio is 5.1 years and the portfolio has an effective duration of 3.7 years.

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

Market Value
(Dollars in Thousands)
• Kentucky school bonds	$27,656
• Kentucky general obligation bonds	9,988
• Other Kentucky bonds	20,470
• Tennessee general obligation bonds	7,140
• Out of state bonds	7,836

Total	$73,090

At December 31, 2014, the Company has $61.0 million in tax free municipal bonds and $12.1 million in taxable municipal bonds. Municipal bonds were purchased to provide long-term income stability and higher tax equivalent yields as compared to other portions of the Company’s investment portfolio. The Company’s investment policy limits municipal concentrations to 125% of the Bank’s Tier 1 Capital, currently $102.2 million. The investment policy places a concentration limit on the amounts of municipal bonds per issuer in Tennessee and Kentucky to 15% of the Bank’s Tier 1 Capital and out of market issuers to 10% of Tier 1 Capital. At December 31, 2013, the largest municipal bond concentration for one issuer was $4.8 million. The investment policy limits concentrations in the amounts a single state guarantee program can provide to a bond at 75% of Tier 1 Capital. The Company is currently within policy guidelines on all concentration limits.

At December 31, 2014, $4.9 million in municipal bonds were due in less than one year, $6.9 million were due within one to five years, $27.4 million were due in five to ten years, $26.6 million were due in ten to fifteen years and approximately $7.3 million were due after fifteen years. At December 31, 2014, approximately $54.1 million of the Company’s municipal bond portfolio is callable with call dates ranging from May 2015 to December 2022. The majority of callable municipal bonds purchased by the Company were originally scheduled to have a call ten years after issuance. At December 31, 2014, approximately $6.7 million of municipal bonds had a call date of less than one year; approximately $38.6 million had a call date from one to five years and approximately $11.9 million in more than five years but less than ten years. At December 31, 2014, the weighted average life of the municipal bond portfolio is 4.4 years and its modified duration is 3.0 years.

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

At December 31, 2014, the Company’s mortgage backed security portfolio consisted of $3.3 million issued by the FHLMC, $50.8 million issued by the FNMA and $28.1 million issued by the Government National Mortgage Agency (GNMA). GNMA securities are guaranteed by the full faith and credit of the U.S. Government while FHLMC and FHLB mortgage backed securities maintain the implicit backing of the United States of America.

In 2014, the prepayment speeds of single family mortgage backed securities slowed considerable as most homeowners with a desire to refinance their home had already done so. All multi-family mortgage backed securities contain substantial prepayment penalties for a significant portion of their life. Unlike single family mortgage backed securities, multi-family mortgage backed securities have a five, seven or ten year balloon payment. At December 31, 2014, the majority of the Company’s mortgage back security portfolio consisted of fixed rate mortgages with approximately $15.2 million in adjustable rate mortgages. The weighted average life of the portfolio is approximately 5.9 years and an effective duration is approximately 3.0 years.

At December 31, 2014, the Company held approximately $28.0 million in Collateral Mortgage Obligations (CMO) issued by various agencies of the United States government, including $6.0 million by GNMA, $7.2 million by FHLMC and $14.8 million by FNMA. A CMO is a mortgage-backed security that has a structured payment stream based on various factors and does not necessarily remit monthly principal and interest on a pro-rata basis. At December 31, 2014, the Company’s CMO portfolio had a weighted average life of approximately 3.3 years and a modified duration of approximately 3.7 years.

At December 31, 2014, the Company held $189,000 of a private label CMO, and $9.4 million in floating rate SLMA collateralized debt obligation (“CDO”) secured by federally guaranteed student loans. The CDO owned by the Company utilizes a pool of government guaranteed student loans as collateral and not mortgage loans. The CDO’s secured by SLMA collateral are floating rate securities tied to the one month Libor rate and re-price on a monthly basis.

In June of 2008, the Company purchased $2.0 million par value of a private placement subordinated debenture issued by First Financial Services Corporation (“FFKY”), the holding company for First Federal Savings Bank (“First Fed”). The debenture is a thirty year security with a coupon rate of 8.00%. FFKY was a NASDAQ listed commercial bank holding company located in Elizabethtown, Kentucky. In October of 2010, FFKY informed the owners of its subordinated trust, including the Company, that it was deferred dividend payments for up to five years as prescribed by the trust. FFKY and First Fed have significant asset quality issues that have resulted in negative earnings since 2009. In 2013, the Company recognized a $400,000 other than temporary impairment loss on the subordinated debenture issued by FFKY. The recognition of a loss was the result of the Company’s analysis that, despite a slowly improving financial condition, FFKY was not likely to resume dividend payments prior to the end of the five year interest rate extension period.

On January 1, 2015, FFKY was sold and merged into Community Bank Shares of Indiana, (“CBIN”). On January 12, 2015, the Company was notified by Wilmington Trust that its investment in First Federal Statutory Trust III, (“FFKY Trust”), has elected to terminate the extension period of interest payments effective January 1, 2015. All accrued interest due and payable to all owners of securities through March 15, 2015, has been paid to the trustee. The Trustee will hold the funds until the next interest payment date of March 16, 2015. At that time, the Company will receive a total of $871,000 of interest and compounded interest and will continue to receive regularly scheduled interest of approximately $40,000 each quarter thereafter. On January 21, 2015, the Company has determined that FFKY Trust is no longer impaired and has placed the investment back into accrual status.

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

The following table presents the Company’s EVE at December 31, 2014, as calculated by the Company’s asset liability model for the year period ending December 31, 2014.

Change	Net Portfolio Value
In Rates	$ Amount	$ Change	% Change
	(Dollars in thousands)
+300 bp	$67,292	($48,306)	(41.8%)
+200 bp	83,498	(32,100)	(37.8%)
+100 bp	98,230	(17,368)	(15.0%)
0 bp	115,598	—	—
-100 bp	128,304	12,706	11.0%

Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock
Tangible Common Equity Ratio at December 31, 2013	9.8%
Pre-Shock Tier 1 Capital Ratio at December 31, 2014	10.9%
Exposure Measure: 2% Increase in Rates	7.5%

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

For the year ended December 31, 2014, the Company’s previous efforts to increase duration had a positive effect on its results of operations. At December 31, 2014, the extended duration remains in effect. However, the purchase of SBA pools in late 2011 and 2012 were taken as an effort to limit the effects of the longer duration in the municipal bond portfolio. The monthly and quarterly re-pricing of the SBA Pools provides a first source of liquidity should interest rates increase or loan demand improve.

Beginning in 2012 and continuing through 2013 and 2014, management has sought to reduce the Company’s cost of interest bearing liabilities by reducing both the cost and dependency on time deposit funding. The average balance and weighted average cost of time deposits has declined in each of the last two years. The average balance of time deposits for the year ended December 31, 2011, $548.0 million, as compared to $486.6 million, $407.0 million and $356.1million for the years ended December 31, 2012, December 31, 2013, and December 31, 2014, respectively. The average cost of time deposits for the years ended December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014, was 2.29%, 1.90%, 1.41%, and 1.17%, respectively. These efforts, in the face of weak loan growth for most of the last three years, worked to reduce the Company’s interest expense and make modest improvements to the Company’s net interest margins. The Company’s loan growth was sluggish during 2014 and 2013. In October 2014, we opened a loan production office in Nashville, Tennessee, the most economically vibrant community within the Company’s current market area. To make further improvements to our net interest margin, loan growth is essential.

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

The Company’s analysis at December 31, 2014, indicates that changes in interest rates are likely to result in modest changes in the Company’s annual net interest income. A summary of the Company’s analysis at December 31, 2014, for the year ending December 31, 2015, is as follows:

	Down 1.00%	No Change	Up 1.00%	Up 2.00%	Up 3.00%
	(Dollars in Thousands)
Net interest income	$24,530	$25,424	$25,674	$26,008	$26,335

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

At December 31, 2014, the Company had a negative one year or less interest rate sensitivity gap of 27.43% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. This analysis is considered less reliable as compared to the Company’s ALM models as changes in various interest rate spreads are not incorporated in Gap Analysis. Furthermore, the presence of non-interest bearing liabilities does not factor in the Company’s Gap Analysis but provides an additional source of funds that can offset the negative impact of changing interest rates. Gap Analysis does not give considerations to how much the yield on assets and the cost of liabilities may change in any given period. In the current rate environment, loans yields often re-price more quickly and more substantially as opposed to short term deposits, which are currently priced a much lower levels.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2014, which are expected to mature, are likely to be called or re-priced in each of the time periods shown.

	One Year or Less	Over one Through Five Years	Over Five Through Ten Years	Over Ten Through Fifteen Years	Over Fifteen Years	Total
Interest-earning assets
Loans:
1 - 4 family residential	$103,603	53,042	22,286	5,226	2,734	186,891
Multi-family	6,866	11,437	6,705	983	—	25,991
Construction	12,461	9,004	2,776	—	—	24,241
Non-residential	41,878	70,747	31,497	4,334	2,140	150,596
Land	16,492	9,984	178	—	—	26,654
Farmland	9,068	16,222	12,081	4,684	819	42,874
Consumer	2,202	10,167	1,723	346	—	14,438
Commercial	38,052	25,711	9,643	658	90	74,154
Interest bearing deposits	6,050	—	—	—	—	6,050
Non-amortizing securities	13,129	58,091	35,565	1,538	1,489	109,812
Amortizing securities	7,726	14,203	28,253	22,602	5,650	78,434
Mortgage backed securities	22,343	73,812	17,641	4,374	1,640	119,810

Total	279,870	352,420	168,348	44,745	14,562	859,945

Interest bearing liabilities:
Deposits	424,050	192,207	—	—	—	616,257
Borrowed funds	91,668	10,000	—	—	—	101,668

Total	515,718	202,207	—	—	—	717,925

Interest sensitivity gap	($235,848)	150,213	168,348	44,745	14,562	142,020

Cumulative interest sensitivity gap	($235,848)	(85,635)	82,713	$127,458	$142,020	142,020

Ratio of interest-earning assets to interest bearing liabilities	(54.27%)	174.29%	—	—	—	119.78%

Ratio of cumulative gap to total interest-earning assets	(27.43%)	(9.96%)	9.62%	14.82%	16.52%	16.52%

The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturities, except for adjustable rate loans, which are classified, based upon their next re-pricing date. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and other deposits are withdrawn or re-priced within one year. Mortgage-backed securities are classified based on their three month prepayment speeds. Prepayment speeds on mortgage backed securities have slowed considerable as many outstanding mortgage loans have low coupons and are not prone to future refinancing. We anticipate that the majority of mortgage pools will exhibit historically low prepayment speeds for several years. The preceding table does not reflect possible changes in cash flows that may result from this change in Fannie Mae and Freddie Mac portfolio servicing practices or Small Business Administration lending practices. The actual interest rate sensitivity of the Company’s assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The retention of adjustable-rate mortgage loans in the Company’s investment and loan portfolios helps reduce the Company’s exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to borrowers as a result of re-pricing adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest costs to the borrowers.

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

The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which commercial banks have traditionally used as an indicator of profitability. Another indicator of an institution’s net interest income is its “net yield on interest-earning assets,” which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

	December 2014 Monthly Averages
	Balance	Weighted Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$528,262	4.67%
Non taxable securities available for sale	61,102	4.65%*
Taxable securities available for sale	249,260	2.21%
Federal Home Loan Bank stock	4,428	4.00%
Interest bearing deposits	9,688	0.24%

Total interest-earning assets	852,740	3.94%
Non-interest-earning assets	80,836

Total assets	$933,576

Interest-bearing liabilities:
Deposits	$623,860	0.84%
FHLB borrowings	42,264	4.04%
Repurchase agreements	40,834	1.42%
Subordinated debentures	10,310	7.14%

Total interest-bearing liabilities	717,268	1.14%
Non-interest-bearing liabilities	117,833

Total liabilities	835,101
Common stock	1
Additional paid-in capital	58,465
Retained earnings	45,729
Treasury stock	(9,428)
Accumulated other comprehensive income	3,708

Total liabilities and equity	$933,576

Interest rate spread		2.80%

Net interest margin		3.04%

Ratio of interest-earning assets to interest-bearing liabilities		118.89%

*	Tax equivalent yield at the Company’s 34% tax bracket and the Company’s month to date cost of funds rate of 1.14%.

	Years Ended December 31,
	2014			2013			2012
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield / Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable, net (a)	$534,404	26,038	4.87%	$528,074	26,750	5.07%	$542,292	29,837	5.50%
Taxable securities AFS	262,154	6,548	2.50%	269,304	6,873	2.55%	313,347	8,722	2.78%
Non-taxable securities AFS	64,393	3,097	4.81%	70,178	3,292	4.69%	68,428	2,982	4.36%
Other interest-bearing deposits	10,461	26	0.25%	9,060	24	0.26%	9,850	24	0.24%

Total interest-earning assets	$871,412	35,709	4.10%	$876,616	36,939	4.21%	$933,917	41,565	4.45%

Non-interest-earning assets	77,716			80,609			85,560

Total assets	$949,128			$957,225			1,019,477

Interest-bearing liabilities:
Deposits	$640,676	5,603	0.87%	$657,895	7,114	1.08%	$706,394	10,571	1.50%
Borrowings	98,574	3,276	3.32%	96,823	3,467	3.58%	108,215	4,306	3.98%

Total interest-bearing liabilities	739,250	8,879	1.20%	754,718	10,581	1.40%	814,609	14,877	1.83%

Non-interest-bearing liabilities	109,766			97,762			90,863

Total liabilities	849,016			852,480			905,472
Common stock	79			79			79
Common stock warrants	—			18			556
Additional paid-in capital	58,384			75,353			76,072
Retained earnings	45,211			39,204			38,710
Treasury stock	(5,998)			(14,702)			(6,609)
Accumulated other comprehensive income	2,436			4,793			5,197

Total liabilities and equity	$949,128			$957,225			1,019,477

Net interest income		26,830			26,358			26,688

Interest rate spread			2.90%			2.81%			2.62%

Net interest margin			3.08%			3.01%			2.86%

Ratio of average interest-earning assets to average interest-bearing liabilities			117.88%			116.15%			114.65%

(a)	Average loans include non-performing loans.
(b)	Interest income and yields are presented on a fully tax equivalent basis

Rate Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume from year to year multiplied by the average rate for the prior year) and (ii) changes in rate (changes in the average rate from year to year multiplied by the prior year’s volume). All amounts are quoted on a tax equivalent basis using a cost of funds rate of 1.40% for 2013 and a 1.20% rate for 2014.

	Year Ended December 31,
	2014 vs. 2013			2013 vs. 2012
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
		(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(1,020)	308	(712)	$(2,367)	(720)	(3,087)
Securities available for sale, taxable	(146)	(179)	(325)	(725)	(1,124)	(1,849)
Securities available for sale, non-taxable	83	(278)	(195)	228	82	310
Other interest- earning assets	(2)	4	2	2	(2)	—

Total interest- earning assets	(1,085)	(145)	(1,230)	(2,862)	(1,764)	(4,626)

Interest-bearing liabilities:
Deposits	(1,100)	(411)	(1,511)	(2,508)	(949)	(3,457)
Borrowings	(175)	(16)	(191)	(376)	(463)	(839)

Total interest- bearing liabilities	(1,275)	(427)	(1,702)	(2,884)	(1,412)	(4,296)

Increase (decrease) in net interest income	$190	282	472	$22	(352)	(330)

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

As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amounts for the provision for loan losses in the statement of operations if management’s assessment of the above factors changes in future periods. This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2014 and 2013 were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time. The Company also considers its policy on non-accrual loans as a critical accounting policy. Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 91 days or more.

Comparison of Financial Condition at December 31, 2014 and December 31, 2013

For the year ended December 31, 2014, the Company’s total assets declined by $37.8 million, to $935.8 million as compared to the twelve month period ended December 31, 2013. In December 2014, the Company experienced significant growth in non-interest checking accounts, which now total 15.7% of total deposits. The Company has sought to lower its cost of deposits for several years. As a result, we have experienced a decline in the balances of time deposits. At December 31, 2014, time deposits declined by $50.1 million, to $331.9 million, as compared to and December 31, 2013. At December 31, 2014, the Company’s balance of borrowing from the FHLB declined to $34.0 million, from $46.8 million at December 31, 2013.

The available for sale portfolio declined $15.3 million, from $318.9 million at December 31, 2013, to $303.6 million at December 31, 2014. The Company used cash flows from the investment portfolio to fund a reduction in time deposits and FHLB borrowings. At December 31, 2014, the Company’s investment in Federal Home Loan Bank stock was carried at an amortized cost of $4.4 million.

The Company’s net loan portfolio declined by $4.3 million during the year ended December 31, 2014. Net loans totaled $539.3 million and $543.6 million at December 31, 2014, and December 31, 2013, respectively. The small decline in loan balances in 2014 occurred due to weak loan demand and the sale of a $6.9 million adversely classified loan relationship. In 2015, the Company’s prospects for loan portfolio growth should be enhanced by the opening of a loan production office in Nashville, Tennessee, in October 2014. As discussed in Note 3 of the Company’s Consolidated Financial Statements, our level of classified assets, charge offs and non-accrual loans has been significantly reduced during 2014.

The allowance for loan losses totaled $6.3 million at December 31, 2014, a decline of approximately $2.4 million from the allowance for loan losses of $8.7 million at December 31, 2013. At December 31, 2014, the Company recorded a loss of the sale of that loan of $1.8 million. The ratio of the allowance for loan losses to total loans was 1.15% and 1.57% at December 31, 2014, and December 31, 2013, respectively. Also, at December 31, 2014, the Company’s non-accrual loans were approximately $3.2 million, or 0.58% of total loans, compared to $10.1 million or 1.21% of total loans, December 31, 2013. The Company’s ratio of allowance for loan losses to non-accrual loans at December 31, 2014 and 2013 was 198.07% and 86.25%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013

Net Income. The Company’s net income available for common shareholders for the year ended December 31, 2014, was $2.2 million compared to $3.8 million for the year ended December 31, 2013. In 2014, the reduction in net income was largely the result of the Company’s decision to prepay $35.9 million in FHLB borrowings and incur a prepayment penalty of $2.5 million. This action will save the Company approximately $135,000 per month beginning in January 2015 and the Company will recoup our one time penalty in approximately 20 months. During 2014, the Company sold a loan note for a loss of approximately $1.8 million.

Net Interest Income. Net interest income for the year ended December 31, 2014, was $25.8 million, compared to $25.3 million for the year ended December 31, 2013. The increase in net interest income for the year ended December 31, 2014, was largely the result of a $1.5 million reduction in interest expense on deposits, offsetting a $1.2 million decline in interest income.

For the year ended December 31, 2014, the Company’s tax equivalent average yield on total interest-earning assets was 4.10% compared to 4.21% for the year ended December 31, 2013, and its average cost of interest-bearing liabilities was 1.20%, compared to 1.40% for the year ended December 31, 2013. As a result, the Company’s tax equivalent interest rate spread for the year ended December 31, 2014, was 2.90%, compared to 2.81% for the year ended December 31, 2013, and its tax equivalent net interest margin was 3.08% for the year ended December 31, 2014, compared to 3.01% for the year ended December 31, 2013.

Interest Income. Interest income declined $1.2 million from $35.9 million to $34.7 million, or approximately 3.3% during the year ended December 31, 2014, compared to 2013. The decline in interest income was largely attributable to a decline in yields on assets and a decline in the average balance of interest earning assets. The average balance on taxable securities available for sale declined $7.1 million, from $269.3 million for the year ended December 31, 2013, to $262.2 million for the year ended December 31, 2014. The average yield on taxable securities available for sale was 2.50% and 2.55%, respectively, for the years ended December 31, 2014, and December 31, 2013, respectively. The average balance of non-taxable securities available for sale declined by approximately $5.8 million, from $70.2 million for the year ended December 31, 2013, to $64.4 million for the year ended December 31, 2014. The average yield on non-taxable securities available for sale increased from 4.69% for the year ended December 31, 2013, to 4.81% for the year ended December 31, 2014. For the year ended December 31, 2014, the average balance of loans was $534.4 million, an increase of $6.3 million as compared to the year ended December 31, 2013. The average yield on loans declined from 5.07% for the year ended December 31, 2013, to 4.87% for the year ended December 31, 2014.

Interest Expense. Interest expense declined to $8.9 million for the year ended December 31, 2014, compared to $10.6 million for 2013. The decline in interest expense was attributable to the $1.5 million decline in interest expense on deposits. The average cost of average interest-bearing deposits declined to 0.87% for the year ended December 31, 2014, from 1.08% for the year ended December 31, 2013. Over the same period, the average balance of interest bearing deposits declined from $657.9 million for the year ended December 31, 2013, to $640.7 million for the year ended December 31, 2014. The Company’s cost structure has benefited from its growth of non-interest bearing deposits. For the year ended December 31, 2014, the average balance of non-interest bearing deposits was $104.9 million, an increase of $12.5 million, or 13.5%, over the average balance of non-interest bearing deposits for the year ended December 31, 2013. The average balance of FHLB borrowings declined from $44.9 million for the year ended December 31, 2013, to $42.4 million for the year ended December 31, 2014. The average cost of FHLB borrowings decreased from 3.96% for the year ended December 31, 2013, to 3.92% for the year ended December 31, 2014.

Provision for Loan Losses. The Company determined that an additional $1.6 million in provision for loan losses was required for the year ended December 31, 2013. For the year ended December 31, 2014, the Company determined that significant improvements in our credit quality provided the opportunity to reduce the allowance for loan loss account by $2.3 million. The reduction in the allowance for loan loss account was the result of lower levels of past due loans, improving appraisal values on collateral securing loans classified as substandard, and a continued reduction in the amount of problem assets.

Non-Interest Income. Non-interest income declined by $1.6 million for the year ended December 31, 2014, to $7.8 million, compared to $9.4 million for the year ended December 31, 2013. The decline in non-interest income is largely the result of a $1.1 million decline in gains on the sale of securities. For the year ended December 31, 2014, the Company’s financial services income declined by $270,000 as compared to the year ended December 31, 2013, due to the sale of the Company’s insurance assets in December 2013, which resulted in a gain of $412,000 for the year ended December 31, 2013. For the year ended December 31, 2014, income from service charges declined $316,000, to $3.4 million, as compared to the year ended December 31, 2013. The decline in service charge income appears to be the result of new regulations regarding overdraft protection programs. Income from service charges has declined in both 2014 and 2013 from the prior year’s level.

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2014, was $33.9 million, compared to $28.6 million in 2013, an increase of $5.3 million, or approximately 18.4%. The increase in non-interest expense was heavily influenced by a $1.8 million loss on the sale of an adversely classified commercial real estate loan and the $2.5 million FHLB prepayment penalty. Excluding these two expenses, non-interest expense increased by approximately $1.0 million, or 3.4%, for the year ended December 31, 2014, as compared to the year ended December 31, 2013.

For the year ended December 31, 2014, the Company’s salaries and benefits expense increased by $489,000, or 3.3%, as compared to the year ended December 31, 2013. For the year ended December 31, 2014, state deposit taxes increased by $755,000, or 130% as compared to the year ended December 31, 2013, due to the charter change of the Company’s bank subsidiaries charter. For the year ended December 31, 2014, data processing expenses increased by $192,000, or 7.12% as compared to the year ended December 31, 2013, due to changes implemented for disaster recovery purposes required by regulators. For the year ended December 31, 2014, no other non-interest expense increased by more than $200,000 as compared to the year ended December 21, 2013. For the year ended December 31, 2014, the Company’s most significant reductions in non-interest expense included occupancy expenses and professional services expenses, which declined $258,000 and $442,000, respectively, for the year ended December 31, 2014, as compared to the year ended December 31, 2013.

Income Taxes. The effective tax rates for the years ended December 31, 2014, and December 31, 2013, was (10.1%) and 14.6%, respectively. The Company’s effective tax rate remains well below historical levels due to a higher percentage of pre-tax income that is not subject to federal income tax. The Company’s sizable holdings in municipal bonds, life insurance contracts and certain tax credits earned have lowered our effective tax rate.

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

Net Interest Income. Net interest income for the year ended December 31, 2013, was $25.3 million, compared to $26.0 million for the year ended December 31, 2012. The decrease in net interest income for the year ended December 31, 2013, was the result of Company’s declining average balance of loans outstanding and the re-pricing of all assets as interest rates remain at historically low levels. For the year ended December 31, 2013, compared to theyear ended December 31, 2012, the Company’s level of average interest bearing assets declined $57.3 million the average balance of loans receivable declined by $14.2 million, respectively.

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

Capital Resources. At December 31, 2014, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the Kentucky Department of Financial Institutions (“KDFI”) and FDIC capital requirements, and for a tabular presentation of the Bank’s compliance with such requirements, see Note 16 of Notes to Consolidated Financial Statements. See the Company’s Risk Factors, located in our Annual Report filed on SEC form10-K for the year ended December 31, 2014, for comments related to effects that the implementation of Basel III will have on the Company’s future operations.

Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2014, the Bank had outstanding advances of $34.0 million from the FHLB and $11.0 million of letters of credit issued by the FHLB to secure municipal deposits. The Bank can immediately borrow an additional $52.6 million from the FHLB and the Company has the ability to pledge another $40.1 million in securities to the FHLB for additional borrowing capacity. See Note 7 of Notes to Consolidated Financial Statements.

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

Cash flows from operating activities for the years ended December 31, 2014, 2013 and 2012 were $10.1 million, $9.3 million, and $9.3 million, respectively.

Cash flows from (used in) investing activities were $19.0 million, ($4.3) million and were $58.2 million in 2014, 2013 and 2012, respectively. A principal use of cash in this area has been purchases of securities available for sale of $91.3 million, offset by proceeds from sales, calls and maturities of securities of $112.2 million during 2014. At the same time, the loan portfolio provided cash of $26.8 in 2012. The Company invested $1.9 million and $21.6 million of cash in loans in 2014 and 2013. Sales and maturities of available for sale securities exceeded purchases by $29.2 million in 2012 and $18.9 million in 2013.

At December 31, 2014, the Bank had $45.2 million in outstanding commitments to originate loans and unused lines of credit of $78.9 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. The Bank has certificates of deposit maturing in one year or less of $139.7 million at December 31, 2014. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

Stock Performance Comparison

The following graph, which was prepared by SNL Financial LC (“SNL”), shows the cumulative total return of the Common Stock of the Company since December 31, 2009, compared with the (1) NASDAQ Composite Index, comprised of all U.S. Companies quoted on NASDAQ, (2) the SNL Midwest Thrift Index, comprised of publically traded thrifts and thrift holding companies operating in the Midwestern United States, and (3) the SNL Midwest Bank Index, comprised of publically traded commercial banks and bank holding companies operating in the Midwestern United States. Cumulative total return on the Common Stock or the index equals the total increase in the value since December 31, 2009, assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph was prepared assuming that $100 was invested on December 31, 2009, in the Common Stock, the securities included in the indices. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

On June 5, 2013, the Company became a Kentucky state chartered commercial bank holding company. As such, the Company will compare the SNL Midwest Bank index in the current and in future periods.

	Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
HopFed Bancorp, Inc.	100.00	102.81	76.77	103.63	138.41	156.66
NASDAQ COMPOSITE	100.00	118.15	117.22	138.02	193.47	222.16
SNL Midwest Bank	100.00	124.18	117.30	141.18	193.28	210.12

Consolidated Financial Statements

HopFed Bancorp, Inc.

and Subsidiaries

December 31, 2014, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of HopFed Bancorp, Inc.

Hopkinsville, Kentucky

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HopFed Bancorp, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 13, 2015, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

(signed) Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee

March 13, 2015

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2014 and 2013

(Dollars in Thousands)

	2014	2013
Assets
Cash and due from banks	$34,389	37,229
Interest-earning deposits	6,050	18,619

Cash and cash equivalents	40,439	55,848
Federal Home Loan Bank stock, at cost (note 2)	4,428	4,428
Securities available for sale (notes 2 and 8)	303,628	318,910
Loans held for sale	1,444	—
Loans receivable, net of allowance for loan losses of $6,289 at December 31, 2014, and $8,682 at December 31, 2013 (notes 3 and 7)	539,264	543,632
Accrued interest receivable	4,576	5,233
Real estate and other assets owned (note 14)	1,927	1,674
Bank owned life insurance	9,984	9,677
Premises and equipment, net (note 4)	22,940	23,108
Deferred tax assets (note 13)	2,261	4,610
Intangible asset (note 5)	33	130
Other assets	4,861	6,399

Total assets	$935,785	973,649

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Non-interest-bearing accounts	$115,051	105,252
Interest-bearing accounts:
Interest bearing checking accounts	186,616	183,643
Savings and money market accounts	97,726	92,106
Other time deposits	331,915	381,996

Total deposits	731,308	762,997
Advances from Federal Home Loan Bank (note 7)	34,000	46,780
Repurchase agreements (note 8)	57,358	52,759
Subordinated debentures (note 10)	10,310	10,310
Advances from borrowers for taxes and insurance	513	521
Dividends payable	301	326
Accrued expenses and other liabilities	3,593	4,239

Total liabilities	837,383	877,932

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets, Continued

December 31, 2014 and 2013

(Dollars in Thousands)

	2014	2013
Stockholders’ equity
Preferred stock, par value $0.01 per share; authorized—500,000 shares; no shares issued or outstanding at December 31, 2014, and December 31, 2013.	$—	—
Common stock, par value $.01 per share; authorized 15,000,000 shares; 7,949,665 issued and 7,171,282 outstanding at December 31, 2014, and 7,927,287 issued and 7,447,903 outstanding at December 31, 2013	79	79
Additional paid-in-capital	58,466	58,302
Retained earnings	45,729	44,694
Treasury stock- common (at cost 778,383 shares at December 31, 2014 and 479,384 shares at December 31, 2013)	(9,429)	(5,929)
Accumulated other comprehensive income (loss), net of taxes	3,557	(1,429)

Total stockholders’ equity	98,402	95,717

Total liabilities and stockholders’ equity	$935,785	973,649

Commitments and contingencies (notes 11 and 15)

See accompanying notes to consolidated financial statements

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years ended December 31, 2014, 2013 and 2012

(Dollars in Thousands)

	2014	2013	2012
Interest and dividend income
Loans receivable	$26,025	26,741	29,828
Securities available for sale	6,548	6,873	8,722
Nontaxable securities available for sale	2,081	2,219	2,266
Interest-earning deposits	26	24	24

Total interest and dividend income	34,680	35,857	40,840

Interest expense:
Deposits (note 6)	5,603	7,114	10,571
Advances from Federal Home loan Bank	1,665	1,780	2,609
Repurchase agreements	874	954	963
Subordinated debentures	737	733	734

Total interest expense	8,879	10,581	14,877

Net interest income	25,801	25,276	25,963

Provision for loan losses (note 3)	(2,273)	1,604	2,275

Net interest income after provision for loan losses	28,074	23,672	23,688

Non-interest income:
Other-than-temporary impairment losses on debt securities	—	(511)	—
Portion of losses recognized in other comprehensive income	—	111	—

Net impairment losses recognized in earnings (note 2)	—	(400)	—
Service charges	3,354	3,670	3,840
Merchant card income	1,075	983	842
Mortgage origination income	719	634	956
Realized gain from sale of securities available for sale, net (note 2)	578	1,661	1,671
Income from bank owned life insurance	307	354	399
Financial services commission	980	1,250	1,071
Gain on sale of assets	—	412	—
Other operating income	827	808	860

Total non-interest income	7,840	9,372	9,639

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income, Continued

For the Years ended December 31, 2014, 2013 and 2012

(Dollars in Thousands, Except Per Share Amounts)

	2014	2013	2012
Non-interest expenses:
Salaries and benefits (note 12)	15,222	14,733	13,979
Occupancy expense (note 4)	3,217	3,475	3,531
Data processing expense	2,887	2,695	2,494
Franchise and deposit tax	1,336	581	647
Intangible amortization	97	162	227
Professional services	1,331	1,773	1,605
Advertising expense	1,341	1,236	1,357
Postage and communications expense	577	567	562
Supplies expense	627	495	355
Deposit insurance and examination fees	724	727	1,539
Loss on sale of assets	25	12	13
Loss (gain) on sale of real estate owned	208	140	266
Expenses related to real estate owned	266	402	123
Loss on sale of loan note	1,781	—	—
Loss on early debt extinguishment	2,510	—	—
Other operating expenses	1,767	1,640	1,743

Total non-interest expense	33,916	28,638	28,441

Income before income tax expense	1,998	4,406	4,886
Income tax expense (note 13)	(201)	644	817

Net income	2,199	3,762	4,069
Less: Dividend on preferred shares	—	—	1,007
Accretion dividend on preferred shares	—	—	222

Net income available for common shareholders	$2,199	3,762	2,840

Earnings per share available to common stockholders (note 18):
Basic	$0.30	0.50	0.38

Fully diluted	$0.30	0.50	0.38

Weighted average shares outstanding - basic	7,306,078	7,483,606	7,486,445

Weighted average shares outstanding - diluted	7,306,078	7,483,606	7,486,445

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Years ended December 31, 2014, 2013 and 2012

(Dollars in Thousands)

	2014	2013	2012
Net income	$2,199	3,762	4,069
Other comprehensive income (loss), net of tax:
Unrealized holding gain (loss) arising during the year, net of tax effect	5,130	(10,568)	3,348
Unrealized gain (loss) on derivatives	237	248	113
Reclassification adjustment for gains and OTTI losses included in net income	(381)	(832)	(1,104)

Comprehensive income (loss)	$7,185	(7,390)	6,426

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2014, 2013 and 2012

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

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2014, 2013 and 2012 (Continued)

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Preferred Shares	Common Stock	Common Stock Warrant	Additional Paid-in Capital	Retained Earnings	Preferred Treasury Stock	Common Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Equity
Brought Forward	7,447,903	—	79	—	58,302	44,694	—	(5,929)	(1,429)	95,717
Net Income	—	—	—	—	—	2,199	—	—	—	2,199
Restricted stock awards	22,378	—	—	—	—	—	—	—	—	—
Net change in unrealized gain (losses) on securities available for sale, net of taxes of $2,446	—	—	—	—	—	—	—	—	4,749	4,749
Net change in unrealized gain (losses)on derivatives, net of taxes of ($122)	—	—	—	—	—	—	—	—	237	237
Cash dividend to common stockholders’ ($0.16 per share)	—	—	—	—	—	(1,164)	—	—	—	(1,164)
Common stock repurchase	(298,999)	—	—	—	—	—	—	(3,500)	—	(3,500)
Compensation expense, restricted stock awards	—	—	—	—	164	—	—	—	—	164

Balance December 31, 2014	7,171,282	—	79	—	58,466	45,729	—	(9,429)	3,557	98,402

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2014, 2013 and 2012

(Dollars in Thousands)

	2014	2013	2012
Cash flows from operating activities:
Net income	$2,199	3,762	4,069
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	(2,273)	1,604	2,275
Depreciation	1,336	1,502	1,587
Amortization of intangible assets	97	162	227
Amortization of investment premiums and discounts, net	2,076	2,561	3,327
Other than temporary impairment charge on available for sale securities	—	400	—
Expense (benefit) for deferred income taxes	(231)	566	487
Compensation expense, restricted stock grants and options	164	115	99
Income from bank owned life insurance	(307)	(354)	(399)
Gain on sale of securities available for sale	(578)	(1,661)	(1,671)
Gain on sales of loans	(719)	(634)	(956)
Loss on sale of commercial real estate loan	1,781	—	—
Loss on sale of premises and equipment	25	12	13
Proceeds from sales of loans	37,300	17,577	48,705
(Gain) loss on sale of foreclosed assets	208	140	266
Originations of loans sold	(32,835)	(16,943)	(47,749)
(Increase) decrease in:
Accrued interest receivable	657	165	785
Other assets (increase)	1,513	171	(815)
Increase (decrease) in accrued expenses and other liabilities	(277)	170	(911)

Net cash provided by operating activities	10,136	9,315	9,339

Cash flows from investing activities
Proceeds from sales, calls and maturities of securities available for sale	112,235	124,471	143,434
Purchase of securities available for sale	(91,257)	(105,605)	(114,253)
Net (increase) decrease in loans	(1,908)	(21,630)	26,815
Proceeds from sale of foreclosed assets	1,118	908	2,738
Proceeds from bank owned life insurance	—	—	211
Purchase of premises and equipment	(1,168)	(2,473)	(726)

Net cash provided by (used in) investing activities	19,020	(4,329)	58,219

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the Years ended December 31, 2014, 2013 and 2012

(Dollars in Thousands)

	2014	2013	2012
Cash flows from financing activities:
Net increase (decrease) in deposits	($31,689)	3,132	(40,230)
Increase (decrease) in advance payments by borrowers for taxes and insurance	(8)	125	243
Advances from Federal Home Loan Bank	57,000	23,000	3,000
Repayment of advances from Federal Home Loan Bank	(69,780)	(19,961)	(22,578)
Increase in repurchase agreements	4,599	9,251	428
Repurchase of preferred stock	—	—	(18,400)
Repurchase of common stock	(3,500)	(853)	—
Repurchase of common stock warrant	—	(257)	—
Dividends paid on preferred stock	—	—	(1,007)
Dividends paid on common stock	(1,187)	(751)	(598)

Net cash provided by (used in) financing activities	(44,565)	13,686	(79,142)

Increase (decrease) in cash and cash equivalents	(15,409)	18,672	(11,584)
Cash and cash equivalents, beginning of period	55,848	37,176	48,760

Cash and cash equivalents, end of period	$40,439	55,848	37,176

Supplemental disclosures of cash flow information:
Interest paid	$8,977	10,840	15,331

Income taxes paid (refund)	($718)	(487)	1,990

Supplemental disclosures of non-cash investing and financing activities:
Loans charged off	$1,232	4,444	3,684

Loan transferred to held for sale	$6,987	—	—

Foreclosures and in substance foreclosures of loans during year	$1,579	1,379	2,285

Net unrealized gains (losses) on investment securities classified as available for sale	$7,195	(17,273)	3,400

Increase (decrease) in deferred tax asset related to unrealized gain (losses) on investments	($2,446)	5,873	(1,156)

Dividends declared and payable	$301	325	180

Issue of unearned restricted stock	$260	232	74

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

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

December 31, 2014, 2013 and 2012

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

December 31, 2014, 2013 and 2012

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

December 31, 2014, 2013 and 2012

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

December 31, 2014, 2013 and 2012

(1)	Summary of Significant Accounting Policies: (Continued)

Fixed Rate Mortgage Originations

The Company operates a mortgage division that originates mortgage loans in the name of assorted investors, including Federal Home Loan Mortgage Corporation (Freddie Mac). Originations for Freddie Mac are sold through the Bank while originations to other investors are processed for a fee. On a limited basis, loans sold to Freddie Mac may result in the Bank retaining loan servicing rights. In recent years, customers have chosen lower origination rates over having their loan locally serviced; thereby limiting the amount of new loans sold with servicing retained. At December 31, 2014, the Bank maintained a servicing portfolio of one to four family real estate loans of approximately $25.0 million. For the years ended December 31, 2014, December 31, 2013, and December 31, 2012, the Bank has reviewed the value of the servicing asset as well as the operational cost associated with servicing the portfolio. The Bank has determined that the values of its servicing rights are not material to the Company’s consolidated financial statements.

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

December 31, 2014, 2013 and 2012

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

December 31, 2014, 2013 and 2012

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

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instrument has been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been, or will not continue to be highly effective as a hedge, hedged accounting is discontinued. ASC 815 basis adjustments recorded on hedged assets and liabilities are amortized over the remaining life of the hedged item beginning no later than when hedge accounting ceases. There were no fair value hedging gains or losses, as a result of hedge ineffectiveness, recognized for the years ended December 31, 2014, 2013 and 2012.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

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

December 31, 2014, 2013 and 2012

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

December 31, 2014, 2013 and 2012

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

Dividend Restrictions

The Company is not permitted to pay a dividend to common shareholders if it fails to make a quarterly interest payment to the holders of the Company’s subordinated debentures. Furthermore, the Bank may be restricted in the payment of dividends to the Corporation by the KDFI or FDIC. Any restrictions imposed by either regulator would effectively limit the Company’s ability to pay a dividend to its common stockholders as discussed in Note 17. At December 31, 2013, there were no such restrictions. At December 31, 2014, the Corporation has $2.9 million in cash on hand available to pay common dividends and repurchase common share as outlined in Note 20. At December 31, 2014, the Bank may not pay an additional cash dividend to the Company without regulatory approval.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

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

Both EPS and diluted EPS are reduced by the amount of dividend payments on preferred stock and the accretion of the discount on the preferred stock. The Company repurchased all preferred shares in December of 2012. The effect of the Company’s dividend payment on preferred stock and accretion of the preferred stock is as provided for the year ended December 31, 2012:

2012
Dividend on preferred shares	$1,006,886
Accretion dividend on preferred shares	222,360

Total cost of preferred stock	$1,229,246

Reduction in earnings per share to common stockholders:
Basic	$0.16

Fully diluted	$0.16

Weighted average shares outstanding -basic	7,486,445

Weighted average shares outstanding -diluted	7,486,445

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

December 31, 2014, 2013 and 2012

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements

In January 2014, the FASB issued ASU No. 2014-04, Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. These amendments are intended to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. The amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (1) the creditor obtaining legal title to the residential real estate property upon completion of residential foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures about such activities are required by these amendments. The amendments in this ASU become effective for public companies for annual periods and interim periods within those annual periods beginning after December 15, 2014, and early adoption is permitted. The Company is assessing the impact that these amendments will have on its financial position and results of operations, but does not currently anticipate that it will have a material impact.

On June 12, 2014, the FASB issued ASU 2014-11, which makes limited amendments to the guidance in ASC 860 on accounting for certain repurchase agreements (“repos”). ASU 2014-11 requires entities to account for repurchase-to-maturity transactions as secured borrowings (rather than as sales with forward repurchase agreements), (2) eliminates accounting guidance on linked repurchase financing transactions, and (3) expands disclosure requirements related to certain transfers of financial assets that are accounted for as sales and certain transfers (specifically, repos, securities lending transactions, and repurchase-to-maturity transactions) accounted for as secured borrowings.

ASU 2014-11 also amends ASC 860 to clarify that repos and securities lending transactions that do not meet all of the de-recognition criteria in ASC 860-10-40-5 should be accounted for as secured borrowings. In addition, the ASU provides examples of repurchase and securities lending arrangements that illustrate whether a transferor has maintained effective control over the transferred financial assets. For public business entities, the accounting changes are effective for the first interim or annual period beginning after December 15, 2014. The Company is assessing the impact that these amendments will have on its financial position and results of operations.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

ASU 2013-10, “Derivatives and Hedging (Topic 815) – Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” ASU 2013-10 permits the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to interest rates on direct Treasury obligations of the U.S. government and the London Interbank Offered Rate (“LIBOR”). ASU 2013-10 became effective for qualifying new or re-designated hedging relationships entered into on or after July 17, 2013, and did not have a significant impact on the Company’s consolidated financial position or results of operations.

ASU 2015-01, “Income Statement—Extraordinary and Unusual Items (Subtopic 225-20) – Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items, which, among other things, required an entity to segregate extraordinary items considered to be unusual and infrequent from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. ASU 2015-01 is effective for the Corporation beginning January 1, 2016, though early adoption is permitted. ASU 2015-01 is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

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

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(2)	Securities:

Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their estimated fair values follow:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for Sale:
U.S. Treasury securities	$3,977	3	—	3,980
U.S. Agency securities:	101,654	2,125	(527)	103,252
Tax free municipal bonds	57,399	3,814	(166)	61,047
Taxable municipal bonds	11,871	235	(63)	12,043
Trust preferred securities	1,600	—	(111)	1,489
Commercial bonds	2,000	7	—	2,007
Mortgage-backed securities:
GNMA	27,535	670	(122)	28,083
FNMA	50,617	694	(536)	50,775
FHLMC	3,276	38	—	3,314
SLMA CMOs	9,895	—	(252)	9,643
AGENCY CMOs	28,024	176	(205)	27,995

	$297,848	7,762	(1,982)	303,628

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(2)	Securities: (Continued)

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for Sale:
U.S. government and agency securities:	$120,608	1,856	(2,441)	120,023
Tax free municipal bonds	64,291	2,066	(898)	65,459
Taxable municipal bonds	18,337	458	(738)	18,057
Trust preferred securities	1,600	—	(111)	1,489
Commercial bonds	2,000	—	(16)	1,984
Mortgage-backed securities:
GNMA	17,327	590	(142)	17,775
FNMA	70,104	526	(1,938)	68,692
FHLMC	1,301	35	—	1,336
SLMA CMOs	8,459	—	(374)	8,085
AGENCY CMOs	16,296	134	(420)	16,010

	$320,323	5,665	(7,078)	318,910

The scheduled maturities of debt securities available for sale at December 31, 2014, were as follows:

	Amortized Cost	Estimated Fair Value
2014
Due within one year	$4,830	4,927
Due in one to five years	21,564	21,818
Due in five to ten years	41,683	42,613
Due after ten years	33,119	35,380

	101,196	104,738
Amortizing agency bonds	77,305	79,080
Mortgage-backed securities	119,347	119,810

Total unrestricted securities available for sale	$297,848	303,628

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The scheduled maturities of debt securities available for sale at December 31, 2013, were as follows:

2013	Amortized Cost	Estimated Fair Value

Due within one year	$501	505
Due in one to five years	12,630	12,954
Due in five to ten years	38,192	37,364
Due after ten years	49,284	49,314

	100,607	100,137
Amortizing agency bonds	106,229	106,875
Mortgage-backed securities	113,487	111,898

Total unrestricted securities available for sale	$320,323	318,910

The FHLB stock is an equity interest in the Federal Home Loan Bank. FHLB stock does not have a readily determinable fair value because ownership is restricted and a market is lacking. FHLB stock is classified as a restricted investment security, carried at cost and evaluated for impairment.

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2014, are as follows:

	Less than 12 months		12 months or longer		Total
December 31, 2014	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Available for sale
U.S. government and agency securities:
Agency debt securities	$14,021	(20)	29,156	(507)	43,177	(527)
Taxable municipals	—	—	4,785	(63)	4,785	(63)
Tax free municipals	—	—	6,647	(166)	6,647	(166)
Trust preferred securities	—	—	1,489	(111)	1,489	(111)
Mortgage-backed securities:
GNMA	12,568	(108)	2,895	(14)	15,463	(122)
FNMA	—	—	18,927	(536)	18,927	(536)
SLMA CMOs	1,923	(14)	7,720	(238)	9,643	(252)
AGENCY CMOs	9,545	(91)	7,685	(114)	17,230	(205)

Total Available for Sale	$38,057	(233)	79,304	(1,749)	117,361	(1,982)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2013, are as follows:

	Less than 12 months		12 months or longer		Total
December 31, 2013	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Available for sale
U.S. government and agency securities:
Agency debt securities	$44,968	(2,107)	6,793	(334)	51,761	(2,441)
Taxable municipals	7,903	(660)	797	(78)	8,700	(738)
Tax free municipals	9,848	(692)	3,720	(206)	13,568	(898)
Trust preferred securities	—	—	1,489	(111)	1,489	(111)
Commercial bonds	1,984	(16)	—	—	1,984	(16)
Mortgage-backed securities:
GNMA	5,320	(128)	1,551	(14)	6,871	(142)
FNMA	42,464	(1,626)	6,746	(312)	49,210	(1,938)
NON-AGENCY CMOs	5,224	(374)	—	—	5,224	(374)
AGENCY CMOs	7,031	(223)	1,844	(197)	8,875	(420)

Total Available for Sale	$124,742	(5,826)	22,940	(1,252)	147,682	(7,078)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Securities: (Continued)

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

At December 31, 2014, the Company has 67 securities with unrealized losses. With the exception of a subordinated debenture discussed below, Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity or for the foreseeable future and therefore no declines are deemed to be other than temporary.

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

At September 30, 2013, the Company recognized a $400,000 impairment charge due against this security. The impairment charge was recognized due to management’s financial analysis of the issuing institution and our opinion that it would be unable to make dividend payments after the five year extension expired. The current par value of the security is $1.6 million, which reflects the impairment charge taken. At December 31, 2014, the Company has determined that our Company’s investment in FFKY remained impaired.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(2)	Securities: (Continued)

During 2014, the Company sold investment securities classified as available for sale for proceeds of $75.3 million resulting in gross gains of $788,000 and gross losses of $210,000. During 2013, the Company sold investment securities classified as available for sale for proceeds of $68.5 million resulting in gross gains of $1.7 million and gross losses of $33,000. During 2012, the Company sold investment securities classified as available for sale for proceeds of $69.0 million resulting in gross gains of $1.8 million and gross losses of $115,000.

As part of its normal course of business, the Bank holds significant balances of municipal and other deposits that require the Bank to pledge investment instruments as collateral. At December 31, 2014, the Bank pledged investments with a book value of $181.8 million and a market value of approximately $192.8 million to various municipal entities as required by law. In addition, the Bank has provided $11.0 million of letters of credit issued by the Federal Home Loan Bank of Cincinnati to collateralize municipal deposits. The collateral for these letters of credit are the Bank’s one to four family loan portfolio.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands, Except Percentages)

(3)	Loans Receivable, Net:

The components of loans receivable in the consolidated balance sheets as of December 31, 2014, and December 31, 2013, were as follows:

	December 31, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
Real estate loans:
One-to-four family (closed end) first mortgages	$150,551	27.6%	155,252	28.1%
Second mortgages (closed end)	2,102	0.4%	3,248	0.6%
Home equity lines of credit	34,238	6.3%	34,103	6.2%
Multi-family	25,991	4.8%	29,736	5.4%
Construction	24,241	4.4%	10,618	1.9%
Land	26,654	4.9%	34,681	6.3%
Farmland	42,874	7.8%	51,868	9.4%
Non-residential real estate	150,596	27.6%	157,692	28.5%

Total mortgage loans	457,247	83.8%	477,198	86.4%
Consumer loans	14,438	2.6%	11,167	2.0%
Commercial loans	74,154	13.6%	64,041	11.6%

Total other loans	88,592	16.2%	75,208	13.6%

Total loans, gross	545,839	100.0%	552,406	100.0%

Deferred loan cost, net of fees	(286)		(92)
Less allowance for loan losses	(6,289)		(8,682)

Total loans	$539,264		543,632

The Company continues to reduce its land development loan portfolio exposure. The land development portfolio continues to be plagued by higher levels of loan losses, adverse risk classifications and regulatory scrutiny. At December 31, 2014, the Company has approximately $26.7 million land development loans, with $10.8 million, or 40.6% of the land development portfolio, being classified as substandard. At December 31, 2014, the Company has $37.4 million of total loans classified as substandard.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(3)	Loans Receivable, Net: (Continued)

Loans serviced for the benefit of others totaled approximately $30.4 million, $32.6 million and $40.3 million at December 31, 2014, 2013 and 2012, respectively. At December 31, 2014, approximately $25.0 million of the $30.4 million in loans serviced by the Company are serviced for the benefit of Freddie Mac. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. The servicing rights associated with these loans are not material to the Company’s consolidated financial statements. Qualified one-to-four family first mortgage loans, non-residential real estate loans, multi-family loans and commercial real estate loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in Note 7.

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

December 31, 2014, 2013 and 2012

(3)	Loans Receivable, Net: (Continued)

If considered marginal, a loan would be a “watch” until financial data demonstrated improved performance or further deterioration to a “substandard” grade usually within a 12-month period. In the table on page 38, Watch loans are included with satisfactory loans and classified as Pass.

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

A loan is considered to be impaired when management determines that it is probable that the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. The value of individually impaired loans is measured based on the present value of expected payments or using the fair value of the collateral if the loan is collateral dependent. Currently, it is management’s practice to classify all substandard or doubtful loans as impaired.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

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

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2014, approximately $82.0 million of the outstanding principal balance of the Company’s non-residential real estate loans were secured by owner-occupied properties, approximately $68.6 million was secured by non-owner occupied properties.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

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

The Company maintains an independent loan review function that is typically outsourced to firms that specialize in conducting loan reviews. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company policies and procedures.

Most of the Company’s lending activity occurs in Western Kentucky and middle and western Tennessee. The majority of the Company’s loan portfolio consists of non-residential real estate loans and one-to-four family residential real estate loans.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Loans by classification type and the related valuation allowance amounts at December 31, 2014, were as follows:

		Special	Impaired Loans			Specific Allowance for	Allowance for Loans not
	Pass	Mention	Substandard	Doubtful	Total	Impairment	Impaired
December 31, 2014
One-to-four family mortgages	$146,129	203	4,219	—	150,551	51	1,147
Home equity line of credit	33,481	—	757	—	34,238	—	181
Junior lien	2,025	40	37	—	2,102	—	14
Multi-family	20,066	2,904	3,021	—	25,991	—	85
Construction	24,241	—	—	—	24,241	—	146
Land	15,328	362	10,964	—	26,654	663	460
Non-residential real estate	131,854	5,492	13,250	—	150,596	738	1,345
Farmland	40,121	516	2,237	—	42,874	—	461
Consumer loans	14,118	21	299	—	14,438	62	432
Commercial loans	71,246	325	2,583	—	74,154	—	504

Total	$498,609	9,863	37,367	—	545,839	1,514	4,775

Loans by classification type and the related valuation allowance amounts at December 31, 2013, were as follows:

		Special	Impaired Loans			Specific Allowance for	Allowance for Loans not
	Pass	Mention	Substandard	Doubtful	Total	Impairment	Impaired
December 31, 2013
One-to-four family mortgages	$149,351	814	5,087	—	155,252	597	1,451
Home equity line of credit	33,462	—	641	—	34,103	—	218
Junior lien	3,126	43	79	—	3,248	—	39
Multi-family	29,736	—	—	—	29,736	—	466
Construction	10,443	—	175	—	10,618	—	88
Land	19,899	52	14,730	—	34,681	771	534
Non-residential real estate	143,044	515	14,133	—	157,692	465	2,254
Farmland	46,042	480	5,346	—	51,868	—	510
Consumer loans	10,727	—	440	—	11,167	96	445
Commercial loans	61,502	526	2,013	—	64,041	—	748

Total	$507,332	2,430	42,644	—	552,406	1,929	6,753

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2014, were as follows:

				For the year ended
	At December 31, 2014			December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$3,501	3,501	—	2,972	176
Home equity line of credit	757	757	—	690	35
Junior liens	37	37	—	39	2
Multi-family	3,021	3,021	—	1,342	190
Construction	—	—	—	29	—
Land	7,740	7,740	—	8,978	339
Non-residential real estate	12,057	12,057	—	8,672	669
Farmland	2,237	2,237		3,968	125
Consumer loans	51	51	—	36	3
Commercial loans	2,583	2,583	—	2,246	154

Total	31,984	31,984	—	28,972	1,693

Impaired loans with a specific allowance
One-to-four family mortgages	$718	718	51	1,434	44
Home equity line of credit	—	—	—	—	—
Junior liens	—	—	—	—	—
Multi-family	—	—	—	—	—
Construction	—	—	—	—	—
Land	3,224	4,737	663	3,418	160
Non-residential real estate	1,193	1,258	738	3,617	69
Farmland	—	—	—	619	—
Consumer loans	248	248	62	355	—
Commercial loans	—	—	—	100	—

Total	5,383	6,961	1,514	9,543	273

Total impaired loans	$37,367	38,945	1,514	38,515	1,966

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2013, were as follows:

				For the year ended
	At December 31, 2013			December 31, 2013
	Recorded	Unpaid Principal	Related	Average Recorded	Interest Income
	Investment	Balance	Allowance	Investment	Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$3,216	3,216	—	2,361	8
Home equity line of credit	641	641	—	564	3
Junior liens	79	79	—	239	1
Multi-family	—	—	—	990	—
Construction	175	175	—	1,072	5
Land	10,882	12,315	—	10,668	186
Non-residential real estate	10,775	10,775	—	6,196	263
Farmland	5,346	5,346		6,955	149
Consumer loans	56	56	—	48	—
Commercial loans	2,013	2,013	—	2,391	95

Total	33,183	34,616	—	31,484	710

Impaired loans with a specific allowance
One-to-four family mortgages	$1,871	1,871	597	2,501	9
Home equity line of credit	—	—	—	279	—
Junior liens	—	—	—	113	—
Multi-family	—	—	—	—	—
Construction	—	—	—	1,385	—
Land	3,848	3,848	771	2,741	29
Non-residential real estate	3,358	4,222	465	2,243	111
Farmland	—	—	—	1,601	—
Consumer loans	384	384	96	401	—
Commercial loans	—	—	—	346	—

Total	9,461	10,325	1,929	11,610	149

Total impaired loans	$42,644	44,941	1,929	43,094	859

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans as of December 31, 2014, and December 31, 2013, by portfolio segment and based on the impairment method as of December 31, 2014, and December 31, 2013.

	Commercial	Land Development / Construction	Commercial Real Estate	Residential Real Estate	Consumer	Total
December 31, 2014:
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$663	$738	$51	$62	$1,514
Collectively evaluated for impairment	504	606	1,891	1,342	432	4,775

Total ending allowance balance	$504	$1,269	$2,629	$1,393	$494	$6,289

Loans:
Loans individually evaluated for impairment	$2,583	$10,964	$18,508	$5,013	$299	$37,367
Loans collectively evaluated for impairment	71,571	39,931	200,953	181,878	14,139	508,472

Total ending loans balance	$74,154	$50,895	$219,461	$186,891	$14,438	$545,839

	Commercial	Land Development / Construction	Commercial Real Estate	Residential Real Estate	Consumer	Total
December 31, 2013:
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$771	$465	$597	$96	$1,929
Collectively evaluated for impairment	748	622	3,230	1,708	445	6,753

Total ending allowance balance	$748	$1,393	$3,695	$2,305	$541	$8,682

Loans:
Loans individually evaluated for impairment	$2,013	$14,905	$19,479	$5,807	$440	$42,644
Loans collectively evaluated for impairment	62,028	30,394	219,817	186,796	10,727	509,762

Total ending loans balance	$64,041	$45,299	$239,296	$192,603	$11,167	$552,406

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The average recorded investment in impaired loans for the years ended December 31, 2014, 2013 and 2012 was $38.5 million, $43.1 million and $79.3 million, respectively. Interest income recognized on impaired loans for the years ended December 31, 2014 and December 31, 2013 and December 31, 2012, was $2.0 million, $859,000 and $2.8 million, respectively. The following table provides a detail of the Company’s activity in the allowance for loan loss account allocated by loan type for the year ended December 31, 2014:

Year ended December 31, 2014	Balance 12/31/2013	Charge off 2014	Recovery 2014	General Provision 2014	Specific Provision 2014	Ending Balance 12/31/2014
One-to-four family mortgages	2,048	(233)	24	(304)	(337)	1,198
Home equity line of credit	218	(83)	3	(37)	80	181
Junior liens	39	—	9	(25)	(9)	14
Multi-family	466	—	—	(381)	—	85
Construction	88	(139)	9	58	130	146
Land	1,305	—	—	(74)	(108)	1,123
Non-residential real estate	2,719	(66)	864	(1,368)	(66)	2,083
Farmland	510	—	—	542	(591)	461
Consumer loans	541	(415)	109	(13)	272	494
Commercial loans	748	(296)	94	(244)	202	504

	8,682	(1,232)	1,112	(1,846)	(427)	6,289

The following table provides a detail of the Company’s activity in the allowance for loan loss account allocated by loan type for the year ended December 30, 2013:

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Non-accrual loans totaled $3.2 million and $10.1 million at December 31, 2014, and December 31, 2013, respectively. All non-accrual loans noted below are classified as either substandard or doubtful. Interest income foregone on such loans totaled $76,000 at December 31, 2014, $432,000 at December 31, 2013, and $271,000 at December 31, 2012, respectively. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis. There were no loans past due more than three months and still accruing interest as of December 31, 2014, and December 31, 2013. For the years ended December 31, 2014, and December 31, 2013, the components of the Company’s balances of non-accrual loans are as follows:

	12/31/2014	12/31/2013
One-to-four family first mortgages	$1,501	945
Home equity lines of credit	—	1
Junior liens	—	2
Multi-family	95	—
Construction	—	175
Land	215	1,218
Non-residential real estate	1,159	6,546
Farmland	115	703
Consumer loans	—	13
Commercial loans	90	463

Total non-accrual loans	$3,175	10,066

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The table below presents loan balances at December 31, 2014, by loan classification allocated between past due, classified, performing and non-performing:

	Currently	30 - 89 Days	Non-accrual	Special	Impaired Loans Currently Performing
	Performing	Past Due	Loans	Mention	Substandard	Doubtful	Total
One-to-four family mortgages	$145,372	757	1,501	203	2,718	—	150,551
Home equity line of credit	33,338	143	—	—	757	—	34,238
Junior liens	2,025	—	—	40	37	—	2,102
Multi-family	20,066	—	95	2,904	2,926	—	25,991
Construction	24,241	—	—	—	—	—	24,241
Land	14,674	654	215	362	10,749	—	26,654
Non-residential real estate	131,854	—	1,159	5,492	12,091	—	150,596
Farmland	40,057	64	115	516	2,122	—	42,874
Consumer loans	14,104	14	—	21	299	—	14,438
Commercial loans	71,191	55	90	325	2,493	—	74,154

Total	$496,922	1,687	3,175	9,863	34,192	—	545,839

The table below presents loan balances at December 31, 2013, by loan classification allocated between performing and non-performing:

	Currently	30—89 Days	Non-accrual	Special	Impaired Loans Currently Performing
	Performing	Past Due	Loans	Mention	Substandard	Doubtful	Total
One-to-four family mortgages	$148,759	592	945	814	4,142	—	155,252
Home equity line of credit	33,369	93	1	—	640	—	34,103
Junior liens	3,126	—	2	43	77	—	3,248
Multi-family	29,736	—	—	—	—	—	29,736
Construction	10,443	—	175	—	—	—	10,618
Land	19,899	—	1,218	52	13,512	—	34,681
Non-residential real estate	142,701	343	6,546	515	7,587	—	157,692
Farmland	46,042	—	703	480	4,643	—	51,868
Consumer loans	10,493	234	13	—	427	—	11,167
Commercial loans	61,379	123	463	526	1,550	—	64,041

Total	$505,947	1,385	10,066	2,430	32,578	—	552,406

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(3)	Loans Receivable, Net: (Continued)

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

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Troubled Debt Restructurings, (Continued)

At December 31, 2014, the Company had no loans classified as performing TDRs as compared to no loans at December 31, 2013. A summary of the activity in loans classified as TDRs for the twelve month period ended December 31, 2014, is as follows:

	Balance at 12/31/13	New TDR	Loss or Foreclosure	Transfer to Held for Sale	Removed from (Taken to) Non-accrual	Balance at 12/31/14
(Dollars in Thousands)
One-to-four family mortgages	$—	—	—	—	—	$—
Home equity line of credit	—	—	—	—	—	—
Junior Lien	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Land	—	—	—	—	—	—
Non-residential real estate	—	10,271	—	(6,987)	—	3,284
Farmland	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—

Total performing TDR	$—	10,271	—	(6,987)	—	$3,284

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Troubled Debt Restructurings, (Continued)

A summary of the activity in loans classified as TDRs for the year ended December 31, 2013, is as follows:

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

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The Company originates loans to officers and directors and their affiliates at terms substantially identical to those available to other borrowers. Loans to officers and directors at December 31, 2014 and December 31, 2013, were approximately $4.0 million and $4.8 million, respectively. At December 31, 2014, funds committed that were undisbursed to officers and directors approximated $447,000.

The following summarizes activity of loans to officers and directors and their affiliates for the years ended December 31, 2014, and December 31, 2013:

	2014	2013

Balance at beginning of period	$4,800	8,846
New loans	669	410
Principal repayments	(1,447)	(4,456)

Balance at end of period	$4,022	4,800

(4)	Premises and Equipment:

Components of premises and equipment included in the consolidated balance sheets as of December 31, 2014 and December 31, 2013, consisted of the following:

	2014	2013
Land	$6,576	6,526
Land improvements	611	575
Buildings	20,914	20,257
Construction in process	486	582
Furniture and equipment	6,213	6,696

	34,800	34,636
Less accumulated depreciation	11,860	11,528

Premises and equipment, net	$22,940	23,108

Depreciation expense was approximately $1,336,000, $1,502,000 and $1,587,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(5)	Intangible Assets:

The amount of other intangible assets and the changes in the carrying amounts of other intangible assets for the years ended December 31, 2014, 2013 and 2012:

Core Deposits Intangible
Balance, December 31, 2011	$519
Amortization	(227)

Balance December 31, 2012	292
Amortization	(162)

Balance December 31, 2013	130
Amortization	(97)

Balance, December 31, 2014	$33

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(6)	Deposits:

At December 31, 2014, the scheduled maturities of other time deposits were as follows:

Years Ending December 31,

2015	$139,708
2016	137,147
2017	32,175
2018	15,299
2019	7,576
2020 and thereafter	10

$331,915

The amount of other time deposits with a minimum denomination of $100,000 was approximately $169.3 million and $200.2 million at December 31, 2014, and December 31, 2013, respectively. At December 31, 2014, directors, members of senior management and their affiliates had deposits in the Bank of approximately $4.4 million.

Interest expense on deposits for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 is summarized as follows:

	2014	2013	2012
Interest bearing checking accounts	$1,253	$1,243	1,180
Money market accounts	86	73	58
Savings	109	79	71
Other time deposits	4,155	5,719	9,262

	$5,603	$7,114	10,571

The Bank maintains clearing arrangements for its demand, interest bearing checking accounts and money market accounts with BBVA Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2014, average daily clearings were approximately $6.1 million.

At December 31, 2014, the Company had approximately $248,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2013, the Company had approximately $384,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2014, and December 31, 2013, the Company had deposits classified as brokered deposits totaling $37.1 million and $46.3 million, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands, Except Percentages)

(7)	Advances from Federal Home Loan Bank:

Federal Home Loan Bank advances are summarized as follows:

	December 31,
	2014		2013
		Weighted		Weighted
Types of Advances	Amount	Average Rate	Amount	Average Rate
Fixed-rate	$34,000	0.88%	$46,780	3.72%

Scheduled maturities of FHLB advances as of December 31, 2014 are as follows:

Years Ending December 31,	Fixed Rate	Average Cost
2015	$30,000	0.29%
2016	4,000	5.34%

Total	$34,000	0.88%

On December 30, 2014, the Company prepaid $35.9 million in FHLB advances, incurring a $2.5 million prepayment penalty. To fund this transaction, the Company borrowed $15.0 million from the FHLB with a maturity of one month and $15.0 million with a maturity of six months.

The Bank has an approved line of credit of $30 million at the FHLB of Cincinnati, which is secured by a blanket agreement to maintain residential first mortgage loans and non-residential real estate loans with a principal value of 125% of the outstanding advances and has a variable interest rate. At December 31, 2014, the Bank could borrow an additional $52.6 million from the FHLB of Cincinnati without pledging additional collateral. At December 31, 2014, the Bank has an additional $40.1 million in additional collateral that could be pledged to the FHLB to secure additional advance requirements. The Bank has an $8 million unsecured line of credit with BVA Compass Bank of Birmingham, Alabama. The Company’s overnight lines of credit with both the Federal Home Loan Bank of Cincinnati and Compass Bank had no balance at December 31, 2014.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

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

At December 31, 2014, the Company provided investment securities with a market value and book value of $57.9 million as collateral for repurchase agreements. The maximum repurchase balances outstanding during the twelve month periods ending December 31, 2014, and December 31, 2013, was $57.9 million and $58.1 million, respectively.

At December 31, 2014, and December 31, 2013, the respective cost and maturities of the Company’s repurchase agreements are as follows:

2014 Third Party	Balance	Average Rate	Maturity	Comments
Merrill Lynch	$6,000	4.36%	9/18/2016	Quarterly callable
Various customers	51,358	0.60%		Overnight

Total	$57,358	1.42%

2013 Third Party	Balance	Average Rate	Maturity	Comments
Deutsch Bank	$10,000	4.28%	9/05/2014	Quarterly callable
Merrill Lynch	6,000	4.36%	9/18/2016	Quarterly callable
Various customers	36,759	0.99%		Overnight

Total	$52,759	2.29%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(9)	Fair Value Measurement:

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The Company has certain liabilities carried at fair value including interest rate swap agreements. The fair value of these liabilities is based on information obtained from a third party bank and is reflected within level 2 of the valuation hierarchy.

Assets and Liabilities Measured on a Recurring Basis

The assets and liabilities measured at fair value on a recurring basis are summarized below:

December 31, 2014	Total carrying value in the consolidated	Quoted Prices In Active Markets for	Significant Other Observable	Significant Unobservable
Description	balance sheet at December 31, 2014	Identical Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets
Available for sale securities	$303,628	—	302,139	1,489
Liabilities
Interest rate swap	$390	—	390	—

December 31, 2013	Total carrying value in the consolidated	Quoted Prices In Active Markets for	Significant Other Observable	Significant Unobservable
Description	balance sheet at December 31, 2013	Identical Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets
Available for sale securities	$318,910	—	317,421	1,489
Liabilities
Interest rate swap	$750	—	750	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The assets and liabilities measured at fair value on a non-recurring basis are summarized below:

December 31, 2014	Total carrying value in the	Quoted Prices In Active	Significant Other	Significant
Description	consolidated balance sheet at 12/31/2014	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Other real estate owned	$1,927	—	—	1,927
Impaired loans, net of allowance of $1,514	$35,853	—	—	35,853

December 31, 2013	Total carrying value in the	Quoted Prices In Active	Significant Other	Significant
Description	consolidated balance sheet at 12/31/2013	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Other real estate owned	$1,674	—	—	1,674
Impaired loans, net of allowance of $1,929	$40,715	—	—	40,715

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

Change in level 3 fair value measurements:

The table below includes a roll-forward of the balance sheet items for the years ended December 31, 2014 and 2013, (including the change in fair value) for assets and liabilities classified by HopFed Bancorp, Inc. within level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Year ended December 31,
	2014		2013
	Other	Other	Other	Other
	Assets	Liabilities	Assets	Liabilities
Fair value, December 31,	$1,489	—	$1,489	—
Change in unrealized gains (losses) included in other comprehensive income for assets and liabilities still held at December 31,	—	—	—	—
Other than temporary impairment charge	—	—	—	—
Purchases, issuances and settlements, net	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	—

Fair value, December 31,	$1,489	—	$1,489	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2014:

	Carrying Amount	Estimated Fair Value	Quoted Prices In Active Markets for Identical Assets Level 1	Using Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Financial Assets:
Cash and due from banks	$34,389	34,389	$34,389	—	—
Interest-earning deposits	6,050	6,050	6,050	—	—
Securities available for sale	303,628	303,628	—	302,139	1,489
Federal Home Loan Bank stock	4,428	4,428	—	4,428	—
Loans held for sale	1,444	1,444	—	1,444	—
Loans receivable	539,264	537,493	—	—	537,493
Accrued interest receivable	4,576	4,576	—	4,576	—
Financial liabilities:
Deposits	731,308	714,750	—	714,750	—
Advances from borrowers for taxes and insurance	513	513	—	513	—
Advances from Federal Home Loan Bank	34,000	34,217	—	34,217	—
Repurchase agreements	57,358	57,688	—	57,688	—
Subordinated debentures	10,310	10,099	—	—	10,099
Off-balance-sheet liabilities:
Commitments to extend credit	—	—	—	—	—
Commercial letters of credit	—	—	—	—	—
Market value of interest rate swap	390	390	—	390	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2013:

	Carrying Amount	Estimated Fair Value	Quoted Prices In Active Markets for Identical Assets Level 1	Using Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Financial Assets:
Cash and due from banks	$37,229	37,229	37,229	—	—
Interest-earning deposits	18,619	18,619	18,619	—	—
Securities available for sale	318,910	318,910	—	317,421	1,489
Federal Home Loan Bank stock	4,428	4,428	—	4,428	—
Loans receivable	543,632	546,319	—	—	546,319
Accrued interest receivable	5,233	5,233	—	5,233	—
Financial liabilities:
Deposits	762,997	763,605	—	763,605	—
Advances from borrowers for taxes and insurance	521	521	—	521	—
Advances from Federal Home Loan Bank	46,780	51,010	—	51,010	—
Repurchase agreements	52,759	53,712	—	53,712	—
Subordinated debentures	10,310	10,099	—	—	10,099
Off-balance-sheet liabilities:
Commitments to extend credit	—	—	—	—	—
Commercial letters of credit	—	—	—	—	—
Market value of interest rate swap	750	750	—	750	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

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

The following table presents foreclosed assets that were re-measured and reported at fair value:

	Years Ended December 31,
	2014	2013	2012
Beginning balance	$1,674	1,548	2,267
Foreclosed assets measured at initial recognition:
Carrying value of foreclosed assets prior to acquisition	1,816	1,535	2,634
Proceeds from sale of foreclosed assets	(1,118)	(908)	(2,738)
Charge-offs recognized in the allowance for loan loss	(237)	(361)	(349)
Gains (losses) on REO included in non-interest expense	(208)	(140)	(266)

Fair value	$1,927	1,674	1,548

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(10)	Subordinated Debentures:

On September 25, 2003, the Company formed HopFed Capital Trust I (the Trust). The Trust is a statutory trust formed under the laws of the state of Delaware. In September 2003, the Trust issued variable rate capital securities with an aggregate liquidation amount of $10,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued floating rate junior subordinated debentures aggregating $10,310,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the capital securities pay interest and dividends, respectively, on a quarterly basis. The variable interest rate is the three-month LIBOR plus 3.10% adjusted quarterly, The most recent adjustment was effective January 8, 2015, which adjusted the total coupon rate to 3.35%. These junior subordinated debentures mature in 2033, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities became redeemable contemporaneously, in whole or in part, beginning October 8, 2008 at a redemption price of $1,000 per capital security.

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

At December 31, 2014, all cash and cash equivalents are deposited with Compass BBVA Bank, the Federal Reserve Bank or the Federal Home Loan Bank of Cincinnati (FHLB). Deposits at Compass BBVA Bank are insured to $250,000. All deposits at the FHLB are liabilities of the individual bank and were not federally insured. The FHLB is a government sponsored enterprise (GSE) and has the second highest rating available by all rating agencies. At December 31, 2014, total FHLB deposits were approximately $1.0 million and total deposits at the Federal Reserve were $5.8 million, none of which is insured by the FDIC.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(12)	Employee Benefit Plans:

Stock Option Plan

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

On May 31, 2000, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 2000 Stock Option Plan (the “2000 Option Plan”). Under the 2000 Option Plan, the option committee has discretionary authority to grant stock options to such employees as the committee shall designate. The 2000 Option Plan reserves 40,000 shares of common stock for issuance upon the exercise of options. The Company will receive the exercise price for shares of common stock issued to 2000 Option Plan participants upon the exercise of their option. The Board of Directors has granted options to purchase 40,000 shares of common stock under the 2000 Option Plan at an exercise price of $10.00 per share, which was the fair market value on the date of the grant. At December 31, 2014, all options having been granted under the 2000 Option Plan have been exercised and expired.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(12)	Employee Benefit Plans: (Continued)

Stock Option Plan, (Continued)

	Number of Shares	Weighted Average Exercise Price
Options outstanding, December 2011	31,212	15.06
Granted	—	—
Exercised	—	—
Forfeited	(10,404)	11.85

Options outstanding, December 2012	20,808	16.67
Granted	—	—
Exercised	—	—
Forfeited	—	—

Options outstanding, December 2013	20,808	16.67
Granted	—	—
Exercised	—	—
Forfeited	(20,808)	16.67

Options outstanding, December 2014	—	—

At December 31, 2014, there are no stock options outstanding.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(12)	Employee Benefit Plans: (Continued)

HopFed Bancorp Long Term Incentive Plans

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

On March 20, 2013, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 2013 Long Term Incentive Plan (the Plan), which was subsequently approved at the 2013 Annual Meeting of Stockholders. Under the Plan, the Compensation Committee has discretionary authority to grant up to 300,000 shares in the form of restricted stock grants and options to such employees, directors and advisory directors as the committee shall designate. The grants vest in equal installments over a three or four year period. Grants may vest immediately upon specific events, including a change of control of the Company, death or disability of award recipient, and termination of employment of the recipient by the Company without cause. The 2004 Plan has now expired and no other shares may be issued under the 2004 Plan.

Awards are recognized as an expense to the Company in accordance with the vesting schedule. Awards in which the vesting is accelerated must be recognized as an expense immediately. Awards are valued at the closing stock price on the day the award is granted. For the year ended December 31, 2014, the Compensation Committee granted 22,378 shares of restricted stock with a market value of $260,000. For the year ended December 31, 2013, the Compensation Committee granted 21,559 shares of restricted stock with a market value of $232,000. For the year ended December 31, 2012, the Compensation Committee granted 10,392 shares of restricted stock with a market value of $73,800. The Company recognized $164,000, $115,000, and $99,000 in compensation expense in 2014, 2013 and 2012, respectively.

The remaining compensation expense to be recognized at December 31, 2014 is as follows:

Year Ending December 31,	Approximate Future Compensation Expense
2015	$186
2016	133
2017	46
2018	3

Total	$368

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(12)	Employee Benefit Plans: (Continued)

HopFed Bancorp Long Term Incentive Plans

The Compensation Committee may make additional awards of restricted stock, thereby increasing the future expense related to this plan. The early vesting of restricted stock awards due to factors outlined in the award agreement may accelerate future compensation expenses related to the plan. However, the total amount of future compensation expense would not change as a result of an accelerated vesting of shares. At December 31, 2014, the Company has 256,290 restricted shares available from the HopFed Bancorp, Inc. 2013 Long Term Incentive Plan that may be awarded.

401(K) Plan

The Company has a 401(k) retirement program that is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings, and in addition, management will match employee contributions up to 4%. In addition, the Company has chosen to provide all eligible employees an additional 4% of compensation without regards to the amount of the employee contribution. Expense related to Company contributions amounted to $769,000, $737,000, and $627,000 in 2014, 2013 and 2012, respectively. The reduction in expense related to the 401K program in 2014, 2013 and 2012 was the offset of approximately $43,000, $22,000 and $59,000, respectively, in Company contributions forfeited by employees who are no longer employed by the Company and have not met the full vesting requirements of the plan. See footnote 24 on subsequent events.

Deferred Compensation Plan

During the third quarter of 2002, the Company purchased assets and assumed the liabilities relating to a nonqualified deferred compensation plan for certain employees of the Fulton division. The Company owns single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the benefits accrued for each participant will be distributed to the participant in equal installments for 15 years. The plan is now fully funded and no additional expenses will be recognized. The Deferred Compensation Plan also provides the participant with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant. The original face value of all deferred compensation contracts was approximately $668,000. At December 31, 2014, the accrued value of all deferred compensation contacts is approximately $292,000. The Company is currently making cash remittances of approximately $12,000 per year on deferred compensation contracts.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(13)	Income Taxes:

The provision for income tax expense (benefit) for the years ended December 31, 2014, December 31, 2013, and December 31, 2012, consisted of the following:

	2014	2013	2012
Current
Federal	$—	(32)	210
State	30	110	120

	30	78	330

Deferred
Federal	(231)	566	487
State	—	—	—

	(231)	566	487

	($201)	644	817

Total income tax expense for the years ended December 31, 2014, 2013, and 2012 differed from the amounts computed by applying the federal income tax rate of 34 percent to income before income taxes as follows:

	2014	2013	2012
Expected federal income tax expense at statutory tax rate	$748	1,498	1,661
Effect of nontaxable interest income	(724)	(590)	(575)
Effect of nontaxable bank owned life insurance income	(104)	(120)	(136)
Effect of QSCAB credit	(220)	(220)	(220)
State taxes on income, net of federal benefit	84	73	79
Other tax credits	(80)	(80)	(64)
Non deductible expenses	95	83	72

Total income tax expense	($201)	644	817

Effective rate	(10.1%)	14.6%	16.7%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(13)	Income Taxes: (Continued)

The components of deferred taxes as of December 31, 2014, and December 31, 2013, are summarized as follows:

	2014	2013
Deferred tax assets:
Allowance for loan loss	$2,116	2,952
Accrued expenses	1,482	310
Intangible amortization	981	1,184
Other	287	275
Unrealized loss on items in comprehensive income	—	736
Other real estate owned	95	63

	4,961	5,520

Deferred tax liabilities:
FHLB stock dividends	(787)	(787)
Unrealized gain on items in comprehensive income	(1,832)	—
Depreciation and amortization	(81)	(123)

	(2,700)	(910)

Net deferred tax asset (liability)	$2,261	4,610

The Small Business Protection Act of 1996, among other things, repealed the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. Commercial banks with assets greater than $500 million can no longer use the reserve method and may only deduct loan losses as they actually arise (i.e., the specific charge-off method).

The portion of a thrift’s tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no recapture was required due to the Bank’s charter conversion from a thrift to a commercial bank or if the bank was acquired by another bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2014, and December 31, 2013, includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table amounts in Thousands)

(13)	Income Taxes: (Continued)

No valuation allowance for deferred tax assets was recorded at December 31, 2014, and December 31, 2013, as management believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years and expected future taxable income. There were no unrecognized tax benefits during any of the reported periods. The Corporation files income tax returns in the U.S. federal jurisdiction. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2010.

(14)	Real Estate and Other Assets Owned:

The Company’s real estate and other assets owned balances at December 31, 2014, and December 31, 2013, represent properties and personal collateral acquired by the Bank through customer loan defaults. The property is recorded at the lower of cost or fair value less estimated cost of to sell at the date acquired with any loss recognized as a charge off through the allowance for loan loss account. Additional real estate and other asset losses may be determined on individual properties at specific intervals or at the time of disposal. Additional losses are recognized as a non-interest expense. As of December 31, 2014, and December 31, 2013, the composition of the Company’s balance in both real estate and other assets owned are as follows:

	December 31,
	2014	2013
One-to-four family mortgages	$159	350
Land	1,768	1,124
Non-residential real estate	—	200

Total other assets owned	$1,927	1,674

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(15)	Commitments and Contingencies:

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

The Bank had open loan commitments at December 31, 2014 and 2013 of approximately $45.2 million and $31.1 million, respectively. At December 31, 2014 and 2013, the Bank had no fixed rate loan commitments. Unused lines of credit were approximately $80.1 million and $74.7 million at December 31, 2014 and 2013, respectively. Also at December 31, 2014 and December 31, 2013, the Bank has unused consumer lines of credit tied to customer deposit accounts of $35.5 million and $20.7 million, respectively.

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

The Company and the Bank have entered into commitments to rent facilities, purchase services and lease operating equipment that are non-cancelable. At December 31, 2014, future minimal purchase, lease and rental commitments were as follows:

Years Ending December 31
2015	$5,599
2016	2,268
2017	2,214
2018	187
2019	21

Total	$10,289

The Company incurred rental expenses of approximately $66,000, $54,000 and $61,000 for the years ended December 31, 2014, 2013, and 2012, respectively.

In the normal course of business, the Bank and Corporation have entered into operating contracts necessary to conduct the Company’s daily business. The most significant operating contract is for the Bank’s data processing services. The monthly cost associated with this contract is variable based on the number of accounts and usage but has an expected annual cost of approximately $1.2 million. The Bank has several ATM branding agreements with local businesses. These agreements allow the Bank to maintain a cash machine and signage in various locations for an annual cost of approximately $130,000.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(15)	Commitments and Contingencies: (Continued)

The Company is partially self-insured for medical benefits provided to employees. Heritage Bank is named as the plan administrator for this plan and has retained Anthem Blue Cross Blue Shield (“Anthem”) to process claims and handle other duties of the plan. Anthem does not assume any liabilities as a third party administrator. The Bank purchased two stop-loss insurance policies to limit total medical claims from Anthem. The first specific stop-loss policy limits the Company’s cost in any one year to $90,000 per covered individual. The Company has purchased a second stop-loss policy that limits the aggregate claims for the Company in a given year at $1,783,289 based upon the Company’s current enrollment. The Company has established a liability for outstanding claims as well as incurred but unreported claims. While management uses what it believes are pertinent factors in estimating the plan liability, the actual liability is subject to change based upon unexpected claims experience and fluctuations in enrollment during the plan year. At December 31, 2014, and December 31, 2013, the Company recognized a liability for self-insured medical expenses of approximately $170,000 and $393,000, respectively.

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

	December 31,
	2014	2013
Commitments to extend credit	$45,177	31,103
Standby letters of credit	462	322
Unused commercial lines of credit	49,026	44,962
Unused home equity lines of credit	29,843	29,733

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

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands, Except Percentages)

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

In October of 2008, the Company entered into an interest rate swap agreement for a term of seven years and an amount of $10 million. The Bank will pay a fixed rate of 7.27% for seven years and receive an amount equal to the three-month London Interbank Lending Rate (Libor) plus 3.10%. The interest rate swap is classified as a cash flow hedge by the Bank and will be tested quarterly for effectiveness. At December 31, 2014, the cost of the Bank to terminate the cash flow hedge is approximately $390,000. The Bank, in the normal course of business, originates fixed rate mortgages that are sold to Freddie Mac. Upon tentative underwriting approval by Freddie Mac, the Bank issues a best effort commitment to originate a fixed rate first mortgage under specific terms and conditions that the Bank intends to sell to Freddie Mac. The Bank no longer assumes a firm commitment to originate fixed rate loans, thus eliminating the risk of having to deliver loans they did not close or pay commitment fees to make Freddie Mac whole.

The Company is subject to various claims and legal actions that have arisen in the course of conducting business. Management does not expect the ultimate disposition of these matters to have a material adverse impact on the Company’s financial statements.

(16)	Regulatory Matters:

Prior to June 5, 2013, the Corporation was a federally chartered thrift holding company regulated by the Federal Reserve Bank and the bank subsidiary was regulated by the Office of the Comptroller of the Currency. On June 5, 2013, the Bank converted its charter to a Kentucky non-member state chartered commercial bank. The Corporation is now a commercial bank holding company and, as such, is subject to regulation, examination and supervision by the Federal Reserve Bank. The Corporation’s wholly owned bank subsidiary is a state chartered commercial bank supervised by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands, Except Percentages)

(16)	Regulatory Matters: (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). Management believes, as of December 31, 2014, and 2013, that the Bank meets all capital adequacy requirements to which it is subject.

The Company’s consolidated capital ratios and the Bank’s actual capital amounts and ratios as of December 31, 2014, and December 31, 2013, are presented below:

	Consolidated Actual		Bank Actual		Required for Capital Adequacy Purposes		Required to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014
Tier 1 Leverage capital to adjusted total assets	$104,813	11.1%	$102,240	11.0%	$37,252	4.0%	$46,567	5.00%
Total capital to risk weighted assets	$111,102	18.0%	$108,529	17.6%	$46,576	8.0%	$58,220	10.0%
Tier 1 capital to risk weighted assets	$104,813	19.1%	$102,240	18.6%	N/A	N/A	$55,878	6.00%
As of December 31, 2013
Tier 1 Leverage capital to adjusted total assets	$107,016	11.2%	$101,720	10.8%	$37,819	4.00%	$47,274	5.00%
Total capital to risk weighted assets	$114,706	18.6%	$109,410	17.8%	$49,138	8.00%	$61,423	10.00%
Tier 1 capital to risk weighted assets	$107,016	17.4%	$101,720	16.6%	N/A	N/A	$36,854	6.00%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(17)	Stockholders’ Equity:

The Company’s sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. The Bank’s primary regulator, the KDFI, has regulations that impose certain restrictions on payment of dividends to the Corporation. Current regulations of the KDFI allow the Bank (based upon its current capital level and supervisory status assigned by the KDFI) to pay a dividend as long as the Bank subsidiary maintains an appropriate Tier 1 Capital ratio. Furthermore, for the Bank to pay a dividend to the Corporation without regulatory approval, the dividend is limited to the total amount of the Bank’s current year net income plus the Bank’s net income of the prior two years less any previous dividends paid by the Bank to the Corporation during that time. At December 31, 2014, the Bank was unable to pay additional dividends to the without regulatory approval. Given the prospects for the approval of Basel III, the Company anticipates that in practice it will need to maintain a minimum Tier 1 Capital ratio of 8.50% at its bank subsidiary to continue to pay dividends to common shareholders and will structure its business plan to maintain a Tier 1 Capital ratio at the Bank level at or above 9.00%.

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

On August 29, 2013, the Company’s Board of Directors approved the commencement of a new stock repurchase program of up to 375,000 shares of the Company’s, or approximately 5% of total shares outstanding. On October 28, 2014, the Company announced it may purchase an additional 300,000 shares of common stock. The Company will conduct repurchases through open market transactions or in privately negotiated transactions that may be made from time to time depending on market conditions and other factors. At December 31, 2014, the Company holds a total of 778,383 shares of treasury stock at an average price of $12.11 per share.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(17)	Stockholders’ Equity: (Continued)

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

The common stock warrants were assigned a value of $2.28 per warrant, or $555,900. As a result, the value of the warrants was recorded as a discount on the preferred stock and was accreted as a reduction in net income available for common shareholders. In 2012, the Company accelerated the last year of our warrant accretion, recognizing $222,360 of accretion, due to the repurchase of all preferred stock from the Treasury and our stated plans to attempt to repurchase the warrant. For the purposes of these calculations, the fair value of the common stock warrants was estimated using the following assumptions:

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

In July 2013, the Federal Reserve Board and the FDIC approved final rules that substantially amend the regulatory risk-based capital rules applicable to Heritage Bank USA, Inc. and HopFed Bancorp, Inc. The final rules implement the regulatory capital reforms of the Basel Committee on Banking Supervision reflected in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (Basel III) and changes required by the Dodd-Frank Act.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(17)	Stockholders’ Equity: (Continued)

Under these rules, the leverage and risk-based capital ratios of bank holding companies may not be lower than the leverage and risk-based capital ratios for insured depository institutions. The final rules implementing the Basel III regulatory capital reforms will become effective as to the Bank and Corporation on January 1, 2015, and include new minimum risk-based capital and leverage ratios. Moreover, these rules refine the definition of what constitutes “capital” for purposes of calculating those ratios, including the definitions of Tier 1 capital and Tier 2 capital.

The new minimum capital level requirements applicable to bank holding companies and banks subject to the rules are:

•	a new common equity Tier 1 capital ratio of 4.5%;

•	a Tier 1 risk-based capital ratio of 6% (increased from 4%)

•	a total risk-based capital ratio of 8% (unchanged from current rules)

•	a Tier 1 leverage ratio of 4% for all institutions.

The rules also establish a “capital conservation buffer” of 2.5% (to be phased in over three years) above the new regulatory minimum risk-based capital ratios, and result in the following minimum ratios once the capital conservation buffer is fully phased in:

•	a common equity Tier 1 risk-based capital ratio of 7.0%

•	a Tier 1 risk-based capital ratio of 8.5%

•	a total risk-based capital ratio of 10.5%.

At December 31, 2014, the Bank and Corporation met all fully phased capital requires of Basel III, including the capital conservation buffer of 2.5%.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(18)	Earnings Per Share:

Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year. Common stock warrants outstanding are not included in the dilutive earnings per share computations because they would be anti-dilutive.

The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

	Years Ended December 31,
	2014	2013	2012
Basic earnings per share:
Weighted average common shares	7,306,078	7,483,606	7,486,445
Adjustment for stock dividend	—	—	—

Weighted average common shares	7,306,078	7,483,606	7,486,445
Dilutive effect of stock options	—	—	—
Adjustment for stock dividend	—	—	—

Weighted average common and incremental shares	7,306,078	7,483,606	7,486,445

(19)	Variable Interest Entities:

Under ASC 810, the Company is deemed to be the primary beneficiary and required to consolidate a variable interest entity (VIE) if it has a variable interest in the VIE that provides it with a controlling financial interest. For such purposes, the determination of whether a controlling financial interest exists is based on whether a single party has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. ASC 810 requires continual reconsideration of conclusions reached regarding which interest holder is a VIE’s primary beneficiary and disclosures surrounding those VIE’s which have not been consolidated. The consolidation methodology provided in this footnote as of December 31, 2014 and 2013 has been prepared in accordance with ASC 810. At December 31, 2014, the Company did not have any consolidated variable interest entities to disclose but did have a commitment to a low income housing partnership and issued trust preferred securities.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements:

The following condensed balance sheets as of December 31, 2014, and December 31, 2013, and condensed statements of income and cash flows for the years ended December 31, 2014, 2013 and 2012 of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

Condensed Balance Sheets:
	2014	2013
Assets:
Cash and due from banks	$2,932	5,199
Investment in subsidiary	106,088	100,914
Prepaid expenses and other assets	534	1,078

Total assets	$109,554	$107,191

Liabilities and equity
Liabilities
Unrealized loss on derivative	$390	750
Dividends payable - common	301	325
Interest payable	87	87
Other liabilities	64	2
Subordinated debentures	10,310	10,310

Total liabilities	11,152	11,474

Equity:
Preferred stock	—	—
Common stock	79	79
Additional paid-in capital	58,466	58,302
Retained earnings	45,729	44,694
Treasury stock- common stock	(9,429)	(5,929)
Accumulated other comprehensive income	3,557	(1,429)

Total equity	98,402	95,717

Total liabilities and equity	$109,554	107,191

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Income:

	2014	2013	2012
Interest and dividend income:
Dividend income from subsidiary Bank	$2,600	5,500	6,000
Income on agency securities	—	—	56

Total interest and dividend income	2,600	5,500	6,056

Interest expense	737	733	745
Non-interest expenses	546	684	584

Total expenses	1,283	1,417	1,329

Income (loss) before income taxes and equity in undistributed earnings of subsidiary	1,317	4,083	4,727
Income tax benefits	(459)	(496)	(367)

Income (loss) before equity in undistributed earnings of subsidiary	1,776	4,579	5,094
Equity in (distribution in excess of) earnings of subsidiary	423	(817)	(1,025)

Net income	2,199	3,762	4,069
Preferred stock dividend and warrant accretion	—	—	(1,229)

Income available to common shareholders	$2,199	3,762	2,840

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Cash Flows:

	2014	2013	2012
Cash flows from operating activities:
Net income	$2,199	3,762	4,069
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Equity in undistributed earnings of subsidiary	(423)	817	1,025
Amortization of restricted stock	164	115	99
Increase (decrease) in:
Current income taxes payable	200	(355)	74
Accrued expenses	280	(142)	(1)

Net cash (used in) provided by operating activities:	2,420	4,197	5,266

Cash flows for investing activities:
Net cash flow used in investing activities	—	—	—
Cash flows from financing activities:
Purchase of preferred stock - treasury	—	—	(18,400)
Purchase of common stock - treasury	(3,500)	(853)	—
Purchase of common stock warrant	—	(257)	—
Dividends paid on preferred stock	—	—	(1,007)
Dividends paid on common stock	(1,187)	(751)	(598)

Net cash (used in) provided by financing activities	(4,687)	(1,861)	(20,005)

Net increase (decrease) in cash	(2,267)	2,336	(14,739)
Cash and due from banks at beginning of year	5,199	2,863	17,602

Cash and due from banks at end of year	$2,932	5,199	2,863

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands)

(21)	Investments in Affiliated Companies (Unaudited):

Investments in affiliated companies accounted for under the equity method consist of 100% of the common stock of HopFed Capital Trust I (the Trust), a wholly owned statutory business trust. The Trust was formed on September 25, 2003. Summary financial information for the HopFed Capital Trust 1 is as follows:

Summary Balance Sheets

	December. 31, 2014	December. 31, 2013
Asset – investment in subordinated debentures issued by HopFed Bancorp, Inc.	$10,310	10,310

Liabilities	$—	—
Stockholders’ equity:
Trust preferred securities	10,000	10,000
Common stock (100% owned by HopFed Bancorp, Inc.)	310	310

Total stockholder’s equity	10,310	10,310

Total liabilities and stockholder’s equity	$10,310	10,310

Summary Statements of Income

	Years Ended December. 31,
	2014	2013
Income – interest income from subordinated debentures issued by HopFed Bancorp, Inc.	$348	353

Net income	$348	353

Summary Statements of Stockholder’s Equity

	Trust Preferred Securities	Common Stock	Retained Earnings	Total Stockholder’s Equity
Beginning balances, January 1, 2014	$10,000	310	—	10,310
Retained earnings:
Net income	—	—	348	348
Dividends:
Trust preferred securities	—	—	(337)	(337)
Common dividends paid to HopFed Bancorp, Inc.	—	—	(11)	(11)

Total retained earnings	—	—	—	—

Ending balances, December 31, 2014	$10,000	310	—	10,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(Table Amounts in Thousands, Except Share Amounts)

(22)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2014:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2014:
Interest and dividend income	$8,658	8,734	8,994	8,294
Interest expense	2,338	2,354	2,186	2,001

Net interest income	6,320	6,380	6,808	6,293
Provision for loan losses	380	(261)	(892)	(1,500)

Net interest income after provision for loan losses	5,940	6,641	7,700	7,793
Noninterest income	1,598	1,945	2,393	1,904
Noninterest expense	7,324	7,447	7,563	11,582

Income (loss) before income taxes	214	1,139	2,530	(1,885)
Income tax expense (benefit)	(140)	214	577	(852)

Net income (loss)	$354	925	1,953	(1,033)

Basic earnings (loss) per share	$0.05	0.13	0.27	(0.14)

Diluted earnings (loss) per share	$0.05	0.13	0.27	(0.14)

Weighted average shares outstanding:
Basic	7,416,716	7,376,726	7,265,597	7,165,957

Diluted	7,416,716	7,376,726	7,265,597	7,165,957

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(22)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2013:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2013:
Interest and dividend income	$9,305	8,994	8,795	8,763
Interest expense	2,914	2,794	2,496	2,377

Net interest income	6,391	6,200	6,299	6,386
Provision for loan losses	376	406	426	396

Net interest income after provision for loan losses	6,015	5,794	5,873	5,990
Noninterest income	2,483	2,828	1,769	2,292
Noninterest expense	7,274	7,124	6,984	7,256

Income before income taxes	1,224	1,498	658	1,026
Income tax expense (benefit)	240	332	122	(50)

Net income	$984	1,166	536	1,076

Basic earnings per share	$0.13	0.16	0.07	0.14

Diluted earnings per share	$0.13	0.16	0.07	0.14

Weighted average shares outstanding:
Basic	7,488,445	7,488,906	7,483,582	7,430,970

Diluted	7,488,445	7,488,906	7,483,582	7,430,970

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2014, 2013 and 2012

(23)	Comprehensive Income:

FASB ASC 220, Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income (loss) included in stockholders’ equity along with the related tax effect for the years ended December 31, 2014, 2013 and 2012.

	Pre-Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
December 31, 2014:
Unrealized holding gains (losses) on:
Available for sale securities	$7,773	(2,643)	5,130
Derivatives	359	(122)	237
Reclassification adjustments for gains on:
Available for sale securities	(578)	197	(381)

	$7,554	(2,568)	4,986

December 31, 2013:
Unrealized holding gains on:
Available for sale securities	($16,012)	5,444	(10,568)
Derivatives	376	(128)	248
Reclassification adjustments for gains on:
Available for sale securities	(1,661)	565	(1,096)
Other than temporary impairment	400	(136)	264

	($16,897)	5,745	(11,152)

December 31, 2012:
Unrealized holding gains on:
Available for sale securities	$5,071	(1,723)	3,348
Derivatives	171	(58)	113
Reclassification adjustments for gains on:
Available for sale securities	(1,671)	567	(1,104)

	$3,571	(1,214)	2,357

(24)	Subsequent Events:

On January 20, 2015, the Kentucky Department of Financial Institutions approved a special request of the Bank’s Board of Directors to pay a $16.0 million dividend to the Company. The approval for the Bank to pay the dividend is valid for twelve months. The Bank and Corporation expect to be well capitalized and meet all capital requirements under Basel III after the payment of this dividend.

On February 2, 2015, the Bank paid an $8.3 million dividend to the Corporation. The dividend proceeds were used to make two purchases of treasury stock, one for 80,000 shares and one for 534,943 shares.

On February 27, 2015, the Company implemented the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (the “ESOP”) which covers substantially all employees who are at least 21 years old with at least one year of employment with the Corporation and Heritage Bank USA, Inc. (the “Bank”), the Company’s commercial bank subsidiary. Employer contributions to the ESOP are expected to replace matching and profit sharing contributions to the Heritage Bank 401(k) Plan sponsored by the Bank. The ESOP has three individuals who have been selected by the Company to serve as trustees. A directed corporate trustee has also been appointed. The ESOP will be administered by a committee (the “Committee”) composed of three or more individuals selected by the Company or its designee. Until the Committee is appointed, the trustees will carry out the duties and responsibilities of the Committee.

The 2015 ESOP has filed a Notice of Change of Control with the Federal Reserve Bank of St. Louis. The notice is required for the 2015 ESOP to exceed 9.9% ownership of the Company’s stock. If approved, the 2015 ESOP may elect to acquire up to 1.0 million shares of the Company’s treasury stock. Beginning in 2015, the Company will utilize the 2015 ESOP as the primary retirement benefit for its employees. The Company will continue to offer a 401-K plan for its employees but will no longer contribute for the benefit of its employees.

On March 2, 2015, the ESOP entered into a loan agreement with the Corporation to borrow up to $13,500,000 to purchase up to 1,000,000 shares common stock (“ESOP Loan”). On the same date, the ESOP purchased an initial block of 600,000 shares from the Corporation at a cost of $7,884,000 using the proceeds of the ESOP Loan. In accordance with the ESOP Loan documents, the common stock purchased by the ESOP serves as collateral for the ESOP Loan. The ESOP Loan will be repaid principally from discretionary contributions by the Bank to the ESOP over a period ending no later than December 31, 2040. The ESOP Loan documents provide that the ESOP Loan may be repaid over a shorter period, without penalty for prepayments. The interest rate on the ESOP Loan is 3.0%. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the ESOP Loan is repaid. The ESOP shares are dividend paying. Dividends on the shares will be used to repay the ESOP Loan.

On January 1, 2015, FFKY was sold and merged into Community Bank Shares of Indiana, Inc. (“CBIN”) with CBIN being the surviving Company. On January 20, 2015, the Company was informed in writing by Wilmington Trust, trustee for the debentures, that CBIN terminated the interest extension period of the debenture by making a deposit equal to all amounts due, including compounded interest, with Wilmington Trust. The Company expects to receive approximately $871,000 of past due interest on March 16, 2015.