Form 10-K, Exhibit 13
period 2015-12-31
HOPFED BANCORP INC
filed 2016-03-09
CIK 1041550

Exhibit 13

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

Financial Condition and Other Data

	At December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Total amount of:
Assets	$903,154	$935,785	$973,649	$967,689	$1,040,820
Loans receivable, net	556,349	539,264	543,632	524,985	556,360
Cash and due from banks	46,926	34,389	37,229	31,563	44,389
Federal Home Loan Bank stock	4,428	4,428	4,428	4,428	4,428
Securities available for sale	237,177	303,628	318,910	356,345	383,782
Deposits	739,406	731,308	762,997	759,865	800,095
Repurchase agreements	45,770	57,358	52,759	43,508	43,080
FHLB advances	15,000	34,000	46,780	43,741	63,319
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total stockholders’ equity	87,630	98,402	95,717	104,999	118,483
Number of active:
Real estate loans Outstanding	4,089	4,527	4,730	4,212	4,383
Deposit accounts	44,174	44,183	44,792	40,770	42,140
Offices open	18	18	18	18	18

Operating Data

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Interest and dividend income	$33,122	$34,680	$35,857	$40,840	$46,240
Interest expense	6,550	8,879	10,581	14,877	18,415

Net interest income before provision for loan losses	26,572	25,801	25,276	25,963	27,825
Provision for loan losses	1,051	(2,273)	1,604	2,275	5,921

Net interest income	25,521	28,074	23,672	23,688	21,904
Non-interest income	7,602	7,840	9,372	9,639	10,193
Non-interest expense	30,445	33,916	28,638	28,441	28,693

Income before income taxes	2,678	1,998	4,406	4,886	3,404
Provision for income taxes	274	(201)	644	817	484

Net income	$2,404	$2,199	$3,762	$4,069	$2,920

Preferred stock dividend and accretion of stock warrants	—	—	—	1,229	1,031

Net income available to common stockholders	$2,404	$2,199	$3,762	$2,840	$1,889

Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	( Dollars in thousands)
Year Ended December 31, 2015:
Interest and dividend income	$9,195	$7,919	$8,012	$7,996
Net interest income after provision for losses on loans	7,347	6,037	6,104	6,033
Non-interest income	1,913	1,868	1,936	1,885
Non-interest expense	7,470	8,234	7,553	7,188
Net income (loss)	1,355	(117)	510	656
Year Ended December 31, 2014:
Interest and dividend income	$8,658	$8,734	$8,994	$8,294
Net interest income after provision for losses on loans	5,940	6,641	7,700	7,793
Non-interest income	1,598	1,945	2,393	1,904
Non-interest expense	7,324	7,447	7,563	11,582
Net income (loss)	354	925	1,953	(1,033)

Key Operating Ratios

	At or for the Year Ended December 31,
	2015	2014	2013
Performance Ratios
Return on average assets (net income available to common shareholders divided by average total assets)	0.27%	0.23%	0.39%
Return on average equity (net income available to common shareholders divided by average total equity)	2.65%	2.20%	3.59%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.20%	2.90%	2.81%
Net interest margin	3.36%	3.08%	3.01%
Ratio of average interest-earning assets to average interest-bearing liabilities	119.43%	117.88%	116.15%
Ratio of non-interest expense to average total assets	3.41%	3.57%	2.99%
Ratio of net interest income after provision for loan losses to non-interest expense	86.68%	85.81%	86.44%
Efficiency ratio (non-interest expense divided by sum of net interest income plus non-interest income)	86.85%	97.83%	80.15%
Asset Quality Ratios
Non-performing assets to total assets at end of period	1.02%	0.55%	1.82%
Non-accrual loans to total loans at end of period	1.32%	0.58%	1.21%
Allowance for loan losses to total loans at end of period	1.01%	1.15%	1.57%
Allowance for loan losses to non-performing loans at end of period	76.80%	198.08%	86.25%
Provision for loan losses to total loans receivable, net	0.19%	(0.42%)	0.30%
Net charge-offs to average loans outstanding	0.29%	0.02%	0.66%
Capital Ratios
Total equity to total assets at end of period	9.72%	10.52%	9.83%
Average total equity to average assets	10.17%	10.55%	10.94%

Regulatory Capital

	December 31, 2015
	(Dollars in thousands)
	Corporation	Bank
Tier 1 Leverage capital to adjusted average assets	$95,156	$93,328
Less: Tier 1 Leverage capital requirement	34,924	34,840

Excess	60,232	58,488

Tier 1 Risk Based capital to risk weighted assets	$95,156	$93,328
Less: Tier 1 Risk Based capital requirement	35,079	34,704

Excess	60,077	58,624

Total risk-based capital to risk weighted assets	$100,857	$99,029
Less: Risk-based capital requirement	46,772	46,272

Excess	$54,085	$52,757

Common equity tier 1 capital to risk weighted assets	$95,156	$93,328
Less: Common equity tier 1 capital requirement	26,309	26,028

Excess	$68,847	$67,300

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

This discussion relates to the financial condition and results of operations of the Company, which consist of the consolidation of Heritage Bank USA, Inc. (“the Bank”) and HopFed Bancorp, Inc. (“the Corporation”), JBMM LLC, Heritage Interim Corporation, Heritage USA Title LLC, and Fort Webb LLC. The Corporation became the holding company for the Bank in February 1998. The principal business of the Bank consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Bank’s loan portfolio consists primarily of loans secured by residential real estate located in its market area.

For the year ended December 31, 2015, the Company’s net loan portfolio increased by $17.1 million, or 3.2%, as compared to the balance at December 31, 2014. Loan portfolio growth was strong during the first half of the year and declined slightly during last quarter of the year. The majority of the growth in the loan portfolio was the result of the Company’s opening of a loan production office in Nashville, Tennessee (“LPO”). The Company’s LPO office had approximately $15.4 million in loans outstanding at December 31, 2015.

Management continues to focus on reducing our average cost of deposits. For the years ended December 31, 2015, and December 31, 2014, our average cost of total deposits was 0.69% and 0.75%, respectively. As a result of our efforts to reduce the Company’s interest expense, total time deposits declined by $17.3 million and $50.1 million in the years ended December 31, 2015, and December 31, 2014, respectively. At December 31, 2015, total time deposits now compose 42.6% of total deposits, as compared to 65.0% of total deposits at December 31, 2011. At December 31, 2015, the Company has $52.4 million in time deposits maturing in the first two months of 2016 that have a weighted average cost of 2.52%. The Company anticipates retaining a reasonable portion of these deposits at current market interest rates. However, at December 31, 2015, the Company has increased its cash balance to $54.7 million as compared to $40.4 million at December 31, 2014, to ensure we maintain acceptable levels of liquidity to meet customer needs.

The Company’s level of loans classified as substandard continues to decline. The Company’s level of classified loans peeked at $90.4 million in June 2012. In response to the high level of classified loans, management undertook aggressive action to remediate this issue. These actions included additional customer contact with problem credits, the review of interim financial statements to more closely monitor developing trends in customers’ finances and the establishment of a special assets department. The special assets department (“special assets”) assumes the responsibility for a smaller number of loan relationships that are adversely classified, have negative cash flow trends developing, are likely to face future foreclosing actions or may already be in the process of foreclosure. The purpose of special assets is to determine if a customer relationship can be saved by improved financial reporting and performance. If the Company determines that the customers’ finances are not likely to improve in the future, the special assets officer develops a strategy for the Company to exit the relationship. At December 31, 2015, the Company has $28.1 million in loans classified as substandard, representing 27.8% of the Company’s risk based capital as compared to $37.4 million in loans classified as substandard at December 31, 2014. It is the intent of the Company to continue to place a heavy emphasis on this strategy, with a goal to maintain our level of classified asset to risk based capital at less than 30%.

At December 31, 2015, approximately $10.6 million, or 47.3% of the Company’s land portfolio (non-agricultural related) is classified as substandard. At December 31, 2015, the Company has no land loans under development. At December 31, 2015, the inventory of land loans includes 84 lots available for sale with an aggregate loan balance of $2.7 million. The average lot has a loan balance of approximately $32,700. At December 31, 2015, the Company has one land loan, totaling $1.6 million, in non-accrual status. The loan has 33 unsold lots that are a mixture of commercial and residential with an average balance per lot of approximately $39,000. Also at December 31, 2015, the Company has $15.5 million land loans on property that is designated for future development in which no meaningful infrastructure has been financed. These loans represent 1,234 acres of land with an average price per acre of approximately $12,200.

At December 31, 2014, the inventory of land loans included 131 lots available for sale with an aggregate loan balance of $3.4 million. The average lot had an average loan balance of approximately $26,300. Also at December 31, 2014, the Company has $16.8 million in land loans on property that is designated for future development in which no meaningful infrastructure has been financed. These loans represent approximately 1,247 acres of land with an average price per acre of approximately $13,500. The remaining $6.5 million in land loans are considered to be used for personal and recreational purposes. At December 31, 2014, the Company had $18.5 million in land loans on property that is designated for future development in which no meaningful infrastructure has been started. These loans represented approximately 1,322 acres of land with an average price per acre of approximately $14,000. The reduction of land loans classified as substandard remains a high priority of management.

For the year ended December 31, 2015, the Company recorded net income available for common shareholders of $2.4 million, a return on average assets of 0.27% and a return on average equity of 2.65%. The Company’s small improvement in net income was the result of lower FHLB borrowing cost, which was largely offset by lower yields on interest earning assets, a lower volume of interest earning assets, the opening of the LPO and higher core operating expenses.

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

Aggregate Contractual Obligations

	Maturity by Period
December 31, 2015 (In thousands)	Less than	Greater than 1 year	Greater than 3 year	Greater than
	1 year	to 3 years	to 5 years	5 years	Total
Deposits	$626,071	97,256	16,079	—	739,406
FHLB borrowings	4,000	11,000	—	—	15,000
Repurchase agreements	45,770	—	—	—	45,770
Subordinated debentures	—	—	—	10,310	10,310
Lease commitments	212	249	18	—	479
Purchase obligations	2,140	3,495	1,380	—	7,015

Total	$678,193	112,000	17,477	10,310	817,980

Deposits represent non-interest bearing, money market, savings, interest bearing checking accounts and certificates of deposits held by the Company. Amounts that have an indeterminate maturity period are included in the less than one-year category.

FHLB borrowings represent the amounts that are due to FHLB of Cincinnati. All amounts have fixed maturity dates. On December 30, 2014, the Company pre-paid $35.9 million in advances and incurred a $2.5 million prepayment penalty in the process. At December 31, 2015, the Company has three advances at the FHLB, a $4.0 million advance due in March 2016 at a rate of 5.34%, a $5.0 million advance due in October 2017 at a rate of 0.88% and a $6.0 million advance due in July 2018 at a rate of 1.18%.

Repurchase agreements represent both long term wholesale and short term retail repurchase accounts. The Company’s one remaining wholesale repurchase agreement has a $6.0 million balance, a rate of 4.36%, and matures on September 18, 2016. Retail repurchase agreements mature daily and pay interest based on their account balances.

Subordinated debentures represent the amount borrowed in a private pool trust preferred issuance group on September 25, 2003. The debentures are priced at the three-month LIBOR plus 3.10%. At December 31, 2015, the three-month LIBOR rate was 0.61%. The debentures re-price and pay interest quarterly and have a thirty-year final maturity. The debentures may be called at the issuer’s discretion on a quarterly basis after five years. The interest rate of the debentures reset on the 8th day of January, April, August and November of each year.

Lease commitments represent the total minimum lease payments under non-cancelable operating leases.

The most significant operating contract is for the Company’s data processing services, which re-prices monthly based on the number of accounts and other operational factors. The Company’s operating contract with the current data processing provider is currently set to expire September 30, 2019.

Off Balance Sheet Arrangements

	Maturity by Period
December 31, 2015 (In thousands)	Less than	Greater than 1 year	Greater than 3 year	Greater than
	1 year	to 3 years	to 5 years	5 years	Total
Commercial lines of credit	$29,653	24,539	49	705	54,946
Commitments to extend credit	32,684	9,679	2,083	1,917	46,363
Standby letters of credit	56	12	—	—	68
Home equity lines of credit	317	2,282	4,310	23,080	29,989

Total	$62,710	36,512	6,442	25,702	131,366

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

Accounting for Derivative Instruments and Hedging Activities

In October 2008, the Bank entered into a receive fixed pay variable swap transaction in the amount of $10.0 million with Compass Bank of Birmingham in which Heritage Bank will pay Compass a fixed rate of 7.27% quarterly for seven years while Compass paid Heritage Bank a rate equal to the three month LIBOR plus 3.10%, the rate banks in London charge one another for overnight borrowings. The Bank signed an inter-company transfer with the Company that allowed the Company to convert its variable rate subordinated debenture issuance to a fixed rate. The critical terms of the interest rate swap matched the term of the corresponding variable rate subordinated debt issuance. The Company considered the interest rate swap a cash flow hedge and conducted a quarterly analysis to ensure that the hedge was effective. The derivative matured on October 8, 2015.

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

Qualitative Aspects of Market Risk. The Company’s principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between assets and liabilities maturities and interest rates. The principal element in achieving this objective is to increase the interest rate sensitivity of the Company’s interest-earning assets by retaining for its portfolio loans with interest rates subject to periodic adjustment to market conditions. The Company relies on retail deposits as its primary source of funds. However, management is utilizing brokered deposits, wholesale repurchase agreements and FHLB borrowings as sources of liquidity. As part of its interest rate risk management strategy, the Bank promotes demand accounts, overnight repurchase agreements and certificates of deposit with primarily terms of up to five years.

Asset / Liability Management

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company’s strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. At December 31, 2015, approximately $125.3 million of the $181.4 million of one-to-four family residential loans originated by the Company (comprising 69.1% of such loans) had adjustable rates or will mature within one year.

The U.S. government agency securities generally are purchased for a term of fifteen years or less. Securities may or may not have call options. A security with call options improves the yield on the security but also has little or no positive price convexity. Non-callable securities or securities with one time calls offer a lower yield but more positive price convexity and an improved predictability of cash flow. Generally, securities with the greater call options (continuous and quarterly) are purchased only during times of extremely low interest rates. The reasons for purchasing these securities generally focus on the fact that a non-callable or one time call is of little value if rates are exceptionally low.

At December 31, 2015, the Company owns one U.S. Treasury security with a market value of $2.0 million maturing on April 15, 2017. U.S. Treasury securities have the full faith and credit guarantee of the United States government. At December 31, 2015, the Company’s agency security portfolio consisted of $2.2 million of unsecured debt issued by Tennessee Valley Authority (“TVA”), $12.9 million issued by the Federal Home Loan Bank (FHLB) and $15.4 million issued by the Federal Farm Credit Bank (FFCB). All U.S. Agency debt securities have a credit rating of AA+ and continue to maintain the implicit backing of the United States of America with the exception of TVA debt, which maintains the full faith and credit of the United States of America.

At December 31, 2015, $4.2 million in agency securities were due within five years, approximately $22.3 million were due in five to ten years and approximately $4.0 million were due in more than ten years. At December 31, 2015, $9.4 million of these securities had a call provision, which authorizes the issuing agency to prepay the securities at face value on or before October 13, 2017 If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2015, the non-amortizing agency portfolio has an estimated weighted average maturity is 6.5 years and an effective duration of 5.9 years.

The Company owns significant positions in agency securities issued by the Small Business Administration. These securities are classified as SBAPs, SBICs and SBA Pools. The SBAP notes have a twenty year maturity, pay interest monthly and principal semi-annually. The SBIC notes have a ten year final maturity and pay principal and interest quarterly. SBA pools are floating rate securities tied to prime that may have final maturities of ten, twenty-five or thirty years and pay principal and interest monthly. The interest rates on SBA pools reset either on a quarterly or monthly basis, providing the Company with lower price volatility as compared to fixed rate securities. The purchase of variable rate securities with low price volatility provides the Company with a source of lower risk liquidity should loan demand improve or interest rates increase. The risk in purchasing SBA Pools is that they are typically purchased at significant premiums and therefore carry a greater than higher level of prepayment risk while providing lower yields as compared to many long term fixed rate investment products.

All SBA securities, SBAP, SBIC’s and SBA Pools are backed by the full faith and credit of the United States Government and classified by the Company’s regulators as zero risk based assets. SBIC notes are ten year notes that typically are used to finance equipment for businesses. SBIC notes behave somewhat similar to a ten year mortgage backed security, with slow prepayments in their first two or three years and then an acceleration of prepayment. SBAP notes are twenty year amortizing notes typically used to finance commercial real estate. SBAP typically experience slower prepayment speeds as compared to 20 year GNMA mortgage backed securities as SBAP notes typically have prepayment penalties that make it cost prohibitive for many borrowers to prepay during the first five years of the loan. Current SBA pools are experiencing abnormally slow prepayment speeds as the loans tied to the prime rate provide relatively inexpensive financing for businesses requiring an SBA guarantee to meet their credit needs. Typically, SBA pools will experience an increase in prepayments as they become more than three years old.

At December 31, 2015, the Company’s agency bond portfolio includes approximately $53.3 million in SBAP securities, $6.0 million in SBIC securities and $3.1 million in SBA Pools. At December 31, 2015, the weighted average life of the Company’s amortizing U.S. Agency portfolio is 4.6 years and the portfolio has an effective duration of 4.0 years.

The Company maintains a significant municipal bond portfolio. The majority of the municipal portfolio was purchased during 2008 and 2009 as municipal bond yields increased to levels not seen in the last ten years despite record low Treasury rates. The municipal bond portfolio largely consists of local school district and county courthouse bonds with guarantees from both the local counties and the State of Kentucky and general obligations bonds issued by municipalities in Kentucky. As outlined below, the Company’s exposure to municipal securities outside the Commonwealth of Kentucky is limited to $4.1 million at December 31, 2015. At December 31, 2015, the Company’s municipal portfolio consists of the following types of securities:

Market Value (Dollars in Thousands)
• Kentucky school bonds	$21.8
• Kentucky courts and facilities	7.2
• Kentucky general obligations	7.2
• Other Kentucky bonds	10.5
• Out of state bonds	4.1

Total	$50.8

At December 31, 2015, the Company has $44.6 million in tax free municipal bonds and $6.2 million in taxable municipal bonds. Tax free municipal bonds were purchased to provide long-term income stability and higher tax equivalent yields as compared to other portions of the Company’s investment portfolio. The Company’s investment policy limits municipal concentrations to 125% of the Bank’s Tier 1 Capital, currently $93.3 million. The investment policy places a concentration limit on the amounts of municipal bonds per issuer in Tennessee and Kentucky to 15% of the Bank’s Tier 1 Capital and out of market issuers to 10% of Tier 1 Capital. At December 31, 2015, the largest municipal bond concentration for one issuer was $2.9 million. The investment policy limits concentrations in the amounts a single state guarantee program can provide to a bond at 75% of Tier 1 Capital. The Company is currently within policy guidelines on all concentration limits.

At December 31, 2015, no municipal bonds were due in less than one year, $12.1 million were due within one to five years, $20.4 million were due in five to ten years, $14.1 million were due in ten to fifteen years and $4.2 million were due in fifteen years. At December 31, 2015, approximately $34.6 million of the Company’s municipal bond portfolio is callable with call dates ranging from March 2016 to December 2022. The majority of callable municipal bonds purchased by the Company were originally scheduled to have a call ten years after issuance. At December 31, 2015, approximately $2.6 million of municipal bonds had a call date of less than one year, approximately $27.2 million had a call date from one to five years and approximately $4.8 million and had a call date in more than five years but less than ten years. At December 31, 2015, the weighted average life of the tax free municipal bond portfolio is 3.9 years and its modified duration is 3.6 years. At December 31, 2015, the weighted average life of the taxable municipal bond portfolio is 4.8 years and its modified duration is 4.3 years.

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

At December 31, 2015, the Company’s mortgage backed security portfolio consisted of $8.1 million issued by the FHLMC, $28.3 million issued by the FNMA and $30.0 million issued by the Government National Mortgage Agency (GNMA). GNMA securities are guaranteed by the full faith and credit of the U.S. Government while FHLMC and FHLB mortgage backed securities maintain the implicit backing of the United States of America.

In 2015, the prepayment speeds of single family mortgage backed securities slowed considerable as most homeowners with a desire to refinance their home had already done so. At December 31, 2015, approximately $20.6 million of the Company’s mortgage back security portfolio consisted of adjustable rate mortgages. These mortgages are fixed for a period of one, three or five years and then revert to a one year adjustable rate mortgage. At December 31, 2015, the weighted average life of the fixed rate mortgage loan portfolio is approximately 4.7 years and an effective duration is approximately 4.1 years. At December 31, 2015, the weighted average life of the adjustable rate mortgage loan portfolio is approximately 6.2 years and an effective duration is approximately 5.4 years.

At December 31, 2015, the Company held approximately $19.5 million in Collateral Mortgage Obligations (CMO) issued by various agencies of the United States government, including $4.0 million by GNMA and $15.5 million by FNMA. A CMO is a mortgage-backed security that has a structured payment stream based on various factors and does not necessarily remit monthly principal and interest on a pro-rata basis. At December 31, 2015, approximately $7.5 million of the CMO portfolio consisted of pools of multi-family loans and $12.0 million consisted of pools of single family loans. At December 31, 2015, the Company’s CMO portfolio had a weighted average life of approximately 3.5 years and a modified duration of approximately 3.2 years.

At December 31, 2015, the Company held $177,000 of a private label CMO and $3.5 million in floating rate SLMA collateralized debt obligation (“CDO”) secured by federally guaranteed student loans. The CDO owned by the Company utilizes a pool of government guaranteed student loans as collateral and not mortgage loans. The CDO’s secured by SLMA collateral are floating rate securities tied to the one month LIBOR rate and re-price on a monthly basis.

In June of 2008, the Company purchased $2.0 million par value of a private placement subordinated debenture issued by First Financial Services Corporation (“FFKY”), the holding company for First Federal Savings Bank (“First Fed”). The debenture is a thirty year security with a coupon rate of 8.00%. FFKY was a NASDAQ listed commercial bank holding company located in Elizabethtown, Kentucky. In October of 2010, FFKY informed the owners of its subordinated trust, including the Company, that it would defer future dividend payments for up to five years as prescribed by the trust. FFKY and First Fed have significant asset quality issues that have resulted in negative earnings since 2009. In 2013, the Company recognized a $400,000 other than temporary impairment loss on the subordinated debenture issued by FFKY. The recognition of a loss was the result of the Company’s analysis that, despite a slowly improving financial condition, FFKY was not likely to resume dividend payments prior to the end of the five year interest rate extension period.

On January 1, 2015, FFKY was sold and merged into Community Bank Shares of Indiana, (“CBIN”). On January 12, 2015, the Company was notified by Wilmington Trust that its investment in First Federal Statutory Trust III, (“FFKY Trust”), had elected to terminate the extension period of interest payments effective January 1, 2015. All accrued interest due and payable to all owners of securities through March 15, 2015, was paid to the Trustee in January 2015 and remains current at December 31, 2015. On January 21, 2015, the Company determined that FFKY Trust is no longer impaired and has placed the investment back into accrual status. On July 1, 2015, CBIN changed its NASDAQ ticker symbol to YCB.

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

The following table presents the Company’s EVE at December 31, 2015, as calculated by the Company’s asset liability model for the year period ending December 31, 2015.

Change	Net Portfolio Value
In Rates	$ Amount	$ Change	% Change
	(Dollars in thousands)
+300 bp	$80,442	($21,716)	(21.3%)
+200 bp	89,022	(13,136)	(12.9%)
+100 bp	96,589	(5,569)	(5.5%)
0 bp	102,158	—	—
-100 bp	107,843	5,685	5.6%

Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock
Tangible Common Equity Ratio at December 31, 2015	9.7%
Pre-Shock Tier 1 Capital Ratio at December 31, 2015	10.9%
Exposure Measure: 2% Increase in Rates	8.3%

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

For the year ended December 31, 2015, the Company’s previous efforts to increase duration in our investment portfolio had a positive effect on its results of operations. At December 31, 2015, the investment portfolio’s duration has been reduced largely through the reduction in the six of the portfolio. The Company purchased a large volume of municipal bonds in 2008 and 2009 and those bonds are approaching their ten year call dates. The Company’s current models indicate that a large percentage of these bonds will be called in 2019 with a 2% increase in interest rates. The Company continues to analyze our municipal portfolio for future sale candidates given our concentration in Kentucky municipal bonds and the status of Commonwealth of Kentucky having to most underfunded public pension system in the United States.

Management continues to focus on reducing the Company’s cost of interest bearing liabilities by reducing both the cost and dependency on time deposit funding and FHLB advances. The average balance and weighted average cost of time deposits has declined in each of the last two years. The average balance of time deposits for the year ended December 31, 2015 was $320.9 million, as compared to $356.1 million and $407.0 million for the years ended December 31, 2014, and December 31, 2013, respectively. The average balance of FHLB borrowings for the years December 31, 2015, 2014, and 2012 were $17.3 million, $42.4 million and $44.9 million, respectively.

The average cost of time deposits for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, was 1.16%, 1.17% and 1.41%, respectively. In January and February of 2016, the Company has approximately $52.4 million in time deposits maturing with a weighted average cost of 2.52%. See Note 6 of the Consolidated Financial Statements for more details.

The average cost of FHLB borrowings for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, was 1.67%, 3.92% and 3.96%, respectively. The Company has a $4.0 million FHLB borrowing maturing in March 2016 with a current cost of 5.36%. See Note 7 of the Consolidated Financial Statements for more details.

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

The Company’s analysis at December 31, 2015, indicates that changes in interest rates are likely to result in modest changes in the Company’s annual net interest income. A summary of the Company’s analysis at December 31, 2015, for the year ending December 31, 2016, is as follows:

	Down 1.00%	No Change	Up 1.00%	Up 2.00%	Up 3.00%
	(Dollars in Thousands)
Net interest income	$26,207	$27,754	$28,770	$29,477	$29,964

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

At December 31, 2015, the Company had a negative one year or less interest rate sensitivity gap of 26.90% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. This analysis is considered less reliable as compared to the Company’s ALM models as changes in various interest rate spreads are not incorporated in Gap Analysis. Furthermore, the presence of non-interest bearing liabilities does not factor in the Company’s Gap Analysis but provides an additional source of funds that can offset the negative impact of changing interest rates. Gap Analysis does not give considerations to how much the yield on assets and the cost of liabilities may change in any given period. In the current rate environment, loans yields often re-price more quickly and more substantially as opposed to short-term deposits, which are currently priced at much lower levels.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2015, which are expected to mature, are likely to be called or re-priced in each of the time periods shown.

		Over one	Over Five	Over Ten	Over
	One Year	Through	Through	Through	Fifteen
	or Less	Five Years	Ten Years	Fifteen Years	Years	Total
Interest-earning assets
Loans:
1 - 4 family residential	$73,139	23,197	27,275	18,405	42,190	184,206
Multi-family	10,883	3,215	6,390	1,857	2,380	24,725
Construction	18,032	16,846	—	—	—	34,878
Non-residential	84,787	35,612	14,681	8,055	6,576	149,711
Land	13,680	7,514	136	554	569	22,453
Farmland	26,733	4,861	6,435	2,158	2,059	42,246
Consumer	14,289	5,687	299	49	—	20,324
Commercial	61,629	17,029	7,741	344	—	86,743
Interest bearing deposits	7,772	—	—	—	—	7,772
Non-amortizing securities	2,551	42,560	33,467	228	6,379	85,185
Amortizing securities	16,285	22,824	15,612	4,996	2,732	62,449
Mortgage backed securities	18,314	19,178	22,386	17,909	11,756	89,543

Total	348,094	198,523	134,422	54,555	74,641	810,235

Interest bearing liabilities:
Deposits	501,001	113,335	—	—	—	614,336
Borrowed funds	65,080	6,000	—	—	—	71,080

Total	566,081	119,335	—	—	—	685,416

Interest sensitivity gap	($217,987)	79,188	134,422	54,555	74,641	124,819

Cumulative interest sensitivity gap	($217,987)	(138,799)	($4,377)	$50,178	$124,819	124,819

Ratio of interest-earning assets to interest bearing liabilities	61.49%	166.36%	—	—	—	118.21%

Ratio of cumulative gap to total interest-earning assets	(26.90%)	(17.13%)	(0.54%)	6.19%	15.41%	15.41%

The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturities, except for adjustable rate loans, which are classified, based upon their next re-pricing date. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and other deposits are withdrawn or re-priced within one year. Mortgage-backed securities are classified based on their three month prepayment speeds. Prepayment speeds on mortgage backed securities have slowed considerably as many outstanding mortgage loans have low coupons and are not prone to future refinancing. We anticipate that the majority of mortgage pools will exhibit historically low prepayment speeds for several years. The preceding table does not reflect possible changes in cash flows that may result from this change in Fannie Mae and Freddie Mac portfolio servicing practices or Small Business Administration lending practices. The actual interest rate sensitivity of the Company’s assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The retention of adjustable-rate mortgage loans in the Company’s investment and loan portfolios helps reduce the Company’s exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to borrowers as a result of re-pricing adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest costs to the borrowers.

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

The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which commercial banks have traditionally used as an indicator of profitability. Another indicator of an institution’s net interest income is its “net yield on interest-earning assets,” which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The following table is for the month of December 31, 2015.

	December 2015 Monthly Averages
	Balance	Weighted Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$561,665	4.65%
Non taxable securities available for sale	50,305	4.47%*
Taxable securities available for sale	188,244	2.05%
Federal Home Loan Bank stock	4,428	3.75%
Interest bearing deposits	20,380	0.29%

Total interest-earning assets	825,022	3.92%
Non-interest-earning assets	72,601

Total assets	$897,623

Interest-bearing liabilities:
Deposits	$622,462	0.84%
FHLB borrowings	15,000	2.19%
Repurchase agreements	42,916	2.91%
Subordinated debentures	10,310	7.22%

Total interest-bearing liabilities	690,688	0.96%
Non-interest-bearing liabilities	119,305

Total liabilities	809,993
Common stock	79
Additional paid-in capital	58,624
Retained earnings	47,104
Treasury stock	(13,471)
Unearned ESOP shares	(7,180)
Accumulated other comprehensive income	2,474

Total liabilities and equity	$897,623

Interest rate spread		2.96%

Net interest margin		3.18%

Ratio of interest-earning assets to interest-bearing liabilities		119.45%

*	Tax equivalent yield at the Company’s 34% tax bracket and the Company’s month to date cost of funds rate of 0.96%.

	Years Ended December 31,
	2015			2014			2013
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield / Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable, net (a)	$552,265	25,322	4.59%	$534,404	26,038	4.87%	$528,074	26,750	5.07%
Taxable securities AFS	203,160	6,149	3.03%	262,154	6,548	2.50%	269,304	6,873	2.55%
Non-taxable securities AFS	52,836	2,464	4.66%	64,393	3,097	4.81%	70,178	3,292	4.69%
Other interest-bearing deposits	8,528	22	0.26%	10,461	26	0.25%	9,060	24	0.26%

Total interest-earning assets	$816,789	33,957	4.16%	$871,412	35,709	4.10%	$876,616	36,939	4.21%

Non-interest-earning assets	75,032			77,716			80,609

Total assets	$891,821			$949,128			$957,225

Interest-bearing liabilities:
Deposits	$612,816	5,031	0.82%	$640,676	5,603	0.87%	$657,895	7,114	1.08%
Borrowings	71,084	1,519	2.14%	98,574	3,276	3.32%	96,823	3,467	3.58%

Total interest-bearing liabilities	683,900	6,550	0.96%	739,250	8,879	1.20%	754,718	10,581	1.40%

Non-interest-bearing liabilities	117,215			109,766			97,762

Total liabilities	801,115			849,016			852,480
Common stock	79			79			79
Common stock warrants	—			—			18
Additional paid-in capital	58,544			58,384			75,353
Retained earnings	46,305			45,211			39,204
Treasury stock	(11,449)			(5,998)			(14,702)

Unearned ESOP shares	(5,709)			—			—

Accumulated other comprehensive income	2,936			2,436			4,793

Total liabilities and equity	$891,821			$949,128			$957,225

Net interest income		27,407			26,830			26,358

Interest rate spread			3.20%			2.90%			2.81%

Net interest margin			3.36%			3.08%			3.01%

Ratio of average interest-earning assets to average interest-bearing liabilities			119.43%			117.88%			116.15%

(a)	Average loans include non-performing loans.
(b)	Interest income and yields are presented on a fully tax equivalent basis.

Rate Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume from year to year multiplied by the average rate for the prior year) and (ii) changes in rate (changes in the average rate from year to year multiplied by the prior year’s volume). All amounts are quoted on a tax equivalent basis using a cost of funds rate of 1.20% for 2014 and a 0.96% rate for 2015.

	Year Ended December 31,
	2015 vs. 2014			2014 vs. 2013
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(1,535)	819	(716)	$(1,020)	308	(712)
Securities available for sale, taxable	1,387	(1,786)	(399)	(146)	(179)	(325)
Securities available for sale, non-taxable	(94)	(539)	(633)	83	(278)	(195)
Other interest-earning assets	1	(5)	(4)	(2)	4	2

Total interest-earning assets	(241)	(1,511)	(1,752)	(1,085)	(145)	(1,230)

Interest-bearing liabilities:
Deposits	(197)	(375)	(572)	(1,100)	(411)	(1,511)
Borrowings	(1,310)	(447)	(1,757)	(175)	(16)	(191)

Total interest-bearing liabilities	(1,507)	(822)	(2,329)	(1,275)	(427)	(1,702)

Increase (decrease) in net interest income	$1,266	(689)	577	$190	282	472

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

As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amounts for the provision for loan losses in the statement of operations if management’s assessment of the above factors changes in future periods. This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2015 and December 31, 2014, were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time. The Company also considers its policy on non-accrual loans as a critical accounting policy. Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 91 days or more.

Comparison of Financial Condition at December 31, 2015 and December 31, 2014

For the year ended December 31, 2015, the Company’s total assets declined by $32.6 million, to $903.2 million as compared to $935.8 million for the year ended December 31, 2014. At December 31, 2015, the Company’s non-interest checking account balances were $125.1 million, as compared to $115.1 million at December 31, 2014. The Company has sought to lower its cost of deposits for several years but placing a greater emphasis on growing our transaction account balances, making the transition away from a heavy dependence on time deposits for the bulk of the Company’s funding needs. As a result, we have experienced a decline in the balances of time deposits. The Company’s time deposit balances declined from $331.9 million at December 31, 2014, to $314.7 million at December 31, 2015. At December 31, 2015, the Company’s balance of borrowing from the FHLB declined to $15.0 million, as compared to $34.0 million at December 31, 2014.

The available for sale portfolio declined $66.4 million, from $303.6 million at December 31, 2014, to $237.2 million at December 31, 2015. The Company used cash flows from the investment portfolio to fund a reduction in time deposits, FHLB borrowings, to repurchase treasury stock and loan growth. At December 31, 2015, the Company’s investment in Federal Home Loan Bank stock was carried at an amortized cost of $4.4 million.

The Company’s net loan portfolio increased by $17.1 million during the year ended December 31, 2015. Net loans totaled $539.3 million and $556.3 million at December 31, 2014, and December 31, 2015, respectively. In 2015, the majority of the Company’s loan portfolio growth occurred as a result of opening a loan production office in Nashville, Tennessee, in October 2014. At December 31, 2015, the Nashville loan production office had outstanding loans of $15.4 million.

The allowance for loan losses totaled $5.7 million at December 31, 2015, a decline of $589,000 from the allowance for loan losses of $6.3 million at December 31, 2014. The ratio of the allowance for loan losses to total loans was 1.01% and 1.15% at December 31, 2015, and December 31, 2014, respectively. Also, at December 31, 2015, the Company’s non-accrual loans were approximately $7.4 million, or 1.32% of total loans, compared to $3.2 million or 0.58% of total loans, December 31, 2014. The Company’s ratio of allowance for loan losses to non-accrual loans at December 31, 2015 and December 31, 2014, was 76.80% and 198.08%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

Net Income. The Company’s net income available for common shareholders for the year ended December 31, 2015, was $2.4 million compared to $2.2 million for the year ended December 31, 2014. The slight improvement in net income for the year ended December 31, 2015, as compared to December 31, 2014, was largely the result the collection of $800,000 of past due interest on a previously impaired investment security.

Net Interest Income. Net interest income for the year ended December 31, 2015, was $26.6 million, compared to $25.8 million for the year ended December 31, 2014. The increase in net interest income for the year ended December 31, 2015, was largely the result of a $2.3 million reduction in interest expense, offsetting a $1.6 million decline in interest income.

For the year ended December 31, 2015, the Company’s tax equivalent average yield on total interest-earning assets was 4.16% compared to 4.10% for the year ended December 31, 2014, and its average cost of interest-bearing liabilities was 0.96%, compared to 1.20% for the year ended December 31, 2014. As a result, the Company’s tax equivalent interest rate spread for the year ended December 31, 2015, was 3.20%, compared to 2.90% for the year ended December 31, 2014, and its tax equivalent net interest margin was 3.36% for the year ended December 31, 2015, compared to 3.08% for the year ended December 31, 2014.

Interest Income. Interest income declined $1.6 million from $34.7 million to $33.1 million, or approximately 4.5% during the year ended December 31, 2015, compared to the year ended December 31, 2014. The decline in interest income was largely attributable to a decline in yields on assets and a decline in the average balance of the Company’s available for sale portfolio. The average balance on taxable securities available for sale declined $59.0 million, from $262.2 million for the year ended December 31, 2014, to $203.2 million for the year ended December 31, 2015. The average yield on taxable securities available for sale was 3.03% and 2.50%, respectively, for the years ended December 31, 2015, and December 31, 2014, respectively. The average balance of non-taxable securities available for sale declined by approximately $11.6 million, from $64.4 million for the year ended December 31, 2014, to $52.8 million for the year ended December 31, 2015. The average yield on non-taxable securities available for sale decreased from 4.81% for the year ended December 31, 2014, to 4.66% for the year ended December 31, 2015. For the year ended December 31, 2015, the average balance of loans was $552.3 million, an increase of $17.9 million as compared to the year ended December 31, 2014. The average yield on loans declined from 4.87% for the year ended December 31, 2014, to 4.59% for the year ended December 31, 2015.

Interest Expense. Interest expense declined to $6.6 million for the year ended December 31, 2015, compared to $8.9 million for 2014. The decline in interest expense was largely attributable to the $1.8 million decline in interest expense on borrowed funds. The average cost of average interest-bearing deposits declined from 0.87% for the year ended December 31, 2014, to 0.82% for the year ended December 31, 2015. Over the same period, the average balance of interest bearing deposits declined from $640.7 million for the year ended December 31, 2014, to $612.8 million for the year ended December 31, 2015. The Company’s cost structure has benefited from its growth of non-interest bearing deposits. For the year ended December 31, 2015, the average balance of non-interest bearing deposits was $113.3 million, an increase of $8.4 million, or 8.0%, over the average balance of non-interest bearing deposits for the year ended December 31, 2014. The average balance of FHLB borrowings declined from $42.4 million for the year ended December 31, 2014, to $17.3 million for the year ended December 31, 2015, as the Company paid off a sizable portion of its FHLB borrowings. The average cost of FHLB borrowings decreased from 3.92% for the year ended December 31, 2014, to 1.67% for the year ended December 31, 2015.

Provision for Loan Losses. The Company determined that an additional $1.1 million in provision for loan losses was required for the year ended December 31, 2015. For the year ended December 31, 2014, the Company determined that significant improvements in our credit quality provided the opportunity to reduce the allowance for loan loss account by $2.3 million. The reduction in the allowance for loan loss account was the result of lower levels of past due loans, improving appraisal values on collateral securing loans classified as substandard, and a continued reduction in the amount of problem assets.

Non-Interest Income. Non-interest income declined by $238,000 for the year ended December 31, 2015, to $7.6 million, compared to $7.8 million for the year ended December 31, 2014. The decline in non-interest income is largely the result of a $429,000 decline in service charge income. The decline in service charge income was partially offset by a $55,000 increase in merchant card income. For the year ended December 31, 2015, the Company’s financial services income declined by $295,000 as compared to the year ended December 31, 2014. For the year ended December 31, 2015, income from mortgage origination income was $1.2 million, as compared to $719,000 for the year ended December 31, 2014. For the year ended December 31, 2015, gains on the sale of securities were $691,000, as compared to $578,000 for the year ended December 31, 2014.

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2015, was $30.4 million, compared to $33.9 million in 2014, a decline of $3.5 million, or approximately 10.3%. The decline in non-interest expense was heavily influenced by a $1.8 million loss on the sale of an adversely classified commercial real estate loan and the $2.5 million FHLB prepayment penalty during the year ended December 31, 2014. For the year ended December 31, 2015, the Company’s salaries and benefits expense increased by $588,000, or 3.9%, as compared to the year ended December 31, 2014. For the year ended December 31, 2015, professional services expenses increased by $175,000, or 13.1% as compared to the year ended December 31, 2014, due to changes implemented for disaster recovery purposes required by regulators. For the year ended December 31, 2015, losses on the sale of other real estate owned increased by $508,000, or 244.2% as compared to the year ended December 31, 2014. For the year ended December 31, 2015, expenses related to other real estate owned increased by $245,000, or 92.1%, due to an increase in the Company’s activities in acquiring and disposing of properties. For the year ended December 31, 2015, no other non-interest expense increased by more than $150,000 as compared to the year ended December 21, 2014.

Income Taxes. The effective tax rates for the years ended December 31, 2015, and December 31, 2014, were 10.2% and (10.1%), respectively. The Company’s effective tax rate remains well below historical levels due to a higher percentage of pre-tax income that is not subject to federal income tax. The Company’s sizable holdings in municipal bonds, life insurance contracts and certain tax credits earned have lowered our effective tax rate.

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

Net Interest Income. Net interest income for the year ended December 31, 2014, was $25.8 million, compared to $25.3 million for the year ended December 31, 2015. The increase in net interest income for the year ended December 31, 2014, was largely the result of a $1.5 million reduction in interest expense on deposits, offsetting a $1.2 million decline in interest income. For the year ended December 31, 2014, the Company’s tax equivalent average yield on total interest-earning assets was 4.10% compared to 4.21% for the year ended December 31, 2013, and its average cost of interest-bearing liabilities was 1.20%, compared to 1.40% for the year ended December 31, 2013. As a result, the Company’s tax equivalent interest rate spread for the year ended December 31, 2014, was 2.90%, compared to 2.81% for the year ended December 31, 2013, and its tax equivalent net interest margin was 3.08% for the year ended December 31, 2014, compared to 3.01% for the year ended December 31, 2013.

Interest Income. Interest income declined $1.2 million from $35.9 million to $34.7 million, or approximately 3.3% during the year ended December 31, 2014, compared to 2013. The decline in interest income was largely attributable to a decline in yields on assets and a decline in the average balance of interest earning assets. The average balance on taxable securities available for sale declined from $269.3 million for the year ended December 31, 2013, to $262.2 million for the year ended December 31, 2014. The average yield on taxable securities available for sale was 2.50% and 2.55%, respectively, for the years ended December 31, 2014, and December 31, 2013, respectively. The average balance of non-taxable securities available for sale declined by approximately $5.8 million, from $70.2 million for the year ended December 31, 2013, to $64.4 million for the year ended December 31, 2014. The average yield on non-taxable securities available for sale increased from 4.69% for the year ended December 31, 2013, to 4.81% for the year ended December 31, 2014. For the year ended December 31, 2014, the average balance of loans was $534.4 million, an increase of $6.3 million as compared to the year ended December 31, 2013. The average yield on loans declined from 5.07% for the year ended December 31, 2013, to 4.87% for the year ended December 31, 2014.

Interest Expense. Interest expense declined to $8.9 million for the year ended December 31, 2014, compared to $10.6 million for the year ended December 31, 2013. The decline in interest expense was attributable to the $1.5 million decline in interest expense on deposits. The average cost of average interest-bearing deposits declined to 0.87% for the year ended December 31, 2014, from 1.08% for the year ended December 31, 2013. Over the same period, the average balance of interest bearing deposits declined from $657.9 million for the year ended December 31, 2013, to $640.7 million for the year ended December 31, 2014. The Company’s cost structure has benefited from its growth of non-interest bearing deposits. For the year ended December 31, 2014, the average balance of non-interest bearing deposits was $104.9 million, an increase of $12.5 million, or 13.5%, over the average balance of non-interest bearing deposits for the year ended December 31, 2013. The average balance of FHLB borrowings declined from $44.9 million for the year ended December 31, 2013, to $42.4 million for the year ended December 31, 2014. The average cost of FHLB borrowings decreased from 3.96% for the year ended December 31, 2013, to 3.92% for the year ended December 31, 2014.

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

Capital Resources. At December 31, 2015, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the Kentucky Department of Financial Institutions (“KDFI”) and FDIC capital requirements, and for a tabular presentation of the Bank’s compliance with such requirements, see Note 16 of Notes to Consolidated Financial Statements. See the Company’s Risk Factors, located in our Annual Report filed on SEC form10-K for the year ended December 31, 2015, for comments related to effects that the implementation of Basel III will have on the Company’s future operations.

Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2015, the Bank had outstanding advances of $15.0 million from the FHLB and $32.5 million of letters of credit issued by the FHLB to secure municipal deposits. The Bank can immediately borrow an additional $54.0 million from the FHLB and the Company has the ability to pledge another $17.2 million in securities to the FHLB for additional borrowing capacity. The Bank can immediately borrow $8.0 million from its correspondent bank. See Note 7 of Notes to Consolidated Financial Statements.

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

Management believes that loan repayments and other sources of funds will be adequate to meet the Bank’s liquidity needs for the immediate future. A portion of the Bank’s liquidity consists of cash and cash equivalents. At December 31, 2015, cash and cash equivalents totaled $54.7 million. The level of these assets depends upon the Bank’s operating, investing and financing activities during any given period.

Cash flows from operating activities for the years ended December 31, 2015, 2014 and 2013 were $6.4 million, $10.1 million, and $9.3 million, respectively.

Cash flows provided by investment activities were $42.5 million and $19.0 million for the years ended December 31, 2015, and December 31, 2014, respectively. For the year ended December 31, 2013, the Company’s investment activities used $4.3 million of the Company’s. A principal use of cash in this area has been purchases of securities available for sale of $56.9 million, offset by proceeds from sales, calls and maturities of securities of $120.4 million during 2015. The Company invested $19.0 million, $1.9 million and $21.6 million of cash in loans in 2015, 2014 and 2013, respectively. Sales and maturities of available for sale securities exceeded purchases by $63.5 million in 2015, $21.0 million in 2014 and $18.9 million in 2013.

At December 31, 2015, the Bank had $46.4 million in outstanding commitments to originate loans and unused lines of credit of $85.0 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. The Bank has certificates of deposit maturing in one year or less of $201.3 million at December 31, 2015. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

Stock Performance Comparison

The following graph, which was prepared by SNL Financial LC (“SNL”), shows the cumulative total return of the Common Stock of the Company since December 31, 2010, compared with the (1) NASDAQ Composite Index, comprised of all U.S. Companies quoted on NASDAQ, (2) the SNL Midwest Thrift Index, comprised of publically traded thrifts and thrift holding companies operating in the Midwestern United States, and (3) the SNL Midwest Bank Index, comprised of publically traded commercial banks and bank holding companies operating in the Midwestern United States. Cumulative total return on the Common Stock or the index equals the total increase in the value since December 31, 2010, assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph was prepared assuming that $100 was invested on December 31, 2010, in the Common Stock, the securities included in the indices. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

On June 5, 2013, the Company became a Kentucky state chartered commercial bank holding company. As such, the Company will compare the SNL Midwest Bank index in the current and in future periods.

HopFed Bancorp, Inc.

Total Return Performance
220
190
160
130
100
70
Index Value
HopFed Bancorp, Inc.
NASDAQ COMPOSITE
SNL Midwest Bank
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14
12/31/15

	Period Ending
Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
HopFed Bancorp, Inc.	100.00	74.67	100.79	134.62	152.38	145.65
NASDAQ COMPOSITE	100.00	99.21	116.82	163.75	188.03	201.40
SNL Midwest Bank	100.00	94.46	113.69	155.65	169.21	171.78

Consolidated Financial Statements

HopFed Bancorp, Inc.

and Subsidiaries

December 31, 2015, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of HopFed Bancorp, Inc.

Hopkinsville, Kentucky

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HopFed Bancorp, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 3, 2016, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

(signed) Rayburn | Fitzgerald PC
Brentwood, Tennessee
March 3, 2016

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2015 and 2014

(Dollars in Thousands)

	2015	2014
Assets
Cash and due from banks	$46,926	34,389
Interest-earning deposits	7,772	6,050

Cash and cash equivalents	54,698	40,439
Federal Home Loan Bank stock, at cost (note 2)	4,428	4,428
Securities available for sale (notes 2 and 8)	237,177	303,628
Loans held for sale	2,792	1,444
Loans receivable, net of allowance for loan losses of $5,700 at December 31, 2015, and $6,289 at December 31, 2014 (notes 3 and 7)	556,349	539,264
Accrued interest receivable	4,139	4,576
Real estate and other assets owned (note 14)	1,736	1,927
Bank owned life insurance	10,319	9,984
Premises and equipment, net (note 4)	24,034	22,940
Deferred tax assets (note 13)	2,642	2,261
Intangible asset (note 5)	—	33
Other assets	4,840	4,861

Total assets	$903,154	935,785

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (note 6):
Non-interest-bearing accounts	$125,070	115,051
Interest-bearing accounts:
Interest bearing checking accounts	203,779	186,616
Savings and money market accounts	95,893	97,726
Other time deposits	314,664	331,915

Total deposits	739,406	731,308
Advances from Federal Home Loan Bank (note 7)	15,000	34,000
Repurchase agreements (note 8)	45,770	57,358
Subordinated debentures (note 10)	10,310	10,310
Advances from borrowers for taxes and insurance	614	513
Dividends payable	287	301
Accrued expenses and other liabilities	4,137	3,593

Total liabilities	815,524	837,383

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets, Continued

December 31, 2015 and 2014

(Dollars in Thousands)

	2015	2014
Stockholders’ equity
Preferred stock, par value $0.01 per share; authorized - 500,000 shares; no shares issued or outstanding at December 31, 2015 and December 31, 2014	$—	—
Common stock, par value $.01 per share; authorized 15,000,000 shares; 7,951,699 issued and 6,865,811 outstanding at December 31, 2015, and 7,949,665 issued and 7,171,282 outstanding at December 31, 2014	79	79
Additional paid-in-capital	58,604	58,466
Retained earnings	47,124	45,729
Treasury stock- common (at cost 1,085,888 shares at December 31, 2015 and 778,383 shares at December 31, 2014)	(13,471)	(9,429)
Unearned ESOP Shares (at cost 546,413 shares at December 31, 2015 and none at December 31, 2014)	(7,180)	—
Accumulated other comprehensive income, net of taxes	2,474	3,557

Total stockholders’ equity	87,630	98,402

Total liabilities and stockholders’ equity	$903,154	935,785

Commitments and contingencies (notes 11 and 15)

See accompanying notes to consolidated financial statements

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands)

	2015	2014	2013
Interest and dividend income
Loans receivable	$25,300	26,025	26,741
Securities available for sale	6,149	6,548	6,873
Nontaxable securities available for sale	1,651	2,081	2,219
Interest-earning deposits	22	26	24

Total interest and dividend income	33,122	34,680	35,857

Interest expense:
Deposits (note 6)	5,031	5,603	7,114
Advances from Federal Home loan Bank	289	1,665	1,780
Repurchase agreements	491	874	954
Subordinated debentures	739	737	733

Total interest expense	6,550	8,879	10,581

Net interest income	26,572	25,801	25,276

Provision for loan losses (note 3)	1,051	(2,273)	1,604

Net interest income after provision for loan losses	25,521	28,074	23,672

Non-interest income:
Other-than-temporary impairment losses on debt securities	—	—	(511)
Portion of losses recognized in other comprehensive income	—	—	111

Net impairment losses recognized in earnings (note 2)	—	—	(400)
Service charges	2,925	3,354	3,670
Merchant card income	1,130	1,075	983
Mortgage origination income	1,175	719	634
Realized gain from sale of securities available for sale, net (note 2)	691	578	1,661
Income from bank owned life insurance	335	307	354
Financial services commission	685	980	1,250
Gain on sale of assets	—	—	412
Other operating income	661	827	808

Total non-interest income	7,602	7,840	9,372

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income, Continued

For the Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands, Except Per Share and Share Amounts)

	2015	2014	2013
Non-interest expenses:
Salaries and benefits (note 12)	15,810	15,222	14,733
Occupancy expense (note 4)	3,077	3,217	3,475
Data processing expense	2,827	2,887	2,695
State deposit tax	1,018	1,336	581
Intangible amortization	33	97	162
Professional services	1,506	1,331	1,773
Advertising expense	1,302	1,341	1,236
Postage and communications expense	577	577	567
Supplies expense	527	627	495
Deposit insurance and examination fees	586	724	727
Loss on sale of assets	1	25	12
Loss on sale of real estate owned	716	208	140
Expenses related to real estate owned	511	266	402
Loss on sale of loan note	—	1,781	—
Loss on early debt extinguishment	—	2,510	—
Other operating expenses	1,954	1,767	1,640

Total non-interest expense	30,445	33,916	28,638

Income before income tax expense	2,678	1,998	4,406
Income tax expense (benefit) (note 13)	274	(201)	644

Net income	$2,404	2,199	3,762

Earnings per share available to common stockholders (note 18):
Basic	$0.38	0.30	0.50

Fully diluted	$0.38	0.30	0.50

Weighted average shares outstanding - basic	6,372,277	7,306,078	7,483,606

Weighted average shares outstanding - diluted	6,372,277	7,306,078	7,483,606

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands)

	2015	2014	2013
Net income	$2,404	2,199	3,762
Other comprehensive income, net of tax:
Unrealized gain (loss) on non – Other than temporary impaired Investment securities available for sale, net of taxes	(1,121)	5,130	(10,568)
Unrealized gain on OTTI securities, net of taxes	237	—	—
Unrealized gain on derivatives, net of taxes	257	237	248
Reclassification adjustment for gains and accretion included in net income, net of taxes	(456)	(381)	(832)

Total other comprehensive income (loss)	(1,083)	4,986	(11,152)

Comprehensive income (loss)	$1,321	7,185	(7,390)

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Preferred Shares	Common Stock	Common Stock Warrant	Additional Paid-in Capital	Retained Earnings	Preferred Treasury Stock	Common Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance December 31, 2012	7,502,812	18,400	$79	556	76,288	41,829	(18,400)	(5,076)	9,723	104,999
Net income	—	—	—	—	—	3,762	—	—	—	3,762
Restricted stock awards	21,559	—	—	—	—	—	—	—	—	—
Net change in unrealized losses on securities available for sale, net of tax benefit of $5,873	—	—	—	—	—	—	—	—	(11,400)	(11,400)
Net change in unrealized losses on derivatives, net of taxes of ($128)	—	—	—	—	—	—	—	—	248	248
Preferred stock retired	—	(18,400)	—	—	(18,400)	—	18,400	—	—	—
Cash dividend to common stockholders’ ($0.12 per share)	—	—	—	—	—	(897)	—	—	—	(897)
Common stock repurchase	(76,468)	—	—	—	—	—	—	(853)	—	(853)
Cash repurchase of warrant	—	—	—	(556)	299	—	—	—	—	(257)
Compensation expense, restricted stock awards	—	—	—	—	115	—	—	—	—	115

Balance December 31, 2013	7,447,903	—	79	—	58,302	44,694	—	(5,929)	(1,429)	95,717

Net Income	—	—	—	—	—	2,199	—	—	—	2,199
Restricted stock awards	22,378	—	—	—	—	—	—	—	—	—
Net change in unrealized gain on securities available for sale, net of taxes of ($2,446)	—	—	—	—	—	—	—	—	4,749	4,749
Net change in unrealized loss on derivatives, net of taxes of ($122)	—	—	—	—	—	—	—	—	237	237
Cash dividend to common stockholders’ ($0.16 per share)	—	—	—	—	—	(1,164)	—	—	—	(1,164)
Common stock repurchase	(298,999)	—	—	—	—	—	—	(3,500)	—	(3,500)
Compensation expense, restricted stock awards	—	—	—	—	164	—	—	—	—	164

Balance December 31, 2014	7,171,282	—	79	—	58,466	45,729	—	(9,429)	3,557	98,402

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2015, 2014 and 2013 (Continued)

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Preferred Shares	Common Stock	Common Stock Warrant	Additional Paid-in Capital	Retained Earnings	Preferred Treasury Stock	Common Treasury Stock	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Equity
Brought Forward	7,171,282	—	79	—	58,466	45,729	—	(9,429)	—	3,557	98,402
Net Income	—	—	—	—	—	2,404	—	—	—	—	2,404
Restricted stock awards	2,034	—	—	—	—	—	—	—	—	—	—
Net change in unrealized gain on securities available for sale, net of taxes of $690	—	—	—	—	—	—	—	—	—	(1,340)	(1,340)
Net change in unrealized losses on derivatives, net of taxes of ($132)	—	—	—	—	—	—	—	—	—	257	257
Cash dividend to common stockholders’ ($0.16 per share)	—	—	—	—	—	(1,009)	—	—	—	—	(1,009)
Common stock repurchase	(907,505)	—	—	—	—	—	—	(11,926)	—	—	(11,926)
Common stock issued	600,000	—	—	—	—	—	—	7,884	(7,884)	—	—
ESOP Shares Earned	—	—	—	—	(52)	—	—	—	704	—	652
Compensation expense, restricted stock awards	—	—	—	—	190	—	—	—	—	—	190

Balance December 31, 2015	6,865,811	—	$79	—	58,604	47,124	—	(13,471)	(7,180)	2,474	87,630

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands)

	2015	2014	2013
Cash flows from operating activities:
Net income	$2,404	2,199	3,762
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,051	(2,273)	1,604
Depreciation	1,266	1,336	1,502
Amortization of intangible assets	33	97	162
Amortization of investment premiums and discounts, net	1,650	2,076	2,561
Other than temporary impairment charge (recovery) on available for sale securities	(17)	—	400
Expense (benefit) for deferred income taxes	177	(231)	566
Stock compensation expense	138	164	115
Income from bank owned life insurance	(335)	(307)	(354)
Gain on sale of securities available for sale	(691)	(578)	(1,661)
Gain on sales of loans	(1,175)	(719)	(634)
Loss on sale of commercial real estate loan	—	1,781	—
Loss on sale of premises and equipment	1	25	12
Proceeds from sales of loans	43,847	37,300	17,577
Loss on sale of foreclosed assets	716	208	140
Originations of loans sold	(44,020)	(32,835)	(16,943)
(Increase) decrease in:
Accrued interest receivable	437	657	165
Other assets (increase)	21	1,513	171
Increase (decrease) in accrued expenses and other liabilities	933	(277)	170

Net cash provided by operating activities	6,436	10,136	9,315

Cash flows from investing activities
Proceeds from sales, calls and maturities of securities available for sale	120,354	112,235	124,471
Purchase of securities available for sale	(56,875)	(91,257)	(105,605)
Net (increase) decrease in loans	(19,005)	(1,908)	(21,630)
Proceeds from sale of foreclosed assets	344	1,118	908
Purchase of premises and equipment	(2,361)	(1,168)	(2,473)

Net cash provided by (used in) investing activities	42,457	19,020	(4,329)

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands)

	2015	2014	2013
Cash flows from financing activities:
Net increase (decrease) in deposits	$8,098	(31,689)	3,132
Increase (decrease) in advance payments by borrowers for taxes and insurance	101	(8)	125
Advances from Federal Home Loan Bank	41,000	57,000	23,000
Repayment of advances from Federal Home Loan Bank	(60,000)	(69,780)	(19,961)
Increase (decrease) in repurchase agreements	(11,588)	4,599	9,251
Repurchase of common stock	(11,926)	(3,500)	(853)
Repurchase of common stock warrant	—	—	(257)
Proceeds on repayment of ESOP loan	704	—	—
Dividends paid on common stock	(1,023)	(1,187)	(751)

Net cash provided by (used in) financing activities	(34,634)	(44,565)	13,686

Increase (decrease) in cash and cash equivalents	14,259	(15,409)	18,672
Cash and cash equivalents, beginning of period	40,439	55,848	37,176

Cash and cash equivalents, end of period	$54,698	40,439	55,848

Supplemental disclosures of cash flow information:
Interest paid	$6,587	8,977	10,840

Income taxes paid (refund)	($900)	(718)	(487)

Supplemental disclosures of non-cash investing and financing activities:
Loans charged off	$1,867	1,232	4,444

Loan transferred to held for sale	$—	6,987	—

Foreclosures and in substance foreclosures of loans during year	$869	1,579	1,379

Net unrealized gains (losses) on investment securities classified as available for sale	($2,030)	7,195	(17,273)

Increase (decrease) in deferred tax asset related to unrealized gain (losses) on investments	$691	(2,446)	5,873

Dividends declared and payable	$287	301	325

Sale and financing of stock to ESOP	$7,884	—	—

Issue of unearned restricted stock	$25	260	232

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(1)	Summary of Significant Accounting Policies:

Nature of Operations and Customer Concentration

HopFed Bancorp, Inc. (the Corporation) is a bank holding company incorporated in the state of Delaware and headquartered in Hopkinsville, Kentucky. The Corporation’s principal business activities are conducted through its wholly-owned subsidiary, Heritage Bank USA, Inc. (the Bank), a Kentucky state chartered commercial bank engaged in the business of accepting deposits and providing mortgage, consumer, construction and commercial loans to the general public through its retail banking offices. The Bank’s business activities are primarily limited to western Kentucky and middle and western Tennessee. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC).

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and the Bank (collectively the Company) for all periods. Significant inter-company balances and transactions have been eliminated in consolidation.

Accounting

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices in the banking industry.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

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

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand, amounts due on demand from commercial banks, interest-earning deposits in other financial institutions and federal funds sold with maturities of three months or less. The Company is required to maintain reserve funds in either cash on hand or on deposit with the Federal Reserve Bank. At December 31, 2015, the Company’s reserve requirement was met to available cash on hand.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(1)	Summary of Significant Accounting Policies: (Continued)

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

December 31, 2015, 2014 and 2013

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

December 31, 2015, 2014 and 2013

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

Loans held for sale

Mortgage loans originated and intended for sale are carried at the lower of cost or estimated fair value as determined on a loan-by-loan basis. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Realized gains and losses are recognized when legal title to the loans has been transferred to the purchaser and sales proceeds have been received and are reflected in the accompanying consolidated statement of operations in gains on mortgage loans sold, net of related costs such as compensation expenses. The Company does not securitize mortgage loans and maintains a very small percentage of servicing on loans sold.

Fixed Rate Mortgage Originations

The Company operates a mortgage division that originates mortgage loans in the name of assorted investors, including Federal Home Loan Mortgage Corporation (Freddie Mac). Originations for Freddie Mac are sold through the Bank while originations to other investors are processed for a fee. On a limited basis, loans sold to Freddie Mac may result in the Bank retaining loan servicing rights. In recent years, customers have chosen lower origination rates over having their loan locally serviced; thereby limiting the amount of new loans sold with servicing retained. At December 31, 2015, the Bank maintained a servicing portfolio of one to four family real estate loans of approximately $22.8 million. For the years ended December 31, 2015, December 31, 2014, and December 31, 2013, the Bank has reviewed the value of the servicing asset as well as the operational cost associated with servicing the portfolio. The Bank has determined that the values of its servicing rights are not material to the Company’s consolidated financial statements.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(1)	Summary of Significant Accounting Policies: (Continued)

Brokered Deposits

The Company may choose to attract deposits from several sources, including using outside brokers to assist in obtaining time deposits using national distribution channels. Brokered deposits offer the Company an alternative to Federal Home Loan Bank advances and local retail time deposits

Repurchase Agreements

The Company sells investments from its portfolio to business and municipal customers with a written agreement to repurchase those investments on the next business day. The repurchase product gives business customers the opportunity to earn income on liquid cash reserves. These funds are overnight borrowings of the Company secured by Company assets and are not FDIC insured.

Treasury Stock

The Company may occasional purchase its own common stock either in open market transactions or privately negotiated transactions. The value of the Company’s common stock held in treasury is listed at cost.

Unearned ESOP Shares

The Company offers an Employee Stock Ownership Plan (“ESOP”) to the employees of the Company. The unearned portion of common stock of the Company held in the ESOP Trust is recorded on the balance sheet at cost. Common stock is released from the ESOP Trust to the Company’s employees as the Bank makes payments on the loan to the Corporation on behalf of the ESOP Trust.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities and unrealized appreciation (depreciation) on available-for-sale securities for which a portion of an other than temporary impairment has been recognized in income.

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

December 31, 2015, 2014 and 2013

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

Intangible Assets

The core deposit intangible asset related to the middle Tennessee acquisition of June 2006 is amortized using the sum of the year’s digits method over an estimated period of nine years. At December 31, 2015, the core deposit intangible was fully amortized.

Bank Owned Life Insurance

Bank owned life insurance policies (BOLI) are recorded at the cash surrender value or the amount to be realized upon current redemption. The realization of the redemption value is evaluated for each insuring entity that holds insurance contracts annually by management.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

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

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instrument has been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been, or will not continue to be highly effective as a hedge, hedged accounting is discontinued. ASC 815 basis adjustments recorded on hedged assets and liabilities are amortized over the remaining life of the hedged item beginning no later than when hedge accounting ceases. There were no fair value hedging gains or losses, as a result of hedge ineffectiveness, recognized for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

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

Loans held for sale

Mortgage loans originated and intended to be sold are carried at the lower of cost or estimated fair value as determined on a loan by loan basis. Gains or losses are recognized at the time of ownership transfer. Net unrealized losses, if any, are recognized through a valuation allowance and charged to income.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

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

December 31, 2015, 2014 and 2013

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

Treasury Stock

The book value of treasury stock is cost and includes acquisition fees, if any.

Unearned ESOP Shares

The book value of unearned ESOP shares is cost.

Off-Balance-Sheet Instruments

Off-balance-sheet lending commitments approximate their fair values due to the short period of time before the commitment expires.

Dividend Restrictions

The Company is not permitted to pay a dividend to common shareholders if it fails to make a quarterly interest payment to the holders of the Company’s subordinated debentures. Furthermore, the Bank may be restricted in the payment of dividends to the Corporation by the KDFI or FDIC. Any restrictions imposed by either regulator would effectively limit the Company’s ability to pay a dividend to its common stockholders as discussed in Note 17. At December 31, 2015, there were no such restrictions. At December 31, 2015, the Corporation has approximately $2.1 million in cash on hand available to pay common dividends and repurchase treasury stock as outlined in Note 20. At December 31, 2015, the Bank may not pay an additional cash dividend to the Company without regulatory approval.

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

December 31, 2015, 2014 and 2013

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

Effect of New Accounting Pronouncements

ASU 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20) – Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items, which, among other things, required an entity to segregate extraordinary items considered to be unusual and infrequent from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. ASU 2015-01 is effective for the Company beginning January 1, 2016, though early adoption is permitted. The Company does not anticipate that the implementation of ASU 2015-01 will have a significant impact on the Company’s Consolidated Financial Statements.

ASU No. 2015-02, “Amendments to the Consolidation Analysis.”This ASU affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, the amendments: (1) Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities; (2) Eliminate the presumption that a general partner should consolidate a limited partnership; (3) Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and (4) Provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. ASU No. 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2015. The Company does not anticipate that the provisions of ASU No. 2015-02 will have a material impact on the Company’s Consolidated Financial Statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued

In May 2014, the FASB issued new guidance related to Revenue from Contracts with Customers. This guidance supersedes the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Accounting Standards Codification. The guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016; however, the FASB has agreed to a one year deferral of the effective date to December 15, 2017. The Company is currently evaluating this guidance to determine the impact on its consolidated financial statements.

On June 12, 2014, the FASB issued ASU 2014-11, which makes limited amendments to the guidance in ASC 860 on accounting for certain repurchase agreements (“repos”). ASU 2014-11 requires entities to account for repurchase-to-maturity transactions as secured borrowings (rather than as sales with forward repurchase agreements), (2) eliminates accounting guidance on linked repurchase financing transactions, and (3) expands disclosure requirements related to certain transfers of financial assets that are accounted for as sales and certain transfers (specifically, repos, securities lending transactions, and repurchase-to-maturity transactions) accounted for as secured borrowings. ASU 2014-11 also amends ASC 860 to clarify that repos and securities lending transactions that do not meet all of the de-recognition criteria in ASC 860-10-40-5 should be accounted for as secured borrowings. In addition, the ASU provides examples of repurchase and securities lending arrangements that illustrate whether a transferor has maintained effective control over the transferred financial assets. For public business entities, the accounting changes were effective beginning after January 1, 2015. The implementation of ASU 2014-11 did not have a material impact on the Company’s Consolidated Financial Statements.

In September 2015, the FASB issued Accounting Standards Update No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments. The guidance in this update eliminates the requirement to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The new guidance is intended to reduce complexity in financial reporting. The elimination of the restatement requirement should simplify financial reporting for many entities. However, recognizing the entire impact of a measurement period adjustment in a single reporting period may introduce earnings volatility and reduce comparability between periods when the adjustments are material. The accounting changes in this update are effective for public companies for annual periods, and the interim periods within those annual periods, beginning after December 15, 2015. Early application is permitted for financial statements that have not been issued. The Company does not anticipate that the implementation of ASU 2015-16 will have a material impact on the Company’s Consolidated Financial Statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

In January 2014, the FASB issued ASU No. 2014-04, Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. These amendments are intended to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. The amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (1) the creditor obtaining legal title to the residential real estate property upon completion of residential foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures about such activities are required by these amendments. The amendments in this ASU became effective for public companies for annual periods and interim periods within those annual periods beginning after December 15, 2014. The Company’s implementation of ASU 2014-04 did not have a material impact on the Company’s Consolidated Financial Statements.

ASU 2015-02, “Consolidation (Topic 810) – Amendments to the Consolidation Analysis.” ASU 2015-02 implements changes to both the variable interest consolidation model and the voting interest consolidation model. ASU 2015-02 (i) eliminates certain criteria that must be met when determining when fees paid to a decision maker or service provider do not represent a variable interest, (ii) amends the criteria for determining whether a limited partnership is a variable interest entity and (iii) eliminates the presumption that a general partner controls a limited partnership in the voting model. ASU 2015-02 will be effective on January 1, 2016 and is not expected to have a significant impact on the Company’s financial statements.

ASU 2015-03, “Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in ASU 2015-03. ASU 2015-03 will be effective on January 1, 2016, though early adoption is permitted. ASU 2015-03 is not expected to have a significant impact on the Company’s financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

ASU 2015-15, “Interest – Imputation of Interest (Subtopic 835-30) – Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting.” ASU 2015-15 adds SEC paragraphs pursuant to an SEC Staff Announcement that given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. ASU 2015-15 is not expected to have a significant impact on the Company’s financial statements.

ASU 2016-1, “No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-1, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale. ASU 2016-1 will be effective on January 1, 2018, and is not expected to have a significant impact on the Company’s financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

ASU 2015-05, “Intangibles – Goodwill and Other—Internal-Use Software (Subtopic 350-40) – Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” ASU 2015-05 addresses accounting for fees paid by a customer in cloud computing arrangements such as (i) software as a service, (ii) platform as a service, (iii) infrastructure as a service and (iv) other similar hosting arrangements. ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. ASU 2015-05 will be effective on January 1, 2016 and is not expected to have a significant impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards- bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications

Certain items in prior financial statements have been reclassified to conform to the current presentation.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(2)	Securities:

Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their estimated fair values follow:

	December 31, 2015
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for Sale:
U.S. Treasury securities	$2,001	—	(1)	2,000
U.S. Agency securities	91,694	1,727	(488)	92,933
Tax free municipal bonds	42,237	2,481	(59)	44,659
Taxable municipal bonds	6,190	52	(65)	6,177
Trust preferred securities	1,617	248	—	1,865
Mortgage-backed securities:
GNMA	29,990	239	(239)	29,990
FNMA	28,189	266	(152)	28,303
FHLMC	8,113	24	(51)	8,086
Non- Agency CMOs	3,828	—	(174)	3,654
AGENCY CMOs	19,570	71	(131)	19,510

	$233,429	5,108	(1,360)	237,177

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(2)	Securities: (Continued)

	December 31, 2014
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for Sale:
U.S. Treasury Securities	3,977	3	—	3,980
U.S. Agency Securities	$105,631	2,128	(527)	107,232
Tax free municipal bonds	57,399	3,814	(166)	61,047
Taxable municipal bonds	11,871	235	(63)	12,043
Trust preferred securities	1,600	—	(111)	1,489
Commercial bonds	2,000	7	—	2,007
Mortgage-backed securities:
GNMA	27,535	670	(122)	28,083
FNMA	50,617	694	(536)	50,775
FHLMC	3,276	38	—	3,314
Non-Agency CMOs	9,895	—	(252)	9,643
AGENCY CMOs	28,024	176	(205)	27,995

	$297,848	7,762	(1,982)	303,628

The scheduled maturities of debt securities available for sale at December 31, 2015, were as follows:

		Estimated
	Amortized	Fair
	Cost	Value
Due within one year	$—	—
Due in one to five years	17,939	18,304
Due in five to ten years	42,151	42,793
Due after ten years	22,702	24,088

	82,792	85,185
Amortizing agency bonds	60,947	62,449
Mortgage-backed securities	89,690	89,543

Total unrestricted securities available for sale	$233,429	237,177

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The scheduled maturities of debt securities available for sale at December 31, 2014, were as follows:

		Estimated
	Amortized	Fair
	Cost	Value
Due within one year	$4,830	4,927
Due in one to five years	21,564	21,818
Due in five to ten years	41,683	42,613
Due after ten years	33,119	35,380

	101,196	104,738
Amortizing agency bonds	77,305	79,080
Mortgage-backed securities	119,347	119,810

Total unrestricted securities available for sale	$297,848	303,628

The FHLB stock is an equity interest in the Federal Home Loan Bank. FHLB stock does not have a readily determinable fair value because ownership is restricted and a market is lacking. FHLB stock is classified as a restricted investment security, carried at cost and evaluated for impairment.

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2015, are as follows:

	Less than 12 months		12 months or longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Available for sale
U.S. Treasury securities	$2,000	(1)	—	—	2,000	(1)
U.S. Agency debt securities	26,499	(203)	16,224	(285)	42,723	(488)
Taxable municipals	2,159	(32)	1,887	(33)	4,046	(65)
Tax free municipals	—	—	3,878	(59)	3,878	(59)
Mortgage-backed securities:
GNMA	10,840	(105)	11,508	(134)	22,348	(239)
FNMA	11,484	(87)	3,036	(65)	14,520	(152)
FHLMC	7,336	(51)	—	—	7,336	(51)
Non-Agency CMOs	—	—	3,654	(174)	3,654	(174)
AGENCY CMOs	9,781	(90)	1,991	(41)	11,772	(131)

Total Available for Sale	$70,099	(569)	42,178	(791)	112,277	(1,360)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2014, are as follows:

	Less than 12 months		12 months or longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Available for sale
U.S. Agency debt securities	$14,021	(20)	29,156	(507)	43,177	(527)
Taxable municipals	—	—	4,785	(63)	4,785	(63)
Tax free municipals	—	—	6,647	(166)	6,647	(166)
Trust preferred securities	—	—	1,489	(111)	1,489	(111)
Mortgage-backed securities:
GNMA	12,568	(108)	2,895	(14)	15,463	(122)
FNMA	—	—	18,927	(536)	18,927	(536)
NON-AGENCY CMOs	1,923	(14)	7,720	(238)	9,643	(252)
AGENCY CMOs	9,545	(91)	7,685	(114)	17,230	(205)

Total Available for Sale	$38,057	(233)	79,304	(1,749)	117,361	(1,982)

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

At December 31, 2015, the Company has 71 securities with unrealized losses. Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity or for the foreseeable future and therefore no declines are deemed to be other than temporary.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(2)	Securities: (Continued)

The carrying value of the Company’s investment securities may decline in the future if the financial condition of issuers deteriorates and management determines it is probable that the Company will not recover the entire amortized cost bases of the securities. As a result, there is a risk that other-than-temporary impairment charges may occur in the future.

In June of 2008, the Company purchased $2.0 million par value of a private placement subordinated debenture issued by First Financial Services Corporation (“FFKY”), the holding Company for First Federal Savings Bank (“First Fed”). The debenture is a thirty year security with a coupon rate of 8.00%. FFKY is a NASDAQ listed commercial bank holding company located in Elizabethtown, Kentucky. In October of 2010, FFKY informed the owners of its subordinated trust, including the Company, that it was deferring the dividend payments for up to five years as prescribed by the trust agreement.

At September 30, 2013, the Company recognized a $400,000 impairment charge due against this security. The impairment charge was recognized due to management’s financial analysis of the issuing institution and our opinion that it would be unable to make dividend payments after the five year extension expired. In January 2015, FFKY was sold to Your Community Bankshares (“YCB”). YCB assumed the debt of FFKY and paid all interest current. The Company is currently accreting the $400,000 impairment charge back into income at a rate of $4,200 per quarter.

During 2015, the Company sold investment securities classified as available for sale for proceeds of $84.9 million resulting in gross gains of $1,274,000 and gross losses of $583,000. During 2014, the Company sold investment securities classified as available for sale for proceeds of $75.3 million resulting in gross gains of $788,000 and gross losses of $210,000. During 2013, the Company sold investment securities classified as available for sale for proceeds of $68.5 million resulting in gross gains of $1.7 million and gross losses of $33,000.

As part of its normal course of business, the Bank holds significant balances of municipal and other deposits that require the Bank to pledge investment instruments as collateral. At December 31, 2015, the Bank pledged investments with a book value of $135.9 million and a market value of approximately $140.3 million to various municipal entities as required by law. In addition, the Bank has provided $32.5 million of letters of credit issued by the Federal Home Loan Bank of Cincinnati to collateralize municipal deposits. The collateral for these letters of credit are the Bank’s one to four family loan portfolio.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands, Except Percentages)

(3)	Loans Receivable, Net:

The components of loans receivable in the consolidated balance sheets as of December 31, 2015, and December 31, 2014, were as follows:

	December 31, 2015		December 31, 2014
	Amount	Percent	Amount	Percent
Real estate loans:
One-to-four family (closed end) first mortgages	$145,999	26.0%	$150,551	27.6%
Second mortgages (closed end)	1,771	0.3%	2,102	0.4%
Home equity lines of credit	33,644	6.0%	34,238	6.3%
Multi-family	24,725	4.4%	25,991	4.8%
Construction	34,878	6.2%	24,241	4.4%
Land	22,453	4.0%	26,654	4.9%
Farmland	42,246	7.5%	42,874	7.8%
Non-residential real estate	149,711	26.6%	150,596	27.6%

Total mortgage loans	455,427	81.0%	457,247	83.8%
Consumer loans	20,324	3.6%	14,438	2.6%
Commercial loans	86,743	15.4%	74,154	13.6%

Total other loans	107,067	19.0%	88,592	16.2%

Total loans, gross	562,494	100.0%	545,839	100.0%

Deferred loan cost, net of fees	(445)		(286)
Less allowance for loan losses	(5,700)		(6,289)

Total loans	$556,349		$539,264

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(3)	Loans Receivable, Net: (Continued)

Loans serviced for the benefit of others totaled approximately $36.9 million, $30.4 million and $32.6 million at December 31, 2015, 2014 and 2013, respectively. At December 31, 2015, approximately $22.8 million of the $36.9 million in loans serviced by the Company are serviced for the benefit of Freddie Mac. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. The servicing rights associated with these loans are not material to the Company’s consolidated financial statements. Qualified one-to-four family first mortgage loans, non-residential real estate loans, multi-family loans and commercial real estate loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in Note 7.

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

The Company uses the following risk definitions for commercial loan risk grades:

Excellent - Loans in this category are to persons or entities of unquestioned financial strength, a highly liquid financial position, with collateral that is liquid and well margined. These borrowers have performed without question on past obligations, and the bank expects their performance to continue. Internally generated cash flow covers current maturities of long-term debt by a substantial margin. Loans secured by bank certificates of deposit and savings accounts, with appropriate holds placed on the accounts, are to be rated in this category.

Very Good - These are loans to persons or entities with strong financial condition and above- average liquidity who have previously satisfactorily handled their obligations with the bank. Collateral securing the bank’s debt is margined in accordance with policy guidelines. Internally generated cash flow covers current maturities of long-term debt more than adequately. Unsecured loans to individuals supported by strong financial statements and on which repayment is satisfactory may be included in this classification.

Satisfactory - Assets of this grade conform to substantially all the Bank’s underwriting criteria and evidence an average level of credit risk; however, such assets display more susceptibility to economic, technological or political changes since they lack the above average financial strength of credits rated Very Good. Borrower’s repayment capacity is considered to be adequate. Credit is appropriately structured and serviced; payment history is satisfactory.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(3)	Loans Receivable, Net: (Continued)

Acceptable - Assets of this grade conform to most of the Bank’s underwriting criteria and evidence an acceptable, though higher than average, level of credit risk; however, these loans have certain risk characteristics which could adversely affect the borrower’s ability to repay given material adverse trends. Loans in this category require an above average level of servicing and show more reliance on collateral and guaranties to preclude a loss to the Bank should material adverse trends develop. If the borrower is a company, its earnings, liquidity and capitalization are slightly below average when compared to its peers.

Watch - These loans are characterized by borrowers who have marginal cash flow, marginal profitability, or have experienced an unprofitable year and a declining financial condition. The borrower has in the past satisfactorily handled debts with the bank, but in recent months has either been late, delinquent in making payments, or made sporadic payments. While the bank continues to be adequately secured, margins have decreased or are decreasing, despite the borrower’s continued satisfactory condition. Other characteristics of borrowers in this class include inadequate credit information, weakness of financial statement and repayment capacity, but with collateral that appears to limit exposure. This classification includes loans to established borrowers that are reasonably margined by collateral, but where potential for improvement in financial capacity appears limited.

Special Mention - Loans in this category have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deteriorating prospects for the asset or in the institution’s credit position at some future date. Borrowers may be experiencing adverse operating trends or market conditions. Non- financial reasons for rating a credit exposure Special Mention include, but are not limited to: management problems, pending litigations, ineffective loan agreement and/or inadequate loan documentation, structural weaknesses and/or lack of control over collateral.

Substandard - A substandard asset is inadequately protected by the current sound worth or paying capacity of the debtor or the collateral pledged. There exists one or more well defined weaknesses that jeopardize the liquidation of the debt. There is a distinct possibility the Bank will experience some loss if the deficiencies are not corrected. Generally, the asset is considered collectible as to both principal and interest primarily because of collateral coverage or enterprise value. Generally, the asset is current and marginally secured.

Doubtful - A loan classified as doubtful has all the weaknesses inherent in a loan classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. These are poor quality loans in which neither the collateral, if any, nor the financial condition of the borrower presently ensure collectability in full in a reasonable period of time; in fact, there is permanent impairment in the collateral securing the bank’s loan. These loans are in a work-out status and have a defined work-out strategy.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(3)	Loans Receivable, Net: (Continued)

Loss - Loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. The bank takes losses in the period in which they become uncollectible.

The following credit risk standards are assigned to consumer loans.

Satisfactory - All consumer open-end and closed-end retail loans shall have an initial risk grade assigned of 3 - Satisfactory.

Substandard Assets -All consumer open-end and closed-end retail loans past due 90 cumulative days from the contractual date will be classified as 7 - Substandard. If a consumer/retail loan customer files bankruptcy, the loan will be classified as 7 - Substandard regardless of payment history.

Loss Assets - All closed-end retail loans that become past due 120 cumulative days and open-end retail loans that become past due 180 cumulative days from the contractual due date will be charged off as loss assets. The charge off will be taken by the end of the month in which the 120-day or 180-day time period elapses. All losses in retail credit will be recognized when the affiliate becomes aware of the loss, but in no case should the charge off exceed the time frames stated within this policy.

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

December 31, 2015, 2014 and 2013

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

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2015, approximately $82.3 million of the outstanding principal balance of the Company’s non-residential real estate loans were secured by owner-occupied properties, approximately $67.4 million was secured by non-owner occupied properties.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Loans by classification type and the related valuation allowance amounts at December 31, 2015, were as follows:

		Special	Impaired Loans			Specific Allowance for	Allowance for Loans not
	Pass	Mention	Substandard	Doubtful	Total	Impairment	Impaired
One-to-four family mortgages	$142,729	41	3,229	—	145,999	60	970
Home equity line of credit	33,475	—	169	—	33,644	—	201
Junior lien	1,720	35	16	—	1,771	—	8
Multi-family	21,644	—	3,081	—	24,725	138	89
Construction	34,878	—	—	—	34,878	—	377
Land	11,794	41	10,618	—	22,453	69	1,310
Non-residential real estate	138,865	2,489	8,357	—	149,711	134	1,005
Farmland	41,917	—	329	—	42,246	—	358
Consumer loans	20,123	—	201	—	20,324	49	309
Commercial loans	84,317	352	2,074	—	86,743	180	443

Total	$531,462	2,958	28,074	—	562,494	630	5,070

Loans by classification type and the related valuation allowance amounts at December 31, 2014, were as follows:

		Special	Impaired Loans			Specific Allowance for	Allowance for Loans not
	Pass	Mention	Substandard	Doubtful	Total	Impairment	Impaired
One-to-four family mortgages	$146,129	203	4,219	—	150,551	51	1,147
Home equity line of credit	33,481	—	757	—	34,238	—	181
Junior lien	2,025	40	37	—	2,102	—	14
Multi-family	20,066	2,904	3,021	—	25,991	—	85
Construction	24,241	—	—	—	24,241	—	146
Land	15,328	362	10,964	—	26,654	663	460
Non-residential real estate	131,854	5,492	13,250	—	150,596	738	1,345
Farmland	40,121	516	2,237	—	42,874	—	461
Consumer loans	14,118	21	299	—	14,438	62	432
Commercial loans	71,246	325	2,583	—	74,154	—	504

Total	$498,609	9,863	37,367	—	545,839	1,514	4,775

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2015, were as follows:

	At December 31, 2015			For the year ended December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$2,526	2,526	—	2,389	80
Home equity line of credit	169	169	—	457	7
Junior liens	16	16	—	17	1
Multi-family	2,128	2,128	—	2,797	126
Construction	—	—	—	—	—
Land	10,038	10,998	—	8,520	671
Non-residential real estate	7,640	7,640	—	283	404
Farmland	329	329	—	7,774	19
Consumer loans	5	5	—	3	—
Commercial loans	1,274	1,274	—	1,599	73

Total	24,125	25,085	—	23,839	1,381

Impaired loans with a specific allowance
One-to-four family mortgages	$703	703	60	709	40
Home equity line of credit	—	—	—	—	—
Junior liens	—	—	—	—	—
Multi-family	953	953	138	318	17
Construction	—	—	—	—	—
Land	580	580	69	1,707	46
Non-residential real estate	717	717	134	836	28
Farmland	—	—	—	—	—
Consumer loans	196	196	49	194	—
Commercial loans	800	800	180	514	15

Total	3,949	3,949	630	4,278	146

Total impaired loans	$28,074	29,034	630	28,117	1,527

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2014, were as follows:

	At December 31, 2014			For the year ended December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$3,501	3,501	—	2,972	176
Home equity line of credit	757	757	—	690	35
Junior liens	37	37	—	39	2
Multi-family	3,021	3,021	—	1,342	190
Construction	—	—	—	29	—
Land	7,740	7,740	—	8,978	339
Non-residential real estate	12,057	12,057	—	8,672	669
Farmland	2,237	2,237	—	3,968	125
Consumer loans	51	51	—	36	3
Commercial loans	2,583	2,583	—	2,246	154

Total	31,984	31,984	—	28,972	1,693

Impaired loans with a specific allowance
One-to-four family mortgages	$718	718	51	1,434	44
Home equity line of credit	—	—	—	—	—
Junior liens	—	—	—	—	—
Multi-family	—	—	—	—	—
Construction	—	—	—	—	—
Land	3,224	4,737	663	3,418	160
Non-residential real estate	1,193	1,258	738	3,617	69
Farmland	—	—	—	619	—
Consumer loans	248	248	62	355	—
Commercial loans	—	—	—	100	—

Total	5,383	6,961	1,514	9,543	273

Total impaired loans	$37,367	38,945	1,514	38,515	1,966

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans as of December 31, 2015, and December 31, 2014, by portfolio segment and based on the impairment method as of December 31, 2015, and December 31, 2014.

	Commercial	Land Development / Construction	Commercial Real Estate	Residential Real Estate	Consumer	Total
December 31, 2015:
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$180	69	272	60	49	630
Collectively evaluated for impairment	443	1,687	1,452	1,179	309	5,070

Total ending allowance balance	$623	1,756	1,724	1,239	358	5,700

Loans:
Loans individually evaluated for impairment	$2,074	10,618	11,767	3,414	201	28,074
Loans collectively evaluated for impairment	84,669	46,713	204,915	178,000	20,123	534,420

Total ending loans balance	$86,743	57,331	216,682	181,414	20,324	562,494

	Commercial	Land Development / Construction	Commercial Real Estate	Residential Real Estate	Consumer	Total
December 31, 2014:
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	663	738	51	62	1,514
Collectively evaluated for impairment	504	606	1,891	1,342	432	4,775

Total ending allowance balance	$504	1,269	2,629	1,393	494	6,289

Loans:
Loans individually evaluated for impairment	$2,583	10,964	18,508	5,013	299	37,367
Loans collectively evaluated for impairment	71,571	39,931	200,953	181,878	14,139	508,472

Total ending loans balance	$74,154	50,895	219,461	186,891	14,438	545,839

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The average recorded investment in impaired loans for the years ended December 31, 2015, 2014 and 2013 was $28.1 million, $38.5 million and $43.1 million, respectively. Interest income recognized on impaired loans for the years ended December 31, 2015 and December 31, 2014 and December 31, 2013, was $1.5 million, $2.0 million and $859,000, respectively. The following table provides a detail of the Company’s activity in the allowance for loan loss account allocated by loan type for the year ended December 31, 2015:

	Balance 12/31/2014	Charge off 2015	Recovery 2015	General Provision 2015	Specific Provision 2015	Ending Balance 12/31/2015
One-to-four family mortgages	$1,198	(143)	39	(176)	112	1,030
Home equity line of credit	181	(92)	10	20	82	201
Junior liens	14	—	4	(6)	(4)	8
Multi-family	85	—	—	4	138	227
Construction	146	—	—	231	—	377
Land	1,123	(911)	—	850	317	1,379
Non-residential real estate	2,083	(222)	2	(944)	220	1,139
Farmland	461	—	—	500	(603)	358
Consumer loans	494	(298)	118	(123)	167	358
Commercial loans	504	(201)	54	(61)	327	623

	$6,289	(1,867)	227	295	756	5,700

The following table provides a detail of the Company’s activity in the allowance for loan loss account allocated by loan type for the year ended December 30, 2014:

	Balance 12/31/2013	Charge off 2014	Recovery 2014	General Provision 2014	Specific Provision 2014	Ending Balance 12/31/2014
One-to-four family mortgages	$2,048	(233)	24	(304)	(337)	1,198
Home equity line of credit	218	(83)	3	(37)	80	181
Junior liens	39	—	9	(25)	(9)	14
Multi-family	466	—	—	(381)	—	85
Construction	88	(139)	9	58	130	146
Land	1,305	—	—	(74)	(108)	1,123
Non-residential real estate	2,719	(66)	864	(1,368)	(66)	2,083
Farmland	510	—	—	542	(591)	461
Consumer loans	541	(415)	109	(13)	272	494
Commercial loans	748	(296)	94	(244)	202	504

	$8,682	(1,232)	1,112	(1,846)	(427)	6,289

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Non-accrual loans totaled $7.4 million and $3.2 million at December 31, 2015, and December 31, 2014, respectively. All non-accrual loans noted below are classified as either substandard or doubtful. Interest income foregone on such loans totaled $337,000 at December 31, 2015, $76,000 at December 31, 2014, and $432,000 at December 31, 2013, respectively. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis. There were no loans past due more than three months and still accruing interest as of December 31, 2015, and December 31, 2014. For the years ended December 31, 2015, and December 31, 2014, the components of the Company’s balances of non-accrual loans are as follows:

	12/31/2015	12/31/2014
One-to-four family first mortgages	$2,234	1,501
Home equity lines of credit	48	—
Junior liens	—	—
Multi-family	1,968	95
Land	1,553	215
Non-residential real estate	247	1,159
Farmland	166	115
Consumer loans	8	—
Commercial loans	1,198	90

Total non-accrual loans	$7,422	3,175

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The table below presents loan balances at December 31, 2015, by loan classification allocated between past due, classified, performing and non-performing:

	Currently Performing	30 - 89 Days Past Due	Non-accrual Loans	Special Mention	Impaired Loans
					Currently Performing
					Substandard	Doubtful	Total
One-to-four family mortgages	$142,058	671	2,234	41	995	—	$145,999
Home equity line of credit	33,396	79	48	—	121	—	33,644
Junior liens	1,720	—	—	35	16	—	1,771
Multi-family	21,638	6	1,968	—	1,113	—	24,725
Construction	34,878	—	—	—	—	—	34,878
Land	11,047	747	1,553	41	9,065	—	22,453
Non-residential real estate	138,637	228	247	2,489	8,110	—	149,711
Farmland	41,853	64	166	—	163	—	42,246
Consumer loans	20,108	15	8	—	193	—	20,324
Commercial loans	84,272	45	1,198	352	876	—	86,743

Total	$529,607	1,855	7,422	2,958	20,652	—	562,494

The table below presents loan balances at December 31, 2014, by loan classification allocated between performing and non-performing:

	Currently Performing	30—89 Days Past Due	Non-accrual Loans	Special Mention	Impaired Loans
					Currently Performing
					Substandard	Doubtful	Total
One-to-four family mortgages	$145,372	757	1,501	203	2,718	—	150,551
Home equity line of credit	33,338	143	—	—	757	—	34,238
Junior liens	2,025	—	—	40	37	—	2,102
Multi-family	20,066	—	95	2,904	2,926	—	25,991
Construction	24,241	—	—	—	—	—	24,241
Land	14,674	654	215	362	10,749	—	26,654
Non-residential real estate	131,854	—	1,159	5,492	12,091	—	150,596
Farmland	40,057	64	115	516	2,122	—	42,874
Consumer loans	14,104	14	—	21	299	—	14,438
Commercial loans	71,191	55	90	325	2,493	—	74,154

Total	$496,922	1,687	3,175	9,863	34,192	—	545,839

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(3)	Loans Receivable, Net: (Continued)

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

December 31, 2015, 2014 and 2013

(Table Amount in Thousands)

(3)	Loans Receivable, Net: (Continued)

Troubled Debt Restructurings, (Continued)

At December 31, 2015, the Company had two loan relationships with a total of eight loans classified as performing TDR. The largest loan relationship classified as a TDR is collateralized by non-owner occupied commercial real estate and was placed on interest only payments in 2014. At July 31, 2015, both loans were removed from interest only and are now paying monthly principal and interest payments in accordance with the Company’s loan policy. At December 31, 2015, the loan relationship has a balance of approximately $3.3 million.

The second TDR relationship includes six loans and is secured by a non-owner occupied commercial real estate loan. This loan relationship was placed on interest only payments in the third quarter of 2015. The owner has significant equity in the collateral and is attempting the sell the asset to use the equity for unanticipated financial obligations. The aggregate loan balance of this relationship is $2.2 million. A summary of the activity in loans classified as TDRs for the twelve month period ended December 31, 2015, is as follows:

	Balance at	New	Loss or	Transferred to	Loan	Balance at
	12/31/14	TDR	Foreclosure	Non-accrual	Amortization	12/31/15
Non-residential real estate	$3,284	2,265	—	—	(13)	$5,536

Total performing TDR	$3,284	2,265	—	—	(13)	$5,536

A summary of the activity in loans classified as TDRs for the year ended December 31, 2014, is as follows:

	Balance at	New	Loss or	Transferred to	Removed from (Taken to)	Balance at
	12/31/13	TDR	Foreclosure	Held For Sale	Non-accrual	12/31/14
Non-residential real estate	$—	10,271	—	(6,987)	—	3,284

Total performing TDR	$—	10,271	—	(6,987)	—	$3,284

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The Company originates loans to officers and directors and their affiliates at terms substantially identical to those available to other borrowers. Loans to officers and directors at December 31, 2015 and December 31, 2014, were approximately $3.8 million and $4.0 million, respectively. At December 31, 2015, funds committed that were undisbursed to officers and directors approximated $493,000.

The following summarizes activity of loans to officers and directors and their affiliates for the years ended December 31, 2015, and December 31, 2014:

	2015	2014
Balance at beginning of period	4,022	4,800
New loans	682	669
Principal repayments	(860)	(1,447)

Balance at end of period	3,844	4,022

(4)	Premises and Equipment:

Components of premises and equipment included in the consolidated balance sheets as of December 31, 2015 and December 31, 2014, consisted of the following:

	2015	2014
Land	$6,579	$6,576
Land improvements	1,097	611
Buildings	22,405	20,914
Construction in process	—	486
Furniture and equipment	6,488	6,213

	36,569	34,800
Less accumulated depreciation	12,535	11,860

Premises and equipment, net	$24,034	$22,940

Depreciation expense was approximately $1,266,000, $1,336,000 and $1,502,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(5)	Intangible Assets:

The amount of other intangible assets and the changes in the carrying amounts of other intangible assets for the years ended December 31, 2015, 2014 and 2013:

Core Deposits
Intangible
Balance, December 31, 2012	$292
Amortization	(162)

Balance December 31, 2013	130
Amortization	(97)

Balance December 31, 2014	33
Amortization	(33)

Balance, December 31, 2015	$—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(6)	Deposits:

At December 31, 2015, the scheduled maturities of other time deposits were as follows:

Years Ending December 31,

2016	$201,329
2017	60,281
2018	36,975
2019	6,441
2020	9,638

$314,664

The amount of other time deposits with a minimum denomination of $250,000 was approximately $78.8 million at December 31, 2015, and December 31, 2014, respectively. At December 31, 2015, directors, members of senior management and their affiliates had deposits in the Bank of approximately $6.2 million.

Interest expense on deposits for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 is summarized as follows:

	2015	2014	2013
Interest bearing checking accounts	$1,105	$1,253	$1,243
Money market accounts	88	86	73
Savings	103	109	79
Other time deposits	3,735	4,155	5,719

	$5,031	$5,603	$7,114

The Bank maintains clearing arrangements for its demand, interest bearing checking accounts and money market accounts with BBVA Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2015, average daily clearings were approximately $5.9 million.

At December 31, 2015, the Company had approximately $196,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2014, the Company had approximately $248,000 of deposit accounts in overdraft status and thus has been reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2015, and December 31, 2014, the Company had deposits classified as brokered deposits totaling $34.4 million and $37.1 million, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands, Except Percentages)

(7)	Advances from Federal Home Loan Bank:

Federal Home Loan Bank advances are summarized as follows:

	December 31,
	2015		2014
		Weighted		Weighted
Types of Advances	Amount	Average Rate	Amount	Average Rate
Fixed-rate	$15,000	2.19%	$34,000	0.88%

Scheduled maturities of FHLB advances as of December 31, 2015 are as follows:

Years Ending	Fixed	Average
December 31,	Rate	Cost
2016	$4,000	5.34%
2017	5,000	0.88%
2018	6,000	1.18%

Total	$15,000	2.19%

The Bank has an approved line of credit of $30 million at the FHLB of Cincinnati, which is secured by a blanket agreement to maintain residential first mortgage loans and non-residential real estate loans with a principal value of 125% of the outstanding advances and has a variable interest rate. At December 31, 2015, the Bank could borrow an additional $54.0 million from the FHLB of Cincinnati without pledging additional collateral. At December 31, 2015, the Bank has an additional $17.2 million in additional collateral that could be pledged to the FHLB to secure additional advance requirements. The Bank has an $8 million unsecured line of credit with BVA Compass Bank of Birmingham, Alabama. The Company’s overnight lines of credit with both the Federal Home Loan Bank of Cincinnati and Compass Bank had no balance at December 31, 2015.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

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

At December 31, 2015, the Company provided investment securities with a market value and book value of $45.8 million as collateral for repurchase agreements. The maximum repurchase balances outstanding during the twelve month periods ending December 31, 2015, and December 31, 2014, was $57.4 million and $57.9 million, respectively.

At December 31, 2015, and December 31, 2014, the respective cost and maturities of the Company’s repurchase agreements are as follows:

2015 Third Party	Balance	Average Rate	Maturity	Comments
Merrill Lynch	$6,000	4.36%	9/18/2016	Quarterly callable
Various customers	39,770	0.61%		Overnight

Total	$45,770	1.13%

2014 Third Party	Balance	Average Rate	Maturity	Comments
Merrill Lynch	$6,000	4.36%	9/18/2016	Quarterly callable
Various customers	51,358	0.60%		Overnight

Total	$57,358	1.42%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(9)	Fair Value Measurement:

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

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The Company has certain liabilities carried at fair value including interest rate swap agreements. The fair value of these liabilities is based on information obtained from a third party bank and is reflected within level 2 of the valuation hierarchy.

Assets and Liabilities Measured on a Recurring Basis

The assets and liabilities measured at fair value on a recurring basis are summarized below:

December 31, 2015	Total carrying value in the consolidated	Quoted Prices In Active Markets for	Significant Other Observable	Significant Unobservable
Description	balance sheet at December 31, 2015	Identical Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets
Available for sale securities	$237,177	2,000	233,312	1,865

December 31, 2014	Total carrying value in the consolidated	Quoted Prices In Active Markets for	Significant Other Observable	Significant Unobservable
Description	balance sheet at December 31, 2014	Identical Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets
Available for sale securities	$303,628	3,980	298,159	1,489
Liabilities
Interest rate swap	$390	—	390	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The assets and liabilities measured at fair value on a non-recurring basis are summarized below:

December 31, 2015	Total carrying value in the	Quoted Prices In Active	Significant Other	Significant
Description	consolidated balance sheet at 12/31/2015	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Other real estate owned	$1,736	—	—	1,736
Impaired loans, net of allowance of $630	$3,319	—	—	3,319

December 31, 2014	Total carrying value in the	Quoted Prices In Active	Significant Other	Significant
Description	consolidated balance sheet at 12/31/2014	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Other real estate owned	$1,927	—	—	1,927
Impaired loans, net of allowance of $1,514	$3,869	—	—	3,869

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

Change in level 3 fair value measurements:

The table below includes a roll-forward of the balance sheet items for the years ended December 31, 2015 and 2014, (including the change in fair value) for assets and liabilities classified by HopFed Bancorp, Inc. within level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Year ended December 31,
	2015		2014
	Other	Other	Other	Other
	Assets	Liabilities	Assets	Liabilities
Fair value, December 31,	$1,489	—	$1,489	—
Change in unrealized gains (losses) included in other comprehensive income for assets and liabilities still held at December 31,	359	—	—	—
Other than temporary impairment charge	—	—	—	—
Recovery of prior impairment charge	17	—	—	—
Purchases, issuances and settlements, net	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	—

Fair value, December 31,	$1,865	—	$1,489	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2015:

				Using
			Quoted Prices	Significant
			In Active Markets	Other	Significant
		Estimated	for Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from banks	$46,926	46,926	46,926	—	—
Interest-earning deposits	7,772	7,772	7,772	—	—
Securities available for sale	237,177	237,177	2,000	233,312	1,865
Federal Home Loan Bank stock	4,428	4,428	—	4,428	—
Loans held for sale	2,792	2,792	—	2,792	—
Loans receivable	556,349	552,981	—	—	552,981
Accrued interest receivable	4,139	4,139	—	4,139	—
Financial liabilities:
Deposits	739,406	724,877	—	724,877	—
Advances from borrowers for taxes and insurance	614	614	—	614	—
Advances from Federal Home Loan Bank	15,000	14,985	—	14,985	—
Repurchase agreements	45,770	45,931	—	45,931	—
Subordinated debentures	10,310	10,099	—	—	10,099
Off-balance-sheet liabilities:
Commitments to extend credit	—	—	—	—	—
Commercial letters of credit	—	—	—	—	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(9)	Fair Value Measurement: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2014:

				Using
			Quoted Prices	Significant
			In Active Markets	Other	Significant
		Estimated	for Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from banks	$34,389	34,389	34,389	—	—
Interest-earning deposits	6,050	6,050	6,050	—	—
Securities available for sale	303,628	303,628	3,980	298,159	1,489
Federal Home Loan Bank stock	4,428	4,428	—	4,428	—
Loans held for sale	1,444	1,444	—	1,444	—
Loans receivable	539,264	537,493	—	—	537,493
Accounts receivable	4,576	4,576	—	4,576	—
Financial liabilities:
Deposits	731,308	714,750	—	714,750	—
Advances from borrowers for taxes and insurance	513	513	—	513	—
Advances from Federal Home Loan Bank	34,000	34,217	—	34,217	—
Repurchase agreements	57,358	57,688	—	57,688	—
Subordinated debentures	10,310	10,099	—	—	10,099
Off-balance-sheet liabilities:
Commitments to extend credit	—	—	—	—	—
Commercial letters of credit	—	—	—	—	—
Market value of interest rate swap	390	390	—	390	—

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

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

The following table presents foreclosed assets that were re-measured and reported at fair value:

	Years Ended December 31,
	2015	2014	2013
Beginning balance	$1,927	1,674	1,548
Foreclosed assets measured at initial recognition:
Carrying value of foreclosed assets prior to acquisition	986	1,816	1,535
Proceeds from sale of foreclosed assets	(344)	(1,118)	(908)
Charge-offs recognized in the allowance for loan loss	(117)	(237)	(361)
Losses included in non-interest expense	(716)	(208)	(140)

Fair value	$1,736	1,927	1,674

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(10)	Subordinated Debentures:

On September 25, 2003, the Company formed HopFed Capital Trust I (the Trust). The Trust is a statutory trust formed under the laws of the state of Delaware. In September 2003, the Trust issued variable rate capital securities with an aggregate liquidation amount of $10,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued floating rate junior subordinated debentures aggregating $10,310,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the capital securities pay interest and dividends, respectively, on a quarterly basis. The variable interest rate is the three-month LIBOR plus 3.10% adjusted quarterly. The most recent interest rate adjustment for the trust was effective January 8, 2016, which adjusted the total coupon rate to 3.72%. These junior subordinated debentures mature in 2033, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities became redeemable contemporaneously, in whole or in part, beginning October 8, 2008 at a redemption price of $1,000 per capital security.

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

At December 31, 2015, all cash and cash equivalents are deposited with Compass BBVA Bank, the Federal Reserve Bank or the Federal Home Loan Bank of Cincinnati (FHLB). Deposits at Compass BBVA Bank are insured to $250,000. All deposits at the FHLB are liabilities of the individual bank and were not federally insured. The FHLB is a government sponsored enterprise (GSE) and has the second highest rating available by all rating agencies. At December 31, 2015, total FHLB deposits were approximately $12.5 million and total deposits at the Federal Reserve were $8.1 million, none of which is insured by the FDIC. At December 31, 2015, total deposits at BBVA were $26.8 million, of which $250,000 were insured by the FDIC.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

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

On May 31, 2000, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 2000 Stock Option Plan (the “2000 Option Plan”). Under the 2000 Option Plan, the option committee has discretionary authority to grant stock options to such employees as the committee shall designate. The 2000 Option Plan reserves 40,000 shares of common stock for issuance upon the exercise of options. The Company will receive the exercise price for shares of common stock issued to 2000 Option Plan participants upon the exercise of their option. The Board of Directors has granted options to purchase 40,000 shares of common stock under the 2000 Option Plan at an exercise price of $10.00 per share, which was the fair market value on the date of the grant. At December 31, 2015, all options having been granted under the 2000 Option Plan have been exercised and expired.

	Number of Shares	Weighted Average Exercise Price
Options outstanding, December 2012	20,808	$16.67
Granted	—	—
Exercised	—	—
Forfeited	—	—

Options outstanding, December 2013	20,808	$16.67
Granted	—	—
Exercised	—	—
Forfeited	(20,808)	$16.67

Options outstanding, December 2014	—	—

At December 31, 2015, there are no stock options outstanding.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

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

Awards are recognized as an expense to the Company in accordance with the vesting schedule. Awards in which the vesting is accelerated must be recognized as an expense immediately. Awards are valued at the closing stock price on the day the award is granted. For the year ended December 31, 2015, the Compensation Committee granted 2,034 shares of restricted stock with a market value of $25,000. For the year ended December 31, 2014, the Compensation Committee granted 22,378 shares of restricted stock with a market value of $260,000. For the year ended December 31, 2013, the Compensation Committee granted 21,559 shares of restricted stock with a market value of $232,000. The Company recognized $190,000, $164,000, and $115,000 in compensation expense in 2015, 2014 and 2013, respectively.

The remaining compensation expense to be recognized at December 31, 2015, is as follows:

Year Ending December 31,	Approximate Future Compensation Expense
2016	$139
2017	52
2018	9
2019	3

Total	$203

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(12)	Employee Benefit Plans: (Continued)

HopFed Bancorp Long Term Incentive Plans

The Compensation Committee may make additional awards of restricted stock, thereby increasing the future expense related to this plan. The early vesting of restricted stock awards due to factors outlined in the award agreement may accelerate future compensation expenses related to the plan. However, the total amount of future compensation expense would not change as a result of an accelerated vesting of shares. At December 31, 2015, the Company has 254,256 restricted shares available from the HopFed Bancorp, Inc. 2013 Long Term Incentive Plan that may be awarded.

401(K) Plan

The Company has a 401(K) retirement program that is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings. Prior to January 1, 2015, the Company matched employee contributions up to 4%. In addition, the Company chose to provide all eligible employees an additional 4% of compensation without regards to the amount of the employee contribution. Expense related to Company contributions amounted to $769,000 and $737,000 in 2014 and 2013, respectively. The reduction in expense related to the 401K program in 2014 and 2013 was the offset of approximately $43,000 and $22,000, respectively, in Company contributions forfeited by employees who are no longer employed by the Company and have not met the full vesting requirements of the plan. In 2015, the Company discontinued all 401(K) contributions on behalf of employees while allowing employees to continue to make contributions to the plan. The Company established a new retirement plan for all employees discussed below.

HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan

On March 2, 2015, the Company implemented the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (the “ESOP”) which covers substantially all employees who are at least 21 years old with at least one year of employment with the Company and Heritage Bank USA, Inc. (the “Bank”), the Company’s commercial bank subsidiary. The ESOP has three individuals who have been selected by the Company to serve as trustees. A directed corporate trustee has also been appointed. The ESOP will be administered by a committee (the “Committee”) currently composed of eleven employees selected by the Company or its designee. The 2015 ESOP received approval from the Federal Reserve Bank of St. Louis to own up to 24.9% of the Company’s stock.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(12)	Employee Benefit Plans: (Continued)

HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (Continued)

On March 2, 2015, the ESOP entered into a loan agreement with the Corporation to borrow up to $13,500,000 to purchase up to 1,000,000 shares common stock (“ESOP Loan”). On the same date, the ESOP purchased 600,000 shares from the Corporation at a cost of $7,884,000 using the proceeds of the ESOP Loan. In accordance with the ESOP Loan documents, the common stock purchased by the ESOP serves as collateral for the ESOP Loan. The ESOP Loan will be repaid principally from discretionary contributions by the Bank to the ESOP. The ESOP Loan was amended to provide for no future draws and a final maturity of December 9, 2026. The interest rate on the ESOP Loan is 3.0%. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the ESOP Loan is repaid. The ESOP shares are dividend paying. Dividends on unearned shares will be used to repay the ESOP Loan.

For the year ended December 31, 2015, the Company recognized an expense of $652,000 related to the ESOP loan payment. At December 31, 2015, the Company released 53,587 shares from the ESOP trust to individual employees of the plan as a result of the loan payment.

Deferred Compensation Plan

During 2002, the Company purchased assets and assumed the liabilities relating to a nonqualified deferred compensation plan for certain employees of the Fulton division. The Company owns single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the benefits accrued for each participant will be distributed to the participant in equal installments for 15 years. The plan is now fully funded and no additional expenses will be recognized. The Deferred Compensation Plan also provides the participant with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant. The original face value of all deferred compensation contracts was approximately $668,000. At December 31, 2015, the accrued value of all deferred compensation contacts is approximately $265,000. The Company is currently making cash remittances of approximately $12,000 per year on deferred compensation contracts.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands Except Percentages)

(13)	Income Taxes:

The provision for income tax expense (benefit) for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, consisted of the following:

	2015	2014	2013
Current
Federal	$—	—	(32)
State	97	30	110

	97	30	78
Deferred
Federal	177	(231)	566
State	—	—	—

	177	(231)	566

	$274	(201)	644

Total income tax expense for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, differed from the amounts computed by applying the federal income tax rate of 34 percent to income before income taxes as follows:

	2015	2014	2013
Expected federal income tax expense at statutory tax rate	$911	679	1,498
Effect of nontaxable interest income	(458)	(542)	(590)
Effect of nontaxable bank owned life insurance income	(114)	(104)	(120)
Effect of QSCAB credit	(109)	(220)	(220)
State taxes on income, net of federal benefit	59	10	73
Other tax credits	(80)	(80)	(80)
Non deductible expenses	65	56	83

Total income tax expense	$274	($201)	644

Effective tax rate (benefit)	10.2%	(10.1%)	14.6%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(13)	Income Taxes: (Continued)

The components of deferred taxes as of December 31, 2015, and December 31, 2014, are summarized as follows:

	2015	2014
Deferred tax assets:
Allowance for loan loss	$1,938	$2,116
Accrued expenses	377	89
Net operating loss carry forward	1,182	1,135
Tax credit carry forward	258	258
Intangible amortization	784	981
Other	267	287
Other real estate owned	—	95

	4,806	4,961

Deferred tax liabilities:
FHLB stock dividends	(787)	(787)
Unrealized gain on items in comprehensive income	(1,275)	(1,832)
Depreciation and amortization	(102)	(81)

	(2,164)	(2,700)

Net deferred tax asset	$2,642	$2,261

The Small Business Protection Act of 1996, among other things, repealed the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. Commercial banks with assets greater than $500 million can no longer use the reserve method and may only deduct loan losses as they actually arise (i.e., the specific charge-off method). At December 31, 2015, the Company has net operating loss carry forwards of $3.1 million which begin to expire in 2034.

The portion of a thrift’s tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no recapture was required due to the Bank’s charter conversion from a thrift to a commercial bank or if the bank was acquired by another bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2015, and December 31, 2014, includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(13)	Income Taxes: (Continued)

No valuation allowance for deferred tax assets was recorded at December 31, 2015, and December 31, 2014, as management believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years and expected future taxable income. There were no unrecognized tax benefits during any of the reported periods. The Corporation files income tax returns in the U.S. federal jurisdiction. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2011.

(14)	Real Estate and Other Assets Owned:

The Company’s real estate and other assets owned balances at December 31, 2015, and December 31, 2014, represent properties and personal collateral acquired by the Bank through customer loan defaults. The property is recorded at the lower of cost or fair value less estimated cost of to sell at the date acquired with any loss recognized as a charge off through the allowance for loan loss account. Additional real estate and other asset losses may be determined on individual properties at specific intervals or at the time of disposal. Additional losses are recognized as a non-interest expense. As of December 31, 2015, and December 31, 2014, the composition of the Company’s balance in both real estate and other assets owned are as follows:

	December 31,
	2015	2014
One-to-four family mortgages	$55	$159
Land	943	1,768
Non-residential real estate	738	—

Total other assets owned	$1,736	$1,927

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table amounts in Thousands)

(15)	Commitments and Contingencies:

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

The Bank had open loan commitments at December 31, 2015, and December 31, 2014, of approximately $46.4 million and $45.2 million, respectively. At December 31, 2015 and December 31, 2014, the Bank had no fixed rate loan commitments. Unused lines of credit were approximately $84.9 million and $80.1 million at December 31, 2015 and 2014, respectively. Also at December 31, 2015 and December 31, 2014, the Bank has unused consumer lines of credit tied to customer deposit accounts of $9.5 million and $35.5 million, respectively.

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

The Company and the Bank have entered into commitments to rent facilities, purchase services and lease operating equipment that are non-cancelable. At December 31, 2015, future minimal purchase, lease and rental commitments were as follows:

Years Ending December 31
2016	$2,352
2017	2,240
2018	1,505
2019	1,397
2020	—

Total	$7,494

The Company incurred rental expenses of approximately $61,000, $66,000 and $54,000 for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, respectively.

In the normal course of business, the Bank and Corporation have entered into operating contracts necessary to conduct the Company’s daily business. The most significant operating contract is for the Bank’s data processing services. The monthly cost associated with this contract is variable based on the number of accounts and usage but has an expected annual cost of approximately $1.4 million. The Bank has several ATM branding agreements with local businesses. These agreements allow the Bank to maintain a cash machine and signage in various locations for an annual cost of approximately $103,000.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(15)	Commitments and Contingencies: (Continued)

The Company is partially self-insured for medical benefits provided to employees. Heritage Bank is named as the plan administrator for this plan and has retained Anthem Blue Cross Blue Shield (“Anthem”) to process claims and handle other duties of the plan. Anthem does not assume any liabilities as a third party administrator. The Bank purchased two stop-loss insurance policies to limit total medical claims from Anthem. The first specific stop-loss policy limits the Company’s cost in any one year to $90,000 per covered individual. The Company has purchased a second stop-loss policy that limits the aggregate claims for the Company in a given year at $1,852,013 based upon the Company’s current enrollment. The Company has established a liability for outstanding claims as well as incurred but unreported claims. While management uses what it believes are pertinent factors in estimating the plan liability, the actual liability is subject to change based upon unexpected claims experience and fluctuations in enrollment during the plan year. At December 31, 2015, and December 31, 2014, the Company recognized a liability for self-insured medical expenses of approximately $400,000 and $170,000, respectively.

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

December 31, 2015, 2014 and 2013

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

In October of 2008, the Company entered into an interest rate swap agreement for a term of seven years and an amount of $10 million. The Bank paid a fixed rate of 7.27% for seven years and received an amount equal to the three-month London Interbank Lending Rate (Libor) plus 3.10%. The interest rate swap was classified as a cash flow hedge by the Bank and was tested quarterly for effectiveness. The interest rate swap matured on October 8, 2015.

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

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands, Except Percentages)

(16)	Regulatory Matters: (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). Management believes, as of December 31, 2015, and December 31, 2014, that the Bank meets all capital adequacy requirements to which it is subject.

The Company’s consolidated capital ratios and the Bank’s actual capital amounts and ratios as of December 31, 2015, and December 31, 2014, are presented below:

					To be Well
			For Capital		Capitalized for
			Adequacy		Prompt Correction
	Actual		Purchases		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Tier 1 leverage capital to adjusted total assets
Company	$95,156	10.9%	$34,924	4.0%	$43,656	5.0%
Bank	$93,328	10.7%	$34,840	4.0%	$43,550	5.0%
Total capital to risk weighted assets
Company	$100,857	17.3%	$46,772	8.0%	$58,465	10.0%
Bank	$99,029	17.1%	$46,272	8.0%	$57,840	10.0%
Tier 1 capital to risk weighted assets
Company	$95,156	16.3%	$35,079	6.0%	$46,772	8.0%
Bank	$93,328	16.1%	$34,704	6.0%	$46,272	8.0%
Common equity tier 1 capital to risk weighted assets
Company	$95,156	16.3%	$26,309	4.5%	n/a	n/a
Bank	$93,328	16.1%	$26,028	4.5%	$37,596	6.5%
As of December 31, 2014
Tier 1 leverage capital to adjusted total assets
Company	$104,813	11.1%	$37,763	4.0%	$47,204	5.0%
Bank	$102,240	11.0%	$37,252	4.0%	$46,567	5.0%
Total capital to risk weighted assets
Company	$111,102	19.1%	$46,662	8.0%	$58,327	10.0%
Bank	$108,529	18.6%	$46,576	8.0%	$58,220	10.0%
Tier 1 capital to risk weighted assets
Company	$104,813	18.0%	$23,331	4.0%	n/a	n/a
Bank	$102,240	17.6%	$23,288	4.0%	$34,932	6.0%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(17)	Stockholders’ Equity:

The Company’s sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. The Bank’s primary regulator, the KDFI, has regulations that impose certain restrictions on payment of dividends to the Corporation. Current regulations of the KDFI allow the Bank (based upon its current capital level and supervisory status assigned by the KDFI) to pay a dividend as long as the Bank subsidiary maintains an appropriate Tier 1 Capital ratio. Furthermore, for the Bank to pay a dividend to the Corporation without regulatory approval, the dividend is limited to the total amount of the Bank’s current year net income plus the Bank’s net income of the prior two years less any previous dividends paid by the Bank to the Corporation during that time. At December 31, 2015, the Bank was unable to pay additional dividends to the Corporation without regulatory approval. Given the prospects for the approval of Basel III, the Company anticipates that in practice it will need to maintain a minimum Tier 1 Capital ratio of 8.50% at its bank subsidiary to continue to pay dividends to common shareholders and will structure its business plan to maintain a Tier 1 Capital ratio at the Bank level at or above 9.00%.

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

On October 28, 2014, the Company’s Board of Directors announced it may purchase an additional 300,000 shares of common stock and another 1.0 million shares of common stock for general corporate purchases or future employee benefit plans. That plan expired October 31, 2015, with the Company having purchased 860,303 shares of common stock and having reissued 600,000 shares of common stock to establish the ESOP. On November 18, 2015, the Company’s announced a new stock repurchase program of up to 300,000 shares of the Company’s common stock that will expire December 31, 2017. The Company will conduct repurchases through open market transactions or in privately negotiated transactions that may be made from time to time depending on market conditions and other factors. At December 31, 2015, the Company holds a total of 1,085,888 shares of treasury stock at an average price of $12.41 per share. At December 31, 2015, the Company may purchase 252,798 shares of treasury stock under the current approved plan.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(17)	Stockholders’ Equity: (Continued)

The warrants expired ten years from the date of issuance. The Preferred Stock had no stated maturity and was non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5% per year for the first five years and 9% thereafter. As a result of a 2% stock dividend paid to shareholders of record at September 30, 2010, and October 3, 2011, total warrants issued was adjusted to 253,667 and the warrant strike price was adjusted to $10.88.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(17)	Stockholders’ Equity: (Continued)

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

At December 31, 2015, the Bank and Corporation met all fully phased capital requires of Basel III, including the capital conservation buffer of 2.5%.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(18)	Earnings Per Share:

Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year. Common stock warrants outstanding are not included in the dilutive earnings per share computations because they would be anti-dilutive.

The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

	Years Ended December 31,
	2015	2014	2013
Basic earnings per share:
Weighted average common shares	6,919,190	7,306,078	7,483,606
Adjustment for ESOP activity	(546,913)	—	—

Weighted average common shares	6,372,277	7,306,078	7,483,606
Dilutive effect of stock options	—	—	—
Weighted average common and incremental shares	6,372,277	7,306,078	7,483,606

(19)	Variable Interest Entities:

Under ASC 810, the Company is deemed to be the primary beneficiary and required to consolidate a variable interest entity (VIE) if it has a variable interest in the VIE that provides it with a controlling financial interest. For such purposes, the determination of whether a controlling financial interest exists is based on whether a single party has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. ASC 810 requires continual reconsideration of conclusions reached regarding which interest holder is a VIE’s primary beneficiary and disclosures surrounding those VIE’s which have not been consolidated. The consolidation methodology provided in this footnote as of December 31, 2015, and December 31, 2014, has been prepared in accordance with ASC 810. At December 31, 2015, the Company did not have any consolidated variable interest entities to disclose but did have a commitment to a low income housing partnership and issued trust preferred securities.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements:

The following condensed balance sheets as of December 31, 2015, and December 31, 2014, and condensed statements of income and cash flows for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

Condensed Balance Sheets:
	2015	2014
Assets:
Cash and due from banks	$2,087	2,932
Investment in subsidiary	95,804	106,088
Prepaid expenses and other assets	490	534

Total assets	$98,381	109,554

Liabilities and equity
Liabilities
Unrealized loss on derivative	$—	390
Dividends payable - common	287	301
Interest payable	89	87
Other liabilities	65	64
Subordinated debentures	10,310	10,310

Total liabilities	10,751	11,152

Equity:
Preferred stock	—	—
Common stock	79	79
Additional paid-in capital	58,604	58,466
Retained earnings	47,124	45,729
Treasury stock- common stock	(13,471)	(9,429)
Unearned ESOP shares	(7,180)	—
Accumulated other comprehensive income	2,474	3,557

Total equity	87,630	98,402

Total liabilities and equity	$98,381	109,554

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Income:

	2015	2014	2013
Interest and dividend income:
Dividend income from subsidiary Bank	$12,100	2,600	5,500

Total interest and dividend income	12,100	2,600	5,500

Interest expense	740	737	733
Non-interest expenses	541	546	684

Total expenses	1,281	1,283	1,417

Income before income taxes and equity in undistributed earnings of subsidiary	10,819	1,317	4,083
Income tax benefits	(529)	(459)	(496)

Income before equity in undistributed earnings of subsidiary	11,348	1,776	4,579
Equity in (distribution in excess of) earnings of subsidiary	(8,944)	423	(817)

Income available to common shareholders	$2,404	2,199	3,762

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Cash Flows:

	2015	2014	2013
Cash flows from operating activities:
Net income	$2,404	2,199	3,762
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Equity in undistributed earnings of subsidiary	8,943	(423)	817
Amortization of restricted stock	190	164	115
Increase (decrease) in:
Current income taxes payable	11	200	(355)
Accrued expenses	(149)	280	(142)

Net cash (used in) provided by operating activities:	11,399	2,420	4,197

Cash flows for investing activities:
Net cash flow used in investing activities	—	—	—
Cash flows from financing activities:
Purchase of preferred stock - treasury	—	—	—
Purchase of common stock - treasury	(11,926)	(3,500)	(853)
Purchase of common stock warrant	—	—	(257)
Proceeds on ESOP loan	704	—	—
Dividends paid on common stock	(1,022)	(1,187)	(751)

Net cash (used in) provided by financing activities	(12,244)	(4,687)	(1,861)

Net increase (decrease) in cash	(845)	(2,267)	2,336

Cash and due from banks at beginning of year	2,932	5,199	2,863

Cash and due from banks at end of year	$2,087	2,932	5,199

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(21)	Investments in Affiliated Companies (Unaudited):

Investments in affiliated companies accounted for under the equity method consist of 100% of the common stock of HopFed Capital Trust I (the Trust), a wholly owned statutory business trust. The Trust was formed on September 25, 2003. Summary financial information for the HopFed Capital Trust 1 is as follows:

Summary Balance Sheets

	December. 31, 2015	December. 31, 2014
Asset – investment in subordinated debentures issued by HopFed Bancorp, Inc.	$10,310	10,310

Liabilities	$—	—
Stockholders’ equity:
Trust preferred securities	10,000	10,000
Common stock (100% owned by HopFed Bancorp, Inc.)	310	310

Total stockholder’s equity	10,310	10,310

Total liabilities and stockholder’s equity	$10,310	10,310

Summary Statements of Income

	Years Ended December. 31,
	2015	2014
Income – interest income from subordinated debentures issued by HopFed Bancorp, Inc.	$354	348

Net income	$354	348

Summary Statements of Stockholder’s Equity

	Trust Preferred Securities	Common Stock	Retained Earnings	Total Stockholder’s Equity
Beginning balances, January 1, 2015	$10,000	310	—	10,310
Retained earnings:
Net income	—	—	354	354
Dividends:
Trust preferred securities	—	—	(343)	(343)
Common dividends paid to HopFed Bancorp, Inc.	—	—	(11)	(11)

Total retained earnings	—	—	—	—

Ending balances, December 31, 2015	$10,000	310	—	10,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands, Except Share and Per Share Amounts)

(22)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2015:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2015:
Interest and dividend income	$9,195	7,919	8,012	7,996
Interest expense	1,633	1,612	1,633	1,672

Net interest income	7,562	6,307	6,379	6,324
Provision for loan losses	215	270	275	291

Net interest income after provision for loan losses	7,347	6,037	6,104	6,033
Noninterest income	1,913	1,868	1,936	1,885
Noninterest expense	7,470	8,234	7,553	7,188

Income (loss) before income taxes	1,790	(329)	487	730
Income tax expense (benefit)	435	(212)	(23)	74

Net income (loss)	$1,355	(117)	510	656

Basic earnings (loss) per share	$0.20	(0.02)	0.08	0.10

Diluted earnings (loss) per share	$0.20	(0.02)	0.08	0.10

Weighted average shares outstanding:
Basic	6,732,456	6,425,687	6,359,556	6,328,324

Diluted	6,732,456	6,425,687	6,359,556	6,328,324

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands, Except Share and Per Share Amounts)

(22)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2014:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
December 31, 2014:
Interest and dividend income	$8,658	8,734	8,994	8,294
Interest expense	2,338	2,354	2,186	2,001

Net interest income	6,320	6,380	6,808	6,293
Provision for loan losses	380	(261)	(892)	(1,500)

Net interest income after provision for loan losses	5,940	6,641	7,700	7,793
Noninterest income	1,598	1,945	2,393	1,904
Noninterest expense	7,324	7,447	7,563	11,582

Income (loss) before income taxes	214	1,139	2,530	(1,885)
Income tax expense (benefit)	(140)	214	577	(852)

Net income (loss)	$354	925	1,953	(1,033)

Basic earnings (loss) per share	$0.05	0.13	0.27	(0.14)

Diluted earnings (loss) per share	$0.05	0.13	0.27	(0.14)

Weighted average shares outstanding:
Basic	7,416,716	7,376,726	7,265,597	7,165,957

Diluted	7,416,716	7,376,726	7,265,597	7,165,957

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2015, 2014 and 2013

(Table Amounts in Thousands)

(23)	Comprehensive Income:

FASB ASC 220, Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income (loss) included in stockholders’ equity along with the related tax effect for the years ended December 31, 2015, 2014 and 2013.

	Pre-Tax	Tax Benefit	Net of Tax
	Amount	(Expense)	Amount
December 31, 2015:
Unrealized holding gains (losses) on:
Available for sale securities	($1,698)	577	(1,121)
Available for sale securities – OTTI	359	(122)	237
Derivatives	389	(132)	257
Reclassification adjustments for gains on:
Available for sale securities	(691)	235	(456)

	($1,641)	558	(1,083)

December 31, 2014:
Unrealized holding gains on:
Available for sale securities	$7,773	(2,643)	5,130
Derivatives	359	(122)	237
Reclassification adjustments for gains on:
Available for sale securities	(578)	197	(381)

	$7,554	(2,568)	4,986

December 31, 2013:
Unrealized holding gains on:
Available for sale securities	($16,012)	5,444	(10,568)
Derivatives	376	(128)	248
Reclassification adjustments for gains on:
Available for sale securities	(1,661)	565	(1,096)
Other than temporary impairment	400	(136)	264

	($16,897)	5,745	(11,152)

(24)	Subsequent Event

On February 12, 2016, the Kentucky Department of Financial Institutions granted Heritage Bank permission to pay a $2.0 million cash dividend from the Bank to the Corporation. The Bank will pay the dividend in one lump sum in 2016.