Form 10-K, Exhibit 13
period 2016-12-31
HOPFED BANCORP INC
filed 2017-03-15
CIK 1041550

Exhibit 13

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

Financial Condition and Other Data

	At December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Total amount of:
Assets	$891,486	$903,154	$935,785	$973,649	$967,689
Loans receivable, net	604,286	556,349	539,264	543,632	524,985
Cash and due from banks	21,779	46,926	34,389	37,229	31,563
Federal Home Loan Bank stock	4,428	4,428	4,428	4,428	4,428
Securities available for sale	209,480	237,177	303,628	318,910	356,345
Deposits	732,882	739,406	731,308	762,997	759,865
Repurchase agreements	47,655	45,770	57,358	52,759	43,508
FHLB advances	11,000	15,000	34,000	46,780	43,741
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total stockholders’ equity	86,428	87,630	98,402	95,717	104,999
Number of active:
Real estate loans Outstanding	4,359	4,089	4,527	4,730	4,212
Deposit accounts	38,584	44,174	44,183	44,792	40,770
Offices open	18	18	18	18	18

Operating Data

	Year Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Interest and dividend income	$31,727	$33,122	$34,680	$35,857	$40,840
Interest expense	5,299	6,550	8,879	10,581	14,877

Net interest income before provision for loan losses	26,428	26,572	25,801	25,276	25,963
Provision for loan losses	1,241	1,051	(2,273)	1,604	2,275

Net interest income	25,187	25,521	28,074	23,672	23,688
Non-interest income	7,935	7,602	7,840	9,372	9,639
Non-interest expense	29,856	30,445	33,916	28,638	28,441

Income before income taxes	3,266	2,678	1,998	4,406	4,886
Provision for income taxes	362	274	(201)	644	817

Net income	$2,904	$2,404	$2,199	$3,762	$4,069

Preferred stock dividend and accretion of stock warrants	—	—	—	—	1,229

Net income available to common stockholders	$2,904	$2,404	$2,199	$3,762	$2,840

Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Year Ended December 31, 2016:
Interest and dividend income	$8,081	$7,691	$8,004	$7,951
Net interest income after provision for losses on loans	6,218	5,958	6,434	6,577
Non-interest income	2,020	1,970	1,945	2,000
Non-interest expense	7,683	7,609	7,353	7,211
Net income	509	304	985	1,106
Year Ended December 31, 2015:
Interest and dividend income	$9,195	$7,919	$8,012	$7,996
Net interest income after provision for losses on loans	7,347	6,037	6,104	6,033
Non-interest income	1,913	1,868	1,936	1,885
Non-interest expense	7,470	8,234	7,553	7,188
Net income (loss)	1,355	(117)	510	656

Key Operating Ratios

	At or for the Year Ended December 31,
	2016	2015	2014
Performance Ratios
Return on average assets (net income available to common shareholders divided by average total assets)	0.33%	0.27%	0.23%
Return on average equity (net income available to common shareholders divided by average total equity)	3.26%	2.65%	2.20%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.21%	3.20%	2.90%
Net interest margin	3.35%	3.36%	3.08%
Ratio of average interest-earning assets to average interest-bearing liabilities on a tax equivalent basis	121.98%	119.43%	117.88%
Ratio of non-interest expense to average total assets on a tax equivalent basis	3.45%	3.41%	3.57%
Ratio of net interest income after provision for loan losses to non-interest expense on a tax equivalent basis	85.11%	86.68%	85.81%
Tax equivalent efficiency ratio (non-interest expense divided by sum of net interest income plus non-interest income)	86.72%	86.85%	97.83%
Asset Quality Ratios
Non-performing assets to total assets at end of period	1.29%	1.02%	0.55%
Non-accrual loans to total loans at end of period	1.49%	1.32%	0.58%
Allowance for loan losses to total loans at end of period	1.00%	1.01%	1.15%
Allowance for loan losses to non-performing loans at end of period	67.36%	76.80%	198.08%
Provision for loan losses to total loans receivable, net	0.20%	0.19%	(0.42%)
Net charge-offs to average loans outstanding	0.15%	0.29%	0.02%
Capital Ratios
Total equity to total assets at end of period	9.69%	9.72%	10.52%
Average total equity to average assets	10.11%	10.17%	10.55%

Regulatory Capital

	December 31, 2016
	(Dollars in thousands)
	Corporation	Bank
Tier 1 Leverage capital to adjusted total assets	$92,803	$91,617
Less: Tier 1 Leverage capital requirement	34,392	34,315

Excess	58,411	57,302

Tier 1 Risk Based capital to risk weighted assets	$92,803	$91,617
Less: Tier 1 Risk Based capital requirement	40,466	40,373

Excess	52,337	51,244

Total risk-based capital to risk weighted assets	$98,915	$97,729
Less: Risk-based capital requirement	52,682	52,561

Excess	46,233	45,168

Common equity tier 1 capital to risk weighted assets	$92,803	$91,617
Less: Common equity tier 1 capital requirement	31,304	31,232

Excess	61,499	60,385

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

This discussion relates to the consolidated financial condition and results of operations of the Company, which consist of the consolidation of Heritage Bank USA, Inc. (“the Bank”) and HopFed Bancorp, Inc. (“the Corporation”), JBMM LLC, Heritage Interim Corporation, Heritage USA Title LLC, and Fort Webb LLC. The Corporation became the holding company for the Bank in February 1998. The principal business of the Bank consists of accepting deposits from the public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Bank’s loan portfolio consists primarily of loans secured by residential real estate located in its market area.

The Company’s consolidated financial performance improved significantly during the six month period beginning July 1, 2016, and ended December 31, 2016, as compared to the six month period ended June 30, 2016. The improved performance over the six month period of July 1, 2016, to December 31, 2016, was largely the result of significant loan growth and lower levels of interest expense. At June 30, 2016, net loans were $560.8 million, representing an increase of $4.4 million, or an annualized growth rate of 1.6%, as compared to December 31, 2015. The Company’s weak loan growth during the first six months of 2016 was strongly influenced by the volume of payoffs during the period. During the six month period beginning July 1, 2016, and ending December 31, 2016, loan demand improved significantly and payoffs abated. In the six month period ended December 31, 2016, the Company experienced net loan growth of $43.5 million. At December 31, 2016, the Company’s net loan balances are $604.3 million, representing net loan growth of $47.9 million, or 8.6%, as compared to December 31, 2015.

A significant portion of the Company’s loan growth occurred in two key markets. At December 31, 2016, the Company’s loan production office (“Nashville LPO”) had loan balances totaling $42.5 million, compared to $15.4 million at December 31, 2015. Christian County, Kentucky, the Company’s home market, experienced loan growth of $24.2 million, or 23.5%, during the year ended December 31, 2016. At December 31, 2016, the Company has approximately $22.3 million in unfunded commitments on construction loans. We anticipate that a significant amount of the unfunded loan commitments will be utilized in the upcoming year, enhancing the possibilities for loan growth in 2017.

At December 31, 2016, the Company’s non-performing assets total $11.5 million, or 1.29% of total assets, as compared to $9.2 million, or 1.02% of assets, at December 31, 2015. At December 31, 2016, the Company has two significant credit relationships that combine for a large portion of our non-performing assets. At December 31, 2016, these relationships include $1.9 million in other real estate owned and $6.7 million in non-accrual loans. The Company is actively marketing our other real estate owned properties and recognized charge offs of $675,760 in November 2016 related to the properties currently listed in other real estate owned. The Company incurred legal and other expenses of more than $400,000 in both 2016 and 2015 related to this loan relationship.

The Company’s level of classified loans peeked at $90.4 million in June 2012. In response to the high level of classified loans, management undertook aggressive action to remediate this issue. These actions included additional customer contact with problem credits, the review of interim financial statements to monitor developing trends in customers’ finances and the establishment of a special assets department. The Bank’s special assets department (“special assets”) assumes the responsibility for a small number of loan relationships that are adversely classified. The adverse classification may be the result of negative cash flow trends, declining collateral values, or specific customer circumstances that make it more difficult for the customer to continue to make timely scheduled payments. The purpose of special assets is to determine if a customer has the willingness and ability to correct their current financial problems. If the Company determines that the customers’ finances are not likely to improve in the near future, the special assets officer develops a strategy for the Company to exit the relationship.

The Company’s classified loan level has stabilized. At December 31, 2016, the Company has $29.3 million in loans classified as substandard, representing 29.6% of the Company’s risk based capital as compared to $28.1 million in loans classified as substandard at December 31, 2015. It is the intent of the Company to continue to place a heavy emphasis on maintaining our level of classified asset to risk based capital ratio at less than or equal to 30%. In 2017, the Company’s most significant area of concern remains our relationships related to agricultural. Agricultural commodity prices remain weak and, despite strong crop yields, continue to damage the profitability of the agricultural industry. The Company will closely monitor customer financial statements for signs of financial problems.

Substandard loan balances of the Company’s land loan portfolio (non-agricultural) and non-residential real estate portfolio remain elevated. At December 31, 2016, the Company’s land portfolio totaled $23.8 million. At December 31, 2016, $8.2 million of land loans, or 34.5% of the land loan portfolio, are substandard. At December 31, 2016, the Company’s total land loans are 3.9% of our total loan portfolio. However, substandard land loans equal approximately 28% of our total substandard loan balances. At December 31, 2016, the Company’s non-residential real estate portfolio totaled $182.9 million, or 30.0% of our loan portfolio. At December 31, 2016, approximately 5.8% of the non-residential real estate portfolio, or $10.5 million, are classified as substandard. At December 31, 2016, substandard non-residential real estate loans account for 35.9% of all substandard loans.

At December 31, 2016, the inventory of land loans includes 84 fully developed lots available for sale with an aggregate loan balance of $2.2 million. The average lot had an average loan balance of approximately $26,700. Also at December 31, 2016, the Company’s loan portfolio includes $14.4 million of land loans for future development currently without meaningful infrastructure in place. The Company’s portfolio of land loans designated for future development represent approximately 1,198 acres of land with an average price per acre of approximately $12,000. The remaining $7.2 million in land loans are for personal and recreational purposes.

At December 31, 2015, the Company classified approximately $10.6 million, or 47.3% of land portfolio as substandard. At December 31, 2015, the Company had no land loans under development. At December 31, 2015, the inventory of land loans included 84 lots available for sale with an aggregate loan balance of $2.7 million. The average lot had a loan balance of approximately $32,700. At December 31, 2015, the Company had one land loan, totaling $1.6 million, in non-accrual status. The loan had 33 unsold lots that are a mixture of commercial and residential with an average balance per lot of approximately $39,000. Also at December 31, 2015, the Company had $15.5 million land loans on property for future development. These loans represented 1,234 acres of land with an average price per acre of approximately $12,200.

The Company was successful in reducing our cost of funds during the year ended December 31, 2016. During the first two months of 2016, the Company successfully repriced more than $52.4 million of time deposits that had a weighted average cost of 2.52%. The Company retained a reasonable portion of these deposits at significantly lower interest rates. However, at December 31, 2015, the Company increased its cash balance to $54.7 million as compared to $40.4 million at December 31, 2014, to ensure we maintained acceptable levels of liquidity to meet potential deposit outflows.

For the year ended December 31, 2016, the Company’s net income was $2.9 million, or $0.47 per share, as compared to $2.4 million, or $0.38 per share, for the year ended December 31, 2015. During the course of 2016, the Company’s net income production improved significantly as a result of loan growth that occurred in the six month period beginning July 1, 2016 and ending December 31, 2016. For the six month period ended June 30, 2016, net income was $813,000, or $0.13 per share, basic and diluted. For the six month period beginning July 1, 2016, and ended December 31, 2016, net income was $2.1 million, or $0.34 per share, basic and diluted. For the twelve month period ended December 31, 2016, the average cost of retail time deposits was 0.96%, as compared to 1.39% for the twelve month period ended December 31, 2015. For the twelve month period ended December 31, 2016, the average balance of retail time deposit was $258.1 million, compared to $287.6 million for the twelve month period ended December 31, 2015. For the year ended December 31, 2016, the average cost of all deposits was 0.59%, compared to 0.69% for the year ended December 31, 2015.

For the year ended December 31, 2015, the Company recorded net income available for common shareholders of $2.4 million, a return on average assets of 0.27% and a return on average equity of 2.65%. The Company’s small improvement in net income was the result of lower FHLB borrowing cost. Lower FHLB borrowing cost were largely offset by lower yields on interest earning assets, a lower volume of interest earning assets, the opening of the LPO and higher core operating expenses.

For the year ended December 31, 2015, the Company’s net loan portfolio increased by $17.1 million, or 3.2%, as compared to the balance at December 31, 2014. Loan portfolio growth was strong during the first half of the year and declined slightly during last quarter of the year. The majority of the growth in the loan portfolio was the result of our opening of the first Nashville LPO. The Nashville LPO had approximately $15.4 million in loans outstanding at December 31, 2015.

For the year ended December 31, 2014, the Company recorded net income available for common shareholders of $2.2 million, a return on average assets of 0.23% and a return on average equity of 2.2%. The Company’s decisions to prepay $35.9 million in FHLB advances and incur a prepayment penalty of $2.5 million and sell a substandard credit relationship for a $1.8 million loss limited our net income in 2014.

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

Aggregate Contractual Obligations

	Maturity by Period
		Greater	Greater	Greater
December 31, 2016 (In thousands)	Less than	than 1 year	than 3 year	than
	1 year	to 3 years	to 5 years	5 years	Total
Deposits	$577,711	127,931	27,240	—	732,882
FHLB borrowings	5,000	6,000	—	—	11,000
Repurchase agreements	47,655	—	—	—	47,655
Subordinated debentures	—	—	—	10,310	10,310
Lease commitments	273	193	101	—	567
Purchase obligations	2,038	2,837	—	—	4,875

Total	$632,677	136,961	27,341	10,310	807,289

Deposits represent non-interest bearing, money market, savings, interest bearing checking accounts and certificates of deposits held by the Company. Amounts that have an indeterminate maturity period are included in the less than one-year category.

FHLB borrowings represent the amounts that are due to FHLB of Cincinnati. All amounts have fixed maturity dates. At December 31, 2016, the Company has two advances at the FHLB, a $5.0 million advance due October 6, 2017, at a rate of 0.88% and a $6.0 million advance due July 6, 2018, at a rate of 1.18%.

Repurchase agreements represent both overnight retail repurchase accounts. Retail repurchase agreements mature daily and pay interest based on their account balances.

Subordinated debentures represent the amount borrowed in a private pool trust preferred issuance group on September 25, 2003. The Company’s rate of interest on the debentures is equal to the three-month LIBOR plus 3.10%. At December 31, 2016, the three-month LIBOR rate was 1.00%. The debentures re-price and pay interest quarterly and have a thirty-year final maturity. The Company may call the debentures on a quarterly basis. The interest rate of the debentures reset on the 8th day of January, April, August and November of each year.

Lease commitments represent the total minimum lease payments under non-cancelable operating leases.

The most significant operating contract is for the Company’s data processing services, which re-prices monthly based on the number of accounts and other operational factors. The Company’s operating contract with the current data processing provider is currently set to expire September 30, 2019.

Off Balance Sheet Arrangements

	Maturity by Period
		Greater	Greater	Greater
December 31, 2016 (In thousands)	Less than	than 1 year	than 3 year	than
	1 year	to 3 years	to 5 years	5 years	Total
Commercial lines of credit	$46,650	13,078	28	35	59,791
Commitments to extend credit	40,489	11,334	2,962	7,137	61,922
Standby letters of credit	260	9	1	—	270
Home equity lines of credit	833	3,337	5,276	22,371	31,817

Total	$88,232	27,758	8,267	29,543	153,800

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

Accounting for Derivative Instruments and Hedging Activities

In October 2008, the Bank entered into a $10.0 million receive fixed pay variable swap transaction with Compass Bank of Birmingham. The Bank agreed to Compass a fixed rate of 7.27% quarterly for seven years while Compass paid Heritage Bank a rate equal to the three month LIBOR plus 3.10%, the rate banks in London charge one another for overnight borrowings. The Bank signed an inter-company transfer with the Company that allowed the Company to convert its variable rate subordinated debenture issuance to a fixed rate. The critical terms of the interest rate swap matched the term of the corresponding variable rate subordinated debt issuance. The Company considered the interest rate swap a cash flow hedge and conducted a quarterly analysis to ensure that the hedge was effective. The derivative matured on October 8, 2015.

Quantitative and Qualitative Disclosure about Market Risk

Quantitative Aspects of Market Risk. The principal market risk affecting the Company is risk associated with interest rate volatility (interest rate risk). The Company does not maintain a trading account for investment securities. The Company is not subject to foreign currency exchange rate risk or commodity price risk. Substantially all of the Company’s interest rate risk results from the Bank’s lending, deposit taking, and investment activities. This risk could result in reduced net income, loss in fair values of assets and/or increases in fair values of liabilities due to changes in interest rates.

Qualitative Aspects of Market Risk. The Company’s principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between assets and liabilities maturities and interest rates. The principal element in achieving this objective is to increase the interest rate sensitivity of the Company’s interest-earning assets by retaining adjustable rate loans in our portfolio. The Company relies on retail deposits as its primary source of funds. However, management is utilizing brokered deposits, wholesale repurchase agreements and FHLB borrowings as sources of liquidity. As part of its interest rate risk management strategy, the Bank promotes demand accounts, overnight repurchase agreements and certificates of deposit with primarily terms of up to five years.

Asset / Liability Management

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company’s strategies attempt to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. At December 31, 2016, approximately $122.1 million of the $185.1 million of one-to-four family residential loans originated by the Company (comprising 66.0% of such loans) had adjustable rates or will mature within one year.

The Company purchases U.S. government agency securities for terms fifteen years or less. Securities may or may not have call options. A security with call options improves the yield on the security but also has little or no positive price convexity. Non-callable securities or securities with one-time calls offer a lower yield but more positive price convexity and an improved predictability of cash flow. Generally, the Company choses to purchase securities with greater call options (continuous and quarterly) during times of extremely low interest rates. The reasons for purchasing these securities generally focus on the fact that a non-callable or one time call is of little value if rates are exceptionally low.

At December 31, 2016, the Company’s agency security portfolio consisted of $2.0 million of unsecured debt issued by Tennessee Valley Authority (“TVA”), $12.7 million issued by the Federal Home Loan Bank (“FHLB”) and $11.9 million issued by the Federal Farm Credit Bank (“FFCB”). All U.S. Agency debt securities have a credit rating of AA+ and continue to maintain the implicit backing of the U.S. with the exception of TVA debt, which maintains the full faith and credit of the U.S. At December 31, 2016, the Company owns one U.S. Treasury security with a market value of $2.0 million maturing on April 15, 2017. U.S. Treasury securities have the full faith and credit guarantee of the United States government.

At December 31, 2016, $3.1 million in agency securities were due in one year, $3.9 million in agency securities were due within five years, approximately $17.6 million were due in five to ten years and approximately $2.0 million were due in more than ten years. At December 31, 2016, $9.7 million of these securities had a call provision, which authorizes the issuing agency to prepay the securities at face value on or before March 1, 2018. If, prior to their maturity dates, market interest rates decline below the rates paid on the securities, the issuing agency may elect to exercise its right to prepay the securities. At December 31, 2016, the non-amortizing agency portfolio has an estimated weighted average maturity is 5.1 years and an effective duration of 4.7 years.

The Company owns significant positions in agency securities issued by the SBA. The SBA may issue securities known as SBAPs, SBICs and SBA Pools. All SBA securities, SBAP, SBIC’s and SBA Pools are backed by the full faith and credit of the United States Government and classified by the Company’s regulators as zero risk based assets.

SBAP notes have a maturity of twenty years, pays interest monthly and principal semi-annually. SBAP notes finance commercial real estate. SBAP typically experience slower prepayment speeds as compared to 20 year GNMA mortgage backed securities due to a ten year prepayment penalty on SBAP loans. SBIC notes are ten-year notes used to finance equipment for businesses. SBIC notes behave somewhat similar to a ten-year mortgage backed security, with slow prepayments in their first two or three years and then an acceleration of principal prepayments. SBIC notes pay interest and principal quarterly. SBA pools are floating rate securities, indexed to either the prime rate, one month Libor rate or three month Libor rate, with final maturities of ten, twenty-five or thirty years and pay principal and interest monthly. The interest rates on SBA pools reset either on a quarterly or monthly basis, providing the Company with lower price volatility as compared to fixed rate securities. The purchase of variable rate securities with low price volatility provides the Company with a source of lower risk liquidity should loan demand improve or interest rates increase. The risk in purchasing SBA Pools is that they are typically purchased at large premiums and therefore carry a greater than higher level of prepayment risk while providing lower yields as compared to many long term fixed rate investment products.

At December 31, 2016, the Company’s agency bond portfolio includes approximately $48.8 million in SBAP securities, $6.1 million in SBIC securities and $2.5 million in SBA Pools. At December 31, 2016, the weighted average life of our amortizing U.S. Agency portfolio is 4.6 years and the portfolio has an effective duration of 4.1 years.

The Company maintains a significant municipal bond portfolio. The Company purchased the majority of the municipal bond portfolio during 2008 and 2009 as municipal bond yields increased to levels not seen in the last ten years despite record low Treasury rates. The municipal bond portfolio largely consists of local school district and county courthouse bonds with guarantees from both the local counties and the Commonwealth of Kentucky and general obligations bonds issued by municipalities in Kentucky. As outlined below, the Company’s exposure to municipal securities outside the Commonwealth of Kentucky is limited to $1.7 million at December 31, 2016.

At December 31, 2016, the Company’s municipal portfolio consists of the following types of securities:

Market Value
(Dollars in Thousands)
• Kentucky secondary school bonds	$16.9
• Kentucky courts and facilities	5.4
• Kentucky general obligations	8.0
• Other Kentucky bonds	4.6
• Out of state bonds	1.7

Total	$36.6

At December 31, 2016, the Company has $33.9 million in tax free municipal bonds and $2.7 million in taxable municipal bonds. Tax free municipal bonds were purchased to provide long-term income stability and higher tax equivalent yields as compared to other portions of the Company’s investment portfolio. The Company’s investment policy limits the Company’s total municipal bond portfolio to 125% of the Bank’s Tier 1 Capital. The investment policy places a concentration limit on the amounts of municipal bonds per issuer in Tennessee and Kentucky to 15% of the Bank’s Tier 1 Capital and out of market issuers to 10% of Tier 1 Capital. At December 31, 2016, the largest municipal bond concentration for one issuer was $2.9 million. The investment policy limits concentrations in the amounts a single state guarantee program can provide to a bond at 75% of Tier 1 Capital. The Company is currently within policy guidelines on all concentration limits.

At December 31, 2016, $1.5 million in municipal bonds were due in less than one year, $10.1 million were due within one to five years, $15.2 million were due in five to ten years, $6.0 million were due in ten to fifteen years and $3.8 million were due in fifteen years. At December 31, 2016, approximately $24.4 million of the Company’s municipal bond portfolio is callable with call dates ranging from January 2017 to January 2023. The majority of callable municipal bonds purchased by the Company were originally scheduled to have a call ten years after issuance. At December 31, 2016, approximately $3.7 million of municipal bonds had a call date of less than one year, approximately $16.3 million had a call date from one to five years and approximately $4.4 million had a call date in more than five years but less than ten years. At December 31, 2016, the weighted average life of the tax free municipal bond portfolio is 3.1 years and its modified duration is 2.9 years. At December 31, 2016, the weighted average life of the taxable municipal bond portfolio is 4.0 years and its modified duration is 3.6 years.

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

At December 31, 2016, the Company held approximately $14.8 million in Collateral Mortgage Obligations (CMO) issued by various agencies of the U.S. government, including $2.3 million by GNMA and $12.5 million by FNMA. A CMO is a mortgage-backed security that has a structured payment stream based on various factors and does not necessarily remit monthly principal and interest on a pro-rata basis. At December 31, 2016, the Company’s U.S. Agency CMO portfolio had a weighted average life of approximately 1.6 years and a modified duration of approximately 1.5 years.

At December 31, 2016, the Company’s mortgage backed security portfolio consisted of $6.8 million issued by the FHLMC, $40.4 million issued by the FNMA and $19.5 million issued by the Government National Mortgage Agency (GNMA). GNMA securities offer the full faith and credit guarantee of the U.S. Government while FHLMC and FHLB mortgage backed securities maintain the implicit backing of the U.S.

At December 31, 2016, approximately $10.7 million of the Company’s mortgage back security portfolio consisted of adjustable rate mortgages. These mortgages are fixed for a period of one, three or five years and then revert to a one year adjustable rate mortgage. At December 31, 2016, the weighted average life of the fixed rate mortgage loan portfolio is approximately 4.5 years and an effective duration is approximately 4.1 years. At December 31, 2016, the weighted average life of the adjustable rate mortgage loan portfolio is approximately 2.3 years and an effective duration is approximately 2.2 years.

At December 31, 2016, the Company held $91,000 of a private label CMO and $3.4 million in floating rate SLMA collateralized debt obligation (“CDO”) secured by federally guaranteed student loans. The CDO owned by the Company utilizes a pool of government guaranteed student loans as collateral and not mortgage loans. The CDO’s secured by SLMA collateral are floating rate securities tied to the one month LIBOR rate and re-price on a monthly basis.

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

On January 1, 2015, FFKY was sold and merged into Community Bank Shares of Indiana, (“CBIN”). On January 12, 2015, the Company was notified by Wilmington Trust that its investment in First Federal Statutory Trust III, (“FFKY Trust”), had elected to terminate the extension period of interest payments effective January 1, 2015. All accrued interest due and payable to all owners of securities through March 15, 2015, was paid to the Trustee in January 2015 and remains current at December 31, 2015. On January 21, 2015, the Company determined that FFKY Trust is no longer impaired and has placed the investment back into accrual status. On July 1, 2015, CBIN changed its NASDAQ ticker symbol to YCB. In September of 2016, YCB was sold and merged into Wesbanco of West Virginia (‘WSBC”). WSBC has approximately $9.8 billion in assets and is located in West Virginia. WSBC is well capitalized, highly profitable and appears to maintain strong asset quality.

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

The following table presents the Company’s EVE at December 31, 2016, as calculated by the Company’s asset liability model for the year period ending December 31, 2016.

Change	Net Portfolio Value
In Rates	$ Amount	$ Change	% Change
	(Dollars in thousands)
+300 bp	$83,632	($16,933)	(16.8%)
+200 bp	90,135	(10,430)	(10.4%)
+100 bp	95,993	(4,572)	(4.6%)
0 bp	100,565	—	—
-100 bp	104,695	4,130	4.1%

Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

Tangible Common Equity Ratio at December 31, 2016	9.7%
Pre-Shock Tier 1 Capital Ratio at December 31, 2016	10.7%
Exposure Measure: 2% Increase in Rates	8.6%

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

For the year ended December 31, 2016, the Company’s previous efforts to increase duration in our investment portfolio had a positive effect on its results of operations. In 2015, the Company reduced the size and duration of its investment portfolio and used the proceeds to reduce our borrowings at the FHLB.

The Company purchased a large volume of municipal bonds in 2008 and 2009 and those bonds are approaching their call dates. The Company’s current models indicate that a large percentage of these bonds will be called in 2019 even with a 2% increase in interest rates. The Company continues to analyze our municipal portfolio for future sale candidates given the amount of anticipated calls. Other factors also play in the Company’s decisions to sell significant portions of our municipal bond portfolio. The Commonwealth of Kentucky has the largest percentage of unfunded liabilities in its pension plans in the U.S. Furthermore, proposed changes to the U.S. corporate tax structure may reduce the future value of our municipal bond portfolio.

Management continues to focus on reducing the Company’s cost of interest bearing liabilities by reducing both the cost and dependency on time deposit funding and FHLB advances. The average balance and weighted average cost of time deposits has declined in each of the last three years. The average balance of time deposits for the year ended December 31, 2016, was $294.5 million, as compared to $320.9 million for the year ended December 31, 2015, and $407.0 million for the year ended December 31, 2014, respectively. The average balance of FHLB borrowings for the years December 31, 2016, 2015, and 2014, were $12.4 million, $17.3 million and $42.4 million, respectively.

The average cost of time deposits for the years ended December 31, 2016, December 31, 2015, and December 31, 2014, was 0.98%, 1.16%, and 1.17% respectively. See Note 5 of the Consolidated Financial Statements for more details.

The average cost of FHLB borrowings for the years ended December 31, 2016, December 31, 2015, and December 31, 2014, was 1.31%, 1.67%, and 3.92%, respectively. At December 31, 2016, the Company has two FHLB borrowings totaling $11.0 million. See Note 6 of the Consolidated Financial Statements for more details.

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

The Company’s analysis at December 31, 2016, indicates that changes in interest rates are likely to result in modest changes in the Company’s annual net interest income. A summary of the Company’s analysis at December 31, 2016, for the year ending December 31, 2017, is as follows:

	Down 1.00%	No Change	Up 1.00%	Up 2.00%	Up 3.00%
	(Dollars in Thousands)
Net interest income	$27,479	$28,939	$30,036	$30,884	$31,611

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

At December 31, 2016, the Company had a negative one year or less interest rate sensitivity gap of 27.23% of total interest-earning assets. Generally, during a period of rising interest rates, a negative gap position would be expected to adversely affect net interest income while a positive gap position would be expected to result in an increase in net interest income. Conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. This analysis is considered less reliable as compared to the Company’s ALM models as changes in various interest rate spreads are not incorporated in Gap Analysis. Furthermore, the presence of non-interest bearing liabilities does not factor in the Company’s Gap Analysis but provides an additional source of funds that can offset the negative impact of changing interest rates. Gap Analysis does not give considerations to how much the yield on assets and the cost of liabilities may change in any given period. In the current rate environment, loans yields often re-price more quickly and more substantially as opposed to short-term deposits, which are currently priced at much lower levels.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2016, which are expected to mature, are likely to be called or re-priced in each of the time periods shown.

	One Year or Less	Over one Through Five Years	Over Five Through Ten Years	Over Ten Through Fifteen Years	Over Fifteen Years	Total
Interest-earning assets
Loans:
Loans held for sale	$1,094	—	—	—	—	1,094
1 - 4 family residential	91,550	48,322	21,536	10,538	13,152	185,098
Multi-family	7,900	13,837	11,676	871	—	34,284
Construction	15,892	22,726	59	578	—	39,255
Non-residential	51,985	92,578	34,682	3,695	—	182,940
Land	15,891	7,544	370	35	—	23,840
Farmland	11,015	13,638	13,048	5,970	4,125	47,796
Consumer	2,025	6,501	191	—	—	8,717
Commercial	44,533	26,096	16,668	717	83	88,097
Interest bearing deposits	3,970	—	—	—	—	3,970
Non-amortizing securities	6,615	14,067	32,744	7,981	5,622	67,029
Amortizing securities	18,612	24,555	12,977	1,295	—	57,439
Mortgage backed securities	13,915	26,850	41,632	2,615	—	85,012

Total	284,997	296,714	185,583	34,295	22,982	824,571

Interest bearing liabilities:
Deposits	446,566	155,171	—	—	—	601,737
Borrowed funds	62,965	6,000	—	—	—	68,965

Total	509,531	161,171	—	—	—	670,702

Interest sensitivity gap	($224,534)	135,543	185,583	34,295	22,982	153,869

Cumulative interest senitivity gap	($224,534)	(88,991)	96,592	130,887	153,869	153,869

Ratio of interest-earning assets to interest bearing liabilities	55.93%	184.10%	—	—	—	122.94%

Ratio of cumulative gap to total interest-earning assets	(27.23%)	(10.79%)	11.71%	15.87%	18.66%	18.66%

The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturities, except for adjustable rate loans, which are classified, based upon their next re-pricing date. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and other deposits are withdrawn or re-priced within one year. Mortgage-backed securities are classified based on their three month prepayment speeds. Prepayment speeds on mortgage backed securities have slowed considerably as many outstanding mortgage loans have low coupons and are not prone to future refinancing. We anticipate that the majority of mortgage pools will exhibit historically low prepayment speeds for several years. The preceding table does not reflect possible changes in cash flows that may result from this change in Fannie Mae and Freddie Mac portfolio servicing practices or SBA lending practices. The actual interest rate sensitivity of the Company’s assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The retention of adjustable-rate mortgage loans in the Company’s investment and loan portfolios helps reduce the Company’s exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to borrowers as a result of re-pricing adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest costs to the borrowers.

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

The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which commercial banks have traditionally used as an indicator of profitability. Another indicator of an institution’s net interest income is its “net yield on interest-earning assets,” which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The following table is for the month of December 31, 2016.

	December 2016 Monthly Averages
	Balance	Weighted Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$601,645	4.40%
Non taxable securities available for sale	34,455	4.88%*
Taxable securities available for sale	175,594	2.08%
Federal Home Loan Bank stock	4,428	4.00%
Interest bearing deposits	7,291	0.48%

Total interest-earning assets	823,413	3.88%
Non-interest-earning assets	59,873

Total assets	$883,286

Interest-bearing liabilities:
Deposits	$607,310	0.73%
FHLB borrowings	11,000	1.07%
Repurchase agreements	42,834	0.81%
Subordinated debentures	10,310	3.88%

Total interest-bearing liabilities	671,454	0.80%
Non-interest-bearing liabilities	125,404

Total liabilities	796,858
Common stock	80
Additional paid-in capital	58,660
Retained earnings	49,035
Treasury stock	(15,347)
Unearned ESOP shares	(6,548)
Accumulated other comprehensive income	548

Total liabilities and equity	$883,286

Interest rate spread		3.08%

Net interest margin		3.30%

Ratio of interest-earning assets to interest-bearing liabilities		122.63%

*	Tax equivalent yield at the Company’s 34% tax bracket and the Company’s month to date cost of funds rate of 0.80%.

	Years Ended December 31,
	2016			2015			2014
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield / Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable, net (a)	$570,674	25,801	4.52%	$552,265	25,322	4.59%	$534,404	26,038	4.87%
Taxable securities AFS	190,843	4,595	2.41%	203,160	6,149	3.03%	262,154	6,548	2.50%
Non-taxable securities AFS	38,981	1,958	5.02%	52,836	2,464	4.66%	64,393	3,097	4.81%
Other interest-bearing deposits	7,512	46	0.61%	8,528	22	0.26%	10,461	26	0.25%

Total interest-earning assets	$808,010	32,400	4.01%	$816,789	33,957	4.16%	$871,412	35,709	4.10%

Non-interest-earning assets	72,407			75,032			77,716

Total assets	$880,417			$891,821			$949,128

Interest-bearing liabilities:
Deposits	$596,109	4,240	0.71%	$612,816	5,031	0.82%	$640,676	5,603	0.87%
Borrowings	66,280	1,059	1.60%	71,084	1,519	2.14%	98,574	3,276	3.32%

Total interest-bearing liabilities	662,389	5,299	0.80%	683,900	6,550	0.96%	739,250	8,879	1.20%

Non-interest-bearing liabilities	128,983			117,215			109,766

Total liabilities	791,372			801,115			849,016
Common stock	79			79			79
Additional paid-in capital	58,630			58,544			58,384
Retained earnings	48,678			46,305			45,211
Treasury stock	(14,409)			(11,449)			(5,998)
Unearned ESOP shares	(6,864)			(5,709)			—
Accumulated other comprehensive income	2,931			2,936			2,436

Total liabilities and equity	$880,417			$891,821			$949,128

Net interest income		27,101			27,407			26,830

Interest rate spread			3.21%			3.20%			2.90%

Net interest margin			3.35%			3.36%			3.08%

Ratio of average interest-earning assets to average interest-bearing liabilities			121.98%			119.43%			117.88%

(a)	Average loans include non-performing loans.
(b)	Interest income and yields are presented on a fully tax equivalent basis.

Rate Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume from year to year multiplied by the average rate for the prior year) and (ii) changes in rate (changes in the average rate from year to year multiplied by the prior year’s volume). All amounts are quoted on a tax equivalent basis using a cost of funds rate of 0.80% for 2016 and a 0.96% rate for 2015.

	Year Ended December 31,
	2016 vs. 2015			2015 vs. 2014
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
		(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(353)	832	479	$(1,535)	819	(716)
Securities available for sale, taxable	(1,257)	(297)	(1,554)	1,387	(1,786)	(399)
Securities available for sale, non-taxable	190	(696)	(506)	(94)	(539)	(633)
Other interest- earning assets	30	(6)	24	1	(5)	(4)

Total interest- earning assets	(1,390)	(167)	(1,557)	(241)	(1,511)	(1,752)

Interest-bearing liabilities:
Deposits	(592)	(199)	(791)	(197)	(375)	(572)
Borrowings	(397)	(63)	(460)	(1,310)	(447)	(1,757)

Total interest- bearing liabilities	(989)	(262)	(1,251)	(1,507)	(822)	(2,329)

Increase (decrease) in net interest income	$(401)	95	(306)	$1,266	(689)	577

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial information contained within these statements is, to a significant extent, financial information that is based on appropriate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involved the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative; in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors included the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrower’s sensitivity to economic conditions throughout the southeast and particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology.

As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amounts for the provision for loan losses in the statement of operations if management’s assessment of the above factors changes in future periods. This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2016, and December 31, 2015, were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time. The Company also considers its policy on non-accrual loans as a critical accounting policy. Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 91 days or more.

Comparison of Financial Condition at December 31, 2016 and December 31, 2015

For the year ended December 31, 2016, the Company’s total assets declined by $11.7 million, to $891.5 million as compared to $903.2 million for the year ended December 31, 2015. At December 31, 2016, the Company’s non-interest checking account balances were $131.1 million, as compared to $125.1 million at December 31, 2015. The Company has sought to lower its cost of deposits for several years by placing a greater emphasis on growing our transaction account balances, making the transition away from a heavy dependence on time deposits and FHLB borrowings for the bulk of our funding needs. As a result, we have experienced a decline in the balances of time deposits and FHLB borrowings. The Company’s time deposit balances declined from $314.7 million at December 31, 2015, to $293.1 million at December 31, 2016. At December 31, 2016, the Company’s balance of borrowing from the FHLB declined to $11.0 million, as compared to $15.0 million at December 31, 2015.

The available for sale investment portfolio declined $27.7 million, from $237.2 million at December 31, 2015, to $209.5 million at December 31, 2016. The Company used cash flows from the investment portfolio to fund a reduction in time deposits, reduction in FHLB borrowings, purchases of treasury stock and loan growth.

The Company’s net loan portfolio increased by $47.9 million, or 8.6%, during the year ended December 31, 2016, to $604.3 million. In 2016, the majority of the Company’s loan portfolio growth occurred in two markets. The loan portfolio in the Christian County, Kentucky market grew by $24.2 million, or 23.5%. The loan portfolio in the Company’s Nashville, Tennessee loan production office grew by $26.3 million, or 162.0%. At December 31, 2016, the Nashville loan production office had outstanding loans of $42.5 million.

The allowance for loan losses totaled $6.1 million at December 31, 2016, an increase of $412,000 from the allowance for loan losses of $5.7 million at December 31, 2015. The ratio of the allowance for loan losses to total loans was 1.00% and 1.01% at December 31, 2016, and December 31, 2015, respectively. At December 31, 2016, the Company’s non-accrual loans were approximately $9.1 million, or 1.49% of total loans, as compared to $7.4 million, or 1.32% of total loans, at December 31, 2015. The Company’s ratio of allowance for loan losses to non-accrual loans at December 31, 2016, and December 31, 2015, was 67.36% and 76.80%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2016 and 2015

Net Income. The Company’s net income available for common shareholders for the year ended December 31, 2016, was $2.9 million compared to $2.4 million for the year ended December 31, 2015. The improvement in net income for the year ended December 31, 2016, as compared to December 31, 2015, was largely the result of loan growth that occurred in the second half of the year combined with a $1.3 million decline in interest expense.

Net Interest Income. Net interest income for the year ended December 31, 2016, was $26.4 million, compared to $26.6 million for the year ended December 31, 2015. The small decline in net interest income for the year ended December 31, 2016, was largely the result of the collection of $830,000 in previously non-accrual investment interest income in March of 2015 as well as decline in the average balance of available for sale securities.

For the year ended December 31, 2016, the Company’s tax equivalent average yield on total interest-earning assets was 4.01% compared to 4.16% for the year ended December 31, 2015, and its average cost of interest-bearing liabilities was 0.80%, compared to 0.96% for the year ended December 31, 2015. As a result, the Company’s tax equivalent interest rate spread for the year ended December 31, 2016, was 3.21%, compared to 3.20% for the year ended December 31, 2015, and its tax equivalent net interest margin was 3.35% for the year ended December 31, 2016, compared to 3.36% for the year ended December 31, 2015.

Interest Income. Interest income declined $1.4 million from $33.1 million to $31.7 million, or approximately 4.2% during the year ended December 31, 2016, compared to the year ended December 31, 2015. The decline in interest income was largely attributable to a decline in yields on assets, the collection of $830,000 in non-accrual interest in 2015 and a decline in the average balance of our available for sale portfolio. The average balance on taxable securities available for sale declined $12.4 million, from $203.2 million for the year ended December 31, 2015, to $190.8 million for the year ended December 31, 2016. The average yield on taxable securities available for sale was 2.41% and 3.03%, respectively, for the years ended December 31, 2016, and December 31, 2015, respectively. For the year ended December 31, 2015, the collection of non-accrual income on securities increased the yield on taxable securities available for sale by 0.41%. The average balance of non-taxable securities available for sale declined by approximately $13.8 million, from $52.8 million for the year ended December 31, 2015, to $39.0 million for the year ended December 31, 2016. The average yield on non-taxable securities available for sale increased from 4.66% for the year ended December 31, 2015, to 5.02% for the year ended December 31, 2016. For the year ended December 31, 2016, the average balance of loans was $570.7 million, an increase of $18.4 million as compared to the year ended December 31, 2015. The average yield on loans declined from 4.59% for the year ended December 31, 2015, to 4.52% for the year ended December 31, 2016.

Interest Expense. Interest expense declined to $5.3 million for the year ended December 31, 2016, compared to $6.6 million for 2015. The decline in interest expense was largely attributable to the $791,000 decline in interest expense on deposits and a $351,000 decline on interest expense on subordinated debentures. The average cost of average interest-bearing deposits declined from 0.82% for the year ended December 31, 2015, to 0.71% for the year ended December 31, 2016. Over the same period, the average balance of interest bearing deposits declined from $612.8 million for the year ended December 31, 2015, to $596.1 million for the year ended December 31, 2016. The Company’s cost structure has benefited from its growth of non-interest bearing deposits. For the year ended December 31, 2016, the average balance of non-interest bearing deposits was $125.7 million, an increase of $12.3 million, or 10.9%, over the average balance of non-interest bearing deposits for the year ended December 31, 2015. The average balance of FHLB borrowings declined from $17.3 million for the year ended December 31, 2015, to $12.4 million for the year ended December 31, 2016. The average cost of FHLB borrowings decreased from 1.67% for the year ended December 31, 2015, to 1.31% for the year ended December 31, 2016.

Provision for Loan Losses. The Company determined that an additional $1.2 million and $1.1 million in provision for loan losses was required for the years ended December 31, 2016, and December 31, 2015, respectively. Management uses a number of factors in determining the amount of provision for loan loss expense that is necessary. These factors include the amounts of current periods loan charge offs and recoveries, our perceived trends of asset quality, and the Company’s current growth prospects of its loan portfolio.

Non-Interest Income. Non-interest income increased by $333,000 for the year ended December 31, 2016, to $7.9 million, compared to $7.6 million for the year ended December 31, 2015. For the year ended December 31, 2016, the Company’s service charge income was $2.8 million, representing a decline of $137,000 as compared to the year ended December 31, 2015. The decline in service charge income for 2016 is a part of a multi-year trend trigged by changes in federal regulations and occurred despite notable increases in both the number and balances of transaction accounts. For the year ended December 31, 2016, merchant card income was $1.2 million, an increase of $94,000 as compared to the year ended December 31, 2015. For the year ended December 31, 2016, the Company’s financial services income declined by $71,000 as compared to the year ended December 31, 2015, largely due to customer concern over the volatility in the stock market. For the year ended December 31, 2016, gains on the sale of securities were $612,000, as compared to $691,000 for the year ended December 31, 2015. For the year ended December 31, 2016, income from mortgage origination income was $1.6 million, as compared to $1.2 million for the year ended December 31, 2015. The increase in mortgage origination revenue for 2016 was the result of an active home market due to the continued low level of mortgage interest rates that were in place in 2016. In 2016, more than 80% of all mortgage origination business was purchase money. In October of 2016, in response to the continued strong economic growth in Middle Tennessee, the Company opened a second loan production office in Brentwood, Tennessee. The Brentwood loan production office will focus almost exclusively on secondary market mortgage lending.

Non-Interest Expense. Total non-interest expense for the year ended December 31, 2016, was $29.9 million, compared to $30.4 million in 2015, a decline of $589,000, or approximately 1.9%. For the year ended December 31, 2016, the Company’s salaries and benefits expense declined by $410,000, or 2.6%, as compared to the year ended December 31, 2015. For the year ended December 31, 2016, data processing expenses increased by $115,000, or 4.1%, as compared to the year ended December 31, 2015, due to a higher number of active accounts. For the year ended December 31, 2016, occupancy expenses increased $96,000, or 3.1%, as compared to the year ended December 31, 2015, due to renovations to a limited number of offices and the construction of one new office. For the year ended December 31, 2016, other operating expenses were $2.3 million, an increase of $375,000, as compared to the year ended December 31, 2015, due to higher legal expenses. For the year ended December 31, 2016, expenses related to other real estate owned were $469,000, as compared to $511,000 for the year ended December 31, 2015.

Income Taxes. The effective tax rates for the years ended December 31, 2016, and December 31, 2015, were 11.1% and 10.2%, respectively. The Company’s effective tax rate remains well below historical levels due to a higher percentage of pre-tax income that is not subject to federal income tax. The Company’s sizable holdings in municipal bonds, life insurance contracts and certain tax credits earned have lowered our effective tax rate.

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

Interest Income. Interest income declined $1.6 million from $34.7 million to $33.1 million, or approximately 4.5% during the year ended December 31, 2015, compared to the year ended December 31, 2014. The decline in interest income was largely attributable to a decline in yields on assets and a decline in the average balance of our available for sale portfolio. The average balance on taxable securities available for sale declined $59.0 million, from $262.2 million for the year ended December 31, 2014, to $203.2 million for the year ended December 31, 2015. The average yield on taxable securities available for sale was 3.03% and 2.50%, respectively, for the years ended December 31, 2015, and December 31, 2014, respectively. The average balance of non-taxable securities available for sale declined by approximately $11.6 million, from $64.4 million for the year ended December 31, 2014, to $52.8 million for the year ended December 31, 2015. The average yield on non-taxable securities available for sale decreased from 4.81% for the year ended December 31, 2014, to 4.66% for the year ended December 31, 2015. For the year ended December 31, 2015, the average balance of loans was $552.3 million, an increase of $17.9 million as compared to the year ended December 31, 2014. The average yield on loans declined from 4.87% for the year ended December 31, 2014, to 4.59% for the year ended December 31, 2015.

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

Capital Resources. At December 31, 2016, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the Kentucky Department of Financial Institutions (“KDFI”) and FDIC capital requirements, and for a tabular presentation of the Bank’s compliance with such requirements, see Note 15 of Notes to Consolidated Financial Statements. See the Company’s Risk Factors, located in our Annual Report filed on SEC form 10-K as of and for the year ended December 31, 2016, for comments related to effects that the implementation of Basel III will have on the Company’s future operations.

Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2016, the Bank had outstanding advances of $11.0 million from the FHLB and $45.6 million of letters of credit issued by the FHLB to secure municipal deposits. The Bank can immediately borrow an additional $51.3 million from the FHLB and the Company has the ability to pledge another $6.8 million in securities to the FHLB for additional borrowing capacity. The Bank can immediately borrow $12.0 million from its correspondent bank. See Note 6 of Notes to Consolidated Financial Statements.

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

Management believes that loan repayments and other sources of funds will be adequate to meet the Bank’s liquidity needs for the immediate future. A portion of the Bank’s liquidity consists of cash and cash equivalents. At December 31, 2016, cash and cash equivalents totaled $25.7 million. The level of these assets depends upon the Bank’s operating, investing and financing activities during any given period.

Cash flows from operating activities for the years ended December 31, 2016, 2015 and 2014 were $4.8 million, $6.4 million, and $10.1 million, respectively.

Cash flows provided by (used in) investment activities were ($23.1) million, $42.5 million and $19.0 million for the years ended December 31, 2016, and December 31, 2015, and December 31, 2014, respectively. A principal use of cash in this area has been purchases of securities available for sale of $43.8 million, offset by proceeds from sales, calls and maturities of securities of $67.7 million during 2016. The Company invested $47.9 million, $19.0 million and $1.9 million of cash in loans in 2016, 2015 and 2014, respectively. Sales and maturities of available for sale securities exceeded purchases by $23.9 million in 2016, $63.5 million in 2015 and $21.0 million in 2014.

At December 31, 2016, the Bank had $43.4 million in outstanding commitments to originate loans and unused lines of credit of $110.4 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination and lines of credit commitments. The Bank has certificates of deposit maturing in one year or less of $137.9 million at December 31, 2016. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

Stock Performance Comparison

The following graph, which was prepared by SNL Financial LC (“SNL”), shows the cumulative total return of the Common Stock of the Company since December 31, 2011, compared with the (1) NASDAQ Composite Index, comprised of all U.S. Companies quoted on NASDAQ, (2) the SNL Midwest Thrift Index, comprised of publically traded thrifts and thrift holding companies operating in the Midwestern United States, and (3) the SNL Midwest Bank Index, comprised of publically traded commercial banks and bank holding companies operating in the Midwestern United States. Cumulative total return on the Common Stock or the index equals the total increase in the value since December 31, 2011, assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph was prepared assuming that $100 was invested on December 31, 2011, in the Common Stock, the securities included in the indices. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

On June 5, 2013, the Company became a Kentucky state chartered commercial bank holding company. As such, the Company will compare the SNL Midwest Bank index in the current and in future periods.

	Period Ending
Index	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
HopFed Bancorp, Inc.	100.00	134.99	180.30	204.08	195.07	221.76
NASDAQ COMPOSITE	100.00	117.45	164.57	188.84	201.98	219.89
SNL Midwest Bank	100.00	120.36	164.78	179.14	181.86	242.99

Consolidated Financial Statements

HopFed Bancorp, Inc.

and Subsidiaries

December 31, 2016, 2015 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HopFed Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2016, and the related consolidated statement of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2016. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013 Framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2017, expressed an unqualified opinion.

/s/ CARR, RIGGS, & INGRAM, LLC

Nashville, Tennessee

March 15, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of HopFed Bancorp, Inc.

Hopkinsville, Kentucky

We have audited the accompanying consolidated balance sheet of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/S/ RAYBURN | FITZGERALD PC

Brentwood, Tennessee

March 3, 2016

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2016 and 2015

(Dollars in Thousands)

	2016	2015
Assets
Cash and due from banks	$21,779	46,926
Interest-bearing deposits in banks	3,970	7,772

Cash and cash equivalents	25,749	54,698
Federal Home Loan Bank stock, at cost	4,428	4,428
Securities available for sale	209,480	237,177
Loans held for sale	1,094	2,792
Loans receivable, net of allowance for loan losses of $6,112 at December 31, 2016, and $5,700 at December 31, 2015	604,286	556,349
Accrued interest receivable	3,799	4,139
Foreclosed assets	2,397	1,736
Bank owned life insurance	10,662	10,319
Premises and equipment, net	23,461	24,034
Deferred tax assets	3,052	2,642
Other assets	3,078	4,840

Total assets	$891,486	903,154

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing accounts	$131,145	125,070
Interest-bearing accounts:
Interest bearing checking accounts	209,347	203,779
Savings and money market accounts	99,312	95,893
Other time deposits	293,078	314,664

Total deposits	732,882	739,406
Advances from Federal Home Loan Bank	11,000	15,000
Repurchase agreements	47,655	45,770
Subordinated debentures	10,310	10,310
Advances from borrowers for taxes and insurance	766	614
Dividends payable	288	287
Accrued expenses and other liabilities	2,157	4,137

Total liabilities	805,058	815,524

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets, Continued

December 31, 2016 and 2015

(Dollars in Thousands)

	2016	2015
Stockholders’ equity
Preferred stock, par value $0.01 per share; authorized 500,000 shares; no shares issued or outstanding at December 31, 2016 and December 31, 2015	$—	—
Common stock, par value $.01 per share; authorized 15,000,000 shares; 7,963,378 issued and 6,717,242 outstanding at December 31, 2016, and 7,951,699 issued and 6,865,811 outstanding at December 31, 2015	80	79
Additional paid-in-capital	58,660	58,604
Retained earnings	49,035	47,124
Treasury stock, at cost (1,246,136 shares at December 31, 2016 and 1,085,888 shares at December 31, 2015)	(15,347)	(13,471)
Unearned ESOP Shares (at cost 498,346 at December 31, 2016 and 546,413 at December 31, 2015)	(6,548)	(7,180)
Accumulated other comprehensive income	548	2,474

Total stockholders’ equity	86,428	87,630

Total liabilities and stockholders’ equity	$891,486	903,154

See accompanying notes to consolidated financial statements

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands)

	2016	2015	2014
Interest and dividend income
Loans	$25,778	25,300	26,025
Taxable securities available for sale	4,595	6,149	6,548
Nontaxable securities available for sale	1,308	1,651	2,081
Interest-bearing deposits in banks	46	22	26

Total interest and dividend income	31,727	33,122	34,680

Interest expense:
Deposits	4,240	5,031	5,603
Advances from Federal Home Loan Bank	163	289	1,665
Repurchase agreements	508	491	874
Subordinated debentures	388	739	737

Total interest expense	5,299	6,550	8,879

Net interest income	26,428	26,572	25,801

Provision for loan losses	1,241	1,051	(2,273)

Net interest income after
provision for loan losses	25,187	25,521	28,074

Non-interest income:
Service charges	2,788	2,925	3,354
Merchant card	1,224	1,130	1,075
Mortgage origination	1,585	1,175	719
Realized gains from sale of securities available for sale, net	612	691	578
Income from bank owned life insurance	343	335	307
Financial services commission	614	685	980
Other operating	769	661	827

Total non-interest income	7,935	7,602	7,840

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income, Continued

For the Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands, Except Per Share Amounts)

	2016	2015	2014
Non-interest expenses:
Salaries and employee benefits	15,400	15,810	15,222
Occupancy	3,173	3,077	3,217
Data processing	2,942	2,827	2,887
State deposit tax	990	1,018	1,336
Intangible amortization	—	33	97
Professional services	1,404	1,506	1,331
Advertising	1,401	1,302	1,341
Postage and communications	625	577	577
Supplies	607	527	627
Deposit insurance and examination fees	609	586	724
(Gain) loss on sale of premises and equipment	(72)	1	25
Foreclosed assets, net	448	1,227	474
Loss on sale of loan note	—	—	1,781
Loss on early debt extinguishment	—	—	2,510
Other operating	2,329	1,954	1,767

Total non-interest expense	29,856	30,445	33,916

Income before income tax expense	3,266	2,678	1,998
Income tax expense (benefit)	362	274	(201)

Net income	$2,904	2,404	2,199

Earnings per share available to common stockholders:
Basic	$0.47	0.38	0.30

Diluted	$0.47	0.38	0.30

Weighted average shares outstanding - basic	6,233,860	6,372,277	7,306,078

Weighted average shares outstanding - diluted	6,233,860	6,372,277	7,306,078

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands)

	2016	2015	2014
Net income	$2,904	2,404	2,199
Other comprehensive income, net of tax:
Unrealized gain (loss) on non – other than temporary impaired investment securities (“OTTI”) available for sale, net of taxes	(1,351)	(1,121)	5,130
Unrealized gain (loss) on OTTI securities, net of taxes	(170)	237	—
Unrealized gain on derivatives, net of taxes	—	257	237
Reclassification adjustment for gains and accretion included in net income, net of taxes	(405)	(456)	(381)

Total other comprehensive income (loss)	(1,926)	(1,083)	4,986

Comprehensive income	$978	1,321	7,185

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Common Treasury Stock	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance December 31, 2013	7,447,903	79	58,302	44,694	(5,929)	—	(1,429)	95,717
Net Income	—	—	—	2,199	—	—	—	2,199
Restricted stock awards	22,378	—	—	—	—	—	—	—
Net change in unrealized loss on securities available for sale, net of taxes of ($2,446)	—	—	—	—	—	—	4,749	4,749
Net change in unrealized losses on derivatives, net of taxes of ($122)	—	—	—	—	—	—	237	237
Cash dividend to common stockholders ($0.16 per share)	—	—	—	(1,164)	—	—	—	(1,164)
Common stock repurchase	(298,999)	—	—	—	(3,500)	—	—	(3,500)
Compensation expense, restricted stock awards	—	—	164	—	—	—	—	164

Balance December 31, 2014	7,171,282	79	58,466	45,729	(9,429)	—	3,557	98,402

Net Income	—	—	—	2,404	—	—	—	2,404
Restricted stock awards	2,034	—	—	—	—	—	—	—
Net change in unrealized gain on securities available for sale, net of taxes of $690	—	—	—	—	—	—	(1,340)	(1,340)
Net change in unrealized losses on derivatives, net of taxes of ($132)	—	—	—	—	—	—	257	257
Cash dividend to common stockholders ($0.16 per share)	—	—	—	(1,009)	—	—	—	(1,009)
Common stock repurchase	(907,505)	—	—	—	(11,926)	—	—	(11,926)
Common stock issued	600,000	—	—	—	7,884	(7,884)	—	—
ESOP Shares Earned	—	—	(52)	—	—	704	—	652
Compensation expense, restricted stock awards	—	—	190	—	—	—	—	190

Balance December 31, 2015	6,865,811	79	58,604	47,124	(13,471)	(7,180)	2,474	87,630

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Common Treasury Stock	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Equity
December 31, 2015	6,865,811	79	58,604	47,124	(13,471)	(7,180)	2,474	87,630
Net Income	—	—	—	2,904	—	—	—	2,904
Restricted stock awards	11,679	1	—	—	—	—	—	1
Net change in unrealized gain on securities available for sale, net of taxes of $992	—	—	—	—	—	—	(1,926)	(1,926)
Cash dividend to common stockholders ($0.16 per share)	—	—	—	(993)	—	—	—	(993)
Common stock repurchase	(160,248)	—	—	—	(1,876)	—	—	(1,876)
ESOP Shares Earned	—	—	(79)	—	—	632	—	553
Compensation expense, restricted stock awards	—	—	135	—	—	—	—	135

Balance December 31, 2016	6,717,242	$80	58,660	49,035	(15,347)	(6,548)	548	86,428

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands)

	2016	2015	2014
Cash flows from operating activities:
Net income	$2,904	2,404	2,199
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,241	1,051	(2,273)
Depreciation	1,320	1,266	1,336
Amortization of intangible assets	—	33	97
Amortization of investment premiums and discounts, net	1,515	1,650	2,076
Other than temporary impairment recovery on available for sale securities	(17)	(17)	—
Expense (benefit) for deferred income taxes	267	177	(231)
Stock compensation expense	135	138	164
Income from bank owned life insurance	(343)	(335)	(307)
Gain on sale of securities available for sale	(612)	(691)	(578)
Gain on sale of mortgage loans	(1,585)	(1,175)	(719)
Loss on sale of loan note	—	—	1,781
(Gain) loss on sale of premises and equipment	(72)	1	25
Proceeds from sale of mortgage loans	56,309	43,847	37,300
(Gain) loss on sale of foreclosed assets	(21)	716	208
Originations of mortgage loans sold	(53,026)	(44,020)	(32,835)
(Increase) decrease in:
Accrued interest receivable	340	437	657
Other assets	145	21	1,513
Increase (decrease) in accrued expenses and other liabilities	(1,980)	933	(277)

Net cash provided by operating activities	6,520	6,436	10,136

Cash flows from investing activities:
Proceeds from sales, calls and maturities of securities available for sale	67,671	120,354	112,235
Purchase of securities available for sale	(43,778)	(56,875)	(91,257)
Net increase in loans	(49,586)	(19,005)	(1,908)
Proceeds from sale of foreclosed assets	1,623	344	1,118
Proceeds from sale of premises and equipment	100	—	—
Purchase of premises and equipment	(775)	(2,361)	(1,168)

Net cash provided by (used in) investing activities	(24,745)	42,457	19,020

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands)

	2016	2015	2014
Cash flows from financing activities:
Net increase (decrease) in deposits	($6,524)	8,098	(31,689)
Increase (decrease) in advance payments by borrowers for taxes and insurance	152	101	(8)
Advances from Federal Home Loan Bank	26,000	41,000	57,000
Repayment of advances from Federal Home Loan Bank	(30,000)	(60,000)	(69,780)
Increase (decrease) in repurchase agreements	1,885	(11,588)	4,599
Acquisition of treasury stock	(1,876)	(11,926)	(3,500)
Proceeds from repayment of ESOP loan	632	704	—
Dividends paid on common stock	(993)	(1,023)	(1,187)

Net cash used in financing activities	(10,724)	(34,634)	(44,565)

Increase (decrease) in cash and cash equivalents	(28,949)	14,259	(15,409)
Cash and cash equivalents, beginning of period	54,698	40,439	55,848

Cash and cash equivalents, end of period	$25,749	54,698	40,439

Supplemental disclosures of cash flow information:
Interest paid	$5,354	6,587	8,977

Income taxes refund	(564)	(900)	(718)

Supplemental disclosures of non-cash investing and financing activities:
Loans charged off	$1,468	1,867	1,232

Loan transferred to held for sale	—	—	6,987

Foreclosures and in substance foreclosures of loans during year	2,263	869	1,579

Net unrealized gains (losses) on investment securities classified as available for sale	(2,918)	(2,030)	7,195

Increase (decrease) in deferred tax asset related to unrealized gains (losses) on investments	992	691	(2,446)

Dividends declared and payable	288	287	301

Sale and financing of stock to ESOP	—	7,884	—

Issue of unearned restricted stock	145	25	260

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies:

Nature of Operations and Customer Concentration

HopFed Bancorp, Inc. (the “Corporation”) is a bank holding company incorporated in the state of Delaware and headquartered in Hopkinsville, Kentucky. The Corporation’s principal business activities are conducted through its wholly-owned subsidiary, Heritage Bank USA, Inc. (the “Bank”), a Kentucky state chartered commercial bank engaged in the business of accepting deposits and providing mortgage, consumer, construction and commercial loans to the general public through its retail banking offices. The Bank’s business activities are primarily limited to western Kentucky and middle and western Tennessee. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC).

The Bank is a Kentucky commercial chartered bank and is supervised by the Kentucky Department of Financial Institutions (“KDFI”) and the FDIC. Supervision of the Corporation is conducted by the Federal Reserve Bank of Saint Louis (“FED”).

The Bank owns JBMM, LLC, a wholly owned, limited liability company, which owns and manages the Bank’s foreclosed assets. The Bank owns Heritage Interim Corporation, a Tennessee corporation established to facilitate the acquisition of a bank in Tennessee. The proposed acquisition was terminated in August of 2013. The Bank owns Heritage USA Title, LLC, which sells title insurance to the Bank’s real estate loan customers.

The Bank owns Fort Webb LP, LLC, which owns a limited partnership interest in Fort Webb Elderly Housing LP, LLC, a low income senior citizen housing facility in Bowling Green, Kentucky. The facility offers apartments for rent for those senior citizens who qualify and is managed by the Bowling Green, Kentucky Housing Authority.

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation, the Bank and its subsidiaries (collectively the “Company”) for all periods. Significant inter-company balances and transactions have been eliminated in consolidation.

Accounting

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and conform to general practices in the banking industry. U.S. GAAP is generally defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), as amended by Accounting Standards Updates (“ASUs”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) are also sources of authoritative U.S. GAAP for SEC registrants.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Accounting (Continued)

The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (VIE) under U.S. GAAP. Voting interest entities in which the total equity investment is a risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decision about the entity’s activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, VIE’s are entities in which it has all, or at least a majority of, the voting interest. A controlling financial interest in a VIE is present when an enterprise has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The subsidiaries, HopFed Capital Trust I and Fort Webb LP, LLC are VIEs for which the Company is not the primary beneficiary. Accordingly, these accounts are not included in the Company’s consolidated financial statements.

Subsequent Events

The Company has evaluated subsequent events for potential impact and disclosure through the issue date of these consolidated financial statements.

Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and revenues and expenses for each year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand, amounts due on demand from commercial banks, interest-bearing deposits in other financial institutions and federal funds sold with maturities of three months or less. The Company is required to maintain reserve funds in either cash on hand or on deposit with the Federal Reserve Bank. At December 31, 2016, the Company’s reserve requirement was met with available cash on hand.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Securities

The Company reports debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i) “trading” (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (ii) “available for sale” (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as a separate component of stockholders’ equity. At the time of new security purchases, a determination is made as to the appropriate classification. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders’ equity, net of any tax effect. Cost of securities sold is recognized using the specific identification method. Interest income on securities is recognized as earned. The Company purchases many agency bonds at either a premium or discount to its par value. Premiums and discounts on agency bonds are amortized using the net interest method. For callable bonds purchased at a premium, the premium is amortized to the first call date. If the bond is not called on that date, the premium is fully amortized and the Company recognizes an increase in the net yield of the investment. The Company has determined that callable bonds purchased at a premium have a high likelihood of being called, and the decision to amortize premiums to their first call is a more conservative method of recognizing income and any variance from amortizing to contractual maturity is not material to the consolidated financial statements. For agency bonds purchased at a discount, the discount is accreted to the final maturity date. For callable bonds purchased at discount and called before maturity, the Company recognizes a gain on the sale of securities. The Company amortizes premiums and accretes discounts on mortgage back securities and collateralized mortgage obligations based on the securities three-month average prepayment speed. Gains and losses on sales are recorded on the trade date.

Other Than Temporary Impairment

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic conditions warrant such evaluation. A decline in the fair value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount to fair value. To determine whether impairment is other-than-temporary, management considers whether the entity expects to recover the entire amortized cost basis of the security by reviewing the present value of the future cash flows associated with the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as a credit loss. If a credit loss is identified, management then considers whether it is more-likely-than-not that the Company will be required to sell the security prior to recovery. If management concludes that it is not more-likely-than-not that it will be required to sell the security, then the security is not other-than-temporarily impaired and the shortfall is recorded as a component of equity. If the security is determined to be other-than-temporarily impaired, the credit loss is recognized as a charge to earnings and a new cost basis for the security is established.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Other Securities

Other securities which are not actively traded and may be restricted, such as Federal Home Loan Bank (FHLB) stock are recognized at cost, as the value is not considered impaired. FHLB stock is periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Receivable and Allowance for Loan Losses

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

The Company provides an allowance for loan losses and includes in operating expenses a provision for loan losses determined by management. Subsequent recoveries, if any, are credited to the allowance. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent three years.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Loans Receivable and Allowance for Loan Losses (Continued)

The measurement of impaired loans generally may be based on the present value of future cash flows discounted at the historical effective interest rate. However, the majority of the Company’s problem loans become collateral dependent at the time they are judged to be impaired. Therefore, the measurement of impaired requires the Company to obtain a new appraisal to obtain the fair value of the collateral. The appraised value is then discounted to an estimate of the Company’s net realizable value, reducing the appraised value by the amount of holding and selling cost. When the measured amount of an impaired loan is less than the recorded investment in the loan, the impairment is recorded as a charge to income and a valuation allowance, which is included as a component of the allowance for loan losses. For loans not individually evaluated, management considers the Company’s recent charge off history, the Company’s current past due and non-accrual trends, banking industry trends and both local and national economic conditions when making an estimate as to the amount to reserve for losses. Management believes it has established the allowance in accordance with U.S. GAAP and has taken into account the views of its regulators and the current economic environment.

If an asset or portion thereof is classified as a loss, we establish a specific reserve for such amount. If the Company determines that a loan relationship is collateral dependent, the Company will charge off the portion of that loan that is deemed to be impaired against the allowance for loan loss account. The Company defines collateral dependent as any loan in that the customer will be unable to reduce the principal balance of the loan without the complete or partial sale of the collateral. The Company will charge off a portion or all of a loan balance once it deems the collection of any remaining interest and principal due to be unlikely.

Loans held for sale

Mortgage loans originated and intended for sale are carried at the lower of cost or estimated fair value as determined on a loan-by-loan basis. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Realized gains and losses are recognized when legal title to the loans has been transferred to the purchaser and sales proceeds have been received and are reflected in the accompanying consolidated statement of operations in gains on mortgage loans sold, net of related costs such as compensation expenses. The Company does not securitize mortgage loans.

Fixed Rate Mortgage Originations

The Company operates a mortgage division that originates mortgage loans in the name of assorted investors, including Federal Home Loan Mortgage Corporation (Freddie Mac). Originations for Freddie Mac are sold through the Bank while originations to other investors are processed for a fee. On a limited basis, loans sold to Freddie Mac may result in the Bank retaining loan servicing rights. In recent years, customers have chosen lower origination rates over having their loan locally serviced; thereby limiting the amount of new loans sold with servicing retained. At December 31, 2016, the Bank maintained a servicing portfolio of one to four family real estate loans of approximately $19.7 million and approximately $22.8 million at December 31, 2015. For the years ended December 31, 2016, December 31, 2015, and December 31, 2014, the Bank has reviewed the value of the servicing asset as well as the operational cost associated with servicing the portfolio. The Bank has determined that the values of its servicing rights are not material to the Company’s consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

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

Treasury Stock

The Company may occasionally purchase its own common stock either in open market transactions or privately negotiated transactions. The value of the Company’s common stock held in treasury is listed at cost.

Unearned ESOP Shares

The Company offers an Employee Stock Ownership Plan (“ESOP”) to the employees of the Company. The unearned portion of common stock of the Company held in the ESOP Trust is recorded on the balance sheet at cost. Common stock is released from the ESOP Trust to the participants as the Bank makes payments on the loan to the Corporation on behalf of the ESOP Trust.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities, unrealized appreciation (depreciation) on available-for-sale securities for which a portion of an other than temporary impairment has been recognized in income, and unrealized appreciation (depreciation) on derivatives.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets have been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

December 31, 2016, 2015 and 2014

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

Intangible Assets

The core deposit intangible asset related to the middle Tennessee acquisition of June 2006 was amortized using the sum of the year’s digits method over an estimated period of nine years. At December 31, 2015, the core deposit intangible was fully amortized.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Derivative Instruments

Under the guidelines of ASC 815, Accounting for Derivative Instruments and Hedging Activities, as amended, all derivative instruments are required to be carried at fair value on the consolidated balance sheet. ASC 815 provides special hedge accounting provisions, which permit the change in fair value of the hedge item related to the risk being hedged to be recognized in earnings in the same period and in the same income statement line as the change in the fair value of the derivative.

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

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instrument has been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been, or will not continue to be highly effective as a hedge, hedged accounting is discontinued. ASC 815 basis adjustments recorded on hedged assets and liabilities are amortized over the remaining life of the hedged item beginning no later than when hedge accounting ceases. The Company’s derivative matured on October 8, 2015. There were no fair value hedging gains or losses, as a result of hedge ineffectiveness, recognized for the years ended December 31, 2015 or 2014.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

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

Interest-bearing deposits in banks

The carrying amounts reported in the consolidated balance sheets for interest bearing deposits in banks is approximate those assets’ fair values, because they are considered overnight deposits and may be withdrawn at any time without penalty and do not present credit risk concerns.

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

December 31, 2016, 2015 and 2014

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

December 31, 2016, 2015 and 2014

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

Dividend Restrictions

The Company is not permitted to pay a dividend to common shareholders if it fails to make a quarterly interest payment to the holders of the Company’s subordinated debentures. Furthermore, the Bank may be restricted in the payment of dividends to the Corporation by the KDFI or FDIC. Any restrictions imposed by either regulator would effectively limit the Company’s ability to pay a dividend to its common stockholders as discussed in Note 16. At December 31, 2016, there were no such restrictions. At December 31, 2016, the Corporation has approximately $1.1 million in cash on hand available to pay common dividends and repurchase treasury stock as outlined in Note 19. At December 31, 2016, the Bank may not pay an additional cash dividend to the Corporation without regulatory approval.

Earnings Per Share

Earnings per share (EPS) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding plus dilutive common stock equivalents (CSE). CSE consists of dilutive stock options granted through the Company’s stock option plan. Restricted stock awards represent future compensation expense and are dilutive. Anti-dilutive common stock equivalents are not included for the purposes of this calculation. At December 31, 2016, the Company has no warrants or stock options outstanding.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Stock Compensation

Compensation cost is recognized for restricted stock awards issued to employees based on the fair value of these awards at the date of grant. The cost is recognized over the required service period, generally defined as the vesting period.

Effect of New Accounting Pronouncements

In May 2014, the FASB issued new guidance related to “Revenue from Contracts with Customers.” This guidance supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the ASC. The guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016; however, the FASB has agreed to a one-year deferral of the effective date to December 15, 2017. The implementation of ASC Topic 605 will not have a material impact on the Company’s Consolidated Financial Statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

ASU No. 2015-02, “Amendments to the Consolidation Analysis.” This ASU affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, the amendments: (1) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities; (2) eliminate the presumption that a general partner should consolidate a limited partnership; (3) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and (4) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. ASU No. 2015-02 was effective for interim and annual reporting periods beginning after December 15, 2015. The implementation of the provisions of ASU No. 2015-02 did not have a material impact on the Company’s Consolidated Financial Statements.

ASU 2015-05, “Intangibles – Goodwill and Other - Internal-Use Software (Subtopic 350-40) – Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” ASU 2015-05 addresses accounting for fees paid by a customer in cloud computing arrangements such as (i) software as a service, (ii) platform as a service, (iii) infrastructure as a service and (iv) other similar hosting arrangements. ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The implementation of ASU 2015-05, which was effective on January 1, 2016, did not have a significant impact on the Company’s Consolidated Financial Statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

ASU 2015-15, “Interest – Imputation of Interest (Subtopic 835-30) – Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting.” ASU 2015-15 adds SEC paragraphs pursuant to an SEC Staff Announcement that given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The implementation of ASU 2015-15 did not have a significant impact on the Company’s Consolidated Financial Statements.

In September 2015, the FASB issued Accounting Standards Update No. 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments.” The guidance in this update eliminates the requirement to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The new guidance is intended to reduce complexity in financial reporting. The elimination of the restatement requirement should simplify financial reporting for many entities. However, recognizing the entire impact of a measurement period adjustment in a single reporting period may introduce earnings volatility and reduce comparability between periods when the adjustments are material. The accounting changes in this update are effective for public companies for annual periods, and the interim periods within those annual periods, after December 15, 2015. The implementation of ASU 2015-16 did not have a material impact on the Company’s Consolidated Financial Statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (vii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale. ASU 2016-01 will be effective on January 1, 2018, and is not expected to have a material effect on the Company’s Consolidated Financial Statements.

ASU 2016-02, “Leases (Topic 842).” ASU 2016-02 will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 will be effective for us on January 1, 2019, and will require transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We are currently evaluating the potential impact of ASU 2016-02 on the Company’s Consolidated Financial Statements.

ASU 2016-05 “Derivatives and Hedging (Topic 815) Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships.” ASU 2016-05 clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under ASC Topic 815 does not, in and of itself, require de-designation of that hedging relationship provided that all other hedge accounting criteria continue to be met. ASU 2016-05 will be effective for us on January 1, 2017. The implementation of ASU 2016-05 is not expected to have a material impact on the Company’s Consolidated Financial Statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

ASU 2016-07, “Investments – Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting.” The amendments affect all entities that have an investment that becomes qualified for the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence. ASU 2016-07 simplifies the transition to the equity method of accounting by eliminating retroactive adjustment of the investment when an investment qualifies for use of the equity method, among other things. ASU 2016-07 will be effective for us on January 1, 2017. The implementation of ASU 2016-07 is not expected to have a material impact on the Company’s Consolidated Financial Statements.

ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” Under ASU 2016-09 all excess tax benefits and tax deficiencies related to share-based payment awards should be recognized as income tax expense or benefit in the income statement during the period in which they occur. Previously, such amounts were recorded in the pool of excess tax benefits included in additional paid-in capital, if such pool was available. Because excess tax benefits are no longer recognized in additional paid-in capital, the assumed proceeds from applying the treasury stock method when computing earnings per share should exclude the amount of excess tax benefits that would have previously been recognized in additional paid-in capital. Additionally, excess tax benefits should be classified along with other income tax cash flows as an operating activity rather than a financing activity, as was previously the case. ASU 2016-09 also provides that an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. ASU 2016-09 changes the threshold to qualify for equity classification (rather than as a liability) to permit withholding up to the maximum statutory tax rates (rather than the minimum as was previously the case) in the applicable jurisdictions. ASU 2016-09 is effective on January 1, 2017. The implementation of ASU 2016-09 is not expected to have a material effect on the Company’s Consolidated Financial Statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

On June 16, 2016, the FASB released its finalized ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments to U.S. GAAP require businesses and other organization to measure the expected credit losses on financial assets, such as loans, securities, bond insurance, and many receivables, the FASB said. The accounting changes apply to instruments recorded on balance sheets at their historical cost, although there are some limited changes to the accounting for debt instruments classified as available-for-sale. The accounting board added that the write-downs will be based on historical information, current business conditions, and forecasts, and it expects the forecasts to improve the loss estimates on financial assets that are losing value. The board also said the techniques that are employed today to write down loans and other instruments can still be used, although it expects the variables for calculating the losses to change. ASU 2016-13 will become effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Companies are permitted to adopt ASU 2016-13 in fiscal years beginning after December 15, 2018. The Company is currently evaluating the potential impact of ASU 2016-13.

ASU 2016-15 “Statement of Cash Flows (Topic 230)” (“ASU 2016-15”) is intended to reduce the diversity in practice around how certain transactions are classified within the statement of cash flows. ASU 2016-15 is effective for public companies for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted with retrospective application. We are evaluating the impact that the adoption of ASU 2016-15 will have on the Company’s Consolidated Financial Statements.

Other accounting standards that have been issued or proposed by the FASB or other standards bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications

Certain items in prior financial statements have been reclassified to conform to the current presentation. Reclassifications had no effect on prior year’s net income or shareholders’ equity.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(2)	Securities:

Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their estimated fair values follow:

	December 31, 2016
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for Sale:
U.S. Treasury securities	$2,000	1	—	2,001
U.S. Agency securities	83,667	983	(638)	84,012
Tax free municipal bonds	33,004	1,081	(174)	33,911
Taxable municipal bonds	2,720	17	(10)	2,727
Trust preferred securities	1,634	183	—	1,817
Mortgage-backed securities:
GNMA	19,490	175	(109)	19,556
FNMA	40,754	176	(577)	40,353
FHLMC	6,831	12	(84)	6,759
Non-Agency CMOs	3,786	—	(208)	3,578
AGENCY CMOs	14,765	74	(73)	14,766

	$208,651	2,702	(1,873)	209,480

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(2)	Securities: (Continued)

	December 31, 2015
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for Sale:
U.S. Treasury Securities	$2,001	—	(1)	2,000
U.S. Agency Securities	91,694	1,727	(488)	92,933
Tax free municipal bonds	42,237	2,481	(59)	44,659
Taxable municipal bonds	6,190	52	(65)	6,177
Trust preferred securities	1,617	248	—	1,865
Mortgage-backed securities:
GNMA	29,990	239	(239)	29,990
FNMA	28,189	266	(152)	28,303
FHLMC	8,113	24	(51)	8,086
Non-Agency CMOs	3,828	—	(174)	3,654
AGENCY CMOs	19,570	71	(131)	19,510

	$233,429	5,108	(1,360)	237,177

The scheduled maturities of debt securities available for sale at December 31, 2016, were as follows:

		Estimated
	Amortized	Fair
	Cost	Value
Due within one year	$6,605	6,615
Due in one to five years	13,913	14,067
Due in five to ten years	32,611	32,744
Due after ten years	13,022	13,603

	66,151	67,029
Amortizing agency bonds	56,874	57,439
Mortgage-backed securities	85,626	85,012

Total unrestricted securities available for sale	$208,651	209,480

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The scheduled maturities of debt securities available for sale at December 31, 2015, were as follows:

		Estimated
	Amortized	Fair
	Cost	Value
Due within one year	$—	—
Due in one to five years	17,939	18,304
Due in five to ten years	42,151	42,793
Due after ten years	22,702	24,088

	82,792	85,185
Amortizing agency bonds	60,947	62,449
Mortgage-backed securities	89,690	89,543

Total unrestricted securities available for sale	$233,429	237,177

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2016, are as follows:

	Less than 12 months		12 months or longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Available for sale
U.S. Agency debt securities	$41,963	(597)	3,459	(41)	45,422	(638)
Taxable municipals	1,347	(10)	—	—	1,347	(10)
Tax free municipals	7,369	(174)	—	—	7,369	(174)
Mortgage-backed securities:
GNMA	6,151	(62)	3,861	(47)	10,012	(109)
FNMA	28,950	(577)	—	—	28,950	(577)
FHLMC	6,217	(84)	—	—	6,217	(84)
Non-Agency CMOs	—	—	3,578	(208)	3,578	(208)
AGENCY CMOs	7,144	(73)	—	—	7,144	(73)

Total Available for Sale	$99,141	(1,577)	10,898	(296)	110,039	(1,873)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

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

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluations. Management gives consideration to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2016, the Company has 73 securities with unrealized losses. Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity or for the foreseeable future and therefore no declines are deemed to be other than temporary.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(2)	Securities: (Continued)

The carrying value of the Company’s investment securities may decline in the future if the financial condition of issuers deteriorates and management determines it is probable that the Company will not recover the entire amortized cost bases of the securities. As a result, there is a risk that other-than-temporary impairment charges may occur in the future.

In June of 2008, the Company purchased $2.0 million par value of a private placement subordinated debenture issued by First Financial Services Corporation (“FFKY”), the holding Company for First Federal Savings Bank (“First Fed”). The debenture is a thirty-year security with a coupon rate of 8.00%. FFKY is a NASDAQ listed commercial bank holding company located in Elizabethtown, Kentucky. In October of 2010, FFKY informed the owners of its subordinated trust, including the Company, that it was deferring the dividend payments for up to five years as prescribed by the trust agreement.

At September 30, 2013, the Company recognized a $400,000 impairment charge related to management’s financial analysis of the issuing institution, and our opinion that it would be unable to make dividend payments after the five-year extension expired. In January 2015, Your Community Bankshares (“YCB”) purchased FFKY. In September of 2016, Wesbanco (“WSBC”) closed on its purchase of YCB. WSBC is a $9.8 billion institution headquartered in West Virginia. WSBC has assumed the debt originally issued by FFKY, and all interest is now current. The Company is currently accreting the $400,000 impairment charge back into income.

During 2016, the Company sold investment securities classified as available for sale for proceeds of $19.0 million resulting in gross gains of $690,000 and gross losses of $78,000. During 2015, the Company sold investment securities classified as available for sale for proceeds of $84.9 million resulting in gross gains of $1,274,000 and gross losses of $583,000. During 2014, the Company sold investment securities classified as available for sale for proceeds of $75.3 million resulting in gross gains of $788,000 and gross losses of $210,000.

As part of its normal course of business, the Bank holds significant balances of municipal and other deposits that require the Bank to pledge investment instruments as collateral. At December 31, 2016, the Bank pledged investments with a book value of $125.6 million and a market value of approximately $128.4 million to various municipal entities as required by law. In addition, the Bank has provided $45.6 million of letters of credit issued by the Federal Home Loan Bank of Cincinnati to collateralize municipal deposits. The collateral for these letters of credit are the Bank’s one to four family loan portfolio.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands, Except Percentages)

(3)	Loans Receivable, Net:

The components of loans receivable in the consolidated balance sheets as of December 31, 2016, and December 31, 2015, were as follows:

	December 31, 2016		December 31, 2015
	Amount	Percent	Amount	Percent
Real estate loans:
One-to-four family first mortgages	$147,962	24.2%	$145,999	26.0%
Home equity line of credit	35,684	5.8%	33,644	6.0%
Second mortgages	1,452	0.3%	1,771	0.3%
Multi-family	34,284	5.6%	24,725	4.4%
Construction	39,255	6.4%	34,878	6.2%
Land	23,840	3.9%	22,453	4.0%
Farmland	47,796	7.8%	42,246	7.5%
Non-residential real estate	182,940	30.0%	149,711	26.6%

Total mortgage loans	513,213	84.0%	455,427	81.0%
Consumer loans	8,717	1.4%	20,324	3.6%
Commercial loans	88,907	14.6%	86,743	15.4%

Total other loans	97,624	16.0%	107,067	19.0%

Total loans	610,837	100.0%	562,494	100.0%

Deferred loan cost, net of fees	(439)		(445)
Less allowance for loan losses	(6,112)		(5,700)

Total loans, net	$604,286		$556,349

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(3)	Loans Receivable, Net: (Continued)

Loans serviced for the benefit of others totaled approximately $33.5 million and $36.9 million at December 31, 2016 and 2015, respectively. At December 31, 2016, approximately $19.7 million of the $33.5 million in loans serviced by the Company are serviced for the benefit of Freddie Mac. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. The servicing rights associated with these loans are not material to the Company’s consolidated financial statements. Qualified one-to-four family first mortgage loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in Note 6. At December 31, 2016, the carrying amount of loans eligible and pledged to the Federal Home Loan Bank of Cincinnati was $135.7 million.

The Company originates most fixed rate loans for immediate sale to outside investors, including Freddie Mac. Generally, the agreement to sell such loans occurs shortly after the loan application is tentatively approved through best effort commitments, not binding the Company to deliver a loan that does not close.

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

Very Good - These are loans to persons or entities with strong financial condition and above-average liquidity who have previously satisfactorily handled their obligations with the Bank. Collateral securing the Bank’s debt is margined in accordance with policy guidelines. Internally generated cash flow covers current maturities of long-term debt more than adequately. Unsecured loans to individuals supported by strong financial statements and on which repayment is satisfactory may be included in this classification.

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

December 31, 2016, 2015 and 2014

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

Special Mention - Loans in this category have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deteriorating prospects for the asset or in the institution’s credit position at some future date. Borrowers may be experiencing adverse operating trends or market conditions. Non-financial reasons for rating a credit exposure Special Mention include, but are not limited to: management problems, pending litigations, ineffective loan agreement and/or inadequate loan documentation, structural weaknesses and/or lack of control over collateral.

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

December 31, 2016, 2015 and 2014

(3)	Loans Receivable, Net: (Continued)

Loss - Loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. The Bank takes losses in the period in which they become uncollectible.

The following credit risk standards are assigned to consumer loans:

Satisfactory - All consumer open-end and closed-end retail loans shall have an initial risk grade assigned of 3 - Satisfactory.

Substandard - All consumer open-end and closed-end retail loans past due 90 cumulative days from the contractual date will be classified as 7 - Substandard. If a consumer/retail loan customer files bankruptcy, the loan will be classified as 7 - Substandard regardless of payment history.

Loss - All closed-end retail loans that become past due 120 cumulative days and open-end retail loans that become past due 180 cumulative days from the contractual due date will be charged off as loss assets. The charge-off will be taken by the end of the month in which the 120-day or 180-day time period elapses. All losses in retail credit will be recognized when the affiliate becomes aware of the loss, but in no case should the charge off exceed the time frames stated within this policy.

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

December 31, 2016, 2015 and 2014

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

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2016, approximately $78.7 million of the outstanding principal balance of the Company’s non-residential real estate loans were secured by owner-occupied properties, approximately $104.2 million was secured by non-owner occupied properties.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

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

Most of the Company’s lending activity occurs in Western Kentucky and Middle and Western Tennessee. The majority of the Company’s loan portfolio consists of non-residential real estate loans, farmland and agri-business commercial loans and one-to-four family residential real estate loans.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Loans by classification type and the related valuation allowance amounts at December 31, 2016 were as follows:

		Special	Impaired Loans			Specific Allowance for Impairment	Allowance for Loans not Impaired
	Pass	Mention	Substandard	Doubtful	Total
One-to-four family mortgages	$145,965	744	1,253	—	147,962	—	852
Home equity line of credit	35,109	25	550	—	35,684	—	260
Junior liens	1,411	30	11	—	1,452	—	8
Multi-family	31,280	—	3,004	—	34,284	—	412
Construction	39,255	—	—	—	39,255	—	277
Land	15,581	35	8,224	—	23,840	1,036	724
Non-residential real estate	172,395	3	10,542	—	182,940	—	964
Farmland	44,832	674	2,290	—	47,796	—	778
Consumer loans	8,382	—	335	—	8,717	84	124
Commercial loans	85,174	603	3,130	—	88,907	28	565

Total	$579,384	2,114	29,339	—	610,837	1,148	4,964

Loans by classification type and the related valuation allowance amounts at December 31, 2015 were as follows:

		Special	Impaired Loans			Specific Allowance for Impairment	Allowance for Loans not Impaired
	Pass	Mention	Substandard	Doubtful	Total
One-to-four family mortgages	$142,729	41	3,229	—	145,999	60	970
Home equity line of credit	33,475	—	169	—	33,644	—	201
Junior liens	1,720	35	16	—	1,771	—	8
Multi-family	21,644	—	3,081	—	24,725	138	89
Construction	34,878	—	—	—	34,878	—	377
Land	11,794	41	10,618	—	22,453	69	1,310
Non-residential real estate	138,865	2,489	8,357	—	149,711	134	1,005
Farmland	41,917	—	329	—	42,246	—	358
Consumer loans	20,123	—	201	—	20,324	49	309
Commercial loans	84,317	352	2,074	—	86,743	180	443

Total	$531,462	2,958	28,074	—	562,494	630	5,070

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2016 were as follows:

	At December 31, 2016			For the year ended December 31, 2016
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$1,253	1,253	—	1,470	67
Home equity line of credit	550	550	—	390	24
Junior liens	11	11	—	13	1
Multi-family	3,004	3,004	—	3,005	172
Construction	—	—	—	—	—
Land	1,553	2,513	—	7,868	38
Non-residential real estate	10,542	10,542	—	9,363	485
Farmland	2,290	2,290	—	1,563	120
Consumer loans	—	—	—	21	1
Commercial loans	2,865	2,865	—	3,168	112

Total	22,068	23,028	—	26,861	1,020

Impaired loans with a specific allowance
One-to-four family mortgages	$—	—	—	452	—
Home equity line of credit	—	—	—	—	—
Junior liens	—	—	—	—	—
Multi-family	—	—	—	910	—
Construction	—	—	—	—	—
Land	6,671	6,671	1,036	1,811	485
Non-residential real estate	—	—	—	—	—
Farmland	—	—	—	533	—
Consumer loans	335	335	84	273	—
Commercial loans	265	265	28	754	24

Total	7,271	7,271	1,148	4,733	509

Total impaired loans	$29,339	30,299	1,148	31,594	1,529

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2015 were as follows:

	At December 31, 2015			For the year ended December 31, 2015
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$2,526	2,526	—	2,389	80
Home equity line of credit	169	169	—	457	7
Junior liens	16	16	—	17	1
Multi-family	2,128	2,128	—	2,797	126
Construction	—	—	—	—	—
Land	10,038	10,998	—	8,520	671
Non-residential real estate	7,640	7,640	—	283	404
Farmland	329	329	—	7,774	19
Consumer loans	5	5	—	3	—
Commercial loans	1,274	1,274	—	1,599	73

Total	24,125	25,085	—	23,839	1,381

Impaired loans with a specific allowance
One-to-four family mortgages	$703	703	60	709	40
Home equity line of credit	—	—	—	—	—
Junior liens	—	—	—	—	—
Multi-family	953	953	138	318	17
Construction	—	—	—	—	—
Land	580	580	69	1,707	46
Non-residential real estate	717	717	134	836	28
Farmland	—	—	—	—	—
Consumer loans	196	196	49	194	—
Commercial loans	800	800	180	514	15

Total	3,949	3,949	630	4,278	146

Total impaired loans	$28,074	29,034	630	28,117	1,527

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans as of December 31, 2016, and December 31, 2015, by portfolio segment and based on the impairment method as of December 31, 2016, and December 31, 2015.

	Commercial	Land Development / Construction	Commercial Real Estate	Residential Real Estate	Consumer	Total
December 31, 2016:
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$28	1,036	—	—	84	1,148
Collectively evaluated for impairment	565	1,001	2,154	1,120	124	4,964

Total ending allowance balance	$593	2,037	2,154	1,120	208	6,112

Loans:
Loans individually evaluated for impairment	$3,130	8,224	15,836	1,814	335	29,339
Loans collectively evaluated for impairment	85,777	54,871	249,184	183,284	8,382	581,498

Total ending loans balance	$88,907	63,095	265,020	185,098	8,717	610,837

	Commercial	Land Development / Construction	Commercial Real Estate	Residential Real Estate	Consumer	Total
December 31, 2015:
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$180	69	272	60	49	630
Collectively evaluated for impairment	443	1,687	1,452	1,179	309	5,070

Total ending allowance balance	$623	1,756	1,724	1,239	358	5,700

Loans:
Loans individually evaluated for impairment	$2,074	10,618	11,767	3,414	201	28,074
Loans collectively evaluated for impairment	84,669	46,713	204,915	178,000	20,123	534,420

Total ending loans balance	$86,743	57,331	216,682	181,414	20,324	562,494

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The average recorded investment in impaired loans for the years ended December 31, 2016 and 2015 was $31.6 million and $28.1 million, respectively. The Company recognized $1.5 million of interest income on impaired loans for the years ended December 31, 2016 and December 31, 2015, respectively, and $2.0 million for the year ended December 31, 2014. The following table provides a detail of the Company’s activity in the allowance for loan loss account allocated by loan type for the year ended December 31, 2016:

	Balance 12/31/2015	Charge off 2016	Recovery 2016	General Provision 2016	Specific Provision 2016	Ending Balance 12/31/2016
One-to-four family mortgages	$1,030	—	167	(118)	(227)	852
Home equity line of credit	201	(30)	14	59	16	260
Junior liens	8	—	14	—	(14)	8
Multi-family	227	(421)	—	323	283	412
Construction	377	—	—	(100)	—	277
Land	1,379	—	—	(586)	967	1,760
Non-residential real estate	1,139	—	10	(41)	(144)	964
Farmland	358	—	—	420	—	778
Consumer loans	358	(422)	293	(187)	166	208
Commercial loans	623	(595)	141	122	302	593

	$5,700	(1,468)	639	(108)	1,349	6,112

The following table provides a detail of the Company’s activity in the allowance for loan loss account allocated by loan type for the year ended December 30, 2015:

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

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

Non-accrual loans totaled $9.1 million and $7.4 million at December 31, 2016, and December 31, 2015, respectively. All non-accrual loans noted below are classified as either substandard or doubtful. Interest income foregone on such loans totaled $108,000 at December 31, 2016, $337,000 at December 31, 2015, and $76,000 at December 31, 2014, respectively. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis. There were no loans past due more than three months and still accruing interest as of December 31, 2016, and December 31, 2015. For the years ended December 31, 2016, and December 31, 2015, the components of the Company’s balances of non-accrual loans are as follows:

	12/31/2016	12/31/2015
One-to-four family first mortgages	$270	2,234
Home equity lines of credit	402	48
Multi-family	—	1,968
Land	7,675	1,553
Non-residential real estate	208	247
Farmland	—	166
Consumer loans	3	8
Commercial loans	516	1,198

Total non-accrual loans	$9,074	7,422

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The table below presents gross loan balances excluding deferred loan fees of $439,000 at December 31, 2016, by loan classification allocated between past due, classified, performing and non-performing:

	Currently	30 - 89 Days	Non-accrual	Special	Impaired Loans Currently Performing
	Performing	Past Due	Loans	Mention	Substandard	Doubtful	Total
One-to-four family mortgages	$145,069	896	270	744	983	—	$147,962
Home equity line of credit	35,087	22	402	25	148	—	35,684
Junior liens	1,407	4	—	30	11	—	1,452
Multi-family	31,280	—	—	—	3,004	—	34,284
Construction	39,255	—	—	—	—	—	39,255
Land	15,581	—	7,675	35	549	—	23,840
Non-residential real estate	172,395	—	208	3	10,334	—	182,940
Farmland	44,832	—	—	674	2,290	—	47,796
Consumer loans	8,354	28	3	—	332	—	8,717
Commercial loans	84,913	261	516	603	2,614	—	88,907

Total	$578,173	1,211	9,074	2,114	20,265	—	610,837

The table below presents gross loan balances excluding deferred loan fees of $445,000 at December 31, 2015, by loan classification allocated between past due, classified, performing and non-performing:

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

December 31, 2016, 2015 and 2014

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

Troubled Debt Restructuring

On a periodic basis, the Company may modify the terms of certain loans. In evaluating whether a restructuring constitutes a TDR, ASC 310; A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, is determinative. In evaluating whether a restructuring constitutes a TDR, the Company must separately conclude that both of the following exist:

a.)	The restructuring constitutes a concession

b.)	The debtor is experiencing financial difficulties

ASC 310 provides the following guidance for the Company’s evaluation of whether it has granted a concession as follows:

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Troubled Debt Restructurings (Continued)

At December 31, 2016, the Company had three loan relationships with a total of eight loans classified as performing TDR. The largest loan relationship classified as a TDR is collateralized by non-owner occupied commercial real estate and was placed on interest only payments in 2014. At July 31, 2015, both loans were removed from interest only and are now paying monthly principal and interest payments in accordance with the Company’s loan policy. At December 31, 2016, the loan relationship has a balance of approximately $3.2 million.

The second TDR relationship includes two loans secured by a non-owner occupied commercial real estate property. For a period of one year beginning in the third quarter of 2015, this loan relationship was modified to allow the customer to make interest only payments. The owner has significant equity in the collateral and is attempting to the sell the asset to use the equity for unanticipated financial obligations. The aggregate loan balance of this relationship is $2.2 million. At December 31, 2016, the owner is making principal and interest payments on this loan.

The third TDR relationship consist of three multi-family properties and one non-residential real estate property in which the loans payments were modified as interest only beginning in January 2016. The aggregate loan balance of this relationship is $1.1 million.

There were no loans as of December 31, 2016 that have been modified as TDRs during 2016 and then subsequently defaulted in 2016 on their modified terms. At December 31, 2016, there are no commitments to lend additional funds to any borrower whose loan terms have been modified in a TDR.

A summary of the activity in loans classified as TDRs for the year ended December 31, 2016, is as follows:

	Balance at	New	Loss on	Transferred to	Loan	Balance at
	12/31/15	TDR	Foreclosure	Non-accrual	Amortization	12/31/16
Multi-family real estate	$—	816	—	—	(1)	815
Non-residential real estate	5,536	228	—	—	(118)	5,646

Total performing TDR	$5,536	1,044	—	—	(119)	6,461

A summary of the activity in loans classified as TDRs for the year ended December 31, 2015, is as follows:

	Balance at	New	Loss on	Transferred to	Loan	Balance at
	12/31/14	TDR	Foreclosure	Held For Sale	Amortization	12/31/15
Non-residential real estate	$3,284	2,265	—	—	(13)	5,536

Total performing TDR	$3,284	2,265	—	—	(13)	5,536

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The Company originates loans to officers and directors and their affiliates at terms substantially equivalent to those available to other borrowers. Loans to officers and directors at December 31, 2016, and December 31, 2015, were approximately $4.9 million and $3.8 million, respectively. At December 31, 2016 and December 31, 2015, funds committed that were undisbursed to officers and directors approximated $380,000 and $493,000, respectively.

The following summarizes activity of loans to officers and directors and their affiliates for the years ended December 31, 2016, and December 31, 2015:

	2016	2015
Balance at beginning of period	$3,844	4,022
New loans	1,651	682
Principal repayments	(601)	(860)

Balance at end of period	$4,894	3,844

(4)	Premises and Equipment:

Components of premises and equipment included in the consolidated balance sheets as of December 31, 2016 and December 31, 2015, consisted of the following:

	2016	2015
Land	$6,555	6,579
Land improvements	1,132	1,097
Buildings	22,397	22,405
Furniture and equipment	6,932	6,488

	37,016	36,569
Less accumulated depreciation	13,555	12,535

Premises and equipment, net	$23,461	24,034

Depreciation expense was approximately $1,320,000, $1,266,000 and $1,336,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(5)	Deposits:

At December 31, 2016, the scheduled maturities of other time deposits were as follows:

Years Ending December 31,
2017	$137,907
2018	97,986
2019	29,945
2020	16,811
2021	10,429

$293,078

The amount of other time deposits with a minimum denomination greater of $250,000 or more was approximately $79.7 million and $78.8 million at December 31, 2016, and December 31, 2015, respectively. At December 31, 2016 and December 31, 2015, directors, members of senior management and their affiliates had deposits in the Bank of approximately $2.1 million and $6.2 million, respectively.

Interest expense on deposits for the years ended December 31, 2016, December 31, 2015 and December 31, 2014, is summarized as follows:

	2016	2015	2014
Interest bearing checking accounts	$1,183	1,105	1,253
Money market accounts	76	88	86
Savings	95	103	109
Other time deposits	2,886	3,735	4,155

	$4,240	5,031	5,603

The Bank maintains clearing arrangements for its demand, interest bearing checking accounts and money market accounts with BBVA Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At December 31, 2016, average daily clearings were approximately $5.9 million.

At December 31, 2016, the Company had approximately $335,000 of deposit accounts in overdraft status and are reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2015, the Company had approximately $196,000 of deposit accounts in overdraft status and are reclassified to loans on the accompanying consolidated balance sheet. At December 31, 2016, and December 31, 2015, the Company had deposits classified as brokered deposits totaling $33.4 million and $34.4 million, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands, Except Percentages)

(6)	Advances from Federal Home Loan Bank:

Federal Home Loan Bank advances are summarized as follows:

	December 31,
	2016		2015
		Weighted		Weighted
Types of Advances	Amount	Average Rate	Amount	Average Rate
Fixed-rate	$11,000	1.04%	$15,000	2.19%

Scheduled maturities of FHLB advances as of December 31, 2016, are as follows:

Years Ending	Fixed	Average
December 31,	Rate	Cost
2017	$5,000	0.88%
2018	6,000	1.18%

Total	$11,000	1.04%

The Bank has an approved line of credit of $30 million at the FHLB of Cincinnati, which is secured by a blanket agreement to maintain residential first mortgage loans and non-residential real estate loans with a principal value of 125% of the outstanding advances and has a variable interest rate. At December 31, 2016, the Bank could borrow an additional $51.3 million from the FHLB of Cincinnati without pledging additional collateral. At December 31, 2016, the Bank has an additional $6.8 million in additional collateral that could be pledged to the FHLB to secure additional advance requirements. The Bank has a $12 million unsecured line of credit with BBVA Compass Bank of Birmingham, Alabama. The Company’s overnight lines of credit with both the Federal Home Loan Bank of Cincinnati and Compass Bank had no balance at December 31, 2016.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands, Except Percentages)

(7)	Repurchase Agreements:

At December 31, 2016, the Company provided investment securities with a market value and book value of $47.7 million as collateral for repurchase agreements. The maximum repurchase balance outstanding during the year ended December 31, 2016, and December 31, 2015, was $54.8 million and $57.4 million, respectively.

At December 31, 2016, and December 31, 2015, the respective cost and maturities of the Company’s repurchase agreements are as follows:

2016
Third Party	Balance	Average Rate	Maturity
Various customers	$47,655	0.91%	Overnight

Total	$47,655	0.91%

2015
Third Party	Balance	Average Rate	Maturity	Comments
Merrill Lynch	$6,000	4.36%	9/18/2016	Quarterly callable
Various customers	39,770	0.61%		Overnight

Total	$45,770	1.13%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(8)	Fair Value Measurement:

ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy which requires an entity to maximize the use of observable input and minimize the use of unobservable inputs when measuring fair value. Although ASC 820 provides for fair value accounting, the Company did not elect the fair value option for any financial instrument not presently required to be accounted for at fair value.

The Company has developed a process for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon internally developed models or processes that use primarily market based or based on third party market data, including interest rate yield curves, option volatilities and other third party information. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financials instruments could result in a different estimate of fair value at the reporting date.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

The fair value of these liabilities is based on information obtained from a third party bank and is reflected within level 2 of the valuation hierarchy.

Assets and Liabilities Measured on a Recurring Basis

The assets and liabilities measured at fair value on a recurring basis are summarized below:

December 31, 2016	Total carrying value in the consolidated	Quoted Prices In Active Markets for	Significant Other Observable	Significant Unobservable
Description	balance sheet at December 31, 2016	Identical Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets
Available for sale securities	$209,480	2,001	205,662	1,817

December 31, 2015	Total carrying value in the consolidated	Quoted Prices In Active Markets for	Significant Other Observable	Significant Unobservable
Description	balance sheet at December 31, 2015	Identical Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets
Available for sale securities	$237,177	2,000	233,312	1,865

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

The assets and liabilities measured at fair value on a non-recurring basis are summarized below:

December 31, 2016	Total carrying value in the	Quoted Prices In Active	Significant Other	Significant
Description	consolidated balance sheet at 12/31/2016	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Foreclosed assets	$2,397	—	—	2,397
Impaired loans, net of allowance of $1,148	$6,123	—	—	6,123

December 31, 2015	Total carrying value in the	Quoted Prices In Active	Significant Other	Significant
Description	consolidated balance sheet at 12/31/2015	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Foreclosed assets	$1,736	—	—	1,736
Impaired loans, net of allowance of $630	$3,319	—	—	3,319

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

8)	Fair Value Measurement: (Continued)

The following table presents quantitative information about level 3 fair value measurements for assets measured at fair value on a reoccuring and non-reoccuring basis at December 31, 2016 and 2015:

Level 3 Significant Unobservable Input Assumptions
	Fair Value	Valuation Technique	Unobservable Input	Quantitative Range of Unobservable Inputs
December 31, 2016
Assets measured on a non-recurring basis
Foreclosed assets	2,397	Discount to appraised value of collateral	Appraisal comparability adjustments	30% to 55%
Impaired loans	7,271	Discount to appraised value of collateral	Appraisal comparability adjustments	10% to 25%
Asset measured on a recurring basis
Trust preferred securities	1,817	Discounted cash flow Spread to Libor swap curve	Compare to quotes for sale when available	One month libor 4% to 6%
December 31, 2015
Assets measured on a non-recurring basis
Foreclosed assets	1,736	Discount to appraised value of collateral	Appraisal comparability adjustments	10% to 15%
Impaired loans	3,949	Discount to appraised value of collateral	Appraisal comparability adjustments	10% to 15%
Asset measured on a recurring basis
Trust preferred securities	1,865	Discounted cash flow Spread to Libor swap curve	Compare to quotes for sale when available	One month libor 4% to 6%

Foreclosed assets and impaired loans are valued at fair value, less cost to sell. Fair value of a foreclosed asset is determined by an appraised value of the underlying collateral to which a discount is applied. Management establishes the discount or adjustments based on recent sales and any unique features the collateral may possess. Management also considers the anticipated selling, holding and other administrative cost associated with the collateral when establishing the discounted percentage. Management may adjust the discounts based on the most recent sales of comparable collateral.

The Company bases the value of its trust preferred security on a quarterly review of SEC filings by the issuer to ascertain overall financial strength. Based on our analysis, the Company then reviews Libor swap curve to analyze the overall yield of our investment as compared to long-term swap rates. On rare occasions, the Company may receive an offer from a broker to purchase similar type instruments and the Company will analyze these offerings as compared to our investment.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

Change in level 3 fair value measurements:

The table below includes a roll-forward of the balance sheet items for the years ended December 31, 2016 and 2015, (including the change in fair value) for assets and liabilities classified by the Company within level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Year ended December 31,
	2016	2015
	Other	Other
	Assets	Assets
Fair value, December 31,	$1,865	$1,489
Change in unrealized gains (losses) included in other comprehensive income for assets and liabilities still held at December 31,	(65)	359
Other than temporary impairment charge	—	—
Recovery of prior impairment charge	17	17
Purchases, issuances and settlements, net	—	—
Transfers in and/or out of Level 3	—	—

Fair value, December 31,	$1,817	$1,865

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2016:

				Using
			Quoted Prices	Significant
			In Active Markets	Other	Significant
		Estimated	for Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from banks	$21,779	21,779	21,779	—	—
Interest-bearing deposits in banks	3,970	3,970	3,970	—	—
Securities available for sale	209,480	209,480	2,001	205,662	1,817
Federal Home Loan Bank stock	4,428	4,428	—	4,428	—
Loans held for sale	1,094	1,094	—	1,094	—
Loans receivable	604,286	593,257	—	—	593,257
Accrued interest receivable	3,799	3,799	—	3,799	—
Financial Liabilities:
Deposits	732,882	732,942	—	732,942	—
Advances from borrowers for taxes and insurance	766	766	—	766	—
Advances from Federal Home Loan Bank	11,000	10,979	—	10,979	—
Repurchase agreements	47,655	47,655	—	47,655	—
Subordinated debentures	10,310	10,099	—	—	10,099

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2015:

				Using
			Quoted Prices	Significant
			In Active Markets	Other	Significant
		Estimated	for Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from banks	$46,926	46,926	46,926	—	—
Interest-bearing deposits in banks	7,772	7,772	7,772	—	—
Securities available for sale	237,177	237,177	2,000	233,312	1,865
Federal Home Loan Bank stock	4,428	4,428	—	4,428	—
Loans held for sale	2,792	2,792	—	2,792	—
Loans receivable	556,349	552,981	—	—	552,981
Accounts receivable	4,139	4,139	—	4,139	—
Financial Liabilities:
Deposits	739,406	724,877	—	724,877	—
Advances from borrowers for taxes and insurance	614	614	—	614	—
Advances from Federal Home Loan Bank	15,000	14,985	—	14,985	—
Repurchase agreements	45,770	45,931	—	45,931	—
Subordinated debentures	10,310	10,099	—	—	10,099

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

Non-Financial Assets and Non-Financial Liabilities:

The Company has no non-financial assets or non-financial liabilities measured at fair value on a recurring basis. Certain non-financial assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and other non-financial long-lived assets measured at fair value for impairment assessment. Non-financial assets measured at fair value on a non-recurring basis during the reported periods include certain foreclosed assets which, upon initial recognition, were re-measured and reported at fair value through a charge-off to the allowance for loan losses and certain foreclosed assets which, subsequent to their initial recognition, were re-measured at fair value through a write-down included in other non-interest expense. The fair value of a foreclosed asset is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria.

The following table presents foreclosed assets that were re-measured and reported at fair value:

	Years Ended December 31,
	2016	2015	2014
Beginning balance	$1,736	1,927	1,674
Foreclosed assets measured at initial recognition:
Carrying value of foreclosed assets prior to acquisition	2,935	986	1,816
Proceeds from sale of foreclosed assets	(1,623)	(344)	(1,118)
Charge-offs recognized in the allowance for loan loss	(672)	(117)	(237)
Gains (losses) included in non-interest expense	21	(716)	(208)

Fair value	$2,397	1,736	1,927

Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. There were no transfers between levels for the years ended December 31, 2016, 2015 and 2014.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(9)	Subordinated Debentures:

On September 25, 2003, the Company formed HopFed Capital Trust I (the “Trust”). The Trust is a statutory trust formed under the laws of the state of Delaware. In September 2003, the Trust issued variable rate capital securities with an aggregate liquidation amount of $10,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued floating rate junior subordinated debentures aggregating $10,310,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the capital securities pay interest and dividends, respectively, on a quarterly basis. The variable interest rate is the three-month LIBOR plus 3.10% adjusted quarterly. The most recent interest rate adjustment for the trust was effective January 12, 2017, which adjusted the total coupon rate to 4.12%. These junior subordinated debentures mature in 2033, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities became redeemable contemporaneously, in whole or in part, beginning October 8, 2008 at a redemption price of $1,000 per capital security.

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

At December 31, 2016, all cash and cash equivalents are deposited with BBVA Compass Bank, the Federal Reserve Bank or the Federal Home Loan Bank of Cincinnati (FHLB). Deposits at Compass BBVA Bank are insured to $250,000. All deposits at the FHLB are liabilities of the individual bank and were not federally insured. The FHLB is a government sponsored enterprise (GSE) and has the second highest rating available by all rating agencies. At December 31, 2016, total FHLB deposits were approximately $826,000 and total deposits at the Federal Reserve were $4.7 million, none of which is insured by the FDIC. At December 31, 2016, total deposits at BBVA were $9.7 million, of which $250,000 were insured by the FDIC.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(11)	Employee Benefit Plans:

HopFed Bancorp Long Term Incentive Plans

On March 20, 2013, the Board of Directors of the Company adopted the HopFed Bancorp, Inc. 2013 Long Term Incentive Plan (the “Plan”), which was subsequently approved at the 2013 Annual Meeting of Stockholders. Under the Plan, the Compensation Committee has discretionary authority to grant up to 300,000 shares in the form of restricted stock grants and options to such employees, directors and advisory directors as the committee shall designate. The grants vest in equal installments over three or four year periods. Grants may vest immediately upon specific events, including a change of control of the Company, death or disability of award recipient, and termination of employment of the recipient by the Company without cause.

Awards are recognized as an expense to the Company in accordance with the vesting schedule. Awards in which the vesting is accelerated must be recognized as an expense immediately. Awards are valued at the closing stock price on the day the award is granted. For the year ended December 31, 2016, the Compensation Committee granted 12,342 shares of restricted stock with a market value of $145,000. For the year ended December 31, 2015, the Compensation Committee granted 2,034 shares of restricted stock with a market value of $25,000. For the year ended December 31, 2014, the Compensation Committee granted 22,378 shares of restricted stock with a market value of $260,000. The Company recognized $135,000, $190,000, and $164,000 in compensation expense in 2016, 2015 and 2014, respectively. The remaining compensation expense to be recognized at December 31, 2016, is as follows:

Year Ending December 31,	Approximate Future Compensation Expense
2017	$88
2018	54
2019	9
2020	2

Total	$153

The Compensation Committee may make additional awards of restricted stock, thereby increasing the future expense related to this plan. The early vesting of restricted stock awards due to factors outlined in the award agreement may accelerate future compensation expenses related to the plan. However, the total amount of future compensation expense would not change as a result of an accelerated vesting of shares. At December 31, 2016, the Company has 242,577 restricted shares available from the Plan that may be awarded.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(11)	Employee Benefit Plans: (Continued)

401(K) Plan

The Company has a 401(K) retirement program that is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings. Prior to January 1, 2015, the Company matched employee contributions up to 4%. In addition, the Company chose to provide all eligible employees an additional 4% of compensation without regards to the amount of the employee contribution. In 2015, the Company discontinued all employer 401(K) contributions on behalf of employees while allowing employees to continue to make contributions to the 401(K) plan. The Company established a new retirement plan for all employees discussed below.

HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan

On March 2, 2015, the Company implemented the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan which covers substantially all employees who are at least 21 years old with at least one year of employment with the Company and Heritage Bank USA, Inc., the Company’s commercial bank subsidiary. The ESOP has three individuals who have been selected by the Company to serve as trustees. A directed corporate trustee has also been appointed. The ESOP will be administered by a committee (the “Committee”) currently composed of eleven employees selected by the Company or its designee.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(11)	Employee Benefit Plans: (Continued)

HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan, (Continued)

For the year ended December 31, 2016, the Company recognized an expense of $553,000 related to the ESOP loan payment. At December 31, 2016, the Company released 48,067 shares from the ESOP trust to individual participants of the plan as a result of the loan payment. For the year ended December 31, 2015, the Company recognized an expense of $652,000 related to the ESOP loan payment. At December 31, 2015, the Company released 53,587 shares from the ESOP trust to individual employees of the plan as a result of the loan payment. At December 31, 2016, shares held by the ESOP were as follows:

December 31, 2016
Earned ESOP shares	101,654
Unearned ESOP shares	498,346

Total ESOP shares	600,000

Share Price at December 31, 2016	$13.46

Fair value of unearned shares	$6,707,737

Deferred Compensation Plan

During 2002, the Company purchased assets and assumed the liabilities relating to a nonqualified deferred compensation plan for certain employees of the Fulton division. The Company owns single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the benefits accrued for each participant will be distributed to the participant in equal installments for 15 years. The plan is now fully funded and no additional expenses will be recognized. The Deferred Compensation Plan also provides the participant with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant. The original face value of all deferred compensation contracts was approximately $668,000. At December 31, 2016, the accrued value of all deferred compensation contacts is approximately $253,000. The Company is currently making cash remittances of approximately $12,500 per year on deferred compensation contracts.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(12)	Income Taxes:

The provision for income tax expense (benefit) for the years ended December 31, 2016, December 31, 2015, and December 31, 2014, consisted of the following:

	2016	2015	2014
Current
Federal	$—	—	—
State	95	97	30

	95	97	30
Deferred
Federal	267	177	(231)
State	—	—	—

	267	177	(231)

	$362	274	(201)

Total income tax expense for the years ended December 31, 2016, December 31, 2015, and December 31, 2014, differed from the amounts computed by applying the federal income tax rate of 34 percent to income before income taxes as follows:

	2016	2015	2014
Expected federal income tax expense at statutory tax rate	$1,110	911	679
Effect of nontaxable interest income	(452)	(458)	(542)
Effect of nontaxable bank owned life insurance income	(117)	(114)	(104)
Effect of Qualified Zone Academy Bond (QZAB) credit	(114)	(109)	(220)
State taxes on income, net of federal benefit	59	59	10
Other tax credits	(128)	(80)	(80)
Non deductible expenses	4	65	56

Total income tax expense	$362	274	(201)

Effective tax rate (benefit)	11.1%	10.2%	(10.1% )

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(12)	Income Taxes: (Continued)

The components of deferred taxes as of December 31, 2016, and December 31, 2015, are summarized as follows:

	2016	2015
Deferred tax assets:
Allowance for loan loss	$2,078	1,938
Accrued expenses	294	377
Net operating loss carry forward	454	1,182
Tax credit carry forward	568	258
Intangible amortization	548	784
Other	242	267

	4,184	4,806

Deferred tax liabilities:
FHLB stock dividends	(787)	(787)
Unrealized gain on securities available for sale	(240)	(1,275)
Depreciation and amortization	(105)	(102)

	(1,132)	(2,164)

Net deferred tax asset	$3,052	2,642

The Small Business Protection Act of 1996, among other things, repealed the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. Commercial banks with assets greater than $500 million can no longer use the reserve method and may only deduct loan losses as they actually arise (i.e., the specific charge-off method). At December 31, 2016, the Company has operating loss carry forwards of approximately $2 million, which begin to expire in 2034.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(12)	Income Taxes: (Continued)

The portion of a thrift’s tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under the 1996 law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no recapture was required due to the Bank’s charter conversion from a thrift to a commercial bank or if the bank was acquired by another bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at December 31, 2016, and December 31, 2015, includes approximately $4,027,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

No valuation allowance for deferred tax assets was recorded at December 31, 2016, and December 31, 2015, as management believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years and expected future taxable income. There were no unrecognized tax benefits during any of the reported periods. The Corporation files income tax returns in the U.S. federal jurisdiction. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2012. The Company recognizes interest and penalties on income taxes, if any, as a component of income tax expense.

(13)	Foreclosed Assets:

The Company’s foreclosed assets balances at December 31, 2016, and December 31, 2015 represent properties and personal collateral acquired by the Bank through customer loan defaults. The property is recorded at the lower of cost or fair value less estimated cost of to sell at the date acquired with any loss recognized as a charge off through the allowance for loan loss account. Additional real estate and other asset losses may be determined on individual properties at specific intervals or at the time of disposal. Additional losses are recognized as a non-interest expense. As of December 31, 2016, and December 31, 2015, the composition of the Company’s balance in foreclosed assets are as follows:

	December 31,
	2016	2015
One-to-four family mortgages	$135	55
Home equity line of credit	28	—
Multi-family	1,775	—
Land	—	943
Non-residential real estate	459	738

Total foreclosed assets	$2,397	1,736

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(14)	Commitments and Contingencies:

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

The Bank had open loan commitments at December 31, 2016, and December 31, 2015, of approximately $43.4 million and $46.4 million, respectively. At December 31, 2016 and December 31, 2015, the Bank had no fixed rate loan commitments. Unused lines of credit were approximately $91.9 million and $84.9 million at December 31, 2016 and 2015, respectively. Also at December 31, 2016 and December 31, 2015, the Bank has unused consumer lines of credit tied to customer deposit accounts of $18.5 million and $9.5 million, respectively.

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

The Company and the Bank have entered into commitments to rent facilities, purchase services and lease operating equipment that are non-cancelable. At December 31, 2016, future minimal purchase, lease and rental commitments were as follows:

Years Ending
December 31,
2017	$2,311
2018	1,568
2019	1,462
2020	67
2021	34

Total	$5,442

The Company incurred rental expenses of approximately $127,000, $61,000 and $66,000 for the years ended December 31, 2016, December 31, 2015, and December 31, 2014, respectively. In the normal course of business, the Bank and Corporation have entered into operating contracts necessary to conduct the Company’s daily business. The most significant operating contract is for the Bank’s data processing services. The monthly cost associated with this contract is variable based on the number of accounts and usage but has an expected annual cost of approximately $1.5 million. The Bank has several ATM branding agreements with local businesses. These agreements allow the Bank to maintain a cash machine and signage in various locations for an annual cost of approximately $104,000.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(14)	Commitments and Contingencies: (Continued)

The Company is partially self-insured for medical benefits provided to employees. Heritage Bank is named as the plan administrator for this plan and has retained Anthem Blue Cross Blue Shield (“Anthem”) to process claims and handle other duties of the plan. Anthem does not assume any liabilities as a third party administrator. The Bank purchased two stop-loss insurance policies to limit total medical claims from Anthem. The first specific stop-loss policy limits the Company’s annual cost per covered individual in 2015, 2016 and 2017 to $90,000, $90,000 and $100,000, respectively. The Company has purchased a second stop-loss policy that limits the aggregate claims for the Company in 2017, 2016 and 2015 at $1,570,747, $1,697,678 and $1,852,013, respectively, based upon the Company’s enrollment during those years. The Company has established a liability for outstanding claims as well as incurred but unreported claims. While management uses what it believes are pertinent factors in estimating the plan liability, the actual liability is subject to change based upon unexpected claims experience and fluctuations in enrollment during the plan year. At December 31, 2016, and December 31, 2015, the Company recognized a liability for self-insured medical expenses of approximately $256,000 and $400,000, respectively.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(14)	Commitments and Contingencies: (Continued)

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

The Company is subject to various claims and legal actions that have arisen in the course of conducting business. The Company records these as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not expect the ultimate disposition of these matters to have a material adverse impact on the Company’s Consolidated Financial Statements.

(15)	Regulatory Matters:

The Corporation is a commercial bank holding company and, as such, is subject to regulation, examination and supervision by the Federal Reserve Bank. The Corporation’s wholly owned bank subsidiary is a state chartered commercial bank supervised by the KDFI and the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(15)	Regulatory Matters: (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2016 and 2015 based on the phase-in provisions of Basel III Capital Rules. Management believes, as of December 31, 2016, and December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject. The Company’s consolidated capital ratios and the Bank’s actual capital amounts and ratios as of December 31, 2016, and December 31, 2015, are presented below:

					To be Well
			Minimum Capital		Capitalized for
			Required - Basel III		Prompt Corrective
	Actual		Phase-In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Tier 1 leverage capital to adjusted total assets
Company	$92,803	10.8%	$34,392	4.0%	$42,990	5.0%
Bank	$91,617	10.7%	$34,315	4.0%	$42,894	5.0%
Total capital to risk weighted assets
Company	$98,915	16.2%	$52,682	8.625%	$61,080	10.0%
Bank	$97,729	16.0%	$52,561	8.625%	$60,941	10.0%
Tier 1 capital to risk weighted assets
Company	$92,803	15.2%	$40,466	6.625%	$48,864	8.0%
Bank	$91,617	15.0%	$40,373	6.625%	$48,753	8.0%
Common equity tier 1capital to risk weighted assets
Company	$92,803	15.2%	$31,304	5.125%	n/a	n/a
Bank	$91,617	15.0%	$31,232	5.125%	$39,611	6.5%
As of December 31, 2015
Tier 1 leverage capital to adjusted total assets
Company	$95,156	10.9%	$34,924	4.0%	$43,656	5.0%
Bank	$93,328	10.7%	$34,840	4.0%	$43,550	5.0%
Total capital to risk weighted assets
Company	$100,857	17.3%	$46,772	8.0%	$58,465	10.0%
Bank	$99,029	17.1%	$46,272	8.0%	$57,840	10.0%
Tier 1 capital to risk weighted assets
Company	$95,156	16.3%	$35,079	6.0%	$46,772	8.0%
Bank	$93,328	16.1%	$34,704	6.0%	$46,272	8.0%
Common equity tier 1capital to risk
weighted assets
Company	$95,156	16.3%	$26,309	4.5%	n/a	n/a
Bank	$93,328	16.1%	$26,028	4.5%	$37,596	6.5%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(15)	Regulatory Matters: (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial status. At December 31, 2016 and 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Management is not aware of any conditions or events that have changed the Bank’s status as a well-capitalized bank.

(16)	Stockholders’ Equity:

The Company’s sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. The Bank’s primary regulator, the KDFI, has regulations that impose certain restrictions on payment of dividends to the Corporation. Current regulations of the KDFI allow the Bank (based upon its current capital level and supervisory status assigned by the KDFI) to pay a dividend as long as the Bank subsidiary maintains an appropriate Tier 1 Capital ratio. Furthermore, for the Bank to pay a dividend to the Corporation without regulatory approval, the dividend is limited to the total amount of the Bank’s current year net income plus the Bank’s net income of the prior two years less any previous dividends paid by the Bank to the Corporation during that time. At December 31, 2016, the Bank was unable to pay additional dividends to the Corporation without regulatory approval. Given the prospects for the approval of Basel III, the Company anticipates that in practice it will need to maintain a minimum Tier 1 Capital ratio of 8.50% at its bank subsidiary to continue to pay dividends to common shareholders and will structure its business plan to maintain a Tier 1 Capital ratio at the Bank level at or above 9.00%.

On October 28, 2014, the Company’s Board of Directors announced it may purchase an additional 300,000 shares of common stock and another 1.0 million shares of common stock for general corporate purchases or future employee benefit plans. That plan expired October 31, 2015, with the Company having purchased 860,303 shares of common stock and having reissued 600,000 shares of common stock to establish the ESOP. On November 18, 2015, the Company’s Board of Directors announced a new stock repurchase program of up to 300,000 shares of the Company’s common stock that will expire December 31, 2017. The Company will conduct repurchases through open market transactions or in privately negotiated transactions that may be made from time to time depending on market conditions and other factors. At December 31, 2016, the Company holds a total of 1,246,136 shares of treasury stock at an average price of $12.32 per share. At December 31, 2016, the Company may purchase 92,550 shares of treasury stock under the current approved plan.

The Company has paid all interest payments due on HopFed Capital Trust I. If interest payments to HopFed Capital Trust I are not made in a timely manner, the Company is prohibited from making cash dividend payments to its common shareholders.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(16)	Stockholders’ Equity: (Continued)

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

Under these rules, the leverage capital and risk-based capital ratios of bank holding companies may not be lower than the leverage and risk-based capital ratios for insured depository institutions. The final rules implementing the Basel III regulatory capital reforms became effective on January 1, 2015, and include new minimum risk-based capital and leverage ratios. Moreover, these rules refine the definition of what constitutes “capital” for purposes of calculating those ratios, including the definitions of Tier 1 capital and Tier 2 capital.

The new minimum capital level requirements applicable to bank holding companies and banks subject to the rules are:

•	a new common equity Tier 1 capital ratio of 4.5%;

•	a Tier 1 risk-based capital ratio of 6% (increased from 4%);

•	a total risk-based capital ratio of 8% (unchanged from current rules); and

•	a Tier 1 leverage ratio of 4% for all institutions.

The rules also establish a “capital conservation buffer” of 2.5% (to be phased by 2019) above the new regulatory minimum risk-based capital ratios, and result in the following minimum ratios once the capital conservation buffer is fully phased in:

•	a common equity Tier 1 risk-based capital ratio of 7.0%;

•	a Tier 1 risk-based capital ratio of 8.5%; and

•	a total risk-based capital ratio of 10.5%.

At December 31, 2016, the Bank and Corporation met all fully phased capital requirements of Basel III, including the capital conservation buffer of 2.5% to be fully phased in by January 1, 2019, the Capital conservation buffer for 2016 is 0.625%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(17)	Earnings Per Share:

Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year. Common stock warrants outstanding are not included in the dilutive earnings per share computations because they would be anti-dilutive.

The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

	Years Ended December 31,
	2016	2015	2014
Basic earnings per share:
Weighted average common shares	6,757,345	6,919,190	7,306,078
Less: Average unallocated ESOP shares	(523,485)	(546,913)	—

Weighted average common shares	6,233,860	6,372,277	7,306,078
Dilutive effect of stock options	—	—	—

Weighted average common and incremental shares	6,233,860	6,372,277	7,306,078

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements:

The following condensed balance sheets as of December 31, 2016, and December 31, 2015, and condensed statements of income and cash flows for the years ended December 31, 2016, December 31, 2015, and December 31, 2014, of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

Condensed Balance Sheets:
	2016	2015
Assets:
Cash	$1,084	2,087
Investment in subsidiary	95,242	95,804
Prepaid expenses and other assets	804	490

Total assets	97,130	98,381

Liabilities and equity
Liabilities
Dividend payable - common	288	287
Interest payable	101	89
Other liabilities	3	65
Subordinated debentures	10,310	10,310

Total liabilities	10,702	10,751

Equity:
Preferred stock	—	—
Common stock	80	79
Additional paid-capital	58,660	58,604
Retained earnings	49,035	47,124
Treasury stock - common stock	(15,347)	(13,471)
Unearned ESOP shares	(6,548)	(7,180)
Accumulated other comprehensive income	548	2,474

Total equity	86,428	87,630

Total liabilities and equity	$97,130	98,381

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Income:

	2016	2015	2014
Interest and dividend income:
Dividend income from subsidiary Bank	$2,000	12,100	2,600

Total interest and dividend income	2,000	12,100	2,600

Interest expense	388	740	737
Non-interest expenses	391	541	546

Total expenses	779	1,281	1,283

Income before income taxes and equity in undistributed earnings of subsidiary	1,221	10,819	1,317
Income tax benefits	(319)	(529)	(459)

Income before equity in undistributed earnings of subsidiary	1,540	11,348	1,776
Equity in (distribution in excess of) earnings of subsidiary	1,364	(8,944)	423

Income available to common shareholders	$2,904	2,404	2,199

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Cash Flows:

	2016	2015	2014
Cash flows from operating activities
Net income	$2,904	2,404	2,199
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary	(1,364)	8,943	(423)
Amortization of restricted stock	135	190	164
Increase (decrease) in:
Current income taxes payable	(49)	11	200
Accrued expenses	(392)	(149)	280

Net cash provided by operating activities	1,234	11,399	2,420

Cash flows from financing activities:
Purchase of treasury stock	(1,876)	(11,926)	(3,500)
Proceeds on ESOP loan	632	704	—
Dividends paid on common stock	(993)	(1,022)	(1,187)

Net cash (used in) financing activities	(2,237)	(12,244)	(4,687)
Net decrease in cash	(1,003)	(845)	(2,267)
Cash and due from banks at beginning of year	2,087	2,932	5,199

Cash and due from banks at end of year	$1,084	2,087	2,932

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(19)	Investments in Affiliated Companies (Unaudited):

Investments in affiliated companies accounted for under the equity method consist of 100% of the common stock of HopFed Capital Trust I (the Trust), a wholly owned statutory business trust. The Trust was formed on September 25, 2003. Summary financial information for the HopFed Capital Trust 1 is as follows:

Summary Balance Sheets

	December 31,	December 31,
	2016	2015
Asset – investment in subordinated debentures issued by HopFed Bancorp, Inc.	$10,310	10,310

Liabilities	$—	—
Stockholders’ equity:
Trust preferred securities	10,000	10,000
Common stock (100% owned by HopFed Bancorp, Inc.)	310	310

Total stockholder’s equity	10,310	10,310

Total liabilities and stockholder’s equity	$10,310	10,310

Summary Statements of Income

	Years Ended December. 31,
	2016	2015
Income – interest income from subordinated debentures issued by HopFed Bancorp, Inc.	$400	354

Net income	$400	354

Summary Statements of Stockholder’s Equity

	Trust			Total
	Preferred	Common	Retained	Stockholder’s
	Securities	Stock	Earnings	Equity
Beginning balances, January 1, 2016	$10,000	310	—	10,310
Retained earnings:
Net income	—	—	400	400
Dividends:
Trust preferred securities	—	—	(388)	(388)
Common dividends paid to HopFed Bancorp, Inc.	—	—	(12)	(12)

Total retained earnings	—	—	—	—

Ending balances, December 31, 2016	$10,000	310	—	10,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(20)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2016:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
December 31, 2016:
Interest and dividend income	$8,081	7,691	8,004	7,951
Interest expense	1,405	1,268	1,315	1,311

Net interest income	6,676	6,423	6,689	6,640
Provision for loan losses	458	465	255	63

Net interest income after provision for loan losses	6,218	5,958	6,434	6,577
Noninterest income	2,020	1,970	1,945	2,000
Noninterest expense	7,683	7,609	7,353	7,211

Income before income taxes	555	319	1,026	1,366
Income taxes	46	15	41	260

Net income	$509	304	985	1,106

Basic earnings per share	$0.08	0.05	0.16	0.18

Diluted earnings per share	$0.08	0.05	0.16	0.18

Weighted average shares outstanding:
Basic	6,297,755	6,232,457	6,212,231	6,193,278

Diluted	6,297,755	6,232,457	6,212,231	6,193,278

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(20)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2015:

Interest and dividend income	$9,195	7,919	8,012	7,996
Interest expense	1,633	1,612	1,633	1,672

Net interest income	7,562	6,307	6,379	6,324
Provision for loan losses	215	270	275	291

Net interest income after provision for loan losses	7,347	6,037	6,104	6,033
Noninterest income	1,913	1,868	1,936	1,885
Noninterest expense	7,470	8,234	7,553	7,188

Income (loss) before income taxes	1,790	(329)	487	730
Income taxes expense (benefit)	435	(212)	(23)	74

Net income (loss)	$1,355	(117)	510	656

Basic earnings (loss) per share	$0.20	(0.02)	0.08	0.10

Diluted earnings (loss) per share	$0.20	(0.02)	0.08	0.10

Weighted average shares outstanding:
Basic	6,732,456	6,425,687	6,359,556	6,328,324

Diluted	6,732,456	6,425,687	6,359,556	6,328,324

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2016, 2015 and 2014

(Table Amounts in Thousands)

(21)	Comprehensive Income:

FASB ASC 220, Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income (loss) included in stockholders’ equity along with the related tax effect for the years ended December 31, 2016, 2015 and 2014.

	Pre-Tax	Tax Benefit	Net of Tax
	Amount	(Expense)	Amount
December 31, 2016:
Unrealized holding gains (losses) on:
Available for sale securities	($2,048)	697	(1,351)
Available for sale securities – OTTI	(258)	88	(170)
Reclassification adjustments for gains on:
Available for sale securities	(612)	207	(405)

	($2,918)	992	(1,926)

December 31, 2015:
Unrealized holding gains (losses) on:
Available for sale securities	($1,698)	577	(1,121)
Available for sale securities – OTTI	359	(122)	237
Derivatives	389	(132)	257
Reclassification adjustments for gains on:
Available for sale securities	(691)	235	(456)

	($1,641)	558	(1,083)

December 31, 2014:
Unrealized holding gains on:
Available for sale securities	$7,773	(2,643)	5,130
Derivatives	359	(122)	237
Reclassification adjustments for gains on:
Available for sale securities	(578)	197	(381)
	$7,554	(2,568)	4,986