Form 10-K, Exhibit 13
period 2017-12-31
HOPFED BANCORP INC
filed 2018-03-15
CIK 1041550

EXHIBIT 13.1

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Report.

Financial Condition and Other Data

	At December 31,
	2017	2016	2015	2014	2013
	(Dollars in Thousands)
Total amount of:
Assets	$917,510	$891,486	$903,154	$935,785	$973,649
Loans receivable, net	637,102	604,286	556,349	539,264	543,632
Cash and due from banks	45,076	25,749	46,926	34,389	37,229
Federal Home Loan Bank stock	4,428	4,428	4,428	4,428	4,428
Securities available for sale	184,791	209,480	237,177	303,628	318,910
Deposits	754,009	732,882	739,406	731,308	762,997
Repurchase agreements	38,353	47,655	45,770	57,358	52,759
FHLB advances	23,000	11,000	15,000	34,000	46,780
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total stockholders’ equity	87,412	86,428	87,630	98,402	95,717

Number of active:
Real estate loans
Outstanding	3,941	4,359	4,089	4,527	4,730
Deposit accounts	34,663	38,584	44,174	44,183	44,792
Offices open	18	18	18	18	18

Operating Data

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in Thousands)
Interest and dividend income	$33,755	$31,727	$33,122	$34,680	$35,857
Interest expense	5,963	5,299	6,550	8,879	10,581

Net interest income before provision for loan losses	27,792	26,428	26,572	25,801	25,276
Provision for loan losses	477	1,241	1,051	(2,273)	1,604

Net interest income	27,315	25,187	25,521	28,074	23,672
Non-interest income	8,030	7,935	7,602	7,840	9,372
Non-interest expense	29,896	29,856	30,445	33,916	28,638

Income before income taxes	5,449	3,266	2,678	1,998	4,406
Provision for income taxes	2,148	362	274	(201)	644

Net income	$3,301	$2,904	$2,404	$2,199	$3,762

Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in Thousands)
Year Ended December 31, 2017:
Interest and dividend income	$8,160	$8,419	$8,635	$8,541
Net interest income after provision for losses on loans	6,463	6,906	7,027	6,919
Non-interest income	2,296	1,836	2,030	1,868
Non-interest expense	7,689	7,233	7,168	7,806
Net income (loss)	935	1,141	1,403	(178)
Year Ended December 31, 2016:
Interest and dividend income	$8,081	$7,691	$8,004	$7,951
Net interest income after provision for losses on loans	6,218	5,958	6,434	6,577
Non-interest income	2,020	1,970	1,945	2,000
Non-interest expense	7,683	7,609	7,353	7,211
Net income	509	304	985	1,106

Key Operating Ratios

	At or for the Year Ended December 31,
	2017	2016	2015
Performance Ratios
Return on average assets (net income available to common shareholders divided by average total assets)	0.36%	0.33%	0.27%
Return on average equity (net income available to common shareholders divided by average total equity)	3.78%	3.26%	2.65%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.23%	3.21%	3.20%
Net interest margin	3.38%	3.35%	3.36%
Ratio of average interest-earning assets to average interest-bearing liabilities on a tax equivalent basis	121.86%	121.98%	119.43%
Ratio of non-interest expense to average total assets on a tax equivalent basis	3.30%	3.45%	3.41%
Ratio of net interest income after provision for loan losses to non-interest expense on a tax equivalent basis	93.23%	85.11%	86.68%
Tax equivalent efficiency ratio (non-interest expense divided by sum of net interest income plus non-interest income)	82.18%	86.72%	86.85%
Asset Quality Ratios
Non-performing assets to total assets at end of period	0.52%	1.29%	1.02%
Non-accrual loans to total loans at end of period	0.20%	1.49%	1.32%
Allowance for loan losses to total loans at end of period	0.75%	1.00%	1.01%
Allowance for loan losses to non-performing loans at end of period	351.49%	67.36%	76.80%
Provision for loan losses to total loans receivable, net	0.07%	0.20%	0.19%
Net charge-offs to average loans outstanding	0.28%	0.15%	0.29%
Capital Ratios
Total equity to total assets at end of period	9.53%	9.69%	9.72%
Average total equity to average assets	9.64%	10.11%	10.17%

	December 31, 2017
Regulatory Capital	(Dollars in Thousands)
	Corporation	Bank
Tier 1 Leverage capital to adjusted total assets	$95,709	$95,123
Less: Tier 1 Leverage capital requirement	36,137	36,090

Excess	59,572	59,033

Tier 1 Risk Based capital to risk weighted assets	$95,709	$95,123
Less: Tier 1 Risk Based capital requirement	37,764	37,735

Excess	57,945	57,388

Total risk-based capital to risk weighted assets	$100,535	$99,949
Less: Risk-based capital requirement	50,352	50,314

Excess	50,183	49,635

Common equity tier 1 capital to risk weighted assets	$95,709	$95,123
Less: Common equity tier 1 capital requirement	28,323	28,301

Excess	67,386	66,822

Aggregate Contractual Obligations

	Maturity by Period
		Greater	Greater	Greater
December 31, 2017 (In Thousands)	Less than	than 1 year	than 3 year	than
	1 year	to 3 years	to 5 years	5 years	Total
Deposits	$639,995	98,793	15,221	—	754,009
FHLB borrowings	6,000	17,000	—	—	23,000
Repurchase agreements	38,353	—	—	—	38,353
Subordinated debentures	—	—	—	10,310	10,310
Lease commitments	312	396	225	—	933
Purchase obligations	1,974	1,759	55	—	3,788

Total	$686,634	117,948	15,501	10,310	830,393

Deposits represent non-interest bearing, money market, savings, interest bearing checking accounts and certificates of deposits held by the Company. Amounts that have an indeterminate maturity period are included in the less than one-year category. FHLB borrowings represent the amounts that are due to Federal Home Loan Bank of Cincinnati. All amounts have fixed maturity dates. Repurchase agreements represent overnight retail repurchase accounts. Retail repurchase agreements mature daily and pay interest based on their account balances.

Subordinated debentures represent the amount borrowed in a private pool trust preferred issuance group on September 25, 2003. The Company’s rate of interest on the debentures is equal to the three-month LIBOR plus 3.10%. On January 11, 2018, the three-month LIBOR rate was 1.72% and the debenture repriced at 4.82%. The debentures re-price and pay interest quarterly and have a thirty-year final maturity. The Company may call the debentures on a quarterly basis. The interest rate of the debentures reset on the 8th day (or the next business day) of January, April, August and November of each year.

Lease commitments represent the total minimum lease payments under non-cancelable operating leases. The most significant operating contract is for the Company’s data processing services, which re-prices monthly based on the number of accounts and other operational factors. The Company’s operating contract with the current data processing provider is currently set to expire September 30, 2019.

Off Balance Sheet Arrangements

	Maturity by Period
		Greater	Greater	Greater
December 31, 2017 (In Thousands)	Less than	than 1 year	than 3 year	than
	1 year	to 3 years	to 5 years	5 years	Total
Commercial lines of credit	$46,184	15,522	218	986	62,910
Commitments to extend credit	22,383	17,242	20,904	10,977	71,506
Standby letters of credit	130	8	5	—	143
Home equity lines of credit	1,296	4,127	7,993	19,285	32,701

Total	$69,993	36,899	29,120	31,248	167,260

Standby letters of credit represent commitments by the Company to repay a third-party beneficiary when a customer fails to repay a loan or debt instrument. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. In addition to credit risk, the Company also has liquidity risk associated with stand-by letters of credit because funding for these obligations could be required immediately. Unused lines of credit represent commercial and residential equity lines of credit with maturities ranging from one to fifteen years.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

This discussion relates to the consolidated financial condition and results of operations of the Company, which consist of the consolidation of Heritage Bank USA, Inc. (the “Bank”) and HopFed Bancorp, Inc. (the “Corporation”), JBMM LLC, Heritage Interim Corporation, Heritage USA Title LLC, and Fort Webb LLC (collectively referred to as the “Company”). The Corporation became the holding company for the Bank in February 1998. The principal business of the Bank consists of accepting deposits from the public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Bank’s loan portfolio consists primarily of loans secured by real estate located in its market area.

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

At December 31, 2017, the Company’s total assets were $917.5 million, representing an increase of $26.0 million compared to December 31, 2016. At December 31, 2017, cash balances were $45.1 million compared to $25.7 million at December 31, 2016. At December 31, 2017, the Company’s balances of securities available for sale were $184.8 million compared to $209.5 million at December 31, 2016. It is the Company’s intent to continue to use a portion of the cash flows provided by the securities portfolio to fund future loan growth as a means to improve profitability.

At December 31, 2017, the Company’s non-interest checking account balances were $136.2 million compared to $131.1 million at December 31, 2016. The growth in checking account balances occurred despite changes to retail deposit offerings that reduced the amount of checking accounts not being assessed a monthly fee. The Company’s time deposit balances increased from $293.1 million at December 31, 2016 to $305.0 million at December 31, 2017 and Company’s Federal Home Loan Bank (“FHLB”) borrowings increased from $11.0 million at December 31, 2016 to $23.0 million at December 31, 2017. Management continues to place a heavy emphasis on core deposit growth, utilizing FHLB borrowing to supplement liquidity needs.

In 2017, the Company foreclosed on a significant substandard loan relationship and recognized a $2.6 million charge off. At December 31, 2017, the balance in the allowance for loan loss account declined to $4.8 million compared to $6.1 million at December 31, 2016. At December 31, 2017, the Company’s lower levels of loans classified as substandard and non-accrual were contributing factors in the Company’s reduced levels of provision for loan loss expense.

At December 31, 2017, net loans outstanding were $637.1 million compared to $604.3 million at December 31, 2016. For the years ended December 31, 2017 and December 31, 2016, loan growth has driven improved profitability levels. The Company’s net loan growth in each of the last two years is as follows (In Thousands):

	Dollar	Percent	Dollar	Percent
	Growth	Growth	Growth	Growth
	12/31/2017	12/31/2017	12/31/2016	12/31/2016
Loan growth, net of the allowance for loan loss	32,816	5.43%	47,937	8.62%

In each of the last two years, a significant portion of the Company’s loan growth has occurred in two key markets. At December 31, 2017 and December 31, 2016, the Company’s loan production office (“Nashville LPO”) experienced loan growth of $26.1 million and $27.1 million, respectively. Christian County, Kentucky, the Company’s home market, experienced loan growth of $5.0 million and $24.2 million for the years ended December 31, 2017 and December 31, 2016, respectively. The highly desirable demographics and growth characteristics of the Nashville market will provide the most significant opportunities for the Company’s future loan growth.

As the Company’s Nashville LPO office has continued to find success, the Company’s non-residential loan portfolio has experienced significant growth as outlined by the table below:

	12/31/2017	12/31/2016	12/31/2015
	(Dollars in Thousands, Except Percentages)
Non-residential real estate loans	$224,952	$182,940	$149,711
Year over year growth	$42,012	$33,229	($885)
Growth rate	23.0%	22.2%	-0.59%

Comparison of Operating Results for the Years Ended December 31, 2017 and 2016

The Company’s net income for the year ended December 31, 2017 and December 31, 2016 was $3.3 million and $2.9 million, respectively. The modest improvement in net income was largely the result of loan growth and lower levels of provision for loan loss expenses. The passage of the Tax Cut and Jobs Act of 2017 reduces the Company’s future corporate tax rate but required a $980,000 after-tax expense to reduce the value of the Company’s deferred tax assets. Improvements in net income were further limited by more than $1.1 million in legal expenses that resulted from a shareholder lawsuit and shareholder demand letter.

For the year ended December 31, 2017, total interest income on loans increased $2.4 million compared to December 31, 2016 due to the Company’s $56.1 million increase in the average balance of net loans. For the year ended December 31, 2017, the Company’s interest income on investments declined by $411,000 due to lower average balances of securities as the Company continues to re-allocate cash flows generated by the investment portfolio into loans.

For the year ended December 31, 2017, interest expense was $6.0 million compared to $5.3 million for the year ended December 31, 2016. The increase in interest expense was largely the result of higher short term interest rates as the Federal Reserve Open Market Committee (“FED”) increased its overnight borrowing rate to 1.50% by the end of 2017. In 2017, the Company increased its reliance on both Federal Home Loan Bank borrowings and brokered deposits as loan demand and deposit outflows become more unpredictable during the year.

The average cost of deposits was 0.64% for the year ended December 31, 2017 compared to 0.59% of average deposits for the year ended December 31, 2016. Over the same period, the average balance of deposits increased from $721.8 million for the year ended December 31, 2016 to $747.8 million for the year ended December 31, 2017. For the year ended December 31, 2017, interest expense on the variable rate trust preferred securities issued by the Company increased $48,000 compared to the year ended December 31, 2016 due to an increase in the three month Libor rate.

The Company determined that an additional $477,000 and $1.2 million in provision for loan loss expense was required for the years ended December 31, 2017 and December 31, 2016, respectively. We reduced our provision expense in 2017 due to lower levels of non-accrual and substandard loans. Management uses a number of factors in determining the amount of provision for loan loss expense that is necessary including the amounts of current periods loan charge offs and recoveries, our perceived trends of asset quality, and the Company’s current growth prospects of its loan portfolio. The Company’s ratio of allowance for loan losses to non-accrual loans at December 31, 2017 and December 31, 2016 was 375.74% and 67.36%, respectively. The following table depicts the level of non-performing loans, classified assets and charge offs at December 31, 2017 and December 31, 2016:

	12/31/2017	12/31/2016
	(Dollars in Thousands)
Non-performing assets	4,742	11,471
Classified assets	10,780	29,339
Net charge offs	1,763	829

For the year ended December 31, 2017, total non-interest income was $8.0 million, an increase of $95,000 compared to December 31, 2016. For the year ended December 31, 2017, the slight increase in non-interest income was accomplished despite a $443,000 decline in gains on the sale of securities and a $264,000 decline in mortgage origination income. The decline of income in both gains on the sale of securities and mortgage origination income is partially attributable to rising interest rates as well as increased competition for mortgage originators in the Company’s higher growth markets.

For the year ended December 31, 2017, the Company’s service charge income was $3.2 million, representing an increase of $436,000 compared to the year ended December 31, 2016. The increase in service charge income is the result of changes made by management to the Company’s retail deposit account offerings that increased the number of checking accounts paying a monthly fee. For the year ended December 31, 2017, other non-interest income increased by $306,000 as compared to the year ended December 31, 2016. The increase in other income was largely the result of a $225,000 one-time payment collected from a vendor.

Total non-interest expense for the years ended December 31, 2017 and December 31, 2016 was $29.9 million, respectively. For the year ended December 31, 2017, the Company’s salaries and benefits expense increased by $649,000 compared to the year ended December 31, 2016. The increase in salary and benefit expenses in 2017 compared to 2016 was the result of a $300,000 increase in health insurance benefits and a $349,000 increase in compensation. For the year ended December 31, 2017, professional services expenses were $2.3 million compared to $1.4 million for the year ended December 31, 2016 largely due to legal expenses of approximately $1.1 million incurred as a result of a shareholder lawsuit and shareholder demand letter.

For the year ended December 31, 2017, net foreclosure expenses were $9,000 compared to $448,000 for the year ended December 31, 2016. The decline in net foreclosure expenses for the year ended December 31, 2017 was the result of a reduction in both the number and complexity of foreclosures and higher realized values on properties sold. For the year ended December 31, 2017, other operating expenses were $3.6 million compared to $4.2 million for the year ended December 31, 2016.

Income Taxes. The effective tax rates for the years ended December 31, 2017 and December 31, 2016, was 39.4% and 11.1%, respectively. For the year ended December 31, 2017, the Company’s effective tax rate was largely influenced by the $980,000 reduction in the Company’s deferred tax asset. For the year ended December 31, 2017, higher tax rates were the result of higher levels of taxable income and reduced balances of municipal bonds.

In 2018, Management anticipates that short term interest rates will continue to increase, placing pressures on net interest margins. The Company’s opportunities for improved net income lies in management’s ability to continue to grow the Company’s loan portfolio while maintaining net interest margins at or near current levels. Another key factor to the Company’s future success will be in reducing our operating expenses through reduced legal expenses and improved operational efficiencies.

Comparison of Operating Results for the Years Ended December 31, 2016 and 2015

The Company’s net income for the year ended December 31, 2016 was $2.9 million compared to $2.4 million for the year ended December 31, 2015. The improvement in net income for the year ended December 31, 2016 compared to December 31, 2015 was largely the result of loan growth that occurred in the second half of the year.

Interest income declined $1.4 million from $33.1 million to $31.7 million, or approximately 4.2% during the year ended December 31, 2016 compared to the year ended December 31, 2015. The decline in interest income was largely attributable to a decline in yields on assets, the collection of $830,000 in non-accrual interest in 2015 and a decline in the average balance of our available for sale portfolio.

Interest expense declined to $5.3 million for the year ended December 31, 2016 compared to $6.6 million for 2015. The decline in interest expense was largely attributable to the $791,000 decline in interest expense on deposits and a $351,000 decline on interest expense on subordinated debentures. The Company determined that an additional $1.2 million and $1.1 million in provision for loan loss expense was required for the years ended December 31, 2016 and December 31, 2015, respectively.

For the year ended December 31, 2016, non-interest income was $7.9 million compared to $7.6 million for the year ended December 31, 2015. For the year ended December 31, 2016, the Company’s service charge income was $2.8 million, representing a decline of $137,000 as compared to the year ended December 31, 2015.

For the year ended December 31, 2016, income from mortgage origination income was $1.6 million compared to $1.2 million for the year ended December 31, 2015. The increase in mortgage origination revenue for 2016 was the result of an active home market due to the continued low level of mortgage interest rates that were in place in 2016.

Total non-interest expense for the year ended December 31, 2016 was $29.9 million, compared to $30.4 million in 2015. For the year ended December 31, 2016, the Company’s salaries and benefits expense declined by $410,000, or 2.6%, as compared to the year ended December 31, 2015. For the year ended December 31, 2016, other operating expenses were $4.2 million compared to $3.7 million for the year ended December 31, 2015 largely due to higher legal expenses.

Lending Activities

The total gross loans, net of deferred loan fees of $443,000, totaled $641.9 million at December 31, 2017, representing 70.0% of total assets at that date. Set forth below is selected data relating to the composition of the loan portfolio by type of loan at the dates indicated. At December 31, 2017, there were no concentrations of loans exceeding 10% of total loans other than as disclosed below:

	2017		2016		2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Type of Loan:
Real estate loans:
One-to-four family residential	$200,446	31.2%	$185,098	30.3%	181,414	32.3%	186,891	34.2%	192,603	34.9%
Multi-family residential	37,445	5.8%	34,284	5.6%	24,725	4.4%	25,991	4.8%	29,736	5.4%
Construction	30,246	4.7%	39,255	6.4%	34,878	6.2%	24,241	4.4%	10,618	1.9%
Non-residential (1)	276,676	43.1%	254,576	41.7%	214,410	38.1%	220,124	40.3%	244,241	44.2%

Total real estate loans	544,813	84.8%	513,213	84.0%	455,427	81.0%	457,247	83.7%	477,198	86.4%

Other loans:
Consumer loans	8,620	1.3%	8,717	1.4%	20,324	3.6%	14,438	2.7%	11,167	2.0%
Commercial loans	88,938	13.9%	88,907	14.6%	86,743	15.4%	74,154	13.6%	64,041	11.6%

Total other loans	97,558	15.2%	97,624	16.0%	107,067	19.0%	88,592	16.3%	75,208	13.6%

	642,371	100.0%	610,837	100.0%	562,494	100.0%	545,839	100.0%	552,406	100.0%

Deferred loan cost, net	(443)		(439)		(445)		(286)		(92)
Allowance for loan losses	(4,826)		(6,112)		(5,700)		(6,289)		(8,682)

Total	$637,102		$604,286		556,349		539,264		543,632

(1)	Consists of loans secured by first liens on residential lots and loans secured by first mortgages on commercial real property, farmland and land.

Loan Maturity Schedule. The following table sets forth certain information at December 31, 2017 regarding the dollar amount of loans maturing in the portfolio based on their contractual maturity dates. Demand loans, loans having no stated schedule of repayments, loans having no stated maturity, and overdrafts are due in one year or less.

				Due	Due	Due
				3 through 5	5 through 10	10 through 15	Due 15
		Due the year		years after	years after	years after	years after
		ending December 31,		December 31,	December 31,	December 31,	December 31,
	2018	2019	2020	2018	2018	2018	2018	Total
	(Dollars in Thousands)
One-to-four family residential	5,854	10,177	9,725	25,147	33,781	29,863	85,899	200,446
Multi-family residential	15	589	3,938	9,281	19,338	3,427	857	37,445
Construction	16,977	2,875	258	1,885	2,827	4,945	479	30,246
Non-residential	33,277	18,067	22,499	59,565	75,253	30,615	37,400	276,676
Consumer	1,736	1,630	2,646	2,233	375	—	—	8,620
Commercial	26,327	18,189	7,995	10,728	21,714	975	3,010	88,938

Total	84,186	51,527	47,061	108,839	153,288	69,825	127,645	642,371

The following table sets forth at December 31, 2017 the dollar amount of all loans due after December 31, 2017 which had predetermined interest rates and had floating or adjustable interest rates.

	Predetermined Rate	Floating or Adjustable Rate
	(Dollars In Thousands)
One-to-four family residential	$86,928	$107,664
Multi-family residential	27,786	9,644
Construction	5,368	7,901
Non-residential	130,199	113,200
Consumer	6,835	49
Commercial	45,292	17,319

Total	$302,408	$255,777

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the lender the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

Management measures commercial real estate (CRE) concentrations as discussed in Concentrations of Commercial Real Estate Lending, Sound Risk Management Practices issued on December 12, 2006 jointly by the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (Federal Reserve) and the Federal Deposit Insurance Corporation (FDIC). In this guidance, the agencies make a significant distinction between owner-occupied CRE and non-owner occupied CRE. The agencies have a heightened level of concern with those loans with risk profiles sensitive to the condition of the CRE market.

CRE loans secured by non-farm, non-residential CRE where the primary source of repayment is the cash flow from the ongoing operations and activities conducted by the owner of the property are excluded from the guidance. The Bank has used the FDIC’s call report instructions to calculate that $211.9 million of our loan portfolio, or 211.9% of the Bank’s risk based capital, consists of properties classified as non-owner occupied commercial real estate. Non-owner occupied commercial real estate loans (“NOOCRE”) include all loans secured by multi-family properties, all construction and land development loans and certain other commercial real estate loans identified by regulations as non-owner occupied.

At December 31, 2017, 2016 and 2015, the Company’s NOOCRE portfolio consisted of the following:

	12/31/2017	12/31/2016	12/31/2015
	(Dollars in Thousands)
Manufacturing	$8,952	4,924	303
Medical	5,562	2,490	—
Hotel	17,281	16,364	13,083
Nursing Home	3,408	1,411	550
Office Building	16,105	9,205	4,233
Retail	60,062	43,595	31,026
Warehouse / Other	17,990	26,263	18,200

Total	$129,360	104,252	67,395

Loan Underwriting Policies. Lending activities are subject to written, non-discriminatory underwriting standards and to loan origination procedures prescribed by the Board of Directors and its management. Detailed loan applications are obtained to determine the ability of borrowers to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Loan requests exceeding loan officer limits must be approved by the Chief Credit Officer, Chief Executive Officer, Executive Loan Committee of the Board of Directors or the entire Board of Directors.

The Bank offers a residential fixed rate loan program with maturities of 15, 20, and 30 years. The majority of our fixed rate single-family loans are underwritten and closed in accordance with secondary market standards. The Bank originates these loans with intent to sell on the secondary market. However, the Bank may choose to maintain a certain percentage of these loans in our portfolio. The Bank offers both servicing retained and servicing released products in an attempt to meet the needs of our customers. Due to the increasing level of regulatory burden imposed on companies that provide servicing for single family home loans, our pricing strategy provides incentives for the vast majority of our customers to select a servicing released loan product.

The Bank may lend up to 100% of the appraised value of the residential real property securing a mortgage loan. Under its lending policies, the Bank may originate a one-to-four family residential mortgage loan for owner-occupied property with a loan-to-value ratio of up to 95%. In most cases, the Bank requires private mortgage insurance for loan-to-value ratios exceeding 85%. For residential properties that are not owner-occupied, the Bank generally does not lend more than 80% of the appraised value. For all residential mortgage loans, the Bank may increase its lending level on a case-by-case basis.

At December 31, 2017 and December 31, 2016, the Bank held 1-4 family residential mortgages with a loan to value ratio exceeding 90% without private mortgage insurance in the amount of $2.0 million and $2.4 million, respectively. At December 31, 2017, no loans with a loan to value exceeding 90% without private mortgage insurance are past due 30 days or more or in non-accrual status. At December 31, 2016, the Company had approximately $24,000 in loans with a loan to value exceeding 90% without private mortgage insurance past due 30 days or more.

Under applicable law, with certain limited exceptions, loans and extensions of credit outstanding by a commercial bank to a person at one time shall not exceed 15% of the institution’s unimpaired capital and surplus. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and surplus. Under these limits, the Bank’s loans to one borrower were limited to approximately $15.0 million at December 31, 2017. At that date, the Bank had no lending relationships in excess of the loans-to-one-borrower limit.

Non-accrual Loans and Other Problem Assets

The Company’s non-accrual loans to total loan ratio at December 31, 2017 was 0.20%. Loans are placed on a non-accrual status when the loan is past due in excess of 90 days or the collection of principal and interest is doubtful. At December 31, 2017, the Company had $88,000 in loans secured by a single family residence that was past due more than 90 days and still accruing interest. The Company’s total non-performing loan to total loan ratio was 0.21% at December 31, 2017. The following table sets forth information with respect to the Company’s non-performing loans at the dates indicated.

	At December 31,
	2017	2016	2015	2014	2013
	(Dollars In Thousands)
Accruing loans which are contractually past due 90 days or more:
Residential real estate	$88	—	—	—	—

Total	88	—	—	—	—

Non-Accrual Loans:
Residential real estate	672	672	2,282	1,501	948
Construction	—	—	—	—	175
Multi-family	—	—	1,968	95	—
Land	40	7,675	1,553	215	1,218
Non-residential real estate	—	208	247	1,159	6,546
Farmland	111	—	166	115	703
Consumer	3	3	8	—	13
Commercial	459	516	1,198	90	463

Total non-performing loans	$1,373	$9,074	$7,422	$3,175	$10,066

Percentage of total loans	0.21%	1.49%	1.32%	0.58%	1.82%

Federal regulations require commercial banks to classify their assets based on credit quality. In determining the classification of an asset, the Company utilizes a Classified Asset Committee consisting of members of senior management, accounting, credit analysis, loan administration, loan review, internal audit and collections. The committee attempts to determine the value of assets that are potentially impaired as well as the accurate reporting of Troubled Debt Restructuring (TDR) assets as defined later in this report. The committee’s function is an important step in management’s determination as to the necessary level of funding required in the Company’s allowance for loan loss account.

An asset is classified as substandard if it is determined to be inadequately protected by the current retained earnings and paying capacity of the obligor or of the collateral pledged, if any and may or may not be paying as agreed. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a savings institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management’s close attention. Such assets designated as special mention may include non-performing loans consistent with the above definition.

Assets classified as substandard or doubtful with balances exceeding $250,000 require the Company to conduct an impairment test to determine if the establishment of a specific reserve against the allowance for loan loss account is necessary. Typically, the basis for a loan impairment test is the current market value of the collateral, discounted to allow for selling and carrying cost. The Company requires a new appraisal for all impairment testing of collateral when the loan balance exceeds $250,000. If the Company determines that a loan relationship is collateral dependent, it will charge off the portion of that loan that is deemed to be impaired. The Company defines collateral dependent as any loan in that the customer will be unable to reduce the principal balance of the loan without the complete or partial sale of the collateral.

State and federal examiners may disagree with management’s classifications. If management does not agree with an examiner’s classification of an asset, it may appeal this determination to the appropriate supervisory examiner with the Kentucky Department of Financial Institutions (“KDFI”) and the FDIC. Management regularly reviews its assets to determine whether any assets require classification or re-classification. At December 31, 2017, the Bank had $10.8 million in loans classified as substandard and no loans classified as doubtful. Loans classified as substandard or doubtful by the Bank meet our classification of impaired loans, as defined by ASC 942-310-45-1. At December 31, 2017 and including our most recent examination, there were no material disagreements between examiners and management regarding risk grading or the funding of the allowance for loan loss account.

The tables below provide a summary of loans classified by the Bank as special mention and substandard by loan type for the years ended December 31, 2017 and December 31, 2016. The table also identifies the amount of the Bank’s allowance for loan loss account specifically allocated to individual loans for the specific periods below:

	Special		Specific Allowance
December 31, 2017	Mention	Substandard	for Impairment
	(Dollars in Thousands)
One-to-four family residential	$—	572	—
Home equity line of credit	—	412	—
Land	—	555	—
Non-residential real estate	979	7,072	2
Farmland	1,147	451	—
Consumer	—	224	54
Commercial	3,572	1,474	233

Total	$5,698	10,780	289

	Special		Specific Allowance
December 31, 2016	Mention	Substandard	for Impairment
	(Dollars in Thousands)
One-to-four family residential	$744	1,253	—
Home equity line of credit	25	550	—
Junior lien	30	11	—
Multi-family	—	3,004	—
Land	35	8,224	1,036
Non-residential real estate	3	10,542	—
Farmland	674	2,290	—
Consumer	—	335	84
Commercial	603	3,130	28

Total	$2,114	29,339	1,148

Troubled Debt Restructuring

A loan customer may experience financial hardship and make request that the Company modify the original terms of their loan agreement. The Company analyzes each request separately and grants loan modifications based on the customer’s ability to eventually repay the loan and return to the original loan terms, the customer’s current loan status and the current and projected future value of the Company’s collateral. Loans that are modified as a result of a customer’s financial distress are classified as TDRs. The classification of a loan as a TDR is important in that it indicates that a particular customer may not be past due but represents a credit weakness due to the Company’s willingness to modify loan terms based on the financial weakness of the borrower.

The table below provides a summary of the activity of loans classified as TDR for the year ended December 31, 2017:

	Balance at	New	Loss on	Loan	Balance at
	December 31, 2016	TDR	Foreclosure	Amortization	December 31, 2017
	(Dollars in Thousands)
Multi-family real estate	$815	—	—	(815)	—
Non-residential real estate	5,646	—	—	(2,483)	3,163

Total TDR	$6,461	—	—	(3,298)	3,163

The table below provides a summary of the activity of loans classified as TDR for the year ended December 31, 2016:
	Balance at	New	Loss on	Loan	Balance at
	December 31, 2015	TDR	Foreclosure	Amortization	December 31, 2016
	(Dollars in Thousands)
Multi-family real estate	—	816	—	(1)	815
Non-residential real estate	$5,536	228	—	(118)	5,646

Total TDR	$5,536	1,044	—	(119)	6,461

Real estate acquired by the Company as a result of foreclosure is classified as foreclosed assets until such time as it is sold. When such property is acquired, it is recorded at its fair value less estimated costs of sale. At the time of foreclosure, the collateral is reduced in value to its fair market value less holding and selling expenses and the remaining balance is charged against the allowance for loan losses. The value of foreclosed assets is periodically evaluated to ascertain its current market value. Additional reductions in market value are recognized as an expense through a charge to losses on foreclosures. At December 31, 2017, the Company’s total non-performing asset to total asset ratio was 0.52%. The following table sets forth information with respect to the Bank’s real estate and other assets owned at December 31, 2017, December 31, 2016 and December 31, 2015:

	2017	2016	2015
	(Dollars in Thousands)
One-to-four family first mortgages	$169	135	55
Home equity line of credit	—	28	—
Multi-family	—	1,775	—
Land	3,200	—	943
Non-residential real estate	—	459	738

Total real estate and other assets owned	$3,369	2,397	1,736

Allowance for Loan Losses. In originating loans, the Company recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, the Company’s and the industry’s historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by federal bank examiners and other regulatory agencies. The Company increases its allowance for loan losses by charging provisions for loan losses against the Company’s income.

Management will continue to actively monitor the Company’s asset quality and allowance for loan losses. Management will charge off loans and properties acquired in settlement of loans against the allowances for loan losses on such loans and such properties when appropriate and will provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowances for loan losses and believes such allowances are adequate, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

The Company’s methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but have occurred in the last twelve quarters. Management conducts regular reviews of the Company’s assets and evaluates the need to establish allowances on the basis of this review. Allowances are established by the Board of Directors on a quarterly basis based on an assessment of risk in the Company’s assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, loan concentrations, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally.

Specific reserves will be provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value of the security. At the date of foreclosure or other repossession, the Company would transfer the property to foreclosed assets at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated selling costs. Any portion of the outstanding loan balance in excess of fair value less estimated selling costs would be charged off against the allowance for loan losses. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of other real estate would be recorded.

Financial institutions must provide adequate disclosure of the methodology used regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. The Company utilizes a combination of its twelve quarter loan loss history and the sum of all impairment testing completed on individually classified loans deemed collateral dependent. The charge off history is weighted using the sum of the year’s digits. This method provides a 15.4% weight to the most recent quarterly losses, then 14.1% for the prior quarter’s losses, 12.8% for the 2nd prior quarter’s losses and 11.5% for the prior quarter’s losses and continuing for twelve quarters.

Using this method, the Company trends for increasing or decreasing levels of charge offs may materially impact the funding level of the allowance for loan loss account. Additionally, the Company reserves the loss amount of any loans deemed to be impaired. The Company also applies certain qualitative factors in reviewing its allowance funding, including local and national delinquency and loss trends, noted concentrations or risk and recent additions to regulatory guidance. Financial institutions regulated by the KDFI and FDIC may require institutions to immediately charge off any portion of a collateral dependent loan that is deemed to be impaired.

The following table sets forth an analysis of the Bank’s allowance for loan losses for the years indicated.

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Balance at beginning of period	$6,112	5,700	6,289	8,682	10,648
Loans charged off:
Commercial loans	(2,832)	(1,016)	(1,334)	(501)	(2,802)
Consumer loans and overdrafts	(261)	(422)	(298)	(415)	(649)
Residential real estate	(66)	(30)	(235)	(316)	(993)

Total charge-offs	(3,159)	(1,468)	(1,867)	(1,232)	(4,444)

Recoveries	1,396	639	227	1,112	874

Net loans charged off	(1,763)	(829)	(1,640)	(120)	(3,570)

Provision for loan losses	477	1,241	1,051	(2,273)	1,604

Balance at end of period	$4,826	6,112	5,700	6,289	8,682

Ratio of net charge-offs to average loans outstanding during the period	0.28%	0.15%	0.29%	0.03%	0.66%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At December 31,
	2017		2016		2015		2014
	Amount	Percent of Allowance in Each Category To Total Allowance	Amount	Percent of Allowance in Each Category To Total Allowance	Amount	Percent of Allowance in Each Category To Total Allowance	Amount	Percent of Allowance in Each Category To Total Allowance
	(Dollars in thousands)
One-to-four family	$941	19.5%	$1,120	18.3%	$1,239	21.7%	$1,393	22.1%
Construction	161	3.3%	277	4.5%	377	6.6%	146	2.3%
Multi-family residential	314	6.5%	412	6.8%	227	4.0%	85	1.4%
Non-residential	2,379	49.3%	3,502	57.3%	2,876	50.5%	3,667	58.3%
Other loans	1,031	21.4%	801	13.1%	981	17.2%	998	15.9%

Total allowance for loan losses	$4,826	100.0%	$6,112	100.0%	$5,700	100.0%	$6,289	100.0%

	At December 31, 2013
	Amount	Percent of Allowance In Each Category To Total Allowance
	(Dollars In Thousands)
One-to-four family	$2,305	26.5%
Construction	88	1.0%
Multi-family residential	466	5.4%
Non-residential	4,534	52.2%
Other consumer loans	1,289	14.9%

Total allowance for loan losses	$8,682	100.0%

Investment Securities

The Company purchases investments in order to maintain the levels of liquid assets required by regulatory authorities and manage cash flow, diversify its assets, obtain yield and to satisfy certain requirements for favorable tax treatment. The principal objective of the investment policy is to earn as high a rate of return as possible while giving consideration to financial risk, credit risk, liquidity risk and interest rate risk. The investment activities of the Company consist primarily of investments in U.S. Government agency securities, municipal and corporate bonds, CMOs (see definition below), and mortgage-backed securities. Typical investments include federally sponsored agency mortgage pass-through and federally sponsored agency and mortgage-related securities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in the Company’s investment policy.

The Company purchases U.S. government agency securities for terms fifteen years or less. Securities may or may not have call options. At December 31, 2017, the Company’s agency security portfolio consisted of the following:

	Book	Market
	Value	Value
	(Dollars in Thousands)
Small Business Administration:
Fixed rate bonds	53,046	53,257
Floating rate pools	4,356	4,321
United State Agency Bonds:
Non-Callable	19,061	18,871
Callable	7,747	7,644

Total Agency Bonds	84,210	84,093

Small Business Administration (“SBA”) fixed rates notes have a maturity of either ten or twenty years and may pay interest either monthly or semi-annually with principal typically paid semi-annually. SBA fixed rate notes typically finance commercial real estate and have a ten year prepayment penalty. SBA pools are floating rate securities are typically indexed to either the prime rate or LIBOR and have final maturities of ten, twenty-five or thirty years and pay principal and interest monthly. The interest rates on SBA pools reset quarterly or monthly, providing the Company with lower price volatility as compared to fixed rate securities. The purchase of variable rate securities with low price volatility provides the Company with a source of lower risk liquidity should loan demand improve or interest rates increase. The risk in purchasing SBA Pools is that they are typically purchased at large premiums and therefore carry a greater than higher level of prepayment risk while providing lower yields as compared to many long term fixed rate investment products.

At December 31, 2017, the Company has $27.0 million in tax free municipal bonds and $1.3 million in taxable municipal bonds. The Company’s investment policy limits the Company’s total municipal bond portfolio to 125% of the Bank’s Tier 1 Capital, places a concentration limit on the amounts of municipal bonds per issuer and limits concentrations in the amounts a single state guarantee program can provide to a bond at 75% of Tier 1 Capital. At December 31, 2017, the Company is in compliance with its concentration policy.

Mortgage-backed securities (“MBS”) entitle the Company to receive a pro-rata portion of the cash flow from an identified pool of single family mortgages. A Collateralized Mortgage Obligation (“CMO”) is a pool of single family loans in which the interest and principal cash flows may be structured so that certain classes of ownership receive principal payments in a manner other than a pro-rata basis. Collateralized mortgage-backed securities (“CMBS”) held by the Company are securities collateralized by either a pool or a single multi-family property. The Company has one asset backed security issued by the U.S. Student Loan Marketing Association (“SLMA”).

The asset backed security issued by SLMA has a 97% full faith and credit guarantee by the agency has a par value of $3.9 million. The SLMA bond is floating rate security tied to the one month LIBOR rate and re-prices on a monthly basis. At December 31, 2017 and December 31, 2016, the Company owned one mortgage back security with a book and market value of $22,000 and $91,000, respectively, that were not issued by an agency of the U.S. Government. All remaining securities owned by the Company labeled as MBS, CMO or CMBS were issued by a U.S. Government Agency.

At December 31, 2017, the Company’s mortgage backed security portfolio consisted of the following:

	Book	Market
	Value	Value
	(Dollars in Thousands)
CMO - whole loan	23	23
CMO - fixed rate	3,784	3,783
CMBS - fixed rate	4,179	4,142
MBS - fixed rate	59,653	59,201
Asset backed securities	3,750	3,615

Total mortgage backed securities	71,389	70,764

In June of 2008, the Company purchased $2.0 million par value of a private placement subordinated debenture issued by First Financial Services Corporation (“FFKY”), the holding company for First Federal Savings Bank (“First Fed”). The debenture is a thirty year security with a coupon rate of 8.00%. FFKY was a NASDAQ listed commercial bank holding company located in Elizabethtown, Kentucky. In October of 2010, FFKY informed the owners of its subordinated trust, including the Company, that it would defer future dividend payments for up to five years as prescribed by the trust. FFKY had significant asset quality issues that have resulted in negative earnings beginning in 2009. In 2013, the Company recognized a $400,000 other-than-temporary impairment loss on the subordinated debenture issued by FFKY. The recognition of a loss was the result of the Company’s analysis that, despite slowly improving its financial condition, FFKY was not likely to resume dividend payments prior to the end of the five year interest rate extension period.

On January 1, 2015, FFKY was sold and merged into Community Bank Shares of Indiana, (“CBIN”). On January 12, 2015, the Company was notified by Wilmington Trust that its investment in First Federal Statutory Trust III, (“FFKY Trust”), had elected to terminate the extension period of interest payments effective January 1, 2015. All accrued interest due and payable to all owners of securities through March 15, 2015 was paid to the Trustee in January 2015. On January 21, 2015, the Company determined that FFKY Trust is no longer impaired and has placed the investment back into accrual status. On July 1, 2015, CBIN changed its NASDAQ ticker symbol to YCB. In September of 2016, YCB was sold and merged into Wesbanco of West Virginia (‘WSBC”). WSBC has approximately $9.9 billion in assets. WSBC is well capitalized, highly profitable and appears to maintain strong asset quality. At December 31, 2017, interest payments on this security are current.

Deposit Activities

Deposits are the primary source of the Company’s funds for lending, investment activities and general operational purposes. In addition to deposits, the Company derives funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although scheduled loan repayments are a relatively stable source of funds, deposit inflows and outflows are influenced by general interest rates, and money market conditions and business cycles. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a long-term basis for general corporate purposes. The Company has access to borrow from the FHLB. The Company relies upon retail deposits rather than borrowings as its primary source of funding.

The Company attracts deposits principally from within its market area by offering competitive rates on its deposit instruments, including money market accounts, passbook savings accounts, individual retirement accounts, and certificates of deposit which range in maturity from three months to five years. The Company reviews its deposit mix and pricing on a weekly basis. In determining the characteristics of its deposit accounts, the Company considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations.

At December 31, 2017, the Company had $60.1 million in brokered deposits, or 8.0% of total deposits compared to $33.4 million at December 31, 2016. The Company utilizes brokered deposits to fill in maturity gaps in an effort to balance the amount of time deposits maturing in any one period and as an alternative source of funding. All brokered deposits are FDIC insured.

The Company attempts to compete for deposits with other institutions in its market area by offering competitively priced deposit instruments that meet the needs of its customers. Additionally, the Company seeks to meet customers’ needs by providing convenient customer service to the community. With the exception of brokered deposits, substantially all of the Company’s depositors are Kentucky or Tennessee residents who reside in the Company’s market area. At December 31, 2017, the Company had deposit programs and balances as described below:

Interest Rate*	Minimum Term	Category	Minimum Amount	Balance	Percentage of Total Deposits
			(In Thousands)
— %	None	Non-interest bearing	$100	$136,197	18.1%
0.05%	None	Interest checking accounts	1,500	208,496	27.7%
0.10%	None	Savings and money market	10	104,347	13.8%

				449,040	59.6%
		Certificates of Deposit
0.30%	3 months or less	Fixed-term, fixed rate	1,000	60,662	8.0%
0.49%	3 to 12 months	Fixed-term, fixed-rate	1,000	130,293	17.3%
1.20%	12 to 24-months	Fixed-term, fixed-rate	1,000	68,714	9.1%
1.50%	24 to 36-months	Fixed-term, fixed-rate	1,000	30,079	4.0%
0.95%	36 to 48-months	Fixed-term, fixed-rate	1,000	10,649	1.4%
1.54%	48 to 60-months	Fixed-term, fixed rate	1,000	4,572	0.6%

				304,969	40.5%

				$754,009	100.0%

*	Represents current interest rate offered by the Bank.

At December 31, 2017, certificates of deposits included approximately $176.8 million of deposits greater than $100,000, as compared to $157.0 million and $169.3 million at December 31, 2016 and December 31, 2015, respectively. Certificates of deposit at December 31, 2017 included approximately $97.8 million of deposits with balances of $250,000 or more compared to $79.7 million and $78.8 million at December 31, 2016 and December 31, 2015, respectively. Such time deposits may be risky because their continued presence in the Company is dependent partially upon the rates paid by the Company rather than any customer relationship and, therefore, may be withdrawn upon maturity if another institution offers higher interest rates. At this time, the Company does not believe that it will need to pay above market rates to maintain such certificates of deposit, but anticipates higher interest rates in the future.

The following table indicates the amount of the Company’s certificates of deposit of $250,000 or more by time remaining until maturity as of December 31, 2017.

Maturity Period	Certificates of Deposit
(Dollars in Thousands)
Three months or less	$25,893
Over three through six months	17,934
Over six through 12 months	26,878
Over 12 months	27,139

Total	$97,844

The following table sets forth the change in dollar amount of deposits in the various types of accounts offered by the Company between the dates indicated.

	Balance at December 31, 2017	% of Deposits	Increase (Decrease) from December 31, 2016	Balance at December 31, 2016	% of Deposits	Increase (Decrease) from December 31, 2015
	(Dollars in Thousands)
Non-interest bearing	$136,197	18.1%	5,052	$131,145	17.9%	6,075
Interest checking	208,496	27.7%	(851)	209,347	28.6%	5,568
Savings and MMDA	104,347	13.8%	5,035	99,312	13.5%	3,419
Time deposits	304,969	40.4%	11,891	293,078	40.0%	(21,586)

Total	$754,009	100.0%	21,127	$732,882	100.0%	(6,524)

	Balance at December 31, 2015	% of Deposits	Increase (Decrease) from December 31, 2014	Balance at December 31, 2014	% of Deposits
	(Dollars in Thousands)
Non-interest bearing	125,070	16.9%	10,019	115,051	15.7%
Interest checking	203,779	27.5%	17,163	186,616	25.5%
Savings and MMDA	95,893	13.0%	(1,833)	97,726	13.4%
Time deposits	314,664	42.6%	(17,251)	331,915	45.4%

Total	739,406	100.0%	8,098	731,308	100.0%

The following table sets forth the time deposits in the Company classified by rates at the dates indicated.

	At December 31,
	2017	2016	2015
	(Dollars in Thousands)
0.01 - 2.00%	$303,895	291,516	251,085
2.01 - 4.00%	1,074	1,562	63,579
4.01 - 6.00%	—	—	—

Total	$304,969	293,078	314,664

The following table sets forth the amount and maturities of time deposits at December 31, 2017.

	Amount Due
	Less Than One Year	1-2 Years	2-3 Years	After 3 Years	Total
	(Dollars in Thousands)
0.00 - 2.00%	$190,955	68,714	30,032	14,194	303,895
2.01 - 4.00%	—	—	47	1,027	1,074
4.01 - 6.00%	—	—	—	—	—

Total	$190,955	68,714	30,079	15,221	304,969

Quantitative and Qualitative Disclosure about Market Risk

Quantitative Aspects of Market Risk. The principal market risk affecting the Company is risk associated with interest rate volatility (interest rate risk). The Company does not maintain a trading account for investment securities. The Company is not subject to foreign currency exchange rate risk or commodity price risk. Substantially all of the Company’s interest rate risk results from the Company’s lending, deposit taking, and investment activities. This risk could result in reduced net income, loss in fair values of assets and/or increases in fair values of liabilities due to changes in interest rates.

Qualitative Aspects of Market Risk. The Company’s principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between assets and liabilities maturities and interest rates. The principal element in achieving this objective is to increase the interest rate sensitivity of the Company’s interest-earning assets by retaining adjustable rate loans in our portfolio. The Company relies on retail deposits as its primary source of funds. However, management is utilizing brokered deposits, wholesale repurchase agreements and FHLB borrowings as sources of liquidity. As part of its interest rate risk management strategy, the Company promotes demand accounts, overnight repurchase agreements and certificates of deposit with primarily terms of up to five years.

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

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Company’s strategies attempt to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates.

Such strategies include the origination of adjustable-rate mortgage loans secured by one-to-four family residential real estate, and, to a lesser extent, multi-family real estate loans and the origination of other loans with interest rates that are more sensitive to adjustment based upon market conditions than long-term, fixed-rate residential mortgage loans. At December 31, 2017, approximately $113.5 million of the $200.4 million of one-to-four family residential loans originated by the Company (comprising 66.0% of such loans) had adjustable rates or will mature within one year.

Asset / Liability Management

Interest Rate Sensitivity Analysis

The Company’s profitability is affected by fluctuations in interest rates. A sudden and substantial increase or decrease in interest rates may adversely impact the Company’s earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities do not change at the same speed, to the same extent or on the same basis. As part of its effort to manage interest rate risk, the Company monitors its net economic value of capital (“EVE”) by using our asset liability software to assist in modeling how changes in interest rates affect the values of various assets and liabilities on the Company’s balance sheet. By calculating our EVE, the Company is able to construct models that show the effect of different interest rate changes on its total capital. This risk analysis is a key tool that allows Company to prepare against constantly changing interest rates.

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

The following table presents the Company’s EVE at December 31, 2017 as calculated by the Company’s asset liability model for the year period ending December 31, 2017:

Change	Net Portfolio Value
In Rates	$ Amount	$ Change	% Change
	(Dollars in Thousands)
+300 bp	$77,222	($18,080)	(19.0%)
+200 bp	83,601	(11,701)	(12.3%)
+100 bp	90,601	(4,701)	(4.9%)
0 bp	95,302	—	—
-100 bp	100,234	4,933	5.2%

Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

Tangible Common Equity Ratio at December 31, 2017	9.6%
Pre-Shock Tier 1 Capital Ratio at December 31, 2017	10.6%
Exposure Measure: 2% Increase in Rates	9.3%

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

The Company’s model uses incremental changes in interest rates. For example, a 3.0% change in annual rates includes a 75 basis point change in each of the next four quarters. The Company’s analysis at December 31, 2017 indicates that changes in interest rates are likely to result in modest changes in the Company’s annual net interest income. A summary of the Company’s analysis at December 31, 2017 for the year ending December 31, 2018 is as follows:

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

	Years Ended December 31,
	2017			2016			2015
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable, net (a)	$626,735	28,222	4.50%	$570,674	25,801	4.52%	$552,265	25,322	4.59%
Taxable securities AFS	173,062	4,478	2.59%	190,843	4,595	2.41%	203,160	6,149	3.03%
Non-taxable securities AFS	30,787	1,516	4.93%	38,981	1,958	5.02%	52,836	2,464	4.66%
Other interest-bearing deposits	6,976	96	1.38%	7,512	46	0.61%	8,528	22	0.26%

Total interest-earning assets	$837,560	34,312	4.10%	$808,010	32,400	4.01%	$816,789	33,957	4.16%

Non-interest-earning assets	69,004			72,407			75,032

Total assets	$906,564			$880,417			$891,821

Interest-bearing liabilities:
Deposits	$619,372	4,810	0.78%	$596,109	4,240	0.71%	$612,816	5,031	0.82%
Borrowings	67,924	1,153	1.70%	66,280	1,059	1.60%	71,084	1,519	2.14%

Total interest-bearing liabilities	687,296	5,963	0.87%	662,389	5,299	0.80%	683,900	6,550	0.96%

Non-interest-bearing liabilities	131,832			128,983			117,215

Total liabilities	819,128			791,372			801,115
Common stock	80			79			79
Additional paid-in capital	58,742			58,630			58,544
Retained earnings	50,615			48,678			46,305
Treasury stock	(16,001)			(14,409)			(11,449)
Unearned ESOP shares	(6,225)			(6,864)			(5,709)
Accumulated other comprehensive income	225			2,931			2,936

Total liabilities and equity	$906,564			$880,417			$891,821

Net interest income		28,349			27,101			27,407

Interest rate spread			3.23%			3.21%			3.20%

Net interest margin			3.38%			3.35%			3.36%

Ratio of average interest-earning assets to average interest-bearing liabilities			121.86%			121.98%			119.43%

(a)	Average loans include non-performing loans.
(b)	Interest income and yields are presented on a fully tax equivalent basis.

Rate Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume from year to year multiplied by the average rate for the prior year) and (ii) changes in rate (changes in the average rate from year to year multiplied by the prior year’s volume). All amounts are quoted on a tax equivalent basis using a cost of funds rate of 0.87% for 2017 and 0.80% for 2016.

	Year Ended December 31,
	2017 vs. 2016			2016 vs. 2017
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
		(Dollars in Thousands)
Interest-earning assets:
Loans receivable	$(103)	2,524	2,421	$(353)	832	479
Securities available for sale, taxable	343	(460)	(117)	(1,257)	(297)	(1,554)
Securities available for sale, non-taxable	(38)	(404)	(442)	190	(696)	(506)
Other interest- earning assets	57	(7)	50	30	(6)	24

Total interest-earning assets	259	1,653	1,912	(1,390)	(167)	(1,557)

Interest-bearing liabilities:
Deposits	353	217	570	(592)	(199)	(791)
Borrowings	69	25	94	(397)	(63)	(460)

Total interest-bearing liabilities	422	242	664	(989)	(262)	(1,251)

Increase (decrease) in net interest income	$(163)	1,411	1,248	$(401)	95	(306)

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

As the Company adds new products and increases the complexity of the loan portfolio, its methodology accordingly may change. In addition, it may report materially different amounts for the provision for loan losses in the statement of operations if management’s assessment of the above factors changes in future periods. This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere herein. Although management believes the levels of the allowance for loan losses as of both December 31, 2017 and December 31, 2016 were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time. The Company also considers its policy on non-accrual loans as a critical accounting policy.

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

Capital Resources. At December 31, 2017, the Bank and Corporation exceeded all regulatory minimum capital requirements. For a detailed discussion of the Kentucky Department of Financial Institutions (“KDFI”) and FDIC capital requirements, and for a tabular presentation of the Bank’s compliance with such requirements, see Note 15 of Notes to Consolidated Financial Statements. See the Company’s Risk Factors, located in our Annual Report filed on SEC form 10-K as of and for the year ended December 31, 2017 for comments related to effects that the implementation of Basel III will have on the Company’s future operations.

Liquidity. Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow funds from the FHLB. At December 31, 2017, the Bank had outstanding advances of $23.0 million from the FHLB and $47.6 million of letters of credit issued by the FHLB to secure municipal deposits. The Bank can immediately borrow an additional $49.1 million from the FHLB and the Company has the ability to pledge another $9.9 million in securities to the FHLB for additional borrowing capacity. The Bank can immediately borrow $12.0 million from its correspondent bank. See Note 6 of Notes to Consolidated Financial Statements.

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

Management believes that loan repayments and other sources of funds will be adequate to meet the Bank’s liquidity needs for the immediate future. A portion of the Bank’s liquidity consists of cash and cash equivalents. At December 31, 2017, cash and cash equivalents totaled $45.1 million. The level of these assets depends upon the Bank’s operating, investing and financing activities during any given period.

Summary of the Company’s Market Area

Western Kentucky

Small manufacturing and agri-business interests are the largest drivers of the local economy in our Western Kentucky markets. In Western Kentucky, small manufacturing typically revolves around the automotive, transportation, and chemical industries. The manufacturing sector is reasonably strong in the immediate area with most factories operating near capacity. Unemployment rates are low in many counties in Western Kentucky due largely to the rebound in automobile sales.

In 2016, local farmers enjoyed strong yields on their crops. However, the continued weak level of commodity prices has made it difficult for all those involved in the agri-business sector. Agri-business profitability remains marginal at best. In 2017, the agri-business community anticipates the operating conditions will remain challenging without a meaningful increase in commodity prices, which are projected to remain weak into 2018.

The tables below are a summary of selected information from the 2010 U.S. Census related to the Company’s current market areas. The source of our future growth projections was the 2011 Kentucky State Data Center at the University of Louisville:

	2010 Median	Median Values
	Household	Owner Occupied	2010	2020	2030	2040
	Income	Housing Units	Census	Estimated	Estimated	Estimated
Calloway	$39,194	$105,300	37,191	40,411	43,618	46,607
Christian	$37,061	$95,500	73,955	77,840	81,015	82,947
Marshall	$43,326	$96,900	31,448	33,023	33,787	33,835
Todd	$36,989	$79,700	12,460	12,958	13,292	13,439
Trigg	$41,825	$98,300	14,339	16,244	17,913	19,179
Fulton	$31,965	$55,300	6,813	6,223	5,535	4,785
Total population			176,206	186,699	195,160	200,792
Estimated ten year population growth			8,542	10,493	8,461	5,632
Estimated population growth rate			5.1%	6.0%	4.5%	2.9%

Clarksville, Montgomery County, Tennessee (“Clarksville”)

The Clarksville market is the largest market in which the Company has a significant retail banking presence. The Clarksville economy has several large employers and economic drivers including the United States (“U.S.”) Army’s 101st Airborne Division with approximately 29,000 active duty military personnel and 3,900 civilian employees assigned to the division. Fort Campbell supports the third largest military population in the U.S. Army and the seventh largest in the U.S. Department of Defense. The many services available on the army installation and the community’s modest cost of living have resulted in a sizable military retirement population in the area. Clarksville is also home to Austin Peay State University, a 10,000 student public university as well as a diverse manufacturing sector.

Late in 2017, Hankook Tires began production in a new manufacturing facility in Clarksville. Hankook, a South Korean tire company, has hired approximately 1,000 employees with plans to increase employment to 1,800 and chose Clarksville due to its ideal location, strong transportation network and its proximity to automotive assembly plants owned by Nissan, Volkswagen, Toyota and General Motors. In February 2017, LG Electronics announced plans to construct a new home appliance manufacturing facility in Clarksville anticipates hiring 600 employees. The Clarksville market exhibits stronger growth and income demographics as compared to the communities in Western Kentucky. The 2010 census noted that Clarksville had a median household income of $48,930 and a $129,400 median value of owner occupied housing units. Clarksville’s demographics benefit by its proximity to the Fort Campbell Army base; its proximity to Nashville, Tennessee; and the absence of a state income tax.

	2010	2020	2030	2040
	Census	Estimated	Estimated	Estimated
Clarksville MSA	172,331	221,620	264,680	311,239
Ten year growth rate	27.9%	28.6%	19.4%	17.6%

Middle Tennessee and Nashville MSA

Cheatham County (“Cheatham”) and Houston County (“Houston”) are located in Middle Tennessee. However, Cheatham is located within the Nashville MSA, and its three largest communities are an easy commute to downtown Nashville. Cheatham’s proximity to Nashville has resulted in higher levels of income and population growth as compared to Houston. The Company believes that the tables below support their views that the Clarksville and Nashville MSAs provide the greatest opportunities for growth within our current market area. The Company opened our Nashville LPO in October of 2014 and our Brentwood LPO (located in Williamson County, Tennessee) in October of 2016. The Nashville MSA has a population of approximately 1.6 million (includes Cheatham County, Tennessee) and attractive demographics outlined below:

	2010 Estimated	Population	Median	Median Value
Nashville TN MSA	Census	Change	Household	Owner Occupied
	Population	2000 - 2010	Income	Housing Units
Robertson (Springfield)	66,283	21.8%	$50,820	$149,100
Sumner (Gallatin)	160,645	23.1%	$54,916	$169,100
Wilson (Lebanon)	113,193	28.4%	$60,678	$187,500
Rutherford (Murfreesboro)	262,604	44.3%	$53,770	$157,100
Williamson (Franklin)	183,182	44.7%	$87,832	$335,800
Maury (Columbia)	80,956	16.5%	$46,278	$137,100
Dickson	49,666	15.1%	$44,554	$128,700
Davidson (Nashville)	626,681	10.0%	$45,668	$164,700
Cheatham	39,105	9.0%	$52,585	$155,900

Additional Growth Opportunities

In addition to the Clarksville and Nashville MSA markets, management views promising opportunities for growth in the midsize metropolitan markets near the Company’s current locations. Highly desirable markets include Bowling Green, Kentucky, Hardin, Kentucky, and Louisville, Kentucky. These markets provide desirable demographic and growth opportunities as compared to the Company’s current footprint. As evident in the table below, Kentucky growth opportunities may be most attractive in Bowling Green, which is approximately 65 miles from the Company’s corporate headquarters. The tables below include the two largest counties by population in Kentucky and other communities in Kentucky within a two-hour drive of the Company’s headquarters:

	2010	Population	Median	Median Value
Kentucky	Census	Change	Household	Owner Occupied
	Population	2000 - 2010	Income	Housing Units
Henderson	46,250	3.2%	$40,438	$101,200
Hardin (Elizabethtown)	105,543	12.1%	$47,540	$131,900
Daviess (Owensboro)	96,656	5.6%	$42,821	$106,400
McCracken (Paducah)	65,565	0.1%	$41,630	$107,500
Warren (Bowling Green)	113,792	23.0%	$43,954	$135,400
Fayette (Lexington)	295,803	13.5%	$47,469	$159,200
Jefferson (Louisville)	741,096	6.8%	$45,352	$145,900

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

Stock Performance Comparison

The following graph, which was prepared by SNL Financial LC (“SNL”), shows the cumulative total return of the Common Stock of the Company since December 31, 2012 compared with the (1) NASDAQ Composite Index, comprised of all U.S. Companies quoted on NASDAQ, (2) the SNL Midwest Thrift Index, comprised of publically traded thrifts and thrift holding companies operating in the Midwestern United States, and (3) the SNL Midwest Bank Index, comprised of publically traded commercial banks and bank holding companies operating in the Midwestern United States. Cumulative total return on the Common Stock or the index equals the total increase in the value since December 31, 2012 assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph was prepared assuming that $100 was invested on December 31, 2012 in the Common Stock, the securities included in the indices.

	Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
HopFed Bancorp, Inc.	100.00	133.57	151.18	144.51	164.28	173.76
NASDAQ Composite Index	100.00	140.12	160.78	171.97	187.22	242.71
SNL Midwest Bank Index	100.00	136.91	148.84	151.10	201.89	216.95

Consolidated Financial Statements

HopFed Bancorp, Inc.

and Subsidiaries

December 31, 2017, 2016 and 2015

Management Report on Internal Control

The management of HopFed Bancorp, Inc. and its subsidiaries (collectively referred to as the “Company”) is responsible for the preparation, integrity and fair presentation of published financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and, as such, include amounts based on informed judgments and estimates made by management.

Management is responsible for establishing and maintaining adequate internal control over financial reporting for financial presentations in conformity with GAAP. Pursuant to the rules and regulations of the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and included those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company.

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and Directors of the Company; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

All internal control systems, no matter how well designed, have inherent limitations, including the possibility of human error and the circumvention of overriding controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, or that the degree of compliance with the policies and procedures include in such controls may deteriorate.

Management has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2017 based on the control criteria established in a report entitled Internal Control – Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such evaluation, we have concluded that the Company’s internal control over financial reporting is effective as of December 31, 2017.

Carr, Riggs & Ingram, LLC, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

Date: March 15, 2018	By:	(signed) John E. Peck
John E. Peck
President and Chief Executive Officer

	By:	(signed) Billy C. Duvall
Billy C. Duvall
Senior Vice President and Treasurer
(Principal Financial Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HopFed Bancorp, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 3017, and the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

Basis for Opinion

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control. Our responsibility is to express an opinion on the Company’s consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Carr, Riggs & Ingram, LLC

We have served as the Company’s auditor since 2000.

Nashville, Tennessee

March 15, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of HopFed Bancorp, Inc.

Hopkinsville, Kentucky

We have audited the accompanying consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of HopFed Bancorp, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of HopFed Bancorp Inc. and subsidiaries for the year ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

/S/ RAYBURN | FITZGERALD PC

Brentwood, Tennessee

March 3, 2016

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2017 and 2016

(Dollars in Thousands)

	2017	2016
Assets
Cash and due from banks	$37,965	$21,779
Interest-bearing deposits in banks	7,111	3,970

Cash and cash equivalents	45,076	25,749
Federal Home Loan Bank stock, at cost	4,428	4,428
Securities available for sale	184,791	209,480
Loans held for sale	1,539	1,094
Loans receivable, net of allowance for loan losses of $4,826 at December 31, 2017 and $6,112 at December 31, 2016	637,102	604,286
Accrued interest receivable	3,589	3,799
Foreclosed assets, net	3,369	2,397
Bank owned life insurance	10,368	10,662
Premises and equipment, net	22,700	23,461
Deferred tax assets	1,764	3,052
Other assets	2,784	3,078

Total assets	$917,510	$891,486

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing accounts	$136,197	$131,145
Interest-bearing accounts:
Interest bearing checking accounts	208,496	209,347
Savings and money market accounts	104,347	99,312
Other time deposits	304,969	293,078

Total deposits	754,009	732,882
Advances from Federal Home Loan Bank	23,000	11,000
Repurchase agreements	38,353	47,655
Subordinated debentures	10,310	10,310
Advances from borrowers for taxes and insurance	808	766
Accrued expenses and other liabilities	3,618	2,445

Total liabilities	830,098	805,058

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets, Continued

December 31, 2017 and 2016

(Dollars in Thousands)

	2017	2016
Stockholders’ equity
Preferred stock, par value $0.01 per share; authorized 500,000 shares; no shares issued or outstanding at December 31, 2017 and December 31, 2016	$—	$—
Common stock, par value $.01 per share; authorized 15,000,000 shares; 7,976,131 issued and 6,637,771 outstanding at December 31, 2017 and 7,963,378 issued and 6,717,242 outstanding at December 31, 2016	80	80
Additional paid-in-capital	58,825	58,660
Retained earnings	51,162	49,035
Treasury stock, at cost (1,338,360 shares at December 31, 2017 and 1,246,136 shares at December 31, 2016)	(16,655)	(15,347)
Unearned ESOP shares (at cost 434,548 shares at December 31, 2017 and 498,346 at December 31, 2016)	(5,901)	(6,548)
Accumulated other comprehensive income (loss)	(99)	548

Total stockholders’ equity	87,412	86,428

Total liabilities and stockholders’ equity	$917,510	$891,486

See accompanying notes to consolidated financial statements

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands)

	2017	2016	2015
Interest and dividend income
Loans	$28,167	25,778	25,300
Taxable securities available for sale	4,478	4,595	6,149
Nontaxable securities available for sale	1,014	1,308	1,651
Interest bearing deposits in banks	96	46	22

Total interest and dividend income	33,755	31,727	33,122

Interest expense:
Deposits	4,810	4,240	5,031
Advances from Federal Home Loan Bank	248	163	289
Repurchase agreements	469	508	491
Subordinated debentures	436	388	739

Total interest expense	5,963	5,299	6,550

Net interest income	27,792	26,428	26,572

Provision for loan losses	477	1,241	1,051

Net interest income after provision for loan losses	27,315	25,187	25,521

Non-interest income:
Service charges	3,224	2,788	2,925
Merchant card	1,222	1,224	1,130
Mortgage origination	1,321	1,585	1,175
Realized gains from sale of securities available for sale, net	169	612	691
Income from bank owned life insurance	483	343	335
Financial services commission	536	614	685
Other operating	1,075	769	661

Total non-interest income	8,030	7,935	7,602

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income, Continued

For the Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands, Except Per Share Amounts)

	2017	2016	2015
Non-interest expenses:
Salaries and employee benefits	16,049	15,400	15,810
Occupancy	2,920	3,173	3,077
Data processing	2,884	2,942	2,827
State deposit tax	770	990	1,018
Professional services	2,316	1,404	1,506
Advertising	1,354	1,401	1,302
Foreclosed assets, net	9	448	1,227
(Gain) loss on sale of premises and equipment	2	(72)	1
Other operating	3,592	4,170	3,677

Total non-interest expense	29,896	29,856	30,445

Income before income tax expense	5,449	3,266	2,678
Income tax expense	2,148	362	274

Net income	$3,301	2,904	2,404

Earnings per share available to common stockholders:
Basic	$0.53	0.47	0.38

Diluted	$0.53	0.47	0.38

Weighted average shares outstanding—basic	6,221,632	6,233,860	6,372,277

Weighted average shares outstanding—diluted	6,221,632	6,233,860	6,372,277

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands)

	2017	2016	2015
Net income	$3,301	2,904	2,404
Other comprehensive income, net of tax:
Unrealized loss on non – other than temporary impaired (“OTTI”) investment securities available for sale, net of taxes	(387)	(1,351)	(1,121)
Unrealized gain (loss) on OTTI securities, net of taxes	(148)	(170)	237
Unrealized gain on derivatives, net of taxes	—	—	257
Reclassification adjustment for gains and accretion included in net income, net of taxes	(112)	(405)	(456)

Total other comprehensive loss	(647)	(1,926)	(1,083)

Comprehensive income	$2,654	978	1,321

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Common Treasury Stock	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance January 1, 2015	7,171,282	79	58,466	45,729	(9,429)	—	3,557	98,402
Net Income	—	—	—	2,404	—	—	—	2,404
Restricted stock awards	2,034	—	—	—	—	—	—	—
Net change in unrealized gain on securities available for sale, net of taxes of $690	—	—	—	—	—	—	(1,340)	(1,340)
Net change in unrealized losses on derivatives, net of taxes of ($132)	—	—	—	—	—	—	257	257
Cash dividend to common stockholders ($0.16 per share)	—	—	—	(1,009)	—	—	—	(1,009)
Common stock repurchase	(907,505)	—	—	—	(11,926)	—	—	(11,926)
Common stock issued	600,000	—	—	—	7,884	(7,884)	—	—
ESOP shares earned	—	—	(52)	—	—	704	—	652
Compensation expense, restricted stock awards	—	—	190	—	—	—	—	190

Balance December 31, 2015	6,865,811	79	58,604	47,124	(13,471)	(7,180)	2,474	87,630

Net Income	—	—	—	2,904	—	—	—	2,904
Restricted stock awards	11,679	1	—	—	—	—	—	1
Net change in unrealized gain on securities available for sale, net of taxes of $992	—	—	—	—	—	—	(1,926)	(1,926)
Cash dividend to common stockholders ($0.16 per share)	—	—	—	(993)	—	—	—	(993)
Common stock repurchase	(160,248)	—	—	—	(1,876)	—	—	(1,876)
ESOP shares earned	—	—	(79)	—	—	632	—	553
Compensation expense, restricted stock awards	—	—	135	—	—	—	—	135

Balance December 31, 2016	6,717,242	$80	58,660	49,035	(15,347)	(6,548)	548	86,428

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands, Except Share Amounts)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Common Treasury Stock	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Equity
December 31, 2016	6,717,242	$80	58,660	49,035	(15,347)	(6,548)	548	86,428
Net Income	—	—	—	3,301	—	—	—	3,301
Restricted stock awards	12,753	—	—	—	—	—	—	—
Net change in unrealized gain on securities available for sale, net of taxes of $172	—	—	—	—	—	—	(647)	(647)
Cash dividend to common stockholders ($0.19 per share)	—	—	—	(1,174)	—	—	—	(1,174)
Common stock repurchase	(92,224)	—	—	—	(1,308)	—	—	(1,308)
ESOP shares earned	—	—	59	—	—	647	—	706
Compensation expense, restricted stock awards	—	—	106	—	—	—	—	106

Balance December 31, 2017	6,637,771	$80	58,825	51,162	(16,655)	(5,901)	(99)	87,412

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands)

	2017	2016	2015
Cash flows from operating activities:
Net income	$3,301	2,904	2,404
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	477	1,241	1,051
Depreciation	1,225	1,320	1,266
Amortization of intangible assets	—	—	33
Amortization of investment premiums and discounts, net	1,073	1,515	1,650
OTTI recovery on available for sale securities	(17)	(17)	(17)
Expense for deferred income taxes	1,585	267	177
Stock compensation expense	106	135	138
Income from bank owned life insurance	(483)	(343)	(335)
Gain on sale of securities available for sale	(169)	(612)	(691)
Gain on sale of mortgage loans	(1,321)	(1,585)	(1,175)
(Gain) loss on sale of premises and equipment	2	(72)	1
Proceeds from sale of mortgage loans	51,494	56,309	43,847
(Gain) loss on sale of foreclosed assets	(158)	(21)	716
Originations of mortgage loans sold	(50,618)	(53,026)	(44,020)
Decrease in:
Accrued interest receivable	210	340	437
Other assets	389	145	21
Increase (decrease) in accrued expenses and other liabilities	1,173	(1,980)	933

Net cash provided by operating activities	8,269	6,520	6,436

Cash flows from investing activities:
Proceeds from sales, calls and maturities of securities available for sale	54,416	67,671	120,354
Purchase of securities available for sale	(31,594)	(43,778)	(56,875)
Net increase in loans	(37,605)	(49,586)	(19,005)
Proceeds from sale of foreclosed assets	3,498	1,623	344
Proceeds from death benefit of bank owned life insurance policy	777	—	—
Proceeds from sale of premises and equipment	—	100	—
Purchase of premises and equipment	(466)	(775)	(2,361)

Net cash provided by (used in) investing activities	(10,974)	(24,745)	42,457

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands)

	2017	2016	2015
Cash flows from financing activities:
Net increase (decrease) in deposits	$21,127	($6,524)	8,098
Increase in advance payments by borrowers for taxes and insurance	42	152	101
Advances from Federal Home Loan Bank	80,000	26,000	41,000
Repayment of advances from Federal Home Loan Bank	(68,000)	(30,000)	(60,000)
Increase (decrease) in repurchase agreements	(9,302)	1,885	(11,588)
Acquisition of treasury stock	(1,308)	(1,876)	(11,926)
Proceeds from repayment of ESOP loan	647	632	704
Dividends paid on common stock	(1,174)	(993)	(1,023)

Net cash provided by (used in) financing activities	22,032	(10,724)	(34,634)

Increase (decrease) in cash and cash equivalents	19,327	(28,949)	14,259
Cash and cash equivalents, beginning of period	25,749	54,698	40,439

Cash and cash equivalents, end of period	$45,076	$25,749	54,698

Supplemental disclosures of cash flow information:
Interest paid	$5,920	$5,354	6,587

Income taxes (refund) paid	1,044	(564)	(900)

Supplemental disclosures of non-cash investing and financing activities:
Loans charged off	$3,159	$1,468	1,867

Foreclosures and in-substance foreclosures of loans during year	4,312	2,263	869

Net unrealized losses on investment securities classified as available for sale	(978)	(2,918)	(2,030)

Increase in deferred tax asset related to unrealized gains on investments	331	992	691

Dividends declared and payable	355	288	287

Sale and financing of stock to ESOP	—	—	7,884

Issue of unearned restricted stock	178	145	25

See accompanying notes to consolidated financial statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies:

Nature of Operations and Customer Concentration

HopFed Bancorp, Inc. (the “Corporation”) is a bank holding company which incorporated in the state of Delaware and headquartered in Hopkinsville, Kentucky. The Corporation’s principal business activities are conducted through its wholly-owned subsidiary, Heritage Bank USA, Inc. (the “Bank”), a Kentucky state chartered commercial bank engaged in the business of accepting deposits and providing mortgage, consumer, construction and commercial loans to the general public through its retail banking offices. The Bank’s business activities are primarily limited to western Kentucky and middle and western Tennessee. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC).

The Bank is a Kentucky commercial chartered bank and is supervised by the Kentucky Department of Financial Institutions (“KDFI”) and the FDIC. Supervision of the Corporation is conducted by the Federal Reserve Bank of Saint Louis (“FED”).

The Bank owns JBMM, LLC, a wholly owned limited liability company which owns and manages the Bank’s foreclosed assets. The Bank owns Heritage Interim Corporation, a Tennessee corporation established to facilitate the acquisition of a bank in Tennessee. The proposed acquisition was terminated in August of 2013. The Bank owns Heritage USA Title, LLC, which sells title insurance to the Bank’s real estate loan customers.

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

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies: (Continued)

Accounting (Continued)

The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (VIE) under U.S. GAAP. Voting interest entities in which the total equity investment is a risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decision about the entity’s activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. A controlling financial interest in a VIE is present when an enterprise has both the power to direct the activities of the VIE that most significantly impact the VIE economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The subsidiaries, HopFed Capital Trust I and Fort Webb LP, LLC are VIEs for which the Company is not the primary beneficiary. Accordingly, these accounts are not included in the Company’s consolidated financial statements.

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

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand, amounts due on demand from commercial banks, interest-bearing deposits in other financial institutions and federal funds sold with maturities of three months or less. The Company is required to maintain reserve funds in either cash on hand or on deposit with the Federal Reserve Bank. At December 31, 2017, the Company’s reserve requirement was met with available cash on hand.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

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

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies: (Continued)

Other Securities

Other securities which are not actively traded and may be restricted, such as Federal Home Loan Bank (FHLB) stock are recognized at cost. FHLB stock is periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Receivable and Allowance for Loan Losses

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and deferred loan cost. ASC 310-20, Nonrefundable Fees and Other Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires the recognition of loan origination fee income over the life of the loan and the recognition of certain direct loan origination costs over the life of the loan. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The Company charges off loans after, in management’s opinion, the collection of all or a large portion of the principal or interest is not probable. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received while the loan is classified as non-accrual, when the loan is ninety days past due. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower in accordance with the contractual terms of interest and principal.

The Company provides an allowance for loan losses and includes a provision for loan losses determined by management. Subsequent recoveries, if any, are credited to the allowance. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. The loss experience is determined by portfolio segment and is based on the actual losses experienced by the Company over the most recent three years.

Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments in accordance with the contractual terms of the loan agreement. Impaired loans and loans classified as Troubled Debt Restructurings (“TDRs”) may be classified as either substandard or doubtful and reserved for based on individual loans risk for loss. Loans not considered impaired may be classified as either special mention or watch and may have an allowance established for it. Typically, unimpaired classified loans exhibit some form of weakness in either industry trends, collateral, or cash flow that result in a default risk greater than that of the Company’s typical loan. All classified amounts include all unpaid interest and fees as well as the principal balance outstanding.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies: (Continued)

Loans Receivable and Allowance for Loan Losses (Continued)

The measurement of impaired loans may be based on the present value of future cash flows discounted at the historical effective interest rate. However, the majority of the Company’s problem loans become collateral dependent at the time they are judged to be impaired. Therefore, the measurement of impairment requires the Company to obtain a new appraisal to obtain the fair value of the collateral. The appraised value is then discounted to an estimate of the Company’s net realizable value, reducing the appraised value. When the measured amount of an impaired loan is less than the recorded investment in the loan, the impairment is recorded as a charge to income and a valuation allowance, which is included as a component of the allowance for loan losses. For loans not individually evaluated, management considers the Company’s recent charge off history, the Company’s current past due and non-accrual trends, banking industry trends and both local and national economic conditions when making an estimate as to the amount to reserve for losses. Management believes it has established the allowance in accordance with U.S. GAAP and has taken into account the views of its regulators and the current economic environment.

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

Fixed Rate Mortgage Originations

The Company operates a mortgage division that originates mortgage loans in the name of assorted investors, including Federal Home Loan Mortgage Corporation (Freddie Mac). Originations for Freddie Mac are sold through the Bank while originations to other investors are processed for a fee. On a limited basis, loans sold to Freddie Mac may result in the Bank retaining loan servicing rights. In recent years, customers have chosen lower origination rates over having their loan locally serviced; thereby limiting the amount of new loans sold with servicing retained. At December 31, 2017, the Bank maintained a servicing portfolio of one to four family real estate loans of approximately $16.9 million.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies: (Continued)

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are initially recorded at fair value less selling cost when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated cost to sell. Costs of improving the assets are capitalized if the Company determines that it is likely to recover the cost. Other improvement cost and all cost relating to holding the property are expensed. Management conducts periodic valuations and any adjustments to value are recognized in the current period’s operations.

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

Treasury Stock

The Company may purchase its own common stock either in open market transactions or privately negotiated transactions. The value of the Company’s common stock held in treasury is listed at cost.

Unearned ESOP Shares

The Company offers an Employee Stock Ownership Plan (“ESOP”) to the employees of the Company. The unearned portion of common stock of the Company held in the ESOP Trust is recorded on the balance sheet at cost. Common stock is released from the ESOP Trust to the participants as the Bank makes payments on the loan to the Corporation on behalf of the ESOP Trust.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities, unrealized appreciation (depreciation) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income, and unrealized appreciation (depreciation) on derivatives.

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

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies: (Continued)

Revenue Recognition

Mortgage loans held for sale are generally delivered to secondary market investors under best efforts sales commitments entered into prior to the closing of the individual loan. Loan sales and related gains or losses are recognized at settlement. Loan fees earned for the servicing of secondary market loans are recognized as earned. Interest income on loans receivable is reported on the interest method. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired, placed in non-accrual status, or payments are past due more than 90 days. Interest is reversed on any loans classified as non-accrual or past due more than 90 days. Interest may continue to accrue on loans over 90 days past due if they are well secured and in the process of collection.

Income Taxes

Income taxes are accounted for through the use of the asset and liability method. Under the asset and liability method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date. Accordingly, deferred tax assets that will be realized after December 31, 2017 were revalued using the tax rates enacted as a result of the 2017 Tax Cuts and Jobs Act resulting in a revaluation charge of $980,000. The Company files its federal and Kentucky income tax returns as well as its Kentucky and Tennessee franchise and excise tax returns on a consolidated basis with its subsidiaries. All taxes are accrued on a separate entity basis.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being recognized on examination. For tax positions not meeting the “more likely than not test”, no benefit is recorded.

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

December 31, 2017, 2016 and 2015

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

Fair Values of Financial Instruments (ASC 825) requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument. Accordingly, such estimates involve uncertainties and matters of judgment and therefore cannot be determined with precision. ASC 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following are the more significant methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks

The carrying amounts reported in the consolidated balance sheets for cash and due from banks approximate those assets’ fair values because they mature within 90 days or less and do not present credit risk concerns.

Interest-bearing deposits in banks

The carrying amounts reported in the consolidated balance sheets for interest bearing deposits in banks approximate those assets’ fair values because they are considered overnight deposits and may be withdrawn at any time without penalty and do not present credit risk concerns.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies: (Continued)

Fair Values of Financial Instruments (Continued)

FHLB stock

The fair value of FHLB stock is recognized at cost.

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

Loans receivable

The fair values for of fixed-rate loans and variable rate loans that re-price on an infrequent basis is estimated using discounted cash flow analysis which considers future re-pricing dates and estimated repayment dates, and further using interest rates currently being offered for loans of similar type, terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The estimated fair value of variable-rate loans that re-price frequently and have no significant change in credit risk is approximately the carrying value of the loan.

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

December 31, 2017, 2016 and 2015

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

Dividend Restrictions

The Company is not permitted to pay a dividend to common shareholders if it fails to make a quarterly interest payment to the holders of the Company’s subordinated debentures. Furthermore, the Bank may be restricted in the payment of dividends to the Corporation by the KDFI or FDIC. Any restrictions imposed by either regulator would effectively limit the Company’s ability to pay a dividend to its common stockholders as discussed in Note 16. At December 31, 2017, there were no such restrictions. At December 31, 2017 and December 31, 2016, the Corporation had cash balances on hand to pay common dividends and repurchase treasury stock as outlined in Note 19 of approximately $860,000 and $1.1 million, respectively.

Earnings Per Share

Earnings per share (EPS) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding plus dilutive common stock equivalents (CSE). CSE consists of dilutive stock options granted through the Company’s stock option plan. Restricted stock awards represent future compensation expense and are dilutive. Anti-dilutive common stock equivalents are not included for the purposes of this calculation. At December 31, 2017 and December 31, 2016, the Company has no warrants or stock options outstanding.

Stock Compensation

Compensation cost is recognized for restricted stock awards issued to employees based on the fair value of these awards at the date of grant. The cost is recognized over the required service period, generally defined as the vesting period.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements

In May 2014, the FASB issued new guidance related to “Revenue from Contracts with Customers.” This guidance supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the ASC. The guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016; however, the FASB has agreed to a one-year deferral of the effective date to annual reporting periods beginning after December 15, 2017. The implementation of ASC Topic 605 is not expected to have a material impact on the Company’s Consolidated Financial Statements.

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

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” Under ASU 2016-09 all excess tax benefits and tax deficiencies related to share-based payment awards should be recognized as income tax expense or benefit in the income statement during the period in which they occur. Previously, such amounts were recorded in the pool of excess tax benefits included in additional paid-in capital, if such pool was available. Because excess tax benefits are no longer recognized in additional paid-in capital, the assumed proceeds from applying the treasury stock method when computing earnings per share should exclude the amount of excess tax benefits that would have previously been recognized in additional paid-in capital. Additionally, excess tax benefits should be classified along with other income tax cash flows as an operating activity rather than a financing activity, as was previously the case. ASU 2016-09 also provides that an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. ASU 2016-09 changes the threshold to qualify for equity classification (rather than as a liability) to permit withholding up to the maximum statutory tax rates (rather than the minimum as was previously the case) in the applicable jurisdictions. ASU 2016-09 was effective on January 1, 2017. The implementation of ASU 2016-09 did not have a material effect on the Company’s Consolidated Financial Statements.

On June 16, 2016, the FASB released its finalized ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments to U.S. GAAP require businesses and other organization to measure the expected credit losses on financial assets, such as loans, securities, bond insurance, and many receivables, the FASB said. The accounting changes apply to instruments recorded on balance sheets at their historical cost, although there are some limited changes to the accounting for debt instruments classified as available-for-sale. Write-downs will be based on historical information, current business conditions, and forecasts, and FASB expects the forecasts to improve the loss estimates on financial assets that are losing value. FASB also said the techniques that are employed today to write down loans and other instruments can still be used, although FASB expects the variables for calculating the losses to change. ASU 2016-13 will become effective on January 1, 2020. Companies are permitted to adopt ASU 2016-13 in fiscal years beginning after December 15, 2018. The Company is currently evaluating the potential impact of ASU 2016-13.

ASU 2016-15 “Statement of Cash Flows” (Topic 230) is intended to reduce the diversity in practice around how certain transactions are classified within the statement of cash flows. ASU 2016-15 is effective for public companies for annual periods beginning after December 15, 2017 including interim periods within those fiscal years. Early adoption is permitted with retrospective application. The application of ASU 2016-15 did not have a material impact on the Company’s Consolidated Financial Statements.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(1)	Summary of Significant Accounting Policies: (Continued)

Effect of New Accounting Pronouncements (Continued)

ASU 2017-08, “Receivables – Nonrefundable Fees and Other Cost” (Topic 310) – amends the amortization period for certain purchased callable debt securities held at a premium. Prior to the issuance of this guidance, premiums were amortized as an adjustment of yield over the contractual life of instrument. ASU 2017-08 premiums on purchased callable debt securities that have an explicit, non-contingent call features that are callable at fixed prices to be amortized to the earliest call date. There are no accounting changes for securities held at a discount. This ASU is effective for annual periods and interim periods within those annual periods beginning after December 15, 2018 and early adoption is permitted. The adoption of ASU 2017-08 is not expected to have a material impact on the Company’s Consolidated Financial Statements.

ASU 2017-09 “Compensation – Stock Compensation” (Topic 718) – clarifies when changes to the terms or conditions of a share-based payment must be accounted for as modifications. Under AUS 2017-09, an entity should account for changes to the terms or conditions of a share-based payment unless all of the following are met:

•	The fair value of the modified award is the same as the fair value of the original award immediately before modification,

•	The vesting conditions of the modified award is the same as the vesting conditions value of the original award immediately before modification, and

•	The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before modification.

ASU 2017-09 will be effective for the Company on January 1, 2018 and is not expected to have a material impact on our consolidated financial statements.

ASU 2017-12 “Derivatives and Hedging (Topic 815) amends the hedge accounting recognition and presentation requirements in ASC 815 to improve the transparency and understandability of information convey to financial statement users about an entity’s risk management activities to better align the entity’s financial reporting for hedging relationships with those risk management activities and to reduce the complexity of and simplify the application of hedge accounting. ASU 2017-12 will be effective for the Company on January 1, 2019 and is not expected to have a material impact on the Company’s Consolidated Financial Statements.

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

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(2)	Securities:

Securities, which consist of debt and equity investments, have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their estimated fair values follow:

	December 31, 2017
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for Sale:
U.S. Agency securities	$84,210	536	(653)	84,093
Tax free municipal bonds	26,412	637	(83)	26,966
Taxable municipal bonds	1,279	5	(1)	1,283
Trust preferred securities	1,650	35	—	1,685
Mortgage-backed securities	71,389	201	(826)	70,764

	$184,940	1,414	(1,563)	184,791

	December 31, 2016
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Restricted:
FHLB stock	$4,428	—	—	4,428

Available for Sale:
U.S. Treasury securities	$2,000	1	—	2,001
U.S. Agency securities	83,667	983	(638)	84,012
Tax free municipal bonds	33,004	1,081	(174)	33,911
Taxable municipal bonds	2,720	17	(10)	2,727
Trust preferred securities	1,634	183	—	1,817
Mortgage-backed securities	85,626	437	(1,051)	85,012

	$208,651	2,702	(1,873)	209,480

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The scheduled maturities of debt securities available for sale at December 31, 2017 and December 31, 2016 were as follows:

December 31, 2017	Amortized Cost	Estimated Fair Value
Due within one year	$2,078	2,095
Due in one to five years	28,692	28,624
Due in five to ten years	18,161	18,287
Due after ten years	7,218	7,443

	56,149	56,449
Amortizing agency bonds	57,402	57,578
Mortgage-backed securities	71,389	70,764

Total unrestricted securities available for sale	$184,940	184,791

December 31, 2016	Amortized Cost	Estimated Fair Value
Due within one year	$6,605	6,615
Due in one to five years	13,913	14,067
Due in five to ten years	32,611	32,744
Due after ten years	13,022	13,603

	66,151	67,029
Amortizing agency bonds	56,874	57,439
Mortgage-backed securities	85,626	85,012

Total unrestricted securities available for sale	$208,651	209,480

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(2)	Securities: (Continued)

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2017 and December 31, 2016 are as follows:

	Less than 12 months		12 months or longer		Total
December 31, 2017	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for sale
U.S. Agency securities	$41,501	(431)	9,846	(222)	51,347	(653)
Taxable municipals	521	(1)	—	—	521	(1)
Tax free municipals	4,860	(51)	913	(32)	5,773	(83)
Mortgage-backed securities	40,441	(289)	21,566	(537)	62,007	(826)

Total Available for Sale	$87,323	(772)	32,325	(791)	119,648	(1,563)

	Less than 12 months		12 months or longer		Total
December 31, 2016	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for sale
U.S. Agency securities	$41,963	(597)	3,459	(41)	45,422	(638)
Taxable municipals	1,347	(10)	—	—	1,347	(10)
Tax free municipals	7,369	(174)	—	—	7,369	(174)
Mortgage-backed securities	48,462	(796)	7,439	(255)	55,901	(1,051)

Total Available for Sale	$99,141	(1,577)	10,898	(296)	110,039	(1,873)

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(2)	Securities: (Continued)

At December 31, 2017, the Company has 83 securities with unrealized losses. Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity and, therefore, no declines are deemed to be other than temporary. The carrying value of the Company’s investment securities may decline in the future if the financial condition of issuers deteriorates and management determines it is probable that the Company will not recover the entire amortized cost bases of the securities. As a result, there is a risk that other-than-temporary impairment charges may occur in the future.

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

At September 30, 2013, the Company recognized a $400,000 impairment charge related to management’s financial analysis of the issuing institution, and our opinion that it would be unable to make dividend payments after the five-year extension expired. In January 2015, Your Community Bancshares (“YCB”) purchased FFKY. In September of 2016, Wesbanco (“WSBC”) closed on its purchase of YCB. WSBC is a $9.9 billion institution headquartered in West Virginia. WSBC has assumed the debt originally issued by FFKY, and all interest is now current. The Company is currently accreting the $400,000 impairment charge back into income ratably.

During 2017, the Company sold investment securities classified as available for sale for proceeds of $18.0 million resulting in gross gains of $272,000 and gross losses of $103,000. During 2016, the Company sold investment securities classified as available for sale for proceeds of $19.0 million resulting in gross gains of $690,000 and gross losses of $78,000. During 2015, the Company sold investment securities classified as available for sale for proceeds of $84.9 million resulting in gross gains of $1,274,000 and gross losses of $583,000.

As part of its normal course of business, the Bank holds significant balances of municipal and other deposits that require the Bank to pledge investment instruments as collateral. At December 31, 2017, the Bank pledged investments with a book value of $118.0 million and a market value of approximately $119.8 million to various municipal entities as required by law. In addition, the Bank has provided $47.6 million of letters of credit issued by the Federal Home Loan Bank of Cincinnati to collateralize municipal deposits. At December 31, 2016, the Bank pledged investments with a book value of $125.6 million and a market value of approximately $128.4 million to various municipal entities as required by law. In addition, the Bank provided $45.6 million of letters of credit issued by the Federal Home Loan Bank of Cincinnati to collateralize municipal deposits. At December 31, 2017 and December 31, 2016, the collateral for the letters of credit issued are the Bank’s one to four family loan portfolio.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(3)	Loans Receivable, Net:

The Company uses the following loan segments as described below:

•	One-to-four family first mortgages are closed-end loans secured by residential housing. Loans may be either owner or non-owner occupied properties. If the loan is owner-occupied, the loan is analyzed and under-written as a consumer loan. Loan terms may be up to 30 years.

•	Home equity lines of credit may be first or second mortgages secured by one-to-four family properties. Home equity loans carry a variable rate and typically are open ended for a period not to exceed ten years with a fifteen year final maturity. Loans secured by home equity lines of credit are under-written under the Company’s consumer loan guidelines.

•	Junior liens are closed-end loans secured by one-to-four family residences with a fixed or variable rate. Typically, the collateral for these loans are owner occupied units with a subordinate lien. Loans secured by junior liens are under-written under the Company’s consumer loan guidelines.

•	Multi-family loans are closed-end loans secured by residential housing with five or more units in a single building. Multi-family loans may carry a variable rate of interest or the interest rate on the loan is a fixed rate (usually five years). After the initial fixed rate period, the loan reverts to a variable rate or has balloon maturity. Multi-family loans have amortization terms of up to twenty years and are under-written under the Company’s commercial loan underwriting guidelines.

•	Constructions loans may consist of residential or commercial properties and carry a fixed or variable rate for the term of the construction period. Construction loans have a maturity of between twelve and twenty-four months depending on the type of property. After the construction period, loans are amortized over a twenty-year period. All construction loans are under written under the Company’s commercial loan underwriting guidelines for the type of property being constructed.

•	Land loans consist of properties currently under development, land held for future development and land held for recreational purposes. Land loans used for recreational purposes are amortized for twenty years and typically carry a fixed rate of interest for one-to-five years with a balloon maturity or floating rate period to follow and are under-written under the Company’s commercial loan underwriting guidelines.

•	Loans classified as farmland by the Company include properties that are used exclusively for the production of grain, livestock, poultry or swine. Loans secured by farmland have a maturity of up to twenty years and carry a fixed rate of interest for five to ten years. Loans secured by farmland are under-written under the Company’s commercial loan underwriting guidelines.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(3)	Loans Receivable, Net: (Continued)

•	Non-residential real estate loans are secured by commercial real estate properties and may be either owner or non-owner occupied. The loans typically have a twenty year maturity and may be fixed for a period of five to ten years. After the initial fixed rate period, the note will either revert to a one year adjustable rate loan or have a balloon maturity. Loans secured by non-residential real estate are under-written under the Company’s commercial loan underwriting standards.

•	The Company originates secured and unsecured consumer loans. Collateral for consumer loans may include deposits, brokerage accounts, automobiles and other personal items. Consumer loans are typically fixed for a term of one to five years and are under-written using the Company’s consumer loan policy.

•	The Company originates unsecured and secured commercial loans. Secured commercial loans may have business inventory, accounts receivable and equipment as collateral. The typical customer may include all forms of manufacturing, retail and wholesale sales, professional services and various forms of agri-business interest. Commercial loans may be fixed or variable rate and typically have terms between one and five years.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Set forth below is selected data relating to the composition of the loan portfolio by type of loan at December 31, 2017 and December 31, 2016:

	December 31, 2017	December 31, 2016
Real estate loans:
One-to-four family (closed end) first mortgages	$163,565	147,962
Home equity lines of credit	35,697	35,684
Junior liens (closed end)	1,184	1,452
Multi-family	37,445	34,284
Construction	30,246	39,255
Land	14,873	23,840
Non-residential real estate	224,952	182,940
Farmland	36,851	47,796

Total mortgage loans	544,813	513,213
Consumer loans	8,620	8,717
Commercial loans	88,938	88,907

Total other loans	97,558	97,624

Total loans, gross	642,371	610,837
Deferred loan cost, net of fees	(443)	(439)
Less allowance for loan losses	(4,826)	(6,112)

Total loans	$637,102	$604,286

Although the Company has a diversified loan portfolio, 84.8% and 84.0% of the portfolio was concentrated in loans secured by real estate at December 31, 2017 and December 31, 2016, respectively. At December 31, 2017 and December 31, 2016, the majority of these loans are located within the Company’s general operating areas of Western Kentucky and Middle and Western Tennessee.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(3)	Loans Receivable, Net: (Continued)

Risk Grade Classifications

The Company uses the following risk definitions for commercial loan risk grades:

Excellent—Loans in this category are to persons or entities of unquestioned financial strength, a highly liquid financial position, with collateral that is liquid and well margined. These borrowers have performed without question on past obligations, and the Bank expects their performance to continue. Internally generated cash flow covers current maturities of long-term debt by a substantial margin. Loans secured by Bank certificates of deposit and savings accounts, with appropriate holds placed on the accounts, are to be rated in this category.

Very Good—These are loans to persons or entities with strong financial condition and above-average liquidity who have previously satisfactorily handled their obligations with the Bank. Collateral securing the Bank’s debt is margined in accordance with policy guidelines. Internally generated cash flow covers current maturities of long-term debt more than adequately. Unsecured loans to individuals supported by strong financial statements and on which repayment is satisfactory may be included in this classification.

Satisfactory—Assets of this grade conform to substantially all the Bank’s underwriting criteria and evidence an average level of credit risk; however, such assets display more susceptibility to economic, technological or political changes since they lack the above average financial strength of credits rated Very Good. Borrower’s repayment capacity is considered to be adequate. Credit is appropriately structured and serviced; payment history is satisfactory.

Acceptable—Assets of this grade conform to most of the Bank’s underwriting criteria and evidence an acceptable, though higher than average, level of credit risk; however, these loans have certain risk characteristics which could adversely affect the borrower’s ability to repay given material adverse trends. Loans in this category require an above average level of servicing and show more reliance on collateral and guaranties to preclude a loss to the Bank should material adverse trends develop. If the borrower is a company, its earnings, liquidity and capitalization are slightly below average when compared to its peers.

Watch—These loans are characterized by borrowers who have marginal cash flow, marginal profitability, or have experienced an unprofitable year and a declining financial condition. The borrower has in the past satisfactorily handled debts with the Bank, but in recent months has either been late, delinquent in making payments, or made sporadic payments. While the Bank continues to be adequately secured, margins have decreased or are decreasing, despite the borrower’s continued satisfactory condition. Other characteristics of borrowers in this class include inadequate credit information, weakness of financial statement and repayment capacity, but with collateral that appears to limit exposure. This classification includes loans to established borrowers that are reasonably margined by collateral, but where potential for improvement in financial capacity appears limited.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(3)	Loans Receivable, Net (Continued)

Risk Grade Classifications (Continued)

Special Mention—Loans in this category have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deteriorating prospects for the asset or in the institution’s credit position at some future date. Borrowers may be experiencing adverse operating trends or market conditions. Non-financial reasons for rating a credit exposure Special Mention include, but are not limited to: management problems, pending litigations, ineffective loan agreement and/or inadequate loan documentation, structural weaknesses and/or lack of control over collateral.

Substandard—A substandard asset is inadequately protected by the current sound worth or paying capacity of the debtor or the collateral pledged. There exists one or more well defined weaknesses that jeopardize the liquidation of the debt. There is a distinct possibility the Bank will experience some loss if the deficiencies are not corrected.

Doubtful—A loan classified as doubtful has all the weaknesses inherent in a loan classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. These are poor quality loans in which neither the collateral, if any, nor the financial condition of the borrower presently ensure collectability in full in a reasonable period of time; in fact, there is permanent impairment in the collateral securing the Bank’s loan. These loans are in a work-out status and have a defined work-out strategy.

Loss—Loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. The Bank takes losses in the period in which they become uncollectible.

The following credit risk standards are assigned to consumer loans:

Satisfactory—All consumer open-end and closed-end retail loans shall have an initial risk grade assigned of 3—Satisfactory.

Substandard—All consumer open-end and closed-end retail loans past due 90 cumulative days from the contractual date will be classified as 7—Substandard. If a consumer/retail loan customer files bankruptcy, the loan will be classified as 7—Substandard regardless of payment history.

Loss—All closed-end retail loans that become past due 120 cumulative days and open-end retail loans that become past due 180 cumulative days from the contractual due date will be charged off as loss assets. The charge-off will be taken by the end of the month in which the 120-day or 180-day time period elapses. All losses in retail credit will be recognized when the affiliate becomes aware of the loss, but in no case should the charge off exceed the time frames stated within this policy.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Loans by classification type and credit risk indicator at December 31, 2017 were as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
One-to-four family mortgages	$162,993	—	572	—	163,565
Home equity line of credit	35,285	—	412	—	35,697
Junior liens	1,184	—	—	—	1,184
Multi-family	37,445	—	—	—	37,445
Construction	30,246	—	—	—	30,246
Land	14,318	—	555	—	14,873
Non-residential real estate	216,901	979	7,072	—	224,952
Farmland	35,253	1,147	451	—	36,851
Consumer loans	8,376	—	244	—	8,620
Commercial loans	83,892	3,572	1,474	—	88,938

Total	$625,893	5,698	10,780	—	642,371

Loans by classification type and credit risk indicator at December 31, 2016 were as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
One-to-four family mortgages	$145,965	744	1,253	—	147,962
Home equity line of credit	35,109	25	550	—	35,684
Junior liens	1,411	30	11	—	1,452
Multi-family	31,280	—	3,004	—	34,284
Construction	39,255	—	—	—	39,255
Land	15,581	35	8,224	—	23,840
Non-residential real estate	172,395	3	10,542	—	182,940
Farmland	44,832	674	2,290	—	47,796
Consumer loans	8,382	—	335	—	8,717
Commercial loans	85,174	603	3,130	—	88,907

Total	$579,384	2,114	29,339	—	610,837

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2017 were as follows:

	At December 31, 2017			For the year ended December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$257	257	—	1,235	35
Home equity line of credit	—	—	—	447	26
Junior liens	—	—	—	6	—
Multi-family	—	—	—	1,135	—
Construction	—	—	—	—	—
Land	515	515	—	837	44
Non-residential real estate	7,086	7,086	—	8,979	395
Farmland	444	444	—	1,094	35
Consumer loans	—	—	—	8	2
Commercial loans	875	875	—	1,571	46

Total	9,177	9,177	—	15,312	583

Impaired loans with a specific allowance
One-to-four family mortgages	$—	—	—	—	—
Home equity line of credit	—	—	—	—	—
Junior liens	—	—	—	—	—
Multi-family	—	—	—	—	—
Construction	—	—	—	—	—
Land	—	—	—	4,006	—
Non-residential real estate	2	2	2	88	2
Farmland	—	—	—	195	—
Consumer loans	217	217	54	248	—
Commercial loans	541	541	233	479	13

Total	760	760	289	5,016	15

Total impaired loans	$9,937	9,937	289	20,328	598

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Impaired loans by classification type and the related valuation allowance amounts at December 31, 2016 were as follows:

	At December 31, 2016			For the year ended December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no specific allowance
One-to-four family mortgages	$1,253	1,253	—	1,470	67
Home equity line of credit	550	550	—	390	24
Junior liens	11	11	—	13	1
Multi-family	3,004	3,004	—	3,005	172
Construction	—	—	—	—	—
Land	1,553	2,513	—	7,868	38
Non-residential real estate	10,542	10,542	—	9,363	485
Farmland	2,290	2,290	—	1,563	120
Consumer loans	—	—	—	21	1
Commercial loans	2,865	2,865	—	3,168	112

Total	22,068	23,028	—	26,861	1,020

Impaired loans with a specific allowance
One-to-four family mortgages	$—	—	—	452	—
Home equity line of credit	—	—	—	—	—
Junior liens	—	—	—	—	—
Multi-family	—	—	—	910	—
Construction	—	—	—	—	—
Land	6,671	6,671	1,036	1,811	485
Non-residential real estate	—	—	—	—	—
Farmland	—	—	—	533	—
Consumer loans	335	335	84	273	—
Commercial loans	265	265	28	754	24

Total	7,271	7,271	1,148	4,733	509

Total impaired loans	$29,339	30,299	1,148	31,594	1,529

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(3)	Loans Receivable, Net (Continued)

Allowance for Loan Losses

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

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A management reporting system supplements the review process by providing the Company with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(3)	Loans Receivable, Net (Continued)

Allowance for Loan Losses (Continued)

Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2017, approximately $95.6 million of the outstanding principal balance of the Company’s non-residential real estate loans were secured by owner-occupied properties, approximately $129.4 million was secured by non-owner occupied properties. At December 31, 2016, approximately $78.7 million of the outstanding principal balance of the Company’s non-residential real estate loans were secured by owner-occupied properties, approximately $104.2 million was secured by non-owner occupied properties.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans as of December 31, 2017 and December 31, 2016 by portfolio segment and based on the impairment method as of December 31, 2017 and December 31, 2016.

	Commercial	Land Development / Construction	Commercial Real Estate	Residential Real Estate	Consumer	Total
December 31, 2017:
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$233	—	2	—	54	289
Collectively evaluated for impairment	614	1,384	1,468	941	130	4,537

Total ending allowance balance	$847	1,384	1,470	941	184	4,826

Loans:
Loans individually evaluated for impairment	$1,416	515	7,532	257	217	9,937
Loans collectively evaluated for impairment	87,522	44,604	291,716	200,189	8,403	632,434

Total ending loans balance	$88,938	45,119	299,248	200,446	8,620	642,371

	Commercial	Land Development / Construction	Commercial Real Estate	Residential Real Estate	Consumer	Total
December 31, 2016:
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$28	1,036	—	—	84	1,148
Collectively evaluated for impairment	565	1,001	2,154	1,120	124	4,964

Total ending allowance balance	$593	2,037	2,154	1,120	208	6,112

Loans:
Loans individually evaluated for impairment	$3,130	8,224	15,836	1,814	335	29,339
Loans collectively evaluated for impairment	85,777	54,871	249,184	183,284	8,382	581,498

Total ending loans balance	$88,907	63,095	265,020	185,098	8,717	610,837

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The average recorded investment in impaired loans for the years ended December 31, 2017 and 2016 was $20.3 million and $31.6 million, respectively. For the year ended December 31, 2017, the Company recognized $598,000 of interest income on impaired loans as compared to $1.5 million of interest income on impaired loans for the years ended December 31, 2016. The following table provides a detail of the Company’s activity in the allowance for loan loss account allocated by loan type for the years ended December 31, 2017, December 31, 2016 and December 31, 2015:

December 31, 2017	Balance 12/31/2016	Charge off	Recovery	Provision for Loan Loss	Ending Balance 12/31/2017
One-to-four family mortgages	$852	(66)	13	(52)	747
Home equity line of credit	260	—	12	(83)	189
Junior liens	8	—	4	(7)	5
Multi-family	412	—	417	(515)	314
Construction	277	—	—	(116)	161
Land	1,760	(2,608)	559	1,512	1,223
Non-residential real estate	964	—	16	(191)	789
Farmland	778	—	10	(421)	367
Consumer loans	208	(261)	87	150	184
Commercial loans	593	(224)	278	200	847

	$6,112	(3,159)	1,396	477	4,826

December 31, 2016	Balance 12/31/2015	Charge off	Recovery	Provision for Loan Loss	Ending Balance 12/31/2016
One-to-four family mortgages	$1,030	—	167	(345)	852
Home equity line of credit	201	(30)	14	75	260
Junior liens	8	—	14	(14)	8
Multi-family	227	(421)	—	606	412
Construction	377	—	—	(100)	277
Land	1,379	—	—	381	1,760
Non-residential real estate	1,139	—	10	(185)	964
Farmland	358	—	—	420	778
Consumer loans	358	(422)	293	(21)	208
Commercial loans	623	(595)	141	424	593

	$5,700	(1,468)	639	1,241	6,112

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

December 31, 2015	Balance 12/31/2014	Charge off	Recovery	Provision for Loan Loss	Ending Balance 12/31/2015
One-to-four family mortgages	$1,198	(143)	39	(64)	1,030
Home equity line of credit	181	(92)	10	102	201
Junior liens	14	—	4	(10)	8
Multi-family	85	—	—	142	227
Construction	146	—	—	231	377
Land	1,123	(911)	—	1,167	1,379
Non-residential real estate	2,083	(222)	2	(724)	1,139
Farmland	461	—	—	(103)	358
Consumer loans	494	(298)	118	44	358
Commercial loans	504	(201)	54	266	623

	$6,289	(1,867)	227	1,051	5,700

Non-accrual loans totaled $1.3 million and $9.1 million at December 31, 2017 and December 31, 2016, respectively. All non-accrual loans noted below are classified as substandard. Interest income foregone on such loans totaled $100,000 at December 31, 2017, $108,000 at December 31, 2016, and $337,000 at December 31, 2015, respectively. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis. At December 31, 2017, there was one loan with a balance $88,000 that was past due more than ninety days and still accruing interest. There were no loans past due more than three months and still accruing interest as of December 31, 2016 and December 31, 2015, respectively. At December 31, 2017 and December 31, 2016, the Company’s balances of non-accrual loans by loan type are as follows:

	12/31/2017	12/31/2016
One-to-four family first mortgages	$266	$270
Home equity lines of credit	402	402
Junior lien	4	—
Land	40	7,675
Non-residential real estate	—	208
Farmland	111	—
Consumer loans	3	3
Commercial loans	459	516

Total non-accrual loans	$1,285	$9,074

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

The table below presents gross loan balances excluding deferred loan fees of $443,000 at December 31, 2017 by loan classification allocated between past due, performing and non-accrual:

	Currently Performing	30 – 89 Days Past Due	More than 90 days past Due and still Accruing	Non-accrual Loans	Total
One-to-four family mortgages	$163,030	181	88	266	$163,565
Home equity line of credit	35,295	—	—	402	35,697
Junior liens	1,180	—	—	4	1,184
Multi-family	37,445	—	—	—	37,445
Construction	30,246	—	—	—	30,246
Land	14,833	—	—	40	14,873
Non-residential real estate	224,743	209	—	—	224,952
Farmland	36,740	—	—	111	36,851
Consumer loans	8,614	3	—	3	8,620
Commercial loans	88,479	—	—	459	88,938

Total	$640,605	393	88	1,285	642,371

The table below presents gross loan balances excluding deferred loan fees of $439,000 at December 31, 2016 by loan classification allocated between past due, performing and non-accrual:

	Currently Performing	30 – 89 Days Past Due	Non-accrual Loans	Total
One-to-four family mortgages	$146,796	896	270	$147,962
Home equity line of credit	35,260	22	402	35,684
Junior liens	1,448	4	—	1,452
Multi-family	34,284	—	—	34,284
Construction	39,255	—	—	39,255
Land	16,165	—	7,675	23,840
Non-residential real estate	182,732	—	208	182,940
Farmland	47,796	—	—	47,796
Consumer loans	8,686	28	3	8,717
Commercial loans	88,130	261	516	88,907

Total	$600,552	1,211	9,074	610,837

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(3)	Loans Receivable, Net: (Continued)

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

ASC 310 provides the following guidance for the Company’s evaluation of whether it has granted a concession.

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

There were no loans as of December 31, 2017, December 31, 2016 and December 31, 2015 that were been modified as TDRs and within twelve months of the modification subsequently defaulted on their modified terms. At December 31, 2017 and December 31, 2016, there were no commitments to lend additional funds to any borrower whose loan terms have been modified in a TDR.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Troubled Debt Restructurings (Continued)

A summary of the activity in loans classified as TDRs for the year ended December 31, 2017 is as follows:

	Balance at 12/31/16	New TDR	Loss on Foreclosure	Transferred to Non-accrual	Loan Amortization	Balance at 12/31/17
Multi-family real estate	$815	—	—	—	(815)	—
Non-residential real estate	5,646	—	—	—	(2,483)	3,163

Total performing TDR	$6,461	—	—	—	(3,298)	3,163

During the year ended December 31, 2017, there were no new loans modified as TDR.

A summary of the activity in loans classified as TDRs for the year ended December 31, 2016 is as follows:

	Balance at 12/31/15	New TDR	Loss on Foreclosure	Transferred to Non-accrual	Loan Amortization	Balance at 12/31/16
Multi-family real estate	$—	816	—	—	(1)	815
Non-residential real estate	5,536	228	—	—	(118)	5,646

Total performing TDR	$5,536	1,044	—	—	(119)	6,461

During the year ended December 31, 2016, the Company made financial concessions to one borrower having four loans totaling $1.04 million that resulted in in a TDR classification. The loans were secured by three multi-family real estate properties and one parcel of non-residential real estate. The borrower had financial problems and made a request of the Bank to make interest only payments for a period not to exceed one year. During the interest only period, the borrower committed to attempt to sell the collateral. During 2017, the borrower successfully sold the collateral and the Company received all funds due.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(3)	Loans Receivable, Net: (Continued)

Troubled Debt Restructurings (Continued)

A summary of the activity in loans classified as TDRs for the year ended December 31, 2015 is as follows:

	Balance at 12/31/14	New TDR	Loss on Foreclosure	Transferred to Non-accrual	Loan Amortization	Balance at 12/31/15
Non-residential real estate	$3,284	2,265	—	—	(13)	5,536

Total performing TDR	$3,284	2,265	—	—	(13)	5,536

During the year ended December 31, 2015 there were six new loans to one borrower modified as TDR. The loans included one commercial vehicle, two parcels of non-residential real estate and three loans for commercial equipment used in conjunction with the non-residential real estate. The customer had financial difficulties related to personal legal issues. The customer received a concession from the Bank of one year of interest only payments due to his inability to materially participate in the business. The customer listed the properties for sale. The properties remained in TDR status until they were sold to a third party in 2017.

The Company originates loans to officers and directors and their affiliates at terms substantially equivalent to those available to other borrowers. Loans to officers and directors at December 31, 2017 and December 31, 2016, were approximately $5.9 million and $4.9 million, respectively. At December 31, 2017 and December 31, 2016, funds committed that were undisbursed to officers and directors approximated $1.5 million and $380,000, respectively.

The following summarizes activity of loans to officers and directors and their affiliates for the years ended December 31, 2017 and December 31, 2016:

	2017	2016
Balance at beginning of period	$4,894	3,844
New loans	3,043	1,651
Principal repayments	(2,004)	(601)

Balance at end of period	$5,933	4,894

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(4)	Premises and Equipment:

Components of premises and equipment included in the consolidated balance sheets as of December 31, 2017 and December 31, 2016 consisted of the following:

	2017	2016
Land	$6,555	6,555
Land improvements	1,153	1,132
Buildings	22,467	22,397
Furniture and equipment	6,957	6,932

	37,132	37,016
Less accumulated depreciation	14,432	13,555

Premises and equipment, net	$22,700	23,461

Depreciation expense was approximately $1,225,000, $1,320,000 and $1,266,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(5)	Deposits:

At December 31, 2017, the scheduled maturities of other time deposits were as follows:

Years Ending December 31,
2018	$190,955
2019	68,714
2020	30,079
2021	10,649
2022	4,572

$304,969

The amount of other time deposits with a minimum denomination of $250,000 or more was approximately $97.8 million and $79.7 million at December 31, 2017, and December 31, 2016, respectively. At December 31, 2017 and December 31, 2016, directors, members of senior management and their affiliates had deposits in the Bank of approximately $2.1 million. At December 31, 2017 and December 31, 2016, the Company had deposits classified as brokered deposits totaling $60.1 million and $33.4 million, respectively.

Interest expense on deposits for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, is summarized as follows:

	2017	2016	2015
Interest bearing checking accounts	$1,262	1,183	1,105
Money market accounts	71	76	88
Savings	94	95	103
Other time deposits	3,383	2,886	3,735

	$4,810	4,240	5,031

The Bank maintains clearing arrangements for its demand, interest bearing checking accounts and money market accounts with BBVA Compass Bank. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. For the month ended December 31, 2017, average daily clearings were approximately $5.3 million.

At December 31, 2017 and December 31, 2016, the Company had deposit accounts in overdraft status that were reclassified to loans on the accompanying consolidated balance sheet of approximately $0.2 million and $0.3 million, respectively.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands, Except Percentages)

(6)	Advances from Federal Home Loan Bank:

Federal Home Loan Bank advances are summarized as follows:

	December 31,
	2017		2016
Types of Advances	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Fixed-rate	$23,000	1.57%	$11,000	1.04%

Scheduled maturities of FHLB advances as of December 31, 2017, are as follows:

Years Ending December 31,	Fixed Rate	Average Cost
2018	$6,000	1.18%
2019 2020	7,000 10,000	1.55 1.83	% %

Total	$23,000	1.57%

The Bank has an approved line of credit of $30 million at the FHLB of Cincinnati, which is secured by a blanket agreement to maintain residential first mortgage loans and non-residential real estate loans with a principal value of 125% of the outstanding advances and has a variable interest rate. At December 31, 2017, the Bank could borrow an additional $49.1 million from the FHLB of Cincinnati without pledging additional collateral. At December 31, 2017, the Bank has an additional $9.9 million in additional collateral that could be pledged to the FHLB to secure additional advance requirements. The Bank has a $12.0 million unsecured line of credit with BBVA Compass Bank of Birmingham, Alabama. The Company’s overnight lines of credit with both the Federal Home Loan Bank of Cincinnati and Compass Bank had no balance at December 31, 2017.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands, Except Percentages)

(7)	Repurchase Agreements:

At December 31, 2017, the Company provided investment securities with a market value of $38.4 million as collateral for repurchase agreements. The maximum repurchase balance outstanding during the year ended December 31, 2017 and December 31, 2016 was $46.8 million and $54.8 million, respectively.

At December 31, 2017 and December 31, 2016, the respective cost and maturities of the Company’s repurchase agreements are as follows:

2017	Balance	Average Rate	Maturity
Various customers	$38,353	1.24%	Overnight

Total	$38,353	1.24%

2016	Balance	Average Rate	Maturity
Various customers	$47,655	0.91%	Overnight

Total	$47,655	0.91%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(8)	Fair Value Measurement:

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

Management has developed a process for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon internally developed models or processes that use primarily market based or based on third party market data, including interest rate yield curves, option volatilities and other third party information. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financials instruments could result in a different estimate of fair value at the reporting date.

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurement. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

•	Level 1 is for assets and liabilities that management has obtained quoted prices or identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

•	Level 2 is for assets and liabilities in which significant unobservable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 is for assets and liabilities in which significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

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

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

Assets and Liabilities Measured on a Recurring Basis

The assets and liabilities measured at fair value on a recurring basis are summarized below:

	Total carrying value in the consolidated balance sheet at	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12/31/2017	(Level 1)	(Level 2)	(Level 3)
	(Dollars in Thousands)
Securities available for sale
U.S. Agency securities	$84,093	—	84,093	—
Taxable municipals	1,283	—	1,283	—
Tax-free municipals	26,966	—	26,966	—
Trust preferred securities	1,685	—	—	1,685
Mortgage backed securities	70,764	—	70,764	—

Total	$184,791	—	183,106	1,685

	Total carrying value in the consolidated balance sheet at	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12/31/2016	(Level 1)	(Level 2)	(Level 3)
	(Dollars in Thousands)
Securities available for sale
U.S. Treasury securities	$2,001	2,001	—	—
U.S. Agency securities	84,012	—	84,012	—
Taxable municipals	2,727	—	2,727	—
Tax-free municipals	33,911	—	33,911	—
Trust preferred securities	1,817	—	—	1,817
Mortgage backed securities	85,012	—	85,012	—

Total	$209,480	2,001	205,662	1,817

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

The assets and liabilities measured at fair value on a non-recurring basis are summarized below:

December 31, 2017	Total carrying value in the	Quoted Prices In Active	Significant Other	Significant
Description	consolidated balance sheet At 12/31/2017	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Foreclosed assets	$3,369	—	—	3,369
Impaired loans, net of allowance of $289	$473	—	—	473

December 31, 2016	Total carrying value in the	Quoted Prices In Active	Significant Other	Significant
Description	consolidated balance sheet At 12/31/2016	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Foreclosed assets	$2,397	—	—	2,397
Impaired loans, net of allowance of $1,148	$6,123	—	—	6,123

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

The following table presents quantitative information about level 3 fair value measurements for assets measured at fair value on a recurring and non-recurring basis at December 31, 2017 and December 31, 2016:

Level 3 Significant Unobservable Input Assumptions
	Fair Value	Valuation Technique	Unobservable Input	Quantitative Range of Unobservable Inputs
December 31, 2017
Assets measured on a non-recurring basis
Foreclosed assets	3,369	Discount to either actual sales price or appraised value of collateral	Appraisal and sales comparability adjustments	30% to 55%

Impaired loans	760	Discount to appraised value of collateral	Appraisal comparability adjustments	10% to 25%
Asset measured on a recurring basis
Trust preferred securities	1,685	Discounted cash flow Spread to Libor swap curve	Compare to quotes for sale when available	One month libor plus 4% to 6%

December 31, 2016
Assets measured on a non-recurring basis
Foreclosed assets	2,397	Discount to either actual sales price or appraised value of collateral	Appraisal comparability adjustments	30% to 55%

Impaired loans	7,271	Discount to appraised value of collateral	Appraisal comparability adjustments	10% to 15%
Asset measured on a recurring basis
Trust preferred securities	1,817	Discounted cash flow Spread to Libor swap curve	Compare to quotes for sale when available	One month libor plus 4% to 6%

Foreclosed assets and impaired loans are valued at fair value, less cost to sell. Fair value of a foreclosed asset is determined by an appraised value of the underlying collateral to which a discount is applied. Management establishes the discount or adjustments based on recent sales and any unique features the collateral may possess. Management also considers the anticipated selling cost associated with the collateral when establishing the discounted percentage. Management may adjust the discounts based on the most recent sales of comparable collateral.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

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

Change in Level 3 fair value measurements:

The table below includes a roll-forward of the balance sheet items for the years ended December 31, 2017 and 2016, (including the change in fair value) for assets and liabilities classified by the Company within level 3 of the valuation hierarchy for assets and liabilities measured at fair value on a recurring basis. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is components that are actively quoted and can be validated to external sources), the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Year ended December 31,
	2017	2016
	Other Assets	Other Assets
Fair value, December 31,	$1,817	$1,865
Change in unrealized gains included in other comprehensive income for assets and liabilities still held at December 31,	(149)	(65)
Recovery of prior impairment charge	17	17

Fair value, December 31,	$1,685	$1,817

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2017:

	Carrying Amount	Estimated Fair Value	Quoted Prices In Active Markets for Identical Assets Level 1	Using Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Financial Assets:
Cash and due from banks	$37,965	37,965	37,965	—	—
Interest-bearing deposits in banks	7,111	7,111	7,111	—	—
Securities available for sale	184,791	184,791	—	183,106	1,685
Federal Home Loan Bank stock	4,428	4,428	—	—	4,428
Loans held for sale	1,539	1,539	—	1,539	—
Loans receivable	637,102	615,265	—	—	615,265
Accrued interest receivable	3,589	3,589	—	—	3,589
Financial Liabilities:
Deposits	754,009	754,510	—	754,510	—
Advances from borrowers for taxes and insurance	808	808	—	808	—
Advances from Federal Home Loan Bank	23,000	22,849	—	22,849	—
Repurchase agreements	38,353	38,353	—	38,353	—
Subordinated debentures	10,310	10,099	—	—	10,099

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(8)	Fair Value Measurement: (Continued)

The estimated fair values of financial instruments were as follows at December 31, 2016:

	Carrying Amount	Estimated Fair Value	Quoted Prices In Active Markets for Identical Assets Level 1	Using Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Financial Assets:
Cash and due from banks	$21,779	21,779	21,779	—	—
Interest-bearing deposits in banks	3,970	3,970	3,970	—	—
Securities available for sale	209,480	209,480	2,001	205,662	1,817
Federal Home Loan Bank stock	4,428	4,428	—	—	4,428
Loans held for sale	1,094	1,094	—	1,094	—
Loans receivable	604,286	593,257	—	—	593,257
Accrued interest receivable	3,799	3,799	—	—	3,799
Financial Liabilities:
Deposits	732,882	732,942	—	732,942	—
Advances from borrowers for taxes and insurance	766	766	—	766	—
Advances from Federal Home Loan Bank	11,000	10,979	—	10,979	—
Repurchase agreements	47,655	47,655	—	47,655	—
Subordinated debentures	10,310	10,099	—	—	10,099

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

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

The following table presents foreclosed assets that were re-measured and reported at fair value:

	Years Ended December 31,
	2017	2016	2015
Beginning balance	$2,397	1,736	1,927
Foreclosed assets measured at initial recognition:
Carrying value of foreclosed assets acquired	4,312	2,263	869
Proceeds from sale of foreclosed assets	(3,498)	(1,623)	(344)
Gains (losses) included in non-interest expense	158	21	(716)

Fair value	$3,369	$2,397	1,736

Changes in economic conditions of model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. There were no transfers between levels for the years ended December 31, 2017, 2016 and 2015.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(9)	Subordinated Debentures:

On September 25, 2003, the Company formed HopFed Capital Trust I (the “Trust”). The Trust is a statutory trust formed under the laws of the state of Delaware. In September 2003, the Trust issued variable rate capital securities with an aggregate liquidation amount of $10,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued floating rate junior subordinated debentures aggregating $10,310,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the capital securities pay interest and dividends, respectively, on a quarterly basis. The variable interest rate is the three-month LIBOR plus 3.10% adjusted quarterly. The most recent interest rate adjustment for the trust was effective January 12, 2018, which adjusted the total coupon rate to 4.82%. These junior subordinated debentures mature in 2033, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities became redeemable contemporaneously, in whole or in part, beginning October 8, 2008 at a redemption price of $1,000 per capital security.

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

At December 31, 2017 and December 31, 2016, all cash and cash equivalents are deposited with BBVA Compass Bank, the Federal Reserve Bank or the Federal Home Loan Bank of Cincinnati (FHLB). Deposits at Compass BBVA Bank are insured to $250,000. All deposits at the FHLB are liabilities of the individual bank and were not federally insured. The FHLB is a government sponsored enterprise (GSE) and has the second highest rating available by all rating agencies. At December 31, 2017, total FHLB deposits were approximately $5.6 million and total deposits at the Federal Reserve were $7.1 million, none of which is insured by the FDIC. At December 31, 2017, total deposits at BBVA were $26.3 million, of which $250,000 were insured by the FDIC. At December 31, 2016, total FHLB deposits were approximately $0.8 million and total deposits at the Federal Reserve were $4.7 million, none of which is insured by the FDIC. At December 31, 2016, total deposits at BBVA were $9.7 million, of which $250,000 were insured by the FDIC.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

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

Awards are recognized as an expense to the Company in accordance with the vesting schedule. Awards in which the vesting is accelerated must be recognized as an expense immediately. Awards are valued at the closing stock price on the day the award is granted. For the year ended December 31, 2017, the Compensation Committee granted 12,753 shares of restricted stock with a market value of $178,000. For the year ended December 31, 2016, the Compensation Committee granted 12,342 shares of restricted stock with a market value of $145,000. For the year ended December 31, 2015, the Compensation Committee granted 2,034 shares of restricted stock with a market value of $25,000. The Company recognized $106,000, $135,000 and $190,000 in compensation expense in 2017, 2016 and 2015, respectively. The remaining compensation expense to be recognized at December 31, 2017, is as follows:

Year Ending December 31,	Approximate Future Compensation Expense
2018	$111
2019	67
2020	45
2021	3

Total	$226

The Compensation Committee may make additional awards of restricted stock, thereby increasing the future expense related to this plan. The early vesting of restricted stock awards due to factors outlined in the award agreement may accelerate future compensation expenses related to the plan. However, the total amount of future compensation expense would not change as a result of an accelerated vesting of shares. At December 31, 2017, the Company has 229,824 restricted shares available from the Plan that may be awarded.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(11)	Employee Benefit Plans: (Continued)

401(K) Plan

The Company has a 401(K) retirement program that is available to all employees who meet minimum eligibility requirements. In 2015, the Company discontinued all employer 401(K) contributions on behalf of employees while allowing employees to continue contributions to the 401(K) plan.

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

On March 2, 2015, the ESOP purchased 600,000 shares from the Corporation at a cost of $7,884,000 using the proceeds of a loan granted to the ESOP from the Company. In accordance with the ESOP Loan documents, the common stock purchased by the ESOP serves as collateral for the ESOP Loan. The ESOP Loan will be repaid principally from discretionary contributions by the Bank to the ESOP. The ESOP Loan requires annual payments and has a final maturity of December 9, 2026. The interest rate on the ESOP Loan is 3.0%. Shares purchased by the ESOP are be held in a trust account for allocation among participants as the ESOP Loan is repaid. The ESOP shares receive dividends. Dividends on unearned shares will be used to repay the ESOP Loan.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(11)	Employee Benefit Plans: (Continued)

HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan, (Continued)

For the year ended December 31, 2017, the Company recognized an expense of $706,000 related to the ESOP loan payment and the Company released 64,032 shares from the ESOP trust to individual participants of the ESOP as a result of the 2017 loan payment. For the year ended December 31, 2016, the Company recognized an expense of $553,000 related to the ESOP loan payment and released 48,067 shares from the ESOP trust to individual participants as a result of the 2016 loan payment. For the year ended December 31, 2015, the Company recognized an expense of $652,000 related to the ESOP loan payment and released 53,587 shares from the ESOP trust to individual participants of the plan as a result of a 2015 loan payment. At December 31, 2017, shares held by the ESOP were as follows:

	December 31, 2017	December 31, 2016
Earned ESOP shares	165,686	101,654
Unearned ESOP shares	434,548	498,346

Total ESOP shares	600,234	600,000

Share price at December 31,	$14.10	$13.46

Fair value of ESOP shares	$6,127,127	$6,707,737

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(12) Income Taxes:

The provision for income tax expense for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, consisted of the following:

	2017	2016	2015
Current
Federal	$468	—	—
State	95	95	97

	563	95	97
Deferred
Federal	1,585	267	177
State	—	—	—

	1,585	267	177

	$2,148	$362	274

Total income tax expense for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, differed from the amounts computed by applying the federal income tax rate of 34 percent to income before income taxes as follows:

	2017	2016	2015
Expected federal income tax expense at statutory tax rate	$1,853	1,110	911
Effect of nontaxable interest income	(345)	(452)	(458)
Effect of nontaxable bank owned life insurance income	(164)	(117)	(114)
Effect of Qualified Zone Academy Bond (QZAB)	—	(114)	(109)
State taxes on income, net of federal benefit	59	59	59
Other tax credits	(243)	(128)	(80)
Deferred tax asset revaluation	980	—	—
Non-deductible expenses	8	4	65

Total income tax expense	$2,148	362	274

Income tax rate	39.4%	11.1%	10.2%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(12)	Income Taxes: (Continued)

The components of deferred taxes as of December 31, 2017 and December 31, 2016 are summarized as follows:

	2017	2016
Deferred tax assets:
Allowance for loan loss	$1,014	2,078
Accrued expenses	77	294
Net operating loss carry forward	192	454
Tax credit carry forward	651	568
Unrealized loss on securities available for sale	57	—
Intangible amortization	192	548
Other	77	242

	2,260	4,184

Deferred tax liabilities:
FHLB stock dividends	(486)	(787)
Unrealized gain on securities available for sale	—	(240)
Depreciation and amortization	(10)	(105)

	(496)	(1,132)

Net deferred tax asset	$1,764	3,052

At December 31, 2017, the Company has operating loss carry forwards of approximately $3.1 million, which begin to expire in 2034.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(12)	Income Taxes: (Continued)

No valuation allowance for deferred tax assets was recorded at December 31, 2017 and December 31, 2016, as management believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years and expected future taxable income. There were no unrecognized tax benefits during any of the reported periods. The Corporation files income tax returns in the U.S. federal jurisdiction. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2013. The Company recognizes interest and penalties on income taxes, if any, as a component of income tax expense.

(13)	Foreclosed Asset:

The Company’s foreclosed asset balances at December 31, 2017 and December 31, 2016 represent properties and personal collateral acquired by the Bank through customer loan defaults. The property is recorded at fair value less selling cost at the date acquired with any loss recognized as a charge off through the allowance for loan loss account. Additional real estate and other asset losses may be determined on individual properties at specific intervals or at the time of disposal. Additional losses are recognized as a non-interest expense. As of December 31, 2017 and December 31, 2016, the composition of the Company’s balance in foreclosed assets are as follows:

	December 31,
	2017	2016
One-to-four family mortgages	$169	135
Home equity line of credit	—	28
Multi-family	—	1,775
Land	3,200	—
Non-residential real estate	—	459

Total foreclosed assets	$3,369	2,397

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(14)	Commitments and Contingencies:

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The table below outlines the Company’s open loan commitments at December 31, 2017 and December 31, 2016:

	December 31,
	2017	2016
Commitments to extend credit	$54,458	$43,365
Standby letters of credit	143	228
Unused commercial lines of credit	62,910	59,790
Unused home equity lines of credit	32,701	31,818
Unused personal lines of credit	17,048	18,559

The Company and the Bank have agreed to enter into employment agreements with certain officers, which provide certain benefits in the event of their termination following a change in control of the Company or the Bank. The employment agreements provide for an initial term of three years. On each anniversary of the commencement date of the employment agreements, the term of each agreement may be extended for an additional year at the discretion of the Board. In the event of a change in control of the Company or the Bank, as defined in the agreement, the officers shall be paid an amount equal to 2.9 times the officer’s base salary as defined in the employment agreement.

The Company and the Bank have entered into commitments to rent facilities, purchase services and lease operating equipment that are non-cancelable. At December 31, 2017, future minimal purchase, lease and rental commitments were as follows:

Years Ending December 31,
2018	$2,286
2019	1,953
2002	202
2021	169
2022	110

Total	$4,720

The Company incurred rental expenses of approximately $130,000, $127,000 and $61,000 for the years ended December 31, 2017 December 31, 2016 and December 31, 2015, respectively. In the normal course of business, the Bank and Corporation have entered into operating contracts necessary to conduct the Company’s daily business. The most significant operating contract is for the Bank’s data processing services, ACH item processing and ATM / Debit card processing which is variable based on the number of accounts and usage but has an expected annual cost of approximately $2.8 million annually.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(14)	Commitments and Contingencies: (Continued)

The Company is partially self-insured for medical benefits provided to employees. Heritage Bank is named as the plan administrator for this plan and has retained Anthem Blue Cross Blue Shield (“Anthem”) to process claims and handle other duties of the plan. Anthem does not assume any liabilities as a third-party administrator. The Bank purchased two stop-loss insurance policies to limit total medical claims from Anthem. The first specific stop-loss policy limits the Company’s annual cost per covered individual in 2015, 2016 and 2017 to $90,000, $90,000 and $100,000, respectively. The Company has purchased a second stop-loss policy that limits the aggregate claims for the Company in 2017, 2016 and 2015 at $1.7 million, $1.8 million and $1.7 million, respectively, based upon the Company’s enrollment during those years. The Company has established a liability for outstanding claims as well as incurred but unreported claims. While management uses what it believes are pertinent factors in estimating the plan liability, the actual liability is subject to change based upon unexpected claims experience and fluctuations in enrollment during the plan year. At December 31, 2017 and December 31, 2016, the Company recognized a liability for self-insured medical expenses of approximately $172,000 and $256,000, respectively.

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

December 31, 2017, 2016 and 2015

(14)	Commitments and Contingencies: (Continued)

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

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

The Company is subject to various claims and legal actions that have arisen in the course of conducting business. The Company records these as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not expect the ultimate disposition of these matters to have a material adverse impact of the Company’s consolidated financial statements.

On May 4, 2017, the Company, its directors, and a former director, were named as defendants in a lawsuit filed in the Court of Chancery in the State of Delaware by Company stockholders, Stilwell Associates, L.P., Stilwell Activist Fund, L.P. and Stilwell Activist Investments, L.P. (collectively, the “Plaintiffs”), concerning the adoption of Article III, Section 13 of the Company’s Amended and Restated Bylaws.

On October 3, 2017, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors adopted amendments to Article III, Section 13 of the Bylaws. See the Company’s Current Report on Form 8-K filed on October 4, 2017.

On October 25, 2017, the Court of Chancery granted the parties’ stipulation regarding dismissal of the lawsuit and dismissed the lawsuit without prejudice, subject to possible consideration of a Fee and Expense Application by the Plaintiffs. On October 26, 2017, the Company disclosed the dismissal in a press release on the Company’s Current Report on Form 8-K filed on October 26, 2017. See subsequent event note related to this lawsuit.

(15)	Regulatory Matters:

The Company is a commercial bank holding company and, as such, is subject to regulation, examination and supervision by the Board of Governors of the Federal Reserve System. The Company’s wholly owned bank subsidiary is a state chartered commercial bank supervised by the KDFI and the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements.

Under regulatory capital regulations and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(15)	Regulatory Matters: (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) and Tier 1 to risk weighted assets (as defined). The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2017 and December 31, 2016. Management believes, as of December 31, 2017 and December 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject, including the phase-in requirements of Basel III. The Company’s consolidated capital ratios and the Bank’s actual capital amounts and ratios as of December 31, 2017 and December 31, 2016 are presented below:

					To be Well
					Capitalized for
			Minimum Capital		Prompt Corrective
	Actual		Required		Action Provisions
As of December 31, 2017	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage capital to adjusted total assets
Company	$95,709	10.6%	$36,137	4.0%	$45,171	5.0%
Bank	$95,123	10.5%	$36,090	4.0%	$45,112	5.0%
Total capital to risk weighted assets
Company	$100,535	16.0%	$50,352	8.0%	$62,940	10.0%
Bank	$99,949	15.9%	$50,314	8.0%	$62,892	10.0%
Tier 1 capital to risk weighted assets
Company	$95,709	15.2%	$37,764	6.0%	$50,352	8.0%
Bank	$95,123	15.1%	$37,735	6.0%	$50,314	8.0%
Common equity tier 1 capital to risk weighted assets
Company	$95,709	15.2%	$28,323	4.5%	n/a	n/a
Bank	$95,123	15.1%	$28,301	4.5%	$40,880	6.5%
As of December 31, 2016
Tier 1 leverage capital to adjusted total assets
Company	$92,803	10.8%	$34,392	4.0%	$42,990	5.0%
Bank	$91,617	10.7%	$34,315	4.0%	$42,894	5.0%
Total capital to risk weighted assets
Company	$98,915	16.2%	$48,864	8.0%	$61,080	10.0%
Bank	$97,729	16.0%	$48,753	8.0%	$60,941	10.0%
Tier 1 capital to risk weighted assets
Company	$92,803	15.2%	$36,648	6.0%	$48,864	8.0%
Bank	$91,617	15.0%	$36,764	6.0%	$48,753	8.0%
Common equity tier 1 capital to risk weighted assets
Company	$92,803	15.2%	$27,486	4.5%	n/a	n/a
Bank	$91,617	15.0%	$27,423	4.5%	$39,611	6.5%

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(15)	Regulatory Matters: (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial status. At December 31, 2017 and 2016, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Management is not aware of any conditions or events that have changed the Bank’s status as a well-capitalized bank.

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

At December 31, 2017, the Company holds a total of 1,338,360 shares of treasury stock at an average price of $12.44 per share. At December 31, 2017, the Company may purchase 300,000 shares of treasury stock under a new stock repurchase plan announced on November 11, 2017 that expires December 31, 2019. The Company conducts repurchases through open market transactions or in privately negotiated transactions that may be made from time to time depending on market conditions and other factors.

The Company has paid all interest payments due on HopFed Capital Trust I. If interest payments to HopFed Capital Trust I are not made in a timely manner, the Company is prohibited from making cash dividend payments to its common shareholders.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

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

At December 31, 2017, the Bank and Corporation met all fully phased capital requirements of Basel III, including the capital conservation buffer of 2.5% to be fully phased in by January 1, 2019. The Capital conservation buffer for 2017 is 1.25% and 1.875% for 2018. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(17)	Earnings Per Share:

Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year. Common stock warrants outstanding are not included in the dilutive earnings per share computations because they would be anti-dilutive.

The following is a reconciliation of weighted average common shares for the basic and dilutive earnings per share computations:

	Years Ended December 31,
	2017	2016	2015
Basic earnings per share:
Weighted average common shares	6,695,721	6,757,345	6,919,190
Less: Average unallocated ESOP shares	(474,089)	(523,485)	(546,913)

Weighted average common shares	6,221,632	6,233,860	6,372,277

Weighted average common and incremental shares	6,221,632	6,233,860	6,372,277

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements:

The following condensed balance sheets as of December 31, 2017 and December 31, 2016 and condensed statements of income and cash flows for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, of the parent company only should be read in conjunction with the consolidated financial statements and the notes thereto.

Condensed Balance Sheets:
	2017	2016
Assets:
Cash	$862	1,084
Investment in subsidiary	96,826	95,242
Prepaid expenses and other assets	1,109	804

Total assets	98,797	97,130

Liabilities and equity
Liabilities
Dividend payable - common	353	288
Interest payable	112	101
Other liabilities	610	3
Subordinated debentures	10,310	10,310

Total liabilities	11,385	10,702

Equity:
Preferred stock	—	—
Common stock	80	80
Additional paid-capital	58,825	58,660
Retained earnings	51,162	49,035
Treasury stock - common stock	(16,655)	(15,347)
Unearned ESOP shares	(5,901)	(6,548)
Accumulated other comprehensive income	(99)	548

Total equity	87,412	86,428

Total liabilities and equity	$98,797	97,130

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Income:

	2017	2016	2015
Interest and dividend income:
Dividend income from subsidiary Bank	$2,500	2,000	12,100

Total interest and dividend income	2,500	2,000	12,100

Interest expense	436	388	740
Non-interest expenses	1,538	391	541

Total expenses	1,974	779	1,281

Income before income taxes and equity in undistributed earnings of subsidiary	526	1,221	10,819
Income tax benefits	(545)	(319)	(529)

Income before equity in undistributed earnings of subsidiary	1,071	1,540	11,348
Equity in (distribution in excess of) earnings of subsidiary	2,230	1,364	(8,944)

Income available to common shareholders	$3,301	2,904	2,404

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(18)	Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Cash Flows:

	2017	2016	2015
Cash flows from operating activities
Net income	$3,301	2,904	2,404
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary	(2,230)	(1,364)	8,943
Amortization of restricted stock	106	135	190
Increase (decrease) in:
Current income taxes payable	330	(49)	11
Accrued expenses	106	(392)	(149)

Net cash provided by operating activities	1,613	1,234	11,399

Cash flows from financing activities:
Purchase of treasury stock	(1,308)	(1,876)	(11,926)
Proceeds on ESOP loan	647	632	704
Dividends paid on common stock	(1,174)	(993)	(1,022)

Net cash used in financing activities	(1,835)	(2,237)	(12,244)
Net decrease in cash	(222)	(1,003)	(845)
Cash and due from banks at beginning of year	1,084	2,087	2,932

Cash and due from banks at end of year	$862	1,084	2,087

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(19)	Investments in Affiliated Companies (Unaudited):

Investments in affiliated companies accounted for under the equity method consist of 100% of the common stock of HopFed Capital Trust I (the Trust), a wholly owned statutory business trust. The Trust was formed on September 25, 2003. Summary financial information for the HopFed Capital Trust 1 is as follows:

Summary Balance Sheets

	December 31,	December 31,
	2017	2016
Asset – investment in subordinated debentures issued by HopFed Bancorp, Inc.	$10,310	10,310

Liabilities	$—	—
Stockholders’ equity:
Trust preferred securities	10,000	10,000
Common stock (100% owned by HopFed Bancorp, Inc.)	310	310

Total stockholder’s equity	10,310	10,310

Total liabilities and stockholder’s equity	$10,310	10,310

Summary Statements of Income

	Years Ended December. 31,
	2017	2016
Income – interest income from subordinated debentures issued by HopFed Bancorp, Inc.	$449	400

Net income	$449	400

Summary Statements of Stockholder’s Equity

	Trust			Total
	Preferred	Common	Retained	Stockholder’s
	Securities	Stock	Earnings	Equity
Beginning balances, January 1, 2017	$10,000	310	—	10,310
Retained earnings:
Net income	—	—	449	449
Dividends:
Trust preferred securities	—	—	(436)	(436)
Common dividends paid to HopFed Bancorp, Inc.	—	—	(13)	(13)

Total retained earnings	—	—	—	—

Ending balances, December 31, 2017	$10,000	310	—	10,310

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(20)	Quarterly Results of Operations: (Unaudited)

Summarized unaudited quarterly operating results for the year ended December 31, 2017:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
December 31, 2017:
Interest and dividend income	$8,160	8,419	8,635	8,541
Interest expense	1,406	1,454	1,537	1,566

Net interest income	6,754	6,965	7,098	6,975
Provision for loan losses	291	59	71	56

Net interest income after provision for loan losses	6,463	6,906	7,027	6,919
Noninterest income	2,296	1,836	2,030	1,868
Noninterest expense	7,689	7,233	7,168	7,806

Income before income taxes	1,070	1,509	1,889	981
Income taxes	135	368	486	1,159

Net income (loss)	$935	1,141	1,403	(178)

Basic earnings (loss) per share	$0.15	0.18	0.22	(0.03)

Diluted earnings (loss) per share	$0.15	0.18	0.22	(0.03)

Weighted average shares outstanding:
Basic	6,218,706	6,228,994	6,236,075	6,202,635

Diluted	6,218,706	6,228,994	6,236,075	6,202,635

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

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

December 31, 2017, 2016 and 2015

(Table Amounts in Thousands)

(21)	Comprehensive Income:

FASB ASC 220, Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income (loss) included in stockholders’ equity along with the related tax effect for the years ended December 31, 2017, 2016 and 2015.

	Pre-Tax	Tax Benefit	Net of Tax
	Amount	(Expense)	Amount
December 31, 2017:
Unrealized holding gains (losses) on:
Available for sale securities	($585)	198	(387)
Available for sale securities – OTTI	(224)	76	(148)
Reclassification adjustments for gains on:
Available for sale securities	(169)	57	(112)

	($978)	331	(647)

	Pre-Tax	Tax Benefit	Net of Tax
	Amount	(Expense)	Amount
December 31, 2016:
Unrealized holding gains (losses) on:
Available for sale securities	($2,048)	697	(1,351)
Available for sale securities – OTTI	(258)	88	(170)
Reclassification adjustments for gains on:
Available for sale securities	(612)	207	(405)

	($2,918)	992	(1,926)

December 31, 2015:
Unrealized holding gains on:
Available for sale securities	($1,698)	577	(1,121)
Available for sale securities—OTTI	359	(122)	237
Derivatives	389	(132)	257
Reclassification adjustments for gains on:
Available for sale securities	(691)	235	(456)

	($1,641)	558	(1,083)

HopFed Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements, Continued

December 31, 2017, 2016 and 2015

(22)	Subsequent Event

On February 7, 2018, the Court of Chancery granted Plaintiffs motion requesting that the Company reimburse the Plaintiff for Attorneys’ Fees and Expenses. The Company was ordered to reimburse the Plaintiff a sum of $610,312.40 within five business days of the order. For the year ended December 31, 2017, the Company recognized the reimbursement of fees to the Plaintiff as an expense. Any subsequent recover of fees from the Company’s insurance company will be recognized in the period it is received.

On February 23, 2018, Joseph Stilwell, the managing member of and owner of Stilwell Value LLC, filed a shareholder demand letter to demand that the Company’s Board of Directors take action against the issuers attorney’s, Edward B. Crosland of Jones Walker LLP and George M. Carter of Carter & Carter for legal malpractice and seek damages in excess of $1.0 million to the issue. As of the date of this filing, the Company has taken no action to address the demand letter.