Form 10-K/A, Exhibit 13
period 2017-12-31
HOPFED BANCORP INC
filed 2018-03-23
CIK 1041550

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

	Year Ended December 31,
	2017 vs. 2016			2016 vs. 2015
	Increase (Decrease) due to			Increase (Decrease) due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
		(Dollars in Thousands)
Interest-earning assets:
Loans receivable	$(103)	2,524	2,421	$(353)	832	479
Securities available for sale, taxable	343	(460)	(117)	(1,257)	(297)	(1,554)
Securities available for sale, non-taxable	(38)	(404)	(442)	190	(696)	(506)
Other interest- earning assets	57	(7)	50	30	(6)	24

Total interest-earning assets	259	1,653	1,912	(1,390)	(167)	(1,557)

Interest-bearing liabilities:
Deposits	353	217	570	(592)	(199)	(791)
Borrowings	69	25	94	(397)	(63)	(460)

Total interest-bearing liabilities	422	242	664	(989)	(262)	(1,251)

Increase (decrease) in net interest income	$(163)	1,411	1,248	$(401)	95	(306)

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HopFed Bancorp, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

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